As filed with the Securities and Exchange Commission on September 10, 2024
Registration No. 333-281733

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLATFELTER CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania (State of Incorporation)	2621 (Primary Standard Industrial Classification Code Number)	23-0628360 (I.R.S. Employer Identification No.)

4350 Congress Street, Suite 600
Charlotte, North Carolina 28209
(704) 885-2555
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jill L. Urey
Vice President, General Counsel & Compliance
Glatfelter Corporation
4350 Congress Street, Suite 600
Charlotte, North Carolina 28209
(704) 885-2555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Jonathan B. Newton Robert J. Leclerc Trevor G. Pinkerton King & Spalding LLP 1100 Louisiana, Suite 4100 Houston, TX 77002 (713) 751-3200	Jason K. Greene Executive Vice President Chief Legal Officer and Secretary Berry Global Group, Inc. 101 Oakley Street Evansville, Indiana 47710 (812) 424-2904	Eliot W. Robinson Tyler F. Mark Bryan Cave Leighton Paisner LLP One Atlantic Center, Fourteenth Floor 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3488 (404) 572-6600

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to the transactions contemplated by the RMT Transaction Agreement, dated as of February 6, 2024, described in the enclosed proxy statement/prospectus have been satisfied or waived.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
Glatfelter Corporation (“Glatfelter”), to be renamed Magnera Corporation (“Magnera”) in connection with the completion of the transactions described herein, is filing this registration statement on Form S-4 (Reg. No. 333-281733) to register the shares of common stock of Glatfelter, par value $0.01 per share (“Glatfelter common stock”), that will be issued in connection with the merger of Treasure Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Glatfelter (“First Merger Sub”), with and into Treasure Holdco, Inc., a Delaware corporation (“Spinco”), which is currently a wholly owned subsidiary of Berry Global Group, Inc., a Delaware corporation (“Berry”), whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter (the “First Merger”). Immediately following the First Merger, Spinco will be merged with and into Treasure Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Glatfelter (“Second Merger Sub”, and, together with First Merger Sub, the “Merger Subs”), with Second Merger Sub being the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter (the “Second Merger” and collectively with the First Merger, the “Merger”).
Prior to the Merger, subject to the terms of the Separation Agreement (as defined herein), Berry will transfer the business, operations and activities that constitute the global nonwovens and hygiene films business of Berry (the “HHNF Business”) to Spinco. In exchange therefor, Spinco will assume certain debt of the HHNF Business and will make certain cash distributions to Berry. After the Separation (as defined herein), Berry will distribute to its stockholders 100% of the issued and outstanding shares of common stock, par value $0.01 per share, of Spinco (“Spinco common stock”) held by Berry by means of a pro rata distribution (a “Spin-Off” and such distribution by way of a Spin-Off, the “Spinco Distribution”), as provided below. As a result of the First Merger, the existing shares of Spinco common stock will automatically convert into the right to receive shares of Glatfelter common stock.
Spinco is a newly formed, wholly owned subsidiary of Berry that was organized specifically for the purpose of effecting the Separation. Other than those incident to its formation and those incurred in connection with the Transactions (as defined herein), Spinco has engaged in no business activities to date, and it has no material assets or liabilities of any kind. Upon completion of the First Merger, the shares of Spinco common stock will automatically be converted into and become exchangeable for the right to receive a number of shares of Glatfelter common stock such that the aggregate number of shares of Glatfelter common stock issued to the holders of Spinco common stock as a result of the Merger represent approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis, following the completion of the Merger. Glatfelter shareholders will continue to hold approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis, following completion of the Merger. Glatfelter will file the enclosed proxy statement/prospectus, which will also serve as an information statement in connection the Form 10 discussed below (this “document”) that relates to the special meeting of Glatfelter shareholders to approve the issuance of Glatfelter common stock pursuant to the RMT Transaction Agreement and related amendments to its amended and restated Articles of Incorporation, as provided below. In addition, Spinco has filed a registration statement on Form 10 with respect to the shares of Spinco common stock to be distributed to Berry stockholders.
In addition, Glatfelter will amend its amended and restated Articles of Incorporation, to, among other things, effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock and increase the number of authorized shares of Glatfelter common stock.
On the Closing Date (as defined herein), Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders as a Spin-Off. Under a Spin-Off, each Berry stockholder as of the Distribution record date (as defined herein) will receive a pro rata number of shares of Spinco common stock. Berry stockholders will not be required to take any action to receive shares of Spinco common stock in the Spinco Distribution effected as a Spin-Off. Furthermore, the aggregate number of shares of Berry common stock outstanding will not be affected as a result of completion of the Spinco Distribution.

The information in this proxy statement/prospectus is not complete and may be changed. The securities offered by this proxy statement/prospectus may not be sold until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED SEPTEMBER 10, 2024
PROXY STATEMENT/PROSPECTUS
TO GLATFELTER SHAREHOLDERS
YOUR VOTE IS VERY IMPORTANT
Dear Shareholders:
As previously announced, on February 6, 2024, Glatfelter Corporation (“Glatfelter”), Treasure Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Glatfelter (“First Merger Sub”) and Treasure Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Glatfelter (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), entered into certain definitive agreements with Berry Global Group, Inc., a Delaware corporation (“Berry”) and Treasure Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Berry (“Spinco”). The definitive agreements provide for a series of transactions pursuant to which, among other things, Berry will transfer the business, operations and activities that constitute the global nonwovens and hygiene films business of Berry (the “HHNF Business”) to Spinco and distribute to its stockholders the issued and outstanding shares of common stock of Spinco (“Spinco common stock”) held by Berry (the “Spinco Distribution”). After the Spinco Distribution, First Merger Sub will be merged with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter (the “First Merger”), immediately following which Spinco will be merged with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter (the “Second Merger”, and collectively with the First Merger, the “Merger”).
The principal transactions described in this proxy statement/prospectus include the following:
•
Separation — Berry will engage in a series of transactions in order to separate the HHNF Business from Berry’s other businesses pursuant to which (1) certain assets and liabilities constituting the HHNF Business will be transferred pursuant to a separation plan to Spinco, and (2) certain excluded assets and liabilities will be transferred to Berry or other non-Spinco subsidiaries of Berry (the “Separation”).

•
Special Cash Payment and Issuance of Spinco Debt Securities — Spinco will make a cash distribution to Berry equal to all of the proceeds of the Spinco financing, subject to certain adjustments, including for the existing debt of the HHNF Business to be assumed by the Spinco group and other adjustments, which we refer to as the Special Cash Payment. See “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Adjustments” for further description of adjustments to the Special Cash Payment.

•
Spinco Distribution — On the date on which the consummation of the Merger occurs (the “Closing Date”), Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders by way of a Spin-Off.

•
Charter Amendments — Glatfelter will amend its amended and restated Articles of Incorporation, to, among other things, effect a reverse stock split of all issued and outstanding shares of common stock of Glatfelter, par value $0.01 per share (“Glatfelter common stock”) and increase the number of authorized shares of Glatfelter common stock.

•
Merger — Immediately after the Spinco Distribution, First Merger Sub will be merged with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter, immediately following which, Spinco will be merged with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter. As a result of the First Merger, the existing shares of Spinco common stock will automatically convert into the right to receive shares of Glatfelter common stock.

Upon completion of the First Merger, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Merger and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Merger (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases). Glatfelter will use commercially reasonable efforts to cause the Glatfelter common stock to be issued in connection with the Merger to be authorized for listing on the New York Stock Exchange (the “NYSE”) under the symbol “MAGN”.
Glatfelter shareholders are cordially invited to attend a special meeting of Glatfelter shareholders to be held online via live audio webcast at www.virtualshareholdermeeting.com/GLT2024SM on October   , 2024 (the “Glatfelter special meeting”). At the Glatfelter special meeting, Glatfelter shareholders will be asked to approve a proposal regarding the issuance of shares of Glatfelter common stock to Spinco stockholders in the Merger (the “Share Issuance proposal”), proposals regarding the amendment of Glatfelter’s amended and restated Articles of Incorporation, to increase the number of authorized shares of Glatfelter common stock and to give effect to a reverse stock split (the “Charter Amendment proposals”) and a proposal regarding the approval of a long-term incentive plan (the “Omnibus Plan proposal”).
We cannot complete the transactions necessary to combine Glatfelter and the HHNF Business, including the Merger, unless Glatfelter shareholders approve the Share Issuance proposal and the Charter Amendment proposals. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Glatfelter special meeting, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Glatfelter special meeting. If your shares are held in the name of a bank, brokerage firm, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.
In addition, at the Glatfelter special meeting, Glatfelter shareholders will be asked to approve, on an advisory (non-binding) basis, certain compensation payments that will or may be paid by Glatfelter to its named executive officers in connection with the Merger (the “‘Golden Parachute’ Compensation proposal”).
The Glatfelter Board of Directors recommends that Glatfelter shareholders vote “FOR” the Share Issuance proposal, “FOR” the Charter Amendment proposals, “FOR” the Omnibus Plan proposal and “FOR” the “Golden Parachute” Compensation proposal.
The accompanying proxy statement/prospectus provides important information regarding the Glatfelter special meeting and a detailed description of the definitive agreements, the transactions necessary to combine Glatfelter and the HHNF Business and the matters to be presented at the Glatfelter special meeting. We urge you to read the accompanying proxy statement/prospectus (and any documents incorporated by reference into the accompanying proxy statement/prospectus) carefully. Please pay particular attention to “Risk Factors” beginning on page 48 of the accompanying proxy statement/prospectus.
We thank you for your consideration and continued support of Glatfelter.
By Order of the Glatfelter Board of Directors,
Thomas M. Fahnemann
President and Chief Executive Officer
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE TRANSACTIONS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
This proxy statement/prospectus is dated           , 2024, and is first being mailed to Glatfelter shareholders on or about          , 2024.

NOTICE OF SPECIAL MEETING OF GLATFELTER SHAREHOLDERS
Time and Date: October   , 2024 at 8:00 a.m. Eastern Time
Place: Virtual Meeting at www.virtualshareholdermeeting.com/GLT2024SM
To Fellow Glatfelter Shareholders:
NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Glatfelter (the “Glatfelter special meeting”), will be held online via live audio webcast at www.virtualshareholdermeeting.com/GLT2024SM on October   , 2024 at 8:00 a.m. Eastern Time.
ITEMS OF BUSINESS:
1.
Share Issuance Proposal.   To consider and vote on a proposal to approve the issuance of shares of common stock of Glatfelter, par value $0.01 per share (“Glatfelter common stock”), to Spinco stockholders in the Merger as contemplated by the RMT Transaction Agreement (the “Share Issuance proposal”);

2.
Charter Amendment Proposals.   To consider and vote on the following separate proposals to approve the amendment of Glatfelter’s Amended and Restated Articles of Incorporation (as amended, the “Glatfelter Amended Charter”):

A.
to increase the authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares (the “Common Stock Authorization proposal”); and

B.
to effect a reverse stock split of Glatfelter common stock at a ratio ranging from any whole number between 1-for-3 and 1-for-15, as determined by the Glatfelter Board of Directors (the “Glatfelter Board”) in its discretion (the “Reverse Stock Split proposal” and with the Common Stock Authorization proposal, the “Charter Amendment proposals”).

3.
Omnibus Plan Proposal.   To consider and vote on a proposal to approve the Magnera Corporation 2024 Omnibus Incentive Plan (the “Omnibus Plan proposal”); and

4.
“Golden Parachute” Compensation Proposal.   To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Glatfelter to its named executive officers in connection with the Merger (the “‘Golden Parachute’ Compensation proposal”).

The proxy statement/prospectus, including the annexes, contains further information with respect to the business to be transacted at the Glatfelter special meeting. We urge you to read the proxy statement/prospectus, including any documents incorporated by reference, and the annexes carefully and in their entirety. Glatfelter will transact no other business at the Glatfelter special meeting, except for business properly brought before the Glatfelter special meeting or any adjournment or postponement thereof. Please refer to the proxy statement/prospectus of which this notice forms a part for further information with respect to the business to be transacted at the Glatfelter special meeting.
GLATFELTER BOARD RECOMMENDATION:
The Glatfelter Board carefully evaluated the Merger and other transactions in consultation with Glatfelter management and Glatfelter’s advisors, and, on February 6, 2024, the Glatfelter Board approved the RMT Transaction Agreement and other transaction documents and the transactions contemplated thereby, including the Merger, the Share Issuance proposal and the Charter Amendment proposals, and determined that the RMT Transaction Agreement and the transactions contemplated thereby are in the best interests of Glatfelter. All members of the Glatfelter Board were in attendance at the meeting, and the Glatfelter Board unanimously recommended that Glatfelter shareholders vote “FOR” the Share Issuance proposal and “FOR” the Charter Amendment proposals.
In addition, the Glatfelter Board unanimously recommends that Glatfelter shareholders vote “FOR” the Omnibus Plan proposal and “FOR” the “Golden Parachute” Compensation proposal.
The Glatfelter Board recommends that you vote “FOR” the Share Issuance proposal, “FOR” the Charter Amendment proposals, “FOR” the Omnibus Plan proposal and “FOR” the “Golden Parachute” Compensation proposal.
WHO MAY VOTE:
The Glatfelter Board has fixed the close of business on September   , 2024 as the record date for the Glatfelter special meeting (the “Glatfelter record date”). Only holders of record of shares of Glatfelter common stock, as of the Glatfelter record date are entitled to receive notice of the Glatfelter special meeting and to vote at the Glatfelter special meeting or any adjournment or postponement thereof. As of the Glatfelter record date, there were                   issued and outstanding shares of Glatfelter common stock.
VOTE REQUIRED FOR APPROVAL:
Your vote is very important. We cannot complete the transactions necessary to combine Glatfelter and the HHNF Business, including the Merger, unless Glatfelter shareholders approve the Share Issuance proposal and the Charter Amendment proposals. If any of these proposals are not approved by the holders of the requisite number of shares of Glatfelter common stock, then the transactions will not occur. The approval of the Omnibus Plan and the “Golden Parachute” Compensation proposals are not conditions to the obligations of Glatfelter to complete the transactions.
The presence, in person by virtual attendance or by proxy of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purposes of the Glatfelter special meeting matters. Assuming a quorum is present, approval of each of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and approval, on an advisory (non-binding) basis, of the “Golden Parachute” Compensation proposal each require the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote thereon.
To ensure your representation at the Glatfelter special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the internet. Please submit your proxy promptly, whether or not you expect to attend the Glatfelter special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Glatfelter special meeting.
By Order of the Glatfelter Board of Directors,
Jill L. Urey, Secretary
September   , 2024

i

This proxy statement/prospectus, which will also serve as an information statement in connection Spinco’s Form 10 (this “document”) incorporates by reference important business and financial information about Glatfelter from documents filed with the SEC that have not been included in or delivered with this document. This information is available without charge at the website that the SEC maintains at www.sec.gov, as well as from other sources. See “Where You Can Find More Information; Incorporation By Reference.”
You may ask any questions about the Transactions or the Glatfelter special meeting or request additional documents, including copies of this document and the enclosed proxy card, without charge, upon written or oral request to Investor Relations, Glatfelter Corporation, 4350 Congress Street, Suite 600, Charlotte, NC 28209, telephone number (717) 225-2746 or email ir@glatfelter.com. In order to receive timely delivery of the documents, you must make your requests no later than October   , 2024.
All information contained or incorporated by reference in this document with respect to Glatfelter, the Merger Subs and their respective subsidiaries, as well as information on Glatfelter after the completion of the Transactions, has been provided by Glatfelter. All other information contained in this document with respect to Berry, Spinco or their respective subsidiaries or the HHNF Business, and with respect to the terms and conditions of the Separation and Distribution, has been provided by Berry.
This document is not an offer to buy, sell or exchange, and it is not a solicitation of an offer to buy, sell or exchange, any shares of Berry common stock, Spinco common stock or Glatfelter common stock in any jurisdiction in which the offer, sale or exchange is not permitted.

HELPFUL INFORMATION
Certain abbreviations and terms used in the text and notes are defined below:
Abbreviation/Term	Description
Ancillary Agreements	The Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement and any other agreements to be entered into by and between any member of Spinco Group or Glatfelter and any member of Berry Group, at, prior to or after the Spinco Distribution in connection with the Spinco Distribution (to the extent consented to by Glatfelter), but excluding the conveyancing and assumption instruments and the RMT Transaction Agreement
Berry	Depending on context, either Berry Global Group, Inc., a Delaware corporation, or Berry Global Group, Inc. and its consolidated subsidiaries
Berry Board	The Board of Directors of Berry Global Group, Inc.
Berry common stock	The common shares, par value $0.01 per share, of Berry Global Group, Inc.
Berry Group	Each person (other than Spinco and the other members of the Spinco Group) that is a direct or indirect subsidiary of Berry immediately prior to the Spinco Distribution, and each person that becomes a subsidiary of Berry after the Spinco Distribution
BGI	Berry Global, Inc., a Delaware corporation, wholly owned subsidiary of Berry, and the direct parent of Spinco following the Separation
Charter Amendment	Articles of Amendment to the Existing Glatfelter Charter to give effect to the Charter Amendment proposals
Charter Amendment proposals	The proposals regarding the amendment of Glatfelter’s amended and restated Articles of Incorporation, which includes the increase in the number of authorized shares of Glatfelter common stock and to give effect to a reverse stock split
Closing	The consummation of the Merger
Closing Date	The date on which Closing occurs
Distribution record date	The close of business on the date to be determined by the Berry Board as the record date for determining stockholders of Berry entitled to receive shares of Spinco common stock in the Spinco Distribution
Distribution Registration Statement	The registration statement filed with the SEC to effect the registration of the Spinco common stock
Employee Matters Agreement	Employee Matters Agreement, dated as of February 6, 2024, by and among Glatfelter, Berry and Spinco
Exchange Offer	A distribution by Berry to its stockholders of 100% of the issued and outstanding shares of Spinco common stock held by Berry by way of an offer to exchange shares of Spinco common stock for outstanding shares of Berry common stock
Exchange Ratio	The quotient of (i) (A) the number of outstanding shares of Glatfelter common stock as of immediately prior to the First Effective Time on a fully diluted, as converted and as exercised basis in accordance with the treasury stock method (including

Abbreviation/Term	Description
shares of Glatfelter common stock underlying outstanding options and any other outstanding securities or obligations of Glatfelter and its subsidiaries convertible into or exercisable for shares of Glatfelter common stock, but excluding options and other equity awards that are to be settled in Glatfelter common stock (assuming target level performance), in each case that have been granted pursuant to Glatfelter stock plans and are, as of the First Effective Time, out-of-the-money), multiplied by (B) nine (9), divided by (ii) the number of shares of Spinco common stock issued and outstanding immediately prior to the First Effective Time
Existing Glatfelter Charter	The current Amended and Restated Articles of Incorporation of Glatfelter
Financing	The Spinco Financing together with the Permanent Financing
Financing Agreements	The Spinco Financing Agreements together with the Permanent Financing Agreements
First Effective Time	The time when the certificate of merger for the First Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the certificate of merger for the First Merger
First Merger	The merger of First Merger Sub, with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving company and a wholly owned subsidiary of Glatfelter
First Merger Sub	Treasure Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Glatfelter
Former Spinco Employees	Any individual who, as of immediately prior to the Spinco Distribution Date is a former employee of Berry, Spinco or a member of their respective groups, or any of their respective predecessors or former affiliates and who, upon his or her last termination of employment with all members of the Spinco Group and Berry Group and their respective predecessors or former affiliates (a) was identified in the system then of record as an employee of an entity with a business identifier attributable as of the date hereof to the HHNF Business, or (b) otherwise upon such termination of employment was primarily dedicated to the HHNF Business as evidenced by the records of Berry, Spinco or their respective groups
Glatfelter	Depending on context, either Glatfelter Corporation, a Pennsylvania corporation, or Glatfelter Corporation and its consolidated subsidiaries
Glatfelter Amended Charter	The document resulting from the amendment of the Existing Glatfelter Charter
Glatfelter Board	The Board of Directors of Glatfelter
Glatfelter Bylaws	The current Amended and Restated Bylaws of Glatfelter
Glatfelter common stock	The common stock, par value $0.01 per share of Glatfelter
Glatfelter Equity Adjustment Ratio	A number, (a) the numerator of which is the volume-weighted average price of a share of Berry common stock on the NYSE

Abbreviation/Term	Description
trading on the “regular way” basis (inclusive of Spinco value) on the NYSE for each of the 10 trading days ending on the last trading day preceding the Spinco Distribution Date, and (b) the denominator of which is the volume-weighted average of a share of Glatfelter common stock on the NYSE trading on the “regular way” basis (inclusive of Spinco value) on the NYSE for each of the 10 trading days starting on the first trading day following the Closing Date
Glatfelter Shareholder Approval	The approval by the shareholders of Glatfelter of the Share Issuance proposal and the Charter Amendment proposals
Glatfelter special meeting	The special meeting of Glatfelter shareholders to be held online via live audio webcast at www.virtualshareholdermeeting.com/GLT2024SM on October , 2024
“Golden Parachute” Compensation proposal
The proposals regarding approving, on an advisory (non-binding) basis, certain compensation payments that will or may be paid by Glatfelter to its named executive officers in connection with the Merger
HHNF Business	Certain assets, liabilities and entities composing the global nonwovens and hygiene films business of Berry, sometimes also referred to as the “Spinco Business”
HSR Act	The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended
Initial Spin	The distribution by BGI of 100% of the issued and outstanding shares of Spinco common stock to Berry
IRS Ruling	The private letter ruling from the IRS regarding the qualification of the Separation, the Initial Spin, the Spinco Distribution, the Special Cash Payment and certain related Transactions for tax-free treatment
Magnera	Magnera Corporation, the combined company following the consummation of the Transactions
Merger	Collectively, the First Merger and the Second Merger
Merger Consideration	A number of shares of Glatfelter common stock equal to the product of (i) the total number of shares of Spinco common stock held of record by such holder immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, and based on current estimates, the aggregate Merger Consideration is expected to be 429,507,351 shares before giving effect to the reverse stock split contemplated by the Reverse Stock Split proposal
Merger Subs	First Merger Sub and Second Merger Sub
Minimum Cash Amount	An amount of cash equal to $214,000,000, less certain adjustments
Omnibus Plan proposal	The proposal regarding the approval of the Magnera Corporation 2024 Omnibus Incentive Plan for the combined company
Permanent Financing	Commitments in respect of other long-term debt from the same

Abbreviation/Term	Description
and/or alternative bona fide third-party financing sources of the Spinco Financing
Permanent Financing Agreements	Definitive agreements with respect to the Permanent Financing
RMT Transaction Agreement	RMT Transaction Agreement, dated as of February 6, 2024, by and among Glatfelter, First Merger Sub, Second Merger Sub, Berry and Spinco (as it may be amended from time to time)
Second Effective Time	The time when the certificate of merger for the Second Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified and in the certificate of merger for the Second Merger
Second Merger	The merger of Spinco with and into Second Merger Sub, with Second Merger Sub being the surviving limited liability company and a wholly owned subsidiary of Glatfelter
Second Merger Sub	Treasure Merger Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Glatfelter, sometimes also referred to as the “Surviving Entity”
Separation	The series of transactions in order to separate the HHNF Business from Berry’s other businesses pursuant to which (1) certain assets and liabilities constituting the HHNF Business will be transferred pursuant to a separation plan to Spinco and (2) certain excluded assets and liabilities will be transferred to Berry or other non-Spinco subsidiaries of Berry
Separation Agreement	The Separation and Distribution Agreement, dated as of February 6, 2024, by and among Glatfelter, Berry and Spinco (as it may be amended from time to time)
Share Issuance	The issuance of shares of Glatfelter common stock to the stockholders of Spinco in the Merger
Share Issuance proposal	The proposal regarding the issuance of shares of Glatfelter common stock to Spinco stockholders in the Merger
Solvency Opinion	The opinion from an independent appraisal firm as to the solvency of Spinco and the solvency and surplus of Berry after giving effect to the Special Cash Payment, the Initial Spin and the consummation of the Spinco Distribution
Special Cash Payment	The cash distribution from Spinco to Berry of an amount equal to the sum of (a) all of the proceeds of the Spinco Financing, (b) plus (i) the amount, if any, by which the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment exceeds the Minimum Cash Amount, or minus (ii) the amount, if any, by which the Minimum Cash Amount exceeds the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment, minus (c) the aggregate amount of the payoff letters setting forth the amount required to pay the indebtedness of Glatfelter, minus (d) the aggregate amount required to pay the transaction expenses of Berry, Spinco and Glatfelter
Spin-Off	A pro rata distribution by Berry to its stockholders of 100% of the issued and outstanding shares of Spinco common stock held by Berry

Abbreviation/Term	Description
Spinco	Treasure Holdco, Inc., a Delaware corporation and currently a wholly owned subsidiary of Berry, sometimes referred to as the First Merger Surviving Corporation
Spinco Commitment Letter	The commitment letter, entered on February 6, 2024, which was initially amended and restated on March 2, 2024, and subsequently amended and restated on March 8, 2024, under which the Spinco Lenders committed to provide to Spinco (i) $1,585 million in aggregate principal amount of senior secured term loans, the Term Loan Facility, and (ii) a $350 million senior secured revolving credit facility
Spinco common stock	The common stock, par value $0.01 per share, of Spinco
Spinco Distribution	The distribution by Berry, pursuant to the Separation Agreement, of 100% of the shares of Spinco common stock to Berry stockholders by way of a Spin-Off
Spinco Distribution Date	The date of the Spinco Distribution
Spinco Employee	Each employee of the Spinco Group as of the Spinco Distribution Date other than Excluded Employees and/or Former Spinco Employees
Spinco Entity	Spinco or any direct or indirect subsidiary of Spinco after giving effect to the Separation
Spinco Financing	The debt financing contemplated by the Spinco Commitment Letter, together with any amendment, modification, supplement, restatement, substitution or waiver thereof in accordance with the terms of the RMT Transaction Agreement
Spinco Financing Agreements	Agreements with respect to the Spinco Financing on substantially the same terms and conditions contained in the Spinco Commitment Letter
Spinco Group	Means prior to the Spinco Distribution, Spinco and each of its subsidiaries, and following the Spinco Distribution, Spinco and each person that is a direct or indirect affiliate of Spinco immediately following the Spinco Distribution (other than Berry or any member of the Berry Group), and each Person that becomes a subsidiary of Spinco after the Spinco Distribution
Spinco Lenders	Citigroup Global Markets Inc., Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Barclays Bank PLC, HSBC Bank USA, N.A., HSBC Securities (USA) Inc., Goldman Sachs Bank USA, PNC Capital Markets LLC, PNC Bank, National Association, UBS AG, Stamford Branch and UBS Securities LLC
Tax Matters Agreement	Tax Matters Agreement, dated as of February 6, 2024, by and among Glatfelter, Berry and Spinco
Tax Opinions	The opinions from Berry’s tax counsel that the Separation, the Initial Spin, the Spinco Distribution, the Special Cash Payment and the Merger will qualify for their intended tax treatment
Transaction Documents	The RMT Transaction Agreement, the Separation Agreement, the Employee Matters Agreement and the Tax Matters Agreement

Abbreviation/Term	Description
Transactions	The transactions contemplated by the Transaction Documents, which provide for, among other things, the Separation, the Special Cash Payment, the Initial Spin, the Spinco Distribution, the amendment to the Existing Glatfelter Charter and the Merger, as described in “The Transactions”
Transition Services Agreement	Transition Services Agreement, by and between BGI and the Surviving Entity

QUESTIONS AND ANSWERS
The following are brief answers to common questions that you may have regarding the Transactions and the Glatfelter special meeting (as discussed below). The questions and answers in this section may not address all questions that might be important to you as a Glatfelter shareholder. To better understand these matters, and for a description of the legal terms governing the Transactions, please read this document carefully and in its entirety, including the annexes hereto, and the documents incorporated by reference herein, as well as the registration statement of which this document forms a part, including the exhibits to the registration statement. See “Where You Can Find More Information; Incorporation by Reference.”
Questions and Answers about the Transactions
Q:
What are the Transactions described in this document?

A:
On February 6, 2024, Berry, Spinco, Glatfelter, First Merger Sub and Second Merger Sub entered into definitive agreements, pursuant to which and subject to the terms and conditions therein, among other things:

(1)
Berry will complete the Separation;

(2)
in connection with the Separation, but prior to the Initial Spin, Spinco will pay to Berry the Special Cash Payment (expected to be approximately $1.1 billion, subject to adjustment), the calculation of which is also subject to adjustments, including: (i) an increase in the amount, if any, by which the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment exceeds approximately the Minimum Cash Amount, (ii) a reduction of the amount, if any, by which the Minimum Cash Amount exceeds the cash and cash equivalents of Spinco as of immediately prior to the Special Cash Payment, (iii) a reduction of the aggregate amount of the payoff letters setting forth the amount required to pay the indebtedness of Glatfelter and (iv) a reduction of the aggregate amount required to pay the transaction expenses of Berry, Spinco and Glatfelter;

(3)
following the Separation, BGI will complete the Initial Spin;

(4)
following the Initial Spin, Berry will complete the Spinco Distribution;

(5)
then, at the time specified in the RMT Transaction Agreement, Glatfelter will amend its Existing Glatfelter Charter pursuant to which, among other things, (a) Glatfelter will effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock at a reverse stock split ratio to be determined by Berry and Glatfelter, and (b) the number of authorized shares of Glatfelter common stock will be increased from 120,000,000 shares to 240,000,000 shares;

(6)
after the Existing Glatfelter Charter is amended and immediately following the Spinco Distribution, the First Merger, with Spinco continuing as the surviving corporation and a direct wholly owned subsidiary of Glatfelter, will be effected; and

(7)
immediately following the First Merger and as part of the same overall transaction as the First Merger, the Second Merger, with Second Merger Sub being the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter, will be effected.

The Transactions are structured as a Reverse Morris Trust-type transaction. This structure was chosen because, among other things, it provides a tax-efficient method to combine Glatfelter and the HHNF Business.
The Special Cash Payment will constitute the consideration that Berry will receive in connection with the Closing.
In the Merger, each issued and outstanding share of Spinco common stock (except for shares of Spinco common stock held by Spinco as treasury stock or by any other subsidiary of Spinco (those subsidiaries, together with Spinco, a “Spinco Entity”), which will be canceled and cease to exist, and no stock or consideration will be delivered in exchange therefor) will automatically convert into the right to receive a number of shares of Glatfelter common stock. Upon completion of the First Merger, holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis and holders of Glatfelter common stock as of immediately prior to the First Effective Time will own approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases, as described under “The Transactions — Calculation of the Merger Consideration.”
THE SPINCO DISTRIBUTION AND THE MERGER ARE A REVERSE MORRIS TRUST-TYPE TRANSACTION AND ARE EXPECTED TO BE TAX-FREE TO BERRY STOCKHOLDERS FOR U.S. FEDERAL INCOME TAX PURPOSES, EXCEPT TO THE EXTENT THAT CASH IS PAID TO BERRY STOCKHOLDERS IN LIEU OF FRACTIONAL SHARES IN THE MERGER.
The definitive agreements entered into in connection with the Transactions include (1) the RMT Transaction Agreement, (2) the Separation Agreement, (3) the Employee Matters Agreement and (4) the Tax Matters Agreement. In addition, Berry and Glatfelter and certain of their respective affiliates, including Spinco, will enter into other Ancillary Agreements in connection with the Transactions. These agreements, which are described in greater detail in “Other Agreements Related to the Transactions,” will govern the relationship among Berry and Glatfelter and their respective affiliates, including Spinco, after the completion of the Transactions.
On the Closing Date, Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders by way of a Spin-Off. Prior to the Spinco Distribution Date, the Berry Board will, in accordance with applicable law, establish (or designate a committee of the Berry Board to establish) a Distribution record date to allow the Spinco Distribution to occur as promptly as practicable and any appropriate procedures in connection with a Spin-Off. Each record holder of Berry common stock on the Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group).
The agent for the Spinco Distribution (the “Distribution Agent”) will hold book-entry shares representing all of the outstanding shares of Spinco common stock distributed in the Spinco Distribution for the account of those stockholders’ receiving shares of Spinco common stock in the Spinco Distribution, pending the completion of the Merger. Shares of Spinco common stock will not be able to be traded during this period. At the First Effective Time, those shares of Spinco common stock held by the Distribution Agent will automatically convert into the right to receive shares of Glatfelter common stock, as described above. At the Second Effective Time, Second Merger Sub will merge with and into Spinco, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter. The Spinco Distribution and the Merger are subject to certain conditions set forth in the RMT Transaction Agreement and the Separation Agreement. See “The Separation and Distribution Agreement — Conditions to the Spinco Distribution” and “The RMT Transaction Agreement — Conditions to the Merger.”
Prior to the First Effective Time, Glatfelter will amend the Existing Glatfelter Charter to, among other things, (a) effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock at a reverse stock split ratio to be determined by Berry and Glatfelter, and (b) increase the number of authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares. For further details regarding the reverse stock split, see “Information About the Glatfelter Special Meeting — Share Issuance, Charter Amendment, Omnibus Plan and “Golden Parachute” Compensation Proposals.” See “Material U.S. Federal Income Tax Consequences” for a discussion of the anticipated tax effects of the reverse stock split.

Upon completion of the First Merger, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases). See “Risk Factors — Risk Factors Relating to the Transactions — Glatfelter shareholders will, in the aggregate, have a significantly reduced ownership and voting interest in Glatfelter after the completion of the Transactions and will exercise less influence over management.”
Following the Transactions, Glatfelter, as the combined company, will own and operate the HHNF Business through Spinco and will also continue Glatfelter’s current businesses. Upon Closing, Glatfelter will change its name to Magnera Corporation (“Magnera”) and the NYSE ticker symbol to “MAGN”.
Q:   What are the steps for the Transactions described above?
A:
Below is a step-by-step list illustrating the material events relating to the Separation, the Spinco Distribution and the Merger. Each of these events, as well as any conditions to their completion, is discussed in more detail elsewhere in this document.

Step #1 — The Separation.   Prior to the Spinco Distribution and the Merger, Berry will assign, transfer, convey and deliver (or will cause each of its applicable subsidiaries to assign, transfer, convey and deliver) to Spinco, or the applicable member(s) of the Spinco Group, certain assets and liabilities constituting the HHNF Business and will cause the members of the Spinco Group to assign, transfer, convey and deliver to Berry or one or more of its other subsidiaries designated by Berry (other than any member of the Spinco Group) certain excluded assets and excluded liabilities in order to separate the HHNF Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement.
Step #2 — Special Cash Payment.   In connection with the Separation but prior to the First Effective Time, and as a condition to the Spinco Distribution, Spinco will make the Special Cash Payment to Berry, which is a cash distribution to Berry equal to the sum of (a) all of the proceeds of the Spinco Financing, (b) plus (i) the amount, if any, by which the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment exceeds the Minimum Cash Amount, or minus (ii) the amount, if any, by which the Minimum Cash Amount exceeds the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment, minus (c) the aggregate amount of the payoff letters setting forth the amount required to pay the indebtedness of Glatfelter, minus (d) the aggregate amount required to pay the transaction expenses of Berry, Spinco and Glatfelter. See “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Payments” for further description of adjustments to the Special Cash Payment. The Spinco Cash Distribution is expected to be approximately $1.1 billion, subject to adjustment, and will constitute the consideration that Berry will receive in connection with the Closing.
Step #3 — Initial Spin.   Following the Separation and prior to the Spinco Distribution, BGI will distribute all of the issued and outstanding shares of Spinco common stock to Berry.
Step #4 — The Spinco Distribution.   On the Closing Date, Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders. Each record holder of Berry common stock on the Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group). See “The Separation and Distribution Agreement — The Spinco Distribution.”

Step #5 — The Existing Glatfelter Charter Amendment.   On the Closing Date and prior to the First Effective Time, Glatfelter will amend the Existing Glatfelter Charter to, among other things, (a) effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock at a reverse stock split ratio to be determined by Berry and Glatfelter, and (b) increase the number of authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares. The Glatfelter Amended Charter will be the articles of incorporation of Glatfelter until duly amended as provided therein or by applicable law.
Step #6 — The Merger.   In the First Merger, First Merger Sub will merge with and into Spinco, with Spinco continuing as the surviving corporation and wholly owned subsidiary of Glatfelter, and, in the Second Merger, Spinco will merge with and into Second Merger Sub, with Second Merger Sub being the surviving limited liability company and wholly owned subsidiary of Glatfelter. In the Merger, each issued and outstanding share of Spinco common stock (except for shares of Spinco common stock held by Spinco as treasury stock or by any other Spinco Entity, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will automatically convert into the right to receive a number of shares of Glatfelter common stock such that immediately following the First Effective Time, such holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis and holders of Glatfelter common stock as of immediately prior to the First Effective Time will own approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases, as described under “The Transactions — Calculation of the Merger Consideration.”
The foregoing is subject to certain conditions to their completion. See “The RMT Transaction Agreement — Conditions to the Merger,” “The Separation and Distribution Agreement — Conditions to the Separation” and “The Separation and Distribution Agreement — Conditions to the Spinco Distribution.”
Q:   What are Glatfelter’s reasons for pursuing the Transactions?
A:
In reaching its decision to approve the Transaction Documents and the Transactions and recommend that Glatfelter shareholders approve the Share Issuance proposal and the Charter Amendment proposals, the Glatfelter Board considered several factors as a whole and considered the relevant information and factors to be favorable to, and in support of, its determination. During its deliberations, the Glatfelter Board also considered a variety of risks and other potentially negative factors. For the factors considered by the Glatfelter Board in reaching its decision, see “Recommendation of the Glatfelter Board; Glatfelter’s Reasons for the Transactions.”

Q:   What is a Reverse Morris Trust-type transaction?
A:
A Reverse Morris Trust-type transaction structure allows a parent company (in this case, Berry) to divest a subsidiary (in this case, Spinco) in a tax-efficient manner. The first step of such a transaction is a distribution of the subsidiary’s stock to the parent company stockholders (in this case, Berry’s distribution of the Spinco common stock to Berry stockholders in the Spinco Distribution, following the Separation, the Special Cash Payment and the Initial Spin) in a transaction that is generally tax-free under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”). The distributed subsidiary then combines with a third party (in this case, First Merger Sub and Second Merger Sub through the Merger). Such a transaction can qualify as generally tax-free for U.S. federal income tax purposes for the parent company and its stockholders if the transaction structure meets all applicable requirements, including that the parent company stockholders own more than 50% of the stock of the combined entity immediately after the business combination. For information about the material tax consequences resulting from the Transactions, see “Material U.S. Federal Income Tax Consequences.”

The parties determined that a Reverse Morris Trust-type transaction structure was an effective and efficient choice for the Transactions because, among other things, it provides a tax-efficient method to combine Glatfelter and the HHNF Business, thereby making a Reverse Morris Trust-type structure economically more appealing to the parties as compared to a taxable transaction structure.

Q:   What will be the relationship among Berry, Glatfelter and Spinco after the completion of the Transactions?
A:
Following the Transactions, Spinco will no longer be a subsidiary of Berry. Instead, in the First Merger, First Merger Sub will merge with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter, and, subsequently, in the Second Merger, Spinco will merge with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter.

Berry, Spinco and Glatfelter have entered into certain agreements, and will enter into certain additional agreements, that will govern certain arrangements among them following the completion of the Transactions relating to, among other things, employee matters, tax matters, transition services, intellectual property matters and data rights. See “Other Agreements Related to the Transactions.”
Q:   What equity stake will Glatfelter shareholders and Berry stockholders hold in Glatfelter following the Transactions?
A:
It is expected that upon completion of the First Merger, holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis and holders of Glatfelter common stock as of immediately prior to the First Effective Time will own approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases, as described under “The Transactions — Calculation of the Merger Consideration.” The ownership of Magnera following the Transactions was the result of a negotiated value exchange between Berry and Glatfelter, which was based upon each party’s valuations, prior to the execution of the RMT Transaction Agreement and the Separation Agreement, of Glatfelter and the HHNF Business.

Q:   What will Berry stockholders receive in the Transactions?
A:
On the Closing Date, Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders. Each record holder of Berry common stock on the Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group). In the Merger, each issued and outstanding share of Spinco common stock (except for shares of Spinco common stock held by Spinco as treasury stock or held by any other member of the Spinco Group, which will be canceled and cease to exist, and no consideration will be delivered in exchange therefor) will automatically convert into the right to receive a number of shares of Glatfelter common stock such that immediately following the First Effective Time, such holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis and holders of Glatfelter common stock as of immediately prior to the First Effective Time will own approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases, as described under “The Transactions — Calculation of the Merger Consideration.” Holders of Spinco common stock will receive cash from the Exchange Agent (as defined herein) in lieu of any fractional shares of Glatfelter common stock to which such stockholders would otherwise be entitled. All shares of Glatfelter common stock issued in the Merger will be issued in book-entry form.

As of September 3, 2024, based on the 5-day average reported closing price of $1.63 on the NYSE of Glatfelter common stock as of such date and assuming a share issuance of approximately 429,507,351 shares, without giving effect to the reverse stock split of Glatfelter common stock, the shares of Glatfelter common stock that Glatfelter expects to issue in the Merger would have a market value of approximately $700,096,982 in the aggregate (the actual value will not be known until the Closing Date). The actual total value of the shares of Glatfelter common stock to be issued in the Merger will depend on the market price of Glatfelter common stock following the completion of the Transactions. As a result of the Transactions, the market price of Glatfelter common stock could be significantly different from the reported closing price on the NYSE of Glatfelter common stock prior to the completion of the Transactions. See “The Transactions — Calculation of the Merger Consideration.”
Q:
Are there any conditions to the completion of the Transactions?

A:
Yes. Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by Berry and/or Glatfelter at or prior to the Closing of each of the following conditions:

•
the Distribution Registration Statement and the Glatfelter Registration Statement must become effective under the Securities Act of 1933, as amended (the “Securities Act”);

•
the Glatfelter Shareholder Approval must be obtained;

•
certain required regulatory approvals, as further described in the RMT Transaction Agreement, must be in full force and effect;

•
the Initial Spin, the Spinco Distribution and the Separation must have been completed;

•
the expiration or termination of any waiting period applicable to the Merger under applicable antitrust or competition laws in the United States and receipt of additional antitrust approvals in applicable jurisdictions;

•
Spinco must receive cash proceeds from the borrowing by Spinco under the Spinco Financing Agreements;

•
the Special Cash Payment must be consummated in accordance with the terms of the Separation Agreement;

•
the receipt by Berry, with a copy to Glatfelter, of (1) the Tax Opinions from Berry’s tax counsel, dated as of the Closing Date, and (2) the IRS Ruling; and

•
other customary conditions.

Completion of the Separation is subject to the satisfaction or waiver by Berry and Glatfelter of the following condition:
•
each of the parties to the RMT Transaction Agreement must irrevocably confirm to each other that each of the conditions to such party’s obligations to effect the Merger has been satisfied, will be satisfied at the time of the Initial Spin or, subject to applicable laws, is or has been waived by such party.

Completion of the Spinco Distribution is subject to the satisfaction or waiver by Berry and Glatfelter of the following conditions:
•
the completion of the Separation substantially in accordance with the separation plan (other than those steps that are expressly contemplated to occur at or after the Spinco Distribution);

•
the completion of the Special Cash Payment in accordance with the Separation Agreement;

•
receipt by the Berry Board of the Solvency Opinion from an independent appraisal firm as to the solvency of Spinco and the solvency and surplus of Berry; and such Solvency Opinion will be reasonably acceptable to Berry in form and substance in Berry’s sole discretion; and such Solvency Opinion will not have been withdrawn or rescinded or modified in any respect adverse to Berry;

•
the execution and delivery of the Ancillary Agreements by each party thereto;

•
each of the conditions to Berry’s obligations to effect the Merger must be satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Initial Spin, the Spinco Distribution and/or the Merger, so long as such conditions are capable of being satisfied at such time); and

•
Glatfelter must have irrevocably confirmed to Berry that each of the conditions to Glatfelter’s obligations to effect the Merger has been satisfied, will be satisfied at the time of the Initial Spin and the Spinco Distribution or, subject to applicable laws, is or has been waived by Glatfelter.

Many of the conditions, including without limitation the conditions related to the Solvency Opinion and the Tax Opinions, are not expected to be satisfied prior to the Glatfelter shareholder meeting. The Solvency Opinion will be solely for the benefit of the Berry Board in connection with Spinco Distribution and accordingly will not be provided to Glatfelter shareholders.
For a description of the material conditions precedent to the Transactions, see “The RMT Transaction Agreement — Conditions to the Merger,” “The Separation and Distribution Agreement — Conditions to the Separation” and “The Separation and Distribution Agreement — Conditions to the Spinco Distribution.”
Q:   What will Glatfelter shareholders receive in the Transactions?
A:
Glatfelter shareholders will not directly receive any consideration in the Merger. Prior to the First Effective Time, Glatfelter will amend the Existing Glatfelter Charter (as defined herein) to, among other things, (a) effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock at a reverse stock split ratio to be determined by Berry and Glatfelter, and (b) increase the number of authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares. Immediately after the Merger, Glatfelter shareholders will own shares in the combined company, Magnera, which will include the HHNF Business by virtue of the fact that Spinco will be merged with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter. Glatfelter expects to become responsible for up to approximately $2,053 million of debt, including existing debt of the HHNF Business to be assumed by the Spinco Group, and debt that may be incurred by Spinco and used on the Closing Date to finance, in part, the Special Cash Payment and to otherwise fund the other Transactions and to pay the related transaction fees and expenses, with the ultimate amount of such debt subject to adjustment, as described in “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Payments.” After the completion of the Transactions, the debt obligations incurred by Spinco with respect to the credit facilities contemplated pursuant to the Spinco Commitment Letter (as defined herein) will initially be guaranteed by Glatfelter. In addition, the consolidated indebtedness of Glatfelter and its subsidiaries will include the indebtedness of Spinco. See “Debt Financing.”

Q:   What is the estimated total value of the Transactions?

A:
As of September 3, 2024, before giving effect to the reverse stock split contemplated by the Reverse Stock Split proposal, Glatfelter expects to issue approximately 429,507,351 shares of Glatfelter common stock in the Merger, which amount is subject to change based on the timing of the Transactions and the terms of the Transaction Documents. See “The Transactions — Calculation of the Merger Consideration.” In addition, Berry will receive a one-time Special Cash Payment, the calculation of which is subject to certain adjustments. Based upon the 5-day average reported closing price of $1.63 per share for Glatfelter common stock on the NYSE as of September 3, 2024, and assuming a Share Issuance of approximately 429,507,351 shares, without giving effect to the reverse stock split of Glatfelter common stock, and no adjustments to the Special Cash Payment, the total combined value of the shares to be issued by Glatfelter and the cash expected to be received by Berry from Spinco would be approximately $1,800 million. The actual number and value of the shares of Glatfelter common stock to be issued in the Merger will depend on the market price of Glatfelter common stock following the completion of the Transactions, and the amount of the Special Cash Payment will be determined based on adjustments thereto (if any). See “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Payments.” As a result of the Transactions, the market price of Glatfelter common stock could be significantly different from the reported closing price on the NYSE of Glatfelter common stock prior to the completion of the Transactions.

Q:
Are there possible adverse effects on the value of Glatfelter common stock to be received by Glatfelter and Berry stockholders?

A:
The Share Issuance and the structure of the Spinco Distribution as a Spin-Off could negatively affect the market price of Glatfelter common stock, including as a result of sales of a large number of shares of Glatfelter common stock in the market after the completion of the Transactions or even the perception that these sales could occur. See “Risk Factors — Risk Factors Relating to the Transactions —The price of Glatfelter common stock could be adversely affected by the Spinco Distribution.”

Glatfelter also expects to incur significant one-time costs in connection with the Transactions, including advisory, legal, accounting and other professional fees related to the Transactions, transition and integration expenses, such as consulting professionals’ fees, information technology implementation costs, financing fees and retention costs for certain executives, that Glatfelter management believes will be necessary to realize anticipated cost synergies. The incurrence of these costs may have an adverse effect on Glatfelter’s liquidity or operating results in the periods in which they are incurred. Furthermore, Glatfelter’s consolidated indebtedness will increase substantially from that prior to the Transactions. This increased level of indebtedness could adversely affect Glatfelter, including by decreasing its business flexibility, which may result in declines in the market price of Glatfelter common stock. Finally, Magnera will be required to devote a significant amount of time and attention to the process of integrating the operations of Glatfelter and the HHNF Business. The market price of Glatfelter common stock may be adversely affected if the Transactions are not successful or do not achieve the anticipated financial and other benefits, including the synergies Glatfelter expects to achieve, due to integration or other challenges. The success of Glatfelter’s business will also depend, in part, on factors such as Glatfelter’s ability to compete effectively in highly competitive industries and Glatfelter’s ability to attract and retain customers. See “Risk Factors” for a further discussion of the material risks relating to the Transactions and Magnera.
Q:   How will the Transactions impact the future liquidity and capital resources of Magnera?
A:
Glatfelter’s level of consolidated indebtedness will increase as a result of the Transactions. Spinco expects to incur total indebtedness of up to approximately $1,585 million in connection with the term loan credit facility contemplated by the Spinco Commitment Letter. See “Debt Financing.” Following the completion of the Transactions, all obligations of Spinco with respect to the credit facilities contemplated by the Spinco Commitment Letter will be initially guaranteed by Glatfelter. In addition, following the Merger, by virtue of the fact that Spinco will be merged with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and will be a direct wholly owned subsidiary of Glatfelter, the consolidated indebtedness of Glatfelter and its subsidiaries will include the indebtedness of Spinco. Glatfelter anticipates that its primary sources of liquidity for working capital and operating activities will be cash from operations and borrowings under the revolving credit facility contemplated by the Spinco Commitment Letter. Glatfelter expects that these sources of liquidity will be sufficient to make required payments of interest on the outstanding Glatfelter debt and to fund working capital and capital expenditure requirements, including the significant one-time costs relating to the Transactions. Glatfelter expects that Spinco will be able to comply with the financial and other covenants relating to the credit facilities contemplated by the Spinco Commitment Letter.

Q:   How will the rights of Glatfelter shareholders change after the Transactions?

A:
In connection with the Transactions, Glatfelter will amend the Existing Glatfelter Charter. On the Closing Date and prior to the First Effective Time, Glatfelter will amend the Existing Glatfelter Charter to, among other things, (a) effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock at a reverse stock split ratio to be determined by Berry and Glatfelter, and (b) increase the number of authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares. The Glatfelter Amended Charter will be the articles of incorporation of Glatfelter until duly amended as provided therein or by applicable law. For a description of the rights of shareholders under the Existing Glatfelter Charter, see “Description of Capital Stock of Glatfelter.”

Q:   What will Berry receive in the Transactions?
A:
Prior to the Spinco Distribution, Berry will receive the Special Cash Payment in an amount equal to all of the proceeds of the Spinco Financing, after taking into account certain adjustments to calculate the Special Cash Payment, including, (i) an increase in the amount, if any, by which the cash and cash equivalents of Spinco as of immediately prior to the Special Cash Payment exceeds the Minimum Cash Amount, (ii) a reduction of the amount, if any, by which the Minimum Cash Amount exceeds the cash and cash equivalents of Spinco as of immediately prior to the Special Cash Payment, (iii) a reduction of the aggregate amount of the payoff letters setting forth the amount required to pay certain indebtedness of Glatfelter and (iv) a reduction of the aggregate amount required to pay the transaction expenses of Berry, Spinco and Glatfelter. See “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Payments” for further description of adjustments to the Special Cash Payment.

Q:
Will the Spinco Distribution and the Merger affect the Berry equity-based awards held by Spinco Employees?

A:
Yes. Certain Spinco Employees hold awards of units representing a general unsecured promise by Berry to deliver a share of Berry common stock (or the cash equivalent of Berry common stock), upon the satisfaction of a vesting requirement, other than a performance based vesting requirement (“Berry RSU Awards”), an option to purchase shares of Berry common stock (“Berry Option Awards”) and/or dividend equivalent rights representing a general unsecured promise by Berry to deliver a cash payment, upon satisfaction of a vesting requirement with respect to a Berry option (“Berry DER Award”). Upon or following the Closing, with respect to Spinco Employees (other than those certain Spinco Employees specifically identified in the Employee Matters Agreement who are currently employed by the Spinco Group (the “Excluded Spinco Employees”)), (1) each Berry RSU Award that was granted prior to February 6, 2024, and is outstanding (whether vested or unvested) as of the Closing will be cancelled, and Glatfelter will grant each such Spinco Employee an award of units representing a general unsecured promise by Glatfelter to deliver a share of Glatfelter common stock (or the cash equivalent of Glatfelter common stock), upon the satisfaction of a vesting requirement, other than a performance based vesting requirement (“Glatfelter RSU”), subject to the same terms and conditions as Berry RSU Awards, except that the number of shares of Glatfelter common stock to which such Glatfelter RSU relates will be equal to the product, rounded up to the nearest whole number of shares, obtained by multiplying (a) the number of shares of Berry common stock to which the corresponding Berry RSU Award related immediately prior to the Closing by (b) the Glatfelter Equity Adjustment Ratio (as defined herein), (2) each unvested Berry Option Award that was granted prior to February 6, 2024, and is outstanding as of the Closing will be cancelled, and Glatfelter will grant each such Spinco Employee a Glatfelter RSU that shall result in the same economic benefit to the Spinco Employee as the Berry Option Award provided immediately prior to the cancellation and replacement, (3) each vested Berry Option Award that was granted prior to February 6, 2024, and is outstanding as of the Closing shall remain outstanding and subject to the same terms and conditions in effect prior to the Closing, except that each Spinco Employee will be treated as having terminated employment due to retirement under the terms and conditions of such vested Berry Option Awards, and (4) each unvested Berry DER Award that was granted prior to February 6, 2024, and is outstanding as of the Closing will be cancelled and Glatfelter will grant each such Spinco Employee a Glatfelter RSU that shall result in the same economic benefit to the Spinco Employee as the Berry DER Award provided immediately prior to the cancellation and replacement and, upon satisfaction of a vesting requirement with respect to the cancelled Berry DER Award on the same terms and conditions and for the same number of shares to which the unvested Berry DER Awards relate. Berry will pay to Spinco Employees any unpaid but vested portion of any outstanding Berry DER Awards, less any applicable withholding taxes. Each Berry RSU Award, Berry Option Award and unvested Berry DER Award granted to an Excluded Spinco Employee that is outstanding as of the Closing will remain an award denominated in Berry common stock with the same terms and conditions, provided that such award may be equitably adjusted to the extent necessary to prevent the dilution or enlargement of rights thereunder as determined by the compensation committee of the Berry Board (the “Berry Compensation Committee”) to reflect the Spinco Distribution.

For a more complete description of the treatment of Berry equity-based awards held by Spinco Employees that are outstanding as of the Closing, see “The Transactions — Effects of the Spinco Distribution and the Merger on Outstanding Berry Equity-Based Awards.”
Q:
Will the Spinco Distribution and the Merger affect the Berry equity-based awards held by Berry employees?

A:
Certain current and former employees of Berry who are not currently or will not become Spinco Employees as a result of the Spinco Distribution hold equity-based awards relating to shares of Berry common stock. Upon or following the Closing, each Berry RSU Award, award of units representing a general unsecured promise by Berry to deliver a share of Berry common stock (or the cash equivalent of a share of Berry common stock), upon the satisfaction of a performance-based vesting requirement (“Berry PSU Award”), Berry Option Award and Berry DER Award, in each case that is outstanding as of the Closing and held by a Berry employee, will remain an award denominated in Berry common stock with the same terms and conditions, provided that such award may be equitably adjusted to the extent needed to prevent the dilution or enlargement of rights thereunder as determined by the Berry Compensation Committee to reflect the Spinco Distribution.

For a more complete description of the treatment of Berry equity-based awards held by Berry employees that are outstanding as of the Closing, see “The Transactions — Effects of the Spinco Distribution and the Merger on Outstanding Berry Equity-Based Awards.”
Q:
What are the material U.S. federal income tax consequences to Berry stockholders resulting from the Transactions?

A:
The completion of the Initial Spin, the Spinco Distribution, the Merger and certain related Transactions are conditioned upon Berry’s receipt, with a copy to Glatfelter, of (1) an opinion from its tax counsel substantially to the effect that, among other things, for U.S. federal income tax purposes, the Initial Spin, taken together with certain related Transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code, (2) an opinion from its tax counsel substantially to the effect that the Spinco Distribution will qualify as a tax-free distribution under Section 355 of the Code, (3) an opinion from its tax counsel substantially to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code (collectively, the “Tax Opinions”) and (4) a private letter ruling from the Internal Revenue Service (the “IRS”) regarding the qualification of the Separation, the Initial Spin, the Spinco Distribution, the Special Cash Payment and certain related Transactions for tax-free treatment (the “IRS Ruling”), which Berry has received from the IRS. Provided that such transactions so qualify, Berry stockholders will not recognize any income, gain or loss for U.S. federal income tax purposes upon the receipt of (1) Spinco common stock in the Spinco Distribution, or (2) Glatfelter common stock in the Merger (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Glatfelter common stock). See “Material U.S. Federal Income Tax Consequences” for more information regarding the potential tax consequences of the Transactions.

Q:
What are the material U.S. federal income tax consequences to Glatfelter and Glatfelter shareholders resulting from the Transactions?

A:
Glatfelter will not recognize any gain or loss for U.S. federal income tax purposes upon the completion of the Merger. Because Glatfelter shareholders in their capacity as such will not receive consideration in the Initial Spin, the Spinco Distribution or the Merger, Glatfelter shareholders will generally not recognize gain or loss for U.S. federal income tax purposes upon the Initial Spin, the Spinco Distribution or the Merger. The reverse stock split is expected to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Provided the reverse stock split so qualifies, Glatfelter shareholders will not recognize any gain or loss on the reverse stock split, except with respect to the amount of cash (if any) received in respect of a fractional share. See “Material U.S. Federal Income Tax Consequences” for more information regarding the potential tax consequences of the Transactions. Glatfelter shareholders should consult their own tax advisors for a full understanding of the tax consequences to them of the Transactions considering their particular circumstances.

Q:
Are there risks associated with the Transactions?

A:
Yes. The material risks and uncertainties associated with the Transactions are discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Those risks include, among others, the possibility that the Transactions may not be completed, the possibility that Glatfelter may fail to realize the anticipated financial and other benefits of the Merger, the uncertainty that Glatfelter will be able to integrate the HHNF Business successfully, the possibility that Glatfelter may be unable to provide benefits and services or access to equivalent financial strength and resources to the HHNF Business that historically have been provided by Berry and the substantial dilution to the ownership interest of current Glatfelter shareholders following the completion of the Merger.

Q:
Who will serve on the Glatfelter Board following the completion of the Transactions?

A:
As of the Second Effective Time, the Glatfelter Board will consist of nine directors, consisting of the Chief Executive Officer of Glatfelter as of immediately after the Second Effective Time (the “CEO Designee”), five directors designated by Berry (“Berry Designees”) and three directors designated by Glatfelter, including the Chairperson of the Glatfelter Board as of immediately after the Second Effective Time (“Glatfelter Designees”). The initial term of Berry Designees and Glatfelter Designees will expire immediately following Glatfelter’s first annual meeting of shareholders that occurs after the Second Effective Time. As of the expiration of such initial term, each member of the Glatfelter Board will thereafter be elected for a one-year term expiring immediately following each of Glatfelter’s annual meeting of shareholders. At least two of the Berry Designees and one of the Glatfelter Designees will be eligible to serve on the audit committee of the Glatfelter Board under the applicable requirements of the SEC and the NYSE. See “The Transactions — Board of Directors and Management of Glatfelter Following the Transactions” for more detailed information.

Q:
Will Glatfelter’s current senior management team manage the business of Glatfelter after the Transactions?

A:
The RMT Transaction Agreement provides that, as of the Second Effective Time, Curtis L. Begle will serve as Chief Executive Officer of Glatfelter. Mr. Begle will be responsible for the strategic direction of Glatfelter, including its overall operations and performance. The RMT Transaction Agreement provides that, prior to the completion of the Transactions, Glatfelter and Berry are to cooperate and consult in good faith to appoint such other senior executive officers as are mutually agreed, and to determine such senior executive officers’ initial roles, titles and responsibilities, as of the Second Effective Time. James Till will serve as Executive Vice President, Chief Financial Officer & Treasurer of Glatfelter, and Tarun Manroa will serve as Executive Vice President and Chief Operating Officer of Glatfelter. Prior to and after the completion of the Transactions, the Chief Executive Officer will have principal responsibility in the appointment of the senior executive team and their roles, titles and responsibilities. The Chief Executive Officer will also have principal responsibility in the approval of appointments for management positions for corporate functions of Glatfelter. See “The Transactions — Board of Directors and Management of Glatfelter Following the Transactions” for more detailed information.

Q:
What stockholder approvals are needed in connection with the Transactions?

A:
In order for the Transactions to close, Glatfelter shareholders must approve each of the Share Issuance proposal and the Charter Amendment proposals by the requisite amount of votes of shares of Glatfelter common stock at the Glatfelter special meeting. In addition, Glatfelter shareholders will be asked to approve the Omnibus Plan proposal and on an advisory (non-binding) basis, the “Golden Parachute” Compensation proposal. Glatfelter shareholders must approve each of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and on an advisory (non-binding) basis, the “Golden Parachute” Compensation proposal, by the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of Glatfelter shares entitled to vote on such proposals. Each shareholder of Glatfelter entitled to vote shall be entitled to one vote for every such share standing in such shareholder’s name on the record date for the Glatfelter special meeting. The approval of the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal are not conditions to the obligations of Glatfelter to complete the Transactions.

No vote of Berry stockholders is required or being sought in connection with the Transactions.
Q:
Where will the Glatfelter shares issued in connection with the Merger be listed?

A:
Upon Closing, Glatfelter’s shares will continue to be traded on the NYSE and Glatfelter will change its name to Magnera Corporation and the NYSE ticker symbol to “MAGN”.

Q:
What is the current relationship between Spinco and Glatfelter?

A:
Spinco is currently a wholly owned subsidiary of Berry and was formed as a Delaware corporation on January 16, 2024, to effectuate the Separation, the Spinco Distribution and the Merger. Other than in connection with the Transactions, there is no relationship between Spinco and Glatfelter.

Q:
When will the Transactions be completed?

A:
Glatfelter and Berry expect the Transactions to be completed in the second half of 2024, subject to satisfaction of the closing conditions to the Transactions, including receipt of Glatfelter Shareholder Approval. Glatfelter shareholders must approve each of the Charter Amendment proposals and the Share Issuance proposal by the requisite amount of votes of shares of Glatfelter common stock at the Glatfelter special meeting to be held on October    , 2024. In addition, other important conditions to the Closing exist, including, among other things, the completion of the Separation and the Spinco Distribution and the receipt by Berry, with a copy to Glatfelter, of the Tax Opinions and the IRS Ruling. Glatfelter and Berry have received all regulatory approvals and clearances under competition and foreign direct investment laws, which were conditions to the Closing as set forth in “The Transactions —  Regulatory Approvals.” Berry has also received the IRS Ruling from the IRS. It is possible that factors outside of Glatfelter’s and Berry’s control could require Berry to complete the Separation and the Spinco Distribution and Glatfelter and Berry to complete the Merger at a later time or not complete them at all. For a discussion of the conditions to the Separation and the Merger, see “The Transactions — Regulatory Approvals,” “The RMT Transaction Agreement — Conditions to the Merger,” “The Separation and Distribution Agreement — Conditions to the Separation” and “The Separation and Distribution Agreement — Conditions to the Spinco Distribution.”

Q:
Does the RMT Transaction Agreement contain an outside date which, once reached, allows a party to terminate?

A:
Yes. Subject to specified qualifications and exceptions, either Berry or Glatfelter may terminate the RMT Transaction Agreement at any time prior to the completion of the Merger if the Merger has not been completed by February 22, 2025, which is the earlier of (i) 18 months following the date of the RMT Transaction Agreement, or (ii) 45 days prior to the one-year anniversary of the expiration or termination of the waiting period under the HSR Act with respect to the Transactions (such date, the “Outside Date”). See “The RMT Transaction Agreement — Termination.”

Q:
Does Glatfelter have to pay anything to Berry if the RMT Transaction Agreement is terminated?

A:
Depending on the circumstances for termination of the RMT Transaction Agreement, Glatfelter may have to pay Berry a termination fee of $10.0 million (the “Glatfelter Termination Fee”). For a discussion of the circumstances under which the Glatfelter Termination Fee is payable by Glatfelter, see “The RMT Transaction Agreement — Termination Fees and Expenses Payable in Certain Circumstances.”

Q:
Does Berry have to pay anything to Glatfelter if the RMT Transaction Agreement is terminated?

A:
Depending on the circumstances for termination of the RMT Transaction Agreement, Berry may have to pay Glatfelter a termination fee of $10.0 million (the “Berry Termination Fee”). For a discussion of the circumstances under which the Berry Termination Fee is payable by Berry, see “The RMT Transaction Agreement — Termination Fees and Expenses Payable in Certain Circumstances.”

Q:
Who is the transfer agent for Glatfelter common stock and Spinco common stock and the Exchange Agent for the Merger?

A:
Computershare Trust Company, N.A. is the transfer agent for Glatfelter common stock and Spinco common stock and will be the exchange agent (the “Exchange Agent”) for the Merger.

Q:
Who is the transfer agent for Berry common stock?

A:
Computershare Trust Company, N.A. is the transfer agent for Berry common stock.

Q:
Where can I find more information about Berry, Glatfelter, Spinco and the Transactions?

A:
You can find out more information about Berry, Glatfelter, Spinco and the Transactions by reading this document and, with respect to Berry and Glatfelter, from various sources described in “Where You Can Find More Information; Incorporation by Reference.”

Q:
Are there any appraisal rights for holders of Berry common stock?

A:
No. There are no appraisal rights available to holders of Berry common stock in connection with the Transactions.

Q:
Why has Berry decided to separate the HHNF Business from Berry and combine it with Glatfelter through a Reverse Morris Trust-type transaction?

A:
Berry has decided to pursue a combination of the HHNF Business with Glatfelter to create a global leader in the specialty materials industry. The combination of Glatfelter and the HHNF Business is expected to create a large-scale global franchise with an industry-leading solution set serving attractive, growing specialty materials markets. Executing this combination through a Reverse Morris Trust-type transaction is expected to be tax-efficient to Berry and its stockholders. See “The Transactions —Berry’s Reasons for the Transactions” for more detailed information.

Q:
Will Berry stockholders who sell their shares of Berry common stock shortly before the completion of the Spinco Distribution and Merger still be entitled to receive shares of Glatfelter common stock with respect to the shares of Berry common stock that were sold?

A:
Shares of Berry common stock are currently listed on the NYSE under the ticker symbol “BERY.” It is currently expected that beginning not earlier than one business day before the Distribution record date and, continuing through the Closing, there will be two markets in shares of Berry common stock on the NYSE: a “regular way” market and an “ex-distribution” market.

If a Berry stockholder sells shares of Berry common stock in the “regular way” market under the symbol “BERY” during this time period, that Berry stockholder will be selling both his or her shares of Berry common stock and the right to receive shares of Spinco common stock that will be converted into shares of Glatfelter common stock, and cash in lieu of fractional shares (if any), at the completion of the Merger. Berry stockholders should consult their brokers before selling their shares of Berry common stock in the “regular way” market during this time period to be sure they understand the effect of the NYSE “due-bill” procedures.
If a Berry stockholder sells shares of Berry common stock in the “ex-distribution” market during this time period, that Berry stockholder will be selling only his or her shares of Berry common stock and will retain the right to receive shares of Spinco common stock that will be converted into Glatfelter common stock, and cash in lieu of fractional shares (if any), at the completion of the Merger.
After the Closing, shares of Berry common stock will no longer trade in the “ex-distribution” market, and shares of Berry common stock that are sold in the “regular way” market will no longer reflect the right to receive shares of Spinco common stock that will be converted into Glatfelter common stock, and cash in lieu of fractional shares (if any), at the completion of the Merger. See “The Transactions — Trading Markets.”
Q:
How do the Transactions impact Berry’s dividend policy?

A:
Declarations of dividends on Berry common stock are made at the discretion of the Berry Board upon its determination that the declaration of dividends is in the best interest of Berry stockholders. Berry’s dividend policy considers the expectations and requirements of stockholders, capital funding requirements of Berry and long-term growth opportunities. Berry does not expect changes to its dividend policy due to the Transactions.

Questions and Answers about the Glatfelter Special Meeting
Q:
Why am I receiving this document and the proxy materials?

A:
Glatfelter is sending this document and the proxy materials to its shareholders to help them decide how to vote their shares of Glatfelter common stock with respect to the matters to be considered at the Glatfelter special meeting in connection with the Transactions and to solicit their votes on these matters. Glatfelter is holding a special meeting of shareholders to obtain the shareholder approval necessary for the Share Issuance proposal and the Charter Amendment proposals in connection with the Transactions and the shareholder approval necessary for the Omnibus Plan proposal. Glatfelter shareholders will also be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Glatfelter to its named executive officers in connection with the Merger (the ““Golden Parachute” Compensation”).

This document is being delivered to you as a proxy statement of Glatfelter and a prospectus of Glatfelter in connection with the Transactions. It is the proxy statement by which the Glatfelter Board is soliciting proxies from Glatfelter shareholders to vote at the Glatfelter special meeting, or at any adjournment or postponement of the Glatfelter special meeting, on the approval of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal. In addition, it is the prospectus by which Glatfelter will issue shares of Glatfelter common stock in the First Merger.
As a Glatfelter shareholder, your vote is very important. You are encouraged to submit a proxy card or voting instruction form as soon as possible.
Q:
Who is entitled to vote at the Glatfelter special meeting?

A:
The Glatfelter Board has fixed the close of business on September   , 2024, as the record date for the Glatfelter special meeting (the “Glatfelter record date”). You are entitled to receive notice of, and vote at, the Glatfelter special meeting if you are record holder of shares of Glatfelter common stock as of the Glatfelter record date, provided that those shares remain outstanding on the date of the Glatfelter special meeting.

Q:
Does the Glatfelter Board recommend that Glatfelter shareholders approve the Share Issuance proposal, the Charter Amendment proposals (including the Common Stock Authorization proposal and the Reverse Stock Split proposal), the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal?

A:
Yes, the Glatfelter Board recommends that you vote:

•
“FOR” the Share Issuance proposal,

•
“FOR” the Charter Amendment proposals, including:

•
the Common Stock Authorization proposal, and

•
the Reverse Stock Split proposal,

•
“FOR” the Omnibus Plan proposal and

•
“FOR” the “Golden Parachute” Compensation proposal.

Q:
What are my options for voting on these proposals?

A:
A shareholder is entitled to one vote per share of stock owned on the Glatfelter record date, on each item of business presented at the Glatfelter special meeting.

•
For the Share Issuance proposal, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

•
For each of the Charter Amendment proposals (the Common Stock Authorization proposal and the Reverse Stock Split proposal), a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

•
For the Omnibus Plan proposal, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

•
For the “Golden Parachute” Compensation proposal, a shareholder may either vote “For” or “Against” the proposal or “Abstain” from voting.

Q:
Aside from these proposals, will any other business be acted upon at the Glatfelter special meeting?

A:
No, Glatfelter’s bylaws do not provide for the submission of other business to this special meeting of shareholders, other than by the Glatfelter Board, and therefore, the business to be acted upon at the Glatfelter special meeting will be limited to the business set forth in this document or a supplement to this document.

Q:
When and where will the Glatfelter special meeting be held?

A:
The Glatfelter special meeting will be held online via live audio webcast at the special meeting website noted below on October   , 2024, at 8:00 a.m., Eastern Time. There will not be a physical meeting location, and you will not be able to attend the meeting physically in person.

Q:
How do I virtually attend the Glatfelter special meeting?

A:
You may attend the Glatfelter special meeting live online by visiting www.virtualshareholdermeeting.com/GLT2024SM. You will need the 16-digit control number on your proxy card or voting instruction form to be able to attend the Glatfelter special meeting. Instructions on how to attend and participate online at the Glatfelter special meeting are posted at www.virtualshareholdermeeting.com/GLT2024SM. If you are a Glatfelter shareholder as of the Glatfelter record date, you should enter your control number and follow the prompt to log in.

Online check-in will begin at 7:45 a.m. Eastern Time, and you should allow ample time for the online check-in proceedings. We encourage you to access the meeting website prior to the start time of the Glatfelter special meeting to familiarize yourself with the virtual platform and ensure you can hear the streaming audio. If you encounter any difficulties accessing the virtual special meeting during the check-in or meeting time, you should call the technical support number that will be posted on the login page of the meeting website.
Q:
Why is the Glatfelter special meeting a virtual, online meeting?

A:
The Glatfelter special meeting will be a virtual meeting of shareholders where shareholders will participate by accessing a website using the internet. There will not be a physical meeting location. Glatfelter believes that hosting a virtual meeting will facilitate shareholder attendance and participation at the Glatfelter special meeting by enabling shareholders to participate remotely from any location around the world. The Glatfelter special meeting will be governed by Glatfelter’s rules of conduct of meeting, which will be posted at www.virtualshareholdermeeting.com/GLT2024SM in advance of the meeting. Glatfelter has designed the virtual Glatfelter special meeting to provide the same rights and opportunities to participate as shareholders would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

Q:
How do I submit a question at the Glatfelter special meeting?

A:
Glatfelter shareholders may submit questions in two ways. To ask appropriate questions in advance of the Glatfelter special meeting, you may log into www.virtualshareholdermeeting.com/GLT2024SM and enter your 16-digit control number and use the “Submit a Question for Management” box. Alternatively, you will be able to submit appropriate questions live during the special meeting through the question and answer (“Q&A”) box by accessing the special meeting website at www.virtualshareholdermeeting.com/GLT2024SM. At the appropriate time, the chair of the special meeting will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for such responses.

Q:
What are Glatfelter shareholders being asked to vote on?

A:
At the Glatfelter special meeting, you will be asked to consider and vote on:

(1)   the issuance of Glatfelter common stock to Spinco stockholders in the Merger as contemplated by the RMT Transaction Agreement (the “Share Issuance proposal”);
(2)   the Charter Amendment Proposals, including an amendment of the Existing Glatfelter Charter (as shown in Annex C to this document) to:
(a)   increase the authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares (the “Common Stock Authorization proposal”); and
(b)   to effect a reverse stock split of Glatfelter common stock at a ratio ranging from any whole number between 1-for-3 and 1-for-15, as determined by the Glatfelter Board in its discretion (the “Reverse Stock Split proposal”, collectively with the Common Stock Authorization proposal, the “Charter Amendment proposals”);
(3)   the 2024 Omnibus Plan (the “Omnibus Plan proposal”); and
(4)   the “golden parachute” compensation payments that will or may be paid by Glatfelter to its named executive officers in connection with the Merger (the “‘Golden Parachute’ Compensation proposal”).
The approval of the Share Issuance proposal and the Charter Amendment proposals is a condition to the obligations of Berry and Glatfelter to complete the Merger. The approval of the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal are not conditions to the obligations of Glatfelter to complete the Transactions.
Glatfelter does not expect any other business to be conducted at the Glatfelter special meeting.
Q:
Why are Glatfelter shareholders being asked to consider and vote on a proposal to approve the 2024 Omnibus Plan through the Omnibus Plan Proposal?

A:
The purpose of the 2024 Omnibus Plan is to provide eligible individuals of Glatfelter and its affiliates with the opportunity to receive grants of incentive compensation awards as provided in the 2024 Omnibus Plan. Glatfelter believes that the 2024 Omnibus Plan provides appropriate incentives for achieving long-range Glatfelter goals and aligning eligible individuals’ financial interests with those of Glatfelter’s other shareholders through compensation that is based on Glatfelter common stock, thereby enhancing the long-term financial interests of Glatfelter and its affiliates.

Q:
What will happen if the Omnibus Plan proposal is not approved at the Glatfelter special meeting?

A:
Approval of the Omnibus Plan proposal is not a condition to completion of the Merger. Accordingly, Glatfelter shareholders may vote against the Omnibus Plan proposal and vote in favor of the Share Issuance proposal, the Charter Amendment proposals and the “Golden Parachute” Compensation proposal. However, the Glatfelter Board has recommended voting “FOR” the Omnibus Plan proposal, so that after the Merger, Glatfelter will have the ability to grant incentive compensation awards to eligible individuals.

Q:
Why are Glatfelter shareholders being asked to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “Golden Parachute” Compensation?

A:
The SEC has adopted rules that require Glatfelter to seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden Parachute” Compensation refers to certain compensation that is tied to or based on the Merger and that will or may be paid by Glatfelter to its named executive officers in connection with the Merger.

Q:
What will happen if the “Golden Parachute” Compensation proposal is not approved at the Glatfelter special meeting?

A:
Approval of the “Golden Parachute” Compensation proposal is not a condition to completion of the Merger. Accordingly, Glatfelter shareholders may vote against the “Golden Parachute” Compensation proposal and vote in favor of the Share Issuance proposal, the Charter Amendment proposals and the Omnibus Plan proposal. The “Golden Parachute” Compensation proposal vote is an advisory (non-binding) vote. If the Merger is completed, the compensation described in the “Golden Parachute” Compensation proposal will or may be paid to Glatfelter’s named executive officers to the extent payable in accordance with the terms of their respective compensation agreements and contractual arrangements even if Glatfelter shareholders do not approve the “Golden Parachute” Compensation proposal.

Q:
What constitutes a quorum for the Glatfelter special meeting?

A:
The presence, in person or by proxy, of the shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum. Glatfelter shareholders present virtually during the Glatfelter special meeting will be considered present in person at the Glatfelter special meeting for the purpose of considering such matter. If a quorum is not present, the Glatfelter special meeting will be adjourned to reconvene at such time and place as may be determined. If a shareholder of record signs and returns the accompanying proxy card, but does not make any selections, the Glatfelter Board’s appointed proxy holders will have discretion to vote the shareholder’s shares on behalf of the shareholder at the Glatfelter special meeting as recommended by the Glatfelter Board.

If you hold shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your shares by following the instructions that the bank, brokerage firm or nominee provides to you. If you do not provide voting instructions to your brokerage firm pursuant to their directions, your shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting will not be voted.
Q:
What Glatfelter shareholder vote is required for the approval of the proposals at the Glatfelter special meeting?

A:
Approval of the Share Issuance proposal, approval of each of the Charter Amendment proposals (the Common Stock Authorization proposal and the Reverse Stock Split proposal), approval of the Omnibus Plan proposal and approval, on an advisory (non-binding) basis, of the “Golden Parachute” Compensation proposal each requires the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote on such proposals.

Each shareholder of Glatfelter entitled to vote shall be entitled to one vote for every such share standing in such shareholder’s name on the record date for the Glatfelter special meeting.
No Glatfelter shareholders have entered into agreements to vote in favor of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal or, on an advisory (non-binding) basis, the “Golden Parachute” Compensation proposal. See “— Are any Glatfelter shareholders already committed to vote in favor of any of the proposals to be considered and voted on at the Glatfelter special meeting?”
Q:
How many votes do Glatfelter shareholders have at the Glatfelter special meeting?

A:
As of the Glatfelter record date, there were                   issued and outstanding shares of Glatfelter common stock, and approximately     % of the issued and outstanding shares of Glatfelter common stock were held by Glatfelter’s directors and executive officers and their affiliates. Glatfelter currently expects that Glatfelter’s directors and executive officers and their affiliates will vote their shares of Glatfelter common stock in favor of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.

Q:
Are any Glatfelter shareholders already committed to vote in favor of any of the proposals to be considered and voted on at the Glatfelter special meeting?

A:
No Glatfelter shareholders have entered into agreements to vote in favor of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and, on an advisory (non-binding) basis, the “Golden Parachute” Compensation proposal. See “— What Glatfelter shareholder vote is required for the approval of the proposals at the Glatfelter special meeting?”

Q:
What if my bank, brokerage firm or other nominee holds my shares in “street name”?

A:
If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should have received access to this document from your bank, brokerage firm or other holder of record with instructions on how to instruct the holder of record to vote your shares. A brokerage firm cannot vote shares held in “street name” on matters designated as “non-routine” unless the brokerage firm receives voting instructions from the “street name” holder. It is expected that all proposals to be voted on at the Glatfelter special meeting are “non-routine” matters. As a result, if you are a “street name” holder of shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting and you do not provide voting instructions to your brokerage firm, such shares will not be voted. This will have no effect on the vote for the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal as these will not be votes cast.

Q:
If I am a Glatfelter shareholder, how do I vote?

A:
Via the Internet or Phone

If you are a record holder (also called a registered shareholder) of Glatfelter common stock, meaning you hold your shares in your own name as a holder of record, and are entitled to vote at the Glatfelter special meeting as of the Glatfelter record date, telephone and internet voting are available 24 hours a day through 11:59 p.m. (Eastern Time) on October   , 2024, or you can instruct the proxy holders named in the enclosed proxy card how to vote your shares. If you are located in the United States or Canada and are a Glatfelter holder of record as of the Glatfelter record date, you can vote your Glatfelter common stock entitled to vote by calling toll-free 1-800-690-6903. Whether you are a Glatfelter holder of record or a beneficial owner, you can also vote your Glatfelter common stock entitled to vote on the internet at www.proxyvote.com.
Both the telephone and internet voting systems have easy-to-follow instructions on how you may vote your shares and allow you to confirm that the system has properly recorded your vote. If you are voting your Glatfelter common stock by telephone or internet, you should have on hand when you call or access the website, as applicable, the Notice of Special Meeting, the proxy card or voting instruction form. If you vote by telephone or internet, you do not need to return your proxy card.
By Mail
If you hold shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting directly in your name as a holder of record (that is, if your shares of Glatfelter common stock are registered in your name with Computershare Trust Company, N.A., Glatfelter’s transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided. Glatfelter must receive your proxy card no later than the close of business on October   , 2024.
If you hold shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting in “street name,” meaning through a bank, brokerage firm, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your bank, brokerage firm, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your bank, brokerage firm, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.
In Person (Virtually)
While holders of Glatfelter common stock entitled to vote at the Glatfelter special meeting are encouraged to vote by proxy, you also have the option of voting your shares of Glatfelter common stock entitled to vote in person (virtually) at the Glatfelter special meeting. To vote online at the Glatfelter special meeting, you will need the control number on your proxy card or voting instruction form. If your shares of Glatfelter common stock entitled to vote are registered directly in your name with Glatfelter’s transfer agent, you are considered the holder of record with respect to such shares of Glatfelter common stock and you have the right to attend the Glatfelter special meeting and vote in person, subject to compliance with the procedures described below. If your shares of Glatfelter common stock entitled to vote are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of such Glatfelter common stock. As such, to vote in person, you must follow the instructions provided by your bank, brokerage firm or nominee.
Q:
What is “householding”?

A:
To reduce the expense of delivering duplicate copies of this document and the proxy materials to shareholders who may have more than one account holding Glatfelter common stock but share the same address and last name, Glatfelter has adopted a procedure permitted by SEC rules called “householding.” Under this procedure, certain holders of record of shares of Glatfelter common stock who have the same address and last name will receive only one copy of this document and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies Glatfelter that they want to receive separate copies. Glatfelter shareholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single copy of this document and proxy materials as a result of householding, and you would like to have separate copies of this document and any other proxy materials mailed to you, please contact Glatfelter Corporation, 4350 Congress Street, Suite 600, Charlotte, NC 28209 (telephone number (717) 225 2746). Glatfelter will promptly deliver, upon oral or written request, these requested materials. You can also contact Glatfelter Investor Relations at the address and telephone number above if you received multiple copies of this document and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.
Q:
What do I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this document and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate instruction card for each brokerage account in which you hold shares. In addition, if you are a holder of record and your shares are held in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form you receive or submit each proxy or voting instruction by telephone or internet by following the instructions on your proxy cards or the voting instruction forms.

Q: Who is soliciting this proxy?
A:
Solicitation of proxies is made on behalf of the Glatfelter Board. The cost of soliciting proxies, including preparing, assembling and mailing the proxy statement, form of proxy card and other soliciting materials, as well as the cost of forwarding such material to the beneficial owners of stock, will be paid by Glatfelter, except for some costs associated with individual shareholders’ use of the Internet or telephone, and postage.

In addition to the solicitation by electronic communications and/or mail, directors, officers, regular employees and others may also, but without compensation other than their regular compensation, solicit proxies personally or by telephone or other means of electronic communication. Glatfelter may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses in sending proxy materials to principals and beneficial owners.
Glatfelter has also made arrangements with MacKenzie Partners, Inc. to assist in soliciting proxies and in communicating with Glatfelter shareholders.
Q:
What if I fail to vote or abstain?

A:
An abstention occurs when a holder of shares of Glatfelter common stock entitled to vote at the

Glatfelter special meeting attends the Glatfelter special meeting in person and does not vote or returns a proxy with an “abstain” vote. If you submit a proxy card on which you indicate that you abstain from voting, your abstention will not be recorded as a vote cast “FOR” or “AGAINST” the applicable proposal and will have no effect on the applicable proposal.
If you are a holder of shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting and you do not attend the Glatfelter special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be recorded as a vote cast. This will have no effect on the vote for the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.
Q:
What will happen if I sign and return my proxy card without indicating how to vote?

A:
If you sign and return your proxy card without indicating how to vote on any particular proposal, the Glatfelter common stock entitled to vote at the Glatfelter special meeting represented by your proxy will be voted as recommended by the Glatfelter Board with respect to that proposal.

Q:
What happens if I sell my shares of Glatfelter common stock after the Glatfelter record date but before the Glatfelter special meeting?

A:
The Glatfelter record date (the close of business on September   , 2024) is earlier than the date of the Glatfelter special meeting and earlier than the date that the Merger is expected to be completed. If you sell or otherwise transfer your shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting after the Glatfelter record date but before the date of the Glatfelter special meeting, you will retain your right to vote at the Glatfelter special meeting.

Q:
May I change my vote after I have delivered my proxy card or voting instruction form?

A:
Yes. Any Glatfelter shareholder giving a proxy has the power to revoke it before it is exercised.

If you are a Glatfelter shareholder, you may change or revoke your vote on the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal by (1) delivering a written revocation of your proxy to Glatfelter’s Secretary, (2) submitting a later-dated proxy (or voting instruction form if you hold your shares in street name), (3) voting on the special meeting website identified on your proxy card or voting instruction form prior to the Glatfelter special meeting or (4) voting on the special meeting website during the Glatfelter special meeting. Any signed proxy revocation or new signed proxy must be received before the start of the Glatfelter special meeting and in accordance with the voting instructions and timing accompanying such proxy card or voting instruction form.
Attendance at the Glatfelter special meeting alone will not revoke any proxy. If not revoked, the proxy will be voted at the Glatfelter special meeting in accordance with your instructions.
If your shares are held in an account at a bank, brokerage firm or other nominee and you have delivered your voting instruction form to your bank, brokerage firm or other nominee, you should contact your bank, brokerage firm or other nominee to change your vote.
Q:
How do I obtain the voting results from the Glatfelter special meeting?

A:
Preliminary voting results will be announced at the Glatfelter special meeting. In addition, within four business days following certification of the final voting results, Glatfelter intends to file the final voting results of the Glatfelter special meeting with the SEC on a Current Report on Form 8-K.

Q: Whom should I contact if I have any questions about the proxy materials or voting?
A:
If you have any questions about the proxy materials or if you need assistance submitting your proxy card or voting instruction form or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact the information agent or proxy solicitation agent for Glatfelter:

MacKenzie Partners, Inc.
1407 Broadway, 27th Floor
New York, NY 10018
Shareholders Call Toll Free: 800-322-2885 or 212-929-5500
Email: GLT@mackenziepartners.com
If your shares are held in “street name,” through a bank, brokerage firm or other nominee, you should contact such bank, brokerage firm or other nominee if you need to obtain voting instruction forms or have questions on how to vote your shares.

SUMMARY
The following summary contains certain information described in more detail elsewhere in this document. It does not contain all the details concerning the Transactions, including information that may be important to you. To better understand the Transactions, and for a description of the legal terms governing the Transactions, please read carefully and in its entirety this document, including the annexes hereto, and the documents incorporated by reference herein, as well as the registration statement of which this document forms a part, including the exhibits to the registration statement. See “Where You Can Find More Information; Incorporation by Reference.”
Parties to the Transactions
Glatfelter Corporation
Glatfelter is a leading global supplier of engineered materials. Glatfelter’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene, as well as in many diverse packaging, home improvement and industrial applications. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with 15 manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain and the Philippines.
Glatfelter manages its business and makes investment decisions under a functional operating model with three distinct reporting segments: Airlaid Materials, Composite Fibers and Spunlace. Glatfelter’s Airlaid Materials segment is a leading global supplier of highly absorbent and engineered cellulose-based airlaid nonwoven materials, primarily used to manufacture consumer products for growing global end-user markets. Airlaid Materials’ customers are industry leading consumer product companies, as well as private label converters. Glatfelter’s Composite Fibers segment processes specialty long fibers, primarily from natural sources such as abaca, and other materials. Glatfelter’s Spunlace segment is a global leading specialty manufacturer of premium quality spunlace nonwovens for critical cleaning, high-performance materials, personal care, surface disinfecting wipes, hygiene, beauty care and medical applications.
Glatfelter’s principal executive office is located at 4350 Congress Street, Suite 600, Charlotte, North Carolina 28209. Glatfelter common stock is listed on the NYSE under the symbol “GLT”.
This document incorporates important business and financial information about Glatfelter from other documents that are not included in or delivered with this document. For a more detailed description of Glatfelter’s business and operations, see Glatfelter’s filings with the SEC incorporated by reference herein. See “Where You Can Find More Information; Incorporation by Reference.”
Berry Global Group, Inc.
Berry is a leading global supplier of a broad range of innovative rigid, flexible and non-woven products. Berry sells its products predominantly into stable, consumer-oriented end markets. Berry’s customers consist of a diverse mix of global, national, regional and local specialty businesses.
The principal executive offices of Berry and BGI are located at 101 Oakley Street, Evansville, Indiana 47710, and the telephone number is (812) 424-2904. Berry also maintains an Internet site at http://www.berryglobal.com. Berry’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this document (except for its SEC reports expressly incorporated by reference herein) and you should not rely on any such information in making your investment decision.
The foregoing information does not purport to be complete. Certain additional information relating to Berry’s business, management, executive officer and director compensation, voting securities and certain relationships is provided in other documents filed by Berry with the SEC. If you desire copies of any of these documents, you may contact Berry at its address and phone number indicated under “Where You Can Find More Information; Incorporation by Reference.”
Treasure Holdco, Inc.
Spinco, a wholly owned subsidiary of Berry, was incorporated in Delaware on January 16, 2024, for the purpose of serving as a holding company of the HHNF Business and to effect the Separation. Spinco has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. In connection with the Transactions, Spinco has entered into several arrangements that will provide financing to fund the Special Cash Payment and the other Transactions and to pay related transaction fees and expenses. The principal executive office of Spinco is located at 101 Oakley Street, Evansville, Indiana 47710, and the telephone number is (812) 424-2904.
The HHNF Business
Berry’s HHNF Business is a leading global supplier of a broad range of innovative non-woven and related products that service global markets. The HHNF Business sells its products predominantly into stable, consumer-oriented end markets, such as healthcare, personal care and infection prevention. Its customers consist of a mix of leading global, national and mid-sized regional businesses.
The HHNF Business’ operations are organized into two reporting segments, Americas and Rest of World, to align the HHNF Business with its customers, optimize costs, provide improved service and drive future growth. The Americas segment is the HHNF Business’ largest segment, accounting for 67% of consolidated net sales. Its operations consist of 17 manufacturing facilities. The segment primarily manufactures a wide range of products and components of healthcare and hygiene products including baby diapers, medical garments, wipes, dryer sheets, face masks and filtration. The Rest of World segment represents 33% of the HHNF Business’ consolidated net sales. Its operations consist of 13 manufacturing facilities. This segment primarily manufactures a broad collection of healthcare, hygiene and industrial products and components of products including baby diapers, medical garments, wipes, face masks, corrosion protection, cable wrap and filtration. Additional financial information about the HHNF Business segments is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the HHNF Business” and “Notes to Consolidated Financial Statements,” which are included elsewhere in this document.
The HHNF Business’ reaches its customer base through a direct sales force of dedicated professionals. The HHNF Business’ scale enables it to dedicate certain sales and marketing efforts to particular customers. The major markets in which the HHNF Business sells its products are highly competitive. This competition is significant as to both the size and the number of competing firms. The HHNF Business’ primary raw material is polymer resin. In addition, the HHNF Business uses other materials such as fiber, paper and packaging materials. The HHNF Business has historically been able to manage the supply chain disruption by working closely with its suppliers and customers. Changes in the price of raw materials are generally passed on to customers through contractual price mechanisms over time, during contract renewals and other means. The HHNF Business customarily seeks patent and trademark protection for its products and brands while seeking to protect its proprietary know-how. While important to the HHNF Business in the aggregate, sales of any one individually patented product is not considered material to any specific segment or the consolidated results.
Sustainability is comprehensively embedded across the business. With the HHNF Business’ global scale, deep industry experience and strong capabilities, Berry believes it is uniquely positioned to assist its customers in the design and development of more sustainable packaging. The HHNF Business also works globally on continuous improvement of employee safety, energy usage, water efficiency, waste reduction, recycling and reducing Greenhouse Gas (GHG) emissions. The HHNF Business anticipates higher demand for products with lower emissions intensity where polymer resin-based products are inherently well positioned since they typically have lower GHG emissions per functional unit compared to heavier alternatives.
At the end of the Berry (and Spinco) fiscal year ended September 30, 2023, the HHNF Business employed approximately 6,000 employees. Employee safety is a core value. The HHNF Business seeks to attract, develop and retain talent throughout the business with a succession management strategy and a holistic approach to developing key managers and identifying future leaders. The HHNF Business seeks to ensure that everyone is motivated to perform every day. The HHNF Business communicates through regular employee meetings with business and market updates and information on production, safety, quality and other operating metrics. The HHNF Business strives to build a safe and inclusive culture where employees feel valued and treated with respect. HHNF Business employees are expected to act with integrity, and the HHNF Business maintains a Global Code of Business Ethics and provides the framework for ethical business.
The HHNF Business is party to various legal proceedings involving routine claims, which are incidental to its business. Although the legal and financial liability with respect to such proceedings cannot be estimated with certainty, the HHNF Business believes that any ultimate liability would not be material to the business, financial condition, results of operations or cash flows.
The Transactions
Overview
On February 6, 2024, Glatfelter and the Merger Subs entered into certain definitive agreements with Berry and Spinco. Pursuant to the definitive agreements and subject to the terms and conditions contained therein, among other things, (1) Berry will transfer the HHNF Business to Spinco (the Separation), and (2) Spinco will make the Special Cash Payment to Berry. The Special Cash Payment, which will constitute the cash consideration that Berry will receive in connection with the Closing, is estimated to be approximately $1.1 billion, subject to adjustment, and is equal to all of the proceeds of the Spinco Financing, after taking into account certain adjustments to calculate the Special Cash Payment (the Special Cash Payment), (3) Berry will distribute to its stockholders all of the issued and outstanding shares of Spinco common stock held by Berry by way of a Spin-Off, (4) Glatfelter will amend the Existing Glatfelter Charter to, among other things, effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock and increase the number of authorized shares of Glatfelter common stock and (5) First Merger Sub will be merged with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter, immediately following which, Spinco will be merged with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter (the Merger). The Transactions are structured as a Reverse Morris Trust-type transaction. This structure was chosen because, among other things, it provides a tax-efficient method to combine Glatfelter and the HHNF Business.
Upon completion of the First Merger, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases).
Transaction Steps
Below is a step-by-step list illustrating the material events relating to the Separation, the Spinco Distribution and the Merger. Each of these events, as well as any conditions to their completion, is discussed in more detail elsewhere in this document.
Step #1 — The Separation.   Prior to the Spinco Distribution and the Merger, Berry will assign, transfer, convey and deliver (or will cause each of its applicable subsidiaries to assign, transfer, convey and deliver) to Spinco, or the applicable member(s) of the Spinco Group, certain assets and liabilities constituting the HHNF Business and will cause the members of the Spinco Group to assign, transfer, convey and deliver to Berry or one or more of its other subsidiaries designated by Berry (other than any member of the Spinco Group) certain excluded assets and excluded liabilities to separate the HHNF Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement.
Step #2 — Special Cash Payment.   Prior to the First Effective Time, and as a condition to the Spinco Distribution, Spinco will make the Special Cash Payment to Berry, which is a cash distribution to Berry equal to all of the proceeds of the Spinco Financing, after taking into account certain adjustments to calculate the Special Cash Payment.
Step #3 — Initial Spin.   Following the Separation and prior to the Spinco Distribution, BGI will distribute all of the issued and outstanding shares of Spinco common stock to Berry.

Step #4 — The Spinco Distribution.   On the Closing Date, Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders by way of a Spin-Off. Each record holder of Berry common stock on the Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group).
Step #5 — The Existing Glatfelter Charter Amendment.   On the Closing Date and prior to the First Effective Time, Glatfelter will amend its Existing Glatfelter Charter, to, among other things, effect a reverse stock split of all of the issued and outstanding Glatfelter common stock and increase the number of authorized shares of Glatfelter common stock.
Step #6 — The Merger.   Immediately after the Spinco Distribution, First Merger Sub will be merged with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter, immediately following which, Spinco will be merged with and into Second Merger Sub, whereby the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter. As a result of the First Merger, the issued and outstanding shares of Spinco common stock as of immediately prior to the First Effective Time will automatically convert into the right to receive shares of Glatfelter common stock, such that immediately following the First Effective Time, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases). The foregoing are subject to certain conditions to their completion.
Key Terms of the RMT Transaction Agreement
Calculation of the Merger Consideration
At the First Effective Time, each issued and outstanding share of Spinco common stock immediately prior to the First Effective Time (except for any such shares of Spinco common stock held by Spinco as treasury stock or by any other Spinco Entity) will automatically convert into the right to receive a number of shares of Glatfelter common stock such that each holder of record of shares of Spinco common stock immediately prior to the First Effective Time will have the right to receive, in the aggregate, a number of shares of Glatfelter common stock equal to the Merger Consideration, which is a product of (a) the total number of shares of Spinco common stock held of record by such holder immediately prior to the First Effective Time, multiplied by (b) the Exchange Ratio; provided, however, that each holder will receive a cash payment in lieu of fractional shares of Glatfelter common stock.
Conditions to the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by Berry and Glatfelter at or prior to the Closing of each of the following conditions:
•
the Initial Spin, the Spinco Distribution and the Separation will have been consummated in accordance with the terms of the Separation Agreement;

•
the Glatfelter Shareholder Approval will have been obtained;

•
the shares of Glatfelter common stock issuable to the holders of shares of Spinco common stock pursuant to the RMT Transaction Agreement will have been authorized for listing on the NYSE upon official notice of issuance;

•
(i) if applicable, the statutory waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act will have expired or been earlier terminated and, to the extent applicable, any agreement between the parties, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any other applicable Governmental Entity, on the other hand, not to consummate the Transactions will have expired or otherwise been terminated, (ii) all other authorizations, consents, orders, approvals, filings and declarations of, and all expirations of waiting periods required from, any governmental entity set forth on the Berry’s confidential disclosure letter required for the consummation of the Transactions will have been filed, occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being the “Requisite Regulatory Approvals”), (iii) all such Requisite Regulatory Approvals will be in full force and effect and (iv) none of the Regulatory Approvals, including the Requisite Regulatory Approvals, will have had, or would reasonably be expected to have a Detriment (as defined in “The RMT Transaction Agreement — Regulatory Matters”);

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no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions;

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each of the Distribution Registration Statement and the Glatfelter Registration Statement will have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Distribution Registration Statement or the Glatfelter Registration Statement will have been issued and remain in effect, and no proceedings for that purpose will have commenced or be threatened in writing by the SEC, unless subsequently withdrawn;

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Spinco will have received cash proceeds from the borrowing by Spinco under the Spinco Financing Agreements; and

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the Special Cash Payment will have been consummated in accordance with the terms of the Separation Agreement.

The respective obligations of Glatfelter and Merger Subs to complete the Merger are also subject to the satisfaction or waiver by Glatfelter at or prior to the Closing of the following conditions:
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on the date of the RMT Transaction Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) Berry’s (i) representations and warranties with respect to organization, good standing and qualification regarding Berry, corporate authority and approval regarding Berry, brokers and finders regarding Berry, organization, good standing and qualification regarding Spinco, capital structure of Spinco, corporate authority and approval regarding Spinco and brokers and finders regarding Spinco will be true and correct in all material respects (without giving effect to any materiality, material adverse effect or similar qualification), (ii) representations and warranties with respect to absence of certain changes will be true and correct in all respects and (iii) other representations and warranties will be true and correct unless the failure of such representations and warranties of Berry referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, material adverse effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Spinco;

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each of Berry and Spinco will have performed, in all material respects, all obligations required to be performed by it under the RMT Transaction Agreement and the other Transaction Documents at or prior to the Closing Date;

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since the date of the RMT Transaction Agreement, there will not have occurred any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Spinco;

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Glatfelter and Merger Subs will have received a certificate signed on behalf of Berry and Spinco by an executive officer of Berry and Spinco certifying that the conditions set forth in the three immediately preceding bullets have been satisfied;

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Glatfelter will have received a true copy of the Tax Opinions, and the Tax Opinions will not have been withdrawn or rescinded (provided that this condition will not apply with respect to any Tax Opinion to the extent that any such matters are addressed in the IRS Ruling); and

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Glatfelter will have received a true copy of the IRS Ruling, and the IRS Ruling will continue to be valid and in full force and effect as of the Closing Date.

The obligation of Berry and Spinco to complete the Merger is also subject to the satisfaction or waiver by Berry at or prior to the Closing of the following conditions:
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on the date of the RMT Transaction Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) Glatfelter’s (i) representations and warranties with respect to organization, good standing and qualification, corporate authority and approval, certain capital structure matters and brokers and finders will be true and correct in all material respects (without giving effect to any materiality, material adverse effect or similar qualification), (ii) representations and warranties with respect to absence of certain changes will be true and correct in all respects and (iii) other representations and warranties will be true and correct unless the failure of such representations and warranties of Glatfelter referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, material adverse effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Glatfelter;

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each of Glatfelter and Merger Subs will have performed in all material respects all obligations required to be performed by it under the RMT Transaction Agreement and the other Transaction Documents at or prior to the Closing Date;

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since the date of the RMT Transaction Agreement, there will not have occurred any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Glatfelter;

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Berry will have received a certificate signed on behalf of Glatfelter and Merger Subs by an executive officer of Glatfelter and Merger Subs certifying that the conditions set forth in the three immediately preceding bullets have been satisfied;

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none of the regulatory approvals required to be obtained by any of the parties prior to the First Effective Time, including the Requisite Regulatory Approvals, will , or would reasonably be expected to, require Berry or its affiliates (other than the Spinco Entities) to (A) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, or (B) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, except with respect to Berry’s right to designate directors on the Glatfelter Board pursuant to the RMT Transaction Agreement;

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Berry will have received a true copy of the Tax Opinions, and the Tax Opinions will not have been withdrawn or rescinded (provided that this condition will not apply with respect to any Tax Opinion to the extent that any such matters are addressed in the IRS Ruling); and

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Berry will have received a true copy of the IRS Ruling, and the IRS Ruling will continue to be valid and in full force and effect as of the Closing Date.

In addition, the respective obligations of Glatfelter and Merger Subs and Berry and Spinco to complete the Merger are also subject to the satisfaction or waiver by Glatfelter or Berry, as applicable, at or prior to the Closing of other customary closing conditions. For a description of the conditions which must be satisfied or waived by Glatfelter or Berry prior to the Closing, see “The RMT Transaction Agreement — Conditions to the Merger.”
Termination
The RMT Transaction Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the First Effective Time by mutual written consent of Berry and Glatfelter.

In addition, the RMT Transaction Agreement may be terminated, and the Merger and the other Transactions may be abandoned by either Berry or Glatfelter under specific circumstances. For a description of the circumstances under which the RMT Transaction Agreement may be terminated, and the Merger and the other Transactions may be abandoned, see “The RMT Transaction Agreement — Termination.”
Termination Fees and Expenses Payable in Certain Circumstances
The RMT Transaction Agreement provides that, upon termination of the RMT Transaction Agreement under specified circumstances, a termination fee of $10,000,000 may be payable by Glatfelter to Berry or by Berry to Glatfelter. For a description of the circumstances under which the termination fee is payable by Glatfelter to Berry or by Berry to Glatfelter, see “The RMT Transaction Agreement — Termination Fees and Expenses Payable in Certain Circumstances.”
Debt Financing
On February 6, 2024, in connection with the entry into the Separation Agreement and the RMT Transaction Agreement, Spinco entered into the Spinco Commitment Letter, which was subsequently amended and restated on each of March 2, 2024, and March 8, 2024, in order to add additional lender parties to the Spinco Commitment Letter. Under which the Spinco Lenders committed to provide to Spinco (i) $1,585 million in aggregate principal amount of senior secured term loans, the Term Loan Facility, and (ii) a $350 million senior secured revolving credit facility. The proceeds of the Term Loan Facility will be used by Spinco on the Closing Date to finance, in part, the repayment of certain indebtedness of Glatfelter and Spinco and to otherwise fund the other Transactions and to pay the related transaction fees and expenses. The commitments under the Spinco Commitment Letter are subject to customary closing conditions.
Other Agreements Related to the Transactions
Employee Matters Agreement
In connection with the Transactions, Glatfelter, Spinco and Berry have entered into the Employee Matters Agreement, which establishes the obligations of Glatfelter, Spinco and Berry with respect to the liabilities associated with current and former employees of the Spinco Business and the covenants of the parties with respect to the employment and compensation of such individuals in the context of the Transactions.
Tax Matters Agreement
In connection with the Transactions, Berry, Spinco and Glatfelter have entered into the Tax Matters Agreement which governs the parties’ respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business, taxes, if any, incurred as a result of any failure of Initial Spin, the Spinco Distribution, the Merger or certain related Transactions to qualify as tax-free for U.S. federal income tax purposes, and the apportionment of tax attributes. The Tax Matters Agreement also sets forth the obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters.
Under the Tax Matters Agreement, subject to certain exceptions, Berry is generally responsible for taxes attributable to Spinco that relate to the time period during which Berry owned the Spinco Business, and Glatfelter is generally responsible for taxes attributable to Spinco that relate to a post-Spinco Distribution period. Furthermore, Berry is generally responsible for taxes arising with respect to the failure of the Initial Spin, the Spinco Distribution, the Merger or certain related Transactions to qualify as tax-free transactions, except in certain cases where such taxes are attributable to a breach of certain representations, warranties or covenants made by Glatfelter (or by Spinco solely to the extent relating to any tax period beginning after the Second Merger) or to certain actions or omissions by Glatfelter.
In addition, to preserve the intended tax treatment of the Transactions, the Tax Matters Agreement generally prohibits, for a two-year period following the Spinco Distribution Date, Berry, Spinco and Glatfelter and their respective subsidiaries from taking certain actions that could cause the Initial Spin, the Spinco

Distribution, the Merger or certain related Transactions to fail to qualify as tax-free transactions. The Glatfelter Group may not, among other things and subject to certain exceptions:
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enter into any transaction or series of transactions as a result of which one or more persons would (directly or indirectly) acquire an amount of stock of Glatfelter that, when combined with certain other changes in ownership of stock in Glatfelter (including the Merger), would equal or exceed 45% of the outstanding stock of Glatfelter, as applicable, by vote or value;

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merge or consolidate Glatfelter with any other person, unless Glatfelter is the survivor of the merger or consolidation;

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fail to be actively engaged in the conduct of the active trade or business described in the IRS Ruling;

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sell or otherwise dispose of more than 35% of the gross assets of the Spinco Group or more than 35% of the gross assets of the HHNF Business;

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redeem or repurchase any stock of Glatfelter, other than in certain open-market or similar transactions;

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take any action affecting the voting rights of the stock of Glatfelter;

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take any action or actions that, individually or in the aggregate, would be reasonably likely to adversely affect the tax-free status of the Initial Spin, the Spinco Distribution, the Merger or certain related Transactions; or

•
adopt a plan or enter into any agreement to do any of the foregoing.

The Tax Matters Agreement further restricts, subject to certain exceptions, the Glatfelter Group from refinancing or assuming the Spinco Financing within 90 days after the Spinco Distribution. If the Glatfelter Group intends to take any action that is otherwise prohibited by the Tax Matters Agreement, prior to taking such action Glatfelter is required to (1) obtain a favorable private letter ruling from the IRS or an unqualified tax opinion, in each case, reasonably satisfactory to Berry to the effect that such action will not affect the tax-free status of the Initial Spin, the Spinco Distribution, the Merger or such related Transactions, or (2) receive from Berry a written waiver of the requirement to obtain such private letter ruling or unqualified tax opinion. If the Glatfelter Group takes any of the actions described above and such actions result in indemnifiable tax-related losses under the Tax Matters Agreement, the Glatfelter Group generally is required to indemnify Berry for such tax-related losses, without regard to whether Glatfelter obtained a private letter ruling from the IRS or an unqualified tax opinion or received Berry’s prior written consent to take such action. The indemnity obligations of Berry, Spinco, Glatfelter and any of their respective subsidiaries under the Tax Matters Agreement are not subject to a cap.
Transition Services Agreement
Upon the Closing, BGI and the Surviving Entity will enter into the Transition Services Agreement to facilitate the transition and integration of the HHNF Business with and into the Surviving Entity. Accordingly, for a certain period of time following the Closing, each of BGI and the Surviving Entity will provide the other party with services that the parties agree are reasonably necessary in order for the HHNF Business to operate in substantially the same manner as the HHNF Business is and was conducted as of the date of the RMT Transaction Agreement, at the Closing and during the 12-month period prior to the Closing, and each party will provide the applicable transition services to the other party in a manner generally consistent with the historical provision of such services by such party or any of its affiliates (to the extent such services were performed by such party or any of such affiliates prior to closing) to the HHNF Business during the 12-month period prior to the date of the Transition Services Agreement. The term of the Transition Services Agreement is expected to be two years after the Closing Date, subject to an option to extend the term if BGI and the Surviving Entity agree in writing to do so.
Information about the Glatfelter Special Meeting
Date, Time and Place
The Glatfelter special meeting is scheduled to be held online via live audio webcast at www.virtualshareholdermeeting.com/GLT2024SM on October   , 2024 at 8:00 a.m., Eastern Time.

Purpose of the Glatfelter Special Meeting
At the Glatfelter special meeting, Glatfelter shareholders will be asked to consider and vote on the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal. The Glatfelter Board carefully evaluated the Merger and other transactions in consultation with Glatfelter management and Glatfelter’s advisors, and, on February 6, 2024, the Glatfelter Board approved the Transaction Documents and the Transactions contemplated thereby.
Glatfelter Record Date; Shareholders Entitled to Vote
The Glatfelter Board has fixed the close of business on September   , 2024, as the record date for the Glatfelter special meeting. Only record holders of shares of Glatfelter common stock (also sometimes referred to as registered holders), as of the close of business on Glatfelter record date are entitled to receive notice of the Glatfelter special meeting and to vote at the Glatfelter special meeting or any adjournment or postponement thereof. As of the Glatfelter record date, there were                   issued and outstanding shares of Glatfelter common stock. As of the Glatfelter record date, approximately     % were held by Glatfelter’s directors and executive officers and their affiliates. Glatfelter currently expects that Glatfelter’s directors and executive officers and their affiliates will vote their shares of Glatfelter common stock in favor of the Share Issuance proposal and the Charter Amendment proposals. Additionally, Glatfelter currently expects that Glatfelter’s directors and executive officers and their affiliates will vote their shares of Glatfelter common stock in favor of the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.
Quorum
For the purposes of the Glatfelter special meeting, the presence, in person or by proxy, of the shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purpose of considering such matter.
Required Vote
Approval of each of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and, on an advisory (non-binding) basis, the “Golden Parachute” Compensation proposal requires the affirmative vote a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote on such proposals. Each shareholder of Glatfelter entitled to vote shall be entitled to one vote for every such share standing in such shareholder’s name on the record date for the Glatfelter special meeting.
Failure to Vote and Abstentions
An abstention occurs when a holder of shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting attends the Glatfelter special meeting in person and does not vote or returns a proxy with an “abstain” vote. If you submit a proxy card on which you indicate that you abstain from voting, your abstention will not be recorded as a vote cast “FOR” or “AGAINST” the applicable proposal, and it will have no effect on the applicable proposal.
If you are a holder of shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting and you do not attend the Glatfelter special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be recorded as a vote cast. This will have no effect on the vote for the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.
Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Glatfelter special meeting, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Glatfelter special meeting. If your shares are held in the name of a bank, brokerage firm, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

For more information about the Glatfelter special meeting, see “Information about the Glatfelter Special Meeting.”
Recommendation of the Glatfelter Board; Glatfelter’s Reasons for the Transactions
The Glatfelter Board unanimously recommends that Glatfelter shareholders vote “FOR” the Share Issuance proposal, “FOR” the Charter Amendment proposals, “FOR” the Omnibus Plan proposal and “FOR” the “Golden Parachute” Compensation proposal.
The Glatfelter Board carefully evaluated the Merger and other transactions in consultation with Glatfelter management and Glatfelter’s advisors, and, on February 6, 2024, the Glatfelter Board approved the Transaction Documents and the Transactions contemplated thereby, including the Merger, the Share Issuance proposal and the Charter Amendment proposals, and determined that the Transaction Documents and the Transactions contemplated thereby are in the best interests of Glatfelter. All members of the Glatfelter Board were in attendance at the meeting, and the Glatfelter Board unanimously recommended that Glatfelter shareholders vote “FOR” the Share Issuance proposal and “FOR” the Charter Amendment proposals.
In addition, the Glatfelter Board unanimously recommends that Glatfelter shareholders vote “FOR” the Omnibus Plan proposal and “FOR” the “Golden Parachute” Compensation proposal.
In making its determination to approve the Transaction Documents and the Transactions and resolve to recommend that Glatfelter shareholders approve the Share Issuance proposal and the Charter Amendment proposals, the Glatfelter Board held a number of meetings and considered various expected advantages and benefits of the Transactions, as well as a variety of negative factors. The Glatfelter Board considered these advantages, benefits and negative factors as a whole and considered the relevant information and factors to be favorable to, and in support of, its determination. For the factors considered by the Glatfelter Board in reaching its decision, see “The Transactions — Recommendation of the Glatfelter Board; Glatfelter’s Reasons for the Transactions.”
Opinion of Glatfelter’s Financial Advisor
J.P. Morgan has confirmed its February 6, 2024, oral opinion by delivering its written opinion to the Glatfelter Board, dated as of February 6, 2024, that, as of such date, the Merger Consideration to be paid by Glatfelter in the Transactions was fair, from a financial point of view, to Glatfelter. The summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion. J.P. Morgan’s written opinion was addressed to the Glatfelter Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transactions, was directed only to the Merger Consideration to be paid in the Transactions and did not address any other aspect of the Transactions. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any class of securities, creditors or other constituencies of Glatfelter or as to the underlying decision by Glatfelter to engage in the Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Glatfelter as to how such shareholder should vote with respect to the Transactions or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
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reviewed a draft of the RMT Transaction Agreement dated February 2, 2024;

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reviewed certain publicly available business and financial information concerning Glatfelter and Berry (including Spinco) and the industries in which they operate;

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compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the merger consideration received for such companies;

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compared the financial and operating performance of Glatfelter and Berry (including Spinco) with publicly available information concerning certain other companies J.P. Morgan deemed relevant;

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reviewed certain internal financial analyses and forecasts prepared by the managements of Glatfelter and Berry relating to their respective businesses (including Spinco’s business), as modified by the management of Glatfelter to reflect their views concerning Spinco’s financial analyses and forecasts, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transactions (the “Synergies”); and
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performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Glatfelter and Berry with respect to certain aspects of the Transactions, and the past and current business operations of Glatfelter and Berry (including Spinco), the financial condition and future prospects and operations of Glatfelter and Spinco, the effects of the Transactions on the financial condition and future prospects of Glatfelter, Berry and Spinco and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
Berry’s Reasons for the Transactions
In reaching its decision to approve the Transactions, the Berry Board and its senior management consulted with advisors, and considered a wide variety of factors in support of its decision, including that the Berry Board believes that the Transactions are in the best interests of Berry stockholders, the tax-efficient nature of the Transactions, the improvement to the cyclicality of Berry’s financial results following the Transactions and Berry’s ability to concentrate on its core packaging businesses following Transactions. Berry considered these factors as a whole and considered other relevant information and factors favorable to, and in support of, its determination, as well as a variety of risks and other potentially negative factors. For the factors considered by Berry in reaching its decision, see “The Transactions — Berry’s Reasons for the Transactions.”
Regulatory Approvals
Each of Berry and Glatfelter has agreed to use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable on each of their part under the RMT Transaction Agreement and the other Transaction Documents and applicable laws and governmental orders to consummate and make effective the Merger and the other Transactions. For a summary of such actions, see “The RMT Transaction Agreement — Regulatory Matters.”
Under the HSR Act, Berry and Glatfelter were required to file notifications with the FTC and the Antitrust Division and to observe a mandatory premerger waiting period before completing the Merger. On March 8, 2024, Berry and Glatfelter filed premerger notifications with the FTC and the Antitrust Division, and on April 8, 2024, at 11:59 pm, the initial mandatory premerger waiting period under the HSR Act expired without either party receiving a Request for Additional Information or Documentary Material (commonly known as a Second Request) from the FTC or the Antitrust Division in connection with the Merger.
The RMT Transaction Agreement provides that the Merger is also subject to competition approvals by the competition law regulators in a number of jurisdictions. Further, completion of the Merger is also conditioned upon the receipt of all necessary consents from the competent foreign direct investment and other regulators. Berry and Glatfelter have obtained the necessary approvals and clearances under competition and foreign direct investment laws.
For additional information, see “The Transactions — Regulatory Approvals.”
Material U.S. Federal Income Tax Consequences
The following are the material U.S. federal income tax consequences (i) of the Spinco Distribution and the Merger to U.S. Holders of Berry common stock, and (ii) of the reverse stock split and the Merger to U.S. Holders of Glatfelter common stock. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Berry common stock or Glatfelter common stock, as applicable, that is for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion assumes that U.S. Holders of Berry common stock or Glatfelter common stock, as applicable, hold such stock as a capital asset for tax purposes (generally, assets held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder considering that stockholder’s particular circumstances or to a U.S. Holder subject to special rules, such as:
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a financial institution, regulated investment company, real estate investment trust or insurance company;

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a tax-exempt organization;

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a dealer or broker in securities, commodities or foreign currencies;

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a stockholder that holds Berry common stock or Glatfelter common stock, as applicable, as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;

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a stockholder that holds Berry common stock or Glatfelter common stock, as applicable, in a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code; or

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a stockholder that acquired Berry common stock or Glatfelter common stock, as applicable, pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

Tax matters are complicated and the tax consequences of the Spinco Distribution, the reverse stock split, Merger and related transactions will depend on the facts of each holder’s own situation. Each holder of Berry common stock and Glatfelter common stock should read the summary in “Material U.S. Federal Income Tax Consequences” and consult its own tax advisor as to the particular U.S. federal, state or local or foreign income or other tax consequences.
Tax Opinion and IRS Ruling
The completion of the Initial Spin, the Spinco Distribution, the Merger and certain related Transactions are conditioned upon the receipt of (1) Tax Opinions substantially to the effect that, among other things, for U.S. federal income tax purposes, (a) the Initial Spin, taken together with certain related Transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code, (b) the Spinco Distribution will qualify as a tax-free distribution under Section 355 of the Code and (c) the Merger will qualify as a “reorganization” under Section 368(a) of the Code, and (2) the IRS Ruling regarding the qualification of the Contribution, the Initial Spin, the Spinco Distribution, the Special Cash Payment and certain related Transactions for tax-free treatment. Opinions of counsel are not binding on the IRS. As a result, to the extent a conclusion expressed in the Tax Opinions is not also covered in the IRS Ruling, such conclusion could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Berry and its stockholders could be materially less favorable. Additionally, although the IRS Ruling is generally binding on the IRS, Berry, Spinco and Glatfelter will not be able to rely on the IRS Ruling if the factual representations made to the IRS in connection with the IRS Ruling request prove to be inaccurate or incomplete in any material respect, or if undertakings made to the IRS in connection with the request for the IRS Ruling are not satisfied.
Consequences of the Spinco Distribution and the Merger to U.S. Holders of Berry Common Stock
In general, if the Spinco Distribution were not to qualify as a tax-free distribution, each U.S. Holder who receives Spinco common stock in the Spinco Distribution would generally be treated as receiving a taxable distribution equal to the fair market value of the Spinco common stock received by such U.S. Holder in the Spinco Distribution. In the event that a U.S. Holder is treated as receiving a taxable distribution in the Spinco Distribution, such distribution would be treated as a taxable dividend to the extent of such U.S. Holder’s allocable share of Berry’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and to the extent the distribution exceeds such earnings and profits, the distribution would constitute a return of capital and would first reduce the U.S. Holder’s basis in its Berry common stock, but not below zero, and then would be treated as a gain from the sale of the Berry common stock. In addition, if the Spinco Distribution were not to qualify for non-recognition treatment under Section 355 of the Code, Berry would recognize taxable gain on the Spinco Distribution, which could result in material tax liability to Berry.
In general, if the Merger were not to qualify as a “reorganization,” a U.S. Holder would be required to recognize gain or loss equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in its Spinco common stock surrendered in the Merger and an amount equal to the fair market value of its shares of Glatfelter common stock received in the Merger, plus any cash received in lieu of fractional shares. Generally, in such event, a U.S. Holder’s tax basis in the shares of Glatfelter common stock received in the Merger would equal the fair market value of such shares as of the date of the Merger, and such U.S. Holder’s holding period with respect to such shares would begin on the day after the Merger.
Consequences of the Reverse Stock Split and the Merger to U.S. Holders of Glatfelter common stock
The following discussion assumes that for U.S. federal income tax purposes, the reverse stock split would not be integrated or otherwise treated as part of a unified transaction with any other transaction. Based on the above assumption, the reverse stock split, if implemented, will qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code. Provided that the reverse stock split so qualifies, for U.S. federal income tax purposes:
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a U.S. Holder that receives a reduced number of shares of Glatfelter common stock pursuant to the reverse stock split will not recognize any gain or loss, except with respect to the amount of cash (if any) received in respect of a fractional share;

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a U.S. Holder’s aggregate tax basis in such holder’s shares of Glatfelter common stock received in the reverse stock split will equal the aggregate tax basis of such holder’s shares of Glatfelter common stock held immediately before the reverse stock split and exchanged therefor, but not including the tax basis of shares surrendered in exchange for cash received in respect of a fractional share of Glatfelter common stock, as applicable;

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a U.S. Holder’s holding period of shares of Glatfelter common stock received in the reverse stock split will include the holding period of the pre-reverse stock split shares of Glatfelter common stock exchanged therefor; and

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a U.S. Holder that receives cash in lieu of a fractional share of Glatfelter common stock generally will recognize gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s tax basis in the shares of Glatfelter common stock surrendered that is allocated to such fractional share of Glatfelter common stock.

U.S. Holders of Glatfelter common stock will not receive any stock or other consideration in respect of their Glatfelter common stock pursuant to the Merger. Accordingly, U.S. Holders of Glatfelter common stock will not realize any gain or loss in respect of their Glatfelter common stock pursuant to the Merger.
Board of Directors and Management of Glatfelter Following the Transactions
As of the Second Effective Time, the Glatfelter Board will consist of nine directors, consisting of (i) the CEO Designee, (ii) five Berry Designees and (iii) three Glatfelter Designees. The Chairperson of the Glatfelter Board will be one of the Glatfelter Designees. At least two of the Berry Designees and one of the Glatfelter Designees must be eligible to serve on the audit committee of the Glatfelter Board under the applicable requirements of the SEC and the NYSE. The Glatfelter Board will take all such actions as may be necessary to ensure that at least one Glatfelter Designee (or replacement Glatfelter Designee, if applicable) is appointed to serve on each committee of the Glatfelter Board, subject to applicable independence requirements.

The initial term of the Berry Designees and Glatfelter Designees will expire immediately following Glatfelter’s first annual meeting of shareholders that occurs after the Second Effective Time.
The RMT Transaction Agreement provides that, until the second annual meeting of Glatfelter’s shareholders that occurs after the Second Effective Time, if there is a vacancy created by illness, death, resignation, retirement or removal of (a) any Berry Designee (or replacement Berry Designee), then such vacancy will be filled by the affirmative vote of a majority of the remaining Berry Designees (and/or replacement Berry Designees), even if less than a quorum, or by a sole remaining Berry Designee (or replacement Berry Designee), or (b) any Glatfelter Designee (or replacement Glatfelter Designee), then such vacancy will be filled by the affirmative vote of a majority of the remaining Glatfelter Designees (and/or replacement Glatfelter Designees), even if less than a quorum, or by a sole remaining Glatfelter Designee (or replacement Glatfelter Designee); provided, however, that any such appointments will be made in accordance with applicable law and the rules of the NYSE (or other national securities exchange on which Glatfelter’s securities are listed at the relevant time).
Interests of Glatfelter’s Directors and Executive Officers in the Transactions
Certain of Glatfelter’s directors and executive officers may be deemed to have interests in the Transactions that may be different from, or in addition to, those of Glatfelter shareholders generally. The Glatfelter Board was aware of and considered these potential interests, among other matters, in evaluating, negotiating and reaching the determination to approve the Transaction Documents and the Transactions and to recommend to Glatfelter shareholders that they vote to approve the Charter Amendment proposals, the Share Issuance proposal, Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.
All outstanding Glatfelter equity-based awards, including those held by Glatfelter’s executive officers and non-employee directors, that do not vest in connection with the Merger will remain outstanding with respect to Glatfelter common stock following the Merger, will be automatically adjusted for the Merger and the reverse stock split and will remain subject to the same terms and conditions (including any applicable vesting requirements) that applied to the Glatfelter equity-based awards immediately prior to the Merger.
These interests are described in further detail under “The Transactions — Interests of Glatfelter’s Directors and Executive Officers in the Transactions.” Also, as more fully described in “The RMT Transaction Agreement — Post-Closing Governance Matters,” certain existing directors and executive officers of Glatfelter are expected to serve as directors and executive officers of Glatfelter upon completion of the Transactions.
Effects of the Merger on Outstanding Glatfelter Equity-Based Awards
The Merger will constitute a “change in control” under the terms of Glatfelter’s previously disclosed equity incentive plan, awards and form award agreements. Glatfelter performance stock awards (“Glatfelter PSAs”) held by executive officers that are outstanding immediately prior to the Merger will have “single-trigger” accelerated vesting upon the Merger and, as a result, will be deemed to be earned and vested at (a) actual performance for completed performance periods, and (b) the greater of target or actual performance through the date of the Merger for incomplete performance periods, in accordance with the terms of the equity incentive plan and Glatfelter PSA award agreements. Glatfelter RSUs held by executive officers that are outstanding immediately prior to the Merger will have “double-trigger” accelerated vesting under the terms of the Glatfelter RSU award agreements if the executive officer has a qualifying termination of employment in connection with the Merger. The first trigger will have been met as a result of the Merger. Glatfelter RSUs held by non-employee directors that are outstanding immediately prior to the Merger will have accelerated vesting if the non-employee director has a qualifying cessation of Glatfelter Board service in connection with the Merger. All other outstanding Glatfelter RSUs and Glatfelter stock-only stock appreciation rights (“Glatfelter SOSARs”) held by executive officers and non-employee directors that do not vest in connection with the Merger will remain outstanding with respect to Glatfelter common stock following the Merger, will be automatically adjusted for the Merger and the reverse stock split and will remain subject to the same terms and conditions (including any applicable vesting requirements) that applied to such Glatfelter equity-based award immediately prior to the Merger and Charter Amendment.

Effects of the Spinco Distribution and the Merger on Outstanding Berry Equity-Based Awards
Under the terms of the Employee Matters Agreement, certain Berry equity-based awards that were granted prior to the date of the Employee Matters Agreement to Spinco Employees identified in the Employee Matters Agreement and that are outstanding as of the Closing Date will remain Berry equity-based awards and may be adjusted as appropriate in accordance with the terms of the applicable plans to reflect the Spinco Distribution. All other Berry equity-based awards that were granted to Spinco Employees prior to the date of the Employee Matters Agreement and that are outstanding as of the Closing Date will be cancelled and replaced with Glatfelter equity-based awards of the same type based on the Glatfelter Equity Adjustment Ratio or providing the same economic benefit, as applicable, having substantially the same terms and conditions as those to which the underlying Berry equity-based award was subject to immediately prior to the Closing Date. Berry equity-based awards held by current and former employees of Berry who will not become Spinco Employees and Former Spinco Employees or that are otherwise specifically excluded from becoming Glatfelter equity-based awards under the Employee Matters Agreement will remain Berry equity-based awards and may be adjusted as appropriate in accordance with the terms of the applicable plans to reflect the Spinco Distribution.
No Dissenters’ Rights/Rights of Appraisal
Neither Glatfelter’s shareholders nor Berry’s stockholders will be entitled to exercise appraisal or dissenter’s rights under the laws of the Commonwealth of Pennsylvania, including the Pennsylvania Business Corporation Law, or the DGCL, in connection with the Transactions.
Summary Risk Factors
There are a number of risks that Berry stockholders and Glatfelter shareholders should consider in connection with the Transactions. These risks are discussed more fully in “Risk Factors.” Any of these risks could materially adversely affect the business, financial condition and results of operations of HHNF Business, Glatfelter and/or Magnera and the actual outcome of matters as to which forward-looking statements are made in this document. These risks include, but are not limited to, the following.
Risk Factors Relating to the Transactions
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The Transactions may not be completed on the terms or timeline currently contemplated, or at all, as Berry and Glatfelter may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions or such approvals may contain material restrictions or conditions.

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If completed, the Transactions may not be successful or achieve the anticipated financial and other benefits.

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The pendency of the Transactions or the failure to complete the Transactions in a timely manner or at all could adversely affect Glatfelter’s stock price as well as its future business and its financial condition and results of operations.

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Glatfelter shareholders will, in the aggregate, have a significantly reduced ownership and voting interest in Glatfelter after the completion of the Transactions and will exercise less influence over management.

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The RMT Transaction Agreement contains provisions that may discourage other companies from trying to acquire Glatfelter.

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The calculation of the Merger Consideration will not be adjusted if there is a change in the value of the HHNF Business or its assets or the value of Glatfelter before the Transactions are completed.

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Goodwill and other intangibles represent a significant amount of the net worth of the HHNF Business, and a future write-off could result in lower reported net income and a reduction of such net worth.

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Glatfelter expects to incur significant costs associated with the Transactions that could adversely affect the business, financial condition and results of operations following the completion of the Transactions.

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Glatfelter is required to abide by potentially significant restrictions which could limit its ability to undertake certain corporate actions that otherwise could be advantageous.

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The Spinco Distribution could result in significant tax liability, and Glatfelter may be obligated to indemnify Berry for any such tax liability imposed on Berry.

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If the Merger does not qualify as a tax-free reorganization under Section 368 of the Code, participating Berry stockholders that hold Spinco common stock may have significant tax liability.

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Some of Glatfelter’s directors and executive officers may have interests in completing the Transactions that may be different from, or in addition to, those of other Glatfelter shareholders.

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Glatfelter and the HHNF Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.

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Glatfelter, by acquiring Spinco in the Transactions, will, on a consolidated basis, assume and be responsible for the Spinco Assumed Liabilities following the completion of the Transactions.

Risk Factors Relating to the HHNF Business and Magnera Following the Transactions
•
The historical financial information of the HHNF Business and the unaudited pro forma condensed combined financial information of Glatfelter and the HHNF Business may not be representative of the financial condition or results of operations if the HHNF Business had been operated independently of Berry or if Glatfelter and the HHNF Business had been a combined company for the periods presented and therefore may not be indicative of future operating performance.

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Magnera may be unable to provide (or obtain from third parties) the same types and level of services to the HHNF Business that historically have been provided by Berry or may be unable to provide (or obtain) them at the same cost.

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Magnera’s business, financial condition and results of operations may be adversely affected following the Transactions if it cannot negotiate terms that are as favorable as those Berry has received when Magnera replaces contracts after the completion of the Transactions.

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Although the Transactions are expected to result in synergies and other benefits, those benefits may not be realized because of difficulties related to integration, the achievement of such synergies and other challenges.

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The success of Magnera will also depend on relationships with third parties and existing customers of Glatfelter and the HHNF Business, which relationships may be affected by customer or third-party preferences or public attitudes about the Transactions.

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Following the completion of the Transactions, Magnera’s consolidated indebtedness will increase substantially as a result of the Transactions, which could adversely affect Magnera.

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The financial projections included herein are based upon estimates and assumptions made at the time they were prepared. If these estimates or assumptions prove to be incorrect or inaccurate, the actual operating results may differ materially from those forecasted for Glatfelter and the HHNF Business.

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Magnera may not be able to compete successfully, and its customers may not continue to purchase its products.

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Magnera may pursue acquisitions or divestitures, which could adversely affect its business.

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In the event of a catastrophic loss of a key facility, Magnera would be adversely affected.

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Magnera’s success will depend on attracting, developing, motivating and retaining talented people within its business. Significant shortfalls in recruitment or retention, labor cost inflation or failure to adequately motivate employees, could adversely affect the ability to compete and achieve strategic goals.

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The international operations of Glatfelter and the HHNF Business pose risks to the business of Magnera that may not be present with its domestic operations.

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Changes in domestic and foreign laws and regulations and other risks related to international operations could adversely impact Magnera’s business, financial condition and results of operations.

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Changes in tax laws or changes in the HHNF Business’ geographic mix of earnings could have a material impact on the financial condition and results of operation of the HHNF Business.

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Raw material inflation or shortage of available materials could harm Magnera’s financial condition and results of operations, which could adversely affect Magnera’s business, financial condition and results of operations.

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Weather related events could negatively impact Magnera’s results of operations.

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Increased cybersecurity threats, system inadequacies and failures could disrupt Magnera’s operations and compromise customer, employee, vendor, company and other data which could negatively affect Magnera’s business.

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Current and future environmental and other governmental requirements could adversely affect the financial condition of Magnera and the ability to conduct its business.

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Magnera may not be successful in protecting its intellectual property rights, including unpatented proprietary know-how and trade secrets, or in avoiding claims that Glatfelter, the HHNF Business and/or Magnera infringed on the intellectual property rights of others.

Accounting Treatment
Accounting Standards Codification (“ASC”) 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquirer. In identifying Spinco, a wholly owned subsidiary of Berry, as the accounting acquirer, Spinco’s conclusion is based primarily upon the following: (i) approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time; (ii) the current President of Berry’s HHNF Business will serve as Chief Executive Officer of Magnera for a substantial period of time following the Transactions and will be primarily responsible for appointing the rest of the executive management team; (iii) in addition to the current President of Berry’s HHNF Business, five of the remaining eight additional directors of Magnera will be designated by the Berry Board; (iv) a Spinco stockholder is expected to have the largest non-passive minority interest in Magnera; (v) Berry, the parent of Spinco, initiated the Transactions; and (vi) the HHNF Business of Spinco is significantly larger than Glatfelter. See “The Transactions — Accounting Treatment.”
As a result of the identification of Spinco as the accounting acquirer, Spinco will apply the acquisition method of accounting to the assets acquired and liabilities assumed of Glatfelter upon completion of the Merger. Upon completion of the Transactions, the historical financial statements will reflect only the operations and financial condition of Spinco and the HHNF Business. See “The Transactions — Accounting Treatment.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
The following summary historical consolidated financial information of Glatfelter, summary historical combined financial information of Spinco (the HHNF Business), summary unaudited pro forma condensed combined financial information of Glatfelter and the HHNF Business and summary historical market price are being provided to help you in your analysis of the financial aspects of the Transactions. The summary unaudited pro forma condensed combined financial information of Glatfelter and the HHNF Business have been prepared by Berry for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of Glatfelter and the HHNF Business would have been had the Transactions been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read this information in conjunction with the financial information included elsewhere and incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference,” “Unaudited Pro Forma Condensed Combined Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the HHNF Business,” “Market Price and Dividend Information” and “Parties to the Transactions.”
Summary Historical Consolidated Financial Information of Glatfelter
The following summary historical consolidated financial information of Glatfelter as of and for each of the three years ended December 31, 2023, 2022 and 2021 has been derived from Glatfelter’s historical audited consolidated financial statements and the notes thereto, which are incorporated by reference into this document, and as of and for the six months ended June 30, 2024, has been derived from Glatfelter’s unaudited condensed consolidated financial statements and the notes thereto which are incorporated by reference into this document. The summary historical consolidated financial information is qualified in its entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Glatfelter’s consolidated financial statements and unaudited condensed consolidated financial statements and the notes thereto included in Glatfelter’s Annual Report on Form 10-K for the year ended December 31, 2023, and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, each of which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference.” Glatfelter’s historical consolidated financial information may not be indicative of the future performance of Glatfelter following the Transactions. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
	Six Months Ended June 30, 2024	Fiscal Year Ended December 31,
(in millions, except per share amounts)		2023	2022	2021
Selected Consolidated Statements of Income (Loss) Information:
Net sales	$657	$1,386	$1,491	$1,085
Operating income (loss)	6	3	(164)	29
Net income (loss) from continuing operations	(42)	(78)	(194)	7
Basic earnings (loss) per share from continuing operations	(0.93)	(1.73)	(4.33)	0.15
Diluted earnings (loss) per share from continuing operations	(0.93)	(1.73)	(4.33)	0.15
Selected Consolidated Statements of Cash Flows Information:
Net cash provided (used) by operating activities	(21)	(26)	(41)	71
Net cash used by investing activities	(13)	(37)	(33)	(490)
Net cash provided (used) by financing activities	17	(1)	47	462
Selected Consolidated Balance Sheet Information:
Cash and cash equivalents	34	50	111	138
Total assets	1,505	1,564	1,647	1,881
Total liabilities	1,300	1,307	1,329	1,338
Total shareholders’ equity	205	257	318	543

Summary Historical Combined Financial Information of Spinco (HHNF Business)
The summary historical combined financial information of the HHNF Business for the three quarterly periods ended June 29, 2024, and the summary historical balance sheet data as of June 29, 2024, have been derived from the unaudited interim combined financial statements of the HHNF Business which are included elsewhere in this document. The following summary historical combined financial information of the HHNF Business as of and for the years ended September 30, 2023, October 1, 2022, and October 2, 2021, has been derived from the HHNF Business’ audited combined financial statements and the notes thereto which are included elsewhere in this document. The summary historical combined financial information is qualified in its entirety by, and should be read in conjunction with, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the HHNF Business” and “Combined Financial Statements of Spinco (the HHNF Business)” and the notes thereto included elsewhere in this document. The HHNF Business’ historical combined financial information is not indicative of the future performance of HHNF Business or Magnera following the Transactions. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
(in millions)	Three Quarterly Periods Ended June 29, 2024 (Unaudited)	Fiscal years ended
		September 30, 2023	October 1, 2022	October 2, 2021
Selected Combined Statements of Income Information:
Net sales	$1,633	$2,275	$2,803	$2,827
Operating income	26	69	172	353
Net income	$25	$38	$119	$310
Selected Combined Statements of Cash Flows Information:
Net cash provided by operating activities	$31	$257	324	380
Net cash used by investing activities	$(27)	$(88)	(104)	(141)
Net cash used by financing activities	$(11)	$(210)	(216)	(249)
Selected Combined Balance Sheets Information:
Cash and cash equivalents	$176	$185	$213
Short term investments	$—	$29	$14
Total assets	$2,976	$3,027	$3,145
Total liabilities	$582	$637	$658
Total parent invested equity	$2,394	$2,390	$2,487
Summary Unaudited Pro Forma Condensed Combined Financial Information of Glatfelter and Spinco (HHNF Business)
The following summary unaudited pro forma condensed combined financial information of Glatfelter and the HHNF Business is presented for informational purposes only and is not necessarily indicative of the financial position or results that would have occurred had the events been consummated as of the dates indicated, nor is it indicative of any future results. See “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for additional discussion of risk factors associated with the unaudited pro forma financial statements.
This information is only a summary and has been derived from and should be read in conjunction with Glatfelter’s audited consolidated financial statements and the notes thereto contained in Glatfelter’s Annual Report on Form 10-K for the year ended December 31, 2023, Glatfelter’s unaudited interim financial statements as of and for the six-month period ended June 30, 2024, contained in Glatfelter’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, each of which are incorporated by reference into this document, the HHNF Business’ audited combined financial statements and the notes thereto included elsewhere in this document and the more detailed unaudited pro forma condensed combined financial statements of Glatfelter and the HHNF Business and the notes thereto included elsewhere in this document (i) as of and for the three quarterly periods ended June 29, 2024, and (ii) for the twelve months ended September 30, 2023. See “Where You Can Find More Information; Incorporation by Reference,” “Combined Financial Statements of Spinco (the HHNF Business)” and “Unaudited Pro Forma Condensed Combined Financial Information.”
Unaudited Pro Forma Condensed Combined Statement of Operations Information
($ in millions, except per share data)	Three Quarterly Periods Ended June 29, 2024	Twelve Months Ended September 30, 2023
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Information
Net sales	$2,610	$3,661
Operating income	35	69
Net loss	$(84)	$(124)
Net income per share:
Basic and Diluted	(0.19)	(0.28)
Outstanding weighted-average shares:
Basic and Diluted	453.0	450.6
As of June 29, 2024
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information
Cash	$210
Total assets	4,385
Total liabilities	3,092
Stockholders’ equity	1,293
Summary Historical Market Price
Historical market price data for Spinco does not exist, as Spinco is currently a wholly owned subsidiary of Berry. As such, shares of Spinco common stock are not currently listed on a public stock exchange and are not publicly traded. Therefore, no market data is available for Spinco.
Shares of Glatfelter common stock currently trade on the NYSE under the symbol GLT. The following table sets forth the closing price per share of Glatfelter common stock as reported on the NYSE as of February 6, 2024, the last trading day prior to the public announcement of the Transactions. For current price information, you are urged to consult publicly available sources.
As of February 6, 2024
Closing Price Per Share of:
GLT	$1.28

RISK FACTORS
You should carefully consider the following risks, together with the other information contained or incorporated by reference in this document and the exhibits hereto. Some of the risks described below relate principally to the HHNF Business, the Transactions and the business and industry in which Glatfelter operates and will continue to operate after the Transactions. The remaining risks relate principally to the securities markets generally and ownership of shares of Glatfelter common stock. For a discussion of additional uncertainties associated with forward-looking statements in this document, please see “Cautionary Note Regarding Forward-Looking Statements.” In addition, you should consider the risks associated with Glatfelter’s business that appear in Glatfelter’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this document. See “Where You Can Find More Information; Incorporation by Reference” for more information about the documents incorporated by reference in this document.
Any of the following risks could materially adversely affect the business, financial condition and results of operations of Glatfelter or the HHNF Business and the actual outcome of Transactions and matters as to which forward-looking statements are made in this document. In such case, the market price of Glatfelter common stock could decline, and you could lose all or part of your investment. The risks described below are not the only risks that Glatfelter and the HHNF Business currently face or that Glatfelter will face after the completion of the Transactions. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially adversely affect Glatfelter’s business, financial condition and results of operations or the market price of Glatfelter common stock in the future. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.
Risk Factors Relating to the Transactions
The Transactions may not be completed on the terms or timeline currently contemplated, or at all, as Berry and Glatfelter may be unable to satisfy the conditions or obtain the approvals required to complete the Transactions or such approvals may contain material restrictions or conditions.
The completion of the Transactions is subject to numerous conditions, as described in this document, including the occurrence of certain events contemplated by the RMT Transaction Agreement and the Separation Agreement (such as the Separation, approvals from governmental agencies and the receipt of Glatfelter Shareholder Approval for the Share Issuance proposal and the Charter Amendment proposals). Neither Berry nor Glatfelter can make any assurances that the Transactions will be completed on the terms or timeline currently contemplated, or at all. Each of Berry and Glatfelter has and will continue to expend time and resources and incur expenses related to the proposed Transactions. These expenses must be paid regardless of whether the Transactions are completed.
In addition, Spinco will need to obtain debt financing to finance, in part, the Special Cash Payment and to otherwise fund the Transactions and to pay the related transaction fees and expenses. Although the Spinco Commitment Letter has been entered into with various lenders, the obligations of the lenders under the Spinco Commitment Letter are subject to the satisfaction or waiver of customary conditions, including, among others, the absence of any material adverse effect on Glatfelter. Accordingly, there can be no assurance that these conditions will be satisfied or, if not satisfied, waived by the lenders. Furthermore, increased volatility and disruptions in the U.S. and global financial and equity markets may make it more difficult for Spinco to obtain financing or increase the cost of obtaining financing. If Spinco is not able to obtain alternative financing on commercially reasonable terms, it could prevent the completion of the Transactions or materially adversely affect the business, financial condition and results of operations if the Transactions are ultimately completed.
If completed, the Transactions may not be successful or achieve the anticipated financial and other benefits.
If the Transactions are completed, Glatfelter may not be able to successfully realize anticipated growth opportunities and synergies or integrate Glatfelter’s business and operations and the HHNF Business’ business and operations. See “— Risk Factors Relating to the HHNF Business and Magnera Following the Transactions — Although the Transactions are expected to result in synergies and other benefits, those benefits may not be realized because of difficulties related to integration, the achievement of such synergies and other challenges.”
After the Transactions, Glatfelter will have significantly more revenue, expenses, assets and employees than Glatfelter did prior to the Transactions. Upon the completion of the Transactions, Glatfelter will also assume certain liabilities of Berry and take on other obligations (including collective bargaining agreements with respect to transferred employees). Glatfelter may not successfully or cost-effectively integrate the HHNF Business’ business and operations with Glatfelter’s existing business and operations. Even if Glatfelter is able to integrate the combined businesses and operations successfully, this integration may not result in the realization of the full benefits of the synergies and other opportunities that are currently expected from the Transactions within the anticipated time frame, or at all.
Failure to complete the Transactions in a timely manner or at all could adversely affect Glatfelter’s stock price as well as its future business and its financial condition and results of operations.
The satisfaction of the required conditions to the Closing could delay the completion of the Transactions for a significant period of time or prevent it from occurring. Further, there can be no assurance that the conditions to the Closing will be satisfied or waived or that the Transactions will be completed.
If the Transactions are not completed in a timely manner or at all, Glatfelter’s ongoing business may be adversely affected as follows:
•
Glatfelter may experience negative reactions from the financial markets, and Glatfelter’s stock price could decline, including if and to the extent the current market price reflects an assumption that the Transactions will be completed;

•
Glatfelter may experience negative reactions from employees, customers, suppliers or other third parties;

•
Glatfelter may be subject to litigation, including shareholder litigation relating to the Transactions, which could result in significant costs and expenses;

•
Glatfelter management’s focus may have been diverted from day-to-day business operations and pursuing other opportunities that could have been beneficial to Glatfelter; and

•
Glatfelter’s costs of pursuing the Transactions may be higher than anticipated and significant expenses, such as for legal, advisory and financial services, generally must be paid regardless of whether the Transactions are completed.

In addition to the above risks, Glatfelter may be required, under certain circumstances, to pay Berry a termination fee of $10,000,000 and/or to reimburse or indemnify Berry for certain of its expenses. If the Transactions are not completed, there can be no assurance that these risks will not materialize and will not materially adversely affect Glatfelter’s stock price, business, financial condition and results of operations.
Glatfelter shareholders will, in the aggregate, have a significantly reduced ownership and voting interest in Glatfelter after the completion of the Transactions and will exercise less influence over management.
Glatfelter shareholders immediately prior to the completion of the Transactions will, in the aggregate, own a significantly smaller percentage of Glatfelter common stock immediately after the completion of the Transactions. Immediately following the completion of the First Merger, it is expected that holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Magnera’s common stock on a fully diluted basis and holders of Glatfelter common stock as of immediately prior to the First Effective Time will own approximately 10% of the outstanding shares of Magnera’s common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases, as described under “The Transactions — Calculation of the Merger Consideration.” Consequently, existing Glatfelter shareholders, collectively, will be able to exercise less influence over the management and policies of Magnera than they will be able to exercise over Glatfelter management and its policies immediately prior to the completion of the Transactions.

The RMT Transaction Agreement contains provisions that may discourage other companies from trying to acquire Glatfelter.
The RMT Transaction Agreement contains provisions that may discourage a third party from submitting a business combination proposal to Glatfelter prior to the completion of the Transactions that might result in greater value to Glatfelter shareholders than the Transactions. The RMT Transaction Agreement generally prohibits Glatfelter from soliciting any alternative transaction proposals and Glatfelter must hold a meeting of its shareholders to vote on the Share Issuance proposal and the Charter Amendment proposals even if an unsolicited alternative transaction proposal is received that the Glatfelter Board determines is superior to the Transactions. In addition, before the Glatfelter Board may withdraw or modify its recommendation in response to or terminate the RMT Transaction Agreement to enter into an agreement with respect to, a superior proposal, Glatfelter must provide Berry notice of such superior proposal and give Berry the opportunity to negotiate with Glatfelter to modify the terms of the Transactions. If the RMT Transaction Agreement is terminated by Glatfelter or Berry in certain limited circumstances, Glatfelter may be obligated to pay a termination fee to Berry, which would represent an additional cost for a potential third party seeking a business combination with Glatfelter.
The calculation of the Merger Consideration will not be adjusted if there is a change in the value of the HHNF Business or its assets or the value of Glatfelter before the Transactions are completed.
The calculation of the number of shares of Glatfelter common stock to be issued in the Merger is based on fixed percentages and will not be adjusted if the relative value of the business or assets of the HHNF Business and Glatfelter change prior to the completion of the Merger. Glatfelter may not be permitted to terminate the RMT Transaction Agreement because of changes in the value of the HHNF Business or its assets. Glatfelter will not be permitted to terminate the RMT Transaction Agreement solely because of changes in Glatfelter’s stock price.
The pendency of the Transactions could have an adverse effect on Glatfelter’s stock price as well as the business, financial condition and results of operations of Glatfelter and the HHNF Business.
The pendency of the Transactions could cause disruptions to Glatfelter’s and the HHNF Business’ businesses or business relationships, which could have an adverse impact on results of operations. Parties with which Glatfelter or the HHNF Business have business relationships, including suppliers and customers, may be uncertain as to the future of such relationships and may delay or defer certain business decisions, seek alternative relationships with third parties or seek to alter their present business relationships with Glatfelter or the HHNF Business. Parties with which Glatfelter or the HHNF Business otherwise may have sought to establish business relationships may also seek alternative relationships with third parties. In addition, current and prospective employees of Glatfelter or the HHNF Business may experience uncertainty regarding their future roles, which might adversely affect Glatfelter’s and the HHNF Business’ ability to retain, recruit and motivate key personnel and maintain overall employee morale. Should they occur, any of these events could materially adversely affect Glatfelter’s stock price or harm the business, financial condition and results of operations of Glatfelter or the HHNF Business.
Goodwill and other intangibles represent a significant amount of the net worth of the HHNF Business, and a future write-off could result in lower reported net income and a reduction of such net worth.
The HHNF Business has a substantial amount of goodwill. Future changes in market multiples, cost of capital, expected cash flows or other external factors, may adversely affect the HHNF Business and cause such goodwill to be impaired, resulting in a non-cash charge against results of operations to write off goodwill or indefinite lived intangible assets for the amount of impairment. If a future write-off is required, the charge could result in significant losses and could materially adversely affect Glatfelter’s results of operations in the periods recognized.
Glatfelter expects to incur significant costs associated with the Transactions that could adversely affect the business, financial condition and results of operations of Glatfelter following the completion of the Transactions.
In connection with the Transactions, Glatfelter has incurred and will continue to incur significant costs, expenses and fees for professional services, such as legal, financial and accounting advice and services and other transaction costs, including costs related to the Glatfelter special meeting, the issuance, registration and listing of Glatfelter common stock, consulting and other services related to integration planning, transition services provided by Berry and adjustments to the Special Cash Payment for Transaction Expenses. The substantial majority of these costs will be non-recurring expenses relating to the Transactions, and many of these costs are payable regardless of whether or not the Transactions are completed. Glatfelter anticipates that it will incur costs relating to the signing and closing of the Transactions and additionally will incur costs during the first year following the completion of the Transactions that may be necessary to realize the anticipated cost synergies from the Transactions. No assurances of the timing or amount of synergies able to be captured, or the timing or amount of costs necessary to achieve those synergies, can be provided.
Some of the factors affecting the costs associated with the Transactions include the complexity and timing of the completion of the Transactions, the resources required in integrating the HHNF Business with Glatfelter’s existing businesses and the length of time during which Berry provides transition services. The amount and timing of any such charges could materially adversely affect the business, financial condition and results of operations following the completion of the Transactions. Glatfelter could also be subject to litigation related to the Transactions, which could prevent or delay the completion of the Transactions and result in the incurrence of additional significant costs and expenses.
Glatfelter is required to abide by potentially significant restrictions which could limit its ability to undertake certain corporate actions that otherwise could be advantageous.
The RMT Transaction Agreement restricts Glatfelter from taking specified actions without Berry’s consent until the Transactions are completed or the RMT Transaction Agreement is terminated, including making certain significant acquisitions or investments, entering into certain new lines of business, incurring certain indebtedness in excess of certain thresholds, making non-ordinary course capital expenditures, amending or modifying certain contracts, divesting certain assets (including certain intellectual property rights) and making certain non-ordinary course changes to personnel and employee compensation. These restrictions and others more fully described in “The RMT Transaction Agreement — Conduct of Business Pending the Merger” may affect Glatfelter’s ability to execute its business strategies and attain its financial and other goals and may impact Glatfelter’s business, financial condition and results of operations.
The Tax Matters Agreement generally prohibits Berry, Spinco and Glatfelter and their respective subsidiaries from taking certain actions that could cause the Spinco Distribution, the Merger or certain related Transactions to fail to qualify as tax-free transactions. To preserve the intended tax treatment of the Transactions, for a two-year period following the Spinco Distribution Date, Glatfelter may not, among other things and subject to certain exceptions:
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enter into any transaction or series of transactions as a result of which one or more persons would (directly or indirectly) acquire an amount of stock of Glatfelter that, when combined with certain other changes in ownership of stock in Glatfelter (including the Merger), would equal or exceed 45% of the outstanding stock of Glatfelter, as applicable, by vote or value;

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merge or consolidate Glatfelter with any other person, unless Glatfelter is the survivor of the merger or consolidation;

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fail to be actively engaged in the conduct of the active trade or business described in the IRS Ruling;

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sell or otherwise dispose of more than 35% of the gross assets of the Spinco Group or more than 35% of the gross assets of the HHNF Business;

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redeem or repurchase any stock of Glatfelter, other than in certain open-market or similar transactions;

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take any action affecting the voting rights of the stock of Glatfelter;

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take any action that would be reasonably likely to adversely affect the intended tax treatment; or

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adopt a plan or enter into any agreement to do any of foregoing.

If Glatfelter intends to take any action that is otherwise prohibited by the Tax Matters Agreement (as described above), prior to taking such action, Glatfelter is required to (1) obtain a favorable IRS Ruling or an unqualified tax opinion, in each case, reasonably satisfactory to Berry to the effect that such action will not affect the tax-free status of the Spinco Distribution, the Merger or such related Transactions, or (2) receive from Berry a written waiver of the requirement to obtain such private letter ruling or unqualified tax opinion. These restrictions may limit Glatfelter’s ability to pursue certain strategic transactions or engage in other transactions, including using Glatfelter common stock to make acquisitions and in connection with equity capital market transactions or disposing of certain assets that might increase the value of Magnera. See “Other Agreements Related to the Transactions — Tax Matters Agreement.”
The Spinco Distribution could result in significant tax liability, and Glatfelter may be obligated to indemnify Berry for any such tax liability imposed on Berry.
The completion of the Spinco Distribution, the Merger and certain related Transactions are conditioned upon the receipt by Berry, with a copy to Glatfelter, of (1) the Tax Opinions to the effect that, among other things, for U.S. federal income tax purposes, (a) the Spinco Distribution, taken together with certain related Transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code, and (b) the Merger will qualify as a “reorganization” under Section 368(a) of the Code, and (2) the IRS Ruling regarding the qualification of the Spinco Distribution and certain related Transactions for tax-free treatment, which Berry has received from the IRS. Provided that such Transactions so qualify, Berry stockholders generally will not recognize any income, gain or loss for U.S. federal income tax purposes upon the receipt of Spinco common stock in the Spinco Distribution or Glatfelter common stock in the Merger (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Glatfelter common stock) and Berry generally will not recognize income, gain or loss for U.S. federal income tax purposes, other than as a result of certain intercompany transactions undertaken prior to or in anticipation of the Spinco Distribution, potentially gain to the extent the Special Cash Payment exceeds Berry’s adjusted tax basis in the HHNF Business and in certain other circumstances.
In rendering the Tax Opinions, Berry’s tax counsel will rely on, among other things, (1) customary representations and covenants made by Berry, Spinco and Glatfelter, (2) specified assumptions, including an assumption regarding the completion of the Spinco Distribution, Merger and certain related Transactions in the manner contemplated by the Transaction Documents and (3) the IRS Ruling. If any of those representations, covenants or assumptions is inaccurate, or the facts upon which the Tax Opinions will be based are materially different from the facts at the time of the Spinco Distribution, the conclusions expressed in the Tax Opinions may be incorrect and the Spinco Distribution may not qualify (in whole or part) for tax-free treatment. Tax Opinions of counsel are not binding on the IRS. As a result, to the extent a conclusion expressed in the Tax Opinions is not also covered in the IRS Ruling, such conclusion could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Berry and its stockholders could be materially less favorable. Additionally, although the IRS Ruling is generally binding on the IRS, Berry, Spinco and Glatfelter will not be able to rely on the IRS Ruling if the factual representations made to the IRS in connection with the IRS Ruling request prove to be inaccurate or incomplete in any material respect, or if undertakings made to the IRS in connection with the request for the IRS Ruling are not satisfied. If this were to occur, the Spinco Distribution may not qualify (in whole or part) for tax-free treatment. As a result, the tax consequences to Berry and its stockholders could be materially less favorable. See “Material U.S. Federal Income Tax Consequences.”
Even if the Spinco Distribution were otherwise to qualify generally for non-recognition treatment under Sections 368(a)(1)(D) and 355 of the Code, the Spinco Distribution would be taxable to Berry (but not to Berry stockholders) pursuant to Section 355 of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Berry or Spinco, directly or indirectly (including through acquisitions of the stock of Glatfelter after the completion of the Merger), as part of a plan or series of related transactions that includes the Spinco Distribution. For this purpose, any acquisitions of Berry or Spinco common stock (including through acquisitions of the stock of Glatfelter after the completion of the Merger) within the period beginning two years before the Spinco Distribution and ending two years after the Spinco Distribution are presumed to be part of such a plan, although Berry, Spinco or Glatfelter, as the case may be, may be able to rebut that presumption, depending on the facts and circumstances. For purposes of this test, the Merger will be treated as part of such a plan. If the IRS were to determine that other acquisitions of Berry common stock or Spinco common stock (including through acquisitions of the stock of Glatfelter after the completion of the Merger), either before or after the Spinco Distribution, were part of a plan or series of related transactions that included the Spinco Distribution, such determination, if sustained, could result in the recognition of a material amount of taxable gain by Berry under Section 355(e) of the Code.
In general, if Glatfelter (1) breaches certain representations and warranties made by Glatfelter (or by Spinco solely to the extent relating to any tax period beginning after the Merger) in the tax representation letters relating to the Transactions or the IRS Ruling, or (2) takes certain actions that are generally prohibited by the Tax Matters Agreement (as described in further detail above), without regard to whether Glatfelter obtained a private letter ruling from the IRS or an unqualified tax opinion or received Berry’s prior written consent to take such action, and such breach or action results in indemnifiable tax-related losses (e.g., increased taxes, penalties and interest) under the Tax Matters Agreement, Glatfelter generally is required to indemnify Berry for such tax-related losses. If the Spinco Distribution were to be taxable to Berry, and Glatfelter were required to indemnify Berry for tax-related losses, then this indemnification obligation could be substantial and could have a material adverse effect on Glatfelter.
In addition, changes in tax law could adversely affect the intended tax treatment of the Transactions or could adversely affect Berry’s ability to receive the Tax Opinions or Berry’s or Glatfelter’s ability to rely on the Tax Opinions or IRS Ruling. For example, legislative proposals in the United States have included provisions that relate to the tax treatment of the Transactions. While the most recent versions of such proposals are not expected to materially impact the intended tax treatment of the Transactions, it is not possible at this time to predict the outcome of these or other proposals.
If the Merger does not qualify as a tax-free reorganization under Section 368 of the Code, participating Berry stockholders that hold Spinco common stock may have significant tax liability.
As described above, the completion of the Merger is conditioned upon the receipt by Berry, with a copy to Glatfelter, of a tax opinion substantially to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code (the “Merger Tax Opinion”). Provided that the Merger so qualifies, participating Berry stockholders that hold Spinco common stock generally will not recognize any income, gain or loss for U.S. federal income tax purposes upon the receipt of Glatfelter common stock in the Merger (except for any gain or loss recognized with respect to the receipt of cash in lieu of fractional shares of Glatfelter common stock).
In rendering the Merger Tax Opinion, Berry’s tax counsel will rely on, among other things, (1) customary representations and covenants made by Berry, Spinco and Glatfelter, and (2) specified assumptions, including an assumption regarding the completion of the Spinco Distribution, Merger and certain related Transactions in the manner contemplated by the Transaction Documents. If any of those representations, covenants or assumptions are inaccurate, or the facts upon which the Merger Tax Opinion will be based are materially different from the facts at the time of the Merger, the conclusions expressed in the Merger Tax Opinion may be incorrect and the Merger may not qualify (in whole or part) for tax-free treatment. Tax opinions of counsel are not binding on the IRS. As a result, the conclusions expressed in the Merger Tax Opinion could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Spinco and holders of Spinco common stock could be materially less favorable. If the Merger were taxable, holders of Spinco common stock would generally be considered to have made a taxable sale of their shares of Spinco common stock to Glatfelter and would generally recognize taxable gain or loss on their receipt of Glatfelter common stock in the Merger. See “Material U.S. Federal Income Tax Consequences.”
Some of Glatfelter’s directors and executive officers may have interests in completing the Transactions that may be different from, or in addition to, those of other Glatfelter shareholders.
You should be aware that certain of Glatfelter’s directors and executive officers have financial interests in the Transactions that may be different from, or in addition to, the interests of Glatfelter shareholders generally. The members of the Glatfelter Board were aware of and considered these interests, among other matters, in reaching the determination to approve the terms of the Transactions, including the Merger, and in recommending to Glatfelter shareholders that they vote to approve the Share Issuance proposal and the Charter Amendment proposals.

For a description of the benefits that Glatfelter’s executive officers and directors may receive as a result of these interests, see “The Transactions — Interests of Glatfelter’s Directors and Executive Officers in the Transactions.”
Glatfelter and the HHNF Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions.
Glatfelter and the HHNF Business may have difficulty attracting, motivating and retaining executives and other employees in light of the Transactions. Uncertainty about the effect of the Transactions on the employees of Glatfelter and the HHNF Business may impair Glatfelter’s and the HHNF Business’ ability to attract, retain and motivate personnel until the Transactions are completed. Employee retention may be particularly challenging during the pendency of the Transactions, as employees may feel uncertain about their future roles with Glatfelter or the HHNF Business after their combination. The departure of employees of Glatfelter or the HHNF Business because of the uncertainty or perceived difficulties of integration or a desire not to become employees after the Transactions could have a material adverse effect on Glatfelter and the HHNF Business and Glatfelter’s ability to realize the anticipated financial and other benefits of the Transactions.
Glatfelter, by acquiring Spinco in the Transactions, will, on a consolidated basis, assume and be responsible for the Spinco Assumed Liabilities following the completion of the Transactions, and is acquiring the assets of Spinco.
As described in “The Separation and Distribution Agreement,” the Spinco Group, which is being acquired by Glatfelter in the Merger, will accept, assume, agree to perform, discharge and fulfill the Spinco Assumed Liabilities in accordance with their terms. The Separation Agreement further provides that the Spinco Assets are being conveyed to Glatfelter with certain representations and warranties disclaimed, and while Berry is subject to certain indemnification obligations in favor of Spinco and Glatfelter under the Separation Agreement, these are generally limited to indemnification for certain indemnifiable losses. See “The Separation and Distribution Agreement — The Separation” for a detailed description of the Spinco Liabilities that the Spinco Group is assuming in the Transactions.
Furthermore, while the RMT Transaction Agreement contains certain representations and warranties about the Spinco Business, the RMT Transaction Agreement provides that all representations and warranties of the parties contained therein will not survive the Second Effective Time of the Merger. Accordingly, there are no remedies available to the parties with respect to any breach of representations of the parties to the RMT Transaction Agreement after the Second Effective Time of the Merger, except for certain limited rights the party may have under applicable law.
To the extent any such Spinco Assumed Liabilities are larger than anticipated, Spinco or Glatfelter losses related to the RMT Transaction Agreement are not indemnifiable, or an issue with a Spinco Asset prohibits the Spinco Business from performing as planned, they could have a material adverse impact on the business, financial condition and results of operations of Magnera.
The price of Glatfelter common stock could be adversely affected by the Spinco Distribution.
The market price of Glatfelter common stock prior to the Merger and Glatfelter common stock following the Merger could be adversely affected as a result of sales of a large number of shares of Glatfelter common stock in the market after the completion of the Transactions or even the perception that these sales could occur in the future. On the Closing Date, Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders. When the Merger is completed, holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis. It is possible that following the Merger some Berry stockholders will sell the Glatfelter common stock they receive in the Merger if, for reasons such as Glatfelter’s business profile or market capitalization, Glatfelter does not fit their investment objectives, or in the case of index funds, Glatfelter is not a participant in the index in which they are investing.

Risk Factors Relating to the HHNF Business and Magnera Following the Transactions
Sales of Glatfelter common stock after the Transactions may negatively affect the market price of Glatfelter common stock.
The shares of Glatfelter common stock to be issued in the Transactions to holders of Spinco common stock will generally be eligible for immediate resale. The market price of Glatfelter common stock could decline as a result of sales of a large number of shares of Glatfelter common stock in the market after the completion of the Transactions or even the perception that these sales could occur.
It is possible that some Spinco stockholders would sell the Glatfelter common stock they receive if, due to Glatfelter’s business profile or market capitalization or other reasons, Glatfelter does not fit their investment objectives, or in the case of index funds, Glatfelter is not a participant in the index in which they are investing. These sales, or the possibility that these sales may occur, may also make it more difficult for Glatfelter to obtain additional capital by selling equity securities in the future at a time and at a price that it deems appropriate.
It is expected that the Glatfelter common stock outstanding on a fully diluted basis immediately prior to the Merger will represent, in the aggregate, approximately 10% of Glatfelter common stock outstanding on a fully diluted basis immediately following the Transactions. As a result of the Transactions, including the significant increase in outstanding Glatfelter common stock, the market price of Glatfelter common stock could be significantly different from the reported closing prices on the NYSE of Glatfelter common stock prior to the completion of the Transactions.
The historical financial information of the HHNF Business may not be representative of its financial condition or results of operations if it had been operated independently of Berry and, as a result, may not be a reliable indicator of its future results.
The HHNF Business is currently operated by Berry. The HHNF Business historical combined financial statements have been prepared on a “carve-out” basis from Berry’s consolidated financial statements using the historical results of operations, assets and liabilities of the HHNF Business and include allocations of expenses from Berry. As a result, the HHNF Business’ historical financial statements may not necessarily reflect what its financial condition and results operations would have been had the HHNF Business operated as a standalone entity during the periods presented. For example, in preparing the financial statements of the HHNF Business, Berry made allocations of costs and Berry corporate expenses deemed to be attributable to the HHNF Business. However, these costs and expenses reflect the costs and expenses attributable to the HHNF Business operated as part of a larger organization and do not necessarily reflect costs and expenses that would be incurred by the HHNF Business had it been operated independently or costs and expenses that would be incurred by Glatfelter. As a result, the historical financial information of the HHNF Business may not be a reliable indicator of future results, and actual results may be materially different from those reflected in the historical financial statements.
The unaudited pro forma condensed combined financial information of Glatfelter and the HHNF Business are not intended to reflect what the actual financial condition and results of operations would have been had Glatfelter and the HHNF Business been a combined company for the periods presented and the HHNF Business historical combined financial statements have been prepared on a carve-out basis, and therefore such pro forma financial information and the historical HHNF Business financial statements may not be indicative of future operating performance.
Because Glatfelter will combine with the HHNF Business only upon completion of the Transactions, there is no available historical financial information that consolidates the financial results for the HHNF Business and Glatfelter. The historical financial statements contained or incorporated by reference in this document consist of the separate financial statements of the HHNF Business and Glatfelter.
The HHNF Business’ historical combined financial statements have been prepared on a “carve-out” basis from Berry’s consolidated financial statements using the historical results of operations, assets and liabilities of the HHNF Business and include allocations of expenses from Berry. As a result, the HHNF

Business’ historical financial statements may not necessarily reflect what its financial condition and results of operations would have been had the HHNF Business operated as a standalone entity during the periods presented.
The unaudited pro forma condensed combined financial information presented in this document are for illustrative purposes only and are not intended to, and do not purport to, represent what the actual financial condition and results of operations would have been if the Transactions had occurred on the relevant dates. In addition, such unaudited pro forma condensed combined financial information is based upon available information and certain assumptions of management as of the date of this document. These assumptions, however, are only preliminary and will be updated only after the completion of the Transactions. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting, with Spinco as the accounting acquirer based on consideration of the facts and circumstances described in “The Transactions — Accounting Treatment,” which may be subject to change. Under the acquisition method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed in a business combination based on their respective fair values as of the merger date, with any excess purchase price allocated to goodwill. Following the Closing, Magnera’s management expects to complete the valuation of the assets and liabilities at the level of detail necessary to finalize the required purchase price allocation. The final purchase price allocation could differ significantly from the allocation presented in the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements also do not reflect any anticipated revenue enhancements, cost savings, or operating synergies that may be achieved as a result of the Merger, the total expected costs to integrate the operations of Glatfelter and the HHNF Business, or the total expected costs necessary to achieve such revenue enhancements, cost savings or operating synergies. Accordingly, the unaudited pro forma condensed combined financial statements included in this document do not reflect what Magnera’s financial condition and results of operations would have been had Glatfelter and the HHNF Business been a consolidated entity during all periods presented, or what Magnera’s financial condition and results of operations will be in the future. Actual results may be materially different from those reflected in the unaudited pro forma condensed combined financial statements presented in this document.
Magnera may be unable to provide (or obtain from third parties) the same types and level of services to the HHNF Business that historically have been provided by Berry or may be unable to provide (or obtain) them at the same cost.
As part of Berry, the HHNF Business has been able to receive certain services from Berry. Following the Transactions, Magnera will need to replace these services either by providing them internally from existing services or by obtaining them from unaffiliated third parties. Berry will provide certain services on a transitional basis pursuant to the Transition Services Agreement. The duration of such services is subject to ongoing discussions but will be for a reasonable term to be set out in the Services Schedule to the Transition Services Agreement. Magnera may be unable to replace these services in a timely manner or on terms and conditions as favorable as those the HHNF Business currently receives from Berry. The costs for these services could, in the aggregate, be higher than the combination of Glatfelter’s current costs and those reflected in the historical financial statements of the HHNF Business. If Magnera is unable to replace the services provided by Berry or is unable to replace them at the same cost or is delayed in replacing the services provided by Berry, Magnera’s results of operations may be materially adversely impacted.
Magnera’s business, financial condition and results of operations may be adversely affected following the Transactions if it cannot negotiate terms that are as favorable as those Berry has received when Magnera replaces contracts after the completion of the Transactions.
As a separate reporting segment of Berry, the HHNF Business has been able to receive benefits from being a part of Berry and has been able to benefit from Berry’s financial strength, extensive business relationships and purchasing power. Following the Merger, the HHNF Business will be combined with Glatfelter, and Magnera will not be able to leverage Berry’s financial strength, may not have access to all of Berry’s extensive business relationships and may not have purchasing power similar to what the HHNF Business benefited from by being a part of Berry prior to the completion of the Transactions. In addition, some contracts that Berry or its subsidiaries are a party to on behalf of the HHNF Business require consents of third parties to assign them to Spinco in connection with the Transactions. There can be no assurance that Berry, Spinco or Magnera will be able to obtain those consents, enter into new agreements with respect to those contracts if consents are not obtained or arrange for a lawful alternative arrangement to provide Spinco with the rights and obligations under such agreements. It is therefore possible, whether as a result of routine renegotiations of terms in the ordinary course of business, or as part of a request for consent or a replacement of a contract where consent has not been obtained, that Magnera may not be able to negotiate terms as favorable as those Berry has received previously for one or more contracts, and in the aggregate the loss or renegotiation of contracts in connection with the foregoing could materially adversely affect Magnera’s business, financial condition and results of operations following the completion of the Transactions by increasing costs or decreasing revenues.
Although the Transactions are expected to result in synergies and other benefits, those benefits may not be realized because of difficulties related to integration, the achievement of such synergies and other challenges.
Glatfelter and the HHNF Business have operated and, until completion of the Transactions, will continue to operate, independently, and their businesses may not be able to be combined in a manner that allows for the achievement of any financial or other benefits. If Magnera is not able to successfully integrate the HHNF Business with Glatfelter’s business, the anticipated financial and other benefits, including synergies, of the Transactions may not be realized fully, if at all, or may take longer than expected to be realized. Specifically, the following issues, among others, must be addressed in combining the operations of Glatfelter and the HHNF Business for the anticipated financial and other benefits of the Transactions to be realized:
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combining the businesses of Glatfelter and the HHNF Business in the time frame currently anticipated;

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maintaining existing agreements with customers, distributors, providers, talent and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers, talent and vendors;

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combining certain of the businesses’ corporate functions;

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determining whether and how to address possible differences in corporate cultures and management philosophies;

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integrating the businesses’ administrative, accounting and information technology infrastructure;

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integrating employees and attracting and retaining key personnel, including talent;

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managing the expanded operations of a significantly larger and more complex company; and

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resolving potential unknown liabilities, adverse consequences and unforeseen increased expenses associated with the Transactions.

Even if the operations of the businesses of Glatfelter and the HHNF Business are integrated successfully, the full benefits of the Transactions may not be realized, including, among others, the synergies that are expected. These benefits may not be achieved within the anticipated time frame or at all. Additional unanticipated costs may also be incurred in connection with the integration of the businesses of Glatfelter and the HHNF Business. Further, it is possible that there could be loss of key Glatfelter or HHNF Business employees, loss of customers, disruption of either or both of Glatfelter’s or the HHNF Business’ ongoing businesses or unexpected issues, higher than expected costs and an overall post-completion process that takes longer than originally anticipated. All of these factors could materially adversely affect the market price of Glatfelter common stock and Magnera’s business, financial condition and results of operations.
The success of Magnera will also depend on relationships with third parties and existing customers of Glatfelter and the HHNF Business, which relationships may be affected by customer or third-party preferences or public attitudes about the Transactions. Any adverse changes in these relationships could adversely affect Magnera’s business, financial condition and results of operations.
Magnera’s success will depend on its ability to maintain and renew relationships with existing customers, business partners and other third parties of both Glatfelter and the HHNF Business, and its ability to establish new relationships. There can be no assurance that the business of Magnera will be able to maintain and renew existing contracts and other business relationships or enter into or maintain new contracts and other business relationships, on acceptable terms, if at all. The failure to maintain important business relationships could have a material adverse effect on Magnera’s business, financial condition and results of operations.
Following the completion of the Transactions, Magnera’s consolidated indebtedness will increase substantially as a result of the Transactions. This increased level of indebtedness could adversely affect Magnera, including by decreasing its business flexibility.
Upon completion of the Transactions, Magnera expects to become responsible for up to approximately $2,053 million of debt, including existing debt of the HHNF Business to be assumed by the Spinco Group, and debt that may be incurred by Spinco and used on the Closing Date to finance, in part, the Special Cash Payment and to otherwise fund the other Transactions and to pay the related transaction fees and expenses, with the ultimate amount of such debt subject to adjustment, as described in “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Payments.” The increased indebtedness could have the effect of, among other things, reducing Magnera’s flexibility to respond to changing business and economic conditions, increasing its vulnerability to general adverse economic and industry conditions and limiting its ability to obtain additional financing in the future. In addition, following the completion of the Transactions, the amount of cash required to pay interest on Magnera’s indebtedness levels will increase from the amount required to pay interest on prior to the Transactions, and thus the demands on Magnera’s resources will be greater than those for Glatfelter prior to the Transactions, and Magnera may be unable to generate cash sufficient to pay when due the principal of, interest on or other amounts associated with its indebtedness. The increased levels of indebtedness following the completion of the Transactions could also reduce funds available for capital expenditures, share repurchases, investments, mergers and acquisitions and other activities and may create competitive disadvantages for Magnera relative to other companies with lower debt levels.
Following the completion of the Transactions, Magnera’s corporate or debt-specific credit rating could be downgraded, which may increase its borrowing costs or give rise to a need to refinance existing indebtedness. If a ratings downgrade occurs, Magnera may need to refinance existing debt or be subject to higher borrowing costs and more restrictive covenants when Magnera incurs new debt in the future, which could reduce profitability and diminish operational flexibility. Market disruptions, such as those experienced in 2008 and March 2020, as well as Magnera’s indebtedness levels, may increase Magnera’s borrowing costs or adversely affect its ability to refinance its obligations as they become due. If Magnera is unable to refinance its indebtedness or access additional credit, or if short-term or long-term borrowing costs dramatically increase, Magnera’s ability to meet its short-term and long-term obligations could be adversely affected, which would have a material adverse effect on its business, financial condition, results of operations and cash flows.
Magnera’s debt agreements following the completion of the Transactions will require Magnera to continue to comply with specified financial covenants that could limit Magnera’s ability to take various actions, including incurring additional debt.
Glatfelter’s debt agreements currently contain, and will contain following the completion of the Transactions, restrictive covenants. These covenants and requirements could limit Magnera’s ability to take various actions, including incurring additional debt, guaranteeing indebtedness and engaging in various types of transactions, including mergers, acquisitions and sales of assets. These covenants could place Magnera at a disadvantage compared to some of its competitors, who may have fewer restrictive covenants and may not be required to operate under these restrictions. Further, these covenants could have a material adverse effect on Magnera’s business, financial condition and results of operations by limiting its ability to take advantage of financing, mergers and acquisitions or other opportunities.
If the results of operations of the HHNF Business following the Transactions are below Glatfelter’s expectations, Magnera may not achieve the increases in revenues and net earnings that it expects as a result of the Transactions.
Glatfelter has projected that it will derive a majority of its revenues and net earnings from the operations of the HHNF Business after the Transactions. Therefore, if the results of operations of the HHNF Business following the Transactions are below Glatfelter’s expectations, Magnera may not achieve the results of operations expected as a result of the Transactions. Some of the significant factors that could negatively impact the expected results of operations of the HHNF Business, and therefore harm the expected future combined results of operations after the completion of the Transactions, include:
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more intense competitive pressure from existing or new competitors;

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fewer customers purchasing products from the HHNF Business;

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fluctuations in the exchange rates in the jurisdictions in which the HHNF Business operates;

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issues in the supply chain of raw materials necessary to conduct the HHNF Business;

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increases in operating costs for the HHNF Business; and

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material variations in the results of operations of the HHNF Business from Glatfelter’s expectations or projections of such results of operations, which were based on estimates and assumptions developed by Glatfelter management, any or all of which may prove to be incorrect or inaccurate.

The financial projections included herein are based upon estimates and assumptions made at the time they were prepared. If these estimates or assumptions prove to be incorrect or inaccurate, the actual operating results may differ materially from those forecasted for Glatfelter and the HHNF Business.
The financial projections included in this document under “The Transactions — Prospective Financial Information” are subject to uncertainty and are based on estimates and assumptions developed by management of Glatfelter and Berry, respectively, any or all of which may prove to be incorrect or inaccurate. The financial projections of Glatfelter and the HHNF Business were prepared in good faith on bases believed by the management of Glatfelter and Berry, respectively, to be reasonable, reflecting the best available estimates and judgments of management of the applicable company as to the future operating results of Glatfelter and the HHNF Business at the time they were prepared. Although presented with numerical specificity, the financial projections reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to the businesses of Glatfelter and the HHNF Business, including other factors listed under “Risk Factors,” all of which are difficult to predict and many of which are outside the control of Glatfelter, Berry and Spinco. There can be no assurance that the assumptions underlying the financial projections will be realized. In addition, the financial projections cover multiple years and such information by its nature becomes less predictive with each successive year. If these estimates or assumptions prove to be incorrect or inaccurate, Magnera’s actual operating results may differ materially from those forecasted for Glatfelter and the HHNF Business.
Many of the assumptions reflected in the financial projections are subject to change and such financial projections do not reflect revised prospects for the businesses of Glatfelter or the HHNF Business, changes in general business or economic conditions or any other transactions, circumstances or events occurring after the date they were prepared, including the Transactions contemplated by the RMT Transaction Agreement and the Separation Agreement and the effect of any failure of the Merger or the other Transactions to occur. Glatfelter and Berry have not updated and do not intend to update or otherwise revise their respective financial projections. There can be no assurance that the results reflected in any of the financial projections for Glatfelter and the HHNF Business will be realized or that actual results for Magnera will not materially vary from such financial projections.
Magnera may not be able to compete successfully, and its customers may not continue to purchase its products.
Glatfelter and the HHNF Business compete with multiple companies in each of their product lines on the basis of a number of considerations, including price, service, quality, product characteristics and the ability to supply products to customers in a timely manner. Additionally, consumer views on environmental considerations could potentially impact demand for Magnera’s products that utilize fossil fuel-based materials in their manufacturing. Competitors to Glatfelter and the HHNF Business may have financial and other resources that are substantially greater and may be better able to withstand higher costs. Competition and product preference changes could result in Glatfelter and/or HHNF Business products losing market share or Magnera having to reduce prices, either of which could have a material adverse effect on Magnera’s business, financial condition and results of operations. In addition, since Glatfelter and the HHNF Business do not have long-term arrangements with many of their customers, these competitive factors could cause their customers to shift suppliers quickly.
Further, for the fiscal year ended September 30, 2023, the top customer of the HHNF Business accounted for more than 11% of its net sales, and its top ten customers represented approximately 45% of net sales. The loss of those customers during the pendency of or after the closing of the Transactions may have a material adverse effect on Magnera’s business, financial condition and results of operations.
Magnera may pursue and execute acquisitions or divestitures, which could adversely affect its business.
As part of Magnera’s growth strategy, it will consider transactions that either complement or expand its existing business and create economic value. Transactions involve special risks, including the potential assumption of unanticipated liabilities and contingencies as well as difficulties in integrating acquired businesses or carving-out divested businesses, which may result in substantial costs, delays or other problems that could adversely affect Magnera’s financial condition and results of operations. Furthermore, Magnera may not realize all of the synergies it expects to achieve from its current strategic initiatives due to a variety of risks. If it is unable to achieve the benefits that it expects to achieve from such strategic initiatives, it could adversely affect the business, financial condition and results of operations of Magnera.
In the event of a catastrophic loss of a key manufacturing facility, Magnera would be adversely affected.
While Glatfelter and the HHNF Business maintain insurance covering their respective facilities, including business interruption insurance, a catastrophic loss of the use of all or a portion of one of their key manufacturing facilities due to accident, labor issues, weather conditions, natural disaster, pandemic or otherwise, whether short or long-term, could result in future losses to Magnera.
Magnera’s success will depend on attracting, developing, motivating and retaining talented people within its business. Significant shortfalls in recruitment or retention, labor cost inflation or failure to adequately motivate employees, could adversely affect Magnera’s ability to compete and achieve its strategic goals.
Attracting, developing, motivating and retaining talented employees will be essential to the successful delivery of Magnera’s products and services and success in the marketplace. The ability to attract and retain talented employees is critical in the development and delivery of products and services, which is an integral component of the growth strategy. Labor is also subject to cost inflation, availability and workforce participation rates, all of which could be impacted by factors beyond the control of Magnera.
Competition for employees can be intense and if the combined company is unable to successfully integrate, motivate and reward the current employees from the HHNF Business or Glatfelter’s current employees, Magnera may not be able to retain them. There can be no assurance Magnera will be able to recruit, train, assimilate, motivate and retain employees in the future. The loss of a substantial number of these employees or a prolonged labor dispute could disrupt Magnera’s business and result in future losses.
The international operations of Glatfelter and the HHNF Business pose risks to the business of Magnera that may not be present with its domestic operations.
Glatfelter and the HHNF Business are subject to foreign exchange rate risk, both transactional and translational, which may negatively affect its financial performance. Exchange rates between transactional currencies may change rapidly due to a variety of factors. Translational foreign exchange exposures result from exchange rate fluctuations in the conversion of entity functional currencies to U.S. dollars, the HHNF Business’ reporting currency, and may affect the reported value of its assets and liabilities and its income and expenses. In particular, the HHNF Business’ translational exposure may be impacted by movements in the exchange rate of the euro or the Brazilian real against the U.S. dollar.
Foreign operations are also subject to certain risks that are unique to doing business in foreign countries including shipping delays and supply chain challenges, disruption of energy, changes in applicable laws, including assessments of income and non-income related taxes, reduced protection of intellectual property, inability to readily repatriate cash to the U.S. effectively and regulatory policies and various trade restrictions including potential changes to export taxes or countervailing and anti-dumping duties for exported products from these countries. Any of these risks could disrupt the HHNF Business and result in significant losses. The HHNF Business is also subject to the Foreign Corrupt Practices Act and other anti-bribery and anti-corruption laws that generally bar bribes or unreasonable gifts to foreign governments or officials. The HHNF Business has implemented safeguards, training and policies to discourage these practices by its employees and agents. However, existing safeguards, training and policies to assure compliance and any future improvements may prove to be less than effective and employees or agents of the HHNF Business may engage in conduct for which the HHNF Business might be held responsible. If employees violate internal policies, the HHNF Business may be subject to regulatory sanctions. Violations of these laws or regulations could result in sanctions including fines, debarment from export privileges and penalties and could adversely affect the business, financial condition and results of operations of the HHNF Business.
Changes in domestic and foreign laws and regulations and other risks related to international operations could adversely impact Magnera’s business, financial condition and results of operations.
The foreign jurisdictions in which Glatfelter and the HHNF Business operate have, in varying degrees, laws and regulations that will govern Magnera’s business. Glatfelter and the HHNF Business have operations through which they offer for sale and distribute products and services outside of the United States. As a result, Magnera’s business will be subject to certain risks inherent in international business, many of which are beyond its control. These risks include:
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laws and policies affecting trade and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

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local regulatory requirements (and any changes to such requirements);

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its ability to obtain the appropriate licenses and other regulatory approvals it needs to operate in foreign countries;

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significant fluctuations in foreign currency value;

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currency exchange and central banking controls;

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the instability of foreign economies and governments;

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threatened or actual terrorist attacks and military action, including the intensification or expansion of the conflict in Ukraine;

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anti-corruption laws and regulations such as the Foreign Corrupt Practices Act that impose stringent requirements on how Magnera conducts its foreign operations and changes in these laws and regulations;

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sanction laws and regulations such as those administered by the Office of Foreign Assets Control that restrict Magnera’s dealings with certain sanctioned countries, territories, individuals and entities; these laws and regulations are complex, frequently changing and increasing in number, and may impose additional prohibitions or compliance obligations on its dealings in certain countries and territories, including sanctions imposed on Russia and certain Ukrainian territories;

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foreign privacy and data protection laws and regulations and changes in these laws; and

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shifting consumer preferences.

Events or developments related to these, and other risks associated with international trade, could adversely affect Magnera’s revenues from non-U.S. sources, which could have a material adverse effect on its business, financial condition and results of operations. Acts of terrorism, hostilities, imposition of sanctions or financial, political, economic or other uncertainties could lead to a reduction in revenue or loss of investment, which could materially adversely affect its results of operations. Furthermore, some foreign markets where Glatfelter, the HHNF Business and their respective partners operate may be more adversely affected by current economic conditions than the United States. Magnera also may incur substantial expense as a result of changes, including the imposition of new restrictions, in the existing regulatory, economic or political environment in the regions where Glatfelter and the HHNF Business do business.

Global economic conditions, including inflation and supply chain disruptions, may negatively impact the business operations and financial results of Magnera.
Challenging current and future global economic conditions, including inflation and supply chain disruptions may negatively impact Magnera’s operations and financial results. Recent regional and global conflicts have increased volatility in world economies. Current global economic challenges, including the relatively high rate of inflation and supply chain constraints may continue to put pressure on Magnera.
When challenging economic conditions exist, Magnera’s customers may delay, decrease or cancel purchases, and may also delay payment or fail to pay altogether. Suppliers may have difficulty filling Magnera’s orders and distributors may have difficulty getting Magnera’s products to customers, which may affect Magnera’s ability to meet customer demands, and result in a loss of business. Weakened global economic conditions may also result in unfavorable changes in product prices, product mix and profit margins. Although the HHNF Business and Glatfelter take measures to mitigate the impact of inflation, including through pricing actions and productivity programs, if these actions are not effective, Magnera’s cash flow, financial condition and results of operations could be adversely impacted. In addition, there could be a time lag between recognizing the benefit of mitigating actions and when inflation occurs, and there is no assurance that mitigating measures will be able to fully mitigate the impact of inflation.
Political volatility may also contribute to the general economic conditions and regulatory uncertainty in regions in which Magnera operates. Future unrest and changing policies could result in an adverse impact to Magnera’s financial condition. Political developments can also disrupt the markets served by Magnera and the tax jurisdictions in which it operates and may affect its business, financial condition and results of operations.
Magnera’s business, financial condition and results of operations may be negatively impacted by the outcome of uncertainties related to litigation.
From time to time, Glatfelter and the HHNF Business may be involved in a number of legal claims, regulatory investigations, litigation (asserted individually and/or on behalf of a class) and arbitration. Glatfelter and the HHNF Business may be subject to a number of lawsuits both in the United States and in foreign countries, including, at any particular time, claims relating to antitrust, intellectual property, employment, wage and hour, consumer privacy, environmental, regulatory and tax proceedings, contractual and commercial disputes and the production, distribution and licensing of Glatfelter’s and the HHNF Business’ products. Magnera may also spend substantial resources complying with various government standards, which may entail related investigations and litigation. Magnera may incur significant expenses defending such suits or government charges and may be required to pay amounts or otherwise change its operations in ways that could materially adversely affect its business, financial condition and results of operations. This could result in an increase in Magnera’s cost for defense or settlement of claims or indemnification obligations if Magnera were to be found liable in excess of Glatfelter’s or the HHNF Business’ historical experience. Even if Magnera believes a claim is without merit, or ultimately prevails, defending against the claim could be time-consuming and costly and divert its management’s attention and resources away from its business.
In addition, Magnera’s insurance may not be adequate to protect it from all material expenses related to pending and future claims and Glatfelter’s and the HHNF Business’ current levels of insurance may not be available in the future at commercially reasonable prices. Any of these factors could materially adversely affect Magnera’s business, financial condition and results of operations.
Changes in tax laws or changes in the HHNF Business’ geographic mix of earnings could have a material impact on the financial condition and results of operation of the HHNF Business.
Glatfelter and the HHNF Business are subject to income and other taxes in the many jurisdictions in which they operate. Tax laws and regulations are complex and the determination of the global provision for income taxes and current and deferred tax assets and liabilities requires judgment and estimation. Glatfelter and the HHNF Business are subject to routine examinations of income tax returns, and tax authorities may disagree with their tax positions and assess additional tax. Future income taxes could also be negatively impacted by Magnera’s mix of earnings in the jurisdictions in which it operates being different than anticipated given differences in statutory tax rates in the countries in which it operates. In addition, tax policy efforts to raise global corporate tax rates could adversely impact the tax rate and subsequent tax expense of Magnera.
Raw material inflation or shortage of available materials could harm Magnera’s financial condition and results of operations, which could adversely affect Magnera’s business, financial condition and results of operations.
Raw materials are subject to price fluctuations and availability, due to external factors, such as the Russia-Ukraine conflict, weather-related events or other supply chain challenges. Temporary industry-wide shortages of raw materials have occurred in the past, which can lead to increased raw material price volatility. Additionally, suppliers could experience cost increases to produce raw materials due to increases in carbon pricing. Historically, the HHNF Business has been able to manage the impact of higher costs by increasing selling prices and has generally been well positioned to capture additional market share as the HHNF Business’ primarily raw material, polymer resin, is typically a lower cost and more versatile substrate. However, raw material shortages or the inability to timely pass-through increased costs to customers may adversely affect Magnera’s financial condition and results of operations.
Weather related events could negatively impact Magnera’s results of operations.
Weather related events could adversely impact Magnera and certain customers, suppliers and partners. Such events may have a physical impact on the facilities, inventory, suppliers and equipment and any unplanned downtime at any of such facilities could result in unabsorbed costs that could negatively impact results of operations for the period in which it experienced the downtime. Longer-term climate change patterns could alter future customer demand, impact supply chains and increase operating costs. However, any such changes are uncertain and the net impact from such events cannot be predicted.
Glatfelter and the HHNF Business depend on information technology systems and infrastructure to operate their businesses, and increased cybersecurity threats, system inadequacies and failures could disrupt Magnera’s operations and compromise customer, employee, vendor, company and other data which could negatively affect Magnera’s business.
Glatfelter and the HHNF Business rely on the efficient and uninterrupted operation of information technology systems and networks. These systems and networks are vulnerable to increased threats and more sophisticated computer crime, energy interruptions, telecommunications failures, breakdowns, natural disasters, terrorism, war, computer malware or other malicious intrusions.
Glatfelter and the HHNF Business also maintain and have access to data and information that is subject to privacy and security laws, regulations and customer controls. Despite efforts to protect such information through maintaining appropriate data security and controls, breaches, misplaced or lost data and programming damages could result in a negative impact on Magnera. While the HHNF Business has not had material system interruptions historically associated with these risks, future interruptions could result in significant losses. If Glatfelter’s or the HHNF Business’ information security systems or data are compromised in a material way, such compromises could result in a disruption of services or operations or information misappropriation including, but not limited to: interruption to systems availability; denial of access to and misuse of applications required by customers to conduct business with Glatfelter; denial of access to the applications used to plan operations, procure materials, manufacture and ship products and account for orders; theft of intellectual know-how and trade secrets; and inappropriate disclosure of confidential company, employee, customer or vendor information. If such disruptions or misappropriations were to occur, they could cause a reduction of the revenues Magnera is able to generate from such services, damage to Glatfelter’s and the HHNF Business’ respective reputations, a loss of confidence in the security of Glatfelter’s offerings and services and significant legal and financial exposure, each of which could potentially have a material adverse effect on Magnera’s business. In addition, the rapid evolution and increased adoption of artificial intelligence technologies increases the cybersecurity risks Magnera may be subject to, including generative artificial intelligence augmenting threat actors’ technological sophistication to enhance existing or create new malware.
While Glatfelter devotes significant resources to network security, disaster recovery, employee training and other measures to secure its information technology systems and prevent unauthorized access to or loss of data, there are no guarantees that these efforts will be adequate to safeguard against all cyber incidents, systems disruptions, system compromises or misuses of data. In addition, while Glatfelter currently maintains insurance coverage that, subject to its terms and conditions, is intended to address costs associated with certain aspects of cyber incidents and information systems failures, this insurance coverage may not, depending on the specific facts and circumstances surrounding an incident, cover all losses or all types of claims, or be adequate to compensate affected third parties for losses that arise from an incident, or the damage to our reputation or brands that may result from an incident.
Current and future environmental and other governmental requirements could adversely affect the financial condition of Magnera and the ability to conduct its business.
While significant capital expenditures have not historically been required to be made to comply with applicable environmental laws and regulations, future capital expenditure requirements cannot be predicted because of continually changing compliance standards and environmental technology, and such expenditure requirements could be significant. Furthermore, violations or contaminated sites that those involved with Glatfelter and/or the HHNF Business do not know about (including contamination caused by prior owners and operators of such sites or newly discovered information) could result in additional compliance or remediation costs or other liabilities.
In addition, federal, state, local and foreign governments could enact laws or regulations concerning environmental matters, such as greenhouse gas (carbon) emissions, that increase the cost of producing, or otherwise adversely affect the demand for, packaging products. Additionally, several governmental bodies in jurisdictions where Glatfelter and the HHNF Business operate have introduced, or are contemplating introducing, regulatory change to address the potential impacts of climate change and global warming, which may have adverse impacts on operations or financial results. Any such laws promulgated to date do not appear to have had a material adverse effect on Glatfelter or the HHNF Business, as the impact of higher costs has historically been managed by increasing selling prices. However, future legislation or regulation could have a material adverse effect.
Magnera may not be successful in protecting its intellectual property rights, including unpatented proprietary know-how and trade secrets, or in avoiding claims that Glatfelter, the HHNF Business and/or Magnera infringed on the intellectual property rights of others.
In addition to relying on patent and trademark rights, Glatfelter and the HHNF Business rely on unpatented proprietary know-how and trade secrets, and employ various methods, including confidentiality agreements with employees and consultants, customers and suppliers to protect know-how and trade secrets. However, these methods and the applicable patents and trademarks may not afford complete protection and there can be no assurance that others will not independently develop the know-how and trade secrets or develop better production methods. Further, Glatfelter and the HHNF Business may not be able to deter current and former employees, contractors and other parties from breaching agreements and misappropriating proprietary information, and it is possible that third parties may copy or otherwise obtain and use Magnera’s information and proprietary technology without authorization or otherwise infringe on Magnera’s intellectual property rights. Furthermore, no assurance can be given that there will not be future claims asserting the infringement of the intellectual property rights of third parties seeking damages, the payment of royalties or licensing fees and/or injunctions against the sale of Magnera’s products. Any such litigation could be protracted and costly and could result in significant losses.
Provisions in the Existing Glatfelter Charter and the Glatfelter Bylaws and applicable law may prevent or delay an acquisition of Glatfelter, which could decrease the market price of Glatfelter common stock.
The Existing Glatfelter Charter, the current Amended and Restated Bylaws of Glatfelter (the “Glatfelter Bylaws”) and the Pennsylvania Business Corporation Law (“PBCL”) contain or will contain provisions that may have the effect of deterring takeovers of Glatfelter by making such takeovers more expensive to the acquirer and by encouraging prospective acquirers to negotiate with the Glatfelter Board rather than to attempt a hostile takeover. These provisions include: (1) rules regarding how the Glatfelter shareholders may present proposals or nominate directors for election at shareholder meetings; and (2) the right of the Glatfelter Board to issue preferred stock without shareholder approval. The PBCL also imposes some restrictions on transactions with interested shareholders by requiring the approval of a majority of disinterested shareholders, and on mergers and acquisitions by requiring any person who acquires 20% or more of the shares of Glatfelter common stock to offer to purchase the shares of the other Glatfelter shareholders at fair value. For more information, see “Description of Capital Stock of Glatfelter — Anti-Takeover Statutes.”
These provisions are intended to protect Glatfelter shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirers to negotiate with the Glatfelter Board and by providing the Glatfelter Board with more time to assess any acquisition proposal. These provisions are not intended to make Glatfelter immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay or prevent an acquisition that the Glatfelter Board determines is not in the best interests of Glatfelter. Accordingly, if the Glatfelter Board determines that a potential business combination transaction is not in the best interests of Glatfelter, but certain shareholders believe that such a transaction would be beneficial to Glatfelter, such shareholders may elect to sell their shares in Glatfelter and the market price of Glatfelter common stock could decrease.
These and other provisions of the Existing Glatfelter Charter, the Glatfelter Bylaws and the PBCL could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control, which may have a material adverse effect on Glatfelter’s business, financial condition and results of operations.
The Glatfelter Bylaws designate the federal District Court for the Middle District of Pennsylvania as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by Glatfelter shareholders, which could discourage lawsuits against Glatfelter and its directors and officers.
The Glatfelter Bylaws provide that unless the Glatfelter Board adopts a resolution approving the selection of an alternative forum, the federal District Court for the Middle District of Pennsylvania, or if such federal court does not have jurisdiction, any other federal or state court located within the Commonwealth of Pennsylvania will be the exclusive forum for (1) any derivative action or proceeding brought on behalf of Glatfelter, (2) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Glatfelter to Glatfelter, (3) any action asserting a claim against Glatfelter or any director or officer or other employee of Glatfelter arising pursuant to any provision of the PBCL, the Existing Glatfelter Charter, the Glatfelter Amended Charter or the Glatfelter Bylaws or (4) any action asserting a claim against Glatfelter or any director or officer or other employee of Glatfelter governed by the internal affairs doctrine.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. To the extent permitted by law, the exclusive forum clause in the Glatfelter Bylaws could apply to actions of the type described above that assert claims under U.S. federal securities laws, including the Securities Act and the Exchange Act. There is uncertainty as to whether a court would enforce the exclusive forum provision in the Glatfelter Bylaws in connection with any such claims. Glatfelter shareholders cannot waive, and will not be deemed to have waived, Glatfelter’s compliance with the federal securities laws and the rules and regulations thereunder.
The exclusive forum provision may limit the ability of shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with Glatfelter or its directors or officers, which may discourage such lawsuits against Glatfelter or its directors or officers. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings described above, Glatfelter may incur additional costs associated with resolving such matters in other jurisdictions or forums, which could materially adversely affect Glatfelter’s business, financial condition and results of operations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements included in or incorporated by reference into this document that are not historical facts, including financial estimates and projections and statements as to the expected timing, completion and effects of the Transactions, including expected synergies, constitute “forward-looking statements” within the meaning of the federal securities laws and the rules, regulations and releases of the SEC. These forward-looking statements are subject to risks and uncertainties, and actual results might differ materially from those discussed in, or implied by, the forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the Transactions, including future financial and operating results, Berry, Spinco or Glatfelter’s plans, objectives, expectations and intentions and other statements that are not historical facts. Forward-looking statements are based on the current beliefs and expectations of the management of Berry, Glatfelter and the HHNF Business and are subject to significant risks and uncertainties outside of their control. Words such as “believes,” “anticipates,” “estimates,” “expects,” “plans,” “intends,” “aims,” “potential,” “will,” “would,” “could,” “considered,” “likely,” “estimate” and variations of these words and similar future or conditional expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.
By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on future circumstances that may or may not occur. Actual results may differ materially from the current beliefs and expectations of the managements of Berry, Glatfelter and the HHNF Business depending on a number of factors affecting their businesses and risks associated with the successful execution of the Transactions and the integration and performance of Magnera following the Transactions. In evaluating these forward-looking statements, you should carefully consider the risks described herein and in other reports that Glatfelter and Spinco file with the SEC. See “Risk Factors” and “Where You Can Find More Information; Incorporation by Reference.” Factors which could have a material adverse effect on operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to:
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the risk that the Transactions may not be completed on the terms or timeline contemplated, or at all, for failure to satisfy the closing conditions;

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risks related to Glatfelter’s ability to complete the Transactions and Magnera’s ability to integrate, maintain and obtain the anticipated financial and other benefits, including synergies, from the Transactions on a timely basis or at all;

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the effects of the failure to achieve completion of the Transactions on Glatfelter’s, Berry’s and the HHNF Business’ operating results and businesses generally as well as the market price of Berry common stock and Glatfelter common stock;

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the fact that Glatfelter shareholders will have a significantly reduced ownership and voting interest in Glatfelter after the completion of the Transactions;

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provisions in the RMT Transaction Agreement discouraging other companies from trying to acquire Glatfelter;

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risks related to fact that the calculation of the Merger Consideration will not be adjusted to account for changes to the value of the HHNF Business or Glatfelter before the Transactions are completed;

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the effects of the pendency of the Transactions on Glatfelter’s stock price as well as the operations and financial condition of Glatfelter and the HHNF Business;

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risk that a future write-off could results in lower reported net income and a reduction of the HHNF Business’ net worth as goodwill and other intangibles represent a significant amount of the net worth of the HHNF Business;

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the effects on the business, financial conditions and results of operation of Glatfelter following the Transactions due to significant costs associated with the Transactions Glatfelter expects to incur;

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the potentially significant restrictions on Glatfelter and Magnera, which could limit their ability to undertake certain corporate actions (such as certain stock issuances or business combinations) or pursue or attract potential corporate opportunities that otherwise could be advantageous;

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the risk that the Spinco Distribution could result in significant tax liability for which Glatfelter may be obligated to indemnify Berry;

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the risk that the Transactions may not qualify for their intended tax and accounting treatment or meet expectations regarding the timing and completion of the accounting and tax treatment of the Transactions;

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the risk that Glatfelter’s directors and officers may have interests in completing the Transactions that are different from, or in addition to, those of Glatfelter’s shareholders;

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availability to Glatfelter and the HHNF Business of qualified labor and recruiting, motivating and retaining talent, including executives and employees;

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risks associated with Glatfelter acquiring the Spinco Assumed Liabilities and the assets of Spinco following the completion of the Transactions;

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the risk that the price of Glatfelter common stock could be adversely affected by the Spinco Distribution;

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the risk that the sales of Glatfelter common stock after the Transactions may negatively affect the market price of Glatfelter common stock;

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the inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with GAAP and related standards, or on an adjusted or pro forma basis;

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the inherent uncertainties involved in the estimates and assumptions used in the preparation of financial projections;

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the effects of the completion of the Transactions on the ability of Magnera to successfully provide the same level of services to the HHNF Business;

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the effects of the failure of Magnera to negotiate terms that are as favorable as those Berry has received when Magnera replaces contracts after the completion of the Transactions;

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the risk that the integration of Glatfelter and the HHNF Business will be more difficult, time-consuming or costly than expected;

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risks related to customer, third-party and public attitudes regarding the announcement, pendency, completion or failure to achieve the completion of the Transactions;

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future levels of indebtedness, including significant indebtedness expected to be incurred in connection with the Transactions, future compliance with debt covenants, the degree to which Magnera will be leveraged following the completion of the Transactions and potential indemnification obligations under the RMT Transaction Agreement;

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the debt agreements following the completion of the Transactions will require Magnera to comply with specified financial covenants that could limit Magnera’s ability to take certain actions;

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future financial performance, including availability, terms and deployment of capital;

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the actual operating results of Glatfelter and the HHNF Business may differ from the projections if the estimates and assumptions used to prepare the projections are incorrect or inaccurate;

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the ability of Magnera to compete successfully;

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the outcome of any potential acquisitions or divestitures by Magnera;

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weather related events, acts of terrorism or other unexpected events could cause the catastrophic loss of a key manufacturing facility or otherwise negatively impact Glatfelter, the HHNF Business or Magnera;

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the availability to Magnera of qualified labor and recruiting, motivating and retaining talent, including executives and employees;

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the effects of the risk that the international operations of Glatfelter and the HHNF business pose to Magnera;

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the consequences of any potential changes in domestic and foreign laws and regulations;

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risks related to the potential impact of general economic, political and market factors, including raw material inflation or supply chain shortages, on Magnera;

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risks related to any legal proceedings that have been or may be instituted against Magnera;

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changes in taxes due to changes in tax laws or changes in the HHNF Business’ geographic mix of earnings;

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risks to Magnera’s financial condition and results of operations related to raw material inflation or the shortage of available materials;

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risks to Magnera’s financial condition and results of operations related to weather related events;

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threatened or actual cyberattacks and cybersecurity breaches;

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the regulatory environment of the industries in which Magnera operates;

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the ability of Glatfelter, the HHNF Business and Magnera to successfully protect their intellectual property rights;

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the provisions in Glatfelter’s organizational documents that may prevent or delay an acquisition of Glatfelter could decrease the market price of Glatfelter common stock;

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the forum selection provision in the Glatfelter Bylaws could discourage lawsuits against Glatfelter and its directors and officers; and

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other risks detailed from time to time in the respective filings of Glatfelter with the SEC, including Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Unlisted factors, risks and uncertainties may present significant additional obstacles to the realization of forward-looking statements. The information contained herein speaks as of the date hereof, Glatfelter, Berry and Spinco expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

INFORMATION ABOUT THE GLATFELTER SPECIAL MEETING
Date, Time and Place
The Glatfelter special meeting is scheduled to be held online via live audio webcast at www.virtualshareholdermeeting.com/GLT2024SM on October   , 2024, at 8:00 a.m., Eastern Time. The Glatfelter special meeting will be held in a virtual meeting format only. There will not be a physical meeting location.
Purpose of the Glatfelter Special Meeting
At the Glatfelter special meeting, Glatfelter shareholders will be asked to consider and vote on the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal. See “— Share Issuance, Charter Amendment, Omnibus Plan, and “Golden Parachute” Compensation Proposals.”
Recommendation of the Glatfelter Board
The Glatfelter Board carefully evaluated the Merger and other transactions in consultation with Glatfelter management and Glatfelter’s advisors, and, on February 6, 2024, the Glatfelter Board approved the Transaction Documents and the Transactions contemplated thereby, including the Merger, the Share Issuance proposal and the Charter Amendment proposals, and determined that the Transaction Documents and the Transactions contemplated thereby are in the best interests of Glatfelter. All members of the Glatfelter Board were in attendance at the meeting, and the Glatfelter Board unanimously recommended that Glatfelter shareholders vote “FOR” the Share Issuance proposal and “FOR” the Charter Amendment proposals.
In addition, the Glatfelter Board unanimously recommends that Glatfelter shareholders vote “FOR” the Omnibus Plan proposal and “FOR” the “Golden Parachute” Compensation proposal.
THE GLATFELTER BOARD RECOMMENDS THAT YOU VOTE “FOR” THE SHARE ISSUANCE PROPOSAL, “FOR” THE CHARTER AMENDMENT PROPOSALS, “FOR” THE OMNIBUS PLAN PROPOSAL AND “FOR” THE “GOLDEN PARACHUTE” COMPENSATION PROPOSAL.
Glatfelter Record Date; Shareholders Entitled to Vote
The Glatfelter Board has fixed the close of business on September   , 2024, as the record date for the Glatfelter special meeting. Only record holders of shares of Glatfelter common stock (also sometimes referred to as registered holders), as of the close of business on the Glatfelter record date are entitled to receive notice of the Glatfelter special meeting and to vote at the Glatfelter special meeting or any adjournment or postponement thereof.
As of the Glatfelter record date, there were                   issued and outstanding shares of Glatfelter common stock. As of the Glatfelter record date, approximately     % were held by Glatfelter’s directors and executive officers and their affiliates. Glatfelter currently expects that Glatfelter’s directors and executive officers and their affiliates will vote their shares of Glatfelter common stock in favor of the Share Issuance proposal and the Charter Amendment proposals. Additionally, Glatfelter currently expects that Glatfelter’s directors and executive officers and their affiliates will vote their shares of Glatfelter common stock in favor of the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.
Quorum
A quorum is necessary to transact business at the Glatfelter special meeting. For the purposes of the Glatfelter special meeting, the presence, in person or by proxy, of the shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter will constitute a quorum for the purpose of considering such matter. Glatfelter shareholders present virtually during the Glatfelter special meeting will be considered present in person at the Glatfelter special meeting. If a quorum is not present, the Glatfelter special meeting will be adjourned to reconvene at such time and place as may be determined.
If you hold shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting through a bank, brokerage firm or other nominee, you may instruct your bank, brokerage firm or other nominee to vote your shares by following the instructions that the bank, brokerage firm or nominee provides to you. If you do not provide voting instructions to your brokerage firm pursuant to their directions, your shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting will not be voted.
Required Vote
Approval of each of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and, on an advisory (non-binding) basis, the “Golden Parachute” Compensation proposal each requires the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote on such proposals.
Each shareholder of Glatfelter common stock entitled to vote shall be entitled to one vote for every such share standing in such shareholder’s name on the record date for the Glatfelter special meeting.
No Glatfelter shareholders have entered into agreements to vote in favor of the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal or, on an advisory (non-binding) basis, the “Golden Parachute” Compensation proposal. See “Questions and Answers — Questions and Answers about the Glatfelter Special Meeting — Are any Glatfelter shareholders already committed to vote in favor of any of the proposals to be considered and voted on at the Glatfelter special meeting?”
Failure to Vote and Abstentions
An abstention occurs when a holder of shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting attends the Glatfelter special meeting in person and does not vote or returns a proxy with an “abstain” vote. If you submit a proxy card on which you indicate that you abstain from voting, your abstention will not be recorded as a vote cast “FOR” or “AGAINST” the applicable proposal, and it will have no effect on the applicable proposal as it is not a vote cast.
If you are a holder of shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting and you do not attend the Glatfelter special meeting in person or return a proxy, or if you hold your shares in “street name” and you do not provide voting instructions to your brokerage firm, your shares will not be voted and will not be recorded as a vote cast. This will have no effect on the vote for the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.
Under the rules applicable to broker-dealers, brokers, banks and other nominee record holders holding shares in “street name” have the authority to vote on routine proposals when they have not received instructions from beneficial owners. However, brokers, banks and other nominee record holders are precluded from exercising their voting discretion with respect to the approval of non-routine matters. As there are no routine matters that are subject to a vote at the Glatfelter special meeting, Glatfelter does not expect to receive any “broker non-votes” in connection with the Glatfelter special meeting.
Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Glatfelter special meeting, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Glatfelter special meeting. If your shares are held in the name of a bank, brokerage firm, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.
Voting at the Glatfelter Special Meeting
To vote online at the Glatfelter special meeting, you will need the control number on your proxy card or voting instruction form. Instructions on how to attend and participate online at the Glatfelter special meeting are posted at www.virtualshareholdermeeting.com/GLT2024SM. If you are a Glatfelter shareholder as of the Glatfelter record date, you should enter your control number and follow the prompt to log in. You will not be allowed to record the Glatfelter special meeting.
Voting by Proxy
A proxy card is enclosed for your use. Glatfelter requests that you mark, sign and date the accompanying proxy and return it promptly in the enclosed postage-paid envelope. When the accompanying proxy is returned properly executed, the shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting represented by it will be voted at the Glatfelter special meeting or any adjournment or postponement thereof in accordance with the instructions contained in the proxy.
If a properly executed proxy is returned without an indication as to how the shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting represented are to be voted with regard to a particular proposal, the Glatfelter common stock represented by the proxy will have the effect of voting “FOR” the Share Issuance proposal, “FOR” the Charter Amendment proposals, “FOR” the Omnibus Plan proposal or “FOR” the “Golden Parachute” Compensation proposal, as applicable. If you are a beneficial owner, your bank, brokerage firm or other nominee will vote your shares on the proposals only if you return a properly executed proxy with an indication as to how the shares of Glatfelter common stock entitled to vote represented are to be voted regarding a particular proposal.
At the date hereof, Glatfelter management has no knowledge of any business that will be presented for consideration at the Glatfelter special meeting, and which would be required to be set forth in this document, or the related proxy card other than the matters set forth in the notice of the Glatfelter special meeting. Glatfelter’s bylaws do not provide for the submission of other business to this special meeting of shareholders, other than by the Glatfelter Board, and therefore, the business to be acted upon at the Glatfelter special meeting will be limited to the business set forth in this document or a supplement to this document. If any other matter is properly presented at the Glatfelter special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.
YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE GLATFELTER SPECIAL MEETING.
How Proxies Are Counted
All shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting and represented by properly executed proxies received in time for the Glatfelter special meeting will be voted at the Glatfelter special meeting in the manner specified by the Glatfelter shareholder giving those proxies. Properly executed proxies that do not contain voting instructions with respect to a particular proposal will be voting “FOR” the Share Issuance proposal, “FOR” the Charter Amendment proposals, “FOR” the Omnibus Plan proposal or “FOR” the “Golden Parachute” Compensation proposal, as applicable.
Shares Held in “Street Name”
If you hold shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting through a bank, brokerage firm or other nominee and wish to vote such shares of Glatfelter common stock at the Glatfelter special meeting (either in advance through your voting instruction form or through attendance in person (virtually) at the special meeting), you must follow the instructions provided by your bank, brokerage firm or nominee. Most brokerage firms offer the ability for Glatfelter shareholders to submit voting instructions by mail by completing a voting instruction form, by telephone and via the internet. If you do not provide voting instructions to your brokerage firm, your shares will not be voted. This will have no effect on the vote for the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal as these will not be votes cast.
Revocation of Proxies and Changes to a Glatfelter Shareholder’s Vote
If you are the holder of record of Glatfelter common stock entitled to vote at the Glatfelter special meeting, you may change your vote at any time before your proxy is voted at the Glatfelter special meeting. You may do this in one of four ways:

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sending a written notice to the Glatfelter Secretary (c/o Broadridge 51 Mercedes Way, Edgewood, NY 11717) that is received prior to the exercise of the proxy at the special meeting stating that the Glatfelter shareholder revokes its proxy;

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properly completing, signing and dating a new proxy card bearing a later date and properly submitting it so that it is received prior to the exercise of the proxy at the special meeting;

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by logging on to the internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or

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by attending the Glatfelter special meeting and voting on the special meeting website during the Glatfelter special meeting.

Your attendance at the Glatfelter special meeting alone will not revoke any proxy.
Written notices of revocation and other communications about revoking proxies should be addressed to:
Glatfelter Corporation
c/o Broadridge
51 Mercedes Way
Edgewood, NY 11717
If your shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting are held in “street name,” you should follow the instructions of your bank, brokerage firm or other nominee regarding the revocation of proxies.
Once voting on a particular matter is completed at the Glatfelter special meeting, a Glatfelter shareholder will not be able to revoke its proxy or change its vote as to that matter.
All shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting and represented by valid proxies that Glatfelter receives through this solicitation, and that are not revoked, will be voted in accordance with the instructions on the proxy card. If a Glatfelter shareholder makes no specifications on its proxy card as to how it wants its shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting voted before signing and returning it, such proxy will be voted “FOR” the Share Issuance proposal, “FOR” the Charter Amendment proposals, “FOR” the Omnibus Plan proposal or “FOR” the “Golden Parachute” Compensation proposal, as applicable.
Tabulation of Votes
The Glatfelter Board has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to serve as the inspector of election for the Glatfelter special meeting. The inspector of election will, among other matters, determine the number of shares of Glatfelter common stock entitled to vote at the Glatfelter special meeting represented at the Glatfelter special meeting to confirm the existence of a quorum for each proposal, determine the validity of all proxies and ballots and certify the results of voting on the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal submitted to the Glatfelter shareholders.
Solicitation of Proxies
Glatfelter will bear the entire cost of soliciting proxies from its shareholders. In addition to the solicitation of proxies by mail, Glatfelter will request that banks, brokerage firms and other holders of record send proxies and proxy material to the beneficial owners of Glatfelter common stock entitled to vote at the Glatfelter special meeting and secure their voting instructions, if necessary. Glatfelter will reimburse the record holders for their reasonable out-of-pocket expenses in taking those actions.
Glatfelter has also made arrangements with MacKenzie Partners, Inc. to assist in soliciting proxies and in communicating with Glatfelter shareholders and has agreed that it will pay them a fee of $16,000 plus certain fees and expenses for these services associated with the Glatfelter special meeting. Glatfelter will provide funds to MacKenzie Partners, Inc. for the payment of charges rendered by banks, brokerage firms or their agents for forwarding proxy materials to beneficial owners of Glatfelter common stock entitled to vote at the Glatfelter special meeting. If necessary, Glatfelter may also use several of its regular employees, who will not be specially compensated, to solicit proxies from Glatfelter shareholders, either personally or by telephone, the internet, facsimile or letter.
Householding
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual report with respect to two or more shareholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those shareholders. This procedure is called “householding” and is intended to save the cost of delivering multiple duplicate copies of proxy materials to the same address. Under this procedure, certain holders of record of shares of Glatfelter common stock who have the same address and last name will receive only one copy of this document and any additional proxy materials that are delivered until such time as one or more of these shareholders notifies Glatfelter that they want to receive separate copies.
Glatfelter will deliver promptly, upon written or oral request, a separate copy of this document and the proxy materials, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. The shareholder should send a written request to Glatfelter Corporation, 4350 Congress Street, Suite 600, Charlotte, NC 28209, or call us at (717) 225 2746, if the shareholder (1) wishes to receive a separate copy of this document and the proxy materials for the special meeting, (2) wishes to receive separate copies of annual reports or proxy statements for future annual meetings of shareholders or (3) is sharing an address and wishes to request delivery of a single copy of annual reports or proxy statements if the shareholder is now receiving multiple copies of annual reports or proxy statements.
Adjournments
If a quorum is not present or represented with respect to a proposal, the Glatfelter special meeting may be adjourned from time to time solely by the chairperson of the meeting until a quorum is present. If a quorum is present at the Glatfelter special meeting but there are not sufficient votes at the time of the meeting to approve the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal or the “Golden Parachute” Compensation proposal, then the chair of the meeting may adjourn the meeting. If less than a quorum is present, the Glatfelter special meeting may be adjourned by the chairperson of the meeting or by the Glatfelter shareholders. No notices of an adjourned meeting need to be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken, unless the Glatfelter Board fixes a new record date for the adjourned meeting, in which event the notice shall be given to each Glatfelter holder of record entitled to vote at the meeting. The Glatfelter special meeting may also be adjourned or postponed by the chairperson of the meeting by means allowed by Pennsylvania law, including by filings with the SEC.
At any subsequent reconvening of the Glatfelter special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Glatfelter special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.
Assistance
If you need assistance in completing your proxy card or have questions regarding the Glatfelter special meeting, please contact MacKenzie Partners, Inc., the proxy solicitation agent for Glatfelter, at 800-322-2885 or 212-929-5500 (toll-free).
Share Issuance, Charter Amendment, Omnibus Plan and “Golden Parachute” Compensation Proposals
As discussed throughout this document, Glatfelter is asking its shareholders to approve the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.

Proposal 1: Share Issuance Proposal
Pursuant to the terms of the RMT Transaction Agreement, the Transactions will not be completed unless Glatfelter shareholders approve the Share Issuance proposal and the Charter Amendment proposals. If any of these proposals are not approved by the holders of the requisite number of shares of Glatfelter common stock, then the Transactions will not occur. You should read carefully this document in its entirety, including the annexes, for more detailed information concerning the Transactions, the Transaction Documents and the Ancillary Agreements. In particular, you are directed to the RMT Transaction Agreement and the Separation Agreement, copies of which are attached as Annex A and Annex B, respectively, to this document and incorporated by reference herein.
At the effective time of the First Merger (called the First Effective Time), each share of Spinco common stock issued and outstanding as of the First Effective Time (subject to certain limited exceptions, such as treasury stock) will automatically convert into the right to receive a number of shares of Glatfelter common stock. Based on the number of shares of Spinco common stock expected, as of the Glatfelter record date, to be issued and outstanding as of the First Effective Time, Glatfelter expects to issue approximately 429,507,351 shares of Glatfelter common stock to Spinco stockholders, without giving effect to the reverse stock split of Glatfelter common stock. The actual number of shares of Glatfelter common stock to be issued pursuant to the First Merger will be determined at completion of the First Merger based on the Exchange Ratio as described in “The Transactions — Calculation of the Merger Consideration.” Immediately after the Merger, it is expected that holders of Spinco common stock as of immediately prior to the First Effective Time will collectively hold approximately 90% of the outstanding shares of Glatfelter common stock and holders of Glatfelter common stock as of immediately prior to the First Effective Time will collectively hold approximately 10% of the outstanding shares of Glatfelter common stock, in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases.
This vote is separate and apart from the votes to approve the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal. Accordingly, you may vote to approve the Share Issuance proposal and vote not to approve the other proposals and vice versa. Because Glatfelter Shareholder Approval of the Share Issuance proposal is a condition to completion of the Merger under the RMT Transaction Agreement, if this proposal is not approved by Glatfelter shareholders, the Merger will not occur unless Glatfelter and Berry waive the applicable closing condition.
Approval of the Share Issuance proposal at the Glatfelter special meeting requires the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote on such proposal.
THE GLATFELTER BOARD RECOMMENDS THAT GLATFELTER SHAREHOLDERS VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.
Proposal 2: Charter Amendment Proposals
Glatfelter is asking its shareholders to approve the Common Stock Authorization proposal and the Reverse Stock Split proposal as part of the Charter Amendment proposals. The full text of the form of the proposed Articles of Amendment to the Existing Glatfelter Charter (the “Charter Amendment”) is attached as Annex C to this document and is incorporated by reference herein. Pursuant to the terms of the RMT Transaction Agreement, the Transactions will not be completed unless Glatfelter shareholders approve the Share Issuance proposal and the Charter Amendment proposals. If any of these proposals are not approved by the holders of the requisite number of shares of Glatfelter common stock, then the Transactions will not occur. You should read carefully this document in its entirety, including the annexes, for more detailed information concerning the Transactions, the Transaction Documents and the Ancillary Agreements. In particular, you are directed to the RMT Transaction Agreement, the Separation Agreement and the form of Charter Amendment, copies of which are attached as Annex A, Annex B and Annex C, respectively, to this document and incorporated by reference herein.
Proposal 2A: Common Stock Authorization Proposal (Charter Amendment Proposals)
The Common Stock Authorization proposal asks Glatfelter shareholders to approve the amendment of the Existing Glatfelter Charter to increase the number of authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares.

As of the date of this document, Glatfelter’s authorized capital stock consists of 120,000,000 shares of Glatfelter common stock and 40,000 shares of preferred stock. As of the Glatfelter record date, Glatfelter had                   shares of Glatfelter common stock issued and outstanding, and zero shares of Glatfelter preferred stock issued and outstanding. At the First Effective Time, Glatfelter expects to issue approximately 429,507,351 shares of Glatfelter common stock to Spinco stockholders, without giving effect to the reverse stock split of Glatfelter common stock. The actual number of shares of Glatfelter common stock to be issued pursuant to the First Merger will be determined at completion of the First Merger based on the Exchange Ratio as described in “The Transactions — Calculation of the Merger Consideration.” The Common Stock Authorization proposal is intended to provide adequate authorized share capital to accommodate the issuance of shares of Glatfelter common stock pursuant to the Merger and to provide flexibility for future issuances of Glatfelter common stock, including pursuant to Glatfelter’s equity compensation plans and for other corporate purposes.
This vote is separate and apart from the votes to approve the Share Issuance proposal, the other Charter Amendment proposal (the Reverse Stock Split proposal), the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal. Accordingly, you may vote to approve the Common Stock Authorization proposal and vote not to approve the other proposals and vice versa. The Common Stock Authorization proposal is conditioned upon the approval and completion of the Reverse Stock Split proposal. If the Reverse Stock Split proposal is not approved, this proposal will have no effect even if approved by Glatfelter shareholders. Because Glatfelter Shareholder Approval of the Charter Amendment proposals is a condition to completion of the Merger under the RMT Transaction Agreement, if this proposal is not approved by Glatfelter shareholders, the Merger will not occur unless Glatfelter and Berry waive the applicable closing condition.
Approval of the Common Stock Authorization proposal at the Glatfelter special meeting requires the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote on such proposals.
THE GLATFELTER BOARD RECOMMENDS THAT GLATFELTER SHAREHOLDERS VOTE “FOR” THE COMMON STOCK AUTHORIZATION PROPOSAL.
Proposal 2B: Reverse Stock Split Proposal (Charter Amendment Proposals)
The Reverse Stock Split proposal asks Glatfelter shareholders to approve the amendment of the Existing Glatfelter Charter to effect a reverse stock split (also called a reclassification in the Charter Amendment) of Glatfelter common stock at a ratio ranging from any whole number between 1-for-3 and 1-for-15, as determined by the Glatfelter Board in its discretion.
Glatfelter is pursuing the reverse stock split (and the Charter Amendment) in connection with the Transactions as a condition to and preparation for effecting the First Merger. The purpose of the reverse stock split is to reduce the number of outstanding shares of Glatfelter common stock to enable the parties to the RMT Transaction Agreement to have adequate authorized but unissued shares available to effect the Exchange Ratio set forth in the RMT Transaction Agreement and to yield a number of outstanding shares of Glatfelter common stock after the consummation of the Transactions that is appropriate in the discretion of Glatfelter Board, including from the perspective of an appropriately increased price per share.
The implementation of a reverse stock split is intended to increase the trading price for Glatfelter common stock as a result of the reduction in the number of Glatfelter shares outstanding (which number will also be increased through the effect of the Transactions). The increased trading price of Magnera’s common stock that is expected as a result of the reverse stock split is intended to improve marketability and liquidity of Magnera’s common stock, which may facilitate trading in Magnera’s common stock.
For example, some investors may prefer to invest in stocks that trade at a per share price range higher than Glatfelter’s historical stock price, and certain institutional investors may be prohibited in their investment policies from purchasing stocks that trade below certain minimum price levels. Further, brokerage commissions paid by investors, as a percentage of a total transaction, tend to be higher for lower-priced stocks. Further, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower-priced stocks. An increased trading price for Magnera’s common stock as a result of the reverse stock split may help reduce these concerns following the Transactions.
The Glatfelter Board unanimously approved, and recommended seeking Glatfelter shareholder approval of, the reverse stock split. If this Reverse Stock Split proposal is approved by the Glatfelter shareholders, the Glatfelter Board will have the authority, in its sole discretion and without further action by the shareholders, to effect the reverse stock split at a ratio ranging from any whole number between 1- for-3 and 1-for-15, as determined by the Glatfelter Board in its discretion, on the terms set forth in the Charter Amendment.
In certain instances, the Glatfelter Board may not effect the reverse stock split. As set forth in the RMT Transaction Agreement, the Glatfelter Board may pursue alternative transaction structures that do not involve the reverse stock split if the IRS notifies Berry or any of its subsidiaries that the IRS will not issue the IRS Ruling or the Transactions will not qualify for the Intended Tax Treatment, or in the reasonable determination of the parties to the RMT Transaction Agreement, the IRS would not reasonably be expected to issue the IRS Ruling. The parties to the RMT Transaction Agreement then expect to negotiate in good faith to structure the Transactions in an alternative tax-free manner, subject to certain limitations. Berry has received the IRS Ruling from the IRS.
The number of authorized shares of Glatfelter common stock will not change as a result of the reverse stock split; however, the Charter Amendment separately increases the number of authorized shares of Glatfelter common stock and, by reducing the number of outstanding shares of Glatfelter common stock, the reverse stock split will also increase the number of shares of authorized but unissued shares of Glatfelter common stock, which will allow those shares to be utilized in the Transactions and for other future purposes. The issuance of additional shares of Glatfelter common stock in the future may have a dilutive effect on the ownership of existing shareholders. Regardless of the ratio at which the reverse stock split is effected, the market price of the common stock of Magnera after the Transactions will continue to be based, in part, on its performance and other factors unrelated to the number of shares outstanding.
The Charter Amendment, including the reverse stock split, is to be effected pursuant to the terms of the RMT Transaction Agreement on the date of Closing, prior to the First Effective Time (which is the effective time of the First Merger). Subject to the terms of the RMT Transaction Agreement, Glatfelter will cause the Charter Amendment to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Pennsylvania, as provided in the PBCL.
If the Glatfelter shareholders approve the reverse stock split and it is implemented by the Glatfelter Board, the holders of Glatfelter common stock will receive one new share of Glatfelter common stock in exchange for a number of existing shares of Glatfelter common stock, ranging from one new share for each three existing shares of Glatfelter common stock to one new share for each 15 existing shares of Glatfelter common stock, with the final ratio to be determined by the Glatfelter Board (or a committee of the Glatfelter Board), in its discretion. The par value of Glatfelter common stock would remain unchanged at $0.01 per share, if the reverse stock split is effected.
If the reverse stock split is approved and effected, Glatfelter intends to treat Glatfelter common stock held by Glatfelter shareholders in “street name,” through a bank, broker or other nominee, in the same manner as shareholders whose shares are registered in their own names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their customers holding Glatfelter common stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered shareholders for processing the reverse stock split. If you hold shares of Glatfelter common stock with a bank, broker or other nominee and have any questions in this regard, you are encouraged to contact your bank, broker or other nominee.
No fractional shares of Glatfelter common stock will be issued upon the reverse stock split. All fractional shares of Glatfelter common stock that a holder of shares of Glatfelter common stock would otherwise be entitled to receive as a result of the reverse stock split will be aggregated by the Exchange Agent. The Exchange Agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Glatfelter common stock that would otherwise be entitled to receive such fractional shares of Glatfelter common stock pursuant to the reverse stock split, in the open market at then-prevailing market prices, as promptly as reasonably practicable after the effective time of the reverse stock split. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Glatfelter common stock that would otherwise be entitled to receive such fractional shares of Glatfelter common stock pursuant to the reverse stock split.
Shareholders should be aware that, under the escheat laws of the various jurisdictions where shareholders may reside, where Glatfelter is domiciled, or where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the reverse stock split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Glatfelter or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, shareholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.
The reverse stock split is being effected in anticipation of and in connection with the Transactions, and no executive officer or director has any substantial interest, direct or indirect, by security holdings or otherwise, in the reverse stock split that is not shared by all of the other Glatfelter shareholders. The outstanding Glatfelter equity-based awards, including those held by Glatfelter’s executive officers and non-employee directors, will be adjusted to give effect to the reverse stock split, both with respect to the exercise prices and number of shares, as applicable, in each case pursuant to the terms of the equity plan and award agreements applicable to such awards. The interest of Glatfelter’s directors and executive officers in the Transactions are discussed in “The Transactions — Interests of Glatfelter’s Directors and Executive Officers in the Transactions”.
Glatfelter reserves the right to abandon the reverse stock split without further action by Glatfelter shareholders at any time before the effectiveness of the filing with the Secretary of State of the Commonwealth of Pennsylvania of the Charter Amendment, even if the authority to effect the reverse stock split has been approved by Glatfelter shareholders at the Glatfelter special meeting. By voting in favor of the reverse stock split, you are also expressly authorizing the Glatfelter Board to delay, not to proceed with, or to abandon, the reverse stock split if it should so decide to do so, in its sole discretion. Glatfelter shareholders are not entitled to appraisal rights with respect to the reverse stock split.
See “Material U.S. Federal Income Tax Consequences” for a discussion of the anticipated tax effects of the reverse stock split.
This vote is separate and apart from the votes to approve the Share Issuance proposal, the Common Stock Authorization proposal, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal. Accordingly, you may vote to approve the Reverse Stock Split proposal and vote not to approve the other proposals and vice versa. The Reverse Stock Split proposal is not conditioned upon the approval and completion of the Common Stock Authorization proposal. If the Common Stock Authorization proposal is not approved, this proposal may still be approved, and the reverse stock split effected. Because Glatfelter Shareholder Approval of the Charter Amendment proposals is a condition to completion of the Merger under the RMT Transaction Agreement, if this proposal is not approved by Glatfelter shareholders, the Merger will not occur unless Glatfelter and Berry waive the applicable closing condition.
Approval of the Reverse Stock Split proposal at the Glatfelter special meeting requires the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote on such proposals.
THE GLATFELTER BOARD RECOMMENDS THAT GLATFELTER SHAREHOLDERS VOTE “FOR” THE REVERSE STOCK SPLIT PROPOSAL.
Proposal 3: Omnibus Plan Proposal
Background
Glatfelter is asking its shareholders to approve the Magnera Corporation 2024 Omnibus Incentive Plan (the “2024 Omnibus Plan”), which the Glatfelter Board adopted on August 20, 2024, subject to shareholder approval, upon the recommendation of the Glatfelter Compensation Committee. If approved by our shareholders, the 2024 Omnibus Plan will replace the Glatfelter Corporation 2022 Amended and Restated Long-Term Incentive Plan, which was originally effective as of April 27, 2005, and was last amended and restated as of May 5, 2023 (the “Prior Plan”). As detailed below, the 2024 Omnibus Plan will, among other things, allow the issuance of (a) 85,000,000 shares of Glatfelter common stock (for the avoidance of doubt, prior to any adjustment caused by the reverse stock split), plus (b) the number of shares of Glatfelter common stock that remain available for issuance under the Prior Plan immediately prior to the date of Glatfelter shareholder approval of the 2024 Omnibus Plan (the “Effective Date”) (approximately 340,053 shares as of June 30, 2024), plus the number of shares of Glatfelter common stock underlying any equity awards that are payable in shares previously granted pursuant to the terms of the Prior Plan as of the Effective Date that, on or after the Effective Date, are settled in cash, expire or are otherwise canceled, terminated, forfeited or surrendered without having been fully exercised, vested or satisfied, or repurchased, as applicable (collectively, the “Total Plan Reserve”). Upon the Effective Date, the Glatfelter Compensation Committee will cease granting awards under the Prior Plan; however, any awards outstanding under the Prior Plan as of that Effective Date will remain outstanding and will continue to be administered in accordance with the terms of the Prior Plan and applicable award agreements.
Wherever noted throughout this Omnibus Plan Proposal, the proposed share authorization is a request for 85,000,000 shares to be available for awards under the 2024 Omnibus Plan, subject to adjustment which shall include, for the avoidance of doubt, the reverse stock split.
Rationale for the 2024 Omnibus Incentive Plan
The purpose of the 2024 Omnibus Plan is to provide eligible individuals of Glatfelter and its affiliates with the opportunity to receive grants of incentive compensation awards as provided in the 2024 Omnibus Plan. We believe that the 2024 Omnibus Plan provides appropriate incentives for achieving long-range Glatfelter goals and aligning the financial interests of eligible individuals with those of Glatfelter’s other shareholders through compensation that is based on Glatfelter common stock, thereby enhancing the long-term financial interests of Glatfelter and its affiliates. To achieve this purpose, the 2024 Omnibus Plan will allow the flexibility to grant or award stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock awards, other stock-based awards and performance awards to eligible individuals, which we believe strengthens their commitment to our success and aligns their interests with those of our shareholders. No awards have been made under the 2024 Omnibus Plan.
If the Glatfelter shareholders approve the 2024 Omnibus Plan, the aggregate number of shares of our common stock available for issuance under the 2024 Omnibus Plan, subject to the adjustment provisions of the 2024 Omnibus Plan, shall not exceed the Total Plan Reserve. As of June 30, 2024, the closing price of Glatfelter common stock was $1.39 per share, and there were approximately 340,053 shares of Glatfelter common stock remaining available for issuance under the Prior Plan.
How was the increase in the number of shares available under the 2024 Omnibus Plan determined?
When deciding on the number of shares to be available for awards under the 2024 Omnibus Plan, the Glatfelter Board considered a number of factors, including the number of shares currently available under the 2024 Omnibus Plan, the number of shares needed to replace Berry equity-based awards that are outstanding as of the Closing Date with Glatfelter equity-based awards of equivalent value as required by the Employee Matters Agreement, the number of shares needed for future awards as a combined company following the Merger and reverse stock split, competitive compensation market data from relevant peer companies, the current and future accounting expenses associated with Glatfelter’s equity award practices and input from Glatfelter’s shareholders. We believe that a comprehensive equity incentive compensation program serves as a necessary and significant tool to attract and retain key employees, encourage participants to contribute materially to the growth of Glatfelter and its financial performance and align the long-term interests of the participants with those of our shareholders. Accordingly, it is important that an appropriate number of shares of stock be authorized for issuance under the 2024 Omnibus Plan.
If this Omnibus Plan Proposal is approved by the Glatfelter shareholders at the Glatfelter special meeting, the aggregate number of shares of our common stock available for issuance under the 2024 Omnibus Plan, subject to the adjustment provisions of the 2024 Omnibus Plan, shall not exceed the sum of the Total Plan Reserve, subject to adjustment described below in “— How can the number of shares available for issuance under the 2024 Omnibus Plan be adjusted in the event of a change in Company stock?”
As of June 30, 2024, Glatfelter’s capital structure included 45,397,132 outstanding shares of Glatfelter common stock. Upon completion of the First Merger, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Merger and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Merger. As of June 30, 2024, 340,053 shares remain available for grant of awards under the 2024 Omnibus Plan. The proposed share authorization is a request for 85,000,000 shares to be available for awards under the 2024 Omnibus Plan, subject to adjustment which shall include, for the avoidance of doubt, the reverse stock split.
Outstanding Glatfelter PSAs under the Prior Plan as of June 30, 2024, are measured at target and include dividend equivalents that are payable in shares of Glatfelter common stock. Glatfelter PSAs can be paid at 0% to 200% of target. As of June 30, 2024, there were 1,068,181 outstanding Glatfelter PSAs measured at target. For purposes of determining future awards, Glatfelter PSAs are calculated at maximum.
Expected Share Pool Duration
Based on Glatfelter’s expected equity award needs (including taking into account the Merger), along with the anticipated number of shares required to replace Berry equity-based awards that are outstanding as of the Closing Date with Glatfelter equity-based awards of equivalent value as required by the Employee Matters Agreement, Glatfelter expects that the authorized shares under the 2024 Omnibus Plan may be sufficient to provide grant equity awards for approximately 3 years, in amounts determined appropriate by the Glatfelter Compensation Committee. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of Glatfelter common stock, the mix of cash and equity awards provided as long-term incentive compensation, grant amounts provided by Glatfelter’s compensation peers, equity award forfeitures, payout of Glatfelter PSAs in excess of target in the event of superior performance, participation levels, hiring activity and promotions during the next few years.
Description of the 2024 Omnibus Plan
The following description of the 2024 Omnibus Plan is not intended to be complete and is qualified in its entirety by reference to the full text of the 2024 Omnibus Plan set forth in Annex E attached hereto. If the 2024 Omnibus Plan is approved by our shareholders at the Glatfelter special meeting, it will become immediately effective. If the Glatfelter shareholders do not approve the Omnibus Plan proposal, the Prior Plan will continue as currently in effect.
How many shares may be issued under the 2024 Omnibus Plan?
The 2024 Omnibus Plan authorizes the issuance of 85,000,000 shares of Glatfelter common stock, subject to adjustment as described below. In addition, any shares that remained available for awards under the Prior Plan as of the Effective Date and any shares subject to outstanding awards granted under the Prior Plan that are payable in shares and that are settled in cash, expire or are otherwise canceled, terminated, forfeited or surrendered without having been fully exercised, vested or satisfied, or repurchased, as applicable, on or after the Effective Date, subject to adjustment as described below, may be issued with respect to awards under the 2024 Omnibus Plan. The aggregate number of shares reserved for issuance under the 2024 Omnibus Plan as of the Effective Date, including the shares described above from the Prior Plan, is referred to as the “Total Plan Reserve.” Shares issued under the 2024 Omnibus Plan with respect to dividend equivalents that are credited on or after the Effective Date on outstanding awards granted under the Prior Plan, will count against the Total Plan Reserve. The Total Plan Reserve may be issued under the 2024 Omnibus Plan as incentive stock options that are intended to comply with the provisions of Section 422 of the Code (“ISOs”) granted on or after the Effective Date, subject to adjustment as described below. For the avoidance of doubt, the Total Plan Reserve will be automatically adjusted in accordance with the adjustment provisions described below in connection with the reverse stock split.

How are shares counted against the Total Plan Reserve?
The 2024 Omnibus Plan provides that any shares covered by an award granted under the Prior Plan or the 2024 Omnibus Plan that terminates, expires, or is canceled, forfeited, surrendered, or an award that is otherwise settled without the delivery of the full number of shares underlying the award or is settled in cash, will, to the extent of any such termination, expiration, cancellation, forfeiture, surrender or payment in cash, again be available for issuance under the 2024 Omnibus Plan. Shares withheld or surrendered for taxes payable on any award or for payment of the exercise price of an option shall be available for re-issuance under the 2024 Omnibus Plan. The full number of shares subject to a stock appreciation right (“SAR”) settled in stock will be counted against the Total Plan Reserve. If shares are repurchased by Glatfelter on the open market with the proceeds of the exercise price of options, the shares will not again be available for issuance under the 2024 Omnibus Plan.
Outstanding equity grants with respect to stock of an acquired company may be assumed or replaced by awards under the 2024 Omnibus Plan, and such substitute awards will not reduce the 2024 Omnibus Plan’s Total Plan Reserve, consistent with applicable stock exchange rules.
Who administers the 2024 Omnibus Plan?
The 2024 Omnibus Plan will be administered by the Glatfelter Compensation Committee, or any successor committee thereto, or the Board, or such other committee of the Glatfelter Board as is appointed or designated by the Glatfelter Board to administer the 2024 Omnibus Plan. All acts and authority of the Glatfelter Compensation Committee under the 2024 Omnibus Plan are subject to the provisions of applicable law, stock exchange rule and such other authority as may be delegated to the Glatfelter Compensation Committee by the Glatfelter Board. Awards to non-employee directors shall be administered by the Glatfelter Compensation Committee consistent with a Glatfelter Board-approved compensation program.
The Glatfelter Compensation Committee has exclusive power to: (a) make awards; (b) determine eligibility for participation in the 2024 Omnibus Plan and decide all questions concerning eligibility for and the amount of awards under the 2024 Omnibus Plan; (c) determine when and to which eligible individual awards will be granted; (d) determine the types of awards and the number of shares covered by the awards; (e) establish the terms, conditions, performance goals, restrictions, exercise price, time or times when awards may be exercised or vested, any vesting acceleration or waiver of forfeiture restrictions and other provisions of such awards; and (f) subject to the terms of the 2024 Omnibus Plan and applicable law or stock exchange rule, to cancel, suspend or amend existing awards. The Glatfelter Compensation Committee also has the authority, at its discretion, to: (i) waive any restriction, and accelerate vesting and exercisability, as applicable, of any award; (ii) determine the terms and provisions of any award agreement (not inconsistent with the 2024 Omnibus Plan) and approve forms of award agreements for use under the 2024 Omnibus Plan; (iii) establish terms and conditions of awards as the Glatfelter Compensation Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the U.S.; (iv) subject to the Glatfelter Compensation Committee’s amendment authority described below, determine whether, to what extent, and under what circumstances awards may be settled, paid or exercised in cash, shares or other awards or other property, or canceled, forfeited or suspended; (v) interpret the 2024 Omnibus Plan and any award or award agreement made under the 2024 Omnibus Plan; (vi) establish, amend, waive and rescind any rules and regulations relating to the administration of the 2024 Omnibus Plan, including rules and regulations relating to sub-plans established for the purposes of satisfying applicable laws or for qualifying for favorable tax treatment under laws in jurisdictions outside of the U.S.; (vii) cancel, suspend or amend the terms and provisions of any award agreement (not inconsistent with the 2024 Omnibus Plan); and (viii) make all other determinations necessary or advisable for the administration of the 2024 Omnibus Plan.
Except to the extent prohibited by applicable law or stock exchange rule, the Glatfelter Compensation Committee may delegate all or any portion of its responsibilities to any person(s) selected by it, but the Glatfelter Compensation Committee cannot delegate such authority with respect to any participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

Who is eligible for awards under the 2024 Omnibus Plan?
Employees, officers, non-employee directors and consultants of Glatfelter or any subsidiary or affiliate of Glatfelter are eligible to participate in the 2024 Omnibus Plan, as determined by the Glatfelter Compensation Committee. Holders of equity-based awards issued by a company acquired by Glatfelter or with which Glatfelter combines are also eligible to receive awards under the 2024 Omnibus Plan, in substitution for awards granted by that company. As of June 30, 2024, approximately 3,100 individuals are eligible to participate in the 2024 Omnibus Plan (as if the 2024 Omnibus Plan were in effect on such date), including approximately 2,906 employees, five executive officers (including our Chief Executive Officer, who is an employee director), six non-employee directors and approximately 150 consultants of Glatfelter and its subsidiaries and affiliates.
What are the limitations on awards that may be made to any non-employee director under the 2024 Omnibus Plan?
The maximum grant date value of shares subject to awards granted to any non-employee director, plus any cash fees paid to the non-employee director, during any calendar year shall not exceed $750,000 in total value per non-employee director under the 2024 Omnibus Plan. For purposes of this limit, the value of such awards shall be calculated based on the grant date fair value of such awards for financial reporting purposes.
What is the term of the 2024 Omnibus Plan?
No award will be granted under the 2024 Omnibus Plan after the 10th anniversary of the Effective Date. The expiration of the 2024 Omnibus Plan shall not impair the Glatfelter Compensation Committee’s authority with respect to outstanding awards and the authority of the Glatfelter Compensation Committee to administer the 2024 Omnibus Plan and to amend, alter, adjust, suspend, discontinue or terminate any such award, or to waive any conditions or rights under any such award, and the authority of the Glatfelter Board to amend the 2024 Omnibus Plan, shall extend beyond such date.
What types of awards are available under the 2024 Omnibus Plan?
Options.   The Glatfelter Compensation Committee is authorized to grant ISOs and non-qualified stock options (collectively, “options”) to participants under the 2024 Omnibus Plan. The terms and conditions of each option granted will be determined by the Glatfelter Compensation Committee and set forth in the applicable award agreement.
The term of an option may not exceed 10 years from the date of grant. The exercise price of an option may not be less than the fair market value of the underlying shares on the date of grant, except for outstanding equity grants with respect to stock of an acquired company that are assumed or replaced by awards under the 2024 Omnibus Plan; provided, however, in the case of an ISO granted to an employee, who, at the time of grant, owns more than 10% of the voting power of all classes of stock of Glatfelter or any affiliate, the exercise price may not be less than 100% of the fair market value of the underlying shares on the date of grant. As long as Glatfelter’s shares are traded on an established stock exchange, the fair market value will be the closing price for the shares as quoted on such exchange on the date of grant. The terms of any ISO granted under the 2024 Omnibus Plan must comply in all respects with the provisions of Section 422 of the Code.
Subject to the terms of the 2024 Omnibus Plan and the related award agreement, any option may be exercised at any time during the period specified by the Glatfelter Compensation Committee. Unless the Glatfelter Compensation Committee determines otherwise, if a vested option would terminate at a time when trading in Company stock is prohibited by law or by Glatfelter’s insider trading policy, the vested option may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the option).
The Glatfelter Compensation Committee has the discretion to determine the method of exercise of options, which may include paying the exercise price: (a) in cash or check; (b) in other shares; (c) by consideration received by Glatfelter under a broker-assisted (or other) cashless exercise program; (d) by “net exercise,” which is the surrender of shares for which the option is exercisable to Glatfelter in exchange for shares equal to the amount by which the then fair market value of the shares subject to the option exceeds the exercise; (e) by such other method as the Glatfelter Compensation Committee may approve; or (f) by any combination of the foregoing methods of payment.
SARs.   The Glatfelter Compensation Committee is authorized to grant SARs to participants under the 2024 Omnibus Plan. The terms and conditions of each SAR granted will be determined by the Glatfelter Compensation Committee and set forth in the applicable award agreement. The term of a SAR may not exceed 10 years from the date of grant. The exercise price of a SAR may not be less than the fair market value of the underlying shares on the date of grant, except for outstanding equity grants with respect to stock of an acquired company that are assumed or replaced by awards under the 2024 Omnibus Plan. As long as Glatfelter’s shares are traded on an established stock exchange, the fair market value will be the closing price for the shares as quoted on such exchange on the date of grant.
Subject to the terms of the 2024 Omnibus Plan and the related award agreement, a SAR may be exercised at any time during the period specified by the Glatfelter Compensation Committee. Unless the Glatfelter Compensation Committee determines otherwise, if a vested SAR would terminate at a time when trading in Company stock is prohibited by law or by Glatfelter’s insider trading policy, the vested SAR may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the SAR). Upon the exercise of a SAR, a participant will be entitled to receive payment from Glatfelter in an amount determined by multiplying: (a) the difference between the fair market value of a share on the date of exercise over the exercise price; times (b) the number of shares with respect to which the SAR is exercised.
Restricted Stock and Restricted Stock Unit Awards.   The Glatfelter Compensation Committee may grant restricted stock or restricted stock units (“RSUs”) to participants under the 2024 Omnibus Plan. The terms and conditions of each such award will be established by the Glatfelter Compensation Committee and set forth in an associated award agreement. The Glatfelter Compensation Committee has the discretion to impose restrictions, including limitations on the right to vote shares underlying restricted stock awards, which restrictions may lapse separately or in combination at such times as the Glatfelter Compensation Committee may deem appropriate. Restricted stock or RSUs will be evidenced by an agreement or in such other manner as the Glatfelter Compensation Committee may determine appropriate, including book-entry registration or issuance of stock certificates. Any stock certificate issued in respect of shares underlying a restricted stock award will be registered in the name of the participant and bear an appropriate legend.
Stock Awards and Other Stock-Based Awards.   The Glatfelter Compensation Committee is authorized to grant stock awards to participants under the 2024 Omnibus Plan. Stock awards may be granted by the Glatfelter Compensation Committee in lieu of any cash compensation or fees for services to Glatfelter as the Glatfelter Compensation Committee, in its discretion, determines or authorizes. Stock awards will be evidenced by an agreement or in such other manner as the Glatfelter Compensation Committee may determine appropriate, including book-entry registration or issuance of stock certificates. Any stock certificate issued in respect of shares underlying a stock award will be registered in the name of the participant.
Subject to the terms of the 2024 Omnibus Plan, the Glatfelter Compensation Committee may grant to participants such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of the Glatfelter common stock as are deemed by the Glatfelter Compensation Committee to be consistent with the purposes of the 2024 Omnibus Plan. The Glatfelter Compensation Committee will determine the terms and conditions of such awards and set forth such terms and conditions in an award agreement.
Performance Awards.   The Glatfelter Compensation Committee may grant performance awards to participants under the 2024 Omnibus Plan. Performance awards may be restricted stock, RSUs, stock awards or other stock-based awards, and may be denominated in cash or shares. The terms and conditions of each such award will be fixed by the Glatfelter Compensation Committee and may include performance goals determined by the Glatfelter Compensation Committee.
The performance goals will be established by the Glatfelter Compensation Committee based on one or more of the following criteria, or derivations of such criteria, or such other criteria as may be determined by the Glatfelter Compensation Committee: stock price, earnings per share, price-earnings multiples, stock price to book value multiple, net earnings, operating earnings, operating pre-tax earnings, revenue or revenue growth, productivity, margin, EBITDA, net capital employed, return on assets, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, losses incurred, losses paid, loss ratio (including as may be measured and reported over a specified period), paid loss ratio, gains to losses on sales of assets or investments, market share, market value added, capital management, margin growth, contribution margin, labor margin, EBITDA margin, shareholder return, operating profit or improvements in operating profit, improvements in asset or financial measures (including working capital and the ratio of revenues to working capital), human capital, environmental, social and governance issues, diversity, equity and inclusion issues, credit quality, risk/credit characteristics (including FICO, debt to income, or loan to value), early default experience, expense management and expense ratios, pre-tax earnings or variations of income criteria in varying time periods, economic value added, book value, book value per share, book value growth or comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, employee retention rates, customer retention rates, customer attraction rates, geographic business expansion goals, cost targets or goals relating to acquisitions or divestitures. The performance goals may be applied to either Glatfelter as a whole or to a business unit or subsidiary entity thereof, either individually, alternatively or in any combination, and may be measured over a period of time, including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Glatfelter Compensation Committee.
The Glatfelter Compensation Committee may determine that adjustments will apply with respect to the determination of achievement of the performance goals, to exclude the effect of any events that occur during a performance period, including the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; mergers and acquisitions; accruals for reorganization and restructuring programs, including reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes to the financial statements appearing in Glatfelter’s annual report to shareholders for the applicable year.
The Glatfelter Compensation Committee may, in its discretion, establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any performance award. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a participant of a specified annual performance rating, the continued employment by the participant, and/or the achievement of specified performance goals by Glatfelter, business unit or participant. The Glatfelter Compensation Committee may also reduce or increase the amount of any performance award if it concludes that such reduction or increase is necessary or appropriate based on: (a) an evaluation of such participant’s performance; (b) comparisons with compensation received by other similarly situated individuals working within Glatfelter’s industry; (c) Glatfelter’s financial results and conditions; or (d) such other factors or conditions that the Glatfelter Compensation Committee deems relevant. In addition to establishing minimum performance goals below which no compensation will be payable pursuant to a performance award, the Glatfelter Compensation Committee may create a performance schedule under which an amount less than or more than the target award may be paid so long as the performance goals have been achieved. Performance awards shall be transferred or paid to the participant as determined by the Glatfelter Compensation Committee in the applicable award agreement.
Dividend Rights and Dividend Equivalents.   The Glatfelter Compensation Committee may grant dividend rights and dividend equivalents in connection with awards (other than options or SARs) under such terms and conditions as the Glatfelter Compensation Committee deems appropriate. Dividend rights and dividend equivalents shall be subject to the same vesting conditions, including the attainment of performance goals, as the underlying award. Notwithstanding anything to the contrary in the 2024 Omnibus Plan, dividends and dividend equivalents shall vest and be paid only if and to the extent the underlying awards vest and are paid. In the event of forfeiture, all rights to such an award, including any dividends and dividend equivalents that may have been accrued and withheld, shall terminate without further action or obligation on the part of Glatfelter. Dividend rights and dividend equivalents may be deferred, consistent with Section 409A of the Code, as determined by the Glatfelter Compensation Committee. Dividend rights and dividend equivalents may be accrued as a cash obligation, or may be converted to RSUs for the participant, as determined by the Glatfelter Compensation Committee. Unless otherwise specified in the award agreement, deferred dividend rights and dividend equivalents will not accrue interest. Dividend rights and dividend equivalents may be payable in cash or shares or in a combination of the two, as determined by the Glatfelter Compensation Committee in the award agreement.
How can the number of shares available for issuance under the 2024 Omnibus Plan be adjusted in the event of a change in Glatfelter common stock?
In the event that the Glatfelter Compensation Committee determines any dividend or other distribution (whether in the form of cash, stock, other securities or other property), recapitalization, extraordinary cash dividend, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, separation, rights offering, repurchase or exchange of stock or other securities of Glatfelter, issuance of warrants or other rights to purchase stock or other securities of Glatfelter or other similar corporate transaction or event constitutes an equity restructuring transaction for applicable financial accounting purposes, or otherwise affects the stock of Glatfelter (including, but not limited to changes in applicable laws, regulations or accounting principles), then the Glatfelter Compensation Committee will adjust the following in a manner that is determined by the Glatfelter Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2024 Omnibus Plan:
•
The number and type of shares of stock (or other securities or property) which thereafter may be delivered under the 2024 Omnibus Plan and/or made the subject of awards.

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The number and type of shares of stock (or other securities or property) subject to outstanding awards, including whether to make provision for a cash payment to the holder of an outstanding award for any fractional shares.

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The grant, purchase or exercise price of any award.

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Other value determinations and terms applicable to outstanding awards, including performance goals, consistent with the terms of the 2024 Omnibus Plan.

For the avoidance of doubt, the Total Plan Reserve will be automatically adjusted upon the reverse stock split.
Are awards transferable?
Except as the Glatfelter Compensation Committee may otherwise determine, no award and no right under any award shall be assignable, alienable, saleable or transferable by a participant otherwise than by will or by the laws of descent and distribution; provided, however, that, a participant may designate a beneficiary to exercise the rights of the participant, and to receive any property distributable, with respect to any award upon the death or disability of the participant.
Are awards subject to clawback or other policies of the Glatfelter Board?
All awards made under the 2024 Omnibus Plan will be subject to any applicable insider trading policies, policies prohibiting pledging or hedging of shares, and other policies that may be implemented by the Glatfelter Board from time to time.
All awards under the 2024 Omnibus Plan shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (a) Glatfelter’s Dodd-Frank compensation recoupment policy and any other clawback, forfeiture or other similar policy adopted by the Glatfelter Board or the Glatfelter Compensation Committee and as in effect from time to time, and (b) applicable law or stock exchange listing rule. The Glatfelter Compensation Committee may, to the extent permitted by Glatfelter’s clawback policy, applicable laws, stock exchange rules or by any applicable policy or arrangement, and shall, to the extent required, cancel or require repayment of any Awards granted to a participant or any shares issued or cash received upon vesting, exercise or settlement of any such awards or sale of shares underlying such awards. In addition, the Glatfelter Compensation Committee may impose such other clawback, recovery or recoupment provisions in an award agreement as the Glatfelter Compensation Committee determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired shares or other cash or property.
If Glatfelter is required to prepare an accounting restatement due to the material noncompliance of Glatfelter, as a result of misconduct, with any financial reporting requirement under securities laws, any participant who (a) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct, and (b) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse Glatfelter the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
What is a change in control?
A “change in control” of Glatfelter means:
•
The acquisition, directly or indirectly, other than from Glatfelter, by any person, entity or group (excluding, for this purpose, Glatfelter, its subsidiaries, and any employee benefit plan of Glatfelter or its subsidiaries) (a “third party”) of beneficial ownership of 20% or more of the combined voting power of Glatfelter’s then outstanding voting securities entitled to vote generally in the election of directors.

•
Individuals who, as of the Effective Date, constitute the Board (the “incumbent directors”) cease in any 12-month period to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by Glatfelter’s shareholders, was approved by a vote of at least a majority of the incumbent directors who are directors at the time of such vote shall be, for purposes of the Amended Plan, an incumbent director. However, the term “incumbent director” shall exclude any such person whose initial election as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a third party other than the Board.

•
Consummation of (a) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of Glatfelter immediately prior to such reorganization, merger or consolidation (other than the surviving entity) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors; or (b) a liquidation or dissolution of Glatfelter or the sale of all or substantially all of the assets of Glatfelter (whether such assets are held directly or indirectly) to a third party.

What are the consequences of a change in control?
Unless otherwise set forth in an award agreement, if a change in control occurs and the successor or purchaser in the change in control has assumed Glatfelter’s obligations with respect to participants’ awards or provided a substitute award, and the participant incurs an involuntary separation from service by Glatfelter or its affiliates or successors other than for cause: (a) all outstanding options and SARs shall immediately vest and become fully exercisable; (b) any restrictions and conditions on outstanding stock awards and restricted stock shall immediately lapse; and (c) awards of RSUs, other stock-based awards or performance awards shall immediately vest and become payable. In that event, awards that are based on performance goals shall vest and be payable as determined by the Glatfelter Compensation Committee in the award agreement.
Unless otherwise set forth in an award agreement, if a change in control occurs and the successor or purchaser in the change in control does not assume Glatfelter’s obligations with respect to participants’ awards or provided a substitute award, as of the time immediately prior to the change in control: (a) all outstanding options and SARs shall immediately vest and become exercisable; (b) any restrictions on stock awards and restricted stock shall immediately lapse; and (c) RSUs, other stock-based awards or performance awards shall immediately vest and become payable as of the date of the change in control. In that event, awards that are subject to Performance Goals shall vest and be payable based on (x) the greater of target or actual performance through the date of the Separation from Service, as determined by the Committee, for any performance period that has not been completed as of the date of the Separation from Service, and (y) at the amount earned based on performance for any previously completed performance period. Notwithstanding the foregoing, the Glatfelter Compensation Committee may establish such other terms and conditions relating to the effect of a change in control on awards as the Glatfelter Compensation Committee deems appropriate. In addition to other actions, in the event of a change in control, the Glatfelter Compensation Committee may take any one or more of the following actions with respect to any or all outstanding awards, without participant consent: (i) determine that outstanding awards shall be assumed by, or replaced with, awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation); (ii) determine that outstanding options and SARs shall automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding restricted stock, RSUs, stock awards, other stock-based awards and performance awards shall immediately lapse prior to the change in control or in the event of the participant’s separation from service in connection with, upon or within a specified time before or after the change in control; (iii) determine that the performance period applicable to the award will lapse in full or in part and/or that the performance goals shall be deemed satisfied at target, maximum or any other level; (iv) determine that participants shall receive a payment in settlement of outstanding awards of restricted stock, RSUs, other stock-based awards or performance awards, in an amount and form determined by the Glatfelter Compensation Committee; (v) require that participants surrender their outstanding options and SARs in exchange for a payment by Glatfelter, in cash or shares as determined by the Glatfelter Compensation Committee, in an amount equal to the amount, if any, by which the then fair market value of the shares subject to the participant’s unexercised options and SARs exceeds the exercise price; and (vi) after giving participants an opportunity to exercise all of their outstanding options and SARs, terminate any or all unexercised options and SARs at such time as the Glatfelter Compensation Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the change in control or such other date as the Glatfelter Compensation Committee may specify. Without limiting the foregoing, if the per share fair market value of the shares does not exceed the per share exercise price, Glatfelter shall not be required to make any payment to the participant upon surrender of the option or SAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the change in control or such other date as the Glatfelter Compensation Committee may specify.
How can the 2024 Omnibus Plan be amended, modified or terminated?
Except to the extent prohibited by applicable law or stock exchange rule and unless otherwise expressly provided in an award agreement or in the 2024 Omnibus Plan, the Glatfelter Board may amend, suspend, discontinue or terminate the 2024 Omnibus Plan or any portion thereof at any time, provided that no such amendment, alteration, suspension, discontinuation or termination will be made without: (a) shareholder approval, if such approval is necessary to comply with tax, legal, securities exchange or other regulatory requirements; or (b) the consent of the affected participant, if such action would adversely affect any material rights of such participant under any outstanding award.
Except in connection with a corporate transaction involving Glatfelter, Glatfelter may not, without shareholder approval (a) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (b) cancel outstanding options or SARs in exchange for options or SARs with an exercise price that is less than the exercise price of the original options or SARs or (c) cancel outstanding options or SARs with an exercise price above the current stock price in exchange for cash or other securities.
The Glatfelter Compensation Committee may at any time modify, amend or terminate any or all of the provisions of the 2024 Omnibus Plan to the extent necessary: (a) to conform the provisions of the 2024 Omnibus Plan with Section 409A of the Code; and (b) to enable the 2024 Omnibus Plan to achieve its stated purposes in any jurisdiction outside the U.S. in a tax-efficient manner and in compliance with local rules and regulations.
The Glatfelter Compensation Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any award, prospectively or retroactively, without the consent of the participant, consistent with the terms of the 2024 Omnibus Plan; provided, that no such action will impair any material rights of a participant granted an award under the 2024 Omnibus Plan. The Glatfelter Compensation Committee is also authorized to make adjustments in terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events whenever the Glatfelter Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the intended benefits.
What are the federal income tax consequences of awards granted under the 2024 Omnibus Plan?
The following brief description, which is based on existing law, summarizes the U.S. federal income tax consequences of the grant of awards under the 2024 Omnibus Plan. This description may differ from the actual tax consequences incurred by any individual recipient of an award. Moreover, existing law is subject to change, which may affect the federal income tax consequences described below. The following summary of the federal income tax consequences in respect of the 2024 Omnibus Plan is for general information only.
Because the tax consequences to any interested party may depend on his or her particular situation, each interested party should consult his or her tax advisor as to the federal, state, local, foreign and other tax consequences of the grant or exercise of an award or the disposition of shares acquired as a result of any award.
Non-Qualified Stock Options.   A non-qualified stock option results in no taxable income to the optionee or deduction to Glatfelter at the time it is granted. An optionee exercising such an option will generally realize taxable compensation at the date of exercise in the amount of the difference between the option price and the then market value of the shares, and income tax withholding requirements apply upon exercise. A deduction for federal income tax purposes will generally be allowable to Glatfelter in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in the option shares is equal to the option price paid for such shares plus the amount includable in income upon exercise. At sale, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending upon how long the shares have been held.
Incentive Stock Options.   An optionee is not taxed at the time an incentive stock option is granted. The tax consequences upon exercise and later disposition of the underlying stock generally depend upon whether the optionee was an employee of Glatfelter or a subsidiary at all times from the date of grant until three months preceding exercise (one year in the case of disability) and on whether the optionee holds the shares for more than one year after exercise and two years after the date of grant of the stock option.
If the optionee satisfies both the employment rule and the holding rule for income tax purposes, the optionee will not recognize income upon exercise of the stock option and Glatfelter will not be allowed an income tax deduction at any time. The difference between the option exercise price and the amount realized upon disposition of the shares by the optionee will constitute a long-term capital gain or a long-term capital loss, as the case may be.
If the optionee meets the employment rule but fails to observe the holding rule (a “disqualifying disposition”), the optionee generally recognizes as ordinary income, in the year of the disqualifying disposition, the excess of the fair market value of the shares at the date of exercise over the option exercise price. Any excess of the sale price over the fair market value at the date of exercise will be recognized by the optionee as capital gain (long-term or short-term depending on the length of time the stock was held after the stock option was exercised). If the sale price is less than the fair market value on the date of exercise, then the ordinary income recognized by the optionee is generally limited to the excess of the sale price over the option exercise price. In both situations, the tax deduction allowable to Glatfelter is limited to the ordinary income recognized by the optionee. Under current IRS guidelines, Glatfelter is not required to withhold any federal income tax in the event of a disqualifying disposition. Different consequences may apply for an optionee subject to the alternative minimum tax.
Restricted Stock.   Upon the grant of restricted stock, a participant will not recognize taxable income and Glatfelter will not be allowed a tax deduction. Rather, on the date when the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the shares on that date (less the price paid, if any, for such shares). Alternatively, a participant may file with the IRS a “section 83(b) election” no later than 30 days after the date of grant of restricted stock, as a result of which participant will recognize taxable ordinary income at the time of the grant, generally in an amount equal to the fair market value of the shares on the date of grant, less any amount paid for the shares. The amount recognized by the participant is subject to income tax withholding requirements. At the time the participant recognizes income with respect to the restricted stock, Glatfelter is generally entitled to a deduction in an equal amount. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize capital gain (or loss) measured by the difference between the amount realized and the fair market value of the shares on the date the shares were taxable to the participant pursuant to the award.
Performance Awards, Restricted Stock Unit Awards, Stock Awards, Other Stock-Based Awards, and Stock Appreciation Rights.   A participant who receives a performance award, RSU, other stock-based award or SAR will not be required to recognize any income for federal income tax purposes at the time of the grant of such award, nor is Glatfelter entitled to any deduction at such time. The rules described above with respect to restricted stock apply to any award that is made in restricted shares. A participant who receives a stock award that is not subject to vesting restrictions will generally recognize ordinary income equal to the fair market value of the shares on the date of grant (less the price paid, if any, for the shares).
Except for awards made as restricted stock, when performance awards, RSUs, other stock-based awards or SARs are paid or shares are delivered to the participant, the participant will realize compensation taxable as ordinary income in an amount equal to the cash paid or the fair market value of shares delivered.
Income tax withholding requirements generally apply to amounts that are recognized as ordinary income and Glatfelter will generally be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of any shares that are delivered to the participant pursuant to an award, the participant will realize either long-term or short-term capital gain (or loss), depending on how long the shares were held, equal to the difference between the amount realized and the fair market value of the shares on the date the shares were vested or delivered to the participant pursuant to the award.
Tax Withholding.   Glatfelter has the right to withhold from any payment of cash or stock to a participant or other person under the 2024 Omnibus Plan an amount sufficient to cover any required withholding taxes, including the participant’s social security and Medicare taxes (FICA) and federal, state or local income tax, or such other applicable taxes with respect to the award. Glatfelter may require the payment of any such taxes before issuing any stock pursuant to the award. The Glatfelter Compensation Committee may permit a participant to satisfy such withholding taxes in whole or in part by: (a) paying cash; (b) electing to have Glatfelter withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld (i.e., net settlement); (c) delivering to Glatfelter already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld; or (d) any combination thereof, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.
Impact of Section 409A.   Section 409A of the Code applies to deferred compensation, which is generally defined as compensation earned currently, the payment of which is deferred to a later taxable year. Awards under the 2024 Omnibus Plan are intended to be exempt from the requirements of Section 409A or to satisfy its requirements. An award that is subject to Section 409A and fails to satisfy its requirements will subject the holder of the award to immediate taxation, interest, and an additional 20% tax on the vested amount underlying the award.
Limitations on Company’s Deduction.   Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation in excess of $1 million in any year that is paid to its chief executive officer, chief financial officer or any of its three other most highly compensated officers (“covered employees”), or other persons who have been covered employees after 2017. While deductibility of executive compensation for federal income tax purposes is among the factors the Glatfelter Compensation Committee considers when structuring our executive compensation arrangements, it is not the sole or primary factor considered. We retain the flexibility to authorize compensation that may not be deductible if we believe it is in the best interests of Glatfelter.
Consequences of Change in Control.   If a change in control in Glatfelter causes vesting of awards under the 2024 Omnibus Plan to accelerate or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject the participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of Glatfelter’s tax deduction for the compensation.
Equity Compensation Plan Information
The following table provides certain information as of December 31, 2023, regarding Glatfelter’s equity compensation plans.
	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)(4)
Equity compensation plans approved by security holders	2,805,458	$22.10	2,385,486
Equity compensation plans not approved by security holders	—	—	—
Total	2,805,458	$22.10	2,385,486

(1)
Includes 1,044,204 Glatfelter RSUs; 1,229,735 Glatfelter PSAs; and 531,519 Glatfelter SOSARs. For purposes of this calculation, it is assumed that Glatfelter PSAs will be paid at 100% of target.

(2)
Weighted average exercise price is based on outstanding Glatfelter SOSAR prices only.

(3)
Represents the securities remaining available for issuance under the Prior Plan.

(4)
For purposes of this calculation, it is assumed that Glatfelter PSAs will be paid at 100% of target.

New Plan Benefits under the 2024 Omnibus Plan
The Glatfelter Compensation Committee has not granted any awards under the 2024 Omnibus Plan. Participation and the types of awards under the 2024 Omnibus Plan are subject to the discretion of the Glatfelter Compensation Committee, consistent with the terms and limitations of the 2024 Omnibus Plan, and as a result, the benefits or amounts that will be received by any participant or groups of participants under the 2024 Omnibus Plan are not currently determinable.
Market Price of Shares
The closing price of Glatfelter’s stock, as reported on the NYSE on June 30, 2024, was $1.39.
This vote is separate and apart from the votes to approve the Share Issuance proposal, the Charter Amendment proposals and the “Golden Parachute” Compensation proposal. Accordingly, you may vote to approve the Omnibus Plan proposal and vote not to approve the other proposals and vice versa.
Approval of the Omnibus Plan proposal at the Glatfelter special meeting requires the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote on such proposal.
THE GLATFELTER BOARD RECOMMENDS THAT GLATFELTER SHAREHOLDERS VOTE “FOR” THE OMNIBUS PLAN PROPOSAL.
Proposal 4: “Golden Parachute” Compensation Proposal
Under Section 14A of the Exchange Act, Glatfelter is required to provide its shareholders with the opportunity to vote to approve, on an advisory (non-binding) basis, the compensation that will or may be made by Glatfelter to its named executive officers in connection with the Merger, as disclosed in “The Transactions — Interests of Glatfelter’s Directors and Executive Officers in the Transactions —

Quantification of Potential Payments to Glatfelter’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute’ Compensation” and accompanying footnotes. Accordingly, Glatfelter shareholders are being provided with the opportunity to cast an advisory vote on such payments. The Glatfelter Board encourages you to carefully review the “Golden Parachute” Compensation information disclosure in this document.
The Glatfelter Board recommends that its shareholders adopt the following resolution, on an advisory (non-binding) basis:
“RESOLVED, that the shareholders of Glatfelter Corporation approve, on an advisory (non-binding) basis, the compensation that will or may become payable to the named executive officers of Glatfelter Corporation in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in ‘The Transactions — Interests of Glatfelter’s Directors and Executive Officers in the Transactions — Quantification of Potential Payments to Glatfelter’s Named Executive Officers in Connection with the Merger’ (which disclosure includes the ‘Golden Parachute’ Compensation table required pursuant to Item 402(t) of Regulation S-K).”
This vote is separate and apart from the votes to approve the Share Issuance proposal, the Charter Amendment proposals and the Omnibus Plan proposal. Accordingly, you may vote to approve the “Golden Parachute” Compensation proposal and vote not to approve the other proposals and vice versa.
As an advisory vote, the “Golden Parachute” Compensation proposal is not binding upon Glatfelter, the Glatfelter Board or the compensation committee of the Glatfelter Board (the “Glatfelter Compensation Committee”) and approval of this proposal is not a condition to completion of the Merger. Accordingly, if the Merger is completed, the compensation payments described in the “Golden Parachute” Compensation proposal that are contractually required to be paid by Glatfelter to its named executive officers will remain in place, subject only to the existing conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Glatfelter shareholders.
Approval, on an advisory (non-binding) basis, of the “Golden Parachute” Compensation proposal at the Glatfelter special meeting requires the affirmative vote of a majority of the votes cast in person or by proxy at the Glatfelter special meeting by the holders of shares entitled to vote on such proposals.
THE GLATFELTER BOARD RECOMMENDS THAT GLATFELTER SHAREHOLDERS VOTE “FOR” THE “GOLDEN PARACHUTE” COMPENSATION PROPOSAL.

PARTIES TO THE TRANSACTIONS
Information about Glatfelter
Glatfelter is a leading global supplier of engineered materials. Glatfelter’s high-quality, innovative and customizable solutions are found in tea and single-serve coffee filtration, personal hygiene, as well as in many diverse packaging, home improvement and industrial applications. Glatfelter’s operations utilize a variety of manufacturing technologies including airlaid, wetlaid and spunlace with 15 manufacturing sites located in the United States, Canada, Germany, the United Kingdom, France, Spain and the Philippines. Glatfelter has sales offices in all major geographies serving customers under the Glatfelter and Sontara brands.
Glatfelter manages its business and makes investment decisions under a functional operating model with three distinct reporting segments:
Airlaid Materials
Glatfelter’s Airlaid Materials segment is a leading global supplier of highly absorbent and engineered cellulose-based airlaid nonwoven materials, primarily used to manufacture consumer products for growing global end-user markets. This segment’s products are composed of all-natural fluff pulp, which is sustainable by design and serves feminine hygiene and other hygiene products; specialty wipes; tabletop; adult incontinence; home care; food pads; and other consumer and industrial products. Airlaid Materials’ customers are industry leading consumer product companies, as well as private label converters. Glatfelter believes this business holds a leading position in the majority of the markets it serves. Airlaid Materials has developed long-term customer relationships through superior quality, customer service and a reputation for quickly bringing product and process innovations to market.
Airlaid Materials operates state-of-the-art facilities in Falkenhagen and Steinfurt, Germany, Gatineau, Canada, Fort Smith, Arkansas and Mount Holly, North Carolina.
Composite Fibers
Glatfelter’s Composite Fibers segment processes specialty long fibers, primarily from natural sources such as abaca, and other materials to create premium value-added products. Glatfelter believes Composite Fibers maintains a market leadership position in the single-serve coffee and tea filtration markets, wallcover base material and many other products it produces. Glatfelter believes many of the markets served by Composite Fibers present attractive growth opportunities due to evolving consumer preferences, new or emerging geographic markets, new product innovation and increased market share through superior products and quality.
Composite Fibers is comprised of four production facilities in Germany (two), France and England, a metallizing operation in Wales and a pulp mill in the Philippines.
Spunlace
Glatfelter’s Spunlace segment is a global leading specialty manufacturer of premium quality spunlace nonwovens for critical cleaning, high-performance materials, personal care, surface disinfecting wipes, hygiene, beauty care and medical applications. Spunlace serves the world’s largest consumer brands and focuses on quality, sustainability and innovation. Spunlace serves consumer wipes; critical cleaning; health care; feminine hygiene; high performance materials; and beauty care.
Glatfelter’s principal executive office is located at 4350 Congress Street, Suite 600, Charlotte, North Carolina 28209. Glatfelter common stock is listed on the NYSE under the symbol “GLT”.
This document incorporates important business and financial information about Glatfelter from other documents that are not included in or delivered with this document. For a more detailed description of Glatfelter’s business and operations, see Glatfelter’s filings with the SEC incorporated by reference herein. See “Where You Can Find More Information; Incorporation by Reference.”

Information about Berry
Berry is a leading global supplier of a broad range of innovative rigid, flexible and non-woven products. Berry sells its products predominantly into stable, consumer-oriented end markets, such as healthcare, personal care and food and beverage.
Berry’s customers consist of a diverse mix of global, national, regional and local specialty businesses. For the fiscal year ended September 30, 2023 (“fiscal 2023”), no single customer represented more than 5% of net sales and Berry’s top ten customers represented 15% of net sales. Berry believes its manufacturing processes, manufacturing footprint and its ability to leverage its scale to reduce costs, position it as a low-cost manufacturer relative to its competitors. Berry employed approximately 44,000 people worldwide as of the end of its fiscal year 2023.
Berry was incorporated in Delaware on November 18, 2005. BGI, a wholly owned subsidiary of Berry, was incorporated in Delaware on December 11, 1990. The principal executive offices of Berry and BGI are located at 101 Oakley Street, Evansville, Indiana 47710, and the telephone number is (812) 424-2904. Berry also maintains an Internet site at http://www.berryglobal.com. Berry’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this document and you should not rely on any such information in making your investment decision.
Spinco, a wholly owned subsidiary of Berry, was incorporated in Delaware on January 16, 2024, for the purpose of serving as a holding company of the HHNF Business and to effect the Separation. Spinco has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. In connection with the Transactions, Spinco has entered into several arrangements that will provide financing to fund the Special Cash Payment and the other Transactions and to pay related transaction fees and expenses. The principal executive office of Spinco is located at 101 Oakley Street, Evansville, Indiana 47710, and the telephone number is (812) 424-2904.
The foregoing information does not purport to be complete. Certain additional information relating to Berry’s business, management, executive officer and director compensation, voting securities and certain relationships is provided in other documents filed by Berry with the SEC. If you desire copies of any of these documents, you may contact Berry at its address and phone number indicated under “Where You Can Find More Information; Incorporation by Reference.”
Information about Spinco and the HHNF Business
General
Berry’s HHNF Business is a leading global supplier of a broad range of innovative films, non-woven and related products that service global markets. The HHNF Business sells its products predominantly into stable, consumer-oriented end markets, such as healthcare, personal care and infection prevention. Its customers consist of a mix of leading global, national and mid-sized regional businesses. For fiscal 2023, its top customer represented approximately 11% of net sales and its top ten customers represented approximately 45% of net sales. Berry believes that the HHNF Business’ manufacturing processes, manufacturing footprint and its ability to leverage its scale to reduce costs, position the HHNF Business as a low-cost manufacturer relative to its competitors.
Additional financial information about the HHNF Business is provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the HHNF Business” and the “Combined Financial Statements of Spinco (the HHNF Business),” which are included elsewhere in this document.
Segment Overview
The HHNF Business’ operations are organized into two reporting segments: Americas and Rest of World. The structure is designed to align the HHNF Business with its customers, optimize costs, provide improved service and drive future growth.
Americas
The Americas segment is the HHNF Business’ largest segment, accounting for 67% of consolidated net sales. Its operations consist of 17 manufacturing facilities: nine in the United States, three in Brazil, two in

Mexico and one each in Canada, Columbia and Argentina. The segment primarily manufactures a wide range of products and components of healthcare and hygiene products including baby diapers, medical garments, wipes, dryer sheets, face masks and filtration.
Rest of World
The Rest of World segment represents 33% of the HHNF Business’ consolidated net sales. Its operations consist of 13 manufacturing facilities: three in Germany, three in France, two in United Kingdom, two in China, and one each in Spain, Italy and Netherlands. This segment primarily manufactures a broad collection of healthcare, hygiene and industrial products and components of products including baby diapers, medical garments, wipes, face masks, corrosion protection, cable wrap and filtration.
Marketing, Sales and Competition
The HHNF Business reaches its customer base through a direct sales force of dedicated professionals. The HHNF Business’ scale enables it to dedicate certain sales and marketing efforts to particular customers, when applicable, which enables it to develop expertise that the HHNF Business believes is valued by its customers.
The major markets in which the HHNF Business sells its products are highly competitive. Areas of competition include service, innovation, quality and price. This competition is significant as to both the size and the number of competing firms. Competitors include but are not limited to Ahlstrom, Avgol, Freudenberg and Fitesa.
Raw Materials
The HHNF Business’ primary raw material is polymer resin. In addition, the HHNF Business uses other materials such as fiber, paper and packaging materials in various manufacturing processes. While temporary industry-wide shortages of raw materials have occurred, the HHNF Business has historically been able to manage the supply chain disruption by working closely with its suppliers and customers. Changes in the price of raw materials are generally passed on to customers through contractual price mechanisms over time, during contract renewals and by other means.
Patents, Trademarks and Other Intellectual Property
The HHNF Business customarily seeks patent and trademark protection for its products and brands while seeking to protect its proprietary know-how. While important to the HHNF Business in the aggregate, sales of any one individually patented product is not considered material to any specific segment or the consolidated results.
Environmental and Sustainability
Sustainability is comprehensively embedded across the business, from how manufacturing operations are run more efficiently to the investments made in sustainable solutions. With the HHNF Business’ global scale, deep industry experience and strong capabilities, Berry believes it is uniquely positioned to assist its customers in the design and development of more sustainable packaging.
The HHNF Business also works globally on continuous improvement of employee safety, energy usage, water efficiency, waste reduction, recycling and reducing Greenhouse Gas (GHG) emissions. The HHNF Business’ teams focus on improving the circularity and reducing the carbon footprint of its products. The HHNF Business anticipates higher demand for products with lower emissions intensity where polymer resin-based products are inherently well positioned since they typically have lower GHG emissions per functional unit compared to heavier alternatives, such as textiles. Additionally, there is also significant work being done on the use of recycled and bio-based content, which typically has lower associated GHG emissions compared to other virgin materials.
Human Capital and Employees
Overview
At the end of fiscal 2023, the HHNF Business employed approximately 6,000 employees.

Health and Safety
Employee safety is a core value. It is through the adherence to the HHNF Business’ global Environment, Health and Safety principles that the business has been able to identify and mitigate operational risks and drive continuous improvement.
Talent and Development
The HHNF Business seeks to attract, develop and retain talent throughout the business. Its succession management strategy focuses on a structured succession framework and multiple years of performance. Its holistic approach to developing key managers and identifying future leaders includes challenging assignments, formal development plans and professional coaching.
Employee Engagement
The HHNF Business seeks to ensure that everyone is motivated to perform every day. To further that objective, its engagement approach focuses on clear communication and recognition. The HHNF Business communicates through regular employee meetings with business and market updates and information on production, safety, quality and other operating metrics. It has many recognition-oriented awards and conduct company-wide engagement surveys which have generally indicated high levels of engagement and trust in leadership.
Inclusion
The HHNF Business strives to build a safe and inclusive culture where employees feel valued and treated with respect. It believes inclusion helps drive engagement, innovation and organizational growth. Its focus to date has been on providing training for its global workforce and increasing awareness about the importance of having a culture of inclusion.
Ethics
HHNF Business employees are expected to act with integrity, and the HHNF Business maintains a Global Code of Business Ethics through Berry, which provides the framework for ethical business.
Properties
HHNF Business primary manufacturing facilities by geographic area were as follows:
Geographic Region	Total Facilities	Leased Facilities
Americas	17	2
Rest of world	13	3
Legal Proceedings
The HHNF Business is party to various legal proceedings involving routine claims, which are incidental to its business. Although the legal and financial liability with respect to such proceedings cannot be estimated with certainty, the HHNF Business believes that any ultimate liability would not be material to the business, financial condition, results of operations or cash flows.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following tables set forth unaudited pro forma condensed combined financial information of the HHNF Business (also referred to in this section as “Spinco”) and Glatfelter (i) as of and for the three quarterly periods ended June 29, 2024, and (ii) for the twelve months ended September 30, 2023. The pro forma financial information has been derived by application of pro forma adjustments to the audited and unaudited historical consolidated financial statements. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on June 29, 2024.
The unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they had occurred on October 1, 2022. See “The Transactions” for additional information.
Spinco’s historical financial data for the twelve months ended September 30, 2023, has been derived from its audited financial statements. Spinco’s historical financial data as of and for the three quarterly periods ended June 29, 2024, has been derived from its unaudited condensed consolidated financial statements. Both are included in this filing.
The Glatfelter historical financial data for the twelve months ended December 31, 2023, has been derived from audited consolidated financial statements and related notes thereto of Glatfelter, which are included in Glatfelter’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this document. Glatfelter’s historical unaudited interim financial statements utilized in the pro forma condensed combined financial information are as of and for the six-month period ended June 30, 2024, which is included in Glatfelter’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, which is incorporated by reference into this document. The unaudited pro forma condensed combined statement of operations for the twelve months ended September 30, 2023, is derived by utilizing Glatfelter’s audited historical financial data for the fiscal year ended December 31, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended June 29, 2024, is derived by utilizing Glatfelter’s audited historical financial data for the fiscal year ended December 31, 2023, subtracting the unaudited interim historical financial data for the nine-month period ended September 30, 2023, and combining with unaudited interim historical financial data as of the six-month period ended June 30, 2024.
The unaudited pro forma condensed combined financial information includes estimated adjustments relating to the Merger and premerger steps of the Transaction. The pro forma adjustments are described in the notes accompanying the unaudited pro forma condensed combined financial information. The pro forma adjustments are based upon available information and certain assumptions that Glatfelter and Spinco believe are reasonable. The unaudited pro forma condensed combined financial information does not purport to represent what the results of operations and financial condition would have been had the Transactions occurred as of the dates indicated, nor does it project results of operations for any future period or financial condition at any future date.
The pro forma estimated purchase price allocation of Glatfelter’s assets acquired, and liabilities assumed is based on preliminary estimates of the fair values of the assets acquired and liabilities assumed and the unaudited pro forma condensed combined financial statements are based upon available information and certain assumptions of Glatfelter’s management as of the date of this document. The indebtedness of Glatfelter at close, completion of accounting for the Transactions, the allocation of the purchase price and the valuation may be different than that of the amounts reflected in the pro forma purchase price allocation, and any differences could be material. Such differences could affect the purchase price and allocation of the purchase price, which may affect the value assigned to the tangible or intangible assets and amount of depreciation and amortization expense recorded in the unaudited pro forma condensed combined statement of operations.
The unaudited pro forma condensed combined financial information should be read in connection with (i) Spinco’s audited combined financial statements, and the related notes as well as the risk factors for the year ended September 30, 2023, each as included in this document, (ii) Spinco’s unaudited combined financial statements, and the related notes thereto, for the three quarterly periods ended June 29, 2024, included in this document, (iii) Glatfelter’s audited consolidated financial statements and related notes thereto as well as the risk factors, each as set forth in Glatfelter’s Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this document and (iv) Glatfelter’s unaudited consolidated financial statements and related notes thereto as well as the risk factors, each as set forth in

Glatfelter’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024, which is incorporated by reference into this document. The historical combined financial statements of Spinco have been derived from the combined financial statements and accounting records of Berry, as if Spinco’s operations had been conducted independently from those of Berry. The combined financial statements of Spinco are presented on a “carve-out” basis in accordance with GAAP. The historical combined statements of operations include all revenues and costs directly attributable to Spinco, gains and losses on dispositions prior to the Transactions, as well as an allocation of expenses related to corporate finance, human resources, business development, legal, treasury, compliance and other shared services. Spinco considers these allocations to be a reasonable reflection of the utilization of services by, or the benefits provided to, Spinco. The historical combined balance sheets include all assets and liabilities that reside within Spinco legal entities. Assets and liabilities in shared entities were included in the historical combined balance sheets to the extent the asset or liability is primarily used by Spinco. While Spinco considers the financial statements to be a reasonable reflection of the business on a standalone basis, the combined financial statements may not be indicative of Spinco’s actual financial condition, results of operations or cash flows had it operated as a standalone entity during the periods presented, and the results stated in the combined financial statements are not indicative of Spinco’s future financial condition, results of operations or cash flows.
As part of a separate reporting segment of Berry, Spinco has been able to receive services from Berry. Following the Transactions, Magnera will need to replace these services either by providing them internally from Glatfelter’s existing services or by obtaining them from unaffiliated third parties. These services include certain corporate level functions of which the effective and appropriate performance is critical to the operations of Spinco prior to the Transactions and Magnera following the Transactions. Berry will provide certain services on a transitional basis pursuant to the Transition Services Agreement, the duration of which is subject to ongoing discussions but will be for a reasonable agreed upon term of approximately two years, subject to an extension option. Magnera may be unable to replace these services in a timely manner or on terms and conditions as favorable as those that Spinco currently receives from Berry. The costs for these services could in the aggregate be higher than the combination of Glatfelter’s current costs and those reflected in the historical combined financial statements of Spinco.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 29, 2024
($ in millions)
	Spinco Historical	Glatfelter Adjusted (Note 3)	Transaction Accounting Adjustments (Note 1)				Pro Forma Combined
			Financing		Transaction
Cash	$176	$34	$377	(a)	$(377)	(a)	$210
Short term investments	—	—	—		—		—
Accounts receivable	347	178	—		—		525
Finished goods	174	147	—		15	(b)	336
Raw materials and supplies	113	105	—		—		218
Prepaid expenses and other current assets	62	69	—		—		131
Total current assets	872	533	377		(362)		1,420
Property, plant and equipment	957	639	—		95	(c)	1,691
Goodwill and intangible assets	1,027	201	—		(153)	(d)	1,075
Right-of-use assets	49	25	—		—		74
Other assets	71	54	—		—		125
Total assets	$2,976	$1,452	$377		$(420)		$4,385
Accounts payable	$238	$156	$—		$—		$394
Accrued expenses	137	109	—		14	(e)	260
Current portion of long-term debt	—	—	16	(a)	—		16
Total current liabilities	375	265	16		14		670
Long-term debt	—	862	1,537	(a)	(362)	(a)	2,037
Deferred income taxes	72	51	—		5	(f)	128
Operating lease liabilities	38	19	—		—		57
Other long-term liabilities	97	103	—		—		200
Total liabilities	582	1,300	1,553		(343)		3,092
Stockholders’ equity	2,394	152	(1,176)	(a)	(77)	(g)	1,293
Total liabilities and equity	$2,976	$1,452	$377		$(420)		$4,385

Unaudited Pro Forma Condensed Combined Statement of Operations
For the three quarterly periods ended June 29, 2024
($ in millions, except per share data)
	Spinco Historical	Glatfelter Adjusted (Note 3)	Transaction Accounting Adjustments (Note 2)				Pro Forma Combined
			Financing		Transaction
Net sales	$1,633	$977	$—		$—		$2,610
Cost of goods sold	1,454	873	—		7	(h)	2,334
Selling, general and administrative	82	69	—		—		151
Amortization of intangibles	36	7	—		(6)	(i)	38
Restructuring and other activities	18	18	—		—		36
Corporate expense allocation	17	—	—		—		17
Operating income (loss)	26	10	—		(1)		35
Other expense	(1)	7	—		—		6
Interest expense	3	52	129	(j)	(52)	(j)	132
Income (loss) before income taxes	24	(49)	(129)		51		(103)
Income tax expense (benefit)	(1)	2	(32)	(k)	13	(k)	(19)
Net income (loss)	$25	$(51)	$(97)		$38		$(84)
Net income per share:
Basic and Diluted		(1.13)					(0.19)	(l)
Outstanding weighted-average shares:
Basic and Diluted		45.3					453.0	(l)

Unaudited Pro Forma Condensed Combined Statement of Operations
For the twelve months ended September 30, 2023
($ in millions, except per share data)
	Spinco Historical	Glatfelter Adjusted (Note 3)	Transaction Accounting Adjustments (Note 2)				Pro Forma Combined
			Financing		Transaction
Net sales	$2,275	$1,386	$—		$—		$3,661
Cost of goods sold	1,995	1,249	—		10	(h)	3,254
Selling, general and administrative	110	95	—		—		205
Amortization of intangibles	51	9	—		(7)	(i)	53
Restructuring and other activities	24	30	—		—		54
Corporate expense allocation	26	—	—		—		26
Operating income (loss)	69	3	—		(3)		69
Other expense	(3)	11	—		—		8
Interest expense	—	63	172	(j)	(63)	(j)	172
Income (loss) before income taxes	72	(71)	(172)		60		(111)
Income tax expense (benefit)	34	7	(43)	(k)	15	(k)	13
Net income (loss)	$38	$(78)	$(129)		$45		$(124)
Net income per share:
Basic and Diluted		(1.73)					(0.28)	(l)
Outstanding weighted-average shares:
Basic and Diluted		45.1					450.6	(l)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
Basis of Presentation
The unaudited pro forma condensed combined financial statements are based on the historical combined financial statements of Spinco (the HHNF Business) and historical consolidated financial statements of Glatfelter as adjusted as described in note 3 below. The unaudited pro forma condensed combined balance sheet as of June 29, 2024 gives effect to the Transactions as if they had occurred on June 29, 2024. The unaudited pro forma condensed combined statement of operations gives effect to the Transactions as if they had occurred on October 1, 2022.
The unaudited pro forma condensed combined financial statements and the notes thereto were prepared using the acquisition method of accounting, with Spinco as the accounting acquirer of Glatfelter. See “The Transactions — Accounting Treatment” for additional information. As of the date of this document, the accompanying unaudited pro forma purchase price allocation is an estimate and is subject to further adjustments as additional information becomes available and as additional analyses and final valuations are completed. The potential changes to the purchase price allocation and related pro forma adjustments could be material.
For the purpose of preparing the unaudited pro forma condensed combined financial statements, Spinco management has conducted a preliminary analysis of the adjustments required to conform Glatfelter’s financial statements to reflect the current accounting policies of Spinco. This assessment is ongoing and, at the time of preparing the unaudited pro forma condensed combined financial statements, Spinco management is not aware of any material accounting policy differences not yet adjusted in the unaudited pro forma condensed combined financial statements. Upon completion of the Transactions, Spinco management will conduct a final review of Glatfelter’s accounting policies to determine if differences in accounting policies or financial statement classification exist that may require adjustments to or reclassification of Glatfelter’s results of operations, assets or liabilities to conform to Spinco’s accounting policies and classifications. As a result of that review, differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements. Additionally, certain reclassifications have been made to the historical presentation of Glatfelter to conform to the historical presentation of Spinco financial statements. (See note 3).
The unaudited pro forma condensed combined financial statements also do not reflect any anticipated revenue enhancements, cost savings or operating synergies that Magnera may achieve because of the Transactions, the total expected costs to integrate the operations of Spinco and Glatfelter, or the total expected costs necessary to achieve such revenue enhancements, cost savings, operating synergies or reverse stock split.
The preparation of unaudited pro forma condensed combined financial statements requires Spinco management and Glatfelter management to make estimates and assumptions that affect the amounts reported in such financial statements and the notes thereto. These unaudited pro forma condensed combined financial statements, including the estimated purchase price allocation, are presented for illustrative purposes only and do not necessarily reflect the operating results or financial position that would have occurred if the Transactions had been completed on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. Accordingly, such information should not be relied upon as an indicator of future performance, financial condition or liquidity.

Note 1. Balance Sheet
(a)
This reflects the use of committed financing, as calculated below.

Committed New Debt	$1,585
New Debt, discount	(32)
New Debt, net	$1,553
Estimated Transaction and Financing Fees	(80)
Special Cash Payment to Berry	(1,096)
Cash proceeds available for Glatfelter debt retirement	$377
The below reflects the retirement of Glatfelter historical term loans and revolving credit facility.
Glatfelter 11.25% Term Loan	$(263)
Glatfelter Revolving credit facility	(114)
Cash used to retire Glatfelter debt items	$(377)
Glatfelter Unamortized deferred issuance costs	15
Retired Glatfelter long-term debt, net	$(362)

(b)
This adjustment relates to the step-up of inventory by $15 million (or 10%) to fair value based on preliminary estimates.

(c)
This relates to the write-up of property plant and equipment by $95 million (or 15%) to fair value based on preliminary estimates.

(d)
This reflects estimated allocation of the excess of the proceeds over the net assets acquired to estimated goodwill and intangible assets. The goodwill and intangible asset adjustment was calculated as follows:

Glatfelter 5-day average closing market capitalization as of August 13, 2024	$75
Plus: historical liabilities assumed	1,300
Less: historical basis of assets	(1,452)
Plus: elimination of debt discount on retired Glatfelter debt	15
Plus: employee retention liability and net deferred tax impact of pro forma adjustments	19
Less: inventory and fixed asset impact of pro forma adjustments	(110)
Goodwill and intangible assets adjustment	$(153)
(note: Glatfelter market capitalization is subject to change and will depend on the valuation as of closing.)

(e)
In connection with the Transactions, certain Glatfelter senior management employees will be eligible to receive retention and other cash benefits of $14 million. See “The Transactions — Interests of Glatfelter’s Directors and Executive Officers in the Transactions” for additional information. These retention and other programs are considered a nonrecurring item that are not expected to affect the statement of operations beyond 12 months after closing.

(f)
This reflects the deferred tax impact from recording the preliminary valuation adjustments listed below.

Eliminated historical Glatfelter intangible balance	$(196)
Plus: Employee retention and transition programs	(14)
Less: Intangible preliminary purchase price allocation	20
Less: Estimated write up of fixed assets	95
Less: Estimated inventory step up	15
$20
Assumed combined statutory tax rate	25%
Deferred tax impact from preliminary valuation analysis	$5

(g)
This reflects the elimination of Glatfelter’s historical net equity net of the estimated Glatfelter market capitalization assumed for these pro forma financials.

Glatfelter 5-day average closing market capitalization as of August 13, 2024	$75
Less: historical Glatfelter equity balance	(152)
Equity net adjustment	$(77)
Note 2. Income Statement
(h)
This relates to the increase in depreciation expense that would result from the $95 million estimated fair value step up of long-lived tangible assets with an average useful life of ten years.

(i)
This primarily relates to the elimination of historical Glatfelter amortization expense partially offset by the amortization from the $18 million estimated fair value of identified intangible assets acquired with an average useful life of eight years.

	Fiscal 2023	Three Quarters June 29, 2024
Eliminate historical Glatfelter annual amortization	(9)	(7)
Estimated go forward annual amortization	2	1
Amortization net adjustment	$(7)	$(6)

(j)
This represents the elimination of the historical net interest expense of Glatfelter and the new pro forma interest expense related to the merger transaction financing. The adjustment is as follows:

	Fiscal 2023	Three Quarters June 29, 2024
Eliminate historical interest expense	$(63)	$(52)
Committed New Debt(1)	148	111
Retained Glatfelter 4.75% Senior Notes	24	18
Magnera estimated interest expense	$172	$129

(1)
Represents a committed 9.25% average variable interest rate on new debt, a 0.125% change in interest rate would change annual interest expense by approximately $2 million for both fiscal 2023 and the three quarterly periods ended June 29, 2024.

(k)
This reflects the income tax effect of pro forma adjustments at an estimated combined statutory rate of 25%.

(l)
Upon completion of the First Merger, holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis.

	Fiscal 2023	Three Quarters June 29 2024
Fully diluted Glatfelter shares as of the end of the respective periods	45.1	45.3
Shares issued to Berry stockholders	405.5	407.7
Fully diluted shares outstanding post transaction	450.6	453.0
Pro forma net loss	$(124)	$(84)
Fully diluted shares outstanding post transaction	450.6	453.0
Net loss per share	$(0.28)	$(0.19)
Note 3. Glatfelter’s Converted Historical Financial Information
The following financial information illustrates the impact of adjustments made to Glatfelter’s historical consolidated financial statements. These adjustments reflect estimates based on available Glatfelter information and certain assumptions we believe are reasonable which could differ materially from the actual adjustments once conformed.

Condensed Consolidated Balance Sheet
As of June 30, 2024
($ in millions)
(in millions)	Glatfelter Historical	Adjustments	Glatfelter Adjusted
Cash	$34	$—	$34
Accounts receivable, net	178	—	178
Inventory	305	(305)(1)	—
Finished goods . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	147(1)	147
Raw materials and supplies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—	105(1)	105
Prepaid expenses and other current assets	69	—	69
Total current assets	586	(53)	533
Property, plant and timberlands, net	639	—	639
Goodwill	105	96(2)	201
Intangible assets	96	(96)(2)	—
Right-of-use assets	—	25(3)	25
Other assets	79	(25)(3)	54
Total assets	$1,505	$(53)	$1,452
Short-term debt	9	(9)(4)	—
Accounts payable	156	—	156
Environmental liabilities	—		—
Other current liabilities	100	9(4)	109
Total current liabilities	265	—	265
Long-term debt	862	—	862
Deferred income taxes	51	—	51
Operating lease liabilities	—	19(5)	19
Other long-term liabilities	122	(19)(5)	103
Total liabilities	1,300	—	1,300
Stockholders’ equity	—	152(6)	152
Common Stock	1	(1)(6)	—
Capital in excess of par value	55	(55)(6)	—
Retained Earnings	377	(377)(6)	—
Accumulated other comprehensive income	(93)	93(6)	—
Cost of common stock in treasury	(135)	135(6)	—
Total shareholder’s equity	205	(53)	152
Total liabilities and equity	$1,505	$(53)	$1,452

(1)
Relates to (1) reclassing $305 million of inventory between $147 million of Finished goods and $158 million of Raw materials and supplies and (2) a $53 million reduction of certain supplies inventory as the result of accounting policy difference between Spinco and Glatfelter, where Spinco expenses spare parts as purchased, and Glatfelter capitalizes certain supplies into inventory and expenses as consumed into production.

(2)
Intangible assets of $96 million reclassified to Goodwill and intangible assets.

(3)
Right-of-use assets of $25 million reclassified out of Other assets to Right-of-use assets.

(4)
Relates to reclassing $9 million of Short-term debt to Other current liabilities.

(5)
Operating lease liabilities of $19 million reclassified out of Other long-term liabilities to Operating lease liabilities.

(6)
Relates to netting of various equity accounts to a single Stockholder’s equity amount.

Condensed Consolidated Statement of Operations
For the nine months ended June 30, 2024
($ in millions)
	Historical			Glatfelter	Turn Around Strategy	Strategic Initiatives	Reclasses	Glatfelter Adjusted
	12/31/2023	9/30/2023	6/30/2024	9 months
Net Sales	$1,386	$1,065	$657	$977	—	—	—	$977
Cost of goods sold	1,256	966	585	875	—		(2)	873
Selling, general and administrative	110	84	66	92	(2)	(16)	(5)	69
Amortization of Intangibles	—	—	—	—	—	—	7	7
Restructuring and transaction Activities	—	—	—	—	2	16	—	18
Loss on sale of Ober-Schmitten and other non-strategic operation	18	18	—	—	—	—	—	—
Gain on dispositions of plant, equipment and timberlands, net	(1)	(1)	—	—	—	—		—
Operating income (loss)	3	(2)	6	10	—	—	—	10
Interest expense	(64)	(47)	(36)	(53)	—	—	1	(52)
Interest income	1	1	1	1	—	—	(1)	—
Other, net	(11)	(8)	(5)	(7)	—	—	—	(7)
Loss before taxes	(71)	(56)	(34)	(49)	—	—	—	(49)
Income tax expense	7	13	8	2	—	—	—	2
Net loss from continuing operations	(78)	(69)	(42)	(51)	—	—	—	(51)
Loss from discontinued operations	(1)	(1)	(1)	(1)	—	—	—	(1)
Net income (loss)	$(79)	$(70)	$(43)	$(52)	—	—	—	$(52)
Net income per share from continuing operations:
Basic and diluted	$(1.73)	$(1.54)	$(0.93)	$(1.13)				$(1.13)
Outstanding weighted -average shares:
Basic and diluted	45.1	45.1	45.3	45.3				45.3

Condensed Consolidated Statement of Operations
For the twelve months ended December 31, 2023
($ in millions)
	Glatfelter Historical	Turn Around Strategy	Strategic Initiatives	Ober- Schmitten Divestiture	Reclasses	Glatfelter Adjusted
Net Sales	$1,386	—	—	—	—	$1,386
Cost of goods sold	1,256	(3)	(1)	—	(3)	1,249
Selling, general and administrative	110	(6)	(2)	—	(7)	95
Amortization of Intangibles	—	—	—	—	9	9
Restructuring and transaction Activities	—	9	3	18	—	30
Loss on sale of Ober-Schmitten and other non-strategic operation	18	—	—	(18)	—	—
Gain on dispositions of plant, equipment and timberlands, net	(1)	—	—	—	1	—
Operating loss	3	—	—	—	—	3
Interest expense	(64)	—	—	—	1	(63)
Interest income	1	—	—	—	(1)	0
Other, net	(11)	—	—	—	—	(11)
Loss before taxes	(71)	—	—	—	—	(71)
Income tax expense	7	—	—	—	—	7
Net loss from continuing ops	(78)	—	—	—	—	(78)
Loss incorporated from discontinued operations	(1)	—	—	—	—	(1)
Net loss	$(79)	—	—	—	—	$(79)
Turnaround strategy costs:   This adjustment reflects costs incurred in connection with Glatfelter’s turnaround strategy initiated under its new chief executive officer to drive operational and financial improvement. These costs are primarily related to professional services fees and employee separation expenses.
Strategic initiatives:   These adjustments primarily reflect professional and legal fees incurred directly related to evaluating and executing certain strategic initiatives including costs associated with acquisitions, the pending merger and related integrations.
Ober-Schmitten divestiture costs:   This adjustment reflects the loss on sale of the Ober-Schmitten, Germany operations and professional and other costs directly associated with the sale of the facility.
Reclasses:   This adjustment primarily reflects the presentation of amortization as a separate row and netting of interest.

MARKET PRICE AND DIVIDEND INFORMATION
Certain Market Price Information
Historical market price data for Spinco has not been presented because Spinco is currently a wholly owned subsidiary of Berry, and there is no established trading market for Spinco common stock. Spinco common stock does not currently trade separately from Berry common stock.
Berry common stock currently trades on the NYSE under the ticker symbol “BERY.” On February 6, 2024, the last trading day before the announcement of the Transactions, the closing price of Berry common stock was $64.28 per share. On September 6, 2024, the last practicable trading day for which information is available as of the date of this document, the closing price of Berry common stock was $66.82 per share.
Glatfelter common stock currently trades on the NYSE under the ticker symbol “GLT.” On February 6, 2024, the last trading day before the announcement of the Transactions, the closing price of Glatfelter common stock was $1.28 per share. On September 6, 2024, the last practicable trading day for which information is available as of the date of this document, the closing price of Glatfelter common stock was $1.57 per share.
Certain Dividend Information
Glatfelter Dividend Policy
Declarations of dividends on Glatfelter common stock are made at the discretion of the Glatfelter Board. Among other things, the Glatfelter Board evaluates business conditions and earnings. The Glatfelter Board declared quarterly cash dividends of $0.14 per common share for the first two quarters of 2022. In the third quarter of 2022, the Glatfelter Board suspended the quarterly cash dividend as part of its focused efforts to optimize the operational and financial results of the business. The Glatfelter Board did not declare any cash dividends in 2023 and 2024.
Under the RMT Transaction Agreement, Glatfelter is restricted from declaring or paying any dividends prior to the Closing. Any determination as to the future declaration of dividends will be made by the Glatfelter Board in its sole discretion. Although Glatfelter does not presently intend to commence paying dividends following the Transactions, the board of Magnera may evaluate and consider its dividend policy from time to time based on a number of factors, including the result of its operations, financial condition, future prospects, contractual and legal restrictions and other factors that the Magnera board considers relevant.
Berry Dividend Policy
Declarations of dividends on Berry’s common stock are made at the discretion of the Berry Board. Among other things, the Berry Board evaluates business conditions and earnings. During Berry’s fiscal 2023, the Berry Board declared and paid cash dividends of $0.25 per share for each quarter. During fiscal 2022, the Berry Board did not declare or pay any cash dividends on Berry’s common stock.

NON-GAAP FINANCIAL MEASURES
This document includes certain financial information of Spinco (the HHNF Business) that differ from what is reported in accordance with GAAP. The non-GAAP financial measure used is free cash flow and is included in this document because management of the HHNF Business believes that it provides investors with additional useful information to measure the liquidity of the HHNF Business, and because this non-GAAP financial measure is frequently used by securities analysts, investors and other interested parties as common measures to compare liquidity or estimate valuations across companies in the HHNF Business’ industries.
Management of the HHNF Business defines free cash flow as cash flow from operating activities less net additions to property, plant and equipment. Management of the HHNF Business uses free cash flow as a supplemental measure of liquidity as it assists in assessing the HHNF Business’ ability to fund growth through generation of cash, and, going forward, Magnera’s ability to generate liquidity from its operating activities.
For an explanation and reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the HHNF Business — Liquidity and Capital Resources — Free Cash Flow.”
This non-GAAP financial measure is presented for informational purposes only. Free cash flow is not recognized terms under GAAP and should not be considered in isolation or as a substitute for, or superior to, cash flow from operating activities or other measures of financial performance or liquidity derived in accordance with GAAP or any other generally accepted accounting principles. This information does not purport to represent the results the HHNF Business would have achieved had any of the transactions for which an adjustment is made occurred at the beginning of the periods presented or as of the dates indicated. This information is inherently subject to risks and uncertainties. It may not give an accurate or complete picture of the HHNF Business’ financial condition or results of operations for the periods presented and should not be relied upon when making an investment decision.
The use of the term free cash flow may not be comparable to similarly titled measures used by other companies or persons due to potential differences in the method of calculation. You should compensate for these limitations by relying primarily on the financial statements of the HHNF Business that are included in or incorporated by reference into this document and using this non-GAAP financial measure only as a supplement to evaluate the HHNF Business.
Additionally, this document also includes certain financial information of Glatfelter and the HHNF Business that differ from what is reported in accordance with GAAP in “The Transactions — Prospective Financial Information” and “The Transactions — Opinion of Glatfelter’s Financial Advisor.” This financial information includes unlevered free cash flow and Adjusted EBITDA in “The Transactions — Prospective Financial Information,” as well as other financial measures in “The Transactions — Opinion of Glatfelter’s Financial Advisor.” These financial measures are not non-GAAP financial measures in the context in which they have been provided. For further details, see “The Transactions — Prospective Financial Information” and “The Transactions — Opinion of Glatfelter’s Financial Advisor.”

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE HHNF BUSINESS
Management’s discussion and analysis of financial condition and results of operations is a supplement to the accompanying combined financial statements of Spinco (the HHNF Business) as of September 30, 2023, and October 1, 2022, and for each of the years ended September 30, 2023, October 1, 2022, and October 2, 2021, and notes thereto and the interim combined financial statements of Spinco (the HHNF Business) as of June 29, 2024, and for the three quarterly periods then ended. The combined financial statements represent the operations of Spinco and have been prepared on a carve-out basis which includes assumptions underlying the preparation that management believes are reasonable. However, the combined financial statements included herein may not necessarily reflect Spinco’s results of operations, financial position and cash flows in the future or what they would have been had Spinco been an independent, stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of Spinco’s future results of operations, financial position or cash flows. The following section is qualified in its entirety by the more detailed information in this document, including the combined financial statements and notes thereto.
Reverse Morris Trust-Type Transaction Anticipated in Second Half of 2024
In February 2024, Berry entered into Transaction Documents to, among other results, spin-off Spinco from Berry and merge Spinco with a subsidiary of Glatfelter. Upon the completion of the Transactions, stockholders of Berry will own approximately 90% of Magnera in addition to their continuing interest in Berry. The Transactions are expected to be tax-free to Berry and its stockholders. The Transactions are subject to certain customary closing conditions including, but not limited to, approvals by Glatfelter shareholders of the Share Issuance proposal and the Charter Amendment proposals, the filing and effectiveness of registration statement on Form S-4 of which this document is a part and Spinco’s Form 10 and receipt of the IRS Ruling and Tax Opinions.
Outlook
Spinco is affected by general economic and industrial growth, raw material availability, cost inflation, supply chain disruptions and general industrial production. Its business has both geographic and end market diversity, which reduces the effect of any one of these factors on its overall performance. Spinco’s results are affected by its ability to pass through raw material and other cost changes to its customers, improve manufacturing productivity and adapt to volume changes of its customers. Despite global macro-economic challenges in the short-term attributed to continued rising inflation, supply chain disruptions, currency devaluation and general market softness, management continues to believe Spinco’s underlying long-term demand fundamental will remain strong as Spinco focuses on delivering protective solutions that enhance consumer safety and by providing advantaged products in targeted markets.
Discussion of Results of Operations for the Three Quarterly Periods Ended June 29, 2024 (the “YTD”) Compared to the Three Quarterly Periods Ended July 1, 2023 (the “Prior YTD”)
Business integration expenses consist of restructuring and impairment charges, transaction related and other business optimization costs. Tables present dollars in millions.
Consolidated Overview	YTD	Prior YTD	$ Change	% Change
Net sales	$1,633	$1,733	$(100)	(6)%
Operating income	$26	$58	$(32)	(55)%
Net sales:   The net sales decline is primarily attributed to decreased selling prices of $103 million due to the pass through of lower resin prices and a 1% organic volume decline, partially offset by a $20 million favorable impact from foreign currency.

Operating Income:   The operating income decrease is primarily attributed to a $28 million unfavorable impact from price cost spread and an $11 million unfavorable impact from hyperinflation in the Argentinian subsidiary, partially offset by a decrease in selling, general, administrative and corporate allocation expenses of $7 million.
Americas	YTD	Prior YTD	$ Change	% Change
Net sales	$1,111	$1,163	$(52)	(4)%
Operating income	$30	$60	$(30)	(50)%
Net sales:   The net sales decline is primarily attributed to decreased selling prices of $48 million due to the pass through of lower resin prices and a 2% organic volume decline, partially offset by a $13 million favorable impact from foreign currency. The volume decline is primarily attributed to general market softness.
Operating Income:   The operating income decrease is primarily attributed to a $20 million unfavorable impact from price cost spread and an $11 million unfavorable impact from hyperinflation in the Argentinian subsidiary.
Rest of World	YTD	Prior YTD	$ Change	% Change
Net sales	$522	$570	$(48)	(8)%
Operating income	$(4)	$(2)	$(2)	100%
Net sales:   The net sales decline is primarily attributed to decreased selling prices of $55 million due to the pass through of lower resin prices partially offset by a $7 million favorable impact from foreign currency.
Operating Income:   The operating income decrease is primarily attributed to an $8 million unfavorable impact from price cost spread, partially offset by a decrease in selling, general, administrative and corporate allocation expenses of $7 million.
Other expense, net	YTD	Prior YTD	$ Change	% Change
Other expense, net	$(1)	$(1)	$—	—
Changes in other expense are primarily attributed to foreign currency changes related to the remeasurement of non-operating intercompany balances.
Comprehensive Income	YTD	Prior YTD	$ Change	% Change
Comprehensive Income	$6	$141	$(135)	(96)%
The decrease in comprehensive income is primarily attributed to a $117 million unfavorable change in currency translation and a $19 million decrease in net income. Currency translation changes are primarily related to non-U.S. subsidiaries with a functional currency other than the U.S. dollar whereby assets and liabilities are translated from the respective functional currency into U.S. dollars using period-end exchange rates. The change in currency translation was primarily attributed to locations utilizing the euro, Brazilian real and Chinese renminbi as their functional currency.
Discussion of Results of Operations for Fiscal 2023 Compared to Fiscal 2022
Spinco’s U.S. based results for fiscal 2023 and fiscal 2022 are based on a 52-week period. Business integration expenses consist of restructuring and impairment charges, divestiture related costs and other business optimization costs. Tables present dollars in millions.
	Fiscal Year
Consolidated Overview	2023	2022	$ Change	% Change
Net sales	$2,275	$2,803	$(528)	(19)%
Operating income	$69	$172	$(103)	(60)%
Net sales:   The net sales decline is primarily attributed to decreased selling prices of $303 million due to the pass through of lower resin prices and an 8% organic volume decline. The volume decline is primarily attributed to general market softness and customer destocking.

Operating Income:   The operating income decrease is primarily attributed to a $45 million unfavorable impact from price cost spread, a $35 million decrease from the organic volume decline, a $10 million unfavorable impact from foreign currency changes and an $11 million unfavorable impact from hyperinflation in the Argentinian subsidiary.
	Fiscal Year
Americas	2023	2022	$ Change	% Change
Net sales	$1,531	$1,909	$(378)	(20)%
Operating income	$81	$152	$(71)	(47)%
Net sales:   The net sales decline is primarily attributed to decreased selling prices of $237 million due to the pass through of lower resin prices and a 9% organic volume decline, partially offset by a $28 million favorable impact from foreign currency. The volume decline is primarily attributed to general market softness and customer destocking.
Operating Income:   The operating income decrease is primarily attributed to a $22 million unfavorable impact from price cost spread, a $29 million decrease from the organic volume decline, a $12 million increase in business integration expense and a $7 million unfavorable impact from foreign currency changes.
	Fiscal Year
Rest of World	2023	2022	$ Change	% Change
Net sales	$744	$894	$(150)	(17)%
Operating income	$(12)	$20	$(32)	(160)%
Net sales:   The net sales decline is primarily attributed to decreased selling prices of $66 million due to the pass through of lower resin prices, a 7% organic volume decline and a $21 million unfavorable impact from foreign currency. The volume decline is primarily attributed to general market softness and customer destocking.
Operating Income:   The operating income decrease is primarily attributed to a $23 million unfavorable impact from price cost spread and a $7 million decrease from the organic volume decline.
	Fiscal Year
Other expense, net	2023	2022	$ Change	% Change
Other expense, net	$(3)	$16	$(19)	(119)%
The Other expense decrease is primarily attributed to foreign currency changes related to the remeasurement of non-operating intercompany balances.
	Fiscal Year
Comprehensive Income	2023	2022	$ Change	% Change
Comprehensive Income	$104	$44	$60	136%
The increase in comprehensive income is primarily attributed to a $141 million favorable change in currency translation and a $81 million decrease in net income. Currency translation changes are primarily related to non-U.S. subsidiaries with a functional currency other than the U.S. dollar whereby assets and liabilities are translated from the respective functional currency into U.S. dollars using period-end exchange rates. The change in currency translation was primarily attributed to locations utilizing the euro, Brazilian real and Chinese renminbi as their functional currency.

Discussion of Results of Operations for Fiscal 2022 Compared to Fiscal 2021
Spinco’s U.S. based results for fiscal 2022 and fiscal 2021 are based on a 52- and 53-week period, respectively. Business integration expenses consist of restructuring and impairment charges, divestiture related costs and other business optimization costs. Tables present dollars in millions.
	Fiscal Year
Consolidated Overview	2022	2021	$ Change	% Change
Net sales	$2,803	$2,827	$(24)	(1)%
Operating income	$172	$353	$(181)	(51)%
Net sales:   The net sales decline is primarily attributed to a 3% organic volume decline, a $49 million unfavorable impact from foreign currency and a $42 million unfavorable impact from extra shipping days in the prior year, partially offset by increased selling prices of $157 million due to the pass through of inflation. The volume decline is primarily attributed to the moderation of advantaged products related to the COVID-19 pandemic.
Operating Income:   The operating income decrease is primarily attributed to a $157 million unfavorable impact from price cost spread, a $12 million decrease from the organic volume decline, an $8 million unfavorable impact from foreign currency changes and an $8 million unfavorable impact from extra shipping days in the prior year partially offset by a $9 million decrease in selling, general and administrative expense.
	Fiscal Year
Americas	2022	2021	$ Change	% Change
Net sales	$1,909	$1,894	$15	1%
Operating income	$152	$265	$(113)	(43)%
Net sales:   The net sales increase is primarily attributed to increased selling prices of $77 million due to the pass through of inflation and a $14 million favorable impact from foreign currency changes, partially offset by a 3% organic volume decline and a $28 million unfavorable impact from extra days in the prior year. The volume decline is primarily attributed to moderation of advantaged products related to the COVID-19 pandemic.
Operating Income:   The operating income decrease is primarily attributed to a $100 million unfavorable impact from price cost spread and an $8 million decrease from the volume decline.
	Fiscal Year
Rest of World	2022	2021	$ Change	% Change
Net sales	$894	$933	$(39)	(4)%
Operating income	$20	$88	$(68)	(77)%
Net sales:   The net sales decline is primarily attributed to a $63 million unfavorable impact from foreign currency, a 5% organic volume decline and a $14 million unfavorable impact from extra days in the prior year, partially offset by increased selling prices of $80 million due to the pass through of inflation. The volume decline is primarily attributed to the moderation of advantaged products related to the COVID-19 pandemic.
Operating Income:   The operating income decrease is primarily attributed to a $56 million unfavorable impact from price cost spread, and a $13 million unfavorable impact from foreign currency changes partially offset by a $7 million decrease in selling, general and administrative expense.
	Fiscal Year
Other expense, net	2022	2021	$ Change	% Change
Other expense, net	$16	$4	$12	300%

The Other expense increase is primarily attributed to foreign currency changes related to the remeasurement of non-operating intercompany balances.
	Fiscal Year
Comprehensive Income	2022	2021	$ Change	% Change
Comprehensive Income	$44	$337	$(293)	(87)%
The decrease in comprehensive income is primarily attributed to a $102 million unfavorable change in currency translation and a $191 million decrease in net income. Currency translation losses are primarily related to non-U.S. subsidiaries with a functional currency other than the U.S. dollar whereby assets and liabilities are translated from the respective functional currency into U.S. dollars using period-end exchange rates. The change in currency translation was primarily attributed to locations utilizing the euro, Brazilian real and Chinese renminbi as their functional currency.
Liquidity and Capital Resources
Spinco manages its global cash requirements considering (i) available funds among the many subsidiaries through which it conducts its business, (ii) the geographic location of its liquidity needs and (iii) the cost to access international cash balances.
Cash Flows from Operating Activities
Net cash provided by operating activities decreased $65 million during the three quarterly periods ended June 29, 2024, primarily attributed to higher then targeted working capital levels.
Net cash provided by operating activities decreased $67 million from fiscal 2022 to fiscal 2023 primarily attributed to lower net income from operations after excluding the impact of non-cash items, partially offset by improved levels of working capital as inventory levels continued to normalize from fiscal 2021 highs.
Net cash provided by operating activities decreased $56 million from fiscal 2021 to fiscal 2022 primarily attributed to lower income from operations after excluding the impact of non-cash items, partially offset by improved levels of working capital compared to fiscal 2021 which required higher levels of inventory due to global supply chain disruptions.
Cash Flows from Investing Activities
Net cash used in investing activities improved $41 million during the three quarterly periods ended June 29, 2024, primarily attributed to the settlement of short term marketable securities and lower capital investments.
Net cash used in investing activities increased $16 million from fiscal 2022 to fiscal 2023 primarily due to fewer additions to property, plant and equipment, offset by change in other investments.
Net cash used in investing activities decreased $37 million from fiscal 2021 to fiscal 2022 primarily due to fewer additions to property, plant and equipment.
Cash Flows from Financing Activities
Net cash used in financing activities improved $66 million during the three quarterly periods ended June 29, 2024, primarily attributed to lower net transfers to Berry.
Net cash used in financing activities decreased $6 million from fiscal 2022 to fiscal 2023 primarily attributed to lower net transfers from Berry.
Net cash used in financing activities decreased $33 million from fiscal 2021 to fiscal 2022 primarily attributed to lower net transfers from Berry.

Free Cash Flow
Spinco defines “free cash flow” as cash flow from operating activities less net additions to property, plant and equipment. Based on this definition, Spinco’s combined free cash flow for the YTD and Prior YTD, as well as fiscal 2023, fiscal 2022 and fiscal 2021 is summarized as follows:
	Three Quarterly Periods Ended
	June 29, 2024	July 1, 2023
Cash flow from operating activities	$31	$96
Additions to property, plant and equipment, net	(56)	(68)
Free cash flow	$(25)	$28
	Fiscal years ended
	September 30, 2023	October 1, 2022	October 2, 2021
Cash flow from operating activities	$257	$324	$380
Additions to property, plant and equipment, net	(88)	(104)	(131)
Free cash flow	$169	$220	$249
Spinco uses free cash flow as a supplemental measure of liquidity as it assists management in assessing Spinco’s ability to fund growth through generation of cash. Free cash flow may be calculated differently by other companies, including other companies in Spinco’s industry or peer group, limiting its usefulness on a comparative basis. Free cash flow is not a financial measure presented in accordance with generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to any other measure determined in accordance with GAAP. See “Non-GAAP Financial Measures.”
Cash Requirements Under the Separation Agreement
The Separation Agreement requires that Spinco make, on or before the Initial Spin, the Special Cash Payment to BGI which is a cash payment in an amount equal to the sum of (a) all of the proceeds of the Spinco Financing, (b) plus (i) the amount, if any, by which the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment exceeds the Minimum Cash Amount of $214 million, or minus (ii) the amount, if any, by which the Minimum Cash Amount exceeds the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment minus (c) the aggregate amount of the payoff letters setting forth the amount required to pay the indebtedness of Glatfelter minus (d) the aggregate amount required to pay the transaction expenses of Berry, Spinco and Glatfelter.
The Separation Agreement also requires that immediately prior to the Spinco Distribution, Berry will cause Spinco to have at least 38 days of net working capital (excluding cash and cash equivalents), calculated in a manner consistent with Berry’s historical calculation of working capital days (excluding the impact of income tax accounts). If, as of the Spinco Distribution, Spinco has less than 38 days of net working capital, then no later than the 30th day following the Closing, Berry shall pay Spinco an amount in cash equal (a) to the number of such days without working capital multiplied by (b) $7 million.
Liquidity Outlook
At June 29, 2024, Spinco’s cash balance was $176 million, which was primarily located outside the U.S. Management believes Spinco’s existing U.S. based cash and cash flow from U.S. operations, together with available borrowings under its senior secured credit facilities, will be adequate to meet its short-term and long-term liquidity needs with the exception of funds needed to cover all long-term debt obligations, which management intends to refinance prior to maturity. Spinco has the ability to repatriate the cash located outside the U.S. to the extent not needed to meet operational and capital needs without significant restrictions.
Spinco’s unremitted foreign earnings were $472 million at the end of fiscal 2023. The computation of the deferred tax liability associated with unremitted earnings is not practicable.

Additionally, as a condition to the consummation of the Transactions, the Berry Board is expected to receive a solvency opinion from an independent appraisal firm as to (1) the solvency of Spinco, and (2) the solvency and surplus of Berry, in each case after giving effect to the Special Cash Payment, the consummation of the Initial Spin and the consummation for the Spinco Distribution (with the terms “solvency” and “surplus” having the meanings assigned thereto under Delaware law). While the Solvency Opinion will be solely for the benefit of the Berry Board in connection with Spinco Distribution, Spinco anticipates that, should the conditions related to the Solvency Opinion be satisfied, the Solvency Opinion will substantiate Spinco’s belief that its existing and future U.S. based cash and cash flow from U.S. operations will be adequate to meet its short-term and long-term liquidity needs.
Critical Accounting Policies and Estimates
Spinco discloses those accounting policies that management considers to be significant in determining the amounts to be utilized for communicating its combined financial position, results of operations and cash flows in the first note to its combined financial statements included elsewhere herein. This discussion and analysis of Spinco’s financial condition and results of operations are based on its combined financial statements, which have been prepared in accordance with GAAP. The preparation of financial statements in conformity with these principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results may differ from these estimates under different assumptions or conditions.
Goodwill.   Spinco reviews goodwill for impairment annually or when events and circumstances indicate an impairment may have occurred. This will be completed on the first day of the fourth fiscal quarter. Spinco completes a qualitative impairment assessment if Spinco concludes that it is not more likely than not that goodwill is impaired. If Spinco concludes based on the qualitative assessment that it is more likely than not that goodwill is impaired, Spinco quantitatively determines the fair value. For 2023, Spinco completed a quantitative test to evaluate impairment of goodwill to determine if the carrying value of any reporting unit exceeded its fair value. Spinco utilizes a discounted cash flow analysis (income approach) in combination with a comparative company market approach to determine the fair value of each reporting unit. Using the quantitative approach, Spinco makes various estimates and assumptions in determining the estimated fair value of each reporting unit. Management judgment is involved in estimating these variables, and they include uncertainties since they are forecasting future events.
Assumptions inherent in the valuation methodologies include estimates of future projected business results, long-term growth rates and the weighted-average cost of capital. Management performed sensitivity analyses by using a range of inputs to confirm the reasonableness of long-term growth rate and weighted average cost of capital estimates. Significant assumptions utilized in the impairment analysis included the weighted-average cost of capital, ranging between 10.5% and 11.0%, and terminal growth rate of 3% for each reporting unit. For further information, see Note 1. Basis of Presentation and Summary of Significant Accounting Policies.
After the completion of the quantitative test, Spinco determined that the fair value of each of its reporting units was greater than the carrying value. Future declines in Spinco’s peer company and Spinco’s market capitalizations and total enterprise value along with lower valuation market multiples or significant declines in operating performance could impact future impairment tests or may require a more frequent assessment.
Spinco’s goodwill, fair value and carrying value of its reporting units are as follows:
	Fair Value July 1, 2023	Carrying Value July 1, 2023	Cushion July 1, 2023
Americas	$2,050	$1,749	$301
Rest of World	950	866	84
Deferred Taxes and Effective Tax Rates.   Spinco estimates the effective tax rate (“ETR”) and associated liabilities or assets for each of its legal entities in accordance with authoritative guidance. Spinco utilizes tax planning to minimize or defer tax liabilities to future periods. In recording ETRs and related liabilities and assets, management relies upon estimates, which are based upon interpretations of U.S. and local tax laws as they apply to Spinco’s legal entities and its overall tax structure. Audits by local tax jurisdictions, including the U.S. Government, could yield different interpretations from Spinco management’s own and cause Spinco to owe more taxes than originally recorded. See Note 1. Basis of Presentation and Summary of Significant Accounting Policies and Note 5. Income Taxes.
Quantitative And Qualitative Disclosures About Market Risk
Foreign Currency Risk
As a global company, Spinco faces foreign currency risk exposure from fluctuating currency exchange rates, primarily the U.S. dollar against the euro and Brazilian real. Significant fluctuations in currency rates can have a substantial impact, either positive or negative, on Spinco’s revenue, cost of sales and operating expenses. Currency translation gains and losses are primarily related to non-U.S. subsidiaries with a functional currency other than U.S. dollars whereby assets and liabilities are translated from the respective functional currency into U.S. dollars using period-end exchange rates and impact Spinco’s Comprehensive income. A 10% decline in foreign currency exchange rates would have had a $4 million unfavorable impact on fiscal 2023 Net income.

THE TRANSACTIONS
Overview
On February 6, 2024, Glatfelter and the Merger Subs entered into certain definitive agreements with Berry and Spinco, which are described in greater detail in this document. Pursuant to the definitive agreements and subject to the terms and conditions contained therein, among other things, (1) Berry will transfer the HHNF Business to Spinco (the Separation), (2) Spinco will make a cash distribution to Berry equal to all of the proceeds of the Spinco Financing, after taking into account certain adjustments to calculate the Special Cash Payment, including for the approximately $2,053 million of existing debt of the HHNF Business to be assumed by the Spinco Group and other adjustments (the Special Cash Payment), (3) Berry will distribute to its stockholders all of the issued and outstanding shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin) by way of a Spin-Off (the Spinco Distribution), (4) Glatfelter will amend the Existing Glatfelter Charter to, among other things, effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock and increase the number of authorized shares of Glatfelter common stock and (5) First Merger Sub will be merged with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter, immediately following which, Spinco will be merged with and into Second Merger Sub, with Second Merger Sub being the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter (the Merger). The Transactions are structured as a Reverse Morris Trust-type transaction. This structure was chosen because, among other things, it provides a tax-efficient method to combine Glatfelter and the HHNF Business. Prior to the Closing, Berry will seek to obtain a private letter ruling from the IRS that the transactions (including the Separation and the Spinco Distribution) will qualify as a tax-free reorganization under the Code.
As a result of the First Merger, the issued and outstanding shares of Spinco common stock as of immediately prior to the First Effective Time (except for any such shares of Spinco common stock held by Spinco as treasury stock or by any other Spinco Entity, which, in each case, following the Spinco Distribution and immediately prior to the First Effective Time will be canceled and will cease to exist and no stock or other consideration will be issued or delivered in exchange therefor) will automatically convert into the right to receive shares of Glatfelter common stock. Immediately following the First Effective Time, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Glatfelter common stock as of immediately prior to the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases). Shares of Glatfelter common stock will continue to be traded publicly on the NYSE, and Glatfelter will use commercially reasonable efforts to cause the shares of Glatfelter common stock to be issued in the Merger to be approved for listing on the NYSE under the symbol “MAGN”.
On the Closing Date, Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders on a pro rata basis. Prior to the Spinco Distribution Date, the Berry Board will, in accordance with applicable law, establish (or designate a committee of the Berry Board to establish) the Distribution record date to allow the Spinco Distribution to occur as promptly as practicable and any appropriate procedures in connection with a Spin-Off. Each record holder of Berry common stock on the Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group).
Transaction Steps
Below is a step-by-step list illustrating the material events relating to the Separation, the Spinco Distribution and the Merger. Each of these events, as well as any conditions to their completion, is discussed in more detail elsewhere in this document. Berry and Glatfelter anticipate that the Separation, the Spinco Distribution and the Merger will occur in the following order:
Step #1 — The Separation.   Prior to the Spinco Distribution and the Merger, Berry will assign, transfer, convey and deliver (or will cause each of its applicable subsidiaries to assign, transfer, convey and deliver) to Spinco or the applicable member(s) of the Spinco Group, which Spinco or the applicable member(s) of the Spinco Group will accept, all of Berry’s and its applicable subsidiaries respective right, title and interest in and to certain assets and liabilities constituting the HHNF Business and will cause the members of the Spinco Group to assign, transfer, convey and deliver to Berry or one or more of its other subsidiaries designated by Berry (other than any member of the Spinco Group), and Berry or such other subsidiaries will accept from such applicable members of the Spinco Group, the direct or indirect right, title and interest in and to certain excluded assets and excluded liabilities in order to separate the HHNF Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement. The Separation Agreement further provides for various continuing relationships between Berry and the Spinco Group. See “The Separation and Distribution Agreement — The Separation” for further description of the Separation.
Step #2 — Special Cash Payment.   Prior to the First Effective Time, and as a condition to the Spinco Distribution, Spinco will make the Special Cash Payment to Berry of approximately $1.1 billion, subject to adjustment, which is a cash distribution to Berry in an amount equal to the sum of (a) all of the proceeds of the Spinco Financing, (b) plus (i) the amount, if any, by which the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment exceeds the Minimum Cash Amount, or minus (ii) the amount, if any, by which the Minimum Cash Amount exceeds the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment, minus (c) the aggregate amount of the payoff letters setting forth the amount required to pay the indebtedness of Glatfelter, minus (d) the aggregate amount required to pay the transaction expenses of Berry, Spinco and Glatfelter. The Special Cash Payment constitutes the consideration that Berry will receive in connection with the Closing. See “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Payments” for further description of adjustments to the Special Cash Payment.
Step #3 — Initial Spin.   Following the Separation and prior to the Spinco Distribution, BGI will distribute all of the issued and outstanding shares of Spinco common stock to Berry.
Step #4 — The Spinco Distribution.   On the Closing Date, Berry will distribute 100% of the shares of Spinco common stock to Berry stockholders on a pro rata basis. Prior to the Spinco Distribution Date, the Berry Board will, in accordance with applicable law, establish (or designate a committee of the Berry Board to establish) the Distribution record date to allow the Spinco Distribution to occur as promptly as practicable and any appropriate procedures in connection with a Spin-Off. Each record holder of Berry common stock on the Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group). See “The Separation and Distribution Agreement — The Spinco Distribution” for further description of the Spinco Distribution.
Step #5 — The Existing Glatfelter Charter Amendment.   On the Closing Date and prior to the First Effective Time, Glatfelter will amend its Existing Glatfelter Charter, to, among other things, (a) effect a reverse stock split of all of the issued and outstanding Glatfelter common stock at a reverse stock split ratio to be determined by Berry and Glatfelter, and (b) increase the number of authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares. The Glatfelter Amended Charter will be the articles of incorporation of Glatfelter until duly amended as provided therein or by applicable law.
Step #6 — The Merger.   Immediately after the Spinco Distribution, First Merger Sub will be merged with and into Spinco, whereby the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter, immediately following which, Spinco will be merged with and into Second Merger Sub, with Second Merger Sub being the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter. As a result of the First Merger, the issued and outstanding shares of Spinco common stock as of immediately prior to the First Effective Time (except for any such shares of Spinco common stock held by Spinco as treasury stock or by any other Spinco Entity, which, in each case, following the Spinco Distribution and immediately prior to the First Effective Time will be canceled and will cease to exist and no stock or other consideration will be issued or delivered in exchange therefor) will automatically convert into the right to receive shares of Glatfelter common stock, such that immediately following the First Effective Time, approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time and approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases). The foregoing are subject to certain conditions to their completion. See “The Separation and Distribution Agreement — Conditions to the Separation,” “The Separation and Distribution Agreement — Conditions to the Spinco Distribution” and “The RMT Transaction Agreement — Conditions to the Merger.”
Set forth below are diagrams that graphically illustrate the existing corporate structure, the corporate structure immediately following the Separation but before the Spinco Distribution and the Merger, the corporate structure immediately following the Separation and Spinco Distribution but before the Merger and the corporate structure immediately following the completion of the Merger. The following diagrams are simplified corporate structure charts and do not contemplate the complete structure of Glatfelter or Berry.

The Separation and the Spinco Distribution
The Separation
Berry will assign, transfer, convey and deliver (or will cause each of its applicable subsidiaries to assign, transfer, convey and deliver) to Spinco or the applicable member(s) of the Spinco Group, which Spinco or the applicable member(s) of the Spinco Group will accept, all of Berry’s and its applicable subsidiaries respective right, title and interest in and to certain assets and liabilities constituting the HHNF Business and will cause the members of the Spinco Group to assign, transfer, convey and deliver to Berry or one or more of its other subsidiaries designated by Berry (other than any member of the Spinco Group), and Berry or such other subsidiaries will accept from such applicable members of the Spinco Group, the direct or indirect right, title and interest in and to certain excluded assets and excluded liabilities in order to separate the HHNF Business, in each case, as set forth in and subject to the terms and conditions of the Separation Agreement. In exchange, Spinco will make the Special Cash Payment to Berry, which is a cash distribution to Berry equal to all of the proceeds of the Spinco Financing, after taking into account certain adjustments to calculate the Special Cash Payment, including for the approximately $2,053 million of existing debt of the HHNF Business to be assumed by the Spinco Group and other adjustments.
The Spinco Distribution
On the Closing Date, Berry will effect the Spinco Distribution by distributing 100% of the shares of Spinco common stock to Berry stockholders on a pro rata basis. Each record holder of Berry common stock on the Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group). Prior to the Spinco Distribution Date, the Berry Board will, in accordance with applicable law, establish (or designate a committee of the Berry Board to establish) the Distribution record date to allow the Spinco Distribution to occur as promptly as practicable and any appropriate procedures in connection with a Spin-Off. Berry stockholders will not be required to take any action to receive shares of Spinco common stock in the Spinco Distribution effected as a Spin-Off.
Upon the consummation of the Spinco Distribution, Berry will irrevocably deliver to the Transfer Agent or Distribution Agent, as applicable, a book-entry authorization representing the shares of Spinco common stock being distributed in the Spinco Distribution for the account of Berry stockholders that are entitled thereto. The Distribution Agent will hold such book-entry shares for the account of Berry stockholders pending the Merger, as provided in the RMT Transaction Agreement.
The Merger
Immediately following the consummation of the Spinco Distribution, pursuant to which and in accordance with the terms and conditions of the RMT Transaction Agreement and in accordance with the DGCL, at the First Effective Time, First Merger Sub will merge with and into Spinco. As a result of the First Merger, the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter. Pursuant to the terms of the RMT Transaction Agreement and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), immediately following the First Merger and at the Second Effective Time, Spinco will merge with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter.
Completion of the Merger is subject to the satisfaction or waiver of certain closing conditions, see “The RMT Transaction Agreement — Conditions to the Merger” for further information.

Calculation of the Merger Consideration
The RMT Transaction Agreement provides that, at the First Effective Time, each issued and outstanding share of Spinco common stock immediately prior to the First Effective Time (except for any such shares of Spinco common stock held by Spinco as treasury stock or by any other Spinco Entity, which, in each case, following the Spinco Distribution and immediately prior to the First Effective Time will be canceled and will cease to exist and no stock or other consideration will be issued or delivered in exchange therefor) will automatically convert into the right to receive a number of shares of Glatfelter common stock such that each holder of record of shares of Spinco common stock immediately prior to the First Effective Time will have the right to receive, in the aggregate, a number of shares of Glatfelter common stock equal to the product of (a) the total number of shares of Spinco common stock held of record by such holder immediately prior to the First Effective Time, multiplied by (b) the Exchange Ratio (the “Merger Consideration”); provided, however, that each holder will receive a cash payment in lieu of fractional shares of Glatfelter common stock.
As described in the RMT Transaction Agreement, the “Exchange Ratio” means the (i)(A) the number of outstanding shares of Glatfelter common stock as of immediately prior to the First Effective Time on a fully diluted, as converted and as exercised basis in accordance with the treasury stock method (including shares of Glatfelter common stock underlying outstanding options and any other outstanding securities or obligations of Glatfelter and its subsidiaries convertible into or exercisable for shares of Glatfelter common stock, but excluding options and other equity awards that are to be settled in Glatfelter common stock (assuming target level performance), in each case that have been granted pursuant to Glatfelter stock plans and are, as of the First Effective Time, out-of-the-money), multiplied by (B) the quotient of 90 divided by 10, divided by (ii) the number of shares of Spinco common stock issued and outstanding immediately prior to the First Effective Time.
The calculation of the Merger Consideration as set forth in the RMT Transaction Agreement is expected to result in holders of Spinco common stock as of immediately prior to the First Effective Time collectively holding approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis immediately following the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases).
The RMT Transaction Agreement provides that, at the Second Effective Time, each share of common stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be converted into one limited liability company interest of the Surviving Entity, which will constitute the only outstanding limited liability company interests of the Surviving Entity immediately following the Second Effective Time.
No fractional shares of Glatfelter common stock will be issued upon the conversion of shares of Spinco common stock. All fractional shares of Glatfelter common stock that a holder of shares of Spinco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent. The Exchange Agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco common stock that would otherwise be entitled to receive such fractional shares of Glatfelter common stock pursuant to the Merger, in the open market or otherwise as reasonably directed by Glatfelter, in each case at then-prevailing market prices, as promptly as reasonably practicable and in no case later than 10 business days after the First Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco common stock that would otherwise be entitled to receive such fractional shares of Glatfelter common stock pursuant to the Merger.
The Exchange Ratio and any other similarly dependent items will be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of common stock or other capital stock of Glatfelter, Glatfelter common stock or Spinco common stock, as applicable, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to common stock or other capital stock of Glatfelter, Glatfelter common stock or Spinco common stock, as applicable, having a record date occurring on or after the date of the RMT Transaction Agreement and prior to the Second Effective Time, other than (a) in the case of Spinco common stock, to the extent contemplated in the Separation Agreement (including the Separation or in connection with any Spin-Off or Exchange Offer, where Berry is entitled to cause the number of outstanding shares of Spinco common stock to be an amount that it determines in its sole and absolute discretion), and (b) in the case of Glatfelter common stock, to the extent contemplated by the Glatfelter Amended Charter; provided, that none of the foregoing will be construed to permit Glatfelter, Berry or Spinco to take any action with respect to its securities that is prohibited by the terms of the RMT Transaction Agreement.
Trading Markets
Berry Common Stock
Berry common stock is listed on the NYSE under the symbol “BERY”. In the Spinco Distribution, Berry will distribute to its stockholders, all of the issued and outstanding shares of Spinco common stock, which will automatically convert into the right to receive a number of shares of Glatfelter common stock in the First Merger. Berry stockholders will not be required to take any action, surrender any shares of Berry common stock or pay any consideration to receive shares of Spinco common stock in the Spinco Distribution. Upon completion of the First Merger, holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases. Shares of Berry common stock will continue to be traded publicly on the NYSE.
Spinco Common Stock
There currently is no trading market for Spinco common stock and no trading market will develop as a result of the Transactions.
Glatfelter Common Stock
Glatfelter common stock is listed on the NYSE under the symbol “GLT”. Upon completion of the Transactions, holders of Glatfelter common stock as of immediately prior to the First Effective Time will own approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases. Shares of Glatfelter common stock will continue to be traded publicly on the NYSE, and Glatfelter will use commercially reasonable efforts to cause the shares of Glatfelter common stock to be issued in the Merger to be approved for listing on the NYSE.
Background of the Transactions
As part of their ongoing consideration and evaluation of Glatfelter’s long-term prospects and strategies, the Glatfelter Board and management regularly review the performance, strategy, competitive position, opportunities and prospects of Glatfelter in light of the then-current business and economic environments. The Glatfelter Board and management also monitor developments in the engineered materials manufacturing sector and the industries Glatfelter supplies, as well as the opportunities and challenges facing participants in those industries. In addition, Thomas Fahnemann, Glatfelter’s Chief Executive Officer, regularly engages in discussions with the chief executive officers of other companies in Glatfelter’s industry and reports those discussions to Kevin Fogarty, the Non-Executive Chair of the Glatfelter Board, as well as the full Glatfelter Board.
In 2022, Glatfelter began its turnaround strategy, in conjunction with the appointment of Mr. Fahnemann as the new Chief Executive Officer of Glatfelter, in an effort to optimize Glatfelter’s portfolio, improve margins, reduce fixed costs, improve operational effectiveness and return Glatfelter to profitability. In connection with such general consideration and evaluation, as well as the turnaround strategy, the Glatfelter Board and management have, among other things, considered a range of potential strategic alternatives aimed at maximizing Glatfelter shareholder value. The range of potential strategic alternatives that have been considered include, but are not limited to, business combinations, divestitures of non-core businesses and other strategic transactions, as well as the potential to remain an independent, stand-alone company. J.P. Morgan Securities LLC (“J.P. Morgan”) assisted Glatfelter with this review of strategic alternatives as

Glatfelter’s financial advisor. Glatfelter selected J.P. Morgan as its financial advisor due to Glatfelter’s prior experience working with J.P. Morgan on strategic transactions, and its belief that J.P. Morgan had extensive experience advising companies in the specialty materials industry as well as significant experience providing strategic and financial advisory services in comparable transactions.
As part of his general review, on July 7, 2023, Mr. Fahnemann contacted J.P. Morgan to better understand Berry’s long-term perspective with respect to the HHNF Business. During this discussion, Mr. Fahnemann authorized J.P. Morgan to contact Berry to generally discuss the HHNF Business.
On July 17, 2023, J.P. Morgan contacted Berry to discuss Berry’s long-term perspective of the HHNF Business.
On August 17, 2023, Ryan Ehlert, Berry’s Executive Vice President, Strategic Corporate Development, Mark Miles, Berry’s Chief Financial Officer and Tarun Manroa, Berry’s Executive Vice President and Chief Strategy Officer, contacted Mr. Fahnemann to request a call to discuss a potential transaction with Glatfelter involving the HHNF Business. Later that day, Mr. Fahnemann and David C. Elder, Glatfelter’s Vice President, Strategic Initiatives & Business Optimization, met telephonically with Messrs. Ehlert, Miles and Manroa. During the call, the Berry management team informed Mr. Fahnemann that it was interested in evaluating a potential transaction with Glatfelter involving the HHNF Business. The Berry management team discussed generally the possibility of any such potential transaction being structured as a “Reverse Morris Trust” transaction, in which the HHNF Business would be spun-off from Berry and then combined with Glatfelter. No specific transaction terms were discussed during the call, and Mr. Fahnemann informed Berry’s management team that he would discuss the potential transaction with the Glatfelter Board.
On August 25, 2023, the Glatfelter Board met telephonically to discuss a possible combination of Glatfelter and the HHNF Business. Members of Glatfelter’s management and representatives from J.P. Morgan and King & Spalding LLP, Glatfelter’s legal advisor (“King & Spalding”), were also present. During the meeting, Mr. Fahnemann reviewed Berry’s interest in a possible combination of Glatfelter and the HHNF Business and informed the Glatfelter Board that Berry had requested the execution of a mutual non-disclosure agreement to allow Berry and Glatfelter to conduct preliminary due diligence regarding the potential transaction. J.P. Morgan reviewed preliminary information regarding Berry, the HHNF Business and potential transaction structures. King & Spalding discussed the Glatfelter Board’s fiduciary duties, both in general and in the context of a potential transaction. After discussion, the Glatfelter Board authorized Glatfelter to sign a mutual non-disclosure agreement with Berry to preliminarily assess the viability of a potential transaction, and to further discuss Glatfelter’s strategic alternatives at a future meeting.
On August 28, 2023, Glatfelter and Berry entered into a mutual non-disclosure agreement to facilitate the exchange of information in connection with the parties’ evaluation of the proposed transaction.
On August 30, 2023, Mr. Fahnemann called Thomas E. Salmon, Berry’s then Chief Executive Officer, to discuss the potential transaction. Messrs. Fahnemann and Salmon agreed that Berry and Glatfelter should progress their respective due diligence activities related to a possible combination of Glatfelter and the HHNF Business to allow Berry and Glatfelter to assess the viability of a potential transaction.
On September 7, 2023, Mr. Salmon informed Mr. Fahnemann that Berry would be issuing a press release announcing that it has initiated a formal process to evaluate strategic alternatives for its HHNF Business. On September 8, 2023, Berry issued this press release.
On September 13, 2023, Messrs. Fahnemann, Elder and Shettigar met with Mr. Salmon, Curt Begle, President of Berry’s Health, Hygiene & Specialties Division and Messrs. Ehlert and Manroa from Berry, along with representatives from J.P. Morgan and Berry’s financial advisors Citigroup and Wells Fargo, in person in Charlotte, North Carolina, to generally discuss the potential for a possible combination of Glatfelter and the HHNF Business. J.P. Morgan provided an overview on Berry and the HHNF Business and key structuring issues involved in a potential Reverse Morris Trust structure. During the meeting, Glatfelter and Berry discussed their preliminary views as to the relative cultures of Glatfelter and the HHNF Business, capital projects at each of the two companies, potential synergies and the potential capital structure of Magnera.

Between September 21, 2023, and September 22, 2023, the Glatfelter Board held a meeting to discuss the proposed transaction. Members of Glatfelter’s management and representatives from J.P. Morgan, King & Spalding and McDermott, Will & Emery LLP, independent counsel to the Glatfelter Board (“MWE”), were also present. During the meeting, Mr. Fahnemann updated the Glatfelter Board on the initial discussions with Berry with respect to the transaction and reviewed the challenges of the current business environment and Glatfelter’s turnaround strategy. Mr. Fahnemann noted that while Glatfelter’s turnaround strategy had recently led to relatively better performance than its competitors, Glatfelter’s scale and debt levels continued to be challenging. Mr. Fahnemann then provided an overview of Glatfelter’s potential strategic alternatives, as well as other challenges and strategies of the company, including challenges faced by and opportunities available for certain manufacturing facilities and need for investment based on product demand.
J.P. Morgan then provided an overview of market conditions relating to Glatfelter’s business and discussed, among other things, Glatfelter’s stock price performance, margin performance, operational benchmarking, leverage profile, capital preservation, trading liquidity and market cap, valuation multiples and equity market performance. J.P. Morgan also discussed Glatfelter’s net debt leverage ratio of 8.9x as of June 30, 2023, and its impact on Glatfelter’s business and prospects. J.P. Morgan then reviewed Glatfelter’s management projections with the Glatfelter Board and key drivers. J.P. Morgan provided its preliminary financial perspective with respect to Glatfelter’s business.
During this discussion, J.P. Morgan noted, among other matters, that although the Glatfelter management projections show potential for increase in Glatfelter’s share price, Glatfelter’s debt levels, debt leverage ratio and lack of trading liquidity would likely limit any potential share price increase. J.P. Morgan then reviewed Glatfelter’s strategic alternatives, consisting of status quo (i.e., continuing to operate on a standalone basis and with a potential deleveraging transaction), pursuing bolt-on acquisition, a strategic combination (such as potential transaction with Berry or another third party) and a sale of the company. J.P. Morgan discussed the potential benefits, risks and actionability of each of these options. J.P. Morgan also reviewed the other potential counterparties that could be interested in a combination with Glatfelter. During this discussion, J.P. Morgan and Glatfelter’s senior management discussed the fact that they believed that a transaction with any other counterparty was unlikely to be actionable in the near term. King & Spalding discussed the Glatfelter Board’s fiduciary duties, both in general and in the context of a potential transaction.
After conclusion of these discussions, the Glatfelter Board authorized Glatfelter’s management and J.P. Morgan to request that Berry provide an initial proposal regarding a potential transaction that ascribed a valuation to Glatfelter and the HHNF business that Glatfelter could further assess. The Glatfelter Board also determined to revisit the possibility of contacting third parties regarding a potential transaction at a later date. After the meeting, Mr. Fahnemann communicated the Glatfelter Board’s decision to Mr. Salmon.
On October 17, 2023, Berry provided an initial proposal regarding a potential transaction with Glatfelter (the “October Berry Proposal”). The October Berry Proposal contemplated a combination of Glatfelter with Berry’s HHNF Business through a “Reverse Morris Trust” transaction in which a tax-free spin-off of the HHNF Business to Berry stockholders would be followed by a merger of the HHNF Business with Glatfelter. The October Berry Proposal provided, among other things, that the equity ownership of Magnera would be allocated as follows: Glatfelter’s shareholders would retain approximately 7%, Berry’s stockholders would retain approximately 75%, and Berry would retain approximately 18%. The October Berry Proposal also provided that Berry would receive a cash distribution from the proceeds of a debt capital raise by Spinco, net of proceeds required to refinance certain Glatfelter debt obligations and pay transaction fees and expenses, and that the HHNF Business perimeter would include all Berry facilities that manufacture nonwoven materials, woven materials and select film manufacturing sites that predominantly manufacture components for health and hygiene markets.
In addition, the October Berry Proposal contemplated that Magnera would be led by Mr. Begle, with other key management roles to be determined at a later date. The October Berry Proposal also proposed that Berry would nominate a majority of the members of Magnera’s Board of Directors, with Berry and Glatfelter working together to determine the optimal size of the Board of Directors and governance structure.

On October 25, 2023, the Glatfelter Board met to review the October Berry Proposal. Members of Glatfelter’s management and representatives from J.P. Morgan, King & Spalding and MWE were also present. During the meeting, J.P. Morgan reviewed the strategic alternatives available to Glatfelter. The options reviewed were the same as those reviewed at the September 21 – 22, 2023 meeting of the Glatfelter Board, with J.P. Morgan also discussing with the Glatfelter Board potential sources of capital Glatfelter could pursue if it decided to continue operating as an independent, stand-alone company.
During this discussion, J.P. Morgan and Glatfelter’s senior management also discussed possible strategic and financial acquirors that could potentially be interested in a strategic combination with Glatfelter. J.P. Morgan and Glatfelter’s senior management discussed the fact that they continued to believe that a transaction with any other counterparty was unlikely to be actionable in the foreseeable future. Glatfelter’s senior management noted, among other matters, that Glatfelter was likely to achieve greater cost synergies in a transaction with Berry than other third parties could achieve, which substantially decreased the likelihood that other third parties would be interested in a potential transaction with Glatfelter, that Glatfelter’s current leverage would likely act as a constraint on any potential interest, and that the HHNF Business is highly strategic for Glatfelter, and would add capabilities, scale and geographic reach in a highly fragmented global market. In addition, Glatfelter senior management discussed concerns regarding the risks to Glatfelter and its business posed by contacting other potential acquirors ahead of finalizing the transaction terms with Berry. These potential risks and considerations included (1) concerns about market leaks and rumors regarding a potential transaction disrupting customer relationships, (2) jeopardizing customer transactions currently in the pipeline and risking customer attrition and employee turnover, (3) the limited universe of potential acquirors, (4) the geographic footprint and strategic focus of Glatfelter as compared to other companies in the specialty materials industry and (5) the possibility that Berry may be unwilling to pursue a transaction in a prolonged and multiparty process. J.P. Morgan then discussed the possibility of potentially contacting these counterparties at a later date, if and when authorized by the Glatfelter Board, to gauge their interest in a potential strategic transaction.
J.P. Morgan and Glatfelter’s senior management then reviewed the key terms of the October Berry Proposal with the Glatfelter Board, including the assets of the HHNF Business that would be part of the transaction perimeter (which now included five additional specialty nonwoven sites to the original opportunity discussed with Berry), transaction structure, financing considerations, the proposed equity consideration (including pro forma equity ownership splits), senior management and composition of the board of directors of Magnera. J.P. Morgan also discussed the valuation inputs Berry used in the October Berry Proposal, including trading multiples, net debt and other financial metrics. J.P. Morgan and Glatfelter’s management team also discussed key diligence items that Glatfelter would need to determine the viability of a potential transaction with Berry, including with respect to the transaction perimeter, standalone costs of the newco, synergy assumptions and other financial matters. A number of specific value drivers were then discussed that could be used to prepare a counterproposal, including the trading multiples of each company, Glatfelter’s net debt and net operating losses, standalone costs that Magnera would bear, synergies and pro forma equity ownership splits of Magnera. The value to Glatfelter shareholders under the October Berry Proposal and pursuant to a possible counterproposal were also reviewed, and the possible participation for shareholders in an entity with a stronger balance sheet was also discussed.
During this discussion, Glatfelter’s Board determined that the key valuation issue for Glatfelter to continue to evaluate was the pro forma equity ownership split that Glatfelter’s shareholders would retain in Magnera. After discussion, the Glatfelter Board determined to propose to Berry that Glatfelter shareholders own approximately 14% – 15% of Magnera, and to continue diligence efforts regarding the potential transaction.
On October 30, 2023, Glatfelter provided a counterproposal to Berry (the “October Glatfelter Proposal”). The October Glatfelter Proposal provided, among other things, that Glatfelter was amenable to a cash distribution to Berry as a general matter subject to further discussion regarding the size of any such distribution, that Berry should obtain committed financing at signing of any potential transaction, and that Glatfelter shareholders should own 15% in Magnera (with Berry and its shareholders collectively owning the remaining 85%). The October Glatfelter Proposal also stated that Mr. Begle becoming the CEO of Magnera was acceptable to Glatfelter, with other members of the management team subject to further discussion. In addition, the October Glatfelter Proposal noted that Glatfelter was agreeable to Berry nominating a majority of the members of the board of directors of Magnera.

On October 31, 2023, Mr. Salmon informed Mr. Fahnemann that Berry’s previously announced chief executive officer transition was complete, and that Mr. Fahnemann should discuss the potential transaction with Kevin J. Kwilinski, Berry’s new Chief Executive Officer. Mr. Fahnemann and Mr. Kwilinski then connected over an introductory call.
Between November 16 and November 17, 2023, Messrs. Fahnemann and Kwilinski, together with other members of the senior management teams of Glatfelter and Berry and their respective financial advisors, met in Charlotte, North Carolina, to further discuss a potential transaction and to continue their mutual due diligence review. During the meeting, the senior management teams of Glatfelter and Berry discussed each company’s business segments, synergy opportunities and corporate culture and human resources.
On December 13, 2023, members of the senior management teams of Glatfelter and Berry, along with their respective financial advisors, met telephonically to discuss each party’s respective business, forward-looking prospects for Magnera, as well as other follow up due diligence matters.
On December 22, 2023, the Glatfelter Board held a meeting to receive an update on the potential transaction with Berry. During the meeting, Mr. Fahnemann provided an update on diligence activities done to date and also noted that Berry expected to provide a response to the October Glatfelter Proposal later that day.
Later on December 22, 2023, Berry provided a counterproposal (the “December Berry Proposal”). The December Berry Proposal contemplated that, among other things, Glatfelter’s shareholders would retain 8.5%, Berry would hold approximately 18.2% and Berry’s stockholders would hold approximately 73.3% of the equity ownership in Magnera. In addition, the December Berry Proposal contemplated that Spinco would have a cash balance of $214 million at the closing of the potential transaction. The December Berry Proposal did not contain any other changes to the key transaction terms relative to the October Berry Proposal.
On December 27, 2023, the Glatfelter Board held a meeting during which the members of the Glatfelter Board discussed the December Berry Proposal. Members of Glatfelter’s senior management team and representatives from J.P. Morgan, King & Spalding and MWE were also present. During the meeting, Glatfelter’s management and J.P. Morgan reviewed the December Berry Proposal. After discussion, the Glatfelter Board authorized J.P. Morgan and Glatfelter’s management to negotiate for a higher ownership percentage for Glatfelter’s shareholders in Magnera.
Following the December 27, 2023, Glatfelter Board meeting, representatives from J.P. Morgan, Citigroup and Wells Fargo negotiated the post-closing equity shareholding.
On December 28, 2023, Citigroup and Wells Fargo contacted J.P. Morgan to state that Berry was willing to provide Glatfelter’s shareholders an aggregate of 10% equity ownership in Magnera, and that such ownership percentage was Berry’s final proposal with respect to Magnera ownership interests.
On December 29, 2023, the Glatfelter Board held a meeting during which representatives from J.P. Morgan and King & Spalding reviewed Berry’s response with the Glatfelter Board. Representatives from MWE were also present. During the meeting, the Glatfelter Board discussed the fact that Berry’s proposal represents an approximate 18% increase from Berry’s prior offer of 8.5% post-closing ownership interest for Glatfelter shareholders, and a 43% increase from Berry’s original offer of 7% post-closing ownership interest for Glatfelter shareholders. The Glatfelter Board also discussed with J.P. Morgan and Glatfelter’s senior management the significant value that would accrue to Glatfelter’s shareholders under Berry’s proposal, based on anticipated synergies and increased per share value compared to existing share value. After discussion, the Glatfelter Board agreed to authorize Glatfelter’s management to continue to pursue the potential transaction and to proceed to negotiate definitive transaction documents and finalize due diligence.
On January 5, 2024, the Glatfelter Board held a meeting during which representatives from J.P. Morgan and King & Spalding reviewed timing and diligence activities regarding the potential transaction with the Glatfelter Board. King & Spalding informed the Glatfelter Board that Bryan Cave Leighton Paisner LLP, Berry’s legal advisor (“BCLP”) intended to deliver an initial draft of the RMT Transaction Agreement later that day and that the rest of the transaction documents, including the draft Separation Agreement, should be received in the course of the following week. The Glatfelter Board also reviewed the key value drivers for a potential transaction with Berry. In addition, the Glatfelter Board again reviewed the list of third parties that could potentially be interested in pursuing a strategic combination with Glatfelter with J.P. Morgan and Glatfelter’s senior management team. These parties consisted of four potential strategic partners, two of which were controlled by financial parties. After discussion, the Board authorized J.P. Morgan to contact each of these four parties to determine if they were interested in pursuing a potential transaction with Glatfelter.
From time to time during the period commencing on January 5, 2024, through the execution of definitive agreements for the proposed transaction on February 6, 2024, in addition to the discussions summarized below, Glatfelter and Berry, and their respective advisors, participated in various calls during which they, among other things, (1) discussed due diligence matters, (2) discussed various terms of the proposed transaction, including, among other things, economic terms, tax matters, employee matters, regulatory approvals and stockholder commitments in support of the transaction and (3) updated each other on various other work streams related to the proposed transaction.
On January 5, 2024, BCLP shared an initial draft of the RMT Transaction Agreement with King & Spalding. The initial draft of the RMT Transaction Agreement reflected the parties’ contemplated Reverse Morris Trust transaction structure and, among other matters, (a) that the Magnera board of directors would be comprised of nine directors, six of whom would be designated by Berry, including the Board chair, and three of whom would be designated by Glatfelter, (b) no post-closing “protected period” whereby a majority of the Glatfelter or Berry board designees would have the right to approve any vacancy with respect to their Board designees, (c) no specific provision allocating any of the Glatfelter or Berry board designees to any committees of the Magnera board of directors, (d) Mr. Begle, being the chief executive office of Magnera, with Berry and Glatfelter to cooperate in good faith with respect to the appointment of other senior officers of Magnera, (e) a provision that allowed Glatfelter to accept a potential “superior proposal” only in the event that Glatfelter was limited or unable to hold a special meeting of its shareholders, (f) Berry having the right to elect to effect to spinoff via an exchange offer to Berry’s stockholders, (g) no restrictions on Berry’s ability to sell its retained stake in Magnera after closing and (h) consummation of the Merger conditioned on Berry’s receipt of a legal opinion and a private letter ruling from the IRS to the effect that the Distribution and certain related transactions will qualify for tax-free treatment under the Code (the “Tax Conditions”).
On January 8, 2024, BCLP shared an initial draft of the Separation Agreement with King & Spalding. The initial draft contemplated, among other matters (a) that the HHNF Business that Glatfelter would receive in the transaction would be certain equity interests of Berry’s subsidiaries, without any allocation of assets or liabilities, (b) no adjustment to the Spinco Special Cash Payment for working capital, debt or other adjustments and (c) no explicit obligation for Spinco to have any minimum amount of cash or working capital at closing.
During the week of January 8, 2024, J.P. Morgan contacted the four potential strategic partners that were previously discussed with the Glatfelter Board.
On January 10, 2024, Messrs. Fahnemann and Kwilinski discussed various outstanding items with respect to the proposed transaction and next steps involved.
On January 11, 2024, BCLP shared an initial draft of the Employee Matters Agreement and on January 12, 2024, an initial draft of the Tax Matters Agreement with King & Spalding.
On January 12, 2024, the Glatfelter Board held a meeting during which the Glatfelter Board discussed key issues in the initial drafts of the RMT Transaction Agreement and the Separation Agreement with representatives of J.P. Morgan and King & Spalding. Representatives from MWE were also present. Among other matters, the Glatfelter Board discussed the governance profile of Magnera, the structure and expected timeline to complete a potential transaction, the capitalization and assets and liabilities of Magnera at closing of the potential transaction, and the conditions to closing. As part of this discussion, the Glatfelter Board discussed Berry’s proposed Tax Conditions, as well as its expectation that Magnera would be appropriately capitalized at closing. J.P. Morgan then reviewed the results of J.P. Morgan’s confidential outreach to the four potential strategic partners that could potentially be involved in a strategic transaction with Glatfelter.

J.P. Morgan informed the Board that two parties had declined to pursue a transaction and the other two parties had advised that they would respond at a later date. After these discussions, the Glatfelter Board instructed Glatfelter’s management and advisory team to inform Berry that it would revisit whether it would agree to the potential transaction being conditioned on the Tax Conditions after further tax due diligence had been completed.
On January 12, 2024, Mr. Fahnemann called Mr. Kwilinski to suggest a meeting between Messrs. Fahnemann and Kwilinski as well as the chairmen of the board of directors of both Berry and Glatfelter, to resolve the key open issues associated with the potential transaction. On January 16, 2024, Messrs. Fahnemann and Kwilinski agreed to meet on January 31, 2024, in Scottsdale, Arizona.
On January 14, 2024, King & Spalding provided an initial key issues list to BCLP, noting that Glatfelter would like the RMT Transaction Agreement to reflect, among other things, (a) that the Magnera board chair be designated by Glatfelter, and at least one Glatfelter designee to be appointed to each Board committee, (b) that there be a two-year protected period, where a majority of remaining Glatfelter or Berry designees approve filling any vacancy in a Glatfelter director or a Berry director, respectively, (c) a provision that will allow Glatfelter to accept a potential “superior proposal” prior to receipt of shareholder approval, (d) Berry having the right to elect to effect to spinoff via an exchange offer to Berry’s stockholders only with Glatfelter’s prior consent, (e) that Berry be prohibited from engaging in discussions regarding or accepting a potential “superior proposal” for the HHNF Business, (f) that there be reasonable limitations on Berry’s ability to sell its retained stake in Magnera after closing and (h) that Glatfelter would be willing to agree to the Tax Conditions only if significant tax diligence is completed prior to signing and Glatfelter is comfortable that the tax risk is low. The issues list also noted that the Separation & Distribution Agreement should provide for (a) a customary carveout construct that specifically delineates assets and liabilities to be assumed or excluded, (b) adjustment to the Spinco Special Cash Payment for working capital, debt or other adjustments and (c) an express obligation of Spinco to have $214 million minimum cash amount at closing.
On January 19, 2024, the Glatfelter Board held a meeting during which members of Glatfelter’s management and representatives from J.P. Morgan, King & Spalding and MWE were also present. The Glatfelter Board received an update from King & Spalding on the previously reviewed key issues in the transaction documents and responses received from BCLP, including, among other things, that Berry had agreed to at least one director designated by Glatfelter to be appointed to each committee of the board of directors of Magnera, that Berry had agreed to allow Glatfelter to accept a potential “superior proposal” prior to receipt of shareholder approval, and that Berry had agreed that it would accept engaging in discussions regarding or accepting a potential “superior proposal” for the HHNF Business only if certain threshold events had occurred. Additionally, with respect to the Separation Agreement, King & Spalding noted that Berry conveyed that it would not agree to provide a construct that specifically delineates assets and liabilities to be assumed or excluded in the transaction or agree to an adjustment of the Special Cash Payment for working capital, debt or other adjustments. The Glatfelter Board discussed the proposed responses to the issues identified and authorized King & Spalding to return revised drafts of the transaction documents based on the suggested responses. J.P. Morgan updated the Glatfelter Board on its outreach to the two potential strategic partners and that Glatfelter had signed a non-disclosure agreement with Party A. During the meeting, the Glatfelter Board discussed, among other matters, diligence efforts conducted to date regarding legal, financial and operational matters. The Glatfelter Board also received the Compensation Committee report regarding executive compensation programs for 2024. The Glatfelter Board authorized the members of Glatfelter’s senior management and the advisors to continue their work with Berry on the proposed transaction and also to continue engaging with Party A.
On January 22, 2024, Messrs. Fahnemann and Kwilinski agreed to include Mr. Begle at the in-person meeting in Scottsdale, Arizona and confirmed timing and location of the meeting.
Over the course of the next several days through February 6, 2024, the Glatfelter Board met three times with members of Glatfelter’s senior management team and representatives from J.P. Morgan and King & Spalding. During these meetings, the Glatfelter Board received updates on the key transaction and diligence issues and updates on negotiations on the transaction documents. Also during this period, King & Spalding and BCLP continued to negotiate and finalize the RMT Transaction Agreement and Separation Agreement and other key transaction documents.

On January 25, 2024, Messrs. Fahnemann and Kwilinski, together with other members of the senior management teams of Glatfelter and Berry and representatives from J.P. Morgan, Citibank and Wells Fargo, met telephonically to discuss the timing and communications plan for the potential transaction.
On January 26, 2024, the Glatfelter Board held a meeting during which members of Glatfelter’s management and representatives from J.P. Morgan, King & Spalding and MWE were also present. Mr. Fahnemann reviewed with the Glatfelter Board the progress made in the transaction negotiations with Berry in the past week, including that Berry’s tax advisor, KPMG, will provide a “will” opinion at signing related to the Reverse Morris Trust treatment of the transaction for tax purposes. The Glatfelter Board received an update from King & Spalding on the previously reviewed key issues in the transaction documents and responses received from BCLP, including, among other things, that Berry had agreed to having the right to elect to effect the spinoff via an exchange offer to Berry’s stockholders being subject to Glatfelter’s prior consent, Berry had stated that it would not maintain a retained stake in Magnera, that Berry required that the Tax Conditions be conditions to closing to which Glatfelter would propose to agree only if significant tax diligence was conducted, and that Berry had agreed to termination fee trigger changes. Additionally, with respect to the Separation and Distribution Agreement, Berry had agreed to include a construct that specifically delineates assets and liabilities to be assumed or excluded. King & Spalding noted that potential adjustments to the Spinco Special Cash Payment were still being discussed between the parties. J.P. Morgan then updated the Glatfelter Board on the results of its confidential outreach to four potential companies that could be interested in pursuing a strategic transaction with Glatfelter. After signing a non-disclosure agreement, Party A, a potential strategic partner, received a process letter and materials from Glatfelter and was asked to provide a non-binding proposal. The other strategic partner had not responded to J.P. Morgan’s outreach efforts. The Glatfelter Board also reviewed the Compensation Committee report and the compensation proposal for Mr. Begle.
On January 26, 2024, Messrs. Fahnemann and Kwilinski, together with other members of the senior management teams of Glatfelter and Berry, met telephonically to discuss the term sheet for Mr. Begle’s appointment as chief executive officer of Magnera.
Over the next couple of days, Messrs. Fahnemann and Kwilinski continued discussions on open issues related to the transaction agreements and Mr. Kwilinski informed Mr. Fahnemann that Berry had approved the term sheet for Mr. Begle’s appointment.
On January 31, 2024, Mr. Fogarty, Stephen Sterrett, chairman of Berry’s board of directors, along with Messrs. Fahnemann, Kwilinski and Begle, met in person in Scottsdale, Arizona to discuss certain of the significant open items with respect to the potential transaction.
On February 2, 2024, Messrs. Fahnemann and Kwilinski, along with members of the senior management team of Berry met telephonically to discuss open items with respect to the potential transaction.
Also on February 2, 2024, the Glatfelter Board held a meeting during which members of Glatfelter’s management and representatives from J.P. Morgan, King & Spalding and MWE were also present. The Glatfelter Board received an update from King & Spalding on the transaction documents and results of negotiations with BCLP on the key issues, including, among other things, that Berry had agreed to an obligation on Spinco to have $214 million minimum cash amount at closing, that Berry had agreed to pay all Spinco transaction expenses and to deliver a minimum net working capital at closing, that Berry still required the Tax Conditions to be conditions to closing but with a “will” level opinion from KPMG being provided at signing of the transaction documents, that Spinco’s debt financing was ongoing but on high priority and that termination fees were still being negotiated. The Glatfelter Board then discussed proposed responses to remaining open items. Mr. Fahnemann reviewed with the Glatfelter Board the transaction specifics, including how the potential transaction was expected to address Glatfelter’s sub-scale size, generate revenue growth for Magnera and allow for greater investments in innovation. J.P. Morgan updated the Glatfelter Board on diligence efforts since the last meeting and the results of its outreach to the four potential strategic partners, all of which had declined pursuing a strategic transaction with Glatfelter, including Party A which had declined to submit a proposal. Mr. Fogarty updated the Glatfelter Board on progress made at the in-person meeting in Scottsdale, Arizona.
On February 5, 2024, Messrs. Fahnemann and Kwilinski, together with other members of the senior management teams of Glatfelter and Berry met in person in Evansville, Indiana to discuss the proposed resolution of the remaining open items.

On February 6, 2024, the Glatfelter Board met with members of Glatfelter’s senior management team and representatives from J.P. Morgan, King & Spalding and MWE. Prior to the meeting, the members of the Glatfelter Board received materials relating to the potential transaction, including summaries of the terms of the RMT Transaction Agreement, Separation Agreement and the other transaction documents, the key final deal terms of the proposed transaction, proposed resolutions approving the transaction and materials from J.P. Morgan. Members of Glatfelter’s senior management, King & Spalding and J.P. Morgan reviewed with the Glatfelter Board the outcome of the negotiations since the prior board meeting, including, among other things, that Glatfelter had agreed with Berry on providing for the Tax Conditions as closing conditions but the “will” opinion would be delivered at signing of the transaction documents, and that Berry had agreed to deliver a minimum of 38 days of net working capital at Spinco at closing. King & Spalding then reviewed with the board its fiduciary duties in connection with considering the proposed transaction. J.P. Morgan reviewed with the Glatfelter Board J.P. Morgan’s financial analyses of the transaction. Following this discussion, J.P. Morgan rendered to the Glatfelter Board an oral opinion, which was subsequently confirmed by delivery of a written opinion dated February 6, 2024, that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the merger consideration to be paid by Glatfelter in the proposed transaction was fair, from a financial point of view, to Glatfelter. For a detailed discussion of J.P. Morgan’s opinion, see below under the caption “— Opinion of Glatfelter’s Financial Advisor.” Following discussion among the directors, Glatfelter senior management, J.P. Morgan and King & Spalding, the Glatfelter Board unanimously determined that the RMT Transaction Agreement, the Separation Agreement, the other Transaction Documents and the consummation of the Transactions contemplated thereby, including the Merger, were in the best interests of Glatfelter. Accordingly, the Glatfelter Board unanimously approved the Transactions, including the Merger, the Share Issuance proposal and the Charter Amendment proposals and resolved to recommend that Glatfelter shareholders approve the Share Issuance proposal and the Charter Amendment proposals.
Effective February 6, 2024, Glatfelter entered into an executive employment term sheet with Mr. Begle, in connection with Mr. Begle being appointed as the Chief Executive Officer of Glatfelter and a member of the Glatfelter Board, effective as of the closing of the Merger.
During the course of February 6, 2024, members of the senior management teams of Glatfelter and Berry and representatives from King & Spalding and BCLP finalized the RMT Transaction Agreement, the Separation Agreement, the Employee Matters Agreement and the Tax Matters Agreement, as well as the various schedules and annexes thereto. Also on February 6, 2024, in connection with the entry into the Separation Agreement and the RMT Transaction Agreement, Spinco entered into the Spinco Commitment Letter, which was initially amended and restated on March 2, 2024, and subsequently amended and restated on March 8, 2024, and under which the Spinco Lenders committed to provide to Spinco (i) $1,585 million in aggregate principal amount of senior secured term loans, the Term Loan Facility and (ii) a $350 million senior secured revolving credit facility.
On the morning of February 7, 2024, Glatfelter and Berry issued a joint press release announcing the signing of the transaction and held a joint investor conference.
On March 2, 2024, Mr. Fahnemann received an unsolicited e-mail communication from a potential strategic acquiror (“Party B”) in which Party B indicated a general interest in a potential transaction with Glatfelter. In the e-mail communication, Party B stated that it would like to submit an offer for a potential all-cash acquisition of Glatfelter and requested a call with Mr. Fahnemann to discuss such potential transaction. Party B did not provide any potential purchase price, financing plans, transaction terms or any other additional detail or information as to the parameters or viability of any such potential alternative transaction.
On March 6, 2024, the Glatfelter Board met with members of Glatfelter’s senior management team and representatives from J.P. Morgan, King & Spalding and MWE. Mr. Fahnemann informed the Glatfelter Board of the unsolicited inbound inquiry he had received from Party B. J.P. Morgan provided an overview of Party B and its transaction history. King & Spalding reviewed the requirements under the RMT Transaction Agreement when considering an unsolicited proposal, which obligations included a requirement to share the details of such a proposal with Berry. King & Spalding informed the Board that it had shared the unsolicited proposal with BCLP, legal counsel for Berry, as required pursuant to the RMT Agreement. King & Spalding noted that because Party B’s unsolicited proposal did not include any potential purchase price, financing plans, transaction terms or any other additional detail or information. Therefore, the Glatfelter Board did not consider the unsolicited proposal as providing a basis for further discussions with Party B under the terms of the RMT Agreement. Following these discussions, the Glatfelter Board unanimously determined that the March 2, 2024, e-mail communication did not provide a basis for any discussions with Party B. Mr. Fahnemann informed Party B of this determination following the Glatfelter Board meeting.
Recommendation of the Glatfelter Board; Glatfelter’s Reasons for the Transactions
The Glatfelter Board carefully evaluated the Merger and other transactions in consultation with Glatfelter management and Glatfelter’s advisors, and, on February 6, 2024, the Glatfelter Board approved the Transaction Documents and the Transactions contemplated thereby, including the Merger, the Share Issuance proposal and the Charter Amendment proposals, and determined that the Transaction Documents and the Transactions contemplated thereby are in the best interests of Glatfelter. All members of the Glatfelter Board were in attendance at the meeting, and the Glatfelter Board unanimously recommended that Glatfelter shareholders vote “FOR” the Share Issuance proposal and “FOR” the Charter Amendment proposals.
In addition, the Glatfelter Board unanimously recommends that Glatfelter shareholders vote “FOR” the Omnibus Plan proposal and “FOR” the “Golden Parachute” Compensation proposal.
In making its determination to approve the Transaction Documents and the Transactions and resolve to recommend that Glatfelter shareholders approve the Share Issuance proposal and the Charter Amendment proposals, the Glatfelter Board held a number of meetings and considered various expected advantages and benefits of the Transactions, as well as a variety of negative factors, including those listed below. The Glatfelter Board considered these advantages, benefits and negative factors as a whole and considered the relevant information and factors to be favorable to, and in support of, its determination.
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Creates a Leading Global Competitor in the Specialty Materials Industry.   The combination of Glatfelter’s and the HHNF Business’ highly complementary product suite, including both polymer-based and fiber-based solutions, is expected to position Glatfelter as a leading global competitor in the specialty materials industry with favorable long-term growth dynamics.

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Highly Complementary Portfolios.   The Transactions bring together the complementary portfolios of Glatfelter and the HHNF Business to the benefit of consumers. The Transactions will combine Berry’s HHNF portfolio of innovative nonwoven technologies focused on healthcare, hygiene and specialty end markets such as building wrap and roofing solutions, bedding & upholstery, agriculture and cable wrap with Glatfelter’s broad range of innovation capabilities and sustainable solutions in health and hygiene, food and beverage, electrical, wallcover and various other consumer and industrial applications through its airlaid, wetlaid and spunlace technologies. Glatfelter expects this broad portfolio of products, coupled with significant geographic diversification, to result in the creation of a premier specialty materials company with best-in-class technologies, applications and expertise to serve customers’ growing global demand and reinforce key customer relationships.

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Significant Geographic Diversification.   The combination of a complementary footprint in North America, Europe and Asia of Glatfelter and the HHNF Business is expected to create a leading global competitor in the specialty materials industry with an extensive product portfolio and 45 state-of-the-art manufacturing locations in the Americas, Europe and Asia-Pacific that employ approximately 8,650 employees worldwide. Glatfelter and the HHNF Business portfolio also have significant overlap across a blue-chip customer base, that, coupled with innovation and operational growth, Glatfelter believes will enhance overall customer value propositions with cross-selling opportunities. Following the Transactions, Glatfelter will be well-positioned to deliver substantial value to over 1,000 customers in all major markets.

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Innovation and Technology.   The combination of Glatfelter and the HHNF Business is expected to increase business scale, thereby allowing it to invest in new technologies and accelerate innovation. The Transactions will combine Glatfelter’s and the HHNF Business’ existing operational expertise, along with deep industry knowledge and technical know-how.

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Significant Expected Synergies.   Glatfelter expects to realize significant cost synergies as a result of the Transactions. By the end of the third full year after the completion of the Transactions, Glatfelter expects to achieve $50 million of estimated annual cost synergies on a run-rate basis as a result of direct procurement, manufacturing, supply chain / logistics and general and administrative savings.
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Improved Leverage Profile.   Glatfelter expects the Transactions to improve its post-Transaction leverage profile to increase shareholder value. Following the Transactions, Glatfelter expects pro forma net leverage of 4x, on a proforma adjusted EBITDA basis including expected synergies.

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Tax Efficient Structure.   The Glatfelter Board determined that a Reverse Morris Trust-type structure was an effective and efficient choice for the Transactions because, among other things, it provides a tax-efficient method to combine Glatfelter and the HHNF Business, thereby making a Reverse Morris Trust-type structure economically more appealing to the parties as compared to a taxable transaction structure. The Glatfelter Board weighed this advantage against the potentially negative factor that, to preserve the tax-free treatment of the Spinco Distribution and any related transactions, Glatfelter is required to abide by certain restrictions that could limit its ability to engage in certain future business transactions that may otherwise be advantageous.

The Glatfelter Board considered the following additional factors as generally supporting its determination:
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its belief that the Transactions are more favorable to Glatfelter shareholders than the potential value that would result from Glatfelter continuing without a combination with the HHNF Business;

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Glatfelter management’s knowledge of the current business climate and trends in the industry in which Glatfelter and the HHNF Business operate and the prospective climate in which Glatfelter will operate following the completion of the Transactions, including, but not limited to, industry, economic and market conditions and the competitive environment, such as attractive demand trends in heath, hygiene & personal care, aging populations and reusability of products;

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the expectation that Glatfelter shareholders as of immediately prior to the First Effective Time are expected to own approximately 10% of the outstanding shares of Glatfelter common stock immediately following the completion of the Transactions, and will have the opportunity to share in the potential future growth and expected synergies of Glatfelter while retaining the flexibility of selling all or a portion of those shares;

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the expectation that the combination of the experience of Glatfelter’s and the HHNF Business’ employees will drive improvements in production, innovation, leadership and growth and enhance Glatfelter’s ability to achieve its strategic objectives;

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the fact that the RMT Transaction Agreement and the other Transaction Documents and the aggregate consideration to be paid by Glatfelter pursuant to the RMT Transaction Agreement were the result of extensive arm’s-length negotiations between representatives of Glatfelter and Berry, and the Glatfelter Board’s belief that Glatfelter had negotiated the transaction terms most favorable to Glatfelter that Berry was willing to accept;

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the likelihood that the Transactions will be completed, based on, among other things, the conditions to the Closing contained in the RMT Transaction Agreement, the commitment by Spinco to obtain financing and the Spinco Commitment Letter, and the commitment by Glatfelter and Berry to obtain necessary regulatory clearances subject to certain limitations;

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the opinion, dated February 6, 2024, of J.P. Morgan to the Glatfelter Board as to the fairness, from a financial point of view and as of such date, to Glatfelter of the Merger Consideration to be paid by Glatfelter in the Merger, which opinion was based on and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken as set forth in such opinion and more fully described below under “The Transactions — Opinion of Glatfelter’s Financial Advisor”;

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the financial and other terms and conditions of the RMT Transaction Agreement, including the termination fee of $10 million payable by Berry to Glatfelter under certain circumstances described in “The RMT Transaction Agreement — Termination Fees and Expenses Payable in Certain Circumstances”;

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the financial and other terms and conditions of the Separation Agreement, including: (i) the Minimum Cash Amount of $214 million (subject to certain adjustments and conditions) that Spinco is required to retain, (ii) the obligation on Spinco to pay for, subject to closing occurring: (a) transaction expenses incurred by Glatfelter in connection with the Transactions, and (b) any expenses incurred in the integration of the HHNF Business with Glatfelter, not exceeding $5 million, (iii) the obligation on Spinco to repay certain Glatfelter indebtedness and (iv) the obligation on Spinco to have at least 38 days of net working capital, each under certain circumstances and subject to certain conditions as described further in “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Payments”; and

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the ability of the Glatfelter Board to withdraw or modify its recommendation that Glatfelter shareholders approve the Charter Amendment proposals and the Share Issuance proposal, subject to the limitations set forth in the RMT Transaction Agreement, including, without limitation, the potential payment of the termination fee by Glatfelter to Berry and the obligation of Glatfelter to proceed with a vote of Glatfelter shareholders on the Charter Amendment proposals and the Share Issuance proposal regardless of such withdrawal or modification of its recommendation.

The Glatfelter Board weighed the foregoing advantages and benefits against a variety of potentially negative factors, including:
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the challenges inherent in the combination of two businesses, including the risk that integration of the two companies may take more time and be more costly than anticipated, and the risk that the cost synergies and other benefits expected to be obtained as a result of the Transactions might not be fully or timely realized;

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the inherent challenges and difficulties, foreseen and unforeseen, relating to the separation of the HHNF Business from the other businesses of Berry;

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the potential risk of diverting Glatfelter management’s focus and resources from operational matters and other strategic opportunities while working to implement the Transactions;

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the fact that projections of future results of operations of Glatfelter and the HHNF Business are necessarily estimates based on assumptions, and the risk that either Glatfelter or the HHNF Business, or both, might not meet their respective financial projections;

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the significant, one-time costs that Glatfelter expects to incur in connection with the Transactions, including the transaction expenses arising from the Merger and not covered by Spinco, and costs of integrating Glatfelter and the HHNF Business and realizing synergies;

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the risk that Glatfelter and the HHNF Business may be unable to retain key employees;

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the ownership dilution to current Glatfelter shareholders as a result of the issuance of shares of Glatfelter common stock to Spinco stockholders in the Merger;

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the possibility that the Transactions may not be completed on the terms or timeline currently contemplated by Glatfelter and Berry or at all, including for reasons outside the control of Glatfelter or Berry;

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the inability of Glatfelter to influence the operations of the HHNF Business during the period prior to the completion of the Transactions;

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that Glatfelter, prior to the completion of the Transactions, is required to use its commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice, subject to specific limitations and exceptions, which could delay or prevent Glatfelter from undertaking business opportunities that may arise prior to the completion of the Transactions;

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the restrictions in the RMT Transaction Agreement on Glatfelter’s ability to solicit alternative transactions and the fact that certain provisions of the RMT Transaction Agreement and certain provisions of the Existing Glatfelter Charter and the Glatfelter Bylaws may dissuade third parties from seeking to acquire Glatfelter or otherwise increase the cost of any potential acquisition;

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the fact that, under the RMT Transaction Agreement, Glatfelter may be required to pay Berry a termination fee of $10 million if the RMT Transaction Agreement is terminated under certain circumstances described in “The RMT Transaction Agreement — Termination Fees and Expenses Payable in Certain Circumstances;”
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the financial and other terms and conditions of the Separation Agreement, including: (i) that Spinco will make a cash distribution to Berry equal to all of the proceeds of the Spinco financing, subject to adjustments, and (ii) that Glatfelter may be required to pay for all of its own transaction and integration expenses, if the RMT Transaction Agreement is terminated, as described in “The Separation and Distribution Agreement — The Separation — Special Cash Payment and Post-Closing Payments;”

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the risks inherent in requesting regulatory approval from multiple government agencies in multiple jurisdictions, as more fully described in “— Regulatory Approvals,” or that governmental authorities could attempt to condition their approval of the Transactions on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

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the risk that the RMT Transaction Agreement and other agreements entered into in connection with the Transactions may be terminated in accordance with their terms prior to the Closing Date;

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the risk that the failure to complete the Transactions could negatively affect Glatfelter’s stock price and future business and financial results;

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the potential downward pressure on the share price of Glatfelter common stock after the completion of the Transactions that may result if Berry stockholders seek to sell their shares of Glatfelter common stock after the completion of the Transactions; and

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other risks of the type and nature described under “Risk Factors.”

The foregoing discussion of the information and factors considered by the Glatfelter Board is not exhaustive and is not provided in any specific order or ranking. In view of the wide variety of factors considered by the Glatfelter Board in connection with its evaluation of the Transactions and the complexity of these matters, the Glatfelter Board did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In consideration of the factors described above and any other factors, individual members of the Glatfelter Board may have viewed factors differently or given different weights to other or different factors.
After considering the various potentially positive and negative factors, including the foregoing, the Glatfelter Board determined that, in the aggregate, the potential benefits of the Transactions outweigh the risks and uncertainties of the Transactions.
The foregoing discussion of the information and factors considered by the Glatfelter Board utilized forward-looking information. This information should be read in light of the factors described in “Cautionary Note Regarding Forward-Looking Statements.”
Accordingly, the Glatfelter Board recommends that Glatfelter shareholders vote “FOR” the Share Issuance proposal, “FOR” the Charter Amendment proposals, “FOR” the Omnibus Plan proposal and “FOR” the “Golden Parachute” Compensation proposal.
Opinion of Glatfelter’s Financial Advisor
Pursuant to an engagement letter, Glatfelter retained J.P. Morgan to deliver a fairness opinion in connection with the Transactions.
At the meeting of the Glatfelter Board on February 6, 2024, J.P. Morgan rendered its oral opinion to the Glatfelter Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the Merger Consideration to be paid by Glatfelter in the Transactions was fair, from a financial point of view, to Glatfelter. J.P. Morgan has confirmed its February 6, 2024, oral opinion by delivering its written opinion to the Glatfelter Board, dated as of February 6, 2024, that, as of such date, the Merger Consideration to be paid by Glatfelter in the Transactions was fair, from a financial point of view, to Glatfelter.
The full text of the written opinion of J.P. Morgan dated as of February 6, 2024, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken, is attached as Annex D to this document and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion. Glatfelter’s shareholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Glatfelter Board (in its capacity as such) in connection with and for the purposes of its evaluation of the Transactions, was directed only to the Merger Consideration to be paid in the Transactions and did not address any other aspect of the Transactions. J.P. Morgan expressed no opinion as to the fairness of the Merger Consideration to the holders of any class of securities, creditors or other constituencies of Glatfelter or as to the underlying decision by Glatfelter to engage in the Transactions. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this document is qualified in its entirety by reference to the full text of such opinion. The opinion does not constitute a recommendation to any shareholder of Glatfelter as to how such shareholder should vote with respect to the Transactions or any other matter.
In arriving at its opinion, J.P. Morgan, among other things:
•
reviewed a draft of the RMT Transaction Agreement dated February 2, 2024;

•
reviewed certain publicly available business and financial information concerning Glatfelter and Berry (including Spinco) and the industries in which they operate;

•
compared the proposed financial terms of the Transactions with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the merger consideration received for such companies;

•
compared the financial and operating performance of Glatfelter and Berry (including Spinco) with publicly available information concerning certain other companies J.P. Morgan deemed relevant;

•
reviewed certain internal financial analyses and forecasts prepared by the managements of Glatfelter and Berry relating to their respective businesses (including Spinco’s business), as modified by the management of Glatfelter to reflect their views concerning Spinco’s financial analyses and forecasts, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transactions (the “Synergies”); and

•
performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of Glatfelter and Berry with respect to certain aspects of the Transactions, and the past and current business operations of Glatfelter and Berry (including Spinco), the financial condition and future prospects and operations of Glatfelter and Spinco, the effects of the Transactions on the financial condition and future prospects of Glatfelter, Berry and Spinco and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.
In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Glatfelter and Berry or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Glatfelter and Berry under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, including the Synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Glatfelter and Spinco to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. J.P. Morgan also assumed that the Transactions will have the tax consequences described to it and in discussions with, and materials furnished to J.P. Morgan by, representatives of Glatfelter, and that the other transactions contemplated by the RMT Transaction Agreement will be consummated as described in the RMT Transaction Agreement, and that the definitive Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Glatfelter and Berry in the RMT Transaction Agreement and the other Transaction Documents were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Glatfelter with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any adverse effect on Glatfelter, Berry or Spinco or on the contemplated benefits of the Transactions.
The projections furnished to J.P. Morgan were prepared by Glatfelter’s management. Glatfelter does not publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the proposed Transactions, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Glatfelter’s management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections. For more information regarding the use of projections and other forward-looking statements, please refer to the section entitled “— Prospective Financial Information” beginning on page 141 of this document.
J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by Glatfelter in the proposed Transactions, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any class of securities, creditors or other constituencies of Glatfelter or the underlying decision by Glatfelter to engage in the Transactions. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors or employees of any party to the proposed Transactions, or any class of such persons, relative to the consideration in the proposed Transactions or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which Glatfelter common stock or the Berry common stock will trade at any future time.
The terms of the RMT Transaction Agreement, including the exchange ratio, were determined through arm’s-length negotiations between Glatfelter and Berry, and the decision to enter into the RMT Transaction Agreement was solely that of the Glatfelter Board and the Berry Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Glatfelter Board in its evaluation of the proposed Transactions and should not be viewed as determinative of the views of the Glatfelter Board or management with respect to the proposed Transactions or the consideration or exchange ratio.
In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Glatfelter Board on February 6, 2024, and within the presentation delivered to the Glatfelter Board on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.
Public Trading Multiples.   J.P. Morgan conducted a public trading multiples analysis of Glatfelter and Spinco. A public trading multiples analysis attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded.
Glatfelter Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of Glatfelter with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Glatfelter. The companies selected by J.P. Morgan were:
•
Mativ Holdings

•
Berry Global Group, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of Glatfelter. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Glatfelter. For each comparable company, publicly available financial performance through the 12 months ended December 31, 2023, and consensus estimates dated as of February 5, 2024, were measured. Mativ Holdings and Berry had trading multiples of 7.3x and 6.7x of 2024 Adjusted EBITDA for the 12 months ended December 31, 2024, respectively. Based on these values, J.P. Morgan selected a range of 6.5x-7.5x of 2024 Adjusted EBITDA. These multiples were then applied to Glatfelter’s estimated adjusted EBITDA for the fiscal year ending December 31, 2024, of $130 million. Assuming Glatfelter’s net debt of $803 million as of September 30, 2023, the analysis indicated the following range of implied equity values rounded to the nearest $5 million:
Glatfelter Implied Equity Value (in millions)
	Low	High
6.5x – 7.5x FY 2024 Adjusted EBITDA	$40	$175
Spinco Public Trading Multiples Analysis
Using publicly available information, J.P. Morgan compared selected financial data of Spinco with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to Spinco. The companies selected by J.P. Morgan were:
•
Glatfelter Corporation

•
Mativ Holdings

•
Berry Global Group, Inc.

These companies were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar in certain respects to those of Spinco. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than would affect Spinco. For each comparable company, publicly available financial performance through the 12 months ended December 31, 2023, and consensus estimates dated as of February 5, 2024, were measured. Glatfelter, Mativ Holdings and Berry had trading multiples of 6.6x, 7.3x and 6.7x of 2024 Adjusted EBITDA for the 12 months ended December 31, 2024, respectively. Based on these values, J.P. Morgan selected a range of 6.5x-7.5x of 2024 Adjusted EBITDA. These multiples were then applied to Spinco’s estimated calendar year 2024 EBITDA of $286 million. Assuming SpinCo’s cash balance of $214 million at transaction close and Spinco’s estimated dividend payout to Berry of $1,124 million, the analysis indicated the following range of implied equity values rounded to the nearest $5 million:
Spinco Implied Equity Value (in millions)
	Low	High
6.5x – 7.5x FY 2024 Adjusted EBITDA	$950	$1,235
Glatfelter Selected Transaction Analysis
Using publicly available information, J.P. Morgan examined selected transactions with respect to the nonwoven materials, films and woven fabrics business. Specifically, J.P. Morgan reviewed the following transactions:

Date	Acquiror	Target	FV / LTM EBITDA Multiples
July 2021	Glatfelter Corporation	Jacob Holm	10.1x
January 2021	Glatfelter Corporation	Georgia-Pacific LLC (US Nonwovens)	8.8x
September 2020	Bain Capital	Ahlstrom-Munksjö Oyj	9.9x
June 2018	Glatfelter Corporation	Georgia-Pacific LLC (Europe Nonwovens)	10.3x
November 2016	Lydall Inc.	MGF Gutsche GmbH & Co. KG	9.6x
July 2016	Lydall Inc.	Texel, Technical Materials Inc.	8.6x
July 2015	Berry Global Group, Inc.	Avintiv Inc.	8.1x
Based on these values, J.P. Morgan selected a range of 8.0x-10.0x of 2023 Adjusted EBITDA. These multiples were then applied to Glatfelter’s estimated calendar year 2023 EBITDA of $103 million. Assuming SpinCo’s cash of $214 million at transaction close, the analysis indicated the following range of implied equity values rounded to the nearest $5 million:
Glatfelter Implied Equity Value (in millions)
	Low	High
8.0x – 10.0x 2023 Adjusted EBITDA	$15	$220
Discounted Cash Flow Analysis.   J.P. Morgan conducted a separate discounted cash flow analysis of Glatfelter and Spinco.
Glatfelter Discounted Cash Flow Analysis
J.P. Morgan performed a discounted cash flow analysis of Glatfelter for the purpose of determining the fully diluted equity value per share for Glatfelter common stock. J.P. Morgan calculated the unlevered free cash flows that Glatfelter is expected to generate during fiscal years 2024 through 2028 based upon financial projections prepared by the management of Glatfelter through the years ended 2028. J.P. Morgan also calculated a range of terminal values of Glatfelter at the end of the five-year period ending 2028 by applying a perpetual growth rate ranging from 1.5% to 2.5% of the unlevered free cash flow of Glatfelter during the final year of the five-year period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 10.5% to 11.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Glatfelter. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Glatfelter’s estimated 2023 fiscal year-end net debt of $810 million and the estimated present value of the standalone tax assets of $20 million. Based on the adjusted management projections and a discount rate ranging from 10.5% to 11.5%, the discounted cash flow analysis indicated a range of equity values of between $55 million and $245 million (rounded to the nearest $5 million) of Glatfelter common stock on a stand-alone basis (i.e., without synergies).
Spinco Discounted Cash Flow Analysis
In addition, J.P. Morgan performed a separate discounted cash flow analysis of Spinco for the purpose of determining the fully diluted equity value of Spinco. J.P. Morgan calculated the unlevered free cash flows that Spinco is expected to generate during fiscal years 2024 through 2028 based upon financial projections prepared by the management of Glatfelter through the years ended 2028. J.P. Morgan also calculated a range of terminal values of Spinco at the end of the five-year period ending 2028 by applying a perpetual growth rate ranging from 1.5% to 2.5% of the unlevered free cash flow of Spinco during the final year of the five-year period. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 8.5% to 9.5%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Spinco. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Spinco’s estimated cash balance of $214 million at transaction close and Spinco’s estimated dividend payout to Berry of $1,124 million. Based on the adjusted management projections and a discount rate ranging from 8.5% to 9.5%, the discounted cash flow analysis indicated a range of equity values of between $1,500 million and $2,235 million on a stand-alone basis (i.e., without synergies).
Synergies Discounted Cash Flow Analysis
J.P. Morgan performed a separate discounted cash flow analysis of cash flows that Magnera was forecasted to generate from synergies. J.P. Morgan calculated the unlevered free cash flows that the projected net synergies were expected to generate in each of the five fiscal years following completion of the transactions based on Glatfelter management forecast for the synergies. J.P. Morgan also calculated a range of terminal values for the projected net synergies at the end of this period by applying a terminal growth rate of 2.0% to the unlevered free cash flows expected to be generated by the projected net synergies using a run-rate of synergies ranging of $80 million. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 9.1% to 10.1%, which were chosen by J.P. Morgan based upon an analysis of the EBITDA-weighted average cost of capital of Glatfelter and Spinco. This analysis indicated an implied equity value reference range for such synergies of $543 million to $719 million and an approximate implied equity value of $619 million.
Relative Valuation Analysis
Based upon the implied valuations for each of Glatfelter and Spinco as derived above under “— Glatfelter Public Trading Multiples Analysis,” “— Spinco Public Trading Multiples Analysis,” “— Glatfelter Discounted Cash Flow Analysis” and “— Spinco Discounted Cash Flow Analysis,” J.P. Morgan calculated a range of Glatfelter’s implied pro forma ownership of Magnera following the consummation of the Transactions, and then compared the proposed pro forma ownership of Magnera to the range of Glatfelter’s implied pro forma ownership of the combined company following the consummation of the Transactions. This analysis indicated the following implied pro forma ownership percentages:
	Glatfelter’s Implied Pro Forma Ownership
Valuation Methodology	Low	Midpoint	High
Glatfelter and Spinco 2024 Trading Multiples	3.3%	9.0%	15.4%
Glatfelter and Spinco Discounted Cash Flow Analysis	2.4%	7.2%	14.1%
Value Creation Analysis
J.P. Morgan conducted a value creation analysis that compared the implied equity value per share of Glatfelter derived from a discounted cash flow valuation on a stand-alone basis to the pro forma Magnera implied equity value. J.P. Morgan determined the pro forma Magnera implied equity value per share including expected synergies by calculating: (1) the sum of (a) the implied equity value of Glatfelter using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above, (b) the implied equity value of Spinco using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above and (c) the estimated present value of the Synergies estimated by management of Glatfelter, discounted to present value using the respective discount rates and terminal growth rates described above, minus (2) the sum of (a) the net impact of the tax assets, (b) the dividend payout to Berry and (c) estimated transaction costs incurred in connection with the transaction. The analysis indicated that the Transactions created incremental implied value for the holders of Glatfelter common stock. The analysis reported a DCF value creation for Glatfelter of $106 million.
Miscellaneous.   The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Glatfelter or Berry. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.
Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Glatfelter or Berry, and none of the selected transactions reviewed were identical to the Transactions. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Glatfelter and Berry. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Transactions. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Glatfelter and Berry and the transactions compared to the Transactions.
As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. J.P. Morgan was selected to advise Glatfelter with respect to the Transactions and deliver an opinion to the Glatfelter Board with respect to the Transactions on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Glatfelter, Berry and the industries in which they operate.
For services rendered in connection with the Transactions, Glatfelter has agreed to pay J.P. Morgan $18 million, $5 million of which became payable upon delivery of the opinion, and the remainder of which shall be payable upon the closing of the Transactions. In addition, Glatfelter has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had and continue to have commercial or investment banking relationships with Glatfelter and Berry for which J.P. Morgan and such affiliates have received or will receive customary compensation. Such services during such period have included acting as joint lead bookrunner on Berry’s offerings of debt securities in March 2023 and January 2024 and as joint lead arranger and bookrunner on Berry’s credit facilities in June 2023 and October 2023. During the two-year period preceding delivery of its opinion ending on February 6, 2024, the aggregate fees recognized by J.P. Morgan from Glatfelter were approximately $460,000 and from Berry were approximately $1.3 million. J.P. Morgan and its affiliates hold, on a proprietary basis, less than 2% of the outstanding common stock of each of Glatfelter and Berry. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Glatfelter or Berry for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.
Prospective Financial Information
Glatfelter Projections
Glatfelter does not, as a matter of course, publicly disclose long-term projections as to future revenue, earnings or other results, and projections for extended periods are of particular concern given the unpredictability of the underlying assumptions and estimates. However, in connection with Glatfelter’s consideration of a potential transaction involving Berry and the HHNF Business, in September 2023, Glatfelter management updated its non-public, internal financial projections for fiscal years 2023 through 2028 (the “Glatfelter September Management Projections”). Glatfelter also updated the non-public financial projections for fiscal years 2023 through 2028 in February 2024 (the “Glatfelter February Management Projections” and, together with the Glatfelter September Management Projections, the “Glatfelter Projections”). Glatfelter management provided the Glatfelter Projections to the Glatfelter Board in connection with its evaluation of the Transactions. The Glatfelter Projections were also provided to Glatfelter’s financial advisor, and Glatfelter’s financial advisor was directed by Glatfelter to use and rely upon the Glatfelter February Management Projections for purposes of its financial analysis and opinion as more fully described above under “Opinion of Glatfelter’s Financial Advisor.” In connection with the due diligence review of Glatfelter by Berry, certain of the Glatfelter September Management Projections were also provided to Berry.
The material estimates and assumptions made by Glatfelter’s management team in connection with the preparation of the Glatfelter September Management Projections include:
•
Pro forma adjustments to the 2023 estimates for items like the sale of a business with an EBITDA loss, a full year of benefit from actions in place as part of the turnaround strategy, and other adjustments, to project 2023 pro forma estimates (“2023PFE”).

•
Revenue growth at a compounded annual growth rate of 2.9% for fiscal years 2023 through 2028, reflecting slower growth in 2024 and an increase in Glatfelter’s nonwovens volume in 2025 and beyond and continued pricing improvements to offset inflation.

•
Adjusted EBITDA growth at a compounded annual growth rate of 7.4% for fiscal years 2023 through 2028, reflective of continued improvement of the Spunlace segment, new product and new business development, operational enhancements, turnaround strategy benefits and product mix improvements.

•
Capital expenditures increasing at a compounded annual growth rate of 9.4% for fiscal years 2023 through 2028, primarily driven by an enhanced focus on factory sustaining projects, capacity optimization and cost reduction spending.

The material estimates and assumptions made by Glatfelter management in connection with the preparation of the Glatfelter February Management Projections were the same as the ones detailed for the Glatfelter September Management Projections above, except for the following:
•
Revenue growth at a compounded annual growth rate of 4.0%, for fiscal years 2023 through 2028, reflective of modestly favorable broader trends in the specialty materials industry.

•
Adjusted EBITDA growth at a compounded annual growth rate of 7.2% for fiscal years 2023 through 2028.

•
Capital Expenditures increasing at a compounded annual growth rate of 18.1% for fiscal years 2023 through 2028, primarily driven by new potential product manufacturing investments.

The Projections (as defined below) included revenue, adjusted EBITDA, capital expenditures and unlevered free cash flow. Adjusted EBITDA is a non-GAAP financial measure and defined as earnings before interest, taxes, depreciation and amortization adjusted for non-recurring items. Unlevered Free Cash Flow is defined as net operating profit after tax adjusted by including depreciation and amortization and excluding capital expenditures, stock-based compensation and change in working capital.
The following is a summary of the Glatfelter September Management Projections:
	Year Ending December 31, ($ in million)
	2023PFE	2024E	2025E	2026E	2027E	2028E
Revenue	$1,411	$1,442	$1,496	$1,572	$1,595	$1,627
Adjusted EBITDA	125	130	150	165	172	179
Capital Expenditures	34	35	41	48	53	53
Unlevered Free Cash Flow	42	80	89	95	94	99

The following is a summary of the Glatfelter February Management Projections:
	Year Ending December 31, ($ in million)
	2023PFE	2024E	2025E	2026E	2027E	2028E
Revenue	$1,411	$1,442	$1,496	$1,572	$1,644	$1,713
Adjusted EBITDA	127	130	150	165	173	180
Capital Expenditures	34	37	37	82	80	78
Unlevered Free Cash Flow	—	70	82	47	62	69
Adjusted HHNF Projections
Berry does not, as a matter of course, publicly disclose long-term projections as to future revenue, earnings or other results for any of its businesses, including the HHNF Business, and projections for extended periods are of particular concern given the unpredictability of the underlying assumptions and estimates. However, in connection with its due diligence review of the HHNF Business, Glatfelter was provided with certain non-public financial information relating to the HHNF Business, including certain internal financial forecasts, estimates and other financial and operating data relating to the HHNF Business prepared by Berry management for fiscal years 2024 through 2028 (the “HHNF Projections”). The material estimates and assumptions used in connection with the preparation of the HHNF Projections provided by Berry to Glatfelter include:
•
Pro forma adjustments to the fiscal 2024 estimates for items like estimated incremental standalone costs partially offset by a full year of benefit from cost saving initiatives and restructuring actions to project 2024 pro forma estimates (“2024E”).

•
Revenue growth at a compounded annual growth rate of 3.7% for fiscal years 2023 through 2028, reflecting nonwovens volume growth consistent with that of expected the overall global nonwovens market.

•
Adjusted EBITDA growth at a compounded annual growth rate of 9.7% for fiscal years 2024 through 2028, reflective of new product and new business development, operational enhancements and product mix improvements normalizing to historical levels.

•
Capital expenditures increasing at a compounded annual growth rate of 1.7% for fiscal years 2024 through 2028, primarily driven by capacity optimization and cost reduction spending.

Subsequently, Glatfelter management made certain adjustments to the HHNF Projections provided by Berry to generally reduce such forecasts, specifically to reflect growth rates which Glatfelter management believed were reasonable, including: (1) reducing the 2023 to 2024 annual revenue growth in the HHNF Business forecast downward to 3% and thereafter maintaining the 2.9% cumulative annual growth rate from fiscal years 2024 to 2028; (2) margin inflection of 40bps in Adjusted EBITDA in fiscal 2024, with margin recovery starting in fiscal 2025 and growing to 14% in fiscal 2028; and (3) capital expenditures growth equal to 6.5% of revenue in fiscal 2025 from new manufacturing investments and normalizing to 3.6% of revenue by fiscal 2028, (the “adjusted HHNF Projections” and together with the Glatfelter Projections, the “Projections”). These adjustments were based on the judgment and experience in the industry of Glatfelter management, including Glatfelter management’s evaluation of the HHNF Business and discussions with the managements of Berry and the HHNF Business. The adjusted HHNF Projections were also provided to the Glatfelter Board in connection with its evaluation of the Transactions and to Glatfelter’s financial advisor, who was directed to use and rely upon the adjusted HHNF Projections for purposes of its financial analysis and opinion.

The following is a summary of the HHNF Projections, as adjusted by Glatfelter management:
	Year Ending September 30, ($ in million)
	2024E	2025E	2026E	2027E	2028E
Revenue	$2,335	$2,386	$2,477	$2,550	$2,617
Adjusted EBITDA(a)	282	299	322	343	367
Capital Expenditures	87	156	116	96	93
Unlevered Free Cash Flow	116	99	156	192	213

(a)
Includes standalone costs.

Projections Generally
The summary of the Projections set forth above is included to provide shareholders access to certain formerly non-public information that was provided to the Glatfelter Board and Glatfelter’s financial advisor, as well as to Berry in the case of the Glatfelter Projections. The Projections are not included in this document in order to influence any shareholder to make any investment decision or to influence the votes concerning the Share Issuance proposal, the Charter Amendment proposals, the Omnibus Plan proposal and the “Golden Parachute” Compensation proposal that will be conducted at the Glatfelter special meeting, or for any other purpose.
The assumptions reflected in the Projections are subject to change and such projections do not reflect revised prospects for Glatfelter’s business or the HHNF Business or changes in general business or economic conditions or any other transactions, circumstances or events occurring after the date they were prepared, including the Transactions contemplated by the RMT Transaction Agreement and the Separation and Distribution Agreement and the effect of any failure of the Merger or the other Transactions to occur. There can be no assurance that the results reflected in the Projections will be realized or that actual results will not materially vary from such projections. In addition, the Projections cover multiple years and such information by its nature becomes less predictive with each successive year. The Projections included in this document should not be relied on as necessarily predictive of actual future events nor construed as financial guidance. The Glatfelter Projections and the adjusted HHNF Projections should be evaluated in conjunction with the limitations described above and the historical financial statements and other information regarding Glatfelter and the HHNF Business contained or incorporated by reference in this document.
Investors are urged to review “Risk Factors” and Glatfelter’s most recent SEC filings for a description of risk factors with respect to Glatfelter’s business. They should also read “Cautionary Note Regarding Forward-Looking Statements” and “Where You Can Find More Information; Incorporation by Reference” for additional information regarding the risks inherent in forward-looking information such as the Projections.
The Projections were not prepared with a view toward complying with GAAP (including because certain metrics are non-GAAP measures, and such projections do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Projections have been prepared by and are the responsibility of Glatfelter management. Neither Glatfelter’s independent registered public accounting firm Deloitte & Touche LLP, nor Berry’s independent registered public accounting firm Ernst & Young LLP, or any other independent accountants, have compiled, reviewed, audited, examined or performed any other procedures, or expressed any form of assurance, with respect to the Projections included in this document, they have not expressed any opinion or any other form of assurance on such projections or the achievability of the results reflected in such projections, and they assume no responsibility for, and disclaim any association with, such projections. The report of Deloitte & Touche LLP incorporated by reference in this document relates only to Glatfelter’s historical financial statements and does not extend to the prospective financial information and should not be read to do so. The report of Ernst & Young LLP included in this document, which is referred to and made part of this document, relates to the HHNF Business’s historical audited financial statements and does not extend to the unaudited prospective financial information and should not be read to do so. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures such as those used in the Projections may not be comparable to similarly titled amounts used by other companies or persons. The non-GAAP financial measures set forth above should not be considered a substitute for, or superior to, financial measures determined or calculated in accordance with GAAP. Neither Glatfelter nor Spinco is providing a quantitative reconciliation of these forward-looking non-GAAP financial measures. The adjustments required for any such reconciliation of such forward-looking non-GAAP financial measures cannot be accurately forecast, and therefore the reconciliation has been omitted. Reconciliations of non-GAAP financial measures were not provided to the Glatfelter Board or to Glatfelter’s financial advisor in connection with the Transactions.
For the reasons described above, readers of this document are cautioned not to place undue, if any, reliance on the Projections. None of Glatfelter, Berry or Spinco has made any representation to the others in the RMT Transaction Agreement concerning any such projections.
NEITHER GLATFELTER NOR SPINCO INTEND TO, AND, EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW, EXPRESSLY DISCLAIMS ANY OBLIGATION TO, UPDATE OR OTHERWISE REVISE THE ABOVE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH FORECASTS ARE NOT REALIZED.
Berry’s Reasons for the Transactions
The Berry Board and its senior management regularly review and discuss performance and overall strategic direction, as well as developments in the industries in which Berry operates, and consider potential opportunities to strengthen Berry’s business and enhance stockholder value. From time-to-time Berry has had discussions with its financial advisors and outside legal counsel to further explore potential taxable and tax-free alternatives for divesting all or portions of its Health, Hygiene & Specialties division.
In reaching its decision to approve the Transactions, the Berry Board and its senior management consulted with advisors, and considered a wide variety of factors, including the factors listed below, in support of its decision:
•
due to the cyclical nature of the HHNF business, following the Transactions, Berry’s operational trends and capex needs are expected align more closely with its plastic packaging peer group;

•
the expectation that the Separation, Distribution and Merger generally would result in a tax-efficient disposition of the HHNF Business for Berry and Berry stockholders;

•
Berry would receive approximately $1.00 billion of consideration (after taking into account certain adjustments) in connection with the Transactions, which is expected to be used for repayment of certain debt, payment of dividends and/or share repurchases;

•
the ability of the management team of Berry to concentrate on the investment requirements and growth opportunities of the Berry business (apart from the HHNF Business) following the Transactions;

•
the synergies associated with a combination of Glatfelter and the HHNF Business are expected to lead to increased value to Berry stockholders. Additionally, given Glatfelter is already a US public registrant and the HHNF Business is a carve-out from Berry, the negative synergies and risks from divesting the HHNF Business on a standalone basis are partially mitigated;

•
the expectation that Berry stockholders receiving Spinco common stock in the Spinco Distribution would own approximately 90% of the outstanding shares of Glatfelter common stock, on a fully diluted basis, immediately following the completion of the Transactions and will have the opportunity to participate in Magnera’s potential future growth and expected synergies to the extent that they elect to retain all or a portion of those shares of Magnera;

•
the review by the Berry Board, with Berry’s senior management and outside advisors, of the terms and conditions and structure of the RMT Transaction Agreement, the Separation Agreement, the form of the Tax Matters Agreement, the Employee Matters Agreement and the other agreements relating to the Transactions, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of the consummation of the Transactions and Berry’s evaluation of the likely time period necessary to close the Transactions;

The Berry Board and its senior management also considered a variety of risks and potentially negative factors, including the following:
•
the possibility that the Transactions may not be completed on the terms or timeline currently contemplated by Berry and Glatfelter or at all, including for reasons outside of the control of Berry or Glatfelter;

•
the risk that the completion of the Transactions, or the failure to complete the Transactions, could negatively affect Berry’s stock price and future business and financial results;

•
because the consideration to be received by Berry stockholders in the Transactions consists of a fixed percentage of shares of Glatfelter common stock, the value of the Glatfelter common stock received in the Merger could fluctuate significantly based on a number of factors, most of which are outside of the control of Berry or are unrelated to the performance of the HHNF Business and many of which are outside of the control of both Berry and Glatfelter, including general market conditions;

•
the risk that the HHNF Business may be unable to retain, recruit and motivate employees as a result of the announcement of, and during the pendency of, the Transactions;

•
risks relating to the separation of the HHNF Business from Berry and the operation of the HHNF Business as a separate business from HHNF’s other businesses, including the loss of economies of scale and synergies from being a part of larger Berry;

•
the risks inherent in requesting regulatory approval from multiple government agencies in multiple jurisdictions, as more fully described in “— Regulatory Approvals,” or that governmental authorities could attempt to condition their approval of the Transactions on compliance with certain burdensome conditions or that regulatory approvals may be delayed;

•
that Berry, prior to the completion of the Transactions, is required to conduct the HHNF Business in the ordinary course consistent with past practice, subject to specific limitations and exceptions, which could delay or prevent Berry from undertaking business opportunities that may arise prior to the completion of the Transactions;

•
the risk that the RMT Transaction Agreement and other agreements entered into in connection with the Transactions may be terminated in accordance with their terms prior to the Closing Date, including the ability of each of Berry and Glatfelter to terminate the RMT Transaction Agreement in the event that the Transactions have not been consummated by February 22, 2025; and

•
risks of the type and nature described under the section of this document entitled “Risk Factors.”

The foregoing discussion of the information and factors considered by the Berry Board and its senior management is not exhaustive. In view of the wide variety of factors considered by Berry in connection with its evaluation of the Transactions and the complexity of these matters, Berry did not consider it practical to, and it did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. After considering the various potentially positive and negative factors, including the foregoing, Berry determined that, in the aggregate, the potential benefits of the Transactions outweigh the risks and uncertainties of the Transactions.
The foregoing discussion of the information and factors considered by Berry utilized forward-looking information. This information should be read in light of the factors described in “Cautionary Note Regarding Forward-Looking Statements.”

Ownership of Surviving Entity Following the Transactions
It is expected that upon completion of the First Merger, holders of Berry common stock that received shares of Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis and holders of Glatfelter common stock as of immediately prior to the First Effective Time will own approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis, in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases, as described under “The Transactions — Calculation of the Merger Consideration.” Based on the composition of the current significant stockholder bases of each of Berry and Glatfelter, no individual holder shall hold more than approximately 9.2% of the outstanding Glatfelter common stock immediately following the Merger.
Board of Directors and Management of Glatfelter Following the Transactions
Board of Directors
As of the Second Effective Time, the Glatfelter Board will consist of nine directors, consisting of (i) the CEO Designee, (ii) five Berry Designees and (iii) three Glatfelter Designees. The Chairperson of the Glatfelter Board will be one of the Glatfelter Designees. At least two of the Berry Designees and one of the Glatfelter Designees must be eligible to serve on the audit committee of the Glatfelter Board under the applicable requirements of the SEC and the NYSE. The Glatfelter Board will take all such actions as may be necessary to ensure that at least one Glatfelter Designee (or replacement Glatfelter Designee, if applicable) is appointed to serve on each committee of the Glatfelter Board, subject to applicable independence requirements.
The initial term of the Berry Designees and Glatfelter Designees will expire immediately following Glatfelter’s first annual meeting of shareholders that occurs after the Second Effective Time. At the expiration of such initial term, each member of the Glatfelter Board will thereafter be elected for a one-year term expiring immediately following each Glatfelter’s annual meeting of shareholders.
The RMT Transaction Agreement provides that, until the second annual meeting of Glatfelter’s shareholders that occurs after the Second Effective Time, if there is a vacancy created by illness, death, resignation, retirement or removal of (a) any Berry Designee (or replacement Berry Designee), then such vacancy will be filled by the affirmative vote of a majority of the remaining Berry Designees (and/or replacement Berry Designees), even if less than a quorum, or by a sole remaining Berry Designee (or replacement Berry Designee), or (b) any Glatfelter Designee (or replacement Glatfelter Designee), then such vacancy will be filled by the affirmative vote of a majority of the remaining Glatfelter Designees (and/or replacement Glatfelter Designees), even if less than a quorum, or by a sole remaining Glatfelter Designee (or replacement Glatfelter Designee); provided, however, that any such appointments will be made in accordance with applicable law and the rules of the NYSE (or other national securities exchange on which Glatfelter’s securities are listed at the relevant time).
The initial Berry Designees will be Michael (Mike) S. Curless, Samantha (Sam) J. Marnick, Carl J. (Rick) Rickertsen, Thomas (Tom) E. Salmon and Mary Dean Hall. Curtis L. Begle will serve as Chief Executive Officer of Glatfelter and will therefore be the CEO Designee. The initial Glatfelter Designees will be Kevin M. Fogarty, Thomas M. Fahnemann and Bruce Brown. Listed below is the biographical information for each person who is currently expected to become a member of the Glatfelter Board as of the Second Effective Time.
Kevin M. Fogarty, 58, a Glatfelter Designee, has served as a director of Glatfelter since 2012 and as the non-executive chair of the board of directors of Glatfelter since August 2022. He retired as President, Chief Executive Officer and Director of Kraton Corporation, Inc. (“Kraton”), a leading global sustainable producer of specialty polymers and high-value bio-based products, following its sale to DL Chemical in March 2022. Before joining Kraton in 2005, Fogarty spent 14 years with the Koch Industries, Inc. family of companies, where he held a variety of roles, including President for Polymer and Resins at Invista and President of KoSa’s Polymer and Intermediaries business. Fogarty serves as non-executive Chair of the Board of Directors of Ecovyst Inc. (NYSE: ECVT), a leading integrated and innovative global provider of specialty catalysts and services. Fogarty is also a director of OPAL Fuels Inc. (NASDAQ: OPAL), a vertically integrated producer and distributor of renewable natural gas (RNG). He previously served on the Board of Directors of the American Chemistry Council from 2017 through 2022.
Mr. Fogarty has significant experience with manufacturing, international operations, strategic partnerships, public company accounting and financial reporting and new product development in addition to his experience with strategic planning, operations, risk management and corporate governance. He has more than ten years of experience as a director of public companies.
Curtis (Curt) L. Begle, 48, the CEO designee, is currently President of the Health, Hygiene & Specialties Division at Berry, one of its four business units. Begle is now leading a $3.4 billion global business within Berry. Joining in 1999, Begle has spent his entire career with Berry. Rising through various positions of increasing responsibility in sales and leadership, he served as President of Berry’s Rigid Closed Top Division from 2009 to 2014, and President of the Engineered Materials Division from 2014 through 2018. Begle has served on the Board of Directors and Executive Committee for the Flexible Packaging Association since 2016 and served as its Chairperson from 2019 to 2021. Begle is also a committed member of the Evansville, Indiana community. He is the current Chairman of the Evansville Regional Economic Partnership, for which he has been a board member since 2016. He has also been appointed to the Evansville Promise Neighborhood Sustainability Council. Begle has served on the Board of Directors for Deaconess Health Systems since 2019. Additionally in 2019, Begle joined the Board of Trustees for the University of Evansville, his alma mater.
Mr. Begle has extensive and long-tenured involvement in the consumer packaging and engineered materials industry. His experience includes leadership of global commercial, operations, supply chain, human resources and innovation.
Bruce Brown, 66, a Glatfelter Designee, has served as a director of Glatfelter since 2014. He retired in 2014 from his position as the Chief Technology Officer of Procter & Gamble, Inc. (“P&G”), a publicly traded consumer goods company. With 34 years of experience at P&G, Brown’s responsibilities included leadership for P&G’s Innovation and Technology Program and Global Research & Development. Globally recognized as an innovation thought leader, Brown previously served on the Board of Directors for Nokia Corporation (NYSE: NOK) from 2012 to 2023 and was the chair of its Personnel Committee. Brown was also a director of Medpace Holdings, Inc. (Nasdaq: MEDP) from 2016 to 2019.
Mr. Brown is a proven leader in innovation, global expansion, and organizational leadership development and he has familiarity with a number of Magnera’s products and materials. He brings over three decades of business-building experience to the Board and has more than ten years of experience as a director of public companies.
Michael (Mike) S. Curless, 60, a Berry Designee, is an industry veteran in commercial real estate spanning the industrial, office, retail, healthcare and data center sectors. From 1995 to 2000 and again from 2010 to 2023, Curless was employed at Prologis, a top 75 company in the S&P 500 with over 1 billion square feet in 19 countries. He originally served as the founding market officer for the Indianapolis and St. Louis operations. He rejoined Prologis on the executive team as the Global Chief Investment Officer with additional responsibility for all customer-related activity. Curless further chaired the Prologis Investment Committee. In 2019, he served as Prologis’ first Chief Customer Officer. From 2000 to 2010, Curless was the President and one of four principals at Lauth Property Group, a privately held, national construction and development firm. In this role, he had overall responsibility for operations, development and asset management for the firm. In his early career, Curless served as an associate with the Trammell Crow Company and as a financial analyst with General Electric Company. Curless is a former member of the Young Presidents’ Organization and is currently active with Indiana University in multiple capacities. He also serves on the Investment Committee for Sample Gates Management, LLC and is a director for the Western Golf Association, specifically focused on development of Evans Scholar recipients.
Mr. Curless has executive level experience in both private and public companies at the highest level within the organizations. He is a proven leader in the international real estate industry with key experience in corporate strategy, capital markets, human resources, customer experience and corporate transformation.
Thomas M. Fahnemann, 63, a Glatfelter Designee, has served as a director of Glatfelter since 2022 and as President and Chief Executive Officer of Glatfelter since August 2022. Since 2017, Fahnemann has been a member of the Board of Directors and Chair of the Audit Committee for AustroCel Hallein, a producer of pulp and bioenergy. From 2010 to 2017, Fahnemann served as the Chief Executive Officer and Chairman of the Management Board of Semperit Holding AG, a global manufacturer of industrial polymer products and solutions. Prior to 2010, he held leadership roles in various fiber- and chemical-based businesses, including serving as Chief Executive Officer and Chairman of the Management Board, RHI AG; Chief Executive Officer and Chairman of the Management Board, Lenzing AG; and Vice President, General Manager, KoSa (Koch Industries).
Mr. Fahnemann has significant experience leading worldwide operations, including international and domestic sales, marketing, research and development, global supply chain, information technology and corporate program management, overseeing legal and human resource functions and leading strategy development.
Samantha (Sam) J. Marnick, 54, a Berry Designee, provides operational and business consulting services on strategy, acquisition targets, contract negotiations, turnarounds/divestures, supply chain, operations, human capital and labor relations issues. Additionally, she provides senior executive coaching. In her most recent corporate role, she was the Chief Operating Officer, President Commercial for Spirit AeroSystems (NYSE: SPR), a global aerostructures supplier with $6B in 2023 revenues and 18,000 employees across US, Europe, and Asia. Before leaving Spirit in 2023, she had primary responsibility for the commercial business (approximately $5 billion in revenue) and had global corporate responsibility for operational metrics, make-buy-where, supply chain, logistics, facilities footprint and advanced manufacturing. Prior key functional roles at Spirit included Chief Administrative Officer and Chief Human Resource Officer. Before joining Spirit in 2006, she spent most of her career in management consulting focused on human capital, communication and change management consulting with Mercer Human Resource Consulting in Europe and the US; Watson Wyatt Worldwide in the UK; and as a Civil Servant for the UK’s Department of Health and Social Security. Since 2018, she has served as a board member for InTrust Bank (privately held) and as of 2024, as a board member for Latecoere (French, publicly traded). She also previously served as a board member for the US Chamber (Non-Profit), and as a Company Trustee (representing Spirit) on the IAM National Multi Employer Pension Fund.
Ms. Marnick is a high-achieving global leader with an exceptional career record in P&L operations, human resources and communication consulting. Her prior experience includes executive compensation, global human resources strategy and transformation, mergers and acquisitions, regulatory compliance, risk management, supply chain and sustainability.
Carl J. (Rick) Rickertsen, 64, a Berry Designee, currently the managing partner of Pine Creek Partners, a private equity investment firm based in Washington, D.C., a position he has held since 2004. He has worked in private equity for over 25 years. Prior to founding Pine Creek Partners, Rickertsen was Chief Operating Officer and Managing Partner of Thayer Capital Partners from 1998 to 2004. Rickertsen was a founding partner of three Thayer investment funds and is a published author. Currently, he serves on the following public company boards: Berry since 2013; Hut 8 Corp (NASDAQ: HUT) since 2024; Apollo Diversified Services (NYSE: ADS) since 2011; and MicroStrategy (NASDAQ: MSTR) since 2002. Rickertsen previously served on the boards of Noranda Corporation, Convera Corporation, UAP Holding Corp., and Homeland Security Capital Corporation.
Mr. Rickertsen is a recognized expert in management buyouts and mergers. He has further extensive experience in mergers and acquisitions, capital markets, finance, corporate strategy, corporate governance, executive compensation and regulatory/compliance. He has more than 20 years of experience as a director of public companies.
Thomas (Tom) E. Salmon, 61, a Berry Designee and the retired Chief Executive Officer and Chairman of Berry. During his 16 years at Berry, he served in several leadership roles, including President and Chief Operating Officer, as well as President of its Consumer Packaging, Rigid Closed Top, and Engineered Materials divisions. Under Salmon’s leadership, Berry became a founding member of the Alliance to End Plastic Waste, and in 2021, he was appointed as an officer for the organization. In 2022, Salmon joined the American Chemistry Council’s Plastics Division Operating Committee leadership team as the Value Chain Committee Chair. Under his leadership, and through several initiatives and key customer collaborations, Salmon elevated Berry Global as a sustainability leader with its size, scale and influence across the value chain in creating a more circular, low-carbon economy. Before joining Berry Global, Salmon began his manufacturing career in sales with Honeywell International, successfully progressing through regional, national and global sales management roles, and ultimately becoming General Manager. After leaving Honeywell, Salmon served as President of TYCO International Ltd Adhesives and later President of Covalence Specialty Adhesives LLC. Since 2018, Salmon has served on the Board of Directors of Old National Bank. He also serves in various community roles.
Mr. Salmon is an industry leader with extensive experience in consumer packaging, including global commercial, operations and supply chain management. His leadership experience also extends to corporate strategy, capital markets, sustainability, executive compensation, transformation and mergers and acquisitions. He has over five years’ experience serving as a public company director.
Mary Dean Hall, 67, a Berry Designee and the Executive Vice President and Chief Financial Officer at Ingevity Corporation (NYSE: NGVT), a global specialty chemicals and materials company that manufactures bio-based and biodegradable chemistries, where she manages the finance organization, corporate development, investor relations, supply chain and information technology. Before joining Ingevity in 2021, she served as Chief Financial Officer and Treasurer at Quaker Houghton beginning in 2015. Prior to Quaker Houghton, Hall was Vice President and Treasurer of Eastman Chemical Company. During her 20-year tenure with Eastman, she held various senior-level financial positions including Controller, Treasurer and Head of Business Finance. Prior to Eastman, Hall held financial and banking positions with Nalco Chemical Company and several banks including with Citibank and First Chicago (now J.P. Morgan). Hall serves on the Board of Directors for Applied Industrial Technologies (NYSE: AIT). She also serves on the Advisory Board of FM Global.
Ms. Hall is an experienced public company financial executive. She has extensive experience on an international basis in finance, capital markets, investor relations, corporate strategy and development, risk management, information technology, and supply chain.
Executive Officers
As of the Second Effective Time, Curtis L. Begle, the current President of Berry’s Health, Hygiene & Specialties Division, will be appointed as Chief Executive Officer, James Till, the current Executive Vice President and Controller of Berry, will be appointed as Executive Vice President, Chief Financial Officer & Treasurer and Tarun Manroa, the current Executive Vice President and Chief Strategy Officer for Berry, will be appointed as Executive Vice President and Chief Operating Officer, of Glatfelter. If, prior to the Second Effective Time, the CEO Designee is unable or unwilling to serve as Chief Executive Officer of Glatfelter or as a member of the Glatfelter Board as a result of illness, death, resignation, retirement or any other reason, then Berry and Glatfelter will cooperate and consult in good faith to designate a replacement CEO Designee. Berry and Glatfelter will cooperate and consult in good faith to appoint such other senior executive officers as mutually agreed between Berry and Glatfelter and determine such senior executive officers’ initial roles, titles and responsibilities.
Glatfelter has entered into executive employment term sheets with each of Messrs. Begle, Till and Manroa with respect to their appointments, which is contingent on and will be effective as of the closing of the Transactions and is otherwise subject to their continuing to be employed and in good standing in their current roles at Berry immediately prior to such time. For details, see the Current Reports on Form 8-K filed by Glatfelter on February 12, 2024, and April 11, 2024. See “Where You Can Find More Information; Incorporation by Reference.”
Listed below is the biographical information for each person who is currently expected to serve as an executive officer of Glatfelter as of the Second Effective Time:

Name	Age	Principal Occupation and Other Information
Curtis L. Begle, Chief Executive Officer	48	Curtis L. Begle will serve as the Chief Executive Officer of Magnera. Mr. Begle has been President of Berry’s Health, Hygiene & Specialties Division since December 2018. He previously served as President of Berry’s Engineered Materials Division from November 2014 to December 2018 and as President of Berry’s Rigid Closed Top Division from December 2009 to November 2014. He holds a bachelor’s degree in business administration from the University of Evansville and a master’s degree in business administration from the University of Southern Indiana.
James Till, Executive Vice President, Chief Financial Officer & Treasurer	47	James M. Till will serve as Executive Vice President, Chief Financial Officer and Treasurer of Magnera. Mr. Till has been Berry’s Executive Vice President and Controller (Principal Accounting Officer) since January 2014. Mr. Till previously served as Berry’s Vice President of Accounting and Finance from November 2010 to January 2014. Mr. Till started with Berry as Director of Finance in 2008.
Tarun Manroa, Executive Vice President and Chief Operating Officer	43	Tarun Manroa will serve as Executive Vice President and Chief Operating Officer of Magnera. Mr. Manroa currently serves as the Executive Vice President and Chief Strategy Officer for Berry. Prior to his current role, Mr. Manroa had P&L responsibilities as the Executive Vice President & General Manager for Berry’s Engineered Materials Division. Mr. Manroa joined Berry in 2005 in an engineering role and progressed through various roles in plant leadership, product management and supply chain.
Interests of Glatfelter’s Directors and Executive Officers in the Transactions
Overview
In considering the recommendations of the Glatfelter Board to approve the Proposals in connection with the Transactions, Glatfelter shareholders should be aware that, similar to other transactions of this type, certain of Glatfelter’s directors and executive officers may be deemed to have interests in the Transactions that may be different from, or in addition to, those of Glatfelter shareholders generally. The Glatfelter Board was aware of and considered these potential interests, among other matters, in evaluating, negotiating and reaching the determination to approve the Transaction Documents and the Transactions and to recommend to Glatfelter shareholders that they vote to approve the Proposals. These interests are described and quantified in detail in the narratives and tables below.
Glatfelter’s executive officers for purposes of the discussion below include: Thomas M. Fahnemann, President and Chief Executive Officer; Ramesh Shettigar, Senior Vice President, Chief Financial Officer and Treasurer; David C. Elder, Vice President, Strategic Initiatives, Business Optimization and Chief Accounting Officer; Eileen L. Beck, Senior Vice President, Global Human Resources and Administration; and Boris Illetschko, Senior Vice President, Chief Operating Officer. Wolfgang Laures, Glatfelter’s former Senior Vice President, Integrated Global Supply Chain and IT and Christopher W. Astley, Glatfelter’s former Senior Vice President, Chief Commercial Officer have been omitted from the discussion below because they have no interest in the Transactions (except insofar as they each are a holder of Glatfelter common stock) or any rights to compensation that will be accelerated or enhanced in connection with the Transactions due to each of their departures in April 2023 and August 2023, respectively.
Glatfelter’s non-employee directors for purposes of the discussion below include: Bruce Brown; Kathleen A. Dahlberg; Kevin M. Fogarty; Marie T. Gallagher; Darrel Hackett; and J. Robert Hall. Former non-employee director Lee C. Stewart has been omitted from the discussion below because he has no interest in the Transactions (except insofar as he is a holder of Glatfelter common stock) or any rights to compensation that will be accelerated or enhanced in connection with the Transactions due to his resignation and separation from service from the Glatfelter Board in September 2023.

Treatment of Glatfelter Equity-Based Awards in the Transactions — In General
As of the date of this document, certain of Glatfelter’s executive officers and directors hold Glatfelter SOSARs, Glatfelter RSUs and Glatfelter PSAs. All outstanding Glatfelter equity-based awards, including those held by Glatfelter’s executive officers and non-employee directors, that do not vest in connection with the Merger will remain outstanding with respect to Glatfelter common stock following the Merger, will be automatically adjusted for the Merger and the reverse stock split and will remain subject to the same terms and conditions (including any applicable vesting requirements) that applied to the Glatfelter equity-based award immediately prior to the Proposals. For more details about the treatment of Glatfelter equity-based awards in the Transactions, please see “— Effects of the Merger on Outstanding Glatfelter Equity-Based Awards.”
Equity-Based Awards Held by Executive Officers
The Merger will constitute a “change in control” under the terms of Glatfelter’s previously disclosed equity incentive plan, awards and form award agreements. In accordance therewith, Glatfelter PSAs held by executive officers are subject to “single-trigger” accelerated vesting upon a change in control if replacement performance stock awards are not issued for any reason (which will occur at the time of the Merger) and will be deemed to be earned and vested at (a) actual performance for completed performance periods, and (b) the greater of target or actual performance through the date of the change in control for incomplete performance periods. Accordingly, all Glatfelter PSAs held by executive officers that are outstanding immediately prior to the Merger will vest as a result of the Merger.
Glatfelter RSUs and Glatfelter SOSARs held by Glatfelter’s executive officers are subject to “double-trigger” accelerated vesting under the terms of the Glatfelter award agreements if the executive officer has a termination without “cause” or resignation for “good reason” upon or following a change in control. The definitions of “cause” and “good reason” applicable to each executive officer are contained in the executive officer’s respective Glatfelter award agreements and have not been modified in connection with the Merger. For Glatfelter RSUs and Glatfelter SOSARs granted prior to 2024, 100% of the unvested award will accelerate upon such double-trigger termination. For Glatfelter RSUs granted in 2024, the next unvested tranche will vest upon such double-trigger termination and the remainder of unvested Glatfelter RSUs will be forfeited by the executive officer. Glatfelter RSUs granted in 2024 vest in three equal tranches, with the first tranche vesting on December 31, 2024, and the remaining two tranches vesting on February 28, 2026, and February 28, 2027. Vested Glatfelter SOSARs may be exercised by the executive officer for a period of 90 days following the executive officer’s double-trigger termination, or, if sooner, the original expiration date, except that each of Ms. Beck and Mr. Elder are retirement-eligible under the terms of their respective Glatfelter SOSAR award agreements and may exercise their vested Glatfelter SOSARs for a period of three years after double-trigger termination, or, if sooner, the original expiration date. As of the date of this document, none of Glatfelter executive officers held unvested Glatfelter SOSARs.
For illustrative purposes, if the completion of the Merger were to have occurred on June 30, 2024, the latest practicable date prior to the filing of this document, the table below shows the value Glatfelter’s executive officers would receive in respect of their then outstanding and unvested Glatfelter PSAs on a single-trigger basis and then outstanding and unvested Glatfelter RSUs on a double-trigger basis, in each case applying the same assumptions used in “— Quantification of Potential Payments to Glatfelter’s Named Executive Officers in Connection with the Merger,” which includes an assumed price per share of Glatfelter common stock of $1.39 (the reported closing price on the NYSE of Glatfelter common stock as of June 30, 2024). For Glatfelter RSUs granted in 2024, the amounts shown reflect that the first tranche of Glatfelter RSUs will vest (which would have otherwise vested as of December 31, 2024). The amounts shown in the chart below do not include any Glatfelter equity-based awards that were vested as of immediately prior to the assumed date of the Closing (including Glatfelter SOSARs). The amounts in the chart below reflect the value in respect of Glatfelter equity-based awards that would vest in accordance with the applicable equity plan and award agreement and without regard to applicable tax withholding. For Glatfelter PSAs with a performance period that is not yet complete, the amounts assume vesting at target performance levels. All equity referenced in the table below is comprised of Glatfelter common stock.

	Glatfelter Equity-Based Awards
Executive Officer	Restricted Stock Units (#)	Performance Share Awards (#)	RSU Double- Trigger Value ($)	PSA Single- Trigger Value ($)	Total Equity- Based Award Acceleration Value ($)
Thomas M. Fahnemann President and Chief Executive Officer	753,738	699,230	1,047,696	971,930	2,019,626
Ramesh Shettigar Senior Vice President, Chief Financial Officer and Treasurer	97,989	67,228	136,204	93,447	229,651
Eileen L. Beck Senior Vice President, Global Human Resources and Administration	45,267	31,559	62,921	43,866	106,787
David C. Elder Vice President, Strategic Initiatives, Business Optimization and Chief Accounting Officer	58,147	44,839	80,825	62,326	143,151
Boris Illetschko Senior Vice President, Chief Operating Officer	98,048	56,089	136,287	77,964	214,251
For more information on equity holdings of Glatfelter’s executive officers, see “Certain Beneficial Owners of Glatfelter Capital Stock.”
Equity-Based Awards Held by Non-Employee Directors
Glatfelter RSUs granted to non-employee directors are subject to accelerated vesting under the terms of the Glatfelter RSU award agreement if the non-employee director has a cessation of service from the Glatfelter Board for any reason other than for “cause” (with or without a change in control). The definition of “cause” applicable to each non-employee director of Glatfelter is contained in the non-employee director’s respective Glatfelter RSU award agreement and has not been modified in connection with the Merger. All outstanding Glatfelter RSUs held by Glatfelter’s non-employee directors that do not vest in the Merger will remain outstanding with respect to Glatfelter common stock following the Merger, will be automatically adjusted for the Merger and the reverse stock split and will remain subject to the same terms and conditions (including any applicable vesting requirements) that applied to the Glatfelter RSU immediately prior to the Merger.
As of the date of this document, Glatfelter non-employee directors held no unvested Glatfelter SOSARs, no unvested Glatfelter PSAs and 423,312 unvested Glatfelter RSUs, which were granted pursuant to the terms of Glatfelter’s previously disclosed equity incentive plan, including the award agreements thereunder.
For illustrative purposes, if the completion of the Merger were to have occurred on June 30, 2024, the latest practicable date prior to the filing of this document, and each non-employee director ceased service on the Glatfelter Board for any reason other than cause as of such date, the aggregate value of all unvested Glatfelter RSUs for all of Glatfelter’s non-employee directors would be approximately $588,404, which includes an assumed price per share of Glatfelter common stock of $1.39 (the reported closing price on the NYSE of Glatfelter common stock as of June 30, 2024). The amounts in the chart below reflect the value in respect of Glatfelter equity-based awards that would vest in accordance with the applicable equity plan and award agreement and without regard to applicable tax withholding.

Non-Employee Directors	Restricted Stock Units (#)	Total Acceleration Value ($)
Bruce Brown	70,552	98,067
Kathleen A. Dahlberg	70,552	98,067
Kevin M. Fogarty	70,552	98,067
Marie T. Gallagher	70,552	98,067
Darrel Hackett	70,552	98,067
J. Robert Hall	70,552	98,067
For more information on equity holdings of Glatfelter’s non-employee directors, see “Certain Beneficial Owners of Glatfelter Capital Stock — Security Ownership of Glatfelter Management.”
2024 Cash Restoration Bonus
As part of Glatfelter’s 2024 long-term incentive program for executive officers, Glatfelter adopted a one-time cash program to provide executive officers a cash restoration bonus equal to 25% of the executive officer’s long-term incentive award value granted in 2024. As previously disclosed, the cash restoration bonuses were granted outside of Glatfelter’s equity incentive plan to preserve share pool availability under the equity incentive plan. The cash restoration bonus will vest in three equal tranches, with the first tranche vesting on December 31, 2024, and the remaining two tranches vesting on February 28, 2026, and February 28, 2027. Under the terms of the cash restoration bonus award agreement, the cash restoration bonuses held by Glatfelter’s executive officers are subject to “double-trigger” accelerated vesting upon a termination without “cause” or resignation for “good reason” upon or following the occurrence of a “change in control” of Glatfelter (which will occur at the time of the Merger). Upon a double-trigger termination, the next unvested tranche of the cash restoration bonus will vest and the remainder of unvested cash restoration bonus will be forfeited by the executive officer. The definitions of “cause” and “good reason” applicable to each executive officer of Glatfelter are contained in the executive officer’s respective cash restoration bonus award agreement and has not been modified in connection with the Merger.
For illustrative purposes, if the completion of the Merger were to have occurred on June 30, 2024, the latest practicable date prior to the filing of this document, the table below shows the value of the first tranche of the cash restoration bonus that would vest (which would have otherwise vested as of December 31, 2024), which Glatfelter’s executive officers would receive in respect of their then outstanding cash restoration bonuses on a double-trigger basis without regard to applicable tax withholding.
Named Executive Officer	FY2024 Cash Restoration Bonus Value ($)	Cash Restoration Bonus Double- Trigger Value ($)
Thomas M. Fahnemann	750,000	250,000
Ramesh Shettigar	137,500	45,833
Eileen L. Beck	62,500	20,833
David C. Elder	75,000	25,000
Boris Illetschko(1)	123,750	41,250

(1)
Mr. Illetschko’s cash restoration bonus will be paid in EUR. Amount reflects value in USD converted using an exchange rate of 1.0811 EUR:1 USD.

Change in Control Employment Agreements for Glatfelter’s Executive Officers
Each of Glatfelter’s executive officers is party to a change in control employment agreement with Glatfelter that provides for certain “double-trigger” severance benefits upon a termination without “cause” or resignation for “good reason” by such executive officer during the two-year period following a “change in control.” The Merger will constitute a change in control with respect to each change in control employment agreement. The definitions of “cause” and “good reason” applicable to each executive officer of Glatfelter are contained in the executive officer’s respective change in control employment agreement and have not been modified in connection with the Merger.
Severance benefits under such agreements generally include:
•
A lump sum cash payment equal to two times the sum of the executive officer’s (a) base salary determined at the highest rate in effect at any time during the period beginning 90 days before the effective date of the agreement and ending on the date of termination plus (b) annual bonus equal to the greatest of (i) the average annual bonus paid the executive officer for each of the three full fiscal years preceding the date of termination, (ii) the target bonus in the fiscal year of the effective date of the agreement and (iii) the target bonus in the fiscal year of the date of termination. For Messrs. Fahnemann and Illetschko, annual bonus is equal to the highest target bonus in effect at any time during the period beginning 90 days before the effective date of the agreement and ending on the date of termination;

•
A lump sum cash payment of the executive officer’s annual bonus equal to the greatest of (a) the average annual bonus paid to the executive officer for each of the three full fiscal years preceding the date of termination, (b) the target bonus in the fiscal year of the effective date of the agreement and (c) the target bonus in the fiscal year of the date of termination, prorated based on the number of days worked such fiscal year through the date of termination. For Messrs. Fahnemann and Illetschko, their target bonus for the fiscal year of termination is prorated;

•
For a period of two years following the date of termination, reimbursement for continued coverage under group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits for the executive officer and the executive officer’s covered dependents at levels substantially equal to those levels that would have been provided under Glatfelter’s policies if the executive officer’s employment had not been terminated. For Mr. Elder only, he is entitled to receive the foregoing (a) two years of health and welfare benefit continuation, or (b) his retiree medical benefit provided in accordance with the Glatfelter Health & Welfare Benefits Plan;

•
Outplacement assistance with a cost not to exceed $40,000 for Mr. Fahnemann, $30,000 for Messrs. Shettigar and Illetschko and Ms. Beck and $15,000 for Mr. Elder;

•
A lump sum cash payment in an amount equal to the unvested contributions (including employer contributions) in the executive officer’s account under Glatfelter’s 401(k) plan, valued as of the date of termination;

•
If the executive officer has any unvested deferred compensation under any plan or arrangement that has not yet been paid by Glatfelter (including the Deferred Compensation Plan, as described below), the executive officer’s right to payment of such deferred compensation will become vested and nonforfeitable as of the date of termination; and

•
For Mr. Elder only, if any payments under the agreement are subject to excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax, an additional gross-up payment will be made to place Mr. Elder in the same net tax position as without such excise tax.

As a condition to receiving the severance payments described below, each executive officer of Glatfelter would be required to execute a general release in favor of Glatfelter. In the case of Mr. Illetschko, who is employed in Switzerland, he is entitled to a six-month notice period pursuant to the terms of his employment agreement.
Information regarding certain potential severance payments and benefits to Glatfelter’s named executive officers that are related to the Merger is provided below under “— Quantification of Potential Payments to Glatfelter’s Named Executive Officers in Connection with the Merger.”
Glatfelter Retention Program
Following the signing of the RMT Transaction Agreement, the Glatfelter Board adopted and approved a new cash retention bonus program for the executive officers and certain other key employees. The purpose of the retention program is to promote retention and incentivize efforts to consummate the Transactions, to retain talent and to preserve continuity after the Closing. Each executive officer received a cash retention bonus equal to his or her base salary, which will be paid in two equal installments, 50% on or as soon as administratively possible following the Closing and the remaining 50% to be paid six months following the Closing. The executive officers must remain employed through each payment date to receive the cash retention bonus, provided that executive officers who are involuntarily terminated by Glatfelter for reasons other than misconduct or poor performance prior to the retention payment will have “double-trigger” accelerated vesting of the unpaid portion of the executive officer’s cash retention bonus.
For illustrative purposes, if the completion of the Merger were to have occurred on June 30, 2024, the latest practicable date prior to the filing of this document, the table below shows the value Glatfelter’s executive officers would receive in respect of their then outstanding cash retention bonuses on a double-trigger” basis without regard to applicable tax withholding.
Named Executive Officer	Retention Bonus Grant Value ($)	Retention Bonus Double-Trigger Value ($)
Thomas M. Fahnemann	1,050,000	1,050,000
Ramesh Shettigar	480,000	480,000
Eileen L. Beck	370,000	370,000
David C. Elder	348,000	348,000
Boris Illetschko(1)	459,468	459,468

(1)
Mr. Illetschko’s retention bonus will be paid in Euros. Amount reflects value in USD converted using an exchange rate of 1.0811 EUR:1 USD.

Glatfelter Management Incentive Plan
Glatfelter maintains its management incentive plan to provide an annual short-term incentive cash bonus to certain of its executive officers, subject to the achievement of certain pre-established performance metrics. Each of the executive officers are granted an annual target bonus opportunity expressed as a percentage of the executive officer’s base salary under the management incentive plan. Under the 2024 management incentive plan approved by the Glatfelter Board and the Glatfelter Compensation Committee, the target bonus opportunity for each of the executive officers is as follows: 100% for Mr. Fahnemann; 65% for Mr. Shettigar; 50% for each of Ms. Beck and Mr. Elder and 65% for Mr. Illetschko. If the Closing occurs in 2024, the executive remains employed by Glatfelter on and after the Closing and the Glatfelter Board reasonably determines that that threshold performance under the 2024 management incentive plan will be achieved, each of the executive officers will be entitled to receive his or her target bonus, prorated based on the Closing Date.
For illustrative purposes, if the completion of the Merger were to have occurred on June 30, 2024, the latest practicable date prior to the filing of this document, the table below shows the value of the prorated target bonus Glatfelter’s executive officers would receive under the 2024 management incentive plan, assuming that threshold performance will be achieved and the executive officer continues employment on and after the Closing and without regard to applicable tax withholding.
Named Executive Officer	FY2024 Target Management Incentive Bonus ($)	Prorated Target Management Incentive bonus ($)
Thomas M. Fahnemann	1,050,000	525,000
Ramesh Shettigar	312,000	156,000
Eileen L. Beck	185,000	92,500
David C. Elder	174,000	87,000
Boris Illetschko(1)	298,654	149,327

(1)
Mr. Illetschko’s management incentive bonus will be paid in EUR. Amount reflects value in USD converted using an exchange rate of 1.0811 EUR:1 USD.

For more information on cash severance payments and benefits that Glatfelter’s executive officers may receive if the executive officer terminates employment on Closing, see “— Change in Control Employment Agreements for Glatfelter’s Executive Officers.”
Glatfelter Deferred Compensation Plan
The Merger will constitute a change in control with respect to the Glatfelter Deferred Compensation Plan, effective as of January 1, 2020 (the “Deferred Compensation Plan”). The Deferred Compensation Plan replaced Glatfelter’s Supplemental Executive Retirement Plan (“SERP”) that was frozen effective December 31, 2019. The Deferred Compensation Plan coordinates with Glatfelter’s 401(k) plan, whereby executive officer participants will receive a Glatfelter contribution of up to 7% on earnings (base salary and earned annual bonus) in excess of the annual Code earnings limit. Participants may also elect to defer compensation to their Deferred Compensation Plan accounts. Deferred Compensation Plan accounts are credited with earnings based on the participant’s investment elections on a notional basis. If the executive officer participant had an accrued benefit under the frozen SERP, the vested SERP accounts were converted to accounts under the Deferred Compensation Plan and are credited with a market rate of interest. Under the terms of the Deferred Compensation Plan, within five days following the Closing, Glatfelter must establish and fund a rabbi trust to provide for the payment of all participant accounts under the Deferred Compensation Plan, including the accounts of Messrs. Fahnemann, Shettigar and Elder and Ms. Beck. Mr. Illetschko does not participate in the Deferred Compensation Plan since he is not a U.S.-based employee. In accordance with the terms of the Deferred Compensation Plan and each participating executive officer’s prior deferral elections, upon the executive officer’s “separation from service” (with or without a change in control), (a) each participating executive officer’s vested account balance under the Deferred Compensation Plan (attributable to Glatfelter contributions and participant deferrals) will become payable in a lump sum distribution or annual installments, and (b) each participating executive officer’s vested SERP account balance under the Deferred Compensation Plan (if any) will become payable in the form of an annuity. The definition of “separation from service” applicable to each participating executive officer of Glatfelter is contained in the Deferred Compensation Plan.
For illustrative purposes, if the completion of the Merger were to have occurred on June 30, 2024, the latest practicable date prior to the filing of this document, the table below shows the value Glatfelter’s executive officers would receive in respect of their vested account balances under the Deferred Compensation Plan if they had a separation from service on such date without regard to applicable tax withholding.
Named Executive Officer	Frozen SERP Account Balance ($)	Deferred Compensation Account Balance ($)	Total Deferred Compensation Plan Account Distribution Value ($)
Thomas M. Fahnemann	—	96,032	96,032
Ramesh Shettigar	1,253	48,719	49,972
Eileen L. Beck	4,806	74,941	79,747
David C. Elder	414,080	43,886	457,966
Boris Illetschko	—	—	—
Quantification of Potential Payments to Glatfelter’s Named Executive Officers in Connection with the Merger
The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each of Glatfelter’s “named executive officers” that is based on or otherwise relates to the Merger. Under applicable SEC rules, Glatfelter’s named executive officers for this purpose are required to consist of Glatfelter’s named executive officers for whom disclosure was required in Glatfelter’s most recent proxy statement filed with the SEC, who are:

•
Thomas M. Fahnemann, President and Chief Executive Officer;

•
Ramesh Shettigar, Senior Vice President, Chief Financial Officer and Treasurer;

•
Eileen L. Beck, Senior Vice President, Global Human Resources and Administration;

•
David C. Elder, Vice President, Strategic Initiatives, Business Optimization and Chief Accounting Officer; and

•
Boris Illetschko, Senior Vice President, Chief Operating Officer.

Christopher W. Astley (Glatfelter’s former Senior Vice President, Chief Commercial Officer) and Wolfgang Laures (Glatfelter’s Senior Vice President, Integrated Global Supply Chain and Information Technology) have been omitted from the disclosure below because they have no interest in the Transactions (except insofar as each are a holder of Glatfelter common stock) or any rights to compensation that will be accelerated or enhanced in connection with the Transactions due to each of their departures in April 2023 and August 2023, respectively.
To the extent that any of Glatfelter’s named executive officers’ compensation arrangements are described in “Interests of Glatfelter’s Directors and Executive Officers in the Transactions,” they are incorporated herein by reference. The amounts set forth in the table below, titled “‘Golden Parachute’ Compensation,” which represent an estimate of each named executive officer’s “golden parachute” compensation, assume the following:
•
the effective time of the Merger is on June 30, 2024, which is the most recent practicable date prior to the date of this document solely for purposes of this transaction-related compensation disclosure;

•
the relevant price per share of Glatfelter common stock is $1.39, the reported closing price on the NYSE as of June 30, 2024;

•
the amounts set forth below regarding executive compensation are based on compensation levels as of June 30, 2024;

•
each named executive officer is terminated by Glatfelter without “cause” or resigns from employment for “good reason” (as each such term is defined in the relevant plans and agreements and collectively, referred to as a “qualifying termination”), in each case, on the date of Closing; and

•
payments that would be made in Euros to Mr. Illetschko have been converted into U.S. dollars based on the Euro/U.S. Dollar exchange rate of 1.0811 EUR:1 USD.

The amounts shown are estimates based on multiple assumptions and do not reflect compensation actions that could occur after the date of this document and before the Merger, such as the vesting of currently outstanding Glatfelter equity-based awards, the grant of new Glatfelter equity-based awards, and/or any amounts payable under Glatfelter’s equity incentive plan, which have not yet been determined by the Glatfelter Compensation Committee. As a result, the actual amounts received by a named executive officer may differ materially from the amounts shown in the following table, titled “Golden Parachute’ Compensation.”
For purposes of this discussion, (i) “double-trigger” refers to benefits that require satisfaction of two conditions, which are the Closing as well as a qualifying termination of employment, and (ii) “single-trigger” refers to benefits that require satisfaction of one condition, which is the Closing.
“Golden Parachute” Compensation
Glatfelter is required, pursuant to Section 14A of the Exchange Act, to include in this document an advisory (non-binding) vote on certain compensation to which each of its named executive officers may become entitled under the circumstances described below, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the Merger.

Named Executive Officer	Cash Severance ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)	Other ($)(6)	Total ($)
Thomas M. Fahnemann	4,725,000	2,019,626	96,032	119,133	—	1,379,227	8,339,018
Ramesh Shettigar	1,740,000	229,651	49,972	94,342	—	525,833	2,639,798
Eileen L. Beck	1,202,500	106,787	79,747	78,221	—	390,833	1,858,088
David C. Elder	1,131,000	143,151	457,966	132,470	(5)	373,000	2,237,587
Boris Illetschko	1,665,570	214,251	—	67,293	—	500,718	2,447,832

(1)
Cash Severance.   The amounts in this column represent the value of cash severance payments payable under each named executive officer’s change in control employment agreement as described in “— Change in Control Employment Agreements for Glatfelter’s Executive Officers.” Amounts assume that the annual bonus for purposes of cash severance and prorated bonus is the target bonus in respect of fiscal year 2024, the assumed fiscal year of the Closing. The amounts in this column are payable upon a double-trigger termination by such named executive officer during the two-year period following a change in control. In addition, such payments for each named executive officer are conditioned upon the execution of a general release of claims in favor of Glatfelter.

Name	2x Base Salary ($)	2x Annual Bonus ($)	Prorated Annual Bonus ($)	Total ($)
Thomas M. Fahnemann	2,100,000	2,100,000	525,000	4,725,000
Ramesh Shettigar	960,000	624,000	156,000	1,740,000
Eileen L. Beck	740,000	370,000	92,500	1,202,500
David C. Elder	696,000	348,000	87,000	1,131,000
Boris Illetschko	918,935	597,308	149,327	1,665,570

(2)
Equity.   The amounts in this column represent the value of the Glatfelter equity-based awards (including Glatfelter RSUs and Glatfelter PSAs) held by the named executive officers that were outstanding and unvested as of June 30, 2024, the assumed date of the Closing solely for purposes of this compensation-related disclosure. The amounts shown in this column do not include any Glatfelter equity-based awards that were vested as of immediately prior to the assumed date of the Closing (including all Glatfelter SOSARs held by the named executive officers). As described in greater detail in “— Equity-Based Awards Held by Executive Officers,” in connection with Closing, all Glatfelter PSAs reflected in this column will “single-trigger” vest upon the Merger. For unvested Glatfelter PSAs with a performance period that is complete, amounts reflect actual performance. For unvested Glatfelter PSAs with a performance period that is not yet complete, the amounts reflect vesting at target performance levels. All Glatfelter RSUs reflected in this column will have “double-trigger” accelerated vesting upon the Merger and (a) for grants prior to 2024, 100% of the unvested award will accelerate, and (b) for 2024 grants, the next unvested tranche following the named executive officer’s termination will accelerate.

Name	Restricted Stock Units($)	Performance Share Awards ($)	Total ($)
Thomas M. Fahnemann	1,047,696	971,930	2,019,626
Ramesh Shettigar	136,204	93,447	229,651
Eileen L. Beck	62,921	43,866	106,787
David C. Elder	80,825	62,326	143,151
Boris Illetschko	136,287	77,964	214,251
All equity referenced in the above table is comprised of Glatfelter common stock.
(3)
Pension/NQDC.   The amounts in this column represent the value of the vested account balance under the Deferred Compensation Plan (attributable to Glatfelter contributions that would become payable that would become payable in a lump sum distribution or installments and the vested SERP account balance under the Deferred Compensation Plan that would become payable in the form of an annuity, in each case upon the named executive officer’s separation from service as described in greater detail in “— Glatfelter Deferred Compensation Plan.” This amount includes unvested amounts in the named executive officer’s account balance under the Deferred Compensation that are subject to double-trigger accelerated vesting by such named executive officer during the two-year period following a change in control, as described in greater detail in “— Change in Control Employment Agreements for Glatfelter’s Executive Officers.”
(4)
Perquisites/Benefits.   The amounts in this column represent: (a) continued coverage under Glatfelter’s group medical, prescription, dental, disability, salary continuance, group life, accidental death and dismemberment and travel accident insurance benefits for the named executive officer and the named executive officer’s dependents for a period of two years, and in the case of Mr. Elder only, his retiree medical benefit provided in accordance with the Glatfelter Health & Welfare Benefits Plan; and (b) the maximum amount of outplacement assistance available to each named executive officer, in each case as described in “— Change in Control Employment Agreements for Glatfelter’s Executive Officers.”

Name	Continued Health and Welfare Benefits ($)	Outplacement Assistance ($)	Total ($)
Thomas M. Fahnemann	79,133	40,000	119,133
Ramesh Shettigar	64,342	30,000	94,342
Eileen L. Beck	48,221	30,000	78,221
David C. Elder	117,470	15,000	132,470
Boris Illetschko	37,293	30,000	67,293

(5)
Tax Reimbursement.   The amounts in this column represent the amount of tax gross-up Mr. Elder is entitled to pursuant to the terms of his change in control employment agreement if any payments under his agreement are subject to excise tax imposed by Section 4999 of the Internal Revenue Code, as described in greater detail in “— Change in Control Employment Agreements for Glatfelter’s Executive Officers.”

(6)
Other.   The amounts in this column represent (a) the next tranche of the named executive officer’s cash restoration bonus, as described in “— 2024 Cash Restoration Bonus,” (b) the named executive officer’s cash retention bonus, as described in “— Glatfelter Retention Program” and (c) the cash payment equal to the amount of the named executive officer’s unvested contributions in Glatfelter’s 401(k) plan, as described in “— Change in Control Employment Agreements for Glatfelter’s Executive Officers.”

Name	Cash Restoration Bonus ($)	Cash Retention Bonus ($)	Unvested 401(k) Contributions ($)	Total ($)
Thomas M. Fahnemann	250,000	1,050,000	79,227	1,379,227
Ramesh Shettigar	45,833	480,000	—	525,833
Eileen L. Beck	20,833	370,000	—	390,833
David C. Elder	25,000	348,000	—	373,000
Boris Illetschko	41,250	459,468	—	500,718
Liquidity and Capital Resources Following the Transactions
In connection with the Transactions, Spinco entered into the Spinco Commitment Letter, under which the Spinco Lenders committed to provide to Spinco (i) $1,585 million in aggregate principal amount of senior secured term loans, the Term Loan Facility, and (ii) a $350 million senior secured revolving credit facility. The proceeds of the Term Loan Facility will be used by Spinco on the Closing Date to finance, in part, the repayment of certain indebtedness of Glatfelter and Spinco and to otherwise fund the other Transactions and to pay the related transaction fees and expenses. The commitments under the Spinco Commitment Letter are subject to customary closing conditions.
The Separation Agreement requires that Spinco make, on or before the Initial Spin, the Special Cash Payment to BGI which is a cash payment in an amount equal to the sum of (a) all of the proceeds of the Spinco Financing, (b) plus (i) the amount, if any, by which the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment exceeds the Minimum Cash Amount of $214 million, or minus (ii) the amount, if any, by which the Minimum Cash Amount exceeds the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment minus (c) the aggregate amount of the payoff letters setting forth the amount required to pay the indebtedness of Glatfelter minus (d) the aggregate amount required to pay the transaction expenses of Berry, Spinco and Glatfelter.
The Separation Agreement also requires that, immediately prior to the Spinco Distribution, Berry will cause Spinco to have at least 38 days of net working capital (excluding cash and cash equivalents), calculated in a manner consistent with Berry’s historical calculation of working capital days (excluding the impact of income tax accounts). In the event that, as of the Spinco Distribution, Spinco has less than 38 days of net working capital, then no later than the 30th day following the Closing, Berry shall pay Spinco an amount in cash equal (a) to the number of such days without working capital multiplied by (b) $7 million.
Additionally, as a condition to the consummation of the Transactions, the Berry Board is expected to receive a solvency opinion from an independent appraisal firm as to (1) the solvency of Spinco, and (2) the solvency and surplus of Berry, in each case after giving effect to the Special Cash Payment, the consummation of the Initial Spin and the consummation for the Spinco Distribution (with the terms “solvency” and “surplus” having the meanings assigned thereto under Delaware law). While the Solvency Opinion will be solely for the benefit of the Berry Board in connection with Spinco Distribution, Spinco anticipates that, should the conditions related to the Solvency Opinion be satisfied, the Solvency Opinion will substantiate Spinco’s belief that its existing and future U.S. based cash and cash flow from U.S. operations will be adequate to meet its short-term and long-term liquidity needs.
For more information on the HHNF Business’ and Glatfelter’s existing sources of liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the HHNF Business” and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Glatfelter’s Annual Report on Form 10-K for the year ended December 31, 2023, which is filed with the SEC and incorporated by reference in this document. See “Where You Can Find More Information; Incorporation by Reference.”
Effects of the Merger on Outstanding Glatfelter Equity-Based Awards
The Merger will constitute a “change in control” under the terms of Glatfelter’s previously disclosed equity incentive plan, awards and form award agreements. In accordance therewith, Glatfelter PSAs held by executive officers are subject to “single-trigger” accelerated vesting upon a change in control if replacement performance stock awards are not issued for any reason (which will occur at the time of the Merger) and will be deemed to be earned and vested at (a) actual performance for completed performance periods, and (b) the greater of target or actual performance through the date of the change in control for incomplete performance periods. Accordingly, all Glatfelter PSAs held by executive officers that are outstanding immediately prior to the Merger will vest as a result of the Merger.
Glatfelter RSUs and Glatfelter SOSARs granted to executive officers are subject to “double-trigger” accelerated vesting under the terms of the Glatfelter award agreements if the executive officer has a termination without “cause” or resignation for “good reason” upon or following a change in control. Glatfelter RSUs granted to non-employee directors are subject to accelerated vesting under the terms of the Glatfelter RSU award agreement if the non-employee director has a cessation of service from the Glatfelter Board for any reason other than for “cause” (with or without a change in control). The definitions of “cause” and “good reason” applicable to each holder are contained in the holder’s respective Glatfelter award agreements. As of the date of this document, none of Glatfelter’s executive officers and non-employee directors held unvested Glatfelter SOSARs. Accordingly, under the terms of the Glatfelter RSU award agreement, Glatfelter RSUs held by executive officers that are outstanding immediately prior to the Merger will have “double-trigger” accelerated vesting and Glatfelter RSUs held by non-employee directors that are outstanding immediately prior to the Merger will have accelerated vesting, in each case, if the holder has a qualifying termination of employment or cessation of Glatfelter Board service (as applicable) in connection with the Merger. With respect to executive officers, the first trigger will have been met as a result of the Merger.
All other outstanding Glatfelter RSUs and Glatfelter SOSARs held by executive officers and non-employee directors that do not vest in connection with the Merger will remain outstanding with respect to Glatfelter common stock following the Merger, will be automatically adjusted for the Merger and the reverse stock split and will remain subject to the same terms and conditions (including any applicable vesting requirements) that applied to the Glatfelter equity-based award immediately prior to the Merger and Charter Amendment.
For more details about the vesting treatment of Glatfelter equity-based awards in the Transactions, please see “— Interests of Glatfelter’s Directors and Executive Officers in the Transactions.”
Effects of the Spinco Distribution and the Merger on Outstanding Berry Equity-Based Awards
Under the terms of the Employee Matters Agreement, certain Berry equity-based awards that were granted prior to the date of the Employee Matters Agreement to Spinco Employees identified in the Employee Matters Agreement and that are outstanding as of the Closing Date will remain Berry equity-based awards and may be adjusted as appropriate in accordance with the terms of the applicable plans to reflect the Spinco Distribution. All other Berry equity-based awards that were granted to Spinco Employees prior to the date of the Employee Matters Agreement and that are outstanding as of the Closing Date will be cancelled and replaced with Glatfelter equity-based awards of the same type based on the Glatfelter Equity Adjustment Ratio or providing the same economic benefit, as applicable, having substantially the same terms and conditions as those to which the underlying Berry equity-based award was subject to immediately prior to the Closing Date. Berry equity-based awards held by current and former employees of Berry who will not become Spinco Employees and Former Spinco Employees or that are otherwise specifically excluded from becoming Glatfelter equity-based awards under the Employee Matters Agreement will remain Berry equity-based awards and may be adjusted as appropriate in accordance with the terms of the applicable plans to reflect the Spinco Distribution. See “Other Agreements Related to The Transactions — Employee Matters Agreement” for further description of the outstanding equity-based awards.
Regulatory Approvals
Each of Berry and Glatfelter has agreed to use reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, all things necessary, proper or advisable on each of their part under the RMT Transaction Agreement and the other Transaction Documents and applicable laws and governmental orders to consummate and make effective the Merger and the other Transactions. For a summary of such actions, see “The RMT Transaction Agreement — Regulatory Matters.”
United States Antitrust Approval
Under the HSR Act, Berry and Glatfelter were required to file notifications with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and to observe a mandatory premerger waiting period before completing the Merger. On March 8, 2024, Berry and Glatfelter filed premerger notifications with the FTC and the Antitrust Division, and on April 8, 2024, at 11:59 pm, the initial mandatory premerger waiting period under the HSR Act expired without either party receiving a Request for Additional Information or Documentary Material (commonly known as a Second Request) from the FTC or the Antitrust Division in connection with the Merger.
Other Regulatory Approvals
The RMT Transaction Agreement provides that the Merger is also subject to competition approvals by the competition law regulators in a number of jurisdictions. The Merger cannot be completed until after the applicable waiting periods have expired or the relevant approvals have been obtained under the antitrust and competition laws of these jurisdictions. Further, completion of the Merger is also conditioned upon the receipt of all necessary consents from the competent foreign direct investment and other regulators. Berry and Glatfelter have obtained the necessary approvals and clearances under competition and foreign direct investment laws.
Accounting Treatment
ASC 805, Business Combinations, requires the use of the acquisition method of accounting for business combinations. In applying the acquisition method, it is necessary to identify the accounting acquirer. ASC 805 provides no hierarchical guidance on determining the accounting acquirer and indicates that all pertinent facts and circumstances should be considered. After considering all pertinent facts and circumstances, reviewing the criteria outlined in ASC 805 and conducting the relevant analysis, Spinco has concluded that it is the accounting acquirer in the Merger. Spinco’s conclusion is based primarily on, but not limited to, the following:
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The relative ownership interests upon completion.   It is expected that upon completion of the Transactions, holders of Berry common stock that received Spinco common stock in the Spinco Distribution will own approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis, and holders of Glatfelter common stock will own approximately 10% of the outstanding shares of Glatfelter common stock on a fully diluted basis (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases). The stockholder bases of both Spinco and Glatfelter are dispersed such that no single stockholder or group of related stockholders will hold a controlling interest in Magnera after the Transactions. However, Edgepoint Investment Group Inc., a stockholder of Berry, is expected to own, in the aggregate, approximately 9.2% of the pro forma ownership of Magnera, which represents the largest non-passive minority voting interest.

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The composition of the senior management of Magnera after the Transactions.   Effective as of the completion of the Transactions, Curtis L. Begle will serve as the President and Chief Executive Officer of Magnera and is expected to remain as Chief Executive Officer for the foreseeable future. Mr. Begle will be responsible for the strategic direction of Magnera, including its overall operations and performance. Prior to and after the completion of the Transactions, Mr. Begle will have principal responsibility in the appointment of the senior executive team and their roles, titles and responsibilities. Mr. Begle will also have principal responsibility in the approval of appointments for management positions for corporate functions of Magnera.

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The composition of the governing body of Magnera after the Transactions.   The Magnera Board immediately following the Transactions is expected to consist of Mr. Begle as CEO, five additional Berry Designees, who will be Michael (Mike) S. Curless, Samantha (Sam) J. Marnick, Carl J. (Rick) Rickertsen, Thomas (Tom) E. Salmon and Mary Dean Hall and three Glatfelter Designees, who will be Kevin M. Fogarty, Thomas M. Fahnemann and Bruce Brown. Immediately following Magnera’s first annual meeting of stockholders after the completion of the Transactions, the initial term of all directors will be one year.

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The initiation of the Transactions.   Spinco’s parent, Berry, initiated the initial discussions on the Transactions with Glatfelter.

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Relative size of the businesses being combined.   Spinco’s business is significantly larger than Glatfelter. Spinco’s total assets, net sales, operating income, and cash from operations were 195%, 62%, 3037% and 1162% greater than Glatfelter’s as of the most recent fiscal year ends.

As a result of the identification of Spinco as the accounting acquirer, Spinco will apply the acquisition method of accounting to the assets acquired and liabilities assumed of Glatfelter upon completion of the Merger. Upon completion of the Transactions, the historical financial statements will reflect only the operations and financial condition of Spinco.
Stock Market Listing
Glatfelter will use commercially reasonable efforts to cause, and Berry will reasonably cooperate with Glatfelter in connection with, (a) the listing of the shares of Glatfelter common stock to be issued in the

Merger to be approved for listing on the NYSE, and (b) there to be a period of “when issued” trading of Glatfelter common stock on the NYSE prior to the Closing.
No Dissenters’ Rights/Rights of Appraisal
Neither Glatfelter’s shareholders nor Berry’s stockholders will be entitled to exercise appraisal or dissenter’s rights under the laws of the Commonwealth of Pennsylvania, including the PBCL, or the DGCL, in connection with the Transactions.

THE RMT TRANSACTION AGREEMENT
The following is a summary of the material provisions of the RMT Transaction Agreement. This summary is qualified in its entirety by the RMT Transaction Agreement, which is attached as Annex A to this document and incorporated by reference herein. Berry stockholders and Glatfelter shareholders are urged to read the RMT Transaction Agreement in its entirety. This summary of the RMT Transaction Agreement has been included to provide Berry stockholders and Glatfelter shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms of the RMT Transaction Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about Berry, Glatfelter, Spinco or Merger Subs. Information about Berry, Glatfelter, Spinco or Merger Subs can be found elsewhere in this document and in the documents incorporated by reference herein. See also “Where You Can Find More Information; Incorporation by Reference.”
The Merger
Pursuant to the terms of the RMT Transaction Agreement and in accordance with the DGCL, at the First Effective Time, First Merger Sub will merge with and into Spinco. As a result of the First Merger, the separate corporate existence of First Merger Sub will cease and Spinco will continue as the surviving corporation and a direct wholly owned subsidiary of Glatfelter. Pursuant to the terms of the RMT Transaction Agreement and in accordance with the DGCL and the DLLCA, immediately following the First Merger and at the Second Effective Time, Spinco will merge with and into Second Merger Sub. As a result of the Second Merger, the separate corporate existence of Spinco will cease and Second Merger Sub will continue as the surviving limited liability company and a direct wholly owned subsidiary of Glatfelter. The certificate of incorporation and bylaws of Spinco in effect immediately prior to the First Merger will be the certificate of incorporation and bylaws of the First Merger Surviving Corporation, until duly amended as provided therein or by applicable law. The certificate of formation and limited liability company operating agreement of Second Merger Sub in effect immediately prior to the Second Merger will be the certificate of formation and limited liability company operating agreement of the Surviving Entity until duly amended as provided therein or by applicable law, except that the name of the Surviving Entity will be designated in writing by Berry to Glatfelter prior to the Closing.
The directors of Spinco immediately prior to the First Effective Time will be the directors of the First Merger Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier resignation or removal in accordance the bylaws of the First Merger Surviving Corporation. Glatfelter will, from and after the Second Effective Time, be the sole member and sole manager of the Surviving Entity, until its successor has been duly elected or appointed and qualified or until its earlier resignation or removal in accordance with the certificate of formation and the limited liability company operating agreement of the Surviving Entity.
The officers of Spinco, if any, at the First Effective Time will, from and after the First Effective Time, be the officers of the First Merger Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and bylaws of the First Merger Surviving Corporation. The officers of Second Merger Sub, if any, at the Second Effective Time will, from and after the Second Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and the limited liability company operating agreement of the Surviving Entity.
Closing and Effective Time
Under the terms of the RMT Transaction Agreement, the Closing will take place on the third business day after the satisfaction or waiver of the conditions precedent to the Merger (other than those that are to be satisfied or waived at the Closing, including the completion of the Initial Spin, the Spinco Distribution and the Separation), or at such other date and time as Berry and Glatfelter may mutually agree. On the Closing Date, (a) First Merger Sub and Spinco will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware to effect the First Merger, and (b) Spinco and Second Merger Sub will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware to effect the Second Merger. The First Merger will become effective at the time when the First

Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the First Certificate of Merger. The Second Merger will become effective at the time when the Second Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the Second Certificate of Merger.
Outside Date
Under the terms of the RMT Transaction Agreement, if the Merger has not been consummated before February 22, 2025, which is the earlier of (a) 18 months following the date of the RMT Transaction Agreement, and (b) 45 days before the one-year anniversary of the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the Transactions (such date, the “Outside Date”), then either Berry or Glatfelter has the right to terminate the RMT Transaction Agreement.
Glatfelter Charter Amendment
On the Closing Date and prior to the First Effective Time, Glatfelter will amend the Existing Glatfelter Charter to, among other things, (a) effect a reverse stock split of all of the issued and outstanding shares of Glatfelter common stock at a reverse stock split ratio to be determined by Berry and Glatfelter, and (b) increase the number of authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares. The resulting Glatfelter Amended Charter will be the articles of incorporation of Glatfelter until duly amended as provided therein or by applicable law. Glatfelter will cause the Glatfelter Amended Charter to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Pennsylvania as provided in the applicable provisions of the PBCL. The Glatfelter Amended Charter will become effective prior to, and subject to the occurrence of, the First Effective Time or at such other date and time as may be agreed by the parties in writing and specified in the Glatfelter Amended Charter.
Merger Consideration
The RMT Transaction Agreement provides that, at the First Effective Time, each issued and outstanding share of Spinco common stock immediately prior to the First Effective Time (except for any such shares of Spinco common stock held by Spinco as treasury stock or by any other Spinco Entity, which, in each case, following the Spinco Distribution and immediately prior to the First Effective Time will be canceled and will cease to exist and no stock or other consideration will be issued or delivered in exchange therefor) will automatically convert into the right to receive a number of shares or, a fraction of a share, of Glatfelter common stock such that each holder of record of shares of Spinco common stock immediately prior to the First Effective Time will have the right to receive, in the aggregate, the Merger Consideration; provided, however, that each holder will receive a cash payment in lieu of fractional shares of Glatfelter common stock.
Under the RMT Transaction Agreement, the “Exchange Ratio” means the (i)(A) the number of outstanding shares of Glatfelter common stock as of immediately prior to the First Effective Time on a fully diluted, as converted and as exercised basis in accordance with the treasury stock method (including shares of Glatfelter common stock underlying outstanding options and any other outstanding securities or obligations of Glatfelter and its subsidiaries convertible into or exercisable for shares of Glatfelter common stock, but excluding options and other equity awards that are to be settled in Glatfelter common stock (assuming target level performance), in each case that have been granted pursuant to Glatfelter stock plans and are, as of the First Effective Time, out-of-the-money), multiplied by (B) the quotient of 90 divided by 10, divided by (ii) the number of shares of Spinco common stock issued and outstanding immediately prior to the First Effective Time. The calculation of the Merger Consideration as set forth in the RMT Transaction Agreement is expected to result in holders of Spinco common stock as of immediately prior to the First Effective Time collectively holding approximately 90% of the outstanding shares of Glatfelter common stock on a fully diluted basis immediately following the First Effective Time.
Each share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time will be converted into one share of common stock of First Merger Surviving

Corporation, which will constitute the only outstanding shares of common stock of the First Merger Surviving Corporation immediately following the First Effective Time.
The RMT Transaction Agreement provides that, at the Second Effective Time, each share of common stock of the First Merger Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be converted into one limited liability company interest of the Surviving Entity, which will constitute the only outstanding limited liability company interests of the Surviving Entity immediately following the Second Effective Time.
No fractional shares of Glatfelter common stock will be issued upon the conversion of shares of Spinco common stock. All fractional shares of Glatfelter common stock that a holder of shares of Spinco common stock would otherwise be entitled to receive as a result of the Merger will be aggregated by the Exchange Agent. The Exchange Agent will cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco common stock that would otherwise be entitled to receive such fractional shares of Glatfelter common stock pursuant to the Merger, in the open market or otherwise as reasonably directed by Glatfelter, in each case at then-prevailing market prices, as promptly as reasonably practicable and in no case later than 10 business days after the First Effective Time. The Exchange Agent will make available the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco common stock that would otherwise be entitled to receive such fractional shares of Glatfelter common stock pursuant to the Merger.
The Exchange Ratio and any other similarly dependent items will be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of common stock or other capital stock of Glatfelter, Glatfelter common stock or Spinco common stock, as applicable, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to common stock or other capital stock of Glatfelter, Glatfelter common stock or Spinco common stock, as applicable, having a record date occurring on or after the date of the RMT Transaction Agreement and prior to the Second Effective Time, other than (a) in the case of Spinco common stock, to the extent contemplated in the Separation Agreement (including the Separation or in connection with any pro rata distribution or exchange offer, where Berry is entitled to cause the number of outstanding shares of Spinco common stock to be an amount that it determines in its sole and absolute discretion), and (b) in the case of Glatfelter common stock, to the extent contemplated by the Glatfelter Amended Charter; provided, that none of the foregoing will be construed to permit Glatfelter, Berry or Spinco to take any action with respect to its securities that is prohibited by the terms of the RMT Transaction Agreement.
Distribution of Per Share Merger Consideration
At or prior to the First Effective Time, Glatfelter will deposit, or cause to be deposited with the Exchange Agent, an aggregate number of shares of Glatfelter common stock to be issued in non-certificated book-entry form comprising the number of shares of Glatfelter common stock equal to the Merger Consideration, rounded down to the nearest whole number, for the benefit of the Berry stockholders who received shares of Spinco common stock in the Spinco Distribution and for distribution in the Merger upon conversion of the Spinco common stock.
At the First Effective Time, all issued and outstanding shares of Spinco common stock will automatically convert into the right to receive shares of Glatfelter common stock (and cash in lieu of fractional shares of Glatfelter common stock) as described above under “— Merger Consideration”. On the Closing Date, promptly after the First Effective Time, the Exchange Agent will, and Berry and Glatfelter will cooperate to cause the Exchange Agent to, deliver to each record holder of shares of Spinco common stock following the Spinco Distribution and immediately prior to the First Effective Time, a book-entry authorization representing the number of whole shares of Glatfelter common stock that such holder has the right to receive pursuant to the RMT Transaction Agreement (and cash in lieu of fractional shares of Glatfelter common stock at such time and as described above under “— Merger Consideration”, together with any dividends and other distributions described below under “— Distributions with Respect to Shares of Glatfelter Common Stock After the First Effective Time”).

Distributions with Respect to Shares of Glatfelter Common Stock After the First Effective Time
No dividends or other distributions declared or made with respect to Glatfelter common stock with a record date after the First Effective Time will be paid or otherwise delivered to the former holders of Spinco common stock with respect to any shares of Glatfelter common stock that are not able to be distributed by the Exchange Agent to such holder promptly after the First Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable laws, following the distribution of any such previously undistributed shares of Glatfelter common stock, the following amounts will be paid to the record holder of such shares of Glatfelter common stock without interest:
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at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional shares of Glatfelter common stock to which such holder is entitled pursuant to the RMT Transaction Agreement and the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of Glatfelter common stock; and

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at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the First Effective Time but prior to the distribution of such shares of Glatfelter common stock and a payment date subsequent to the distribution of such shares of Glatfelter common stock payable with respect to such whole shares of Glatfelter common stock.

Glatfelter will deposit all such dividends and distributions with the Exchange Agent.
Transfers of Spinco Common Stock and Appraisal Rights
From and after the First Effective Time, there will be no transfers on the Spinco stock transfer books of the shares of Spinco common stock that were issued and outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of shares of Spinco common stock will no longer have any rights regarding such shares of Spinco common stock except as otherwise provided by the RMT Transaction Agreement or by applicable law.
Termination of the Exchange Fund
Any portion of the exchange fund (including the proceeds of any deposit of the exchange fund and any shares of Glatfelter common stock) that remains unclaimed by the 180th day after the Closing Date will be delivered to Glatfelter. Any holder of shares of Spinco common stock who has not theretofore received shares of Glatfelter common stock in accordance with the RMT Transaction Agreement will thereafter look only to Glatfelter for delivery of the portion of the Merger Consideration to which such holder is entitled, including any cash in lieu of fractional shares of Glatfelter common stock, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to the RMT Transaction Agreement.
Post-Closing Governance Matters
The RMT Transaction Agreement provides that, at the Second Effective Time, the Glatfelter Board will consist of nine directors. Prior to the Second Effective Time, Berry and Glatfelter will each designate directors such that, at the Second Effective Time, the Glatfelter Board will be comprised of: (i) the CEO Designee, (ii) five Berry Designees and (iii) three Glatfelter Designees. The Chairperson of the Glatfelter Board will be one of the Glatfelter Designees. At least two of the Berry Designees and one of the Glatfelter Designees must be eligible to serve on the audit committee of the Glatfelter Board under the applicable requirements of the SEC and the NYSE. The Glatfelter Board will take all such actions as may be necessary to ensure that at least one Glatfelter Designee (or replacement Glatfelter Designee, if applicable) is appointed to serve on each committee of the Glatfelter Board, subject to applicable independence requirements.
The initial term of the Berry Designees and Glatfelter Designees will expire immediately following Glatfelter’s first annual meeting of shareholders that occurs after the Second Effective Time. At the expiration of such initial term, each member of the Glatfelter Board will thereafter be elected for a one-year term expiring immediately following each Glatfelter’s annual meeting of shareholders.

The RMT Transaction Agreement provides that, until the second annual meeting of Glatfelter’s shareholders that occurs after the Second Effective Time, if there is a vacancy created by illness, death, resignation, retirement or removal of (a) any Berry Designee (or replacement Berry Designee), then such vacancy will be filled by the affirmative vote of a majority of the remaining Berry Designees (and/or replacement Berry Designees), even if less than a quorum, or by a sole remaining Berry Designee (or replacement Berry Designee), or (b) any Glatfelter Designee (or replacement Glatfelter Designee), then such vacancy will be filled by the affirmative vote of a majority of the remaining Glatfelter Designees (and/or replacement Glatfelter Designees), even if less than a quorum, or by a sole remaining Glatfelter Designee (or replacement Glatfelter Designee); provided, however, that any such appointments will be made in accordance with applicable law and the rules of the NYSE (or other national securities exchange on which Glatfelter’s securities are listed at the relevant time).
The RMT Transaction Agreement provides that, at the Second Effective Time, Curtis L. Begle, will be appointed to serve as the Chief Executive Officer of Glatfelter (the “CEO Designee”). If, prior to the Second Effective Time, the CEO Designee is unable or unwilling to serve as Chief Executive Officer of Glatfelter or as a member of the Glatfelter Board as a result of illness, death, resignation, retirement or any other reason, then Berry and Glatfelter will cooperate and consult in good faith to designate a replacement CEO Designee. Berry and Glatfelter will cooperate and consult in good faith to appoint such other senior executive officers as mutually agreed between Berry and Glatfelter and determine such senior executive officers’ initial roles, titles and responsibilities. From the Second Effective Time, such officers will hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with their respective employment agreements and the Glatfelter Amended Charter and bylaws, as applicable.
As of the Second Effective Time, (a) Glatfelter will have its headquarters located in Charlotte, North Carolina, and (b) Glatfelter will have changed the name and the NYSE ticker symbol of Glatfelter to such new name and ticker symbol designated in writing by Berry to Glatfelter prior to the Closing, provided that such designation will be made by Berry following a good faith consultation with Glatfelter.
Glatfelter Shareholders Meeting
Pursuant to the terms of the RMT Transaction Agreement, Glatfelter will take, in accordance with applicable law and the Existing Glatfelter Charter and bylaws, all action necessary to convene and hold a meeting of its shareholders for the purpose of obtaining the Glatfelter Shareholder Approval as promptly as practicable following the date on which the SEC advises it has no further comments on the proxy statement and, if required by the SEC as a condition to the mailing of the proxy statement, the Glatfelter Registration Statement is declared effective, and in any event within 45 days thereafter, and to cause such vote to be taken, and will not postpone or adjourn such meeting except to the extent required by law or, if as of the time for which the Glatfelter special meeting is originally scheduled, there are insufficient shares of Glatfelter voting capital stock represented (either in person or by proxy) and voting to approve the Charter Amendment proposals and the Share Issuance proposal or to constitute a quorum necessary to conduct the business of the Glatfelter special meeting.
Unless the RMT Transaction Agreement is terminated in accordance with its terms, Glatfelter’s obligation to hold the Glatfelter special meeting will not be affected by the making of a Glatfelter Change of Recommendation (as defined under “— Board Recommendation and Alternative Acquisition Agreements” below) by the Glatfelter Board and its obligations will not be affected by the commencement of or announcement or disclosure of or communication to Glatfelter of any Glatfelter Acquisition Proposal (as defined under “— No Solicitation” below).
Representations and Warranties
In the RMT Transaction Agreement, Berry made representations and warranties to Glatfelter and Merger Subs relating to Berry and the Spinco Entities, and Glatfelter made representations and warranties to Berry relating to Glatfelter and Merger Subs.
The representations and warranties of Berry relating to Berry relate to, among other things:
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organization, good standing and qualification;

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corporate authority and approvals to enter into and effectuate the Transactions contemplated by the RMT Transaction Agreement (and the other Transaction Documents);

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governmental filings and approvals and absence of breach or violations of organizational documents, other obligations or laws;

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litigation;

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internal controls; and

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payment of fees to brokers, finders or investment bankers in connection with the Transactions.

The representations and warranties of Berry relating to the Spinco Entities relate to, among other things:
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organization, good standing and qualification;

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capital structure and subsidiaries;

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corporate authority and approvals to enter into and effectuate the Transactions contemplated by the RMT Transaction Agreement (and other Transaction Documents);

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governmental filings and approvals and absence of breach or violations of organizational documents, other obligations or laws;

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financial statements, absence of undisclosed liabilities and internal controls;

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absence of certain changes or events;

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litigation;

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employee benefits and labor matters;

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compliance with laws and permits;

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sufficiency of assets;

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material contracts;

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environmental matters;

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tax matters;

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intellectual property matters;

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insurance matters;

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related-party transactions;

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real property;

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payment of fees to brokers, finders or investment bankers in connection with the Transactions;

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product liability, product warranties and recalls;

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top customers and top suppliers;

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the financing contemplated by the Spinco Commitment Letter; and

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the accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions.

The representations and warranties of Glatfelter relating to Glatfelter and Merger Subs relate to, among other things:
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organization, good standing and qualification;

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capital structure and subsidiaries;

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authority and approvals to enter into and effectuate the Transactions contemplated by the RMT Transaction Agreement (and other Transaction Documents);

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governmental filings and approvals and absence of breach or violations of organizational documents, other obligations or laws;

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financial statements, absence of undisclosed liabilities and internal controls;

•
absence of certain changes or events;

•
litigation;

•
employee benefits and labor matters;

•
compliance with laws and permits;

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material contracts;

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environmental matters;

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tax matters;

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intellectual property matters;

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insurance matters;

•
related-party transactions;

•
real property;

•
payment of fees to brokers, finders or investment bankers in connection with the Transactions;

•
product liability, product warranties and recalls;

•
top customers and top suppliers; and

•
the accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Transactions.

Many of the representations and warranties contained in the RMT Transaction Agreement are subject to a “material adverse effect” or other materiality standard or knowledge qualifications, or both. None of the representations and warranties will survive the Second Effective Time or the termination of the RMT Transaction Agreement.
Under the RMT Transaction Agreement, a “material adverse effect” means, with respect to Spinco or Glatfelter, as applicable, any effect, event, development, change, state of facts, condition, circumstance or occurrence (each, an “Effect”) that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities, business or results of operations of the Spinco Business, Spinco and the Spinco Entities, taken as a whole, or Glatfelter and its subsidiaries, taken as a whole, as applicable; provided, however, that none of the following, alone or in combination, will be deemed to constitute, or be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur:
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Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction in which Spinco, the Spinco Business, all direct and indirect subsidiaries of Spinco after giving effect to the Separation (the “Spinco Subsidiaries”), Glatfelter or its subsidiaries, as applicable, has material operations or in which products or services of Spinco, the Spinco Business or the Spinco Subsidiaries, as applicable, are sold;

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Effects that are the result of factors generally affecting the industries, markets or geographical areas in which Spinco, the Spinco Business or the Spinco Subsidiaries or Glatfelter or its subsidiaries, as applicable, have material operations;

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any changes in the relationship of Spinco, the Spinco Business or the Spinco Subsidiaries or Glatfelter or its subsidiaries, as applicable, contractual or otherwise, with customers, employees, talent, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions, or resulting or arising from the identity of Berry or the Spinco Entities or the Spinco Business or Glatfelter or its subsidiaries, as applicable, or any actions expressly required to be taken or to be refrained from being taken pursuant to the RMT Transaction Agreement (provided, that this does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of the RMT Transaction Agreement or the other Transaction Documents, the consummation of the Merger or the other Transactions contemplated thereby);
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changes or modifications in accounting standards applicable to Spinco, the Spinco Business or the Spinco Subsidiaries or Glatfelter or its subsidiaries, as applicable, including GAAP, or in any law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of the RMT Transaction Agreement;

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any failure by Spinco, the Spinco Business or the Spinco Subsidiaries or Glatfelter or its subsidiaries, as applicable, to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception will not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a material adverse effect;

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any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis or the escalation or worsening of any of the foregoing;

•
any actions expressly required to be taken or omitted by Berry or any of its subsidiaries (including the Spinco Entities) or Glatfelter or its subsidiaries, as applicable, pursuant to the RMT Transaction Agreement; or

•
any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of Spinco, the Spinco Business or the Spinco Subsidiaries or Glatfelter or its subsidiaries, as applicable, or any of their respective securities; provided that the exception will not prevent or otherwise affect a determination that any Effect underlying such Effect, or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a material adverse effect.

However, with respect to certain exceptions, an Effect will be taken into account in determining whether a “material adverse effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects Spinco, the Spinco Business and the Spinco Entities (taken as a whole) or Glatfelter and its subsidiaries (taken as a whole), as applicable, compared to other companies operating in the industries or markets in which Spinco, the Spinco Business or the Spinco Entities or Glatfelter and its subsidiaries, as applicable, operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition of “material adverse effect”).
With respect to Berry, “material adverse effect” means any Effect that prevents or would reasonably be expected to prevent, materially delay or materially impair the ability of Berry to complete the Transactions by the Outside Date.
The representations and warranties in the RMT Transaction Agreement are solely for the benefit of Berry, Glatfelter, Spinco and Merger Subs. The assertions embodied in those representations and warranties are qualified by information in forms, statements, certifications, reports and documents filed or furnished by Berry or Glatfelter, as applicable, with the SEC pursuant to the Exchange Act or the Securities Act (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward looking in nature) and confidential disclosure letters that the parties have exchanged in connection with signing the RMT Transaction Agreement. The confidential disclosure letters contain information that modifies, qualifies and/or creates exceptions to the representations and warranties set forth in the RMT Transaction Agreement. Investors and security holders may not rely upon the representations and warranties in the RMT Transaction Agreement as characterizations of actual facts or circumstances as of the date of the RMT Transaction Agreement or as of any other date. Moreover, the representations and warranties in the RMT Transaction Agreement may apply standards of materiality in a way that is different from what may be material to investors and security holders. The representations and warranties were made only as of the date of the RMT Transaction Agreement, or such other date or dates as may be specified in the RMT Transaction Agreement, and they are subject to more recent developments. Accordingly, investors and security holders should read the representations and warranties in the RMT Transaction Agreement not in isolation but only in conjunction with the other information about Berry, Glatfelter, Spinco and Merger Subs and their respective subsidiaries that the respective companies include in the proxy statement and other reports and statements they file with the SEC.
Conduct of Business Pending the Merger
The parties have agreed to customary covenants in the RMT Transaction Agreement that place restrictions on Spinco, the Spinco Subsidiaries and the Spinco Business and Glatfelter and its subsidiaries, respectively, until the earlier of the First Effective Time or termination of the RMT Transaction Agreement in accordance with its terms.
In general, each of Berry (solely with respect to Spinco, the Spinco Subsidiaries and the Spinco Business) and Glatfelter has agreed that, from the date of the RMT Transaction Agreement until the First Effective Time, except as otherwise expressly (1) contemplated by the RMT Transaction Agreement, the Separation Agreement or the other Transaction Documents (including, subject to the parties’ obligations in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation, the Initial Spin and the Spinco Distribution), (2) required by applicable law, (3) approved in writing (which approval will not be unreasonably withheld, conditioned or delayed) by the other party or (4) set forth in the confidential disclosure letters, to use its commercially reasonable efforts to conduct the Spinco Business or the business of Glatfelter and its subsidiaries, as applicable, in the ordinary course and, to the extent consistent therewith, (a) preserve the Spinco Business’ or Glatfelter and its subsidiaries business’, as applicable, organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them, and (b) keep available the services of the Spinco Business’ or Glatfelter’s and its subsidiaries, as applicable, employees and agents.
In addition, in furtherance of the foregoing:
Berry has agreed, as to itself and the Spinco Entities, except as otherwise expressly contemplated by (1) the RMT Transaction Agreement, the Separation Agreement or the other Transaction Documents (including, subject to the parties’ obligations in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation, the Initial Spin and the Spinco Distribution), (2) required by applicable law, (3) approved in writing (which approval will not be unreasonably withheld, conditioned or delayed) by Glatfelter or (4) set forth in Berry’s confidential disclosure letter, to use its commercially reasonable efforts to conduct the Spinco Business in the ordinary course and, to the extent consistent therewith, (a) preserve the Spinco Business’ business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them, and (b) keep available the services of the employees and agents of the Spinco Business. In furtherance of the foregoing, Berry has agreed, as to itself and the Spinco Entities, that Berry will not, and will cause its subsidiaries not to:
•
(A) amend the certificate of incorporation or bylaws of any Spinco Entity (other than an amendment to the certificate of incorporation of Spinco to increase the number of authorized or outstanding shares of Spinco common stock in connection with the Initial Spin and the Spinco Distribution and any other immaterial amendments to any such documents that do not impact in any respect the economic benefits of the Merger of the other Transactions to Glatfelter’s shareholders), or (B) split, combine, subdivide or reclassify the outstanding shares of capital stock, voting securities or other equity interests of any Spinco Entity;

•
merge or consolidate with any other person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Spinco Entities of Berry that would not prevent, materially delay or materially impair the Transactions);

•
knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other Transactions from qualifying for the Intended Initial Spin Tax Treatment (as defined in the Separation Agreement), the Intended Merger Tax Treatment (as defined in the RMT Transaction Agreement) and/or the Intended Spinco Distribution Tax Treatment (as defined in the Separation Agreement) (collectively, the “Intended Tax Treatment”);

•
issue, deliver, sell, grant, transfer or encumber or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of capital stock of any of the Spinco Entities or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except by a wholly owned Spinco Entity to Berry or to any other wholly owned Spinco Entity;

•
solely with respect to each Spinco Entity, incur any indebtedness, except (A) the debt financing contemplated by the Spinco Commitment Letter, together with any amendment, modification, supplement, restatement, substitution or waiver thereof in accordance with the terms of the RMT Transaction Agreement (the “Spinco Financing”), (B) in replacement of existing indebtedness which has matured or is scheduled to mature, in each case after the date of the RMT Transaction Agreement, on then prevailing market terms or on terms substantially consistent with or more beneficial to the Spinco Business, taken as a whole, than the indebtedness being replaced, (C) inter-company indebtedness among the Spinco Entities, (D) commercial paper issued in the ordinary course, (E) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, and (2) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course, (F) hedging in compliance with the hedging strategy of the Spinco Business as of the date of the RMT Transaction Agreement in the ordinary course and not for speculative purposes, provided that the Spinco Entities will not be permitted to hedge any risks associated with the Spinco Financing and any commitments in respect of other long-term debt from the same and/or alternative bona fide third-party financing sources of the Spinco Financing (the “Permanent Financing” and together with Spinco Financing, the “Financing”) without the prior written consent of Glatfelter, (G) in connection with the Separation in accordance with the Separation Agreement and (H) in connection with one or more offers to exchange indebtedness registered under the Securities Act for substantially similar indebtedness issued pursuant to an exemption from registration under the Securities Act; provided, however, that notwithstanding the foregoing, upon the consummation of the Merger there will be no borrowing or other amount outstanding under any senior secured revolving credit facility of the Spinco Entities under the Financing or otherwise without the prior written consent of Glatfelter;

•
adopt, amend or extend (beyond the Closing Date) any employee benefit plan (including any employment agreement) in any respect that would materially increase the costs to any Spinco Entity;

•
other than in the ordinary course and in connection with the expiration of an existing collective bargaining agreement or as required by applicable law, enter into, renew or amend any collective bargaining agreement, or recognize any labor union or other labor organization as the collective bargaining representative of any employee of the Spinco Business, except as may be required under any employee benefit plan of the Spinco Entities;

•
(A) grant to any employee of the Spinco Business whose total annual cash compensation exceeds or is expected to exceed $250,000, any increase in compensation or benefits, except for any increase pursuant to any employee benefit plan, any increase in base compensation in connection with annual reviews in the ordinary course consistent with past practice or, to the extent not paid prior to the date of the RMT Transaction Agreement, any payments of incentive compensation for performance during the 2023 calendar year pursuant to an employee benefit plan, in amounts determined by each Spinco Entity in accordance with any such employee benefit plan, (B) grant any retention, change of control, severance, pension or other compensation or benefits in respect of, or accelerate the vesting or payment of any compensation or benefit for, any current or former employee of the Spinco Business or any officer, director, consultant or individual independent contractor of the Spinco Entities, (C) enter into, adopt, amend, terminate or materially increase the coverage or benefits available under any health insurance employee benefit plan (or other compensation or benefit plan, program, agreement or arrangement that would be a health insurance employee benefit plan if in effect on the date of the RMT Transaction Agreement) or (D) hire or promote any person, or terminate the employment or service of any employee of the Spinco Business, other than for “cause”;
•
increase the funding obligation or contribution rate of any employee benefit plan of the Spinco Entities other than in the ordinary course or as required by applicable law or the terms of any employee benefit plan;

•
(A) permit, allow or suffer any of the assets of any Spinco Entity to become subjected to any lien (other than a permitted lien) of any nature, or (B) cancel any indebtedness owed to any Spinco Entity that is material, individually or in the aggregate, to the Spinco Entities, taken as a whole, or waive any claims or rights of substantial value;

•
(A)(1) make, revoke or change any material tax election with respect to the Spinco Entities, (2) fail to timely file any material tax return required to be filed (after taking into account any extensions) by the applicable Spinco Entity, (3) prepare any material tax return on a basis inconsistent with past practice, (4) fail to timely pay any material tax that is due and payable by the applicable entity, (5) settle or compromise any material audit or administrative or judicial proceeding, (6) file any material amended tax return, (7) surrender any claim for a refund of a material amount of taxes, (8) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes or (9) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to a material amount of taxes, (B) make any change in accounting methods with respect to the Spinco Entities, other than as required by (1) accepted accounting principles, as in effect from time to time consistently applied (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) the SEC or (3) the Public Company Accounting Oversight Board or (C) adopt or change any tax accounting principle, method, period or practice with respect to the Spinco Entities;

•
sell, lease, license or otherwise dispose of any assets, except inventory sold in the ordinary course;

•
settle or compromise any investigation, audit, litigation, claim or action against any Spinco Entity, other than settlements or compromises of litigation where the amount paid does not exceed $1,000,000 individually (or $5,000,000 in the aggregate) and such settlement or compromise does not impose any restrictions on the business or operations of any Spinco Entity or the Spinco Business (other than customary confidentiality restrictions);

•
make or commit to (A) any individual capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements) in excess of $10,000,000, or (B) capital expenditures, capital additions and capital improvements in excess of $100,000,000 in the aggregate;

•
solely with respect to each Spinco Entity, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than purchases of supplies in the ordinary course;

•
(A) enter into, cancel, modify, terminate or waive any material right, claim or benefit under, any material contract other than in the ordinary course, or (B) enter into any contract with respect to Spinco and its subsidiaries that would have been a material contract had it been entered into prior to the date of the RMT Transaction Agreement, other than any such contract entered into (x) in the ordinary course, and (y) that is not materially adverse to the business of Spinco and its subsidiaries, taken as a whole;

•
sell, license, sublicense, abandon or permit to lapse, transfer or dispose of, create or incur any lien (other than any permitted lien) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material item of registered intellectual property of the Spinco Entities;

•
make any loan, advance or capital contribution to or investment in any person (other than any Spinco Entity);

•
terminate, modify or reduce the coverage under any insurance covering the Spinco Business or fail to timely and promptly make a claim under any insurance covering the Spinco Business;

•
(A) make any change in the accounting principles, methods, practices or policies of the Spinco Entities, unless such change was required by applicable law or GAAP, or (B) change in any material respect cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities); or

•
agree, authorize or commit to do any of the foregoing.

Glatfelter has agreed, as to itself and its subsidiaries, except as otherwise expressly contemplated by (1) the RMT Transaction Agreement, the Separation Agreement or the other Transaction Documents (including, subject to the parties’ obligations in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation, the Initial Spin and the Spinco Distribution), (2) required by applicable law, (3) approved in writing (which approval will not be unreasonably withheld, conditioned or delayed) by Berry or (4) set forth in Glatfelter’s confidential disclosure letter, to use its commercially reasonable efforts to conduct the business of Glatfelter and its subsidiaries in the ordinary course and, to the extent consistent therewith, (a) preserve the business of Glatfelter’s and its subsidiaries’ business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them, and (b) keep available the services of the present employees and agents of Glatfelter and its subsidiaries. In furtherance of the foregoing, Glatfelter has agreed, as to itself and its subsidiaries, that Glatfelter will not, and will cause its subsidiaries not to:
•
(A) amend its articles of incorporation or bylaws (or comparable governing documents) (other than any immaterial amendments to any such documents that do not impact in any respect the economic benefits of the Merger or the other Transactions to Berry and Berry’s stockholders), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock, voting securities or other equity interests (except for any such transaction by a wholly owned subsidiary of Glatfelter which remains a wholly owned subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock, voting securities or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned subsidiary of Glatfelter to another direct or indirect wholly owned subsidiary of Glatfelter or to Glatfelter), (D) enter into any agreement with respect to the voting of its capital stock, voting securities or other equity interests or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock, voting securities or other equity interests or any securities or obligations convertible or exchangeable into or exercisable for any shares of its capital stock, voting securities or other equity interests;

•
merge or consolidate with any other person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned subsidiary of Glatfelter that would not prevent, materially delay or materially impair the Transactions);

•
knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other Transactions from qualifying for the Intended Tax Treatment;

•
issue, deliver, sell, grant, transfer or encumber or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any shares of capital stock of Glatfelter issued pursuant to awards of stock options, stock appreciation rights and restricted stock units outstanding on the date of the RMT Transaction Agreement in accordance with the existing terms of such awards and the employee benefit plans pursuant to which shares of capital stock of Glatfelter may be issued, or (B) by wholly owned subsidiaries to Glatfelter or to any other wholly owned subsidiary of Glatfelter;

•
incur any indebtedness, except (A) in replacement of existing indebtedness which has matured or is scheduled to mature, in each case after the date of the RMT Transaction Agreement, on then prevailing market terms or on terms substantially consistent with or more beneficial to the business of Glatfelter and its subsidiaries, taken as a whole, than the indebtedness being replaced, (B) inter-company indebtedness among Glatfelter and its subsidiaries, (C) commercial paper issued in the ordinary course, (D) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, and (2) overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course, (E) hedging in compliance with the hedging strategy of the business of Glatfelter and its subsidiaries as of the date of the RMT Transaction Agreement in the ordinary course and not for speculative purposes or (F) as permitted under the Glatfelter credit facilities in the ordinary course;
•
adopt, amend or extend (beyond the Closing Date) any employee benefit plan in any respect that would materially increase the costs to Glatfelter and its subsidiaries;

•
other than in the ordinary course and in connection with the expiration of an existing collective bargaining agreement or as required by applicable law, enter into, renew or amend any collective bargaining agreement with respect to Glatfelter and its subsidiaries, or recognize any labor union or other labor organization as the collective bargaining representative of any employee of Glatfelter or its subsidiaries, except as may be required under any employee benefit plan of Glatfelter and its subsidiaries;

•
(A) grant to any employee of Glatfelter or its subsidiaries whose total annual cash compensation exceeds or is expected to exceed $250,000, any increase in compensation or benefits, except for any increase pursuant to any employee benefit plan, any increase in base compensation in connection with annual reviews in the ordinary course consistent with past practice or, to the extent not paid prior to the date of the RMT Transaction Agreement, any payments of incentive compensation for performance during the 2023 calendar year pursuant to any employee benefit plan, in amounts determined by Glatfelter in accordance with any such employee benefit plan, (B) grant any retention, change of control, severance, pension or other compensation or benefits in respect of, or accelerate the vesting or payment of any compensation or benefit for, any current or former employee of Glatfelter or its subsidiaries or any officer, director, consultant or individual independent contractor of Glatfelter or its subsidiaries, (C) enter into, adopt, amend, terminate or materially increase the coverage or benefits available under any health insurance employee benefit plan (or other compensation or benefit plan, program, agreement or arrangement that would be a health insurance employee benefit plan if in effect on the date of the RMT Transaction Agreement) or (D) hire or promote any person whose total annual base compensation exceeds $150,000, or terminate the employment or service of any employee of Glatfelter or its subsidiaries whose total annual base compensation exceeds $150,000, other than for “cause”;

•
increase the funding obligation or contribution rate of any employee benefit plan of Glatfelter and its subsidiaries other than in the ordinary course or as required by applicable law or the terms of any employee benefit plan;

•
(A) permit, allow or suffer any of the assets of Glatfelter and its subsidiaries to become subjected to any lien (other than a permitted lien) of any nature, or (B) cancel any indebtedness owed to Glatfelter and its subsidiaries that is material, individually or in the aggregate, to Glatfelter and its subsidiaries, taken as a whole, or waive any claims or rights of substantial value;

•
(A)(1) make, revoke or change any material tax election with respect to Glatfelter and its subsidiaries, (2) fail to timely file any material tax return required to be filed (after taking into account any extensions) by Glatfelter and its subsidiaries, (3) prepare any material tax return on a basis inconsistent with past practice, (4) fail to timely pay any material tax that is due and payable by the applicable entity, (5) settle or compromise any material audit or administrative or judicial proceeding, (6) file any material amended tax return, (7) surrender any claim for a refund of a material amount of taxes, (8) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for taxes or (9) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to a material amount of taxes, (B) make any change in accounting methods with respect to Glatfelter and its subsidiaries, other than as required by (1) accepted accounting principles, as in effect from time to time consistently applied (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) the SEC or (3) the Public Company Accounting Oversight Board or (C) adopt or change any tax accounting principle, method, period or practice with respect to Glatfelter and its subsidiaries;
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sell, lease, license or otherwise dispose of any assets, other than sales of assets to third parties with a fair market value that does not exceed $250,000 individually or $5,000,000 in the aggregate;

•
settle or compromise any investigation, audit, litigation, claim or action against Glatfelter and its subsidiaries, other than settlements or compromises of litigation where the amount paid does not exceed $300,000 individually (or $1,500,000 in the aggregate) and such settlement or compromise does not impose any restrictions on the business or operations of Glatfelter and its subsidiaries or the business of Glatfelter and its subsidiaries (other than customary confidentiality restrictions);

•
make or commit to (A) any individual capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements) in excess of $5,000,000, or (B) capital expenditures, capital additions and capital improvements in excess of $40,000,000 in the aggregate;

•
acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than purchases of supplies in the ordinary course;

•
(A) enter into, cancel, modify, terminate or waive any material right, claim or benefit under, any material contract other than in the ordinary course, or (B) enter into any contract with respect to Glatfelter and its subsidiaries that would have been a material contract had it been entered into prior to the date of the RMT Transaction Agreement, other than any such contract entered into (x) in the ordinary course, and (y) that is not materially adverse to the business of Glatfelter and its subsidiaries, taken as a whole;

•
sell, license, sublicense, abandon or permit to lapse, transfer or dispose of, create or incur any lien (other than any permitted liens) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material item of registered intellectual property of Glatfelter and its subsidiaries;

•
make any loan, advance or capital contribution to or investment in any person (other than any subsidiary of Glatfelter);

•
terminate, modify or reduce the coverage under any material insurance covering the business of Glatfelter and its subsidiaries or fail to timely and promptly make a claim under any material insurance covering the business of Glatfelter and its subsidiaries;

•
(A) make any change in the accounting principles, methods, practices or policies of Glatfelter and its subsidiaries, unless such change was required by applicable law or GAAP, or (B) change in any material respect cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities); or

•
agree, authorize or commit to do any of the foregoing.

However, nothing contained in the RMT Transaction Agreement gives Berry or Glatfelter, directly or indirectly, the right to control or direct the other party’s operations prior to the First Effective Time. Prior to the First Effective Time, each party will exercise, consistent with the terms and conditions of the RMT Transaction Agreement, complete control and supervision over its and its subsidiaries’ respective operations.
Tax Matters
The RMT Transaction Agreement contains certain representations, warranties and covenants relating to the preservation of the tax-free status of the Separation, the Initial Spin, the Spinco Distribution, the Merger and certain related Transactions. It also contains an obligation on the parties to cooperate with each other and use their respective commercially reasonable efforts to agree upon and finalize the tax representation letters relating to the Transactions and to obtain the IRS Ruling and Tax Opinions. Additional covenants relating to the tax-free status of the Transactions are contained in the Tax Matters Agreement. The allocation of historic taxes attributable to the Spinco Business and Transaction-related taxes, if any, generally is governed by the terms, provisions and procedures described in the Tax Matters Agreement. See “Other Agreements Related to the Transactions — Tax Matters Agreement.”
SEC Filings
Under the RMT Transaction Agreement, Berry, Glatfelter, Spinco and Merger Subs have agreed to have (1) (a) the parties jointly prepare and Spinco will file with the SEC a registration statement to effect the registration of Spinco common stock (the “Distribution Registration Statement”), and (b) if the Spinco Distribution is effected in whole or in part as an Exchange Offer (which Exchange Offer will require the consent of Glatfelter (such consent not to be unreasonably withheld, conditioned or delayed)), Berry will prepare and file with the SEC a tender offer statement on Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act, and (2) the parties jointly prepare and Glatfelter will file with the SEC (a) the proxy statement relating to the Glatfelter Shareholder Approval and Glatfelter special meeting, and (b) a registration statement on Form S-4 to register under the Securities Act the shares of the issuance of the shares of Glatfelter common stock that will be received by holders of Spinco common stock pursuant to the Merger (the “Glatfelter Registration Statement”) (in which the proxy statement will be included as a prospectus).
Glatfelter is required under the RMT Transaction Agreement to mail a proxy statement/prospectus to its shareholders as promptly as practicable after the SEC clears its proxy statement/prospectus.
Regulatory Matters
The RMT Transaction Agreement provides that subject to certain exceptions set forth therein, Berry and Glatfelter will cooperate with each other and use, and will cause their respective subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on each of their part under the RMT Transaction Agreement and the other Transaction Documents and applicable laws and governmental orders to consummate and make effective the Merger and the other Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of the RMT Transaction Agreement the notifications, filings, reports and other information required to be filed (1) under the HSR Act, (2) under any other applicable antitrust laws and (3) with foreign regulators pursuant to applicable foreign regulatory laws, in each case, with respect to the Merger and the other Transactions (including the filing of the notifications, filings, reports and other information set forth in Berry’s confidential disclosure letter)) and to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger and the other Transactions. Subject to certain exceptions, each of the parties will use its reasonable best efforts to resolve such objections, if any, as may be asserted by any governmental entity in connection with the HSR Act, any other applicable antitrust laws, or any foreign regulatory laws with respect to the Merger and the other Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Merger and the other Transactions.
Berry and Glatfelter will each, upon request by the other, furnish the other with all information, subject to certain requirements set forth in the RMT Transaction Agreement, concerning itself, its affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Berry or Glatfelter or any of their respective affiliates to any governmental entity in connection with the Transactions.
Berry and Glatfelter have agreed to promptly provide all non-privileged information and documents requested by any governmental entity to the extent necessary or advisable to resolve any inquiry or investigation and to obtain as promptly as practicable all permits, clearances and approvals necessary or advisable to be obtained from such governmental entity in order to consummate the Merger and the other Transactions.

Berry will determine timing and strategy and be responsible for the final content of any substantive oral or written joint communications with any applicable governmental entity, subject to good faith consultation with Glatfelter and, subject to the foregoing, Berry and Glatfelter will jointly coordinate all activities with respect to seeking any permits, clearances or approvals of any governmental entity under any U.S. or non-U.S. antitrust laws or foreign regulatory laws. Subject to Berry’s right to determine timing and strategy, Berry and Glatfelter have the right to review in advance (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” basis) and each will consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Berry and Glatfelter, as the case may be, and any of their respective affiliates, that appears in any filing made with, or written materials submitted to, any governmental entity in connection with the Transactions. Subject to Berry’s right to determine timing and strategy, neither Berry nor Glatfelter will permit any of its officers or any other representatives or agents to participate in any meeting or substantive communication with any governmental entity in respect of any filing, investigation or other inquiry relating to the Transactions unless it consults with the other party in advance and, to the extent permitted by such governmental entity, gives the other party the opportunity to attend and participate thereat (and to the extent such other party did not participate in any communication with a Governmental Entity promptly, and in no event later than 24 hours thereafter, provide such other party with a reasonably detailed summary of such communication).
For the purposes of the parties’ obligations with respect to regulatory matters, “reasonable best efforts” will include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any governmental entity required to complete the Merger and the other Transactions as promptly as reasonably practicable (including taking any and all actions to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the RMT Transaction Agreement, the Merger or the other Transactions, (ii) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, (iii) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, including with respect to the individuals designated to serve as directors on the Glatfelter Board and (iv) implement the strategies and actions determined pursuant to Berry’s confidential disclosure letter) provided that notwithstanding anything to the contrary set forth in the RMT Transaction Agreement:
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Neither Berry, Glatfelter nor their respective subsidiaries (including the Spinco Entities), will be required to, and neither of them will, without the prior written consent of the other party (which may or may not be granted in the sole discretion of such other party), take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would, or would be reasonably expected to, materially and adversely affect (A) the assets, business, results of operation or financial condition of Berry or Glatfelter and its subsidiaries (including Spinco and the Spinco Subsidiaries), taken as a whole, after the consummation of the Transactions, or (B) the Intended Tax Treatment of the Transactions (any such action is referred to herein as a “Detriment”).

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Berry and its affiliates (other than the Spinco Entities) will not be required to (A) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, or (B) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, except with respect to Berry’s right to designate directors on the Glatfelter Board.

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Subject to Berry’s right to direct timing and strategy, no party’s good faith actions to continue to contest any objection to the RMT Transaction Agreement, the Merger or the other Transactions in an effort to achieve a more favorable resolution of such objection will be a breach of such party’s obligations unless and until it would cause or be reasonably expected to cause, the Merger and the other Transactions not to be consummated prior to the Outside Date.

No Solicitation
The RMT Transaction Agreement contains detailed provisions restricting Glatfelter’s ability to seek alternative transactions and restricting Berry’s ability to seek alternative transactions with respect to the Spinco Business.

Glatfelter Acquisition Proposals
Upon executing the RMT Transaction Agreement, Glatfelter will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted previously with respect to any Glatfelter Acquisition Proposal or proposal that would reasonably be expected to lead to a Glatfelter Acquisition Proposal. Glatfelter will promptly deliver a written notice to each such person providing only that Glatfelter is ending all discussions and negotiations with such person with respect to any Glatfelter Acquisition Proposal or proposal or transaction that would reasonably be expected to lead to a Glatfelter Acquisition Proposal, and informing such persons of the obligations undertaken with respect to non-solicitation and existing discussions in the RMT Transaction Agreement and in the confidentiality agreement between the parties, which notice will, to the extent such person has executed a confidentiality agreement in connection with its consideration of a Glatfelter Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning Glatfelter and any of its subsidiaries previously furnished to such person by or on behalf of Glatfelter or any of its subsidiaries, as applicable. Glatfelter will promptly terminate all physical and electronic data access previously granted to such persons.
During the period commencing with the signing of the RMT Transaction Agreement and continuing until the earlier to occur of the termination of the RMT Transaction Agreement in accordance with its terms and the First Effective Time, Glatfelter will not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement, in each case relating to a Glatfelter Acquisition Proposal or a potential Glatfelter Acquisition Proposal, to which Glatfelter or any of its subsidiaries is a party and will enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything in the RMT Transaction Agreement to the contrary, Glatfelter will be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any person if the Glatfelter Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.
Moreover, Glatfelter has agreed that it will not, and none of its subsidiaries nor any of the directors, officers or employees of it or its subsidiaries will, and Glatfelter will instruct and use its commercially reasonable efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:
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initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Glatfelter Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions with or negotiations relating to any Glatfelter Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Glatfelter Acquisition Proposal;

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provide any information to any person in connection with any Glatfelter Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Glatfelter Acquisition Proposal;

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otherwise knowingly facilitate any effort or attempt to make a Glatfelter Acquisition Proposal; or

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other than as expressly permitted under, and after compliance with and termination pursuant to, the RMT Transaction Agreement, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement) relating to any Glatfelter Acquisition Proposal.

As used herein, the term “Glatfelter Acquisition Proposal” means any proposal or offer of a third party relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving Glatfelter or any of its subsidiaries or any acquisition by any person or group, or any proposal or offer that if consummated would, in each case, result in, any person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the total voting power of Glatfelter or 20% or more of the consolidated total assets (taken as a whole, it being understood that total assets include equity securities of subsidiaries) of Glatfelter, in each case other than the Transactions.

Notwithstanding the foregoing, prior to the time, but not after, the Glatfelter Shareholder Approval is obtained, in response to an unsolicited, bona fide written Glatfelter Acquisition Proposal that did not arise from or in connection with a breach of the foregoing obligations, Glatfelter may:
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provide information in response to a request therefor (including non-public information regarding Glatfelter or any of its subsidiaries) to the person who made such Glatfelter Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Berry prior to or concurrently with the time such information is made available to such person and that, prior to furnishing any such information, Glatfelter receives from the person making such Glatfelter Acquisition Proposal an executed confidentiality agreement with terms that are not materially less restrictive to the other party than the terms in the confidentiality agreement between the parties are on Berry (it being understood that such confidentiality agreement need not prohibit the making or amending of a Glatfelter Acquisition Proposal to the extent such Glatfelter Acquisition Proposal is made directly to Glatfelter), provided, however, that if the person making such Glatfelter Acquisition Proposal is a competitor of Glatfelter, Glatfelter will not provide any commercially sensitive non-public information to such person in connection with any actions permitted by this exception other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and

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participate in any discussions or negotiations with any such person regarding such Glatfelter Acquisition Proposal;

in each case, if, and only if, prior to taking any action described above, the Glatfelter Board determines in good faith after consultation with Glatfelter’s outside legal counsel that (A) based on the information then available and after consultation with Glatfelter’s financial advisor that such Glatfelter Acquisition Proposal either constitutes a Glatfelter Superior Proposal or would reasonably be expected to result in a Glatfelter Superior Proposal, and (B) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law.
Glatfelter will promptly (and, in any event, within 48 hours) give notice to Berry if (i) any proposals or offers with respect to a Glatfelter Acquisition Proposal are received by, (ii) any information is requested in connection with any Glatfelter Acquisition Proposal from or (iii) any discussions or negotiations with respect to a Glatfelter Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives, setting forth in such notice the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep Berry informed, on a reasonably current basis (and, in any event, within 48 hours), of the status and terms of any such proposals or offers (including any material amendments thereto).
As used herein, “Glatfelter Superior Proposal” means a unsolicited, bona fide written Glatfelter Acquisition Proposal made after the date of the RMT Transaction Agreement that would result in a person or group, other than Berry or any of its subsidiaries or controlled affiliates (including the Spinco Entities), becoming the beneficial owner of, directly or indirectly, at least 50% of the total voting power of the equity securities of Glatfelter (or of the surviving entity in a merger involving Glatfelter, as applicable) or at least 50% of the consolidated total assets (taken as a whole, including equity securities of its subsidiaries), of Glatfelter that the Glatfelter Board has determined in good faith, after consultation with Glatfelter’s outside legal counsel and financial advisor that (a) if consummated, would result in a transaction more favorable to Glatfelter’s shareholders from a financial point of view than the Merger (after taking into account any revisions to the terms of the RMT Transaction Agreement proposed by Berry and the time likely to be required to consummate such Glatfelter Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, the likelihood of termination, the timing of closing and the identity of the person or persons making the proposal.
Spinco Acquisition Proposals
Berry has agreed that upon executing the RMT Transaction Agreement, Berry will, and will cause its subsidiaries and representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any person conducted heretofore with respect to any Spinco Acquisition

Proposal or proposal that would reasonably be expected to lead to a Spinco Acquisition Proposal. Berry will promptly deliver a written notice to each such person providing only that Berry is ending all discussions and negotiations with such person with respect to any Spinco Acquisition Proposal or proposal or transaction that would reasonably be expected to lead to a Spinco Acquisition Proposal, and informing such persons of the obligations undertaken with respect to non-solicitation and existing discussions in the RMT Transaction Agreement and in the confidentiality agreement between the parties, which notice will, to the extent such person has executed a confidentiality agreement in connection with its consideration of a Spinco Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning the Spinco Business and any Spinco Entities heretofore furnished to such person by or on behalf of Berry or any of its subsidiaries, as applicable. Berry will promptly terminate all physical and electronic data access previously granted to such persons.
Moreover, Berry has agreed that it will not, and none of its subsidiaries nor any of the directors, officers or employees of it or its subsidiaries will, and Berry will instruct and use its commercially reasonable efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:
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initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Spinco Acquisition Proposal;

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engage in, continue or otherwise participate in any discussions with or negotiations relating to any Spinco Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Spinco Acquisition Proposal;

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provide any information to any person in connection with any Spinco Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Spinco Acquisition Proposal;

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otherwise knowingly facilitate any effort or attempt to make a Spinco Acquisition Proposal; or

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other than as expressly permitted under, and after compliance with and termination pursuant to, the RMT Transaction Agreement, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement) relating to any Spinco Acquisition Proposal.

As used herein, the term “Spinco Acquisition Proposal” means any proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving any of the Spinco Entities or any acquisition by any person or group, or any proposal or offer that if consummated would, in each case, result in, any person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 20% or more of the consolidated total assets (taken as a whole, it being understood that total assets include equity securities of subsidiaries) of the Spinco Business, in each case other than (a) the Transactions, and (b) any proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or any other transaction involving Berry or any acquisition by any person or group of, or any proposal or offer involving, the securities of Berry.
Notwithstanding the foregoing, if the Threshold Event (as defined below) occurs, then during the period beginning on the date the Threshold Event occurs and ending on the date the Glatfelter Shareholder Approval is obtained, in response to an unsolicited, bona fide written Spinco Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in the RMT Transaction Agreement, Berry may:
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provide information in response to a request therefor (including non-public information regarding Berry and its subsidiaries (including the Spinco Entities)) to the person who made such Spinco Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Glatfelter prior to or concurrently with the time such information is made available to such person and that, prior to furnishing any such information, Berry receives from the person making such Spinco Acquisition Proposal an executed confidentiality agreement with terms that are not materially less restrictive to the other party than the terms in the confidentiality agreement between the parties are on Glatfelter (it being understood that such confidentiality agreement need not prohibit the making or amending of a Spinco Acquisition Proposal to the extent such Spinco Acquisition Proposal is made directly to Berry), provided, however, that if the person making such Spinco Acquisition Proposal is a competitor of the Spinco Business, Berry will not provide any commercially sensitive non-public information to such person in connection with any actions permitted by this exception other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and
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participate in any discussions or negotiations with any such person regarding such Spinco Acquisition Proposal;

in each case, if, and only if, prior to taking any action described above, the Berry Board determines in good faith after consultation with Berry’s financial advisor that based on the information then available such Spinco Acquisition Proposal either constitutes a Spinco Superior Proposal or would reasonably be expected to result in a Spinco Superior Proposal.
As used herein, “Threshold Event” means the provisions of the RMT Transaction Agreement that obligate Glatfelter to hold the Glatfelter special meeting are materially and adversely limited or invalidated for any reason, including as a result of a judicial determination that (a) is either a final or interim order, and (b) has been entered and has remained in effect for a period of 10 days without being reversed or stayed pending appeal (or, in the case of an order that is not subject to further appeal, on the first business day following the entry of the order).
As used herein, “Spinco Superior Proposal” means an unsolicited, bona fide written Spinco Acquisition Proposal made after the date of the RMT Transaction Agreement that would result in a person or group, other than Glatfelter or any of its subsidiaries or controlled affiliates, becoming the beneficial owner of, directly or indirectly, at least 50% of the total assets (taken as a whole, including equity securities of any Spinco Entities) of the Spinco Business that Berry has determined in good faith, after consultation with its financial advisor, that (a) if consummated, would result in a transaction more favorable to Berry from a financial point of view than the Merger (after taking into account any revisions to the terms of the RMT Transaction Agreement proposed by Glatfelter and the time likely to be required to consummate such Spinco Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, the likelihood of termination, the timing of closing and the identity of the person or persons making the proposal.
Board Recommendation and Alternative Acquisition Agreements
Glatfelter has agreed in the RMT Transaction Agreement that the Glatfelter Board, including any committee thereof, will not:
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withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the recommendation by the Glatfelter Board of the approval by the Glatfelter shareholders of the Charter Amendment proposals and the Share Issuance proposal in a manner adverse to Berry;

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fail to include the recommendation by the Glatfelter Board of the approval by the Glatfelter shareholders of the Charter Amendment proposals and the Share Issuance proposal in this document;

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fail to recommend, within 10 business days after the commencement of such Glatfelter Acquisition Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of capital stock of Glatfelter (other than by Berry or an affiliate of Berry), against acceptance of such tender offer or exchange offer by its shareholders; or

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approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement) relating to any Glatfelter Acquisition Proposal.

Any action described in the four bullets above is referred to herein as a “Glatfelter Change of Recommendation.”

Notwithstanding the foregoing, prior to the time the Glatfelter Shareholder Approval is obtained, the Glatfelter Board may effect a Glatfelter Change of Recommendation if:
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(1) an unsolicited, bona fide written Glatfelter Acquisition Proposal that did not arise from or in connection with a breach of Glatfelter’s non-solicit obligations under the RMT Transaction Agreement is received by Glatfelter and the Glatfelter Board determines in good faith, after consultation with Glatfelter’s outside legal counsel and financial advisor, that such Glatfelter Acquisition Proposal constitutes a Glatfelter Superior Proposal, or (2) an Intervening Event has occurred (as defined below); and

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the Glatfelter Board determines in good faith, after consultation with Glatfelter’s outside legal counsel, that failure to effect a Glatfelter Change of Recommendation in response to such Glatfelter Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable law; provided, however, that a Glatfelter Change of Recommendation or action to terminate the RMT Transaction Agreement may not be made unless and until Glatfelter has given Berry written notice of such action and the basis thereof four business days in advance, which notice will set forth in writing that the Glatfelter Board intends to consider whether to take such action and (x) in the case of a Glatfelter Superior Proposal, comply in form, substance and delivery with the requirements of the RMT Transaction Agreement, and (y) in the case of an Intervening Event, include a reasonable description of such Intervening Event. After giving such notice and prior to effecting such Glatfelter Change of Recommendation or taking such action to terminate the RMT Transaction Agreement, Glatfelter will, and will cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with Berry (to the extent Berry wishes to negotiate) to make such revisions to the terms of the RMT Transaction Agreement as would permit the Glatfelter Board not to effect a Glatfelter Change of Recommendation or to take such action to terminate the RMT Transaction Agreement in response thereto. At the end of the four-business day period, prior to taking action to effect a Glatfelter Change of Recommendation or taking action to terminate the RMT Transaction Agreement, the Glatfelter Board will take into account any changes to the terms of the RMT Transaction Agreement proposed by Berry in writing and any other information offered by Berry in response to the notice, and will have determined in good faith (I) after consultation with Glatfelter’s outside legal counsel and financial advisor, that, in the case of a Glatfelter Superior Proposal, the Glatfelter Superior Proposal would continue to constitute a Glatfelter Superior Proposal, or (II) after consultation with Glatfelter’s outside legal counsel, that, in the case of an Intervening Event, the failure to effect a Glatfelter Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable law, in each case, if such changes offered in writing were to be given effect. Any material amendment to any Glatfelter Acquisition Proposal will be deemed to be a new Glatfelter Acquisition Proposal except that the advance written notice obligation will be reduced to two business days.

As used herein, “Intervening Event” means any Effect that was not known by nor was reasonably foreseeable to the Glatfelter Board as of the date of the RMT Transaction Agreement; provided, that in no event will any Effect that (a) involves or relates to a Glatfelter Acquisition Proposal or a Glatfelter Superior Proposal or any inquiry or communications or matters relating thereto, (b) results from the announcement or pendency of the RMT Transaction Agreement or any actions expressly required to be taken or to be refrained from being taken pursuant to the RMT Transaction Agreement or (c) relates to the fact that Berry, the Spinco Business or Glatfelter, as applicable, meets or exceeds any internal or analysts’ expectations or projections be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood that, with respect to the foregoing clause (b), the facts or occurrences giving rise or contributing to such Effect may be taken into account when determining whether an Intervening Event has occurred).
Berry has agreed in the RMT Transaction Agreement that it will not enter into, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement) relating to any Spinco Acquisition Proposal, except that, if a Threshold Event occurs, then during the period beginning on the date the Threshold Event occurs and ending on the date on which the Glatfelter Shareholder Approval is obtained, Berry may enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to any Spinco Acquisition Proposal if an unsolicited, bona fide written Spinco Acquisition Proposal that did not arise from or in connection with a breach of the obligations undertaken with respect to non-solicitation and existing discussions in the RMT Transaction Agreement is received by Berry and the Berry Board determines in good faith, after consultation with Berry’s financial advisor, that such Spinco Acquisition Proposal constitutes a Spinco Superior Proposal; provided, however, Berry may not enter into a Spinco Alternative Acquisition Agreement or action to terminate the RMT Transaction Agreement unless and until Berry has given Glatfelter written notice of such action and the basis thereof five business days in advance, which notice will set forth in writing that Berry intends to consider whether to take such action, and comply in form, substance and delivery with the provisions of the RMT Transaction Agreement. After giving such notice and prior to taking such action to terminate the RMT Transaction Agreement, Berry will, and will cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with Glatfelter (to the extent Glatfelter wishes to negotiate) to make such revisions to the terms of the RMT Transaction Agreement as would not permit Berry to take such action to terminate the RMT Transaction Agreement in response thereto. At the end of the five-business day period, prior to taking action to terminate the RMT Transaction Agreement, the Berry Board will take into account any changes to the terms of the RMT Transaction Agreement proposed by Glatfelter in writing and any other information offered by Glatfelter in response to the notice and has determined in good faith after consultation with its financial advisor that the Spinco Superior Proposal would continue to constitute a Spinco Superior Proposal. Any material amendment to any Spinco Acquisition Proposal will be deemed to be a new Spinco Acquisition Proposal, except that the advance written notice obligation will be reduced to three business days.
Financing
In connection with its entry into the Separation Agreement and the RMT Transaction Agreement, on February 6, 2024, Spinco entered into the Spinco Commitment Letter, under which the Spinco Lenders committed to provide Spinco with the Spinco Financing, subject to the terms and conditions of the Spinco Commitment Letter. The Spinco Commitment Letter was amended and restated on each of March 2, 2024, and March 8, 2024, in each case in compliance with the terms and conditions of the RMT Transaction Agreement.
The RMT Transaction Agreement provides that Spinco must use commercially reasonable efforts to (i) maintain in effect, until the earlier of the initial funding of the Spinco Financing and the replacement of the Spinco Financing with the Permanent Financing, in each case, in an amount sufficient to fund (and in any event not to exceed) the Special Cash Payment, the Spinco Commitment Letter, pursuant to which, among other things, the Spinco Lenders have committed to provide Spinco with debt financing in the amount set forth therein, (ii) negotiate definitive agreements with respect to the Spinco Financing, on substantially the terms and conditions contained in the Spinco Commitment Letter or on such other terms as are reasonably acceptable to Berry and Glatfelter and negotiate definitive agreements with respect to the Permanent Financing if and as directed by Glatfelter, (iii) materially comply with the obligations that are set forth in the Spinco Commitment Letter and the Financing Agreements that are applicable to Spinco and satisfy (or seek a waiver of) on a timely basis all conditions precedent in the Spinco Commitment Letter and the Financing Agreements that are within its control and (iv) in the event that all conditions to funding in the Spinco Commitment Letter or the Financing Agreements are satisfied at or prior to the Spinco Distribution, consummate the Financing at or prior to the Spinco Distribution.
Glatfelter has the right to direct Spinco to replace all or a portion of the Spinco Financing with (A) the proceeds of consummated capital markets debt or equity (including preferred or other hybrid equity) financing, and/or (B) commitments in respect of other long term debt from the same and/or alternative bona fide third-party financing sources so long as (1) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to Spinco than) the conditions precedent set forth in the Spinco Commitment Letter, and (2) the terms thereof will be (I) consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by Berry in good faith in consultation with Glatfelter), and (II) reasonably acceptable to Berry and Spinco; provided that, if any Financing is proposed to be consummated prior to the date of obtaining the IRS Ruling, Glatfelter and Berry will jointly agree on when to consummate such Financing and no such Financing will be issued or incurred prior to the satisfaction of the conditions set forth in the RMT Transaction Agreement (other than those that would be satisfied by action at the Closing without the consent of each of Glatfelter and Berry, which in each case will not be unreasonably withheld, conditioned or delayed. Glatfelter and Merger Subs may assign their respective rights and obligations under the RMT Transaction Agreement (while remaining liable for their obligations) to the Financing Sources pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Spinco Financing.
If any funds in the amounts set forth in the Spinco Commitment Letter or the Financing Agreements, as applicable, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Financing Agreements, as applicable, Spinco (in consultation in good faith with Glatfelter, and, with respect to any Alternative Financing that is in the form of the Permanent Financing, at the direction of Glatfelter) will use its commercially reasonable efforts to arrange and obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the Financing that is available, to allow Spinco to fund the Special Cash Payment, and obtain a new financing commitment that provides for such financing; provided that, in each case, (i) the terms of the Alternative Financing must (A) be consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by Berry in good faith in consultation with Glatfelter), and (B) be customary and reasonable in light of then-prevailing market terms, (ii) the terms and conditions of the Alternative Financing will not be materially less favorable, taken as a whole, to Spinco or Glatfelter than those in the Spinco Commitment Letter as in effect on the date of the RMT Transaction Agreement (after giving effect to any “market flex” provisions therein) and (iii) none of Spinco or any of its affiliates will agree (without the consent of Glatfelter (such consent not to be unreasonably withheld, conditioned or delayed)) to any Alternative Financing that would result in the payment of fees or interest rates applicable to Spinco Financing in excess of those contemplated by the Spinco Commitment Letter.
Each of Spinco and Glatfelter will give the other party prompt written notice upon it obtaining knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, (ii) any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Financing Sources and (iii) any material dispute or disagreement between or among any of the parties to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, that could reasonably be expected to delay or prevent or make materially less likely the funding of the Financing on the date of the Spinco Distribution; provided that in no event will Spinco or Glatfelter be under any obligation to disclose any information pursuant to clauses (i), (ii) or (iii) that would waive the protection of attorney-client or similar privilege if Spinco or Glatfelter will have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege.
Neither Spinco nor Glatfelter will, without the prior written consent of the other party, amend, modify, supplement, restate, substitute, replace, terminate or agree to any waiver under the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, in a manner that (i) (A) reduces the aggregate amount of the Financing such that the aggregate funds that would be available to Spinco on the date of Spinco Distribution would not be sufficient to provide the funds required to fund the Special Cash Payment, or (B) increases the aggregate amount of the Financing such that the aggregate funds would exceed the Special Cash Payment, (ii) adds or expands on the conditions precedent to the funding of the Financing as set forth in the Spinco Commitment Letter as in effect on the date of the RMT Transaction Agreement or the Permanent Financing Agreements, as applicable, in a manner that could materially delay or prevent or make materially less likely the funding of the Financing on the date of Spinco Distribution or (iii) materially adversely affects the ability of Spinco to enforce its rights against the Spinco Lenders under the Spinco Commitment Letter as in effect on the date of the RMT Transaction Agreement or against the Financing Sources with respect to the Permanent Financing under the Permanent Financing Agreements, as applicable; provided that notwithstanding the foregoing, Spinco may (a) implement or exercise any of the “market flex” provisions exercised by the Spinco Lenders in accordance with the Spinco Commitment Letter as of the date of the RMT Transaction Agreement, or (b) amend and restate the Spinco Commitment Letter or otherwise execute joinder agreements to the Spinco Commitment Letter solely to add additional Spinco Lenders.

Glatfelter will indemnify, defend and hold harmless Berry, its subsidiaries and their respective representatives from and against any and all Costs suffered or incurred by them in connection any information provided by or behalf of Glatfelter or its subsidiaries utilized in connection with the arrangement of the Financing, except in instances of gross negligence or willful misconduct on the part of Berry, its subsidiaries and their respective representatives (as determined in a final and non-appealable judgment). Berry will indemnify, defend and hold harmless Glatfelter, its subsidiaries and their respective representatives from and against any and all Costs suffered or incurred by them in connection with any information provided by or on behalf of Berry or its subsidiaries utilized in connection with the arrangement of the Financing, except in instances of gross negligence or willful misconduct on the part of Glatfelter, its subsidiaries and their respective representatives (as determined in a final and non-appealable judgment). Any amount to be paid or reimbursed by Glatfelter or Berry in connection with the Financing, as applicable, will be paid or reimbursed within 30 days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
Employee Non-Solicitation; Non-Competition
The RMT Transaction Agreement contains restrictions on the ability of Berry and its subsidiaries and Glatfelter and its subsidiaries, as applicable, for a period of two years, to directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any employee of the Spinco Business or Glatfelter and its subsidiaries or any employee of Berry and its subsidiaries, as applicable, in each case, as of immediately prior to the Closing; provided that these restrictions will not restrict any (i) general or public solicitations not specifically targeted at employees of the Spinco Business or the business of Glatfelter and its subsidiaries or employees of Berry and its subsidiaries, as applicable (including searches by any bona fide search firm that is not directed to solicit such employees), or (ii) solicitations, hiring or other actions with respect to any such person (A) whose employment is terminated prior to the commencement of employment discussions between such person and Berry or any of its subsidiaries or Glatfelter or any Spinco Entity, as applicable, (B) who responds to general or public solicitation not specifically targeted at employees of the Spinco Business or the business of Glatfelter and its subsidiaries or employees of Berry or its subsidiaries, as applicable (including searches by any bona fide search firm that is not directed to solicit such employees) or (C) who initiates discussions regarding such employment without any solicitation by such party in violation of these restrictions.
The RMT Transaction Agreement also contains restrictions on the ability of Berry and its affiliates, for a period commencing on the Closing Date and ending on the third anniversary of the Closing Date (provided, that solely with respect to the business of selling and manufacturing nonwoven materials (not including retained business of Berry), this period will end on the fifth anniversary of the Closing Date), to enter into, conduct, engage in, operate, control, manage or otherwise participate as proprietor, owner, lender, joint venturer, principal or partner in any person, enterprise or business that engages in or conducts (or is preparing to engage in or conduct) the Restricted Business worldwide; provided, however, that these restrictions will not preclude Berry or its subsidiaries from (A) passively owning 5% or less of the voting stock, capital stock or other equity interest of any person, even if such person is engaged in whole or in part in the Restricted Business, or (B) acquiring any business having not more than $250,000,000, in the aggregate, of its sales (based on such business’ latest annual consolidated financial statements) attributable to the Restricted Business; provided further, however, that Berry will divest the entirety of any acquired business of selling and manufacturing nonwoven materials within 24 months of the date of the consummation of such acquisition. Under the RMT Transaction Agreement “Restricted Business” means (a) the business of selling and manufacturing nonwoven materials (not including the retained business of Berry), and (b) the business of selling and manufacturing (i) films that are to be laminated to nonwoven materials, which are intended as components of products for the healthcare and hygiene markets, and (ii) silicone-coated films for the healthcare and hygiene markets (not including the retained business of Berry).
If any of the foregoing restrictions are held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, a court of competent jurisdiction will construe and interpret or reform these restrictions to provide for a covenant having the maximum enforceable geographic area, time period, and other provisions (not greater than those contained herein) as is valid and enforceable under such applicable law. Each party acknowledges and agrees that (a) the foregoing restrictions are reasonable and necessary to protect the legitimate business interests of the Berry, Glatfelter, the Surviving Entity and their subsidiaries, as applicable, and will be for the benefit of and enforceable by Berry or Glatfelter and the Surviving Entity, as applicable, and (b) the other parties would not have entered into the RMT Transaction Agreement absent the agreement of such party to be bound by the foregoing restrictions. Each party agrees that the other parties will be entitled to seek an injunction or injunctions to prevent breaches of these restrictions and to enforce specifically such terms and provisions, in addition to any other remedy to which such other parties may be entitled at law or equity, as well as the reasonable attorneys’ fees and costs incurred by such party in enforcing such obligations.
Certain Other Covenants and Agreements
The RMT Transaction Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the RMT Transaction Agreement) relating to:
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(a) Glatfelter’s obligation to execute and deliver, in accordance with applicable law and its organizational documents, in its capacity as sole stockholder of First Merger Sub, a written consent adopting the plan of merger contained in the RMT Transaction Agreement, and (b) Berry’s obligation to cause BGI to execute and deliver, in accordance with applicable law and its organizational documents, in its capacity as sole stockholder of Spinco, a written consent adopting the plan of merger contained in the RMT Transaction Agreement;

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the parties’ obligations to, following the signing of the RMT Transaction Agreement and prior to 45 days after the date of the RMT Transaction Agreement, finalize the list of regulatory approvals which will be a condition to the Closing;

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the parties’ obligations to keep each other apprised of the status of matters relating to the completion of the Transactions, including giving each other prompt notice of any Effect that has had or would reasonably be expected to have a material adverse effect with respect to Berry, Glatfelter or Spinco, as applicable, or of any failure of any condition to the other party’s obligation to complete the Transactions;

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provision of information and access to the books and records and directors, officers and stockholders/shareholders of the Spinco Business and Glatfelter, as applicable;

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Glatfelter’s obligation to use commercially reasonable efforts to cause, and Berry’s obligation to reasonably cooperate with Glatfelter in connection with, (a) the listing of the shares of Glatfelter common stock to be issued in the Merger to be approved for listing on the NYSE, and (b) there to be a period of “when issued” trading of Glatfelter common stock on the NYSE prior to the Closing;

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the parties’ obligations to consult before issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any governmental entity;

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cooperation in good faith with respect to any written broad-based notices or communications materials (including website postings) to their current or former employees with respect to the Transactions contemplated by the Transaction Documents or employment, compensation or benefits matters of such employees that relate to the Transactions contemplated by the Transaction Documents or the period following the Closing Date;

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the indemnification of present and former (determined as of the First Effective Time) directors and officers of the Spinco Entities against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with, arising out of or otherwise related to any proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the First Effective Time (as well as the provision of directors’ and officers’ insurance policies in connection therewith for a period of six years from and after the First Effective Time);

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the parties’ obligations if any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation becomes applicable to the Transactions to take such actions as are necessary so that the Transactions may be completed as promptly as practicable on the terms contemplated by the RMT Transaction Agreement and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation;
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the parties’ obligations to take such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of Berry or Spinco (including derivative securities) or acquisitions of equity securities of Glatfelter (including derivative securities) in connection with the Transactions by any individual or entity that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Berry or will become subject to such reporting requirements with respect to Glatfelter, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable law;

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the parties’ obligations to keep the other parties informed of certain litigation related to the RMT Transaction Agreement or the Transactions and the parties’ respective rights with respect to the defense and settlement of such litigation;

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Glatfelter’s obligations following the Closing to cause (a) the Surviving Entity and each of the other Spinco Entities to change the corporate name of each Spinco Entity with the applicable governmental entity to a name which does not include the words “Berry,” “Berry Global,” “Berry Plastics” or any part thereof, and (b) the trade names, trademarks, service marks, logos, trade dress, business/corporate names or domain names which are owned by the Surviving Entity and each of the other Spinco Entities and affixed to or included in or with any of their assets, to be removed from such asset or changed to a name that does not include the words “Berry,” “Berry Global,” “Berry Plastics” or other variations thereof;

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the completion of certain other Transaction Documents and certain other agreements, including the preparation of Exhibit A schedule of services to the Transition Services Agreement;

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Berry’s obligation (a) to prepare certain financial information, included audited financials and subsequent quarterly unaudited financials, and pro forma financial information concerning the Spinco Business, in each case, for inclusion in the agreed-upon filings with the SEC (see “— SEC Filings” above), and (b) to deliver to Glatfelter the initial audited financials of the Spinco Business within 120 days after the date of the RMT Transaction Agreement;

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the parties’ obligations to reasonably cooperate with each other in connection with the works council notification and consultation processes and to satisfy all notification and consultation obligations in all material respects with respect to the Initial Spin, the Separation and the Merger; and

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the parties’ obligations to cooperate with each other and use, and cause their respective subsidiaries to use, their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, all things necessary, proper or advisable under the RMT Transaction Agreement or applicable law as may be required to carry out the provisions of the RMT Transaction Agreement, to consummate and make effective the Merger and the other Transactions and to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to matters described above under “— Regulatory Matters”, which will be governed by those provisions, and any consents required in connection with the Separation, which will be governed by the Separation Agreement), provided that no party or any of its affiliates will be required to offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party in connection with such efforts.

Conditions to the Merger
Each party’s obligation to complete the Merger is subject to the satisfaction or waiver by Berry and Glatfelter at or prior to the Closing of each of the following conditions:
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the Initial Spin, the Spinco Distribution and the Separation will have been consummated in accordance with the terms of the Separation Agreement;

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the Glatfelter Shareholder Approval will have been obtained;

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the shares of Glatfelter common stock issuable to the holders of shares of Spinco common stock pursuant to the RMT Transaction Agreement will have been authorized for listing on the NYSE upon official notice of issuance;

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(i) if applicable, the statutory waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act will have expired or been earlier terminated and, to the extent applicable, any agreement between the parties, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any other applicable Governmental Entity, on the other hand, not to consummate the Transactions will have expired or otherwise been terminated, (ii) all other authorizations, consents, orders, approvals, filings and declarations of, and all expirations of waiting periods required from, any governmental entity set forth on the Berry’s confidential disclosure letter required for the consummation of the Transactions will have been filed, occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being the “Requisite Regulatory Approvals”), (iii) all such Requisite Regulatory Approvals will be in full force and effect and (iv) none of the Regulatory Approvals, including the Requisite Regulatory Approvals, will have had, or would reasonably be expected to have a Detriment;

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no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions;

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each of the Distribution Registration Statement and the Glatfelter Registration Statement will have become effective in accordance with the provisions of the Securities Act, and no stop order suspending the effectiveness of the Distribution Registration Statement or the Glatfelter Registration Statement will have been issued and remain in effect, and no proceedings for that purpose will have commenced or be threatened in writing by the SEC, unless subsequently withdrawn;

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Spinco will have received cash proceeds from the borrowing by Spinco under the Spinco Financing Agreements; and

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the Special Cash Payment will have been consummated in accordance with the terms of the Separation Agreement.

The respective obligations of Glatfelter and Merger Subs to complete the Merger are also subject to the satisfaction or waiver by Glatfelter at or prior to the Closing of the following conditions:
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on the date of the RMT Transaction Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) Berry’s (i) representations and warranties with respect to organization, good standing and qualification regarding Berry, corporate authority and approval regarding Berry, brokers and finders regarding Berry, organization, good standing and qualification regarding Spinco, capital structure of Spinco, corporate authority and approval regarding Spinco and brokers and finders regarding Spinco will be true and correct in all material respects (without giving effect to any materiality, material adverse effect or similar qualification), (ii) representations and warranties with respect to absence of certain changes will be true and correct in all respects and (iii) other representations and warranties will be true and correct unless the failure of such representations and warranties of Berry referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, material adverse effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Spinco;

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each of Berry and Spinco will have performed in all material respects all obligations required to be performed by it under the RMT Transaction Agreement and the other Transaction Documents at or prior to the Closing Date;

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since the date of the RMT Transaction Agreement, there will not have occurred any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Spinco;

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Glatfelter and Merger Subs will have received a certificate signed on behalf of Berry and Spinco by an executive officer of Berry and Spinco certifying that the conditions set forth in the three immediately preceding bullets have been satisfied;

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Glatfelter will have received a true copy of the Tax Opinions, and the Tax Opinions will not have been withdrawn or rescinded (provided that this condition will not apply with respect to any Tax Opinion to the extent that any such matters are addressed in the IRS Ruling); and

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Glatfelter will have received a true copy of the IRS Ruling, and the IRS Ruling will continue to be valid and in full force and effect as of the Closing Date.

The obligation of Berry and Spinco to complete the Merger is also subject to the satisfaction or waiver by Berry at or prior to the Closing of the following conditions:
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on the date of the RMT Transaction Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) Glatfelter’s (i) representations and warranties with respect to organization, good standing and qualification, corporate authority and approval, certain capital structure matters and brokers and finders will be true and correct in all material respects (without giving effect to any materiality, material adverse effect or similar qualification), (ii) representations and warranties with respect to absence of certain changes will be true and correct in all respects and (iii) other representations and warranties will be true and correct unless the failure of such representations and warranties of Glatfelter referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, material adverse effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Glatfelter;

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each of Glatfelter and Merger Subs will have performed in all material respects all obligations required to be performed by it under the RMT Transaction Agreement and the other Transaction Documents at or prior to the Closing Date;

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since the date of the RMT Transaction Agreement, there will not have occurred any effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect with respect to Glatfelter;

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Berry will have received a certificate signed on behalf of Glatfelter and Merger Subs by an executive officer of Glatfelter and Merger Subs certifying that the conditions set forth in the three immediately preceding bullets have been satisfied;

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none of the regulatory approvals required to be obtained by any of the parties prior to the First Effective Time, including the Requisite Regulatory Approvals, will , or would reasonably be expected to, require Berry or its affiliates (other than the Spinco Entities) to (A) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, or (B) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, except with respect to Berry’s right to designate directors on the Glatfelter Board pursuant to the RMT Transaction Agreement;

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Berry will have received a true copy of the Tax Opinions, and the Tax Opinions will not have been withdrawn or rescinded (provided that this condition will not apply with respect to any Tax Opinion to the extent that any such matters are addressed in the IRS Ruling); and

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Berry will have received a true copy of the IRS Ruling, and the IRS Ruling will continue to be valid and in full force and effect as of the Closing Date.

Termination
The RMT Transaction Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the First Effective Time by mutual written consent of Berry and Glatfelter.
The RMT Transaction Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the First Effective Time by either Berry or Glatfelter, if:
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the Merger has not been completed by the Outside Date;

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the Glatfelter Shareholder Approval is not obtained at the Glatfelter special meeting or at any adjournment or postponement thereof taken in accordance with the RMT Transaction Agreement; or

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any law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; provided that the right to terminate the RMT Transaction Agreement in such event will not be available to any party that has breached in any material respect its obligations under the RMT Transaction Agreement or the other Transaction Documents if such breach is the primary cause of such law or governmental order to have been enacted or issued.
In addition, the RMT Transaction Agreement may be terminated, and the Merger may be abandoned by Berry:
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following a Threshold Event, but prior to the time the Glatfelter Shareholder Approval is obtained, if Berry enters into a Spinco Alternative Acquisition Agreement in response to a Spinco Superior Proposal, to the extent permitted by and in accordance with the terms and subject to the conditions of the RMT Transaction Agreement, and Berry, immediately prior to or concurrently with such termination, pays to Glatfelter in immediately available funds any fees required to be paid pursuant to the RMT Transaction Agreement as described below under “— Termination Fees and Expenses Payable in Certain Circumstances” (this termination right is referred to herein as the “Spinco Superior Proposal Termination Right”);

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prior to the time the Glatfelter Shareholder Approval is obtained, if the Glatfelter Board has made a Glatfelter Change of Recommendation or at any time following receipt of a Glatfelter Acquisition Proposal that has been publicly disclosed, the Glatfelter Board has failed to reaffirm its approval or recommendation of the RMT Transaction Agreement and the Merger and the other Transactions within 10 business days of such public disclosure (and if the Glatfelter special meeting is scheduled to be held within 10 business days, then within two business days of such public disclosure) (this termination right is referred to herein as the “Glatfelter Change of Recommendation Termination Right”); or

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if at any time prior to the First Effective Time, there has been a breach by Glatfelter or either Merger Sub of any representation, warranty, covenant or agreement set forth in the RMT Transaction Agreement, or if any representation or warranty of Glatfelter or Merger Subs has become untrue, in either case, such that the conditions Berry’s and Spinco’s obligation to complete the Merger related to Glatfelter’s representations and warranties and Glatfelter’s and Merger Subs’ performance of their obligations under the RMT Transaction Agreement and the other Transaction Documents would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Berry to Glatfelter, or (ii) three business days prior to the Outside Date); provided, however, that the right to terminate the RMT Transaction Agreement will not be available to Berry if it has breached in any material respect its obligations set forth in the RMT Transaction Agreement or any other Transaction Document if such breach is the primary cause of the occurrence of the failure of a condition to the completion of the Merger (this termination right is referred to herein as the “Glatfelter Breach Termination Right”).

In addition, the RMT Transaction Agreement may be terminated, and the Merger may be abandoned by Glatfelter:
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prior to the time the Glatfelter Shareholder Approval is obtained, if the Glatfelter Board authorizes Glatfelter to enter into a Glatfelter Alternative Acquisition Agreement in response to a Glatfelter Superior Proposal, to the extent permitted by and in accordance with the terms and subject to the conditions of the RMT Transaction Agreement, and Glatfelter, immediately prior to or concurrently with such termination, pays to Berry in immediately available funds any fees required to be paid pursuant to the RMT Transaction Agreement as described below under “— Termination Fees and Expenses Payable in Certain Circumstances” (this termination right is referred to herein as the “Glatfelter Superior Proposal Termination Right”); or

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if at any time prior to the First Effective Time, there has been a breach by Berry or Spinco of any representation, warranty, covenant or agreement set forth in the RMT Transaction Agreement, or if any representation or warranty of Berry or Spinco has become untrue, in either case, such that the conditions to Glatfelter’s and Merger Subs’ obligation to complete the Merger related to Berry’s representations and warranties and Berry’s and Spinco’s performance of their obligations under the RMT Transaction Agreement and the other Transaction Documents would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (1) 30 days after the giving of notice thereof by Glatfelter to Berry, or (2) three business days prior to the Outside Date); provided, however, that the right to terminate the RMT Transaction Agreement pursuant to the foregoing will not be available to Glatfelter if it has breached in any material respect its obligations set forth in the RMT Transaction Agreement or any other Transaction Document if such breach is the primary cause of the occurrence of the failure of a condition to the completion of the Merger (this termination right is referred to herein as the “Berry Breach Termination Right”).
Termination Fees and Expenses Payable in Certain Circumstances
The RMT Transaction Agreement provides that, upon termination of the RMT Transaction Agreement under specified circumstances, a termination fee of $10,000,000 may be payable by Glatfelter to Berry or by Berry to Glatfelter.
The termination fee is payable by Berry to Glatfelter if the RMT Transaction Agreement is terminated by Berry pursuant to the Spinco Superior Proposal Termination Right.
The termination fee is payable by Glatfelter to Berry if the RMT Transaction Agreement is terminated:
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if the Merger is not completed by the Outside Date and (A) prior to such termination, a Glatfelter Acquisition Proposal has been publicly announced or otherwise becomes publicly known after the date of the RMT Transaction Agreement (and in any such case, such Glatfelter Acquisition Proposal is not publicly withdrawn at least four business days prior to the Glatfelter special meeting), and (B) on or prior to the date that is 12 months after the date of such termination, a Glatfelter Acquisition Proposal is consummated or Glatfelter enters into a Glatfelter Alternative Acquisition Agreement;

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by Berry pursuant to the Glatfelter Change of Recommendation Termination Right; or

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by Glatfelter pursuant to the Glatfelter Superior Proposal Termination Right.

If, in order to obtain the termination fee, Berry or Spinco commences a suit that results in a judgment against Glatfelter for the fees set forth in the RMT Transaction Agreement or any portion of such fees, Glatfelter will pay to Berry or Spinco its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.
Expenses
Except as otherwise provided in the RMT Transaction Agreement and the other Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with the RMT Transaction Agreement and the Transactions will be paid by the party incurring such costs and expenses.
Specific Performance
In the RMT Transaction Agreement, the parties acknowledge and agree that the rights of each party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of the RMT Transaction Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to any other available remedies a party may have in equity or at law, each party will be entitled to enforce specifically the terms and provisions of the RMT Transaction Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of the RMT Transaction Agreement without necessity of posting a bond or other form of security. If any proceeding should be brought in equity to enforce the provisions of the RMT Transaction Agreement, no party will allege, and each party waives the defense, that there is an adequate remedy at law.

Governing Law; Jurisdiction
The RMT Transaction Agreement is governed by the laws of the State of Delaware without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction.
The parties have agreed that any proceeding in connection with, arising out of or otherwise relating to the RMT Transaction Agreement, any instrument or other document delivered pursuant to the RMT Transaction Agreement or the Transactions will be brought exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), provided that if subject matter jurisdiction over the matter that is the subject of the proceeding is vested exclusively in the United States federal courts, such proceeding will be heard in the United States District Court for the District of Delaware.
Notwithstanding the foregoing, the parties have agreed that causes of action against any of the financing sources party to the Spinco Commitment Letter or any of the other Financing Sources relating to the RMT Transaction Agreement or the performance of services related thereto will be governed by the laws of the State of New York and the parties will not bring any legal proceedings against the Spinco Lenders or other Financing Sources in any way relating to the Spinco Financing in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York.
Modification or Amendment; Waiver
The RMT Transaction Agreement may, at any time prior to the Second Effective Time, be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each party, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that for any amendments or modifications to the sections of the RMT Transaction Agreement relating to financing, modifications, amendments and waivers, submission to jurisdiction, selection of forum and waiver of trial by jury, third-party beneficiaries and non-recourse against certain non-parties to the RMT Transaction Agreement, to the extent materially adversely affecting any of the Spinco Lenders or any of the other Financing Sources, will not be effective with respect to such affected Spinco Lenders or Financing Sources without their prior written consent to such amendment or modification.

THE SEPARATION AND DISTRIBUTION AGREEMENT
The following is a summary of the material provisions of the Separation Agreement. This summary is qualified in its entirety by the Separation Agreement, which is attached as Annex B to this document and incorporated by reference herein. Berry stockholders and Glatfelter shareholders are urged to read the Separation Agreement in its entirety. This summary of the Separation Agreement has been included to provide Berry stockholders and Glatfelter shareholders with information regarding its terms. The rights and obligations of the parties are governed by the express terms and conditions of the Separation Agreement and not by this summary or any other information included in this document. This summary is not intended to provide any other factual information about Berry, Spinco, Glatfelter, First Merger Sub or Second Merger Sub. Information about Berry, Spinco, Glatfelter, First Merger Sub and Second Merger Sub can be found elsewhere in this document and in the documents incorporated by reference herein. See also “Where You Can Find More Information; Incorporation by Reference.”
The Separation
General
Before the Initial Spin, Berry and Spinco will undertake the transfer and/or assignment and assumption of certain of the Spinco Assets, Spinco Liabilities, Excluded Assets and Excluded Liabilities as conducted substantially in accordance with the separation plan (the “Separation Plan”). The transfer of assets and assumption of liabilities is described in further detail below.
Transfer of Spinco Assets
Subject to the terms and conditions of the Separation Agreement, before the Initial Spin, Berry will assign, transfer, convey and deliver (or will cause each of its applicable subsidiaries to assign, transfer, convey and deliver) to Spinco or the applicable member(s) of the Spinco Group, which Spinco or the applicable members(s) of the Spinco Group will accept, all of Berry’s and its applicable subsidiaries’ respective right, title and interest in and to all Spinco Assets. The “Spinco Assets” include, among other things, all right, title and interest in all Assets of Berry and its subsidiaries immediately before the Spinco Distribution that are primarily used or primarily held for use in the Spinco Business (except as otherwise expressly contemplated in the Separation Agreement or the Ancillary Agreements), including:
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all equity interests in the persons set forth on Schedule VI to the Separation Agreement, each of which are direct or indirect subsidiaries of Berry;

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all raw materials, parts, supplies, goods, materials, works-in-process, finished goods, inventory, packaging and stock in trade used or held for use in connection with the Spinco Business;

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all cash and cash equivalents of the Spinco Group (up to the Minimum Cash Amount) and all bank accounts, lock boxes and other deposit arrangements exclusively used in, held for use in or related to the Spinco Business;

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any and all accounts receivable and other current assets of the Spinco Group;

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all contracts primarily related to the Spinco Business and any contract or part thereof that is otherwise expressly contemplated pursuant to the Separation Agreement or any of the other Ancillary Agreements to be assigned to Spinco or any member of the Spinco Group;

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all computers, software and software platforms, databases, hardware, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment that are owned or controlled by the Spinco Entities and used in connection with the operation of the Spinco Business;

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all U.S. and foreign intellectual property rights, and any and all intellectual property and other similar proprietary rights, as they exist anywhere in the world, whether registered or unregistered, including trademarks, patents, copyrights and trade secrets, owned or purported to be owned by the Spinco Entities;

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all buildings, machinery, equipment and other tangible assets currently primarily being used by the Spinco Business and Spinco Real Property;

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all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a governmental entity necessary to own, lease and operate the Spinco Business as presently conducted;

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all contracts, documents, books, records or files of the Spinco Business; and

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any and all other right, title and ownership interests in and to all properties, claims, contracts, rights, businesses, technology or assets (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the records or financial statements that are expressly allocated to Spinco or any other member of the Spinco Group pursuant to the Separation Agreement or any Ancillary Agreement.

Notwithstanding anything to the contrary above, the Separation Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the insurance policies of the Spinco Group or the Berry Group, and any assignment or rights to coverage under such Insurance Policies is governed by the specific insurance covenant of the Separation Agreement (see “— Insurance” below).
Transfer of Excluded Assets
Subject to the terms and conditions of the Separation Agreement, before the Initial Spin, Spinco will cause the members of the Spinco Group to assign, transfer, convey and deliver to Berry or one or more of its other subsidiaries designated by Berry (other than any member of the Spinco Group), and Berry or such other subsidiaries will accept from such applicable members of the Spinco Group, the direct or indirect right, title and interest in and to any Excluded Assets. The “Excluded Assets” include, among other things, the right, title and ownership interests of Berry and its subsidiaries other than the Spinco Assets, including:
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all right, title and ownership interests in and to all properties, claims, contracts, rights, businesses, technology or assets listed or described on Schedule II to the Separation Agreement;

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shares of capital stock of, or any other equity or ownership interests in, the subsidiaries held, directly or indirectly, by Berry, other than the Spinco Transferred Interests;

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all raw materials, parts, supplies, goods, materials, works-in-process, finished goods, inventory, packaging and stock in trade, other than that used or held for use in connection with the Spinco Business;

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all cash and cash equivalents (except for cash and cash equivalents up to the Minimum Cash Amount or as expressly otherwise provided in the Ancillary Agreements);

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all real property, whether owned, leased, subleased, licensed, or otherwise occupied by Berry and its subsidiaries, other than Spinco Real Property;

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all computers, software and software platforms, databases, hardware, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment that are owned or controlled by Berry and its affiliates (excluding the Spinco Group) and used in connection with the operation of the Berry Business;

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all U.S. and foreign intellectual property rights, and any and all intellectual property and other similar proprietary rights, as they exist anywhere in the world, whether registered or unregistered, including trademarks, patents, copyrights and trade secrets, owned or purported to be owned by Berry, other than the Spinco Intellectual Property; and

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all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees and all similar rights against third parties, in each case, to the extent relating to any other Excluded Asset or Excluded Liability.

Assumption of Spinco Liabilities
Subject to the terms and conditions of the Separation Agreement, before the Initial Spin, Spinco will, and will cause the other members of the Spinco Group to accept, assume and agree to perform, discharge and fulfill the Spinco Assumed Liabilities in accordance with their respective terms. The “Spinco Assumed Liabilities” include, among other things:
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all liabilities set forth on Schedule V to the Separation Agreement;

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any and all liabilities that are expressly assumed by or allocated to Spinco or any other member of the Spinco Group pursuant to the Separation Agreement or any Ancillary Agreement, and any and all obligations and liabilities of any member of the Spinco Group pursuant to the Separation Agreement or any Ancillary Agreement;

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any and all current liabilities of the Spinco Group;

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the operation of the Spinco Business, as conducted at any time before, at or after the Spinco Distribution;

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any and all liabilities to the extent relating to, arising out of or resulting from the operation of any business conducted by or on behalf of any member of the Spinco Group at any time after the Spinco Distribution (including any liability relating to, arising out of or resulting from any act or failure to act by any person, whether or not such act or failure to act is within such person’s authority, with respect to such business); and

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any and all liabilities to the extent related to or arising out of any Spinco Assets or the Spinco Business.

The Spinco Assumed Liabilities will include the aforementioned liabilities (except for liabilities related to taxes, which are governed by the Tax Matters Agreement) of Berry or any of its subsidiaries (including the members of the Spinco Group and members of the Berry Group) in the following categories, in each case, regardless of (a) when or where such liabilities arose or arise (whether arising before, at or after the Spinco Distribution), (b) where or against whom such liabilities are asserted or determined, (c) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Berry Group or Spinco Group or any of their past or present respective directors, officers, employees, agents, subsidiaries or affiliates and (d) which entity is named in any proceeding associated with any liability.
Excluded Liabilities
Berry and/or its subsidiaries designated by Berry (other than any member of the Spinco Group) will generally retain or assume any liabilities that are not Spinco Assumed Liabilities, which liabilities, including, among other things and subject to certain exceptions, those liabilities described below, are referred to herein as the “Excluded Liabilities”:
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all liabilities set forth on Schedule III to the Separation Agreement;

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all liabilities of Berry or its subsidiaries to the extent (i) such liabilities are not Spinco Assumed Liabilities or (ii) relate to, arise out of or result from any disposed or discontinued business or operations of Berry and its subsidiaries as of the Spinco Distribution;

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all liabilities, whether presently in existence or arising after the date of the Separation Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor engaged by any member of the Berry Group or, to the extent the relevant engagement was entered into before the Spinco Distribution, any member of the Spinco Group, in each case in connection with the transactions contemplated by the Separation Agreement or the Ancillary Agreements (other than, for the avoidance of doubt, to the extent otherwise provided in the RMT Transaction Agreement or any Ancillary Agreement);

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all liabilities to the extent relating to, arising out of or resulting from the indemnification of any director, officer, manager, agent or employee of Berry or any of its affiliates who was a director, officer, manager, agent or employee of Berry or any of its affiliates (including the Spinco Group) on or before the Spinco Distribution to the extent such director, officer, manager, agent or employee is or becomes a named defendant in any shareholder derivative suit brought by stockholders of Berry against Berry arising from the transactions contemplated by this Agreement or the RMT Transaction Agreement;
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all liabilities to the extent relating to, arising out or resulting from any matter subject to or regulated by environmental law, in each case whether before, at or after the Spinco Distribution, and in each case to the extent relating to, arising out of or resulting from: (i) the ownership, occupancy or use of any property of the Berry Group; or (ii) the use, treatment, release, handling, transportation or disposal of hazardous substances on or from any property of the Berry Group; and

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all other liabilities of Berry and its subsidiaries that are expressly contemplated by the Separation Agreement or any other Ancillary Agreement as liabilities to be retained or assumed by Berry or any other member of the Berry Group, and all agreements, obligations and other liabilities of Berry or any member of the Berry Group under the Separation Agreement or any of the other Ancillary Agreements.

The Excluded Liabilities will include the above liabilities regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained in the Separation Agreement will preclude or inhibit Berry from asserting against third parties any defense available to the person that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred before, at or subsequent to the Spinco Distribution, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined before the date of the Separation Agreement.
Information contained herein with respect to the assets and liabilities of the parties following the Spinco Distribution is presented based on the allocation of such assets and liabilities pursuant to the Separation Agreement unless the context otherwise requires. Certain of the liabilities and obligations assumed by one party or for which one party will have an indemnification obligation under the Separation Agreement and the Ancillary Agreements are, and following the Spinco Distribution may continue to be, the legal or contractual liabilities or obligations of another party. Each such party that continues to be subject to such legal or contractual liability or obligation will rely on the applicable party that assumed the liability or obligation or the applicable party that undertook an indemnification obligation with respect to the liability or obligation, as applicable, under the Separation Agreement, to satisfy the performance and payment obligations or indemnification obligations with respect to such legal or contractual liability or obligation.
Required Consents and Delayed Assets
The Separation Agreement provides that Berry, Spinco and Glatfelter will, until the earlier of (1) 24 months after the Spinco Distribution, and (2) 36 months after the date of the Separation Agreement, use commercially reasonable efforts to obtain, as promptly as practicable, the required consents for the transfer of any Spinco Asset or Excluded Asset as contemplated by the Separation Agreement. Berry, Spinco and Glatfelter also agreed to provide such evidence as to financial capability, resources and creditworthiness of Berry, Spinco and Glatfelter as may be reasonably requested by any third party whose consent is sought. In no event will (A) any of Berry or Glatfelter (or any of their respective affiliates) be required to make any non-de minimis payment, incur any non-de minimis liability, commence any litigation or make any non-de minimis concession (financial or otherwise) to obtain any consents of third parties contemplated by the Separation Agreement, and (B) before the Spinco Distribution, Spinco or any of its subsidiaries be required to make any material payments, incur any material liability, commence any litigation or make any material financial concessions to obtain any consents of third parties contemplated by the Separation Agreement.
To the extent that any transfers of assets or assumption of liabilities contemplated by the Separation Agreement (other than Commingled Contracts and Combined Contracts, which are described below and treated separately under the Separation Agreement) are not completed at or prior to the Spinco Distribution, (1) the party retaining any such deferred asset will hold the asset for the use and benefit of the intended recipient party entitled to the asset and use its commercially reasonable efforts to cooperate with the intended recipient party to agree to any reasonable and lawful arrangement designed to provide the intended recipient party with the rights, benefits and control over such asset, and (2) the party intended to assume any such deferred liability will pay or reimburse the other party for any amounts paid or incurred by such party in connection with such retained liabilities. The party retaining such asset or liability will, among other things, treat any such asset or liability in the ordinary course of business in accordance with past practice. Once the legal impediment to the transfer of the asset in question is removed, or the necessary consents and/or governmental approvals are obtained, the transfer will be effected pursuant to the terms of the Separation Agreement and/or applicable Ancillary Agreement.
Commingled Contracts and Combined Contracts
The Separation Agreement provides that, before the Spinco Distribution and until the date that is 24 months after the Spinco Distribution, to the extent (i) the rights and obligations (or comparable services) under any contract (other than a Combined Contract described below) to which any member of the Berry Group is a party and relating to both the Spinco Business and the Berry Business which are not capable of being divided between, or standing on their own, for the Spinco Business or the Berry Business without the consent of a third party (each a “Commingled Contract”) have not been or are not contemplated to be provided to the Spinco Group pursuant to an Ancillary Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Commingled Contract have not yet been obtained or are not contemplated to be obtained pursuant to the Ancillary Agreements or the Separation Agreement and (iii) requested by Spinco or Glatfelter, Berry will notify the third party that is the counterparty to each Commingled Contract and use its commercially reasonable efforts to assist Spinco (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Spinco Business with any third party which is a counterparty to any Commingled Contract, (B) to assign to a member of the Spinco Group the rights and obligations under such Commingled Contract to the extent related to the Spinco Business, so that Berry and Spinco or the members of their respective groups will be entitled to the rights and benefits, and will assume the related portion of any liabilities, inuring to their respective businesses or (C) to establish reasonable and lawful arrangements designed to provide the Spinco Group with the rights and obligations under such Commingled Contract as of the Spinco Distribution and to the extent related to the Spinco Business.
The Separation Agreement provides that, before the Spinco Distribution and until the date that is 24 months after the Spinco Distribution, to the extent (i) the rights and obligations (or comparable services) under any contract (other than a Commingled Contract described above) to which any member of the Spinco Group is a party and primarily relating to the Spinco Business, but also relating to the Berry Business, which are not capable of being divided between, or standing on their own, for the Spinco Business or the Berry Business without the consent of a third party (each a “Combined Contract”) have not been or are not contemplated to be provided to Berry pursuant to an Ancillary Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Combined Contract to the extent related to the Berry Business have not yet been obtained or are not contemplated to be obtained pursuant to the Ancillary Agreements or the Separation Agreement and (iii) requested by Berry, Spinco will notify the third party that is the counterparty to each Combined Contract and will use its commercially reasonable efforts to assist Berry (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Berry Business with any third party which is a counterparty to any Combined Contract, (B) to assign to Berry or its affiliates (other than any member of the Spinco Group) the rights and obligations under any Combined Contract to the extent related to the Berry Business, so that Berry and Spinco or the members of their respective groups will be entitled to the rights and benefits, and will assume the related portion of any liabilities, inuring to their respective businesses or (C) to establish reasonable and lawful arrangements designed to provide the Berry Group with the rights and obligations under such Combined Contract as of the Spinco Distribution and to the extent related to the Berry Business.
However, Berry and Spinco did not make a representation or warranty that any third party will consent to an assignment or agree to enter into any such contract, contract right, bid, purchase order or other agreement with Berry or an affiliate thereof on the existing terms of the applicable Combined Contract or at all. Neither Berry nor Spinco (nor any of their affiliates) will be required to expend any non-de minimis unreimbursed money, commence any litigation or offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any third party to fulfill the above-mentioned obligations regarding Combined Contracts.

Intergroup Accounts and Intercompany Accounts
The Separation Agreement provides that all intercompany receivables, payables, loans and balances between any member of the Berry Group, on the one hand, and the Spinco Group, on the other hand as of immediately before the Spinco Distribution will be satisfied and/or settled in full by means of the Special Cash Payment, and such other cash payments, dividends, capital contributions, a combination of the foregoing, or otherwise cancelled and terminated or extinguished, in each case, substantially in accordance with the Separation Plan, before the Spinco Distribution. All liabilities arising from an intercompany receivables, payables, loans and balances between any member of the Berry Group, on the one hand, and the Spinco Group, on the other hand that are not so satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished will constitute Excluded Liabilities.
Each party will, at the reasonable request of any other party, take or cause to be taken, such other actions as may be reasonably necessary to implement the foregoing actions regarding Intergroup Accounts and Intercompany Accounts.
Intergroup Contracts
The Separation Agreement provides that no party or any other member of its group will be liable to any other party or any other member of such other party’s group based upon, arising out of or resulting from any contract, arrangement, course of dealing or understanding existing on or before the Spinco Distribution (other than the Transaction Documents and the Conveyancing and Assumption Instruments) and each party will terminate, substantially in accordance with the Separation Plan, any and all contracts, arrangements, course of dealings or understandings between or among it or any of its other group members, on the one hand, and any other party or any of its respective group members, on the other hand, effective as of the Spinco Distribution (other than the Transaction Documents and the Conveyancing and Assumption Instruments). No such terminated contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) will be of any further force or effect after the Spinco Distribution.
The parties will, and will cause the other members of their respective groups to, execute and deliver such agreements, instruments and other papers as may be required to evidence the termination of any such contract, arrangement, course of dealing or understanding if requested by a party.
Guarantees and Credit Support Instruments
The Separation Agreement provides that, on the Spinco Distribution Date or as soon as reasonably practicably thereafter, (i) Berry will, and will cause the other members of its group to (with the reasonable cooperation of the applicable other party) use commercially reasonable efforts to (A) cause a member of the Berry Group to be substituted in all respects for a member of the Spinco Group, as applicable, and (B) have all members of the Spinco Group removed or released as guarantor of or obligor for any liability of Berry (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the Spinco Group for the benefit of any member of the Berry Group) to the fullest extent permitted by applicable law, and (ii) Spinco will, and will cause the other members of its group to (with the reasonable cooperation of the applicable party), use commercially reasonable efforts to (A) cause a member of the Spinco Group to be substituted in all respects for a member of the Berry Group, as applicable, and (B) have all members of the Berry Group removed as guarantor of or obligor for any liability of Spinco (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the Berry Group for the benefit of any member of the Spinco Group) to the fullest extent permitted by applicable law. No member of the Spinco Group, or Berry Group or any of their respective affiliates from time to time will be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any third party with respect to any such guarantees.
The Separation Agreement provides that, on the Spinco Distribution Date or as soon as reasonably practicably thereafter, to the extent required to obtain a release of any member of the Spinco Group from a guaranty for the benefit of any member of the Berry Group, Berry will, and will cause the other members of its group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the Berry Group, as the case may be, would be reasonably unable to comply, or (ii) which would be reasonably expected to be breached in any material respect.
On or before the Spinco Distribution Date or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the Berry Group from a guaranty for the benefit of any member of the Spinco Group, Spinco (and if necessary, Glatfelter) will, and will cause the other members of its respective group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the Spinco Group, as the case may be, would be reasonably unable to comply, or (ii) which would be reasonably expected to be breached in any material respect.
Each party will, and will cause the other members their respective groups to cooperate and (y) Berry will, and will cause the other members of its group to, use commercially reasonable efforts to replace all Credit Support Instruments issued by Spinco or other members of the Spinco Group on behalf of or in favor of any member of the Berry Group or the Berry Business as promptly as reasonably practicable with Credit Support Instruments from Berry or a member of the Berry Group as of the Spinco Distribution, and (z) Spinco will, and will cause the other members of its group to, use commercially reasonable efforts to replace all Credit Support Instruments issued by Berry or other members of the Berry Group on behalf of or in favor of any member of the Spinco Group or the Spinco Business as promptly as reasonably practicable with Credit Support Instruments from Spinco or a member of the Spinco Group (or if necessary, Glatfelter) as of the Spinco Distribution. If any party is unable to obtain any required removal from a guarantee or replace the required Credit Support Instruments, such party will indemnify and hold harmless the other party from all losses pursuant thereto.
Special Cash Payment and Post-Closing Payments
The Separation Agreement requires that Spinco make, on or before the Initial Spin, the Special Cash Payment to BGI which is a cash payment in an amount equal to the sum of (a) all of the proceeds of the Spinco Financing, (b) plus (i) the amount, if any, by which the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment exceeds the Minimum Cash Amount of $214 million, or minus (ii) the amount, if any, by which the Minimum Cash Amount exceeds the cash and cash equivalents of Spinco as of immediately before the making of the Special Cash Payment minus (c) the aggregate amount of the payoff letters setting forth the amount required to pay the indebtedness of Glatfelter minus (d) the aggregate amount required to pay the transaction expenses of Berry, Spinco and Glatfelter.
In connection with the Special Cash Payment, at least three business days before the Special Cash Payment is made, Glatfelter and Berry will deliver to Spinco, and Spinco will deliver to Glatfelter and Berry, an itemized list of all Transaction Expenses incurred by such party, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and to the extent applicable, copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to Glatfelter, Spinco and Berry. Additionally, at least three days before making the Special Cash Payment, Glatfelter will deliver to Spinco payoff letters regarding the indebtedness of Glatfelter, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full. Spinco will pay the Transaction Expenses of Glatfelter, Berry and Spinco (provided that payment of any expenses incurred solely by Glatfelter in connection with the integration of the HHNF Business with Glatfelter will be capped at $5 million). Spinco will also pay the indebtedness of Glatfelter pursuant to the payoff letters delivered by Glatfelter prior to the making of the Spinco Special Cash Payment.
The Separation Agreement requires that immediately prior to the Spinco Distribution, Berry will cause Spinco to have at least 38 days of net working capital (excluding cash and cash equivalents), calculated in a manner consistent with Berry’s historical calculation of working capital days (excluding the impact of income tax accounts). In the event that, as of the Spinco Distribution, the Spinco Group has less than 38 days of net working capital (each a “Deficient day”), then no later than the 30th day following the Closing, Berry shall pay Spinco an amount in cash equal (a) to the number of Deficient Days multiplied by (b) $7 million.

If the RMT Transaction Agreement is terminated (which would result in a simultaneous termination of the Separation Agreement), each party will be responsible for its own Transaction Expenses incurred.
Insurance
Following the Spinco Distribution, the Spinco Group and the Spinco Business will no longer be covered under the insurance policies of Berry and its subsidiaries’ (other than members of the Spinco Group), and Berry and its subsidiaries retain the right to control such policies. Spinco will be responsible for securing all insurance policies that it considers appropriate for the Spinco Business and the operation thereof by the Spinco Group following the Spinco Distribution, and Berry will reasonably cooperate with Glatfelter, at Glatfelter’s request, to facilitate Spinco putting in place any such insurance policies with respect to the Spinco Business following the Spinco Distribution.
Each member of the Spinco Group will have the right to access occurrence-based coverage (to the extent such coverage exists) under the insurance policies of the Berry Group for claims asserted after the time at which the Spinco Distribution occurs but arising out of an occurrence before the time at which the Spinco Distribution occurs, but only to the extent such policies provide for such coverage and without cost to the Berry Group. The Berry Group will reasonably cooperate with the members of the Spinco Group in connection with the tendering of such claims; provided, however, that: (i) the applicable members of the Spinco Group promptly notify Berry of all such Post-Closing Claims; and (ii) the applicable members of the Spinco Group will be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim and will reimburse to the Berry Group all reasonable out-of-pocket costs and expenses incurred in connection with such claims.
Disclaimer of Representations and Warranties
The Separation Agreement provides that, except as expressly set forth in the Separation Agreement, the RMT Transaction Agreement or any Ancillary Agreement, none of Glatfelter, Berry or Spinco makes any representation or warranty as to the assets, equity interests, businesses, information or liabilities contributed, transferred or assumed as contemplated by the Separation Agreement or any Ancillary Agreement, as to any consents or governmental approvals required in connection with the Separation Agreement, the RMT Transaction Agreement or any Ancillary Agreement, as to any consents required in connection with the Separation Agreement, the value or freedom from any liens of, as to noninfringement, validity or enforceability or any other matter concerning, any assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any action or other asset, including accounts receivable, of any party, or as to the legal sufficiency of any contribution, assignment, document, certificate or instrument delivered to convey title to any asset or thing of value upon the execution, delivery and filing.
Conditions to the Separation
The obligations of Berry to effect the Separation pursuant to the Separation Agreement are subject to each of the parties to the RMT Transaction Agreement confirming that all necessary conditions under the RMT Transaction Agreement for each applicable party to the RMT Transaction Agreement (1) have been satisfied, (2) will be satisfied at the time of the Initial Spin or (3) subject to applicable laws, is waived by such party, as applicable.
The Spinco Distribution
Form of Initial Spin and Spinco Distribution
Berry has the option to effect the Spinco Distribution as (a) a Spin-Off, or (b) with the prior written consent of Glatfelter as either an Exchange Offer or as a combination of a Spin-Off and an Exchange Offer with or without a clean-up spin-off; provided, that the Exchange Offer and any clean-up spin-off would, subject to the satisfaction or waiver of the applicable conditions to the Spinco Distribution and Merger, be completed in a manner so that the Spinco Distribution and Merger would occur as promptly as reasonably practicable and in any event before the Outside Date. Berry will provide written notice to Glatfelter of the form of the Spinco Distribution no later than 30 days before the anticipated Spinco Distribution Date. Berry has determined to structure the Spinco Distribution as a Spin-Off.
Manner of Distribution
Before the Spinco Distribution, Berry will cause BGI to effect the Initial Spin, and, in a Spin-Off, each holder of record of shares of Berry common stock as of the close of business on the Distribution record date (a “Record Holder”) (other than Berry or any member of the Berry Group) will be entitled to receive for each share of common stock, par value $0.01 per share, of Berry held by such Record Holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such Record Holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (excluding shares held by any member of the Berry Group or the Spinco Group).
In a Spin-Off, before the Spinco Distribution Date, the Berry Board will establish (or designate a committee of the Berry Board to establish) the Distribution record date to allow the Spinco Distribution to occur as promptly as practicable and any appropriate procedures in connection with a Spin-Off.
Before the Initial Spin, the parties will take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of Spinco with the Secretary of State of the State of Delaware, to increase the number of authorized shares of Spinco common stock so that Spinco common stock then authorized shall be equal to the number of shares of Spinco common stock necessary to effect the Spinco Distribution.
Conditions to the Spinco Distribution
The obligations of Berry to effect the Spinco Distribution pursuant to the Separation Agreement are subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable law, waiver by Berry in its sole and absolute discretion (other than the condition relating to the Separation, which before the termination of the RMT Transaction Agreement may not be waived without Glatfelter’s written consent, which consent will not be unreasonably withheld, conditioned or delayed), of the following conditions:
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the Separation has been completed substantially in accordance with the Separation Plan (other than those steps that are expressly contemplated to occur at or after the Spinco Distribution);

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the completion of the Special Cash Payment in accordance with the Separation Agreement;

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receipt by the Berry Board of a solvency opinion from an independent appraisal firm as to (1) the solvency of Spinco, and (2) the solvency and surplus of Berry, in each case after giving effect to the Special Cash Payment, the consummation of the Initial Spin and the consummation for the Spinco Distribution (with the terms “solvency” and “surplus” having the meanings assigned thereto under Delaware law); and such Solvency Opinion will be reasonably acceptable to Berry in form and substance in Berry’s sole discretion; and such Solvency Opinion will not have been withdrawn or rescinded or modified in any respect adverse to Berry;

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the execution and delivery of the Ancillary Agreements by each party thereto;

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each of the conditions to Berry’s obligations to effect the Merger has been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Initial Spin, the Spinco Distribution and/or the Merger, so long as such conditions are capable of being satisfied at such time); and

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Glatfelter has irrevocably confirmed to Berry that each of the conditions to Glatfelter’s obligations to effect the Merger has been satisfied, will be satisfied at the time of the Initial Spin and the Spinco Distribution or, subject to applicable laws, is or has been waived by Glatfelter.

Many of the conditions, including without limitation the conditions related to the Solvency Opinion, are not expected to be satisfied prior to the Glatfelter shareholder meeting. The Solvency Opinion will be solely for the benefit of the Berry Board in connection with Spinco Distribution and accordingly will not be provided to Glatfelter shareholders.
Indemnification
Release of Pre-Distribution Claims
Except for (1) the right to enforce the Separation Agreement, the RMT Transaction Agreement, any Ancillary Agreement, any continuing arrangements or any agreements, arrangements, commitments or understandings that continue in effect after the Spinco Distribution pursuant to the terms of the Separation Agreement, the RMT Transaction Agreement or any Ancillary Agreement, (2) as may otherwise be expressly provided in the Separation Agreement and (3) any matter for which an Indemnitee is entitled to indemnification pursuant to Article V of the Separation Agreement, Berry, Glatfelter and Spinco, on behalf of itself and each member of its group, and to the extent permitted by law, on behalf of all persons who at any time before the Spinco Distribution were shareholders, directors, officers, agents or employees of any member of its respective group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (a) irrevocably but effective at the time of and conditioned upon the occurrence of the Spinco Distribution, and (b) at the time of the Spinco Distribution release and forever discharge the other party and, as applicable, the other members of such other party’s group and their respective successors and all persons who at any time before the Spinco Distribution were shareholders, directors, officers or employees of any member of such other party’s group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all liabilities whatsoever, whether at law or in equity, whether arising under any contract, by operation of law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spinco Distribution, including in connection with the Separation, the Initial Spin, the Spinco Distribution or any of the other transactions contemplated under the Separation Agreement and under the Ancillary Agreements; provided, however, that no Spinco Employee will be released and discharged to the extent that such liability relates to, arises out of or results from intentional misconduct by such employee. The foregoing release includes a release of any rights and benefits conferred by California Civil Code Section 1542 or any law of the United States or principle of common law or any law, which is similar, comparable or equivalent to California Civil Code Section 1542.
General Indemnification
Spinco has agreed to indemnify, defend and hold harmless the members of the Berry Indemnitees against any and all Indemnifiable Losses to the extent relating to, arising out of or resulting from any of, among other things and except as otherwise specifically set forth in the Separation Agreement, the following:
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the liabilities which are expressly assumed or have been allocated to the Spinco Group (including Spinco Assumed Liabilities) pursuant to the Separation Agreement or any Ancillary Agreement;

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any breach by Spinco of any provision of the Separation Agreement or the Ancillary Agreements; or

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any guarantee, indemnification or contribution obligation or Credit Support Instrument for the benefit of any member of the Spinco Group by any member of the Berry Group that survives following the Spinco Distribution.

Glatfelter has agreed, from and following the Closing Date, to indemnify, defend and hold harmless the Berry Indemnitees from and against all Indemnifiable Losses to the extent such indemnification payments are not made by a member of the Spinco Group.
Berry has agreed, following the Spinco Distribution Date, to indemnify, defend and hold harmless the Spinco Indemnitees against any and all Indemnifiable Losses to the extent relating to, arising out of or resulting from any of, among other things and except as otherwise specifically set forth in the Separation Agreement, the following:
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the liabilities which are expressly assumed or have been allocated to the Berry Group (including Excluded Liabilities) pursuant to the Separation Agreement or any Ancillary Agreement;

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any breach by Berry of any provision of the Separation Agreement or the Ancillary Agreements; or

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any guarantee, indemnification or contribution obligation or Credit Support Instrument for the benefit of any member of the Berry Group by any member of the Spinco Group that survives following the Spinco Distribution.

The Separation Agreement also establishes procedures with respect to claims subject to indemnification and related matters. Under the Separation Agreement, each Indemnitee’s obligations are uncapped and the amount of any Indemnifiable Loss will be reduced by any Insurance Proceeds or Third Party Proceeds actually recovered by the Indemnitee in respect of the Indemnifiable Loss. An Indemnitee’s obligations are also not subject to any time limits or deductible or de minimis threshold amounts.
Termination
Before the Spinco Distribution, the Separation Agreement will terminate immediately upon termination of the RMT Transaction Agreement. After the Spinco Distribution, the Separation Agreement may only be terminated by an agreement in writing signed by each of Glatfelter, Berry and Spinco. If there is any termination of the Separation Agreement, no party will have any liability or further obligation to any other party under the Separation Agreement, subject to certain specified exceptions.
Dispute Resolution
The Separation Agreement contains provisions that govern, except as otherwise provided in the Separation Agreement, the resolution of disputes, controversies or claims arising out of or relating to the Separation Agreement or any Ancillary Agreement or the breach, termination or validity thereof. These provisions contemplate that efforts will be made to resolve disputes, controversies and claims first by escalation of the dispute to senior management of the parties before the parties avail themselves of any other remedy. If senior management is unable to resolve a dispute within 30 days, the dispute may be submitted by either party to non-binding mediation in New York, New York with the mediation fees shared equally. If the parties are unable to resolve the dispute by mediation within 45 days of the appointment of the mediator, either party may seek relief in the Delaware courts in accordance with the Separation Agreement.
Other Matters
The Separation Agreement also governs, among other matters, access to financial and other information, receipt by one party of assets properly belonging to another party, confidentiality, access to and provision of witnesses and records, counsel and legal privileges.

DEBT FINANCING
On February 6, 2024, in connection with the entry into the Separation Agreement and the RMT Transaction Agreement, Spinco entered into the Spinco Commitment Letter, which was subsequently amended and restated on each of March 2, 2024, and March 8, 2024, in order to add additional lender parties to the Spinco Commitment Letter. Under the Spinco Commitment Letter, the Spinco Lenders, which include Citigroup Global Markets Inc. (or certain of its affiliates) (“Citi”), Wells Fargo Bank, National Association (or certain of its affiliates) (“WF”), Wells Fargo Securities, LLC, Barclays Bank PLC, HSBC Bank USA, N.A., HSBC Securities (USA) Inc., Goldman Sachs Bank USA, PNC Capital Markets LLC, PNC Bank, National Association, UBS Securities LLC and UBS AG, Stamford Branch committed to provide to Spinco (i) $1,585 million in aggregate principal amount of senior secured term loans, the Term Loan Facility, and (ii) a $350 million senior secured revolving credit facility. Subject to the right of Glatfelter to direct Spinco to replace all or a portion of the Spinco Financing with the Permanent Financing, the proceeds of the Term Loan Facility will be used by Spinco on the Closing Date to finance, in part, the repayment of certain indebtedness of Glatfelter and Spinco and to otherwise fund the other Transactions and to pay the related transaction fees and expenses.
The Term Loan Facility is expected to have a seven-year term. Borrowings under the Term Loan Facility are expected to bear interest at a rate equal to a customary applicable margin plus, as determined at Spinco’s option, either (a) a base rate determined by reference to the highest of (1) the prime rate of the administrative agent, (2) the U.S. federal funds rate plus 1/2 of 1% and (3) an adjusted one-month term SOFR rate plus 1.00% or (b) a term SOFR rate for the interest period relevant to such borrowing adjusted for certain additional costs.
The commitments of the Spinco Lenders to enter into the credit documentation for the Term Loan Facility are subject to certain customary closing conditions, as set forth below. There can be no assurance that such credit documentation will be finalized, or on the terms outlined in the Spinco Commitment Letter, or at all. The final terms of the credit documentation are subject to negotiation with the Spinco Lenders and may vary from the terms described in the Spinco Commitment Letter.
The availability of the Term Loan Facility is expected to be subject to certain closing conditions including those set forth below:
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the Merger closing simultaneously with the funding of the Term Loan Facility;

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the receipt by the Spinco Lenders of certain financial information relating to Spinco and its subsidiaries;

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payment of fees and expenses due under the credit facility documentation;

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the absence of a material adverse effect on Spinco and its subsidiaries or Glatfelter and its subsidiaries; and

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certain customary documentation (including execution of definitive credit facility documentation, delivering legal opinions and other customary loan documentation) and marketing requirements (including a period of time in which WF and Citi may form an additional syndicate of lenders to fund certain of the commitments).

The Term Loan Facility is expected to contain a number of covenants that among other things, restrict, subject to certain exceptions, Spinco’s ability and the ability of its subsidiaries to:
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sell assets;

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incur additional indebtedness;

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repay other indebtedness;

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pay dividends and distributions or repurchase capital stock;

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create liens on assets;

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make investments, loans, guarantees or advances;

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make certain acquisitions;

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engage in mergers or consolidations;

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enter into sale leaseback transactions;

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engage in certain transactions with affiliates;

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amend certain material agreements governing indebtedness;

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amend organizational documents;

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change the business conducted by Spinco and its subsidiaries;

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change Spinco’s fiscal year end; and

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enter into agreements that restrict dividends from subsidiaries.

The Term Loan Facility is expected to be unconditionally guaranteed by, subject to certain exceptions, each of Spinco’s existing and future direct and indirect domestic subsidiaries. The obligations are expected to be secured by substantially all of Spinco’s assets and those of each domestic subsidiary guarantor.
The commitment of the Spinco Lenders to provide the Term Loan Facility will terminate on the earliest of (1) the consummation of the Merger without the funding of the Term Loan Facility, (2) the termination of the RMT Transaction Agreement in accordance with its terms and (3) “Outside Date” as defined in the RMT Transaction Agreement.

OTHER AGREEMENTS RELATED TO THE TRANSACTIONS
Employee Matters Agreement
In connection with the Transactions, Glatfelter, Spinco and Berry have entered into the Employee Matters Agreement, which establishes the obligations of Glatfelter, Spinco and Berry with respect to the liabilities associated with current and former employees of the Spinco Business and the covenants of the parties with respect to the employment and compensation of such individuals in the context of the Transactions.
This summary is qualified by reference to the complete text of the Employee Matters Agreement, which is incorporated by reference into this document and is filed as an exhibit to the registration statement of which this document forms a part.
General Allocation of Liabilities
The Employee Matters Agreement generally provides that, except as otherwise provided in the Employee Matters Agreement, (1) Berry will retain responsibility for the employee benefits plans and programs maintained by the Berry group, including the Berry Global, Inc. Defined Benefit Pension Plan and the Berry Global Deferred Compensation Plan, and employment-related or similar liabilities associated with Berry employees and former Berry employees and Former Spinco Employees and any other service providers associated with the Berry Group, and (2) Spinco or a member of the Spinco Group will assume responsibility for the benefit plans and programs that are sponsored or maintained by the Spinco Group and employment-related or similar liabilities associated with current Spinco Employees and other services providers for the Spinco Group (including, following the Merger, Glatfelter as parent of Spinco).
Service Recognition
Under the Employee Matters Agreement, Spinco will give each individual who, immediately following the Spinco Distribution Date, is a current Spinco Employee or a beneficiary, dependent or alternate payee of any of the foregoing (a “Spinco Participant”) full credit for purposes of eligibility, vesting, determination of level of benefits and, to the extent applicable, benefit accruals under any Spinco benefit plan for such Spinco Participant’s service with any member of the Berry Group or Spinco Group prior to the Spinco Distribution Date to the same extent such service was recognized by the corresponding Berry benefit plans immediately prior to the Spinco Distribution Date; provided, however, that such service will not be recognized to the extent that such recognition would result in the duplication of benefits.
Post-Distribution Compensation and Benefits
Under the Employee Matters Agreement, Spinco will provide each Spinco Employee who continues in employment (other than any such employee covered by a labor agreement) with the following: (1) base salary or wage and target annual cash bonus, in each case, no less favorable than those opportunities provided prior to the Spinco Distribution Date; (2) target long-term incentive compensation opportunities substantially similar in the aggregate to the opportunities provided prior to the Spinco Distribution Date; and (3) employee benefits substantially similar in the aggregate to the benefits provided prior to the Spinco Distribution Date (without regard to any defined benefit pension plan benefit, equity and equity-based compensation, nonqualified deferred compensation, long-term incentive compensation, retiree medical or post-employment health and welfare benefit, retention or change in control bonus, arrangement for the payment of COBRA coverage and any special or non-recurring payments or bonuses). The opportunities and benefits described herein will be provided from the Spinco Distribution Date until December 31, 2025, or, if shorter, the period of employment (the “Continuation Period”); provided, however, that base salary or wages, target annual cash bonus and target long-term incentive compensation must be provided for a least one year following the Spinco Distribution Date.
Berry will honor all obligations under the annual bonus and commission plans or programs that Spinco Employees participate in for the fiscal year of the Closing Date and will pay such bonuses or commissions in the amounts and times required by such plans or programs.

In addition, any Spinco Employee whose employment is involuntarily terminated by the Spinco Group during the Continuation Period will be entitled to receive severance benefits no less favorable than the severance benefits such individual would have received immediately prior to the Spinco Distribution Date. Generally, Spinco will be responsible for any severance, separation pay, salary continuation or similar benefits payable to any Spinco Employee as a result of a termination following the Spinco Distribution.
Treatment of Qualified Pension and Retirement Savings Plans and Nonqualified Deferred Compensation Plans
The Employee Matters Agreement provides that, as of the Spinco Distribution Date, Berry will retain all assets and liabilities related to current and Former Spinco Employees under the Berry Global, Inc. Defined Benefit Pension Plan.
In addition, the Employee Matters Agreement includes a representation that Berry has fairly and accurately stated the pension liabilities and funding status in its financial statements for all material defined benefit pension plans that are maintained or contributed to in respect of Spinco Employees who are principally employed outside of the United States. Prior to the Spinco Distribution Date, Berry will cooperate in good faith to provide updated financials and other back-up information reasonably necessary as required by Glatfelter or its qualified actuary to confirm the accuracy of the pension liabilities and funding status of each such material non-United States defined benefit pension plan.
Prior to the Spinco Distribution Date, Berry will cause the trustee of the Berry Global Employees 401(k) Retirement Plan to segregate the assets relating to the full account balances of Spinco Participants and will make all necessary amendments to such plan and related trust agreement to effect the segregation and transfer of assets described herein. Effective as of the Spinco Distribution Date, the Spinco Group will establish a defined contribution savings plan that satisfies the requirements of applicable law (the “Spinco U.S. Savings Plan”) and such plan will accept a transfer of the full account balances of Spinco Participants under the Berry Global Employees 401(k) Retirement Plan. Spinco shall reimburse Berry for the costs of establishing the Spinco U.S. Savings Plan. In consideration of the transfer of such account balances, Spinco and the Spinco U.S. Savings Plan will assume all obligations with respect to account balances of the Spinco Participants under the Berry Global Employees 401(k) Retirement Plan, except for account balances that are distributed or otherwise withdrawn prior to the transfer date.
For Spinco Employees in the Berry Global Deferred Compensation Plan (the “Deferred Compensation Plan”), Berry will retain all liabilities associated with the accounts of such Spinco Employees under the Deferred Compensation Plan immediately prior to the Spinco Distribution Date.
Health and Welfare Benefits
The Employee Matters Agreement provides that, effective as of the Spinco Distribution Date, Spinco will adopt certain health and welfare plans for the benefit of eligible Spinco Participants that are substantially similar to Berry’s health and welfare plans, including a flexible spending accounts plan with features that are comparable to those contained in Berry’s flexible spending accounts plan in which Spinco Participants participated.
Generally, Berry will retain all liabilities under all Berry health and welfare plans that are not, after the Spinco Distribution, sponsored or maintained by the Spinco Group to the extent that such liabilities relate to claims which have been incurred on or prior to the Spinco Distribution Date. Berry, Glatfelter and Spinco agree to take all actions reasonably necessary to ensure continuity in disability coverage for inactive Spinco Employees on an approved leave of absence from work as of the Spinco Distribution Date. In addition, to the extent commercially reasonable, Spinco shall (1) waive certain limitations related to participation and coverage, waiting periods and evidence of insurability, other than limitations in effect for Spinco Participants prior to the Spinco Distribution Date, and (2) credit any co-insurance, deductibles and out-of-pocket requirements or maximums for the plan year in which the Spinco Distributions Date occurs.
Time-Off Benefits
The Employee Matters Agreement provides that Spinco will retain all liabilities for earned but unused vacation time, sick time and other time-off benefits of Spinco Employees through the Spinco Distribution

Date and that such accrued benefits will not be taken away during the Continuation Period if not otherwise subject to forfeiture under the applicable policy to which such benefits were earned.
Equity-Based Awards
Under the terms of the Employee Matters Agreement, certain Berry equity-based awards that were granted prior to the date of the Employee Matters Agreement to Spinco Employees identified in the Employee Matters Agreement and that are outstanding as of the Closing Date will remain Berry equity-based awards and may be adjusted as appropriate in accordance with the terms of the applicable plans to reflect the Spinco Distribution. All other Berry equity-based awards that were granted to Spinco Employees prior to the date of the Employee Matters Agreement and that are outstanding as of the Closing Date will be cancelled and replaced with Glatfelter equity-based awards of the same type based on the Glatfelter Equity Adjustment Ratio or providing the same economic benefit, as applicable, having substantially the same terms and conditions as those to which the underlying Berry equity-based award was subject to immediately prior to the Closing Date. Berry equity-based awards held by current and former employees of Berry who will not become Spinco Employees and Former Spinco Employees or that are otherwise specifically excluded from becoming Glatfelter equity-based awards under the Employee Matters Agreement will remain Berry equity-based awards and may be adjusted as appropriate in accordance with the terms of the applicable plans to reflect the Spinco Distribution. Additional information regarding the treatment of equity-based awards held by Spinco and Berry employees is set forth in “The Transactions — Effects of the Spinco Distribution and the Merger on Outstanding Berry Equity-Based Awards.”
Cash Incentive Awards
Berry will remain responsible for all liabilities for any annual bonus, commission, short- and long-term cash incentive and retention bonus awards, or portion of any such incentive awards, that any Spinco Participant is eligible to receive with respect to the portion of the calendar year prior to the Spinco Distribution Date.
Individual Arrangements
On or after the Spinco Distribution Date, Spinco will have full responsibility for certain liabilities or obligations relating to employment, separation, severance, consulting, non-competition, retention or other compensatory arrangements previously provided by any member of the Spinco Group or Berry Group to Spinco Participants, including certain liabilities and obligations in certain incentive letters provided to certain Spinco Employees in connection with the Transactions. Berry will have full responsibility for certain liabilities or obligations relating to employment, separation, severance, consulting, non-competition, retention or other compensatory arrangements previously provided by any member of the Spinco Group or Berry Group to Berry employees and Former Spinco Employees.
Restrictive Covenants
Effective as of the Spinco Distribution Date, Spinco will enjoy all the rights and benefits of pre-existing Berry agreements with current and Former Spinco Employees which contain restrictive covenants, including confidentiality, non-competition and non-solicitation provisions, with respect to the Spinco Business. Additionally, Berry and its affiliates will be restricted from enforcing such restrictive covenants against any Spinco Employee or entity, to the extent such Spinco Employee’s actions are in furtherance of the Spinco Business.
Labor Matters
Prior to Spinco Distribution Date, Berry, Glatfelter and Spinco agree to satisfy all legal or contractual requirements to provide notice to or to enter into any consultation or bargaining procedure with any employee or employee representative body in connection with the Transactions and to cooperate and use reasonable best efforts to satisfy all information and consultation obligations owed to any employee or employee representative body. As of the Spinco Distribution Date, Spinco or a member of the Spinco Group will assume responsibility for Spinco labor agreements covering Spinco Employees that will continue to apply to Spinco as a matter of law following the Spinco Distribution Date. For Spinco Participants covered by a Spinco labor agreement, the Spinco Group will provide compensation and benefits to each such employee in accordance with the terms of the applicable agreement and applicable law.
Effects of the Spinco Distribution and the Merger on Outstanding Berry Equity-Based Awards
Upon or following the Closing Date, with respect to Berry equity-based awards held by Spinco Employees, (1) each vested or unvested Berry RSU Award, vested or unvested Berry Option Award and unvested DER Award granted prior to February 6, 2024, that is outstanding, other than those certain Berry RSU Awards, Berry Option Awards or Berry DER Awards granted to Spinco Employees identified in the Employee Matters Agreement, will be cancelled and replaced with a corresponding Glatfelter equity-based award of the same type based on the Glatfelter Equity Adjustment Ratio or providing the same economic benefit, as applicable, with terms and conditions otherwise generally the same as those to which the underlying Berry RSU Award, Berry Option Award or Berry DER Award was subject immediately before the Closing Date, and (2) each Berry RSU Award, Berry Stock Option or Berry DER granted to Spinco Employees identified in the Employee Matters Agreement that was granted prior to February 6, 2024, that is outstanding as of the Closing Date will remain an award denominated in Berry common stock.
Certain current and former employees of Berry who are not currently or will not become Spinco Employees (including Former Spinco Employees) also hold Berry equity-based awards. Upon or following the Closing Date, each Berry RSU Award, Berry Option Award and Berry DER Award, in each case that is outstanding as of the Closing Date and held by a Berry employee or a Former Spinco Employee, will remain an award denominated in Berry common stock with the same terms and conditions, provided that such award may be equitably adjusted to the extent needed to prevent the dilution or enlargement of rights thereunder as determined by the Berry Compensation Committee to reflect the Spinco Distribution.
Tax Matters Agreement
In connection with the Transactions, Berry, Spinco and Glatfelter have entered into the Tax Matters Agreement which governs the parties’ respective rights, responsibilities and obligations with respect to taxes, including taxes arising in the ordinary course of business, taxes, if any, incurred as a result of any failure of the Initial Spin, the Spinco Distribution, the Merger or certain related Transactions to qualify as tax-free for U.S. federal income tax purposes, and the apportionment of tax attributes. The Tax Matters Agreement also sets forth the obligations of the parties with respect to the filing of tax returns, the administration of tax contests and assistance and cooperation on tax matters. This summary is qualified by reference to the complete text of the Tax Matters Agreement, which is incorporated by reference into this document and is filed as an exhibit to the registration statement of which this document forms a part.
In general, the Tax Matters Agreement governs the rights, responsibilities and obligations of Berry, on the one hand, and Spinco and Glatfelter, on the other hand, after the Spinco Distribution with respect to taxes for both pre-Spinco Distribution and post-Spinco Distribution periods. Under the Tax Matters Agreement, subject to certain exceptions, Berry is generally responsible for taxes attributable to Spinco that relate to the time period during which Berry owned the Spinco Business, and Glatfelter is generally responsible for taxes attributable to Spinco that relate to a post-Spinco Distribution period. Furthermore, Berry is generally responsible for taxes arising with respect to the failure of the Initial Spin, the Spinco Distribution, the Merger or certain related Transactions to qualify as tax-free transactions, except in certain cases where such taxes are attributable to a breach of certain representations, warranties or covenants made by Glatfelter (or by Spinco solely to the extent relating to any tax period beginning after the Second Merger) or to certain actions or omissions by Glatfelter (described in further detail below).
Under the Tax Matters Agreement, Berry, Spinco and Glatfelter will work together to structure the Separation and related Transactions to minimize the extent to which the Separation, the Initial Spin, Spinco Distribution, the Merger and certain related transactions are structured through taxable transactions.
In addition, to preserve the intended tax treatment of the Transactions, the Tax Matters Agreement generally prohibits, for a two-year period following the Spinco Distribution Date, Berry, Spinco and Glatfelter and their respective subsidiaries from taking certain actions that could cause the Initial Spin, the Spinco

Distribution, the Merger or certain related Transactions to fail to qualify as tax-free transactions. The Glatfelter Group may not, among other things and subject to certain exceptions:
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enter into any transaction or series of transactions as a result of which one or more persons would (directly or indirectly) acquire an amount of stock of Glatfelter that, when combined with certain other changes in ownership of stock in Glatfelter (including the Merger), would equal or exceed 45% of the outstanding stock of Glatfelter, as applicable, by vote or value;

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merge or consolidate Glatfelter with any other person, unless Glatfelter is the survivor of the merger or consolidation;

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fail to be actively engaged in the conduct of the active trade or business described in the IRS Ruling;

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sell or otherwise dispose of more than 35% of the gross assets of the Spinco Group or more than 35% of the gross assets of the HHNF Business;

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redeem or repurchase any stock of Glatfelter, other than in certain open-market or similar transactions;

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take any action affecting the voting rights of the stock of Glatfelter;

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take any action or actions that, individually or in the aggregate, would be reasonably likely to adversely affect the tax-free status of the Initial Spin, the Spinco Distribution, the Merger or certain related Transactions; or

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adopt a plan or enter into any agreement to do any of the foregoing.

The Tax Matters Agreement further restricts, subject to certain exceptions, the Glatfelter Group from refinancing or assuming the Spinco Financing within 90 days after the Spinco Distribution.
If the Glatfelter Group intends to take any action that is otherwise prohibited by the Tax Matters Agreement (as described above), prior to taking such action Glatfelter is required to (1) obtain a favorable private letter ruling from the IRS or an unqualified tax opinion, in each case, reasonably satisfactory to Berry to the effect that such action will not affect the tax-free status of the Initial Spin, the Spinco Distribution, the Merger or such related Transactions (and Berry will be required to cooperate in good faith in connection with Glatfelter’s efforts to obtain such private letter ruling or unqualified tax opinion), or (2) receive from Berry a written waiver of the requirement to obtain such private letter ruling or unqualified tax opinion. If the Glatfelter Group takes any of the actions described above and such actions result in indemnifiable tax-related losses (e.g., increased taxes, penalties and interest) under the Tax Matters Agreement, the Glatfelter Group generally is required to indemnify Berry for such tax-related losses, without regard to whether Glatfelter obtained a private letter ruling from the IRS or an unqualified tax opinion or received Berry’s prior written consent to take such action. The indemnity obligations of Berry, Spinco, Glatfelter and any of their respective subsidiaries under the Tax Matters Agreement are not subject to a cap.
The Tax Matters Agreement is binding on and will inure to the benefit of any successor to any of the parties of the Tax Matters Agreement to the same extent as if such successor had been an original party to the Tax Matters Agreement.
Transition Services Agreement
Upon the Closing, BGI and the Surviving Entity will enter into the Transition Services Agreement to facilitate the transition and integration of the HHNF Business with and into the Surviving Entity. Accordingly, for a certain period of time following the Closing, each of BGI and the Surviving Entity will provide the other party with services that the parties agree are reasonably necessary in order for the HHNF Business to operate, and each party will provide the applicable transition services to the other party in a manner generally consistent with the historical provision of such services by such party or any of its affiliates (to the extent such services were performed by such party or any of such affiliates prior to closing) to the HHNF Business during the 12-month period immediately prior to the date of the Transition Services Agreement. The term of the Transition Services Agreement is expected to be two years after the Closing Date, subject to an option to extend the term if BGI and the Surviving Entity agree in writing to do so (the “Extension Term”). If there is an Extension Term, the service recipient will, during the Extension Term, use commercially reasonable efforts to transition each service to its own internal organization or to obtain alternate third-parties able to provide each service.
The scope of services to be provided under the Transition Services Agreement, and the applicable term and fees for each such service, will be set forth in the Transition Services Agreement schedules, which will be negotiated in good faith during the period between the date of the RMT Transaction Agreement and the Closing. The fees for the Transition Services Agreement services will be paid by the service recipient and will also include any additional actual and verifiable reasonable direct out-of-pocket expenses, without mark-up or administrative cost or fee of any kind, incurred by the service provider in connection with the provision of the services. During the term of the Transition Services Agreement, any amounts due and payable will be shown through a monthly invoice in which the service provider lists all fees and out-of-pocket expenses associated with the services provided in said month (with substantiating documentation included to justify the out-of-pocket expenses).
Ownership and title to all intellectual property owned by BGI prior to the Closing will remain with BGI, and all intellectual property owned by the Surviving Entity prior to the Closing will remain with the Surviving Entity; however, if, while performing services under the Transition Services Agreement, the service provider(or its affiliates) creates or develops any new intellectual property in connection with the service being provided, then such new intellectual property will be solely and exclusively owned by the service recipient. Additionally, the Transition Services Agreement will include customary mutual confidentiality provisions (subject to customary exceptions) that will apply to the parties’ respective access to one another’s confidential information in the course of performing and receiving services under the Transition Services Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
The following are the material U.S. federal income tax consequences (i) of the Spinco Distribution and the Merger to U.S. Holders (as defined below) of Berry common stock, and (ii) of the reverse stock split and the Merger to U.S. Holders of Glatfelter common stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this document, all of which may change, possibly with retroactive effect. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Berry common stock or Glatfelter common stock, as applicable, that is for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

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an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion assumes that U.S. Holders of Berry common stock or Glatfelter common stock, as applicable, hold such stock as a capital asset for tax purposes (generally, assets held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that stockholder’s particular circumstances or to a U.S. Holder subject to special rules, such as:
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a financial institution, regulated investment company, real estate investment trust or insurance company;

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a tax-exempt organization;

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a dealer or broker in securities, commodities or foreign currencies;

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a stockholder that holds Berry common stock or Glatfelter common stock, as applicable, as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;

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a stockholder that holds Berry common stock or Glatfelter common stock, as applicable, in a tax-deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code; or

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a stockholder that acquired Berry common stock or Glatfelter common stock, as applicable, pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Berry common stock or Glatfelter common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Berry common stock or Glatfelter common stock should consult its own tax advisor.
This discussion of material U.S. federal income tax consequences does not address all potential U.S. federal income tax consequences of the Spinco Distribution, the Merger and the reverse stock split, including consequences that may depend on individual circumstances. In addition, it does not address any estate, gift or other non-income tax consequences, any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax or any foreign, state or local tax consequences of the Spinco Distribution, the Merger and the reverse stock split. Each holder of Berry common stock should consult its own tax advisor as to the particular U.S. federal, state or local or foreign income or other tax consequences of the Spinco Distribution and the Merger to such holder. Each holder of Glatfelter common stock should consult its own tax advisor as to the particular U.S. federal, state or local or foreign income or other tax consequences of the reverse stock split and the Merger to such holder.

Tax Opinions and IRS Ruling
The completion of the Initial Spin, the Spinco Distribution, the Merger and certain related Transactions are conditioned upon the receipt by Berry, with a copy to Glatfelter, of (1) Tax Opinions from its tax counsel substantially to the effect that, among other things, for U.S. federal income tax purposes, (a) the Initial Spin, taken together with certain related Transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code, (b) the Spinco Distribution will qualify as a tax-free distribution under Section 355 of the Code and (c) the Merger will qualify as a “reorganization” under Section 368(a) of the Code, and (2) the IRS Ruling regarding the qualification of the Contribution, the Initial Spin, the Spinco Distribution, the Special Cash Payment and certain related Transactions for tax-free treatment.
In rendering the Tax Opinions, Berry’s tax counsel will rely on, among other things, (1) customary representations and covenants made by Berry, Spinco and Glatfelter, (2) specified assumptions, including an assumption regarding the completion of the Initial Spin, the Spinco Distribution, the Merger and certain related Transactions in the manner contemplated by the Transaction Documents and (3) the IRS Ruling. If any of those representations, covenants or assumptions is inaccurate, or the facts upon which the Tax Opinions will be based are materially different from the facts at the time of the Initial Spin or the Spinco Distribution, the conclusions expressed in the Tax Opinions may be incorrect and the tax consequences of the Initial Spin, the Spinco Distribution and the Merger could differ from those described below. Opinions of counsel are not binding on the IRS. As a result, to the extent a conclusion expressed in the Tax Opinions is not also covered in the IRS Ruling, such conclusion could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Berry and its stockholders could be materially less favorable. Additionally, although the IRS Ruling is generally binding on the IRS, Berry, Spinco and Glatfelter will not be able to rely on the IRS Ruling if the factual representations made to the IRS in connection with the IRS Ruling request prove to be inaccurate or incomplete in any material respect, or if undertakings made to the IRS in connection with the request for the IRS Ruling are not satisfied. If this were to occur, the Initial Spin and the Spinco Distribution may not qualify (in whole or part) for tax-free treatment. As a result, the tax consequences to Berry and its stockholders could be materially less favorable.
Consequences of the Spinco Distribution and the Merger to U.S. Holders of Berry Common Stock
The Spinco Distribution
As described above, the completion of the Spinco Distribution is conditioned upon the receipt by Berry, with a copy to Glatfelter, of a Tax Opinion from BCLP LLP substantially to the effect that, among other things, for U.S. federal income tax purposes, the Spinco Distribution, taken together with certain related Transactions, will qualify as a tax-free distribution under Section 355 of the Code, and the IRS Ruling regarding the qualification of the Distribution and certain related Transactions for tax-free treatment, which Berry received from the IRS on July 5, 2024. If the Spinco Distribution qualifies as a tax-free distribution, then for U.S. federal income tax purposes:
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The Spinco Distribution generally will not result in the recognition of income, gain or loss by Berry;

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U.S. Holders of Berry common stock will not recognize income, gain or loss upon the receipt of Spinco common stock in the Spinco Distribution;

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the aggregate tax basis of the shares of Spinco common stock distributed by way of a Spin-Off to a U.S. Holder of Berry common stock will be determined by allocating the aggregate tax basis of such U.S. Holder in the shares of Berry common stock with respect to which the pro rata distribution is made between such Berry common stock and the Spinco common stock received in proportion to the relative fair market values of each immediately following the Spinco Distribution; and

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the holding period (for U.S. federal income tax purposes) of any shares of Spinco common stock received by a U.S. Holder of Berry common stock will include the holding period at the time of the completion of the Spinco Distribution of the shares of Berry common stock with respect to which the shares of Spinco common stock were received.

In general, if the Spinco Distribution were not to qualify as a tax-free distribution under Section 355 of the Code, each U.S. Holder who receives Spinco common stock in the Spinco Distribution would generally be treated as receiving a taxable distribution equal to the fair market value of the Spinco common stock received by such U.S. Holder in the Spinco Distribution. In the event that a U.S. Holder is treated as receiving a taxable distribution in the Spinco Distribution, such distribution would be treated as a taxable dividend to the extent of such U.S. Holder’s allocable share of Berry’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and to the extent the distribution exceeds such earnings and profits, the distribution would constitute a return of capital and would first reduce the U.S. Holder’s basis in its Berry common stock, but not below zero, and then would be treated as a gain from the sale of the Berry common stock. In addition, if the Spinco Distribution were not to qualify for non-recognition treatment under Section 355 of the Code, Berry would recognize taxable gain on the Spinco Distribution, which could result in material tax liability to Berry.
Berry stockholders that have acquired different blocks of Berry common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, any shares of Spinco common stock they receive in the Spinco Distribution.
Even if the Spinco Distribution were otherwise to qualify generally for non-recognition treatment under Section 355 of the Code, the Spinco Distribution would be taxable to Berry (but not to Berry stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Berry or Spinco, directly or indirectly (including through acquisitions of the stock of Glatfelter after the completion of the Merger), as part of a plan or series of related transactions that includes the Spinco Distribution. For this purpose, any acquisitions of Berry or Spinco common stock (including through acquisitions of the stock of Glatfelter after the completion of the Merger) within the period beginning two years before the Spinco Distribution and ending two years after the Spinco Distribution are presumed to be part of such a plan, although Berry, Spinco or Glatfelter, as the case may be, may be able to rebut that presumption, depending on the facts and circumstances. For purposes of this test, the Merger will be treated as part of such a plan. If the IRS were to determine that other acquisitions of Berry common stock or Spinco common stock (including through acquisitions of the stock of Glatfelter after the completion of the Merger), either before or after the Spinco Distribution, were part of a plan or series of related transactions that included the Spinco Distribution, such determination, if sustained, could result in the recognition of a material amount of taxable gain by Berry under Section 355(e) of the Code.
In general, under the Tax Matters Agreement, the Glatfelter Group is required to indemnify Berry against any tax consequences arising as a result of certain prohibited actions taken by Glatfelter, Spinco or their respective subsidiaries. If the Spinco Distribution were to be taxable to Berry, the liability for payment of such tax by Berry, or by Glatfelter under the Tax Matters Agreement, could have a material adverse effect on Berry or Glatfelter, as the case may be.
The Merger
As described above, the completion of the Merger is conditioned upon the receipt by Berry, with a copy to Glatfelter, of a Tax Opinion from BCLP LLP substantially to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. If the Merger qualifies as a “reorganization,” then, for U.S. federal income tax purposes:
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U.S. Holders of Spinco common stock will not recognize any income, gain or loss upon the receipt of Glatfelter common stock in the Merger (except for any gain or loss recognized with respect to the receipt of cash in lieu of fractional shares of Glatfelter common stock);

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the aggregate tax basis of Glatfelter common stock received by a U.S. Holder of Spinco common stock in the Merger (including fractional shares of Glatfelter common stock deemed received and disposed of as described below) will be the same as the aggregate tax basis of the Spinco common stock for which it is exchanged;

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the holding period (for U.S. federal income tax purposes) of Glatfelter common stock received in exchange for shares of Spinco common stock (including fractional shares of Glatfelter common stock deemed received and disposed of as described below) will include the holding period of the Spinco common stock for which it is exchanged;

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a U.S. Holder of Spinco common stock who receives cash in lieu of a fractional share of Glatfelter common stock will be treated as having received the fractional share pursuant to the Merger and then as having sold that fractional share for cash. As a result, such U.S. Holder of Spinco common stock will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in his or her fractional share, determined as set forth above; and

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any gain or loss recognized by a U.S. Holder described above will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the Closing Date, the holder’s holding period for the relevant shares is greater than one year. For U.S. Holders of Spinco common stock that are noncorporate U.S. Holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

In general, if the Merger were not to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder would be required to recognize gain or loss equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in its Spinco common stock surrendered in the Merger and an amount equal to the fair market value of its shares of Glatfelter common stock received in the Merger, plus any cash received in lieu of fractional shares. Generally, in such event, a U.S. Holder’s tax basis in the shares of Glatfelter common stock received in the Merger would equal the fair market value of such shares as of the date of the Merger, and such U.S. Holder’s holding period with respect to such shares would begin on the day after the Merger.
Berry stockholders that have acquired different blocks of Berry common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, any shares of Glatfelter common stock received in the Merger.
Information Reporting and Backup Withholding
U.S. Treasury regulations generally require persons who own at least 5% of the total outstanding stock of Berry (by vote or value) and who receive Spinco common stock pursuant to the Spinco Distribution and persons who own at least 1% of the total outstanding stock of Spinco and who receive Glatfelter common stock pursuant to the Merger to attach to their U.S. federal income tax return for the year in which the Spinco Distribution and the Merger occur a detailed statement setting forth certain information relating to the tax-free nature of the Spinco Distribution and the Merger, as the case may be. Berry and/or Glatfelter will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information. In addition, payments of cash to a U.S. Holder of Spinco common stock in lieu of a fractional share of Glatfelter common stock in the Merger may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 24%) unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.
Consequences of the Reverse Stock Split and the Merger to U.S. Holders of Glatfelter common stock
The Reverse Stock Split
In the opinion of BCLP LLP, the reverse stock split qualifies as a tax-free recapitalization within the meaning of Section 368(a)(1)(E) of the Code, and, for U.S. federal income tax purposes:
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a U.S. Holder that receives a reduced number of shares of Glatfelter common stock pursuant to the reverse stock split will not recognize any gain or loss, except with respect to the amount of cash (if any) received in respect of a fractional share;

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a U.S. Holder’s aggregate tax basis in such holder’s shares of Glatfelter common stock received in the reverse stock split will equal the aggregate tax basis of such holder’s shares of Glatfelter common stock held immediately before the reverse stock split and exchanged therefor, but not including the tax basis of shares surrendered in exchange for cash received in respect of a fractional share of Glatfelter common stock, as applicable;
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a U.S. Holder’s holding period of shares of Glatfelter common stock received in the reverse stock split will include the holding period of the pre-reverse stock split shares of Glatfelter common stock exchanged therefor; and

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a U.S. Holder that receives cash in lieu of a fractional share of Glatfelter common stock generally will recognize gain or loss equal to the difference (if any) between the amount of cash received and the U.S. Holder’s tax basis in the shares of Glatfelter common stock surrendered that is allocated to such fractional share of Glatfelter common stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of Glatfelter common stock surrendered in the reverse stock split exceeds one year at the effective time of the reverse stock split. Long-term capital gains of non-corporate U.S. Holders are generally subject to preferential tax rates. The deductibility of capital losses is subject to limitations.

Payments of cash to a U.S. Holder of Glatfelter common stock in lieu of a fractional share of Glatfelter common stock in connection with the reverse stock split may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 24%) unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.
Certain U.S. Holders of Glatfelter common stock may be required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains certain information described in applicable Treasury Regulations. U.S. Holders of Glatfelter common stock are advised to consult their own tax advisors with respect to the applicable reporting requirements.
The Merger
U.S. Holders of Glatfelter common stock will not receive any stock or other consideration in respect of their Glatfelter common stock pursuant to the Merger. Accordingly, U.S. Holders of Glatfelter common stock will not realize any gain or loss in respect of their Glatfelter common stock pursuant to the Merger.

DESCRIPTION OF CAPITAL STOCK OF GLATFELTER
The following is a description of the common stock of Glatfelter, which is the only security of Glatfelter registered pursuant to Section 12 of the Exchange Act.
General
Glatfelter is incorporated in the Commonwealth of Pennsylvania and the rights of Glatfelter shareholders are generally covered by the Existing Glatfelter Charter, the Glatfelter Bylaws and the applicable provisions of the PBCL.
This description of Glatfelter common stock is qualified by, and should be read in conjunction with, the Existing Glatfelter Charter and the Glatfelter Bylaws, as well as the applicable provisions of the PBCL. For more information on where copies of the Existing Glatfelter Charter and the Glatfelter Bylaws may be obtained see “Where You Can Find More Information; Incorporation by Reference.”
Authorized Capital Stock
Glatfelter authorized capital stock consists of 120,000,000 shares of common stock, par value $0.01 per share, and 40,000 shares of preferred stock, par value $50.00 per share. All outstanding shares of Glatfelter common stock are fully paid and non-assessable.
Description of Common Stock
Voting Rights.   Holders of shares of Glatfelter common stock are entitled to one vote per share on all matters to be voted upon by Glatfelter shareholders. Other than the election of directors, actions proposed to be taken may be authorized by the affirmative vote of a majority of the votes cast in person or by proxy at the meeting of the shareholders by the holders of shares entitled to vote on such matter.
Dividends and Other Distributions.   The holders of Glatfelter common stock are entitled to receive dividends and other distributions as may be declared by the Glatfelter Board, subject to the preferential rights of any outstanding preferred stock.
Liquidation Rights.   In the event of the liquidation of Glatfelter, the holders of Glatfelter common stock will be entitled to share ratably in any assets remaining after payment of all debts and other liabilities, subject to the preferential rights of any outstanding preferred stock.
Other Rights.   Holders of Glatfelter common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to Glatfelter common stock.
Preferred Stock
The Glatfelter Board may, without shareholder approval, issue up to 40,000 shares of preferred stock in one or more series and, subject to the PBCL, may fix the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of preferred stock, including, without limitation:
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Designation of such series;

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Dividend rates;

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Redemption prices, terms and conditions;

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Amounts payable upon voluntary or involuntary liquidation;

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Voting rights;

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Conversion rights; and

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Sinking fund and stock purchase prices, terms and conditions.

The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Glatfelter common stock and could adversely affect the rights and powers, including voting powers, of holders of shares of Glatfelter common stock.

Certain Provisions of the Existing Glatfelter Charter and Glatfelter Bylaws
Certain provisions of the Existing Glatfelter Charter and Glatfelter Bylaws may make it more difficult for third parties to acquire control of Glatfelter. These provisions, described below, are expected to discourage coercive takeover practices and inadequate takeover bids. They are also designed, in part, to encourage persons seeking to acquire control of Glatfelter to first negotiate with the Glatfelter Board.
“Blank Check” Preferred Stock.   The Glatfelter Board is authorized by the Existing Glatfelter Charter to designate and issue, without shareholder approval, preferred stock with rights and preferences as the Glatfelter Board may determine. This ability to issue what is commonly referred to as “blank check” preferred stock, or rights to acquire such preferred stock, may have the effect of delaying, deferring or preventing a change in control of Glatfelter or an unsolicited acquisition proposal.
Calling of Special Meetings.   The Glatfelter Bylaws provide that special meetings of the shareholders may only be called by the Glatfelter Board or the Secretary of Glatfelter, upon the written request of the record shareholders who hold, in the aggregate, not less than 20% of the outstanding shares of Glatfelter that would be entitled to vote at the meeting.
Removal of Directors.   Except with regard to directors elected by any class or series of stock entitled to elect directors separately, any director may be removed from office, without assigning any cause, by the approval of shareholders.
Authority to Fill Glatfelter Board Vacancies.   Under the Existing Glatfelter Charter and the Glatfelter Bylaws, any vacancy on the Glatfelter Board shall only be filled by vote of a majority of the Glatfelter directors then in office, even if less than a quorum.
Requirements for Advance Notification of Stockholder Nominations and Proposals.   The Glatfelter Bylaws establish advance notice procedures with respect to the proposal of business by a shareholder to be considered at an annual meeting of shareholders and the nomination by a shareholder of candidates for election as directors.
Anti-Takeover Statutes
Glatfelter is governed by a set of interrelated provisions of the PBCL which are designed to support the validity of actions taken by the Glatfelter Board in response to takeover bids. These provisions may have the effect of making more difficult and thereby discouraging attempts to acquire control of Glatfelter in a transaction that the Glatfelter Board determines not to be in the best interests of Glatfelter.
Transactions with Interested Shareholders.   Glatfelter is subject to Section 2538 of Subchapter D of Chapter 25 of the PBCL which requires certain transactions with an “interested shareholder” to be approved by a majority of disinterested shareholders. Section 2538 defines “interested shareholder” generally to include any shareholder who is a party to the transaction or who is treated differently than other shareholders and affiliates of the corporation.
Fair Value Acquisitions Statute.   Glatfelter is subject to Subchapter E of Chapter 25 of the PBCL which requires a person, or group of persons acting in concert, who acquires 20% or more of the voting shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at “fair value” (determined as provided in Section 2547 of the PBCL).
Affiliated Transactions Statute.   Glatfelter is subject to Subchapter F of Chapter 25 of the PBCL which effectively prohibits business combinations involving Glatfelter and an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless either the business combination or the interested shareholder’s acquisition of 20% of the outstanding voting stock is approved by the Glatfelter Board, in each case, prior to the date on which the shareholder first became an interested shareholder, or the business combination is approved by a specified vote of shareholders. “Interested shareholder” is defined generally as any beneficial owner of at least 20% of Glatfelter outstanding voting stock. Under certain circumstances, Subchapter F of Chapter 25 of the PBCL makes it more difficult for an interested shareholder to effect various business combinations with Glatfelter.

Control-Share Acquisitions.   The Glatfelter Bylaws explicitly provide that Subchapter G of Chapter 25 of the PBCL (relating to control-share acquisitions) shall not be applicable to Glatfelter.
Disgorgement.   The Glatfelter Bylaws explicitly provide that Subchapter H of Chapter 25 of the PBCL (relating to disgorgement by certain controlling shareholders following attempts to acquire control) shall not be applicable to Glatfelter.
Limitation of Liability; Indemnification
The Glatfelter Bylaws contain certain provisions permitted under the PBCL relating to the liability of directors. These provisions eliminate a director’s personal liability for monetary damages for any action taken or any failure to take action unless such director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The Glatfelter Bylaws also provide that Glatfelter must indemnify our directors and officers to the fullest extent permitted by the PBCL. In addition, the Glatfelter Bylaws provide that expenses actually and reasonably incurred by a director or officer in defending a legal proceeding must be paid in advance by Glatfelter prior to final disposition of the proceeding upon an undertaking by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that such person is not entitled to be indemnified by Glatfelter.
Listing of Common Stock
Glatfelter common stock is traded on the New York Stock Exchange under the ticker symbol “GLT”.
Transfer Agent and Registrar
The transfer agent and registrar for Glatfelter common stock is Computershare Trust Company, N.A.

DESCRIPTION OF CAPITAL STOCK OF SPINCO
The following is a summary of the material terms of the Spinco common stock and the material provisions of the certificate of incorporation of Spinco (the “Spinco Charter”) and the bylaws of Spinco (the “Spinco Bylaws”) but does not purport to describe all of the terms thereof.
Spinco Common Stock
Spinco’s authorized capital structure consists of one class of common stock and no classes of preferred stock. All shares of Spinco common stock are identical with each other in every respect. The Spinco Charter will be amended prior to the Initial Spin to increase the number of authorized shares of Spinco common stock so that Spinco common stock then authorized is equal to the number of shares of Spinco common stock necessary to effect the Spinco Distribution. Currently, there are 1,000 shares of Spinco common stock issued and outstanding, par value $0.01 per share, all of which are held by the sole stockholder of Spinco, BGI. To effect the Initial Spin, prior to the Spinco Distribution, BGI will distribute to Berry all of the shares of Spinco common stock. In the Spinco Distribution, Berry, pursuant to the Separation Agreement, will distribute 100% of the shares of Spinco common stock to Berry stockholders through a Spin-Off.
Promptly after the First Effective Time, the Exchange Agent will deliver to each post-Distribution holder of Spinco common stock (i) a book-entry authorization representing the number of whole shares of Glatfelter common stock, and (ii) cash in lieu of fractional shares the holder of Spinco common stock is entitled to receive. For additional information, see “The Transactions — The Separation and the Spinco Distribution.”
General
On the Closing Date, Berry will effect the Spinco Distribution by way of a Spin-Off. In a Spin-Off, each record holder of Berry common stock on the Distribution record date (other than Berry or any member of the Berry Group) will be entitled to receive for each share of Berry common stock held by such record holder as of the Distribution record date a number of shares of Spinco common stock equal to the total number of shares of Spinco common stock held by Berry on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Berry common stock held by such record holder as of the Distribution record date and the denominator of which is the total number of shares of Berry common stock outstanding on the Distribution record date (for the avoidance of doubt, excluding shares held by any member of the Berry Group or the Spinco Group). At the First Effective Time, each share of Spinco common stock issued and outstanding immediately prior to the First Effective Time will automatically be converted into, and become exchangeable for, the right to receive a number of shares or, cash in lieu of a fraction of a share, of Glatfelter common stock.
Voting Rights
Generally, the Spinco Board has broad powers to conduct Spinco’s business and affairs, except for matters expressly reserved under the Spinco Bylaws, the Spinco Charter or the DGCL to the Spinco stockholders for decision. BGI is currently the sole stockholder of Spinco. Matters requiring consent of the stockholders include electing and removing directors to the Spinco Board and authorizing and issuing securities and obligations of Spinco.
Dividend and Distribution Rights
Under Section 170 of the DGCL, the Spinco Board may declare and pay dividends upon the shares of Spinco common stock either out of its surplus or, in the case of no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.
Dissolution Rights
Under Section 281 of the DGCL, in the event of dissolution or winding up of Spinco, holders of Spinco common stock will be entitled to receive Spinco’s remaining assets available for distribution, after satisfaction of all of Spinco’s debts and liabilities.

Trading Market
There currently is no trading market for Spinco common stock and no trading market will develop as a result of the Transactions.
Organization; Purpose
Spinco was formed on January 16, 2024, under the DGCL and is permitted to engage in any lawful act or activity for which corporations may be organized under the DGCL.
Board of Directors
The Spinco Board currently consists of three individuals. The presence of two-thirds of the entire Spinco Board constitutes a quorum at any meeting of the Spinco Board, and all actions of the Spinco Board require the vote of a majority of the directors present at the meeting, except as otherwise required by the Spinco Charter or the Spinco Bylaws. Action may be taken by the Spinco Board or of any committee thereof, without a meeting if all members of the Spinco Board, or of such committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Spinco Board or of such committee.
The number of directors constituting the Spinco Board will be designated by the Spinco Board or by the stockholders. Each director will be elected by the Spinco stockholders at the annual meeting of the stockholders and will serve until the next annual meeting of the stockholders and his or her successor has been duly elected and qualified or until his or her earlier death, resignation, retirement, removal, disqualification or until his or her successor is elected. Spinco stockholders holding a majority of shares then entitled to vote at an election of directors may remove any director from the Spinco Board at any time, with or without cause.
In addition, the Spinco Board will have the authority to appoint and remove officers of Spinco, each of whom will have such powers and duties in the management of Spinco as stated in the Spinco Bylaws and, to the extent not stated, as generally pertain to their respective offices, subject to the control of the Spinco Board.
Indemnification and Exculpation
The Spinco Bylaws provide for the indemnification of any person who is a party or is threatened to be made a party to any action, suit or proceeding (including any action or suit by Spinco) by reason of the fact that such person is or was a director, officer or employee of Spinco or, while such person is or was a director, officer or employee of Spinco, such person is serving at the request of Spinco as a director, officer, employee or agent of another entity, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection with such action, suit or proceeding, in each case only if and to the extent permitted under applicable state or federal law.
Amendment of the Spinco Bylaws
The Spinco Bylaws may be amended or repealed by the Spinco stockholders or by the Spinco Board.
Termination and Dissolution
Spinco’s existence is perpetual unless dissolved sooner upon a majority vote of the outstanding stock of Spinco then entitled to vote and the subsequent filing of a certification of dissolution with the Secretary of State of Delaware under Section 275 of the DGCL.

COMPARISON OF SHAREHOLDERS’ RIGHTS
Glatfelter (to be renamed Magnera Corporation in connection with the completion of the Transactions) is incorporated under the laws of the Commonwealth of Pennsylvania, and, accordingly, is subject to the provisions of the PBCL, and Berry and Spinco are incorporated under the laws of the State of Delaware, and, accordingly, are subject to the provisions of the Delaware General Corporation Law (the “DGCL”). Holders of Berry common stock, whose rights are currently governed by the Amended and Restated Certificate of Incorporation of Berry (the “Berry Charter”), the Amended and Restated Bylaws of Berry (the “Berry Bylaws”) and the DGCL, will, with respect to the shares of Spinco common stock they receive in the Spinco Distribution, receive shares of Glatfelter common stock in the Merger, and become shareholders of Glatfelter, and their rights with respect to the Glatfelter common stock will be governed by the Glatfelter Amended Charter, the Glatfelter Bylaws and the PBCL.
The following description summarizes the material differences between the rights associated with Berry common stock and Glatfelter common stock that may affect Berry stockholders who obtain shares of Glatfelter common stock in connection with the Merger. While Berry and Glatfelter believe this summary covers the material provisions and differences between the two, this summary may not contain all of the information that is important to you and does not purport to be a complete discussion of shareholders’ rights. The following description is qualified in its entirety by, and Berry stockholders should read carefully, the relevant provisions of the PBCL, the DGCL, the Berry Charter, the Berry Bylaws, the Glatfelter Amended Charter and the Glatfelter Bylaws. The Berry Charter has been publicly filed with the SEC as Exhibit 3.1 to Berry’s Annual Report on Form 10-K filed November 17, 2023 (the amended and restated certificate of incorporation), and the Current Report on Form 8-K filed on February 15, 2024 (certificate of amendment), and the Berry Bylaws have been publicly filed with the SEC as Exhibit 3.2 to Berry’s Current Reports on Form 8-K filed on February 15, 2024. The form of the Glatfelter Amended Charter is attached as Annex C to this document, and for more information on where copies of the Existing Glatfelter Charter and the Glatfelter Bylaws may be obtained see “Where You Can Find More Information; Incorporation by Reference.” Both the Glatfelter Amended Charter and the Glatfelter Bylaws are incorporated by reference herein. See also “Description of Capital Stock of Glatfelter.”
Authorized Capital Stock
The following table sets forth the authorized and issued capital stock of Berry as of September 3, 2024, and the estimated pro forma authorized and issued capital stock of Glatfelter as of September 3, 2024, after giving effect to the Spinco Distribution and the Merger, but without giving effect to the reverse stock split of Glatfelter common stock.
Class of Security	Authorized	Outstanding
Berry:
Common shares, par value $0.01 per share	400,000,000	114,800,000
Preferred shares, par value $0.01 per share	50,000,000	0
Glatfelter:
Common stock, par value $0.01 per share	240,000,000	475,005,494(1)
Preferred stock, par value $50.00 per share	40,000	0

(1)
After giving effect to the reverse stock split of Glatfelter common stock, the number of shares outstanding would not be in excess of the number of shares authorized for issuance under the Glatfelter Amended Charter. Assuming a reverse stock split ratio of 1-for-3, the number of shares of Glatfelter common stock outstanding would be 158,335,164. Assuming a reverse stock split ratio of 1-for-15, the number of shares of Glatfelter common stock outstanding would be 31,667,032.

SHAREHOLDER RIGHTS	BERRY	GLATFELTER
Voting Rights	The Berry Charter provides that each holder of Berry common stock shall be entitled to one vote per share on all matters to be voted on by common stockholders. No stockholder of Berry shall be entitled to exercise any right of cumulative voting.
The Glatfelter Bylaws provide that each shareholder of Glatfelter entitled to vote on any matter at any meeting of shareholders shall be entitled to one vote for every such share standing in such shareholder’s name on the record date for the meeting.
The Glatfelter Bylaws provide whenever any action other than the election of directors is proposed to be taken by vote of the shareholders, it shall be authorized by the affirmative vote of a majority of the votes cast in person or by proxy at the meeting of shareholders by the holders of shares entitled to vote thereon and shall constitute an act of the shareholders.

Number and Classification of Board of Directors	The Berry Charter provides the number of directors will be set from time to time by a majority vote of the total number of directors then serving in office, but in no event shall the total number of directors constituting the entire Berry Board be less than three nor more than 15. Berry does not have a classified board.
The Glatfelter Bylaws provide that the Glatfelter Board shall consist of at least three persons; however, the size of the Glatfelter Board may be set by resolution of the Glatfelter Board from time to time.
The Glatfelter Board is not classified.

Election of Directors
The Berry Charter provides that at each annual meeting of stockholders, all directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders.
The Berry Bylaws provide each director will be elected by the vote of a majority of the votes cast at any meeting for the election of directors at which a quorum is present. A majority of votes cast means that the number of votes cast “FOR” the election of a director exceeds the number of votes cast “AGAINST” the election of such director.
In a contested election, the directors shall be elected by the

The Glatfelter Bylaws provide that each director shall serve a term expiring at the next annual meeting of shareholders of Glatfelter and until a successor shall be selected and qualified or until the earlier of death, resignation or removal.
In an election of directors that is not a contested election, a nominee for director shall be elected to the Glatfelter Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes shall not be considered to be votes cast.
In a contested election of

SHAREHOLDER RIGHTS	BERRY	GLATFELTER
	vote of a plurality of the votes cast. There is no cumulative voting.	directors, the nominees for election to the Glatfelter Board receiving the highest number of votes, up to the number of directors to be elected in such election, shall be elected. Shareholders shall not have the right to vote against a nominee in a contested election of directors.
Removal of Directors	In accordance with the DGCL, the Berry Charter provides that any director or the entire Berry Board may be removed with or without cause by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors.	The Glatfelter Bylaws provide that any director, or the entire Glatfelter Board, may be removed from office without assigning any cause by the vote of shareholders, or of the holders of a class or series of shares, entitled to elect directors. In case the Glatfelter Board or any one or more directors are so removed, new directors may be elected by the shareholders at the same meeting.
Vacancies on the Board of Directors
The Berry Charter and the Berry Bylaws provide that a director vacancy or newly created directorships resulting from an increase in the authorized number of directors shall be filled only by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, except as otherwise provided by law, and shall not be filled by the stockholders of Berry.
If any applicable provision of the DGCL expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.
The Glatfelter Bylaws provide that in the case of any vacancy in the Glatfelter Board by death, resignation or for any other cause, including an increase in the number of directors, the Glatfelter Board may, by the affirmative vote of a majority of the remaining directors, even though less than a quorum or by the sole remaining director, fill the vacancy by choosing a director to serve until the next annual meeting of shareholders of Glatfelter and until a successor has been selected and qualified or until the earlier of death, resignation or removal.
Notice of Shareholder Meeting	The Berry Bylaws provide that notice, stating the place, date and time of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by Berry not less than	The Glatfelter Bylaws provide that written notice stating the place, day and hour of each meeting of shareholders and, in the case of a special meeting, the general nature of the business to

SHAREHOLDER RIGHTS	BERRY	GLATFELTER
	10 days nor more than 60 days before the date of the meeting, either personally, by electronic transmission in accordance with applicable law or by mail, to each stockholder of record entitled to vote at such meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with the Berry Bylaws.	be transacted at such meeting shall be given by the Secretary of Glatfelter or other duly authorized officer of Glatfelter at least 10 calendar days before the meeting to each shareholder of record entitled to vote at the meeting.
Shareholder Action by Written Consent
The Berry Charter provides that any action required or permitted to be taken by the holders of the Common Stock of Berry must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent or consents in writing by stockholders.

The PBCL provides that shareholders may act by written consent without a meeting only if the consent is unanimous. There are no applicable provisions in the Glatfelter Amended Charter nor the Glatfelter Bylaws.

Special Meetings
The Berry Charter provides that except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of Berry may be called by (i) the Chairman of the Berry Board, (ii) a majority of the members of the Berry Board pursuant to a resolution approved by the Berry Board, or (iii) the Secretary of Berry, following their receipt of one or more written demands to call a special meeting of the stockholders from stockholders who own, in the aggregate, at least 15% of the outstanding shares of Berry as of the record date for determining stockholders then entitled to demand a special meeting. Only business that is brought before the meeting pursuant to the notice of the meeting or otherwise by or at the direction of the Berry Board will be conducted at a special meeting.

The Glatfelter Bylaws provide that special meetings of the shareholders may be called at any time for any purpose or purposes, (i) by the Glatfelter Board pursuant to a resolution adopted by a majority of the total number of authorized directors, or (ii) by the Secretary of Glatfelter, upon the written request of the record shareholders of Glatfelter as of the record date fixed in accordance with the Glatfelter Bylaws who hold, in the aggregate, not less than 20% of the outstanding shares of Glatfelter that would be entitled to vote at the meeting (the “Requisite Percentage”) at the time such request is submitted by the holders of such Requisite Percentage, subject to and in accordance with the Glatfelter Bylaws.

Quorum of Shareholders	The Berry Bylaws provide that the holders of a majority of the outstanding shares of Berry then entitled to vote in the election of directors, represented in person or by proxy, shall constitute a	The Glatfelter Bylaws provide that the presence in person or by proxy of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on a particular

SHAREHOLDER RIGHTS	BERRY	GLATFELTER

quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.
The Chair of the meeting, the Chief Executive Officer or the President may adjourn the meeting from time to time, whether or not there is a quorum. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

matter shall constitute a quorum for the purpose of considering such matter at a meeting of shareholders, but less than a quorum may adjourn from time to time to reconvene at such time and place as they may determine.

Proxy Access
The Berry Bylaws provide that a Berry stockholder (or a group of not more than 20 stockholders formed for the purpose of seeking proxy access) who have continuously owned 3% or more of Berry’s outstanding shares of Common Stock continuously for a minimum of three years prior to and as of the date of giving of the notice and continues to own at least the same amount of securities so owned by such person or group of persons through the date of the annual meeting of stockholders may include a specified number of director nominees in Berry’s proxy materials for the annual meeting of the stockholders. The maximum number of stockholder nominees permitted under the proxy access provisions of the Berry Bylaws is the greater of two or 20% of the total number of directors of Berry on the last day a notice of nomination must be submitted.
Notice of a nomination must be submitted to the Secretary of
The Glatfelter Bylaws provide that Glatfelter shall include in its proxy statement for an annual meeting of shareholder the name, together with the information required by the Glatfelter Bylaws, of any person nominated for election (a “Shareholder Nominee”) to the board of directors by a shareholder that satisfies, or by a group of no more than 20 shareholders that, collectively, satisfy, the requirements of the Glatfelter Bylaws, which shall include owning for at least three years that number of shares of capital stock that constitute 3% or more of the outstanding capital stock of Glatfelter, and that expressly elects at the time of providing the notice required by the Glatfelter Bylaws (the “Nomination Notice”) to have its nominee or nominees included in Glatfelter’s proxy materials pursuant the Glatfelter Bylaws. The number of Shareholder Nominees submitted shall not exceed 20% of the number of directors in office as of the last day on which a

SHAREHOLDER RIGHTS	BERRY	GLATFELTER

Berry at Berry’s principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date Berry commenced mailing of its proxy materials (as stated in Berry’s proxy materials) in connection with the most recent annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting of stockholders, the notice of nomination, to be timely, must be delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and no later than the close of business on the later of the 150th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 160 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made by Berry.
The notice must contain certain information specified in the Berry Bylaws.

Nomination Notice may be delivered pursuant to the Glatfelter Bylaws.
To be timely, a shareholder’s notice must be delivered to, or mailed and received by, the Secretary of Glatfelter at Glatfelter’s principal executive offices not later than the close of business on the 120th calendar day, nor earlier than the close of business on the 150th calendar day prior to the first anniversary of the date of Glatfelter’s proxy statement released to shareholders in connection with the annual meeting of shareholders in the immediately preceding year; provided, however, that if the date of the annual meeting of shareholders is more than 30 calendar days prior to, or more than 60 calendar days after, the first anniversary date of the preceding year’s annual meeting of shareholders, or if no annual meeting was held in the preceding year, to be timely, a shareholder’s notice must be received by the Glatfelter Secretary on the later of (i) the 90th day prior to such annual meeting, and (ii) the 10th calendar day following the day on which public disclosure of the date of the meeting is first made by Glatfelter.

Advance Notice Procedures	The Berry Bylaws provide that at any annual meeting of stockholders, nominations to the Berry Board and any other business to be considered or conducted can be brought by any stockholder who (i) was a stockholder of record at the time of giving of notice and through the time of the annual meeting, (ii) is entitled to vote at the meeting on the nomination or proposal and (iii) complies with the notice procedures, including giving timely notice. To be timely,	The Glatfelter Bylaws provide that for nominations of individuals for election to the Glatfelter Board or proposals of other business to be properly requested by a shareholder to be made at an annual meeting, the shareholder must (i) be a shareholder of record at the time of delivering advance notice to Glatfelter, on the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting, at the time of giving of notice of

SHAREHOLDER RIGHTS	BERRY	GLATFELTER
a stockholder’s notice shall be received by the Secretary at Berry’s principal executive offices not earlier than the close of business on the 120th day, and not later than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting and, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the meeting is first made by Berry.
such annual meeting by or at the direction of the Glatfelter Board, and at the time of the annual meeting, (ii) be entitled to vote at such annual meeting, and (iii) comply with the procedures set forth in the Glatfelter Bylaws as to such proposed business or nominations. To be timely, a shareholder’s notice must be delivered to the Glatfelter Secretary at Glatfelter’s principal executive offices not later than the close of business on the 120th calendar day, nor earlier than the close of business on the 150th calendar day prior to the first anniversary of the date of the proxy statement released to shareholders in connection with the annual meeting in the immediately preceding year; provided, however, that if the date of the annual meeting of shareholders is more than 30 calendar days prior to, or more than 60 calendar days after, the first anniversary date of the preceding year’s annual meeting of shareholders, or if no annual meeting was held in the preceding year, to be timely, a shareholder’s notice must be received by the Glatfelter Secretary on the later of (i) the 90th day prior to such annual meeting, and (ii) the 10th calendar day following the day on which public disclosure of the date of the meeting is first made by Glatfelter.
At any special meeting of the shareholders, only such business shall be conducted or considered as shall have been properly brought before the special meeting.

Amendment of Charter	The Berry Charter provides that Berry reserves the right to amend, alter, change or repeal any provision contained in the Berry Charter in the manner prescribed by the DGCL; provided, however,	The PBCL provides generally that amendments to the Glatfelter Amended Charter must be proposed by the Glatfelter Board or by a petition of shareholders entitled to cast at least 10% of the

SHAREHOLDER RIGHTS	BERRY	GLATFELTER
	that notwithstanding anything to the contrary contained in the Berry Charter, the affirmative vote of the holders of at least a majority in voting power of all the shares of Berry entitled to vote generally in the election of directors, voting together as a single class, shall be required to modify, amend or repeal, the Berry Charter.	votes that are shareholders are entitled to cast thereon. The Glatfelter Board must direct that the proposed amendment be submitted to a vote of the shareholders entitled to vote thereon.
Amendment of Bylaws by the Board of Directors	The Berry Charter provides that the Berry Board is expressly authorized to make, alter, amend or repeal the Berry Bylaws without any action of the Berry stockholders.	The Glatfelter Bylaws provide that the Glatfelter Bylaws may be amended or repealed and new bylaws may be adopted by the affirmative vote of a majority of the total number of the authorized members of the Glatfelter Board or by the affirmative vote of a majority of the votes cast in person or by proxy at the meeting of shareholders by the holders of shares entitled to vote thereon, as the case may be; provided, however, that new bylaws may not be adopted and the Glatfelter Bylaws may not be amended or repealed in any way that limits indemnification rights, increases the liability of directors or changes the manner or vote required for any such adoption, amendment or repeal, except by the affirmative vote of a majority of the votes cast in person or by proxy at the meeting of shareholders by the holders of shares entitled to vote thereon.
Dividends	The DGCL provides that Berry may declare dividends, and that such dividends may be paid in cash, in property, or in shares of Berry common stock. Holders of Berry common stock shall be entitled to receive, as, if and when declared by the Berry Board out of the funds of Berry legally available therefor, such dividends as the Berry Board may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days	The PBCL provides that Glatfelter may undertake distributions to shareholders through direct or indirect transfer of money or other property (except its own shares or options, rights or warrants to acquire its own shares) or incurrence of indebtedness by Glatfelter to or for the benefit of any or all of its shareholders in respect of any of its shares whether by dividend or by purchase, redemption or other acquisition of its shares or

SHAREHOLDER RIGHTS	BERRY	GLATFELTER
	preceding the dividend payment dates, as shall be fixed for such purpose by the Berry Board in advance of payment of each particular dividend. Berry may pay dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Berry Charter.	otherwise.
Exemption and Limitation of Personal Liability of Directors and Officers	The Berry Charter provides that, to the extent permitted by the DGCL, a director or officer of Berry will not be liable to Berry or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to Berry or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (or any successor provision thereto), or (iv) for any transaction from which the director or officer derived any improper personal benefit.	The Glatfelter Bylaws provide that a director shall not be personally liable for monetary damages for any action taken unless such director has breached or failed to perform the duties of the office as provided for under Section 1713 of the PBCL and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.
Indemnification of Directors and Officers	The Berry Charter provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, at any time during which the Berry Charter is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses is sought or at the time any proceeding is brought), a director or officer of Berry or is or was at any such time serving at the request of Berry as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust	The Glatfelter Bylaws provide that Glatfelter shall indemnify any director or officer of Glatfelter or any of its subsidiaries who was or is an authorized representative of Glatfelter and who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative, regulatory, legislative, investigative or arbitrative, whether formal or informal, and whether brought by Glatfelter, its shareholders, the Glatfelter Board, any duly authorized committee of the Glatfelter Board, a governmental agency or instrumentality, a self-regulatory organization or otherwise, by reason of the fact that such person was or is an

SHAREHOLDER RIGHTS	BERRY	GLATFELTER

or other enterprise, including service with respect to employee benefit plans maintained or sponsored by Berry, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and will be deemed to have a contractual right to be) indemnified and held harmless by Berry (and any successor of Berry by merger or otherwise) to the fullest extent authorized by the DGCL and federal law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in the Berry Charter, Berry shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Berry Board.
The Berry Charter provides that the indemnification provided therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to an indemnitee who has ceased to be a director or officer of Berry or ceased to serve at Berry’s request as a director, officer, trustee, employee or agent of another corporation, partnership, authorized representative of Glatfelter to the fullest extent permitted by the PBCL and other applicable law, including, without limitation, indemnification against expenses (which shall include attorneys’ fees and disbursements), damages, punitive damages, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding unless the act or failure to act giving rise to the claim is finally determined by a court of competent jurisdiction from which there is no further right of appeal to have constituted willful misconduct or recklessness.
The right to indemnification and the advancement of expenses shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any applicable law, any provision of the Glatfelter Amended Charter or the Glatfelter Bylaws, agreement, insurance policy, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in any other capacity while holding such office or while employed by or acting as agent for Glatfelter. The rights of indemnification and advancement or reimbursement of expenses shall continue as to an officer or director of Glatfelter who has ceased to be an officer or director in respect of matters arising prior to such time.

SHAREHOLDER RIGHTS	BERRY	GLATFELTER
joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
Choice of Forum	The Berry Charter provides that, unless the Berry consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of Berry, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of Berry to Berry or the Berry’s stockholders, (iii) any action, suit or proceeding asserting a claim arising pursuant to any provision of the DGCL, or (iv) any action, suit or proceeding asserting a claim governed by the internal affairs doctrine, in each such case subject to such Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Unless Berry consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933.	The Glatfelter Bylaws provide that unless the Glatfelter Board adopts a resolution approving the selection of an alternative forum, the exclusive forum shall be the federal District Court for the Middle District of Pennsylvania, or if such federal court does not have jurisdiction, any other federal or state court located within the Commonwealth of Pennsylvania, for the following types of actions: (i) any derivative action or proceeding brought on behalf of Glatfelter, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of Glatfelter to Glatfelter, (iii) any action asserting a claim against Glatfelter or any director or officer or other employee of Glatfelter arising pursuant to any provision of the PBCL, the Glatfelter Amended Charter or the Glatfelter Bylaws, or (iv) any action asserting a claim against Glatfelter or any director or officer or other employee of Glatfelter governed by the internal affairs doctrine.

CERTAIN BENEFICIAL OWNERS OF GLATFELTER CAPITAL STOCK
The following table sets forth certain information regarding the ownership of Glatfelter common stock as of September 3, 2024, except as otherwise indicated, by:
•
each current Glatfelter director;

•
each of Glatfelter’s current named executive officers;

•
all current Glatfelter directors and executive officers as a group; and

•
each person who is known by Glatfelter to own beneficially 5% or more of Glatfelter common stock, each of whom we refer to as a 5% owner.

The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire on September 3, 2024, or within 60 days thereafter through the exercise of any stock option or other right. For information concerning the pro forma ownership of the persons set forth below in Magnera, after giving effect to the consummation of the Transactions, see “Certain Beneficial Ownership of Magnera Common Stock.” The percentage ownership is based upon 45,498,143 shares of Glatfelter common stock issued and outstanding as of September 3, 2024.
Name of Beneficial Owner	Shares Beneficially Owned(1)	% of Class
Carlson Capital, L.P.(2)	4,705,691	10.3
Cetus Capital VI, L.P.(3)	3,067,767	6.7
The Vanguard Group, Inc.(4)	2,277,670	5.0
Name of Beneficial Owner	Position	Total Number of Shares Beneficially Owned(1)(5)	% of Class
Kevin M. Fogarty	Non-Executive Chair, Director	246,021	*
Thomas M. Fahnemann	President & Chief Executive Officer	158,377	*
J. Robert Hall	Director	145,469	*
Kathleen A. Dahlberg	Director	128,719	*
David C. Elder	Vice President, Strategic Initiatives, Business Optimization & Chief Accounting Officer	110,126	*
Bruce Brown	Director	89,615	*
Darrel Hackett	Director	74,598	*
Marie T. Gallagher	Director	55,528	*
Ramesh Shettigar	Senior Vice President, Chief Financial Officer & Treasurer	45,248	*
Eileen L. Beck	Senior Vice President, Global Human Resources & Administration	41,375	*
Boris Illetschko	Senior Vice President, Chief Operating Officer	12,426	*
All directors and current executive officers as a group (12 individuals)		1,119,867	2.46%
Wolfgang Laures	Former Senior Vice President, Integrated Global Supply Chain and IT	316,568	*
Christopher W. Astley	Former Senior Vice President, Chief Commercial Officer	61,385	*

•
indicates ownership of < 1%

(1)
For purposes of the table, shares of Glatfelter common stock are considered beneficially owned by a person if such person has, or shares, voting or investment power for such stock. As a result, more than one person may beneficially own the same security, and, in some cases, the same shares are listed opposite more than one name in the table. The table includes, in some cases, shares beneficially held by spouses or minor children, as to which beneficial ownership is disclaimed. The address of each director and named executive officer is c/o Glatfelter Corporation, 4350 Congress Street, Suite 600, Charlotte, NC 28209.

(2)
Pursuant to Amendment No. 4 to Schedule 13D filed on July 2, 2024, consists of shares beneficially owned, as of June 29, 2024, by Carlson Capital, L.P., an investment manager with sole voting power and sole dispositive voting power over 0 shares and shared voting power and shared dispositive voting power over 4,705,691 shares. Beneficial ownership reported by Carlson Capital, L.P. includes shares acquired by funds for which it serves as the investment manager: Double Black Diamond Offshore Ltd.; Black Diamond Offshore Ltd.; Black Diamond Arbitrage Offshore Ltd.; EDCA 2019 Fund, L.P.; Asgard Investment Corp. II; and Mr. Clint D. Carlson. The address of Carlson Capital, L.P. is 2100 McKinney Avenue, Suite 1900, Dallas, TX 75201.

(3)
Pursuant to Schedule 13G filed on March 22, 2024, consists of shares beneficially owned, as of March 12, 2023, by Cetus Capital VI, L.P., a Delaware limited partnership, whose general partner is Littlejohn Associates VI, L.P., a Delaware limited partnership. Cetus Capital VI, L.P. has sole voting power and sole dispositive power over 3,067,767 shares, and shared voting power and shared dispositive power over 0 shares. The address of Cetus Capital VI, L.P. is 8 Sound Shore Drive, Suite 303, Greenwich, CT 06830.

(4)
Pursuant to Schedule 13G filed on February 13, 2024, consists of shares beneficially owned, as of December 31, 2023, by The Vanguard Group, Inc., an investment advisor which has sole voting power and sole dispositive power over 0 shares and 2,239,561 shares, respectively, and shared voting power and shared dispositive power over 20,575 and 38,109 shares, respectively. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein. No one person’s interest in the securities reported by The Vanguard Group, Inc. is more than 5% of the shares of common stock of Glatfelter. The address of The Vanguard Group, Inc. is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)
Represents shares beneficially owned by each owner as noted below:

Name of Beneficial Owner	Directly Owned	Indirectly Owned	Options to Acquire Stock
Kevin M. Fogarty(a)	96,021	150,000	—
Thomas M. Fahnemann	158,377	—	—
J. Robert Hall	145,469	—	—
Kathleen A. Dahlberg	128,719	—	—
David C. Elder(b)	107,177	2,949	(c)
Bruce Brown(d)	85,865	3,750	—
Darrel Hackett	74,598	—	—
Marie T. Gallagher	55,528	—	—
Ramesh Shettigar(e)	45,151	97	(c)
Eileen L. Beck(f)	40,880	495	(c)
Boris Illetschko	12,426	—	—
All directors and current executive officers as a group (12 individuals)	962,162	157,705	—
Wolfgang Laures	316,568	—	—
Christopher W. Astley	61,385	—	—

(a)
Amounts indirectly owned consists of 150,000 shares held indirectly by GBBH Family Limited Partnership.

(b)
Amounts indirectly owned consists of 2,949 shares held in a 401(k) account for the benefit of Mr. Elder.

(c)
Represents the gross number of shares of common stock that would be issued upon exercise of vested stock-only stock appreciation rights (“SOSARs”) on September 3, 2024. As of September 3, 2024, the following NEOs had vested SOSARs:

Name	Number of Vested SOSARs
Eileen L. Beck	17,569
David C. Elder	46,324
Ramesh Shettigar	17,290

(d)
Amounts indirectly owned consists of 3,750 shares held indirectly by the Bruce Brown Revocable Trust.

(e)
Amounts indirectly owned consists of 97 shares held in a 401(k) account for the benefit of Mr. Shettigar.

(f)
Amounts indirectly owned consists of 495 shares held in a 401(k) account for the benefit of Ms. Beck.

CERTAIN BENEFICIAL OWNERS OF BERRY CAPITAL STOCK
As of September 3, 2024, Berry owns all of the outstanding shares of Spinco’s common stock.
The following table sets forth certain information regarding the ownership of Berry common stock as of September 3, 2024, except as otherwise indicated, by:
•
each current Berry director;

•
each of Berry’s current named executive officers;

•
all current Berry directors and executive officers as a group; and

•
each person who is known by Glatfelter to own beneficially 5% or more of Berry common stock.

As of September 3, 2024, there were 114,800,000 shares of Berry common stock outstanding. The consummation of the Transactions is not expected to have any impact on the beneficial ownership information for Berry common stock set forth below.
Name of Beneficial Owner(1)	Shares Beneficially Owned	% of Class
The Vanguard Group, Inc.(2)	11,731,209	10.2
EdgePoint Investment Group Inc.(3)	11,614,829	10.1
BlackRock, Inc.(4)	10,158,503	8.8
Name of Beneficial Owner(1)	Position	Direct and Indirect Share Ownership(1)	Right to Acquire(5)	Total Number of Shares Beneficially Owned	Percent of Class
Kevin J. Kwilinski	Chief Executive Officer	2,000	53,658	55,658	*
Mark W. Miles	Chief Financial Officer	84,502	670,893	755,395	*
Curt L. Begle	President – Health, Hygiene & Specialties Division	21,500	317,227	338,727	*
Jean-Marc Galvez	President – Consumer Packaging International Division	—	332,742	332,742	*
Jason K. Greene	Executive Vice President, Chief Legal Officer & Secretary	250	45,405	345,655	*
B. Evan Bayh	Director	29,228	70,412	99,640	*
Jonathan F. Foster	Director	4,728	84,412	89,140	*
Meredith R. Harper	Director	—	—	—	*
Idalene F. Kesner	Director	32,728	56,412	89,140	*
Jill A. Rahman	Director	4,728	11,912	16,640	*
Carl J. (Rick) Rickertsen	Director	4,728	18,412	23,140	*
Chaney M. Sheffield, Jr.	Director	53,077	3,415	56,492	*
Robert A. Steele	Director	4,728	70,412	75,140	*
Stephen E. Sterrett	Chairman of the Board	4,728	70,412	75,140	*
Peter T. Thomas	Director	—	—	—	*
All current directors and executive officers as a group (19 persons)(5)		313,118	4,321,504	4,634,622	4%

%*
Less than 1% of common stock outstanding.

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.
(2)
Information based on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2024, by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, including on behalf of certain subsidiaries, reporting beneficial ownership as of December 29, 2023. The Vanguard Group, Inc., has sole voting power with respect to 0 of the shares, shared voting power with respect to 57,206 of the shares, sole dispositive power with respect to 11,548,848 of the shares and shared dispositive power with respect to 182,181 of the shares.

(3)
Information based on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2024, by EdgePoint Investment Group Inc., located at 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada, reporting beneficial ownership as of December 31, 2023. Such filing reports that EdgePoint Investment Group Inc. has sole voting power with respect to 9,818,436 of the shares, shared voting power with respect to 1,796,393 of the shares, sole dispositive power with respect to 9,818,436 of the shares and shared dispositive power with respect to 1,796,393 of the shares.

(4)
Information based on Schedule 13G filed on January 25, 2024, reporting beneficial ownership of shares of Berry common stock as of December 31, 2023, by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001, including on behalf of certain subsidiaries. BlackRock, Inc. has sole voting power over 9,898,240 shares, sole dispositive power over 10,158,503 shares and shared voting power and shared dispositive power over 0 shares of Berry common stock.

(5)
Includes options that are currently vested or that will vest within 60 days after September 3, 2024, which, to the extent not exercised prior to the Distribution, will remain options for shares of Berry common stock post-Closing and will not convert into options for shares of Magnera.

CERTAIN BENEFICIAL OWNERS OF MAGNERA CAPITAL STOCK
Estimated Security Ownership of Certain Beneficial Owners of Magnera
As of September 3, 2024, Berry owns all of the outstanding shares of Spinco’s common stock.
The following table sets forth certain information regarding the estimated beneficial ownership of the Magnera’s common stock expected as of immediately following the Distribution and the Merger but without giving effect to the reverse stock split of Glatfelter common stock, by each person who is currently expected to own more than 5% percent of the issued and outstanding shares of Magnera.
The information set forth below is based on each person’s beneficial ownership of Glatfelter common stock and Berry common stock, to the extent known or ascertainable from public filings, as of September 3, 2024, after giving effect to the Distribution and the Merger, but without reflecting the impact of the reverse stock split, and reflects the following:
•
In the Distribution, Berry will distribute 100% of the shares of Spinco common stock to Berry’s stockholders by way of a Spin-Off. The number of shares of Magnera common stock for each person or entity set forth below assumes that all Berry stockholders will participate in the Distribution on a pro rata basis.

•
In the Merger, each issued and outstanding share of Spinco common stock immediately prior to the First Effective Time (except for shares of Spinco common stock held by Spinco as treasury stock or by any other member of the Spinco Group, which will be canceled and cease to exist and no consideration will be delivered in exchange therefor) will automatically convert into the right to receive a number of shares of Glatfelter common stock such that each holder of record of shares of Spinco common stock immediately prior to the First Effective Time will have the right to receive, in the aggregate, the Merger Consideration; provided, however, that each holder will receive a cash payment in lieu of fractional shares of Glatfelter common stock. Upon completion of the First Merger, approximately 90% of the outstanding shares of Magnera common stock on a fully diluted basis are expected to be held by holders of Spinco common stock as of immediately prior to the First Effective Time and approximately 10% of the outstanding shares of Magnera common stock on a fully diluted basis are expected to be held by Glatfelter shareholders as of immediately prior to the First Effective Time (in each case, excluding any overlaps in the pre-Merger Glatfelter shareholder and Berry stockholder bases).

•
As of September 3, 2024, Glatfelter estimates that approximately 429,507,351 shares of combined common stock will be issued in the First Merger to the holders of Spinco common stock without taking into account the effect of the reverse stock split. The number of shares of Magnera common stock for each person or entity set forth below assumes that each Berry stockholder will receive a number of shares of Magnera common stock based on their estimated proportionate ownership of Berry common stock as of September 3, 2024. The actual number of shares of Magnera common stock received by any holder of Berry common stock will depend upon the final terms of the Distribution, as well as the reverse stock split ratio applicable to the reverse stock split of Glatfelter common stock, which will be determined by Berry and Glatfelter at a later date and which is not reflected below.

The percentage ownership is based upon approximately 475,005,494 shares of combined common stock currently estimated to be issued and outstanding immediately following the completion of the Distribution and the Merger, but without giving effect to the reverse stock split.
Name of Beneficial Owner	Shares Beneficially Owned	% of Class
The Vanguard Group, Inc.(1)(2)	43,889,923	9.2
Edgepoint Investment Group, Inc.(3)	43,455,178	9.1
BlackRock, Inc.(4)(5)	39,273,107	8.3

(1)
Information based on Schedule 13G/A filed on February 13, 2024, reporting beneficial ownership of shares of Berry common stock as of December 29, 2023, by The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355, including on behalf of certain subsidiaries. The Vanguard Group, Inc., has sole voting power with respect to 0 of the shares, shared voting power with respect to 57,206 of the shares, sole dispositive power with respect to 11,548,848 of the shares and shared dispositive power with respect to 182,181 of the shares of Berry common stock.

(2)
Information based on Schedule 13G filed on February 13, 2024, reporting beneficial ownership of shares of Glatfelter common stock as of December 31, 2023, by The Vanguard Group, Inc., 100 Vanguard Boulevard, Malvern, PA 19355. The Vanguard Group, Inc., an investment advisor, has sole voting power and sole dispositive power over 0 shares and 2,239,561 shares, respectively, and shared voting power and shared dispositive power over 20,575 and 38,109 shares, respectively, of Glatfelter common stock. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities reported herein. No one person’s interest in the securities reported by The Vanguard Group, Inc. is more than 5% of the shares of Glatfelter commons stock.

(3)
Information based on Schedule 13G/A filed on February 14, 2024, reporting beneficial ownership of shares of Berry common stock as of December 31, 2023, by EdgePoint Investment Group Inc., located at 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada. Such filing reports that EdgePoint Investment Group Inc. has sole voting power with respect to 9,818,436 of the shares, shared voting power with respect to 1,796,393 of the shares, sole dispositive power with respect to 9,818,436 of the shares and shared dispositive power with respect to 1,796,393 of the shares of Berry common stock.

(4)
Information based on Schedule 13G filed on January 25, 2024, reporting beneficial ownership of shares of Berry common stock as of December 31, 2023, by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001, including on behalf of certain subsidiaries. BlackRock, Inc. has sole voting power over 9,898,240 shares, sole dispositive power over 10,158,503 shares and shared voting power and shared dispositive power over 0 shares of Berry common stock.

(5)
Information based on Amendment No. 3 to Schedule 13G filed on July 8, 2024, reporting beneficial ownership of shares of Glatfelter common stock as of June 30, 2024, by BlackRock, Inc., 50 Hudson Yards, New York, NY 10001. BlackRock, Inc. has sole voting power over 3,097,181 shares, sole dispositive power over 1,252,997 shares and shared voting power and shared dispositive power over 1,266,559 shares of Glatfelter common stock. Beneficial ownership reported by BlackRock, Inc. includes shares acquired by its subsidiaries: BlackRock Advisors, LLC; Aperio Group, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Financial Management, Inc.; and BlackRock Investment Management, LLC.

Estimated Security Ownership of Magnera’s Management
The following table sets forth information regarding the estimated beneficial ownership of Magnera’s common stock expected as of immediately following the Distribution and the Merger, but without giving effect to the reverse stock split of Glatfelter common stock, by each of:
•
Magnera’s currently expected named executive officers;

•
Magnera’s currently expected nominees to its Board of Directors; and

•
all of the currently expected Magnera named executive officers and nominees to Magnera’s Board of Directors as a group.

The information set forth below is based on each such person’s beneficial ownership of Glatfelter common stock and Berry common stock, to the extent known by Glatfelter or Berry or ascertainable from public filings, as of September 3, 2024, after giving effect to the Distribution and the Merger, but without giving effect to the reverse stock split of Glatfelter common stock, as described under “Estimated Security Ownership of Certain Beneficial Owners of Magnera” above.

The number of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Shares of combined common stock that may be acquired on or within 60 days are deemed to be outstanding and to be beneficially owned by the person holding the securities for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
The persons indicated below have sole voting power with respect to the shares owned by them, except as otherwise stated in the notes to the table. The address of each person listed below is 4350 Congress Street, Suite 600, Charlotte, North Carolina 28209.
Name of Beneficial Owner(1)	Position	Direct and Indirect Share Ownership(1)	Right to Acquire(2)	Total Number of Shares Beneficially Owned	Percent of Class
Curtis L. Begle	Chief Executive Officer & Director	80,567	—	80,567	*
James M. Till	Executive Vice President, Chief Financial Officer & Treasurer	—	—	—	*
Tarun Manroa	Executive Vice President, Chief Operating Officer	—	—	—	*
Kevin M. Fogarty	Non-Executive Chair of the Board	246,021	—	246,021	*
Samantha J. Marnick	Director	—	—	—	*
Carl J. Rickertsen	Director	17,717	—	17,717	*
Thomas E. Salmon	Director	248,047	—	248,047	*
Bruce Brown	Director	89,615	—	89,615	*
Michael Curless	Director	—	—	—	*
Thomas M. Fahnemann	Director	158,377	—	158,377	*
Mary Dean Hall	Director	—	—	—	*
All current directors and executive officers as a group (11 persons)(2)		840,344	—	840,344	*

(1)
The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, sole voting and investment power with respect to the indicated shares of common stock.

(2)
Includes options and restricted stock units, as the case may be, that are currently vested or that will vest within 60 days after September 3, 2024. For legacy Berry directors and officers, the amounts and percentages assume that none of such person’s vested options are exercised for Berry common stock prior to the Distribution. Assuming 100% of such vested options are exercised by each of the legacy Berry directors and officers listed above and based on the other assumptions set forth in the table above: Mr. Begle would beneficially own an additional 1,188,757 shares of Magnera common stock; Mr. Till would beneficially own 409,027 shares of Magnera common stock; Mr. Manroa would beneficially own 533,880 shares of Magnera common stock; Mr. Rickertsen would beneficially own an additional 68,996 shares of Magnera common stock; and Mr. Salmon would beneficially own an additional 6,414,395 shares of Magnera common stock.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Ancillary Agreements
Glatfelter, Merger Subs, Berry, Spinco or their respective subsidiaries, in each case as applicable, have entered into or, before the consummation of the Transactions will enter into, ancillary agreements relating to the Transactions and various interim and ongoing relationships between Glatfelter, Merger Subs, Berry and Spinco. See “Other Agreements Related to the Transactions” for more information.

SUBMISSION OF GLATFELTER SHAREHOLDER PROPOSALS FOR 2025 ANNUAL MEETING
Glatfelter shareholders wishing to include a proposal in Glatfelter’s proxy statement for the 2025 Annual Meeting of Glatfelter Shareholders (the “2025 Glatfelter Annual Meeting”) must submit it to Glatfelter’s Secretary pursuant to the requirements of Rule 14a-8 under the Exchange Act. Notice of such a proposal must be submitted in writing and received by Glatfelter’s Secretary at the principal executive offices of Glatfelter no later than November 26, 2024.
Glatfelter shareholders wishing to include a proposal in Glatfelter’s proxy statement for the 2025 Glatfelter Annual Meeting must comply with requirements under the Glatfelter Bylaws. Notice of such proposals, including all of the information required by the Glatfelter Bylaws, must be submitted in writing and delivered to, or mailed and received by, Glatfelter’s Secretary at the principal executive offices of Glatfelter no earlier than the close of business on October 27, 2024, and no later than the close of business on November 26, 2024, regardless of delivery method.
Glatfelter shareholders may recommend director nominees for consideration by the Nominating and Corporate Governance Committee of the Glatfelter Board for nomination for election to the Glatfelter Board. Shareholder recommendations for director nominees will receive the same consideration by the Nominating and Corporate Governance Committee that all other director nominee recommendations receive. If a Glatfelter shareholder wishes to recommend a nominee for director, the shareholder must submit such recommendation in writing, together with any supporting materials deemed appropriate, to Glatfelter’s Secretary.
To nominate a candidate for director at the 2025 Glatfelter Annual Meeting, notice of the nomination must be submitted in writing and delivered to, or mailed and received by, Glatfelter’s Secretary at the principal executive offices of Glatfelter no earlier than the close of business on October 27, 2024, and no later than the close of business on November 26, 2024, regardless of delivery method.
Pursuant to Section 1.9(a) of the Glatfelter Bylaws, if the date of the Annual Meeting of Glatfelter Shareholders is more than 30 calendar days prior to, or more than 60 calendar days after, the first anniversary date of the preceding year’s Annual Meeting, or if no annual meeting was held in the preceding year, to be timely, a shareholder’s notice of proposals or nominations must be received by Glatfelter’s Secretary on the later of (i) the 90th day prior to such annual meeting and (ii) the 10th calendar day following the day on which public disclosure of the date of the meeting is first made by Glatfelter.
Additionally, as set forth in Section 1.9(c) of the Glatfelter Bylaws, a Glatfelter shareholder or group of no more than 20 Glatfelter shareholders, that, collectively, have owned for at least three years 3% or more of the outstanding capital stock of Glatfelter and that expressly elect at the time of providing notice to have their nominee or nominees included in Glatfelter’s proxy materials, may nominate and have included in Glatfelter’s proxy statement director nominees not exceeding 20% of the number of directors in office as of the last day on which such a notice may be delivered pursuant to Section 1.9 of the Glatfelter Bylaws.

LEGAL MATTERS
The validity of the shares of Spinco common stock offered hereby with respect to the Transactions is being passed upon for Spinco by Bryan Cave Leighton Paisner LLP. The validity of the issuance of Glatfelter common stock pursuant to the RMT Transaction Agreement and in connection with the Charter Amendment is being passed upon for Glatfelter by Morgan, Lewis & Bockius LLP. Bryan Cave Leighton Paisner LLP will provide to Berry a legal opinion regarding certain U.S. federal income tax matters relating to the Spinco Distribution and the Merger.

EXPERTS
The financial statements of Glatfelter as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated by reference in this Glatfelter Registration Statement, and the effectiveness of Glatfelter’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.
The combined balance sheets of Spinco as of September 30, 2023, and October 1, 2022, and the related combined statements of income, comprehensive income, cash flows and changes in parent invested equity for the years ended September 30, 2023, October 1, 2022, and October 2, 2021, which is referred to and made a part of this Glatfelter Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
Spinco is filing with the SEC a registration statement on Form 10 under the Exchange Act with respect to the shares of Spinco common stock to be delivered in the Spinco Distribution to Berry stockholders pursuant to the Separation Agreement.
Glatfelter has filed with the SEC a registration statement on Form S-4 (Reg. No. 333-281733), of which this document forms a part, to register the issuance of shares of Glatfelter common stock that will be issued pursuant to the RMT Transaction Agreement. In addition, Glatfelter will separately file this document that relates to the special meeting of Glatfelter shareholders to, among other things, approve the Share Issuance proposal, the Charter Amendment proposals, Omnibus Plan proposal and the “Golden Parachute” Compensation proposal.
This document does not contain all of the information set forth in the registration statements or the exhibits to the registration statements, selected portions of which are omitted in accordance with the rules and regulations of the SEC. For further information pertaining to Spinco and Glatfelter, reference is made to the registration statements and their exhibits.
Statements contained in this document or in any document incorporated by reference into this document as to the contents of any agreement or other document referred to within this document or other documents that are incorporated herein by reference are not necessarily complete and, in each instance, reference is made to the copy of the applicable agreement or other document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each statement in this document regarding an agreement or other document is qualified in all respects by such agreement or other document.
You may read all or any portion of the registration statements filed by Spinco or Glatfelter on the SEC’s internet website at www.sec.gov. The SEC’s website also contains reports, proxy statements and prospectuses and other information regarding registrants, such as Glatfelter, that file electronically with the SEC. You can also find additional information about Berry and Spinco at www.berryglobal.com and about Glatfelter at www.glatfelter.com. Berry’s and Glatfelter’s website addresses are provided as an inactive textual reference only. Information contained on Berry’s and Glatfelter’s website is not incorporated by reference into this document, and you should not consider information contained on those websites as part of this document.
The SEC allows certain information to be “incorporated by reference” into this document. The information incorporated by reference is deemed to be a part of this document, except for any information superseded or modified by information contained directly in this document or by information contained in documents filed with or furnished to the SEC by Glatfelter after the date of this document that is incorporated by reference in this document. This means that Glatfelter can disclose important information to you by referring to another document filed separately with the SEC.
This document incorporates by reference the documents set forth below that Glatfelter has filed with the SEC. These documents contain important information about Glatfelter and its business and financial conditions.
Glatfelter:
•
Glatfelter’s Annual Report on Form 10-K filed on February 28, 2024, for the year ended December 31, 2023;

•
the description of Glatfelter common stock contained in Exhibit 4.4 of Glatfelter’s Annual Report on Form 10-K filed on February 28, 2024, and including any other amendments or reports filed for the purpose of updating such description;

•
Glatfelter’s Quarterly Reports on Form 10-Q filed on May 9, 2024, for the quarterly period ended March 31, 2024, and August 8, 2024, for the quarterly period ended June 30, 2024; and

•
Glatfelter’s Current Reports on Form 8-K filed on February 7, 2024, February 12, 2024, March 5, 2024, April 11, 2024, May 14, 2024, May 30, 2024, and August 16, 2024 (for each of the foregoing, other than any portions thereof deemed furnished and not filed).

In addition, this document also incorporates by reference additional documents that Glatfelter may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this document and the completion of the Transactions. These documents include Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.
This document does not, however, incorporate by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Glatfelter’s Current Reports on Form 8-K and information furnished after the date of this document unless, and except to the extent, specified in such Current Reports.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this document to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this document.
Glatfelter’s documents incorporated by reference into this document, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents, are available without charge upon request to Glatfelter Investor Relations at the following address and telephone numbers:
Glatfelter Corporation
4350 Congress Street, Suite 600
Charlotte, North Carolina 28209
(704) 885-2555
Attn: Investor Relations
If you would like to request documents, please do so no later than October   , 2024, to ensure timely delivery.
Berry stockholders who have questions regarding the Spinco Distribution, the Merger or any other matter described in this document should contact:
Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Attention: Director of Investor Relations
(812) 424-2904
Berry, Spinco and Glatfelter have not authorized anyone to give any information or make any representation about the Transactions that is different from, or in addition to, that contained in this document or in any of the materials that Berry, Spinco or Glatfelter publicly files with the SEC. Therefore, if anyone does give you information of this sort, you should not rely on it. This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Berry’s, Glatfelter’s or the HHNF Business’ affairs since the date of this document. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO COMBINED FINANCIAL STATEMENTS OF SPINCO (THE HHNF BUSINESS)
Financial Statements

Report of Independent Registered Public Accounting Firm
To the Management and the Board of Directors of Berry Global Group, Inc.
Opinion on the Financial Statements
We have audited the accompanying combined balance sheets of Spinco (the Company) as of September 30, 2023 and October 1, 2022, the related combined statements of income, comprehensive income, cash flows and changes in parent invested equity for the years ended September 30, 2023, October 1, 2022 and October 2, 2021, and the related notes (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at September 30, 2023 and October 1, 2022, and the results of its operations and its cash flows for the years ended September 30, 2023, October 1, 2022 and October 2, 2021 in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the combined financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the account or disclosure to which it relates.
Valuation of Goodwill
Description of the Matter
At September 30, 2023, the Company’s goodwill was $794 million. As discussed in Note 1 to the combined financial statements, goodwill is evaluated annually for impairment on the first day of the fourth quarter for each of its reporting units.
Auditing management’s annual goodwill impairment test was complex due to the significant estimation uncertainty in determining the fair value of the reporting units. In particular, the fair value estimate was sensitive to significant assumptions, such as changes in the weighted average cost of capital and terminal growth rate, which are affected by economic and company-specific qualitative factors.
How We Addressed the Matter in Our Audit	To test the estimated fair value of the Company’s reporting units, we performed audit procedures that included, among others, evaluating the valuation methodologies used by the Company and testing the significant assumptions discussed above. We involved our valuation specialists to assist in our evaluation of the Company’s valuation models, valuation methodology and significant assumptions used by the Company, specifically the weighted average cost of capital and terminal growth rate. We compared the significant assumptions used by the Company to current economic trends. We also performed sensitivity analyses of the significant assumptions to evaluate the changes in the fair value of the reporting units that would result from changes in the assumptions.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2024.
Indianapolis, Indiana
May 8, 2024

Spinco
Combined Statements of Income
(in millions of dollars)
	Fiscal years ended
	September 30, 2023	October 1, 2022	October 2, 2021
Net sales	$2,275	$2,803	$2,827
Costs and expenses:
Cost of goods sold	1,995	2,425	2,263
Selling, general and administrative	110	120	129
Amortization of intangibles	51	53	56
Restructuring and other activities	24	9	2
Corporate expense allocation	26	24	24
Operating income	69	172	353
Other (income) expense	(3)	16	4
Interest expense	—	4	(1)
Income before income taxes	72	152	350
Income tax expense	34	33	40
Net income	$38	$119	$310
Spinco
Combined Statements of Comprehensive Income
(in millions of dollars)
	Fiscal years ended
	September 30, 2023	October 1, 2022	October 2, 2021
Net income	$38	$119	$310
Currency translation	66	(75)	27
Other comprehensive income (loss)	66	(75)	27
Comprehensive income	$104	$44	$337
See notes to combined financial statements.

Spinco
Combined Balance Sheets
(in millions of dollars)
	September 30, 2023	October 1, 2022
Assets
Current assets:
Cash and cash equivalents	$185	$213
Short term investments	29	14
Accounts receivable, net	330	368
Inventories, net	243	281
Prepaid expenses and other current assets	46	43
Total current assets	833	919
Property, plant and equipment, net	998	1,006
Goodwill and intangible assets, net	1,069	1,106
Right-of-use assets	52	39
Other assets	75	75
Total assets	$3,027	$3,145
Liabilities and Parent Invested Equity
Current liabilities:
Accounts payable	$265	$291
Accrued expenses	139	145
Current portion of long-term debt	2	3
Total current liabilities	406	439
Long-term debt, less current portion	—	3
Deferred income taxes	83	88
Operating lease liabilities	41	30
Other long-term liabilities	107	98
Total liabilities	637	658
Commitments and Contingencies
Parent invested equity:
Parent investment in Spinco	2,561	2,724
Accumulated other comprehensive loss	(171)	(237)
Total parent invested equity	2,390	2,487
Total liabilities and parent invested equity	$3,027	$3,145
See notes to combined financial statements.

Spinco
Combined Statements of Cash Flows
(in millions of dollars)
	Fiscal years ended
	September 30, 2023	October 1, 2022	October 2, 2021
Cash Flows from Operating Activities:
Net income	$38	$119	$310
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	118	115	111
Amortization of intangibles	51	53	56
Non-cash interest expense	5	4	4
Share-based compensation expense	7	7	6
Deferred income tax	(9)	(7)	(36)
Other non-cash operating activities, net	(10)	13	(7)
Changes in operating assets and liabilities:
Accounts receivable	63	29	45
Inventories	49	22	(116)
Prepaid expenses and other assets	—	(6)	3
Accounts payable and other liabilities	(55)	(25)	4
Net cash from operating activities	257	324	380
Cash Flows from Investing Activities:
Additions to property, plant and equipment, net	(88)	(104)	(131)
Other investing activities	—	—	(10)
Net cash from investing activities	(88)	(104)	(141)
Cash Flows from Financing Activities:
Repayment of long-term borrowings	(4)	(4)	(3)
Net transfers to Parent	(206)	(212)	(246)
Net cash from financing activities	(210)	(216)	(249)
Effect of currency translation on cash	13	(9)	4
Net change in cash and cash equivalents	(28)	(5)	(6)
Cash and cash equivalents at beginning of period	213	218	224
Cash and cash equivalents at end of period	$185	$213	$218
See notes to combined financial statements.

Spinco
Combined Statements of Changes in Parent Invested Equity
(in millions of dollars)
	Parent Investment in Spinco	Accumulated Other Comprehensive Loss	Total
Balance at September 26, 2020	$2,740	$(189)	$2,551
Net income	310	—	310
Other comprehensive income (loss)	—	27	27
Transfers to Parent, net	(240)	—	(240)
Balance at October 2, 2021	$2,810	$(162)	$2,648
Net income	119	—	119
Other comprehensive income (loss)	—	(75)	(75)
Transfers to Parent, net	(205)	—	(205)
Balance at October 1, 2022	$2,724	$(237)	$2,487
Net income	38	—	38
Other comprehensive income (loss)	—	66	66
Transfers to Parent, net	(201)	—	(201)
Balance at September 30, 2023	$2,561	$(171)	$2,390
See notes to combined financial statements.

Spinco
Notes to Combined Financial Statements
Fiscal years 2023, 2022 and 2021
(in millions of dollars, except as otherwise noted)
1.   Basis of Presentation and Summary of Significant Accounting Policies
The global nonwovens and hygiene films business (“Spinco” or the “Company”) of Berry is a leading global supplier of a broad range of innovative non-woven and related products that services global markets. Spinco sell its products predominantly into stable, consumer-oriented end markets, such as healthcare, personal care and infection prevention. Spinco’s customers consist of a mix of leading global, national and mid-sized regional businesses. For the fiscal year ended September 30, 2023 (“fiscal 2023”), Spinco’s top customer represented approximately 11% of net sales and its top ten customers represented approximately 45% of net sales. Spinco management believes Spinco’s manufacturing processes, manufacturing footprint and its ability to leverage its scale to reduce costs, positions Spinco as a low-cost manufacturer relative to its competitors.
Reverse Morris Trust-Type Transaction Anticipated in second half 2024
In February 2024, Berry Global Group, Inc. (“Berry”) entered into a definitive agreement to spin-off Spinco (a wholly owned subsidiary of Berry) and merge Spinco with Glatfelter Corporation (“Glatfelter”). Upon the completion of the transaction, stockholders of Berry will own approximately 90% of Magnera in addition to their continuing interest in Berry. The transaction is expected to be tax-free to Berry and its stockholders. The transaction is subject to certain customary closing conditions including, but not limited to, approval by Glatfelter shareholders, the effective filing of related registration statements, completion of a tax-free spin-off and receipt of certain required foreign anti-trust approvals.
Basis of Presentation and Related Party Transactions
The combined financial statements were prepared on a stand-alone basis derived from the financial statements and accounting records of Berry. Combined financial statements reflect the historical results of operations, financial position and cash flows of Spinco as it was historically managed and adjusted to conform with accounting principles generally accepted in the United States of America (U.S. GAAP). These combined financial statements are presented as if Spinco had operated on a stand-alone basis for fiscal periods ending September 30, 2023 (“fiscal 2023”), October 1, 2022 (“fiscal 2022”), and October 2, 2021 (“fiscal 2021”). Spinco is primarily comprised of a combination of various subsidiary companies of Berry in certain jurisdictions and separate legal entities. Fiscal 2023 and 2022 were based on a fifty-two-week period and fiscal 2021 was based on a fifty-three-week period.
Significant intercompany balances with Berry that are outside the transaction perimeter have been eliminated. The assets and liabilities in the combined financial statements are wholly owned by Berry. As a result, the combined financial statements included herein may not necessarily be indicative of Spinco’s financial position, results of operations or cash flows had it operated as a stand-alone entity during the periods presented, nor are they indicative of the financial position or results of operations going forward. All significant transactions between Spinco and Berry have been included in the combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheets as parent invested equity. In the combined statements of changes in parent invested equity, the Transfers to Parent, net is the net of a variety of intercompany transactions including collection of trade receivables, payment of trade payables and accrued liabilities, settlement of charges for various allocated Berry expenses and payment of taxes on Spinco’s behalf.
The combined financial statements reflect the assets, liabilities and operations of the Spinco business. The Combined Financial Statements also include the recognition of certain assets and liabilities that have historically been recorded at the Berry corporate level but which are specifically identifiable or otherwise attributable to Spinco. Spinco utilizes centralized functions of Berry to support its operations, particularly in the U.S. Such expenses represent costs related, but not limited to, treasury, legal, accounting, insurance, information technology, human resources and other services. These costs are included within the Corporate expense allocation caption in the Combined Statements of Income. Where it is possible to specifically attribute such expenses to activities of Spinco, these amounts have been charged or credited directly to Spinco without allocation or apportionment. Allocation of all other such expenses is based on a reasonable reflection of the utilization of service provided or benefits received by Spinco during the periods presented on a consistent basis, such as earnings metrics and sales. Spinco management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by Spinco during the periods presented. However, these shared expenses may not represent the amounts that would have been incurred had Spinco operated autonomously or independently from Berry. Actual costs that would have been incurred if Spinco had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, including information technology and infrastructure. (See Note 6.)
Berry uses a centralized approach to cash management, particularly in the U.S. Accordingly, U.S. cash and cash equivalents are held by Berry at the corporate level and were not attributed to Spinco for any of the periods presented. Cash and cash equivalents in the combined financial statements relate to foreign entities. Transfers of cash, both to and from Berry’s centralized cash management system, are reflected as a component of Parent investment in Spinco on the combined balance sheets and as a financing activity within the accompanying combined statement of cash flows. Intercompany transactions between the Company and Berry have been included in these combined financial statements and are forgiven at the time the transaction is recorded. Debt obligations of Berry have not been included in the combined financial statements of Spinco, because Spinco is not a party to the obligation between Berry and the debt holders.
The income tax provision in the combined statements of income has been calculated as if Spinco was operating on a stand-alone basis and filed separate tax returns in the jurisdiction in which it operates. Spinco’s operations have historically been included in the Berry U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Berry’s global tax model has been developed based on its entire portfolio of businesses. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of Spinco’s actual tax balances prior to or subsequent to Spinco operating as a stand-alone company.
Revenue Recognition and Accounts Receivable
Revenue is recognized when performance obligations are satisfied, in an amount reflecting the consideration to which the Company expects to be entitled. The Company’s management considers the promise to transfer products to be its sole performance obligation. Generally, revenue is recognized for standard promised goods at the time of shipment, when title and risk of loss pass to the customer. The Company disaggregates revenue based on geography. See Note 8 Segment and Geographic Data.
Accounts receivable are presented net of allowance for credit losses of $6 million at September 30, 2023, and October 1, 2022. The Company records its current expected credit losses based on a variety of factors including historical loss experience and current customer financial condition. The changes to the Company’s current expected credit losses, write-off activity and recoveries were not material for any of the periods presented.
Berry has entered into various factoring agreements, including customer-based supply chain financing programs, to sell certain receivables to third-party financial institutions. Agreements which result in true sales of the transferred receivables, which occur when receivables are transferred without recourse to Berry, are reflected as a reduction of trade accounts receivable, net on the combined balance sheets and the proceeds are included in the cash flows from operating activities in the combined statements of cash flows.
Research and Development
Research and development costs are expensed when incurred. The Company incurred research and development expenditures of $15 million, $16 million and $14 million in fiscal 2023, 2022 and 2021, respectively, which are included in Selling, general and administrative in the combined statements of income.

Share-Based Compensation
Spinco employees have historically participated in Berry’s stock incentive plans for key employees and directors, primarily in the form of options and restricted stock units. Equity-based compensation expense has been either directly reported by or allocated to Spinco based on the awards and terms previously granted to Berry’s employees. These costs were primarily included within the Selling, general and administrative caption of the Combined Statements of Income. Compensation expense for stock incentive plans is generally based on the grant-date fair value over the appropriate vesting period. The fair value for options granted has been estimated at the date of grant using a Black-Scholes model. The fair value of RSU’s is based upon the fair value of the shares at the grant date.
Foreign Currency
For the non-U.S. subsidiaries that account in a functional currency other than U.S. dollars, assets and liabilities are translated into U.S. dollars using period-end exchange rates. Sales and expenses are translated at the average exchange rates in effect during the period. Foreign currency translation gains and losses are included as a component of Accumulated other comprehensive loss within Parent Invested Equity in the combined balance sheets. Gains and losses resulting from foreign currency transactions are included in Other (income) expense in the combined statements of income.
Cash and Cash Equivalents
All highly liquid investments purchased with a maturity of three months or less from the time of purchase are considered to be cash equivalents.
Inventories
Inventories are stated at the lower of cost or net realizable value and are valued using the first-in, first-out method. The Company’s management periodically reviews inventory balances, using recent and future expected sales to identify slow-moving and/or obsolete items. The cost of spare parts with an expected useful life of less than 5 years is charged to cost of goods sold when purchased. Management evaluates the Company’s reserve for inventory obsolescence on a quarterly basis and reviews inventory on-hand to determine future salability. Management base their determinations on the age of the inventory and the experience of the Company’s personnel. The Company reserves inventory that management deem to be not salable in the quarter in which management makes the determination. Management believes, based on past history and the Company’s policies and procedures, that the Company’s net inventory is salable. Inventory, including reserves of $15 million and $13 million, as of fiscal 2023 and 2022, respectively, was:
	2023	2022
Inventories:
Finished goods	$145	$153
Raw materials	98	128
	$243	$281
Property, Plant and Equipment and Long-lived Assets
Property, plant and equipment are stated at cost. Depreciation is computed primarily by the straight-line method over the estimated useful lives of the assets ranging from 15 to 40 years for buildings and improvements, 2 to 20 years for machinery, equipment and tooling and over the term of the agreement for capital leases. Leasehold improvements are depreciated over the shorter of the useful life of the improvement or the lease term. Repairs and maintenance costs are charged to expense as incurred. Property, plant and equipment as of fiscal 2023 and 2022 was:

	2023	2022
Property, plant and equipment:
Land, buildings and improvements	$383	$362
Equipment and construction in progress	1,474	1,367
	1,857	1,729
Less accumulated depreciation	(859)	(723)
	$998	$1,006
Long-lived assets, including property, plant and equipment and definite lived intangible assets are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment,” whenever facts and circumstances indicate that the carrying amount may not be recoverable. Specifically, this process involves comparing an asset’s carrying value to the estimated undiscounted future cash flows the asset is expected to generate over its remaining life. If this process were to result in the conclusion that the carrying value of a long-lived asset would not be recoverable, a write-down of the asset to fair value would be recorded through a charge to operations. No impairments were recorded in the periods presented.
Goodwill
The changes in the carrying amount of goodwill are as follows:
	Americas	Rest of World	Total
Balance as of fiscal 2021	$584	$216	$800
Foreign currency translation adjustment	—	(18)	(18)
Balance as of fiscal 2022	$584	$198	$782
Foreign currency translation adjustment	5	7	12
Balance as of fiscal 2023	$589	$205	$794
As part of the carve-out process for fiscal 2023, the Company completed a quantitative test to evaluate impairment of goodwill in order to determine if the carrying value of any reporting unit exceeded its fair value. This was completed on the first day of the fourth fiscal quarter of fiscal 2023. The fair value for each reporting unit is estimated based on a combination of a comparative company market approach and a discounted cash flow analysis (income approach). The Company’s forecasts included long-term growth of 3%, modest margin expansion attributed to capital investments and normalization of energy inflation, and discount rates ranging from 10.5% to 11% being applied to the forecasted cash flows. Using the quantitative approach, the Company makes various estimates and assumptions in determining the estimated fair value of each reporting unit using a combination of discounted cash flow models and valuations based on earnings multiples for the Company’s public peer group. Discounted cash flow models are reliant on various assumptions, including projected business results, long-term growth factors and weighted-average cost of capital. Management judgment is involved in estimating these variables, and they include uncertainties since they are forecasting future events. As a result of the annual impairment evaluations, the Company concluded that no impairment existed in fiscal 2023. However, future declines in valuation market multiples, sustained lower earnings or macroeconomic challenges could impact future impairment tests.
In fiscal year 2022 and 2021, the Company completed a qualitative analysis to evaluate impairment of goodwill and concluded that it was more likely than not that the fair value for each reporting unit exceeded the carrying amount. The Company reached this conclusion based on the stable valuations within the packaging industry and operating results of the Company’s reporting units. As a result of the annual impairment evaluations the Company concluded that no impairment existed in fiscal 2022 and 2021.

Intangible Assets
	Customer Relationships	Trademarks	Other Intangibles	Total
Balance as of fiscal 2021(a)	$303	$28	$42	$373
Foreign currency translation adjustment	—	(1)	(1)	(2)
Amortization expense	(48)	—	(5)	(53)
Additions	—	—	6	6
Balance as of fiscal 2022	$255	$27	$42	$324
Foreign currency translation adjustment	1	—	1	2
Amortization expense	(44)	—	(7)	(51)
Balance as of fiscal 2023	$212	$27	$36	$275

(a)
Net of Amortization of: $314 million Customer relationships, $3 million Trademarks, $36 million Other Intangibles

Customer relationships are being amortized using an accelerated amortization method which corresponds with the customer attrition rates used in the initial valuation of the intangibles over the estimated life of the relationships which range from 10 to 15 years. The Company has trademarks that total $26 million that are indefinite lived and management tests annually for impairment on the first day of the fourth quarter. Definite lived trademarks are being amortized using the straight-line method over the estimated life of the assets which are not more than 15 years. Other intangibles, which include technology and licenses, are being amortized using the straight-line method over the estimated life of the assets which range from 8 to 20 years. The Company completed the annual impairment test of its indefinite lived trademarks utilizing the qualitative method in 2023, 2022 and 2021 and noted no impairment.
Future amortization expense for definite lived intangibles as of fiscal 2023 for the next five fiscal years is $48 million, $46 million, $41 million, $39 million and $29 million each year for fiscal years ending 2024, 2025, 2026, 2027 and 2028, respectively.
Leases and Debt
The Company leases certain manufacturing facilities, warehouses, office space, manufacturing equipment, office equipment and automobiles. The Company recognizes right-of-use assets and lease liabilities for leases with original lease terms greater than one year based on the present value of lease payments over the lease term using the Company’s incremental borrowing rate on a collateralized basis. Short-term leases, with original lease terms of less than one year, are not recognized on the combined balance sheet. The Company is party to certain leases, namely for manufacturing facilities, which offer renewal options to extend the original lease term. Renewal options are included in the right-of-use asset and lease liability based on the Company’s assessment of the probability that the options will be exercised. See note 3. Commitments, Leases and Contingencies.

At September 30, 2023, annual lease commitments were as follows:
Fiscal Year	Operating Leases	Finance Leases
2024	$12	$2
2025	10	—
2026	8	—
2027	7	—
2028	6	—
Thereafter	16	—
Total lease payments	59	2
Less: Interest	(7)	—
Present value of lease liabilities	$52	$2
Income Taxes
The Company accounts for income taxes under the asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequence of events that have been recognized in the Company’s combined financial statements or income tax returns. Income taxes are recognized during the period in which the underlying transactions are recorded. Deferred taxes, with the exception of non-deductible goodwill, are provided for temporary differences between amounts of assets and liabilities as recorded for financial reporting purposes and such amounts as measured by tax laws. If the Company determines that a deferred tax asset arising from temporary differences is not likely to be utilized, the Company will establish a valuation allowance against that asset to record it at its expected realizable value. The Company recognizes uncertain tax positions when it is more likely than not that the tax position will be sustained upon examination by relevant taxing authorities, based on the technical merits of the position. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company’s effective tax rate is dependent on many factors including: the impact of enacted tax laws in jurisdictions in which the Company operates; the amount of earnings by jurisdiction, due to varying tax rates in each country; and the Company’s ability to utilize foreign tax credits related to foreign taxes paid on foreign earnings that will be remitted to the U.S.
Spinco income taxes as presented are calculated on a separate return basis, although Spinco’s operations have historically been included in Berry’s U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. As Spinco has operations in many jurisdictions that are unincorporated commercial units of Berry and its subsidiaries, stand-alone tax returns have not been filed for the operations in these jurisdictions. Accordingly, Spinco’s tax results as presented are not necessarily reflective of the results that Spinco would have generated on a stand-alone basis. Spinco’s combined balance sheets reflect assumptions regarding the expected manner of the spin-off of Spinco that would result in Berry retaining certain tax attributes in a number of jurisdictions. As a result, the tax attributes that Berry would retain in these jurisdictions have been eliminated from the Spinco combined balance sheets. The income tax expense of these items has been reflected in the combined statements of income, with a corresponding offset to Parent investment in Spinco. See Note 5. Income Taxes.
Comprehensive Income (Loss)
Comprehensive income (loss) is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes net unrealized gains or losses resulting from currency translations of foreign subsidiaries.

The accumulated balances related to each component of other comprehensive income (loss) before reclassifications were as follows:
	Currency Translation	Accumulated Other Comprehensive Loss
Balance as of fiscal 2020	$(189)	$(189)
Other comprehensive income	27	27
Balance as of fiscal 2021	$(162)	$(162)
Other comprehensive loss	(75)	(75)
Balance as of fiscal 2022	$(237)	$(237)
Other comprehensive income	66	66
Balance as of fiscal 2023	$(171)	$(171)
Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.
Recently Issued Accounting Pronouncements
Effective September 27, 2020, the Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326). The new standard requires entities to measure all expected credit losses for most financial assets held at the reporting date based on an expected loss model, which includes historical experience, current conditions and reasonable and supportable forecasts. The adoption of this standard did not have a material impact on the Company’s combined financial statements.
Income Taxes
In December 2019, the FASB issued ASU 2019-12, Income Taxes – Simplifying the Accounting for Income Taxes (Topic 740). The new guidance eliminates certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The Company adopted this standard effective for fiscal 2022. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
2.   Fair Value Measurements
Non-recurring Fair Value Measurements
The Company has certain assets that are measured at fair value on a non-recurring basis when impairment indicators are present or when the Company completes an acquisition. The Company adjusts certain long-lived assets to fair value only when the carrying values exceed the fair values. The categorization of the framework used to value the assets is considered Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value.

Included in the following tables are the major categories of assets and their current carrying values, along with the impairment loss recognized on the fair value measurement for the fiscal years then ended:
	2023
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite lived trademarks	$—	$—	$26	$26	$—
Goodwill	—	—	794	794	—
Definite lived intangible assets	—	—	249	249	—
Property, plant and equipment	—	—	998	998	—
Total	$—	$—	$2,067	$2,067	$—
	2022
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite lived trademarks	$—	$—	$26	$26	$—
Goodwill	—	—	782	782	—
Definite lived intangible assets	—	—	298	298	—
Property, plant and equipment	—	—	1,006	1,006	—
Total	$—	$—	$2,112	$2,112	$—
Recurring Fair Value Measurements
In order to partially offset the hyperinflationary impact of cash held in Argentina, the Company holds short term investments in the region which are remeasured at fair value based on level 2 inputs, and had a balance of $29 million and $14 million as of the fiscal years ending 2023 and 2022, respectively.
In fiscal 2021, a subsidiary of the Company entered into a Virtual Power Purchase Agreement (the ‘‘VPPA’’) for the right to renewable energy credits. Under the VPPA, the Company agreed to purchase for a fixed price a portion of the output of both solar power projects being developed in Spain. At September 30, 2023, and October 1, 2022, the value of the agreement was $12 million and $18 million, respectively, and is recorded in Other Assets. Changes in the fair value of the asset are recorded in Cost of goods sold. The categorization of the framework used to value the assets is considered Level 3, based on the use of various unobservable inputs in the forward energy prices, fixed contractual price and the risk-free rate.
3.   Commitments, Leases and Contingencies
The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business.
Leases
Supplemental lease information is as follows:
Leases	Classification	2023	2022
Operating leases:
Operating lease right-of-use assets	Right-of-use asset	$52	$39
Current operating lease liabilities	Accrued Expenses	11	9
Noncurrent operating lease liabilities	Operating lease liability	41	30
Finance leases:
Finance lease right-of-use assets	Property, plant and equipment, net	$9	$12
Current finance lease liabilities	Current portion of long-term debt	2	3
Noncurrent finance lease liabilities	Long-term debt, less current portion	—	3

Lease Type	Cash Flow Classification	Lease Expense Category	2023	2022
Operating leases	Operating cash flows	Lease cost	$12	$11
Finance leases	Operating cash flows	Interest expense	—	—
Finance leases	Financing cash flows	—	4	3
Finance leases	—	Amortization of right-of-use assets	3	3
	2023	2022
Weighted-average remaining lease term – operating leases	4 years	4 years
Weighted-average remaining lease term – finance leases	1 years	2 years
Weighted-average discount rate – operating leases	3.1%	3.1%
Weighted-average discount rate – finance leases	4.5%	4.5%
Right-of-use assets obtained in exchange for new operating lease liabilities were $16 million for fiscal 2023.
Litigation
The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its combined financial position, results of operations or cash flows.
Tax Claims
As part of a previous acquisition, the Company acquired a liability related to certain tax claims treated as a deferred purchase price (the “Deferred Consideration”). The Deferred Consideration accretes at a rate of 9.5% per annum compounded daily, which shall be paid to the selling stockholders of the previous acquisition to the extent certain existing and potential tax claims are resolved. At September 30, 2023, and October 1, 2022, the outstanding balance of the Deferred Consideration was $52 million and $44 million, respectively. If the Company incurs actual tax liability with respect to the tax claims, the amount of the Deferred Consideration owed to the selling stockholders will be reduced by the amount of such actual tax liability. The Company will be responsible for any actual tax liability in excess of the Deferred Consideration. The Deferred Consideration is reflected on the combined balance sheets in Other long-term liabilities as the settlement of existing and potential claims is expected to be greater than one year.
4.   Accrued Expenses
The following tables sets forth the totals included in Accrued expenses as of fiscal year end.
	2023	2022
Employee compensation, payroll and other	$44	$42
Accrued taxes	44	39
Operating lease liabilities	11	9
Other	40	55
	$139	$145

5.   Income Taxes
The Company is being taxed at the U.S. corporate level as a C-Corporation and has provided U.S. Federal, State and foreign income taxes. Significant components of income tax expense for the fiscal years ended are as follows:
	2023	2022	2021
Current
U.S.
Federal	$12	$4	$4
State	1	1	2
Non-U.S.	30	35	70
Total current	43	40	76
Deferred:
U.S.
Federal	(5)	(1)	11
State	(2)	(1)	—
Non-U.S.	(2)	(5)	(47)
Total deferred	(9)	(7)	(36)
Expense for income taxes	$34	$33	$40
U.S. income before income taxes was $15 million, $30 million and $70 million for fiscal 2023, 2022 and 2021, respectively. Non-U.S. income before income taxes was $57 million, $122 million and $280 million for fiscal 2023, 2022 and 2021, respectively. The Company paid cash taxes of $29 million, $52 million and $66 million in fiscal 2023, 2022 and 2021, respectively.
The reconciliation between U.S. Federal income tax expense at the statutory rate and the Company’s expense for income taxes for fiscal years ended are as follows:
	2023	2022	2021
U.S. Federal income tax expense at the statutory rate	$15	$32	$74
Adjustments to reconcile to the income tax provision:
U.S. state income tax expense	—	1	2
Federal and state credits	(1)	(1)	(1)
Share-based compensation	—	(1)	(1)
Withholding taxes	6	2	4
Changes in foreign valuation allowance	5	2	(10)
Foreign income taxed in the U.S.	1	2	2
Rate differences between U.S. and foreign	3	9	15
Brazil provision to return	—	3	(9)
Foreign intercompany write off	—	3	—
Foreign restructuring benefit	—	(8)	—
Brazil ICMS rate reduction	(2)	(3)	(3)
Uncertain tax positions	2	(12)	—
Permanent foreign currency differences	(1)	—	(30)
Other	6	4	(3)
Expense for income taxes	$34	$33	$40

Deferred income taxes result from temporary differences between the amount of assets and liabilities recognized for financial reporting and tax purposes. The components of the net deferred income tax liability as of fiscal years ended are as follows:
	2023	2022
Deferred tax assets:
Accrued liabilities and reserves	$6	$6
Inventories	5	3
Net operating loss carryforward	108	110
Lease liability	9	12
Foreign tax credit carryforward	15	10
Capitalization research and development expenditures	6	—
Other	—	4
Total deferred tax assets	149	145
Valuation allowance	(23)	(20)
Total deferred tax assets, net of valuation allowance	126	125
Deferred tax liabilities:
Property, plant and equipment	75	81
Intangible assets	59	68
Leased asset	9	12
Other	12	4
Total deferred tax liabilities	155	165
Net deferred tax liability	$(29)	$(40)
The Company had $54 million and $48 million of net deferred tax assets recorded in Other assets, and $83 million and $88 million of net deferred tax liabilities recorded in Deferred income taxes on the Combined Balance Sheets as of the fiscal years ended 2023 and 2022, respectively.
As of September 30, 2023, the Company has recorded deferred tax assets related to federal, state and foreign net operating losses, interest expense and tax credits. These attributes are spread across multiple jurisdictions and generally have expiration periods beginning in 2024 while a portion remains available indefinitely. Each attribute has been assessed for realization and a valuation allowance is recorded against the deferred tax assets to bring the net amount recorded to the amount more likely than not to be realized. The valuation allowance against deferred tax assets was $23 million and $20 million as of the fiscal years ended 2023 and 2022, respectively, related to the foreign and U.S. federal and state operations.
The Company is permanently reinvested except to the extent the foreign earnings are previously taxed or to the extent that the Company has sufficient basis in its non-U.S. subsidiaries to repatriate earnings on an income tax free basis.
Uncertain Tax Positions
The following table summarizes the activity related to the Company’s gross unrecognized tax benefits for fiscal years ended:
	2023	2022
Beginning unrecognized tax benefits	$16	$28
Gross decreases – tax positions in prior periods	—	(4)
Gross increases – current period tax positions	1	—
Settlements	—	(8)
Ending unrecognized tax benefits	$17	$16

As of fiscal year end 2023, the amount of unrecognized tax benefit that, if recognized, would affect the Company’s effective tax rate was $17 million and the Company had $8 million accrued for payment of interest and penalties related to its uncertain tax positions. The Company’s penalties and interest related to uncertain tax positions are included in income tax expense.
As a result of global operations, the Company files income tax returns in the U.S. federal, various state and local and foreign jurisdictions and is routinely subject to examination by taxing authorities throughout the world. Excluding potential adjustments to net operating losses, the U.S. federal and state income tax returns are no longer subject to income tax assessments for years before 2019. With few exceptions, the major foreign jurisdictions are no longer subject to income tax assessments for years before 2016.
6.   Corporate Expense Allocation
Based on management estimates, $26 million, $24 million and $24 million, of general corporate expenses including information technology, accounting, legal, human resources and other services were allocated to Spinco during the fiscal years ended September 30, 2023, October 1, 2022, and October 2, 2021, respectively. Management estimates corporate costs on a standalone basis would have been approximately $17 million to $22 million per year.
7.   Restructuring and Other Activities
The Company has announced various restructuring plans in the last three fiscal years which included shutting down and rationalizing facilities. In all instances, the majority of the operations from rationalized facilities was transferred to other facilities within the respective reportable segment. During fiscal 2021, 2022 and 2023, the Company did not shut down any facilities with significant net sales.
The table below sets forth the significant components of the restructuring transaction and other activities, including supply chain financings activity charges recognized for the fiscal years ended, by reportable segment:
	2023	2022	2021
Americas	$17	$5	$2
Rest of World	7	4	—
Consolidated	$24	$9	$2
The table below sets forth the activity with respect to the restructuring charges and the impact on the Company’s accrued restructuring reserves:
	Restructuring
	Employee Severance and Benefits	Facility Exit Costs	Non-cash Impairment Charges	Other Activities	Total
Balance as of fiscal 2020	—	—	—	—	—
Charges	1	—	—	1	2
Cash	(1)	—	—	(1)	(2)
Balance as of fiscal 2021	$—	$—	$—	$—	$—
Charges	1	—	—	8	9
Cash	(1)	—	—	(4)	(5)
Balance as of fiscal 2022	$—	$—	$—	$4	$4
Charges	10	1	—	13	24
Cash	(10)	(1)	—	(17)	(28)
Balance as of fiscal 2023	$—	$—	$—	$—	$—
Since 2021, cumulative costs attributed to restructuring programs total $13 million.

8. Segment and Geographic Data
Spinco’s operations are organized into two reportable segments: Americas and Rest of World. The structure is designed to align Spinco with its customers, provide improved service and drive future growth in a cost-efficient manner.
Selected information by reportable segment is presented in the following tables:
	2023	2022	2021
Net sales
Americas	$1,531	$1,909	$1,894
Rest of World	744	894	933
Total	$2,275	$2,803	$2,827
Operating income
Americas	$81	$152	$265
Rest of World	(12)	20	88
Total	$69	$172	$353
Depreciation and amortization
Americas	$119	$121	$120
Rest of World	50	47	47
Total	$169	$168	$167
	2023	2022
Total assets:
Americas	$2,037	$2,136
Rest of World	990	1,009
Total assets	$3,027	$3,145
	2023	2022
Long-lived assets:
Americas	$1,617	$1,677
Rest of World	577	549
Total long-lived assets	$2,194	$2,226

Spinco
Combined Statements of Income
(Unaudited)
(in millions of dollars)
	Three Quarterly Periods Ended
	June 29, 2024	July 01, 2023
Net sales	$1,633	$1,733
Costs and expenses:
Cost of goods sold	1,454	1,513
Selling, general and administrative	82	85
Amortization of intangibles	36	38
Restructuring and other activities	18	18
Corporate expense allocation	17	21
Operating income	26	58
Other (income)	(1)	(1)
Interest (income) expense	3	(1)
Income before income taxes	24	60
Income tax (benefit) expense	(1)	18
Net income	$25	$42
Spinco
Combined Statements of Comprehensive Income
(Unaudited)
(in millions of dollars)
	Three Quarterly Periods Ended
	June 29, 2024	July 01, 2023
Net income	$25	$42
Currency translation	(19)	99
Other comprehensive (loss) income	(19)	99
Comprehensive income	$6	$141
See notes to combined financial statements.

Spinco
Combined Balance Sheets
(in millions of dollars)
	June 29, 2024	September 30, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$176	$185
Short term investments	—	29
Accounts receivable, net	347	330
Finished goods	174	145
Raw materials and supplies	113	98
Prepaid expenses and other current assets	62	46
Total current assets	872	833
Property, plant and equipment, net	957	998
Goodwill and intangible assets, net	1,027	1,069
Right-of-use assets	49	52
Other assets	71	75
Total assets	$2,976	$3,027
Liabilities and Parent Invested Equity
Current liabilities:
Accounts payable	$238	$265
Accrued expenses	137	139
Current portion of long-term debt	—	2
Total current liabilities	375	406
Deferred income taxes	72	83
Operating lease liabilities	38	41
Other long-term liabilities	97	107
Total liabilities	582	637
Commitments and Contingencies
Parent invested equity:
Parent investment in Spinco	2,584	2,561
Accumulated other comprehensive loss	(190)	(171)
Total parent invested equity	2,394	2,390
Total liabilities and parent invested equity	$2,976	$3,027
See notes to combined financial statements.

Spinco
Combined Statements of Cash Flows
(Unaudited)
(in millions of dollars)
	Three Quarterly Periods Ended
	June 29, 2024	July 1, 2023
Cash Flows from Operating Activities:
Net income	$25	$42
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	94	88
Amortization of intangibles	36	38
Non-cash interest expense	4	3
Share-based compensation expense	6	6
Deferred income tax	(9)	(3)
Other non-cash operating activities, net	2	(7)
Changes in operating assets and liabilities:
Accounts receivable	(22)	46
Inventories	(47)	25
Prepaid expenses and other assets	(21)	(19)
Accounts payable and other liabilities	(37)	(123)
Net cash from operating activities	31	96
Cash Flows from Investing Activities:
Additions to property, plant and equipment, net	(56)	(68)
Other investing activities	29	—
Net cash from investing activities	(27)	(68)
Cash Flows from Financing Activities:
Repayment of long-term borrowings	(3)	(3)
Net transfers to Parent	(8)	(74)
Net cash from financing activities	(11)	(77)
Effect of currency translation on cash	(2)	17
Net change in cash and cash equivalents	(9)	(32)
Cash and cash equivalents at beginning of period	185	213
Cash and cash equivalents at end of period	$176	$181
See notes to combined financial statements.

Spinco
Combined Statements of Changes in Parent Invested Equity
(Unaudited)
(in millions of dollars)
Three Quarterly Periods Ended	Parent Investment in Spinco	Accumulated Other Comprehensive Loss	Total
Balance at October 1, 2022	$2,724	$(237)	$2,487
Net income	42	—	42
Other comprehensive income	—	99	99
Transfers to Parent, net	(68)	—	(68)
Balance at July 1, 2023	$2,698	$(138)	$2,560
Balance at September 30, 2023	$2,561	$(171)	$2,390
Net income	25	—	25
Other comprehensive (loss)	—	(19)	(19)
Transfers to Parent, net	(2)	—	(2)
Balance at June 29, 2024	$2,584	$(190)	$2,394
See notes to combined financial statements.

Spinco
Notes to Combined Financial Statements
(Unaudited)
(in millions of dollars, except as otherwise noted)
1.   Basis of Presentation
The global nonwovens and hygiene films business (“Spinco” or the “Company”) of Berry is a leading global supplier of a broad range of innovative non-woven and related products that services global markets. Spinco sells its products predominantly into stable, consumer-oriented end markets, such as healthcare, personal care and infection prevention. Spinco’s customers consist of a mix of leading global, national and mid-sized regional businesses. Spinco management believes Spinco’s manufacturing processes, manufacturing footprint and its ability to leverage its scale to reduce costs, positions Spinco as a low-cost manufacturer relative to its competitors.
Reverse Morris Trust-Type Transaction Anticipated in second half 2024
In February 2024, Berry entered into a definitive agreement to spin-off Spinco (a wholly owned subsidiary of Berry) and merge with Glatfelter. Upon the completion of the transaction, stockholders of Berry will own approximately 90% of Magnera in addition to their continuing interest in Berry. The transaction is expected to be tax-free to Berry and its stockholders. The transaction is subject to certain customary closing conditions including, but not limited to, approval by Glatfelter shareholders, the effective filing of related registration statements, completion of a tax-free spin-off and receipt of certain required foreign anti-trust approvals.
Basis of Presentation and Related Party Transactions
The combined financial statements were prepared on a stand-alone basis derived from the financial statements and accounting records of Berry. Combined financial statements reflect the historical results of operations, financial position and cash flows of Spinco as it was historically managed and adjusted to conform with accounting principles generally accepted in the United States of America (U.S. GAAP). These combined financial statements are presented as if Spinco had operated on a stand-alone basis for the three quarterly periods ending June 29, 2024, and July 1, 2023. Spinco is primarily comprised of a combination of various subsidiary companies of Berry in certain jurisdictions and separate legal entities.
Significant intercompany balances with Berry that are outside the transaction perimeter have been eliminated. The assets and liabilities in the combined financial statements are wholly owned by Berry. As a result, the combined financial statements included herein may not necessarily be indicative of Spinco’s financial position, results of operations or cash flows had it operated as a stand-alone entity during the periods presented, nor are they indicative of the financial position or results of operations going forward. All significant transactions between Spinco and Berry have been included in the combined financial statements and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheets as parent invested equity. In the combined statements of changes in parent invested equity, the Transfers to Parent, net is the net of a variety of intercompany transactions including collection of trade receivables, payment of trade payables and accrued liabilities, settlement of charges for various allocated Berry expenses, and payment of taxes on Spinco’s behalf.
The combined financial statements reflect the assets, liabilities and operations of the Spinco business. The Combined Financial Statements also include the recognition of certain assets and liabilities that have historically been recorded at the Berry corporate level but which are specifically identifiable or otherwise attributable to Spinco. Spinco utilizes centralized functions of Berry to support its operations, particularly in the U.S. Such expenses represent costs related, but not limited to, treasury, legal, accounting, insurance, information technology, human resources and other services. These costs are included within the Corporate expense allocation caption in the Combined Statements of Income. Where it is possible to specifically attribute such expenses to activities of Spinco, these amounts have been charged or credited directly to Spinco without allocation or apportionment. Allocation of all other such expenses is based on a reasonable reflection of the utilization of service provided or benefits received by Spinco during the periods presented on a consistent basis, such as earnings metrics and sales. Spinco management believes the assumptions underlying the combined financial statements, including the assumptions regarding allocated expenses, reasonably reflect the utilization of services provided to or the benefit received by Spinco during the periods presented. However, these shared expenses may not represent the amounts that would have been incurred had Spinco operated autonomously or independently from Berry. Actual costs that would have been incurred if Spinco had been a stand-alone company would depend on multiple factors, including organizational structure and strategic decisions in various areas, including information technology and infrastructure. (See Note 5.)
Berry uses a centralized approach to cash management, particularly in the U.S. Accordingly, U.S. cash and cash equivalents are held by Berry at the corporate level and were not attributed to Spinco for any of the periods presented. Cash and cash equivalents in the combined financial statements relate to foreign entities. Transfers of cash, both to and from Berry’s centralized cash management system, are reflected as a component of Parent investment in Spinco on the combined balance sheets and as a financing activity within the accompanying combined statement of cash flows. Intercompany transactions between the Company and Berry have been included in these combined financial statements and are forgiven at the time the transaction is recorded. Debt obligations of Berry have not been included in the combined financial statements of Spinco, because Spinco is not a party to the obligation between Berry and the debt holders.
The income tax provision in the combined statements of income has been calculated as if Spinco was operating on a stand-alone basis and filed separate tax returns in the jurisdiction in which it operates. Spinco’s operations have historically been included in the Berry U.S. federal and state tax returns or non-U.S. jurisdictions tax returns. Berry’s global tax model has been developed based on its entire portfolio of businesses. Therefore, cash tax payments and items of current and deferred taxes may not be reflective of Spinco’s actual tax balances prior to or subsequent to Spinco operating as a stand-alone company.
Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles requires management to make extensive use of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of sales and expenses. Actual results could differ materially from these estimates. Changes in estimates are recorded in results of operations in the period that the event or circumstances giving rise to such changes occur.
2.   Revenue Recognition and Accounts Receivable
Revenue is recognized when performance obligations are satisfied, in an amount reflecting the consideration to which the Company expects to be entitled. The Company’s management considers the promise to transfer products to be its sole performance obligation. Generally, revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer. The Company disaggregates revenue based on geography. See Note 7 Segment Data.
Accounts receivable are presented net of allowance for credit losses of $7 and $6 million at June 29, 2024, and September 30, 2023, respectively. The Company records its current expected credit losses based on a variety of factors including historical loss experience and current customer financial condition. The changes to the Company’s current expected credit losses, write-off activity and recoveries were not material for any of the periods presented.
Berry has entered into various factoring agreements, including customer-based supply chain financing programs, to sell certain receivables to third-party financial institutions. Agreements which result in true sales of the transferred receivables, which occur when receivables are transferred without recourse to Berry, are reflected as a reduction of trade accounts receivable, net on the combined balance sheets and the proceeds are included in the cash flows from operating activities in the combined statements of cash flows.

3.   Fair Value Measurements
Non-recurring Fair Value Measurements
The Company has certain assets that are measured at fair value on a non-recurring basis when impairment indicators are present or when the Company completes an acquisition. The Company adjusts certain long-lived assets to fair value only when the carrying values exceed the fair values. The categorization of the framework used to value the assets is considered Level 3, due to the subjective nature of the unobservable inputs used to determine the fair value.
Included in the following tables are the major categories of assets and their current carrying values, along with the impairment loss recognized on the fair value measurement for the nine months then ended:
	As of June 29, 2024
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite lived trademarks	$—	$—	$27	$27	$—
Goodwill	—	—	789	789	—
Definite lived intangible assets	—	—	211	211	—
Property, plant and equipment	—	—	957	957	—
Total	$—	$—	$1,984	$1,984	$—
	As of September 30, 2023
	Level 1	Level 2	Level 3	Total	Impairment
Indefinite lived trademarks	$—	$—	$26	$26	$—
Goodwill	—	—	794	794	—
Definite lived intangible assets	—	—	249	249	—
Property, plant and equipment	—	—	998	998	—
Total	$—	$—	$2,067	$2,067	$—
Recurring Fair Value Measurements
In order to partially offset the hyperinflationary impact of cash held in Argentina, the Company held short term investments in the region which are remeasured at fair value based on level 2 inputs, and had a balance of $29 million for the fiscal year ended September 30, 2023. As of June 29, 2024, all investments had been fully redeemed for cash.
Virtual Power Purchase Agreement
In fiscal 2021, a subsidiary of the Company entered into a Virtual Power Purchase Agreement (the “VPPA”) for the right to renewable energy credits. Under the VPPA, the Company agreed to purchase for a fixed price a portion of the output of both solar power projects being developed in Spain. At June 29, 2024, and September 30, 2023, the value of the agreement was $8 million and $12 million, respectively, and is recorded in Other Assets. Changes in the fair value of the asset are recorded in Cost of goods sold. The categorization of the framework used to value the assets is considered Level 3, based on the use of various unobservable inputs in the forward energy prices, fixed contractual price and the risk-free rate.
4.   Commitments, Leases and Contingencies
The Company has various purchase commitments for raw materials, supplies and property and equipment incidental to the ordinary conduct of business.

Leases
Supplemental lease information is as follows:
Leases	Classification	June 29, 2024	September 30, 2023
Operating leases:
Operating lease right-of-use assets	Right-of-use asset	$49	$52
Current operating lease liabilities	Accrued expenses	11	11
Noncurrent operating lease liabilities	Operating lease liability	38	41
Finance leases:
Finance lease right-of-use assets	Property, plant, and equipment, net	$7	$9
Current finance lease liabilities	Current portion of long-term debt	—	2
Litigation
The Company is party to various legal proceedings involving routine claims which are incidental to its business. Although the Company’s legal and financial liability with respect to such proceedings cannot be estimated with certainty, the Company believes that any ultimate liability would not be material to its financial position, results of operations or cash flows.
Tax Claims
As part of a previous acquisition, the Company acquired a liability related to certain tax claims treated as a deferred purchase price (the “Deferred Consideration”). The Deferred Consideration accretes at a rate of 9.5% per annum compounded daily, which shall be paid to the selling stockholders of the previous acquisition to the extent certain existing and potential tax claims are resolved. At June 29, 2024, and September 30, 2023, the outstanding balance of the Deferred Consideration was $51 million and $52 million, respectively. If the Company incurs actual tax liability with respect to the tax claims, the amount of the Deferred Consideration owed to the selling stockholders will be reduced by the amount of such actual tax liability. The Company will be responsible for any actual tax liability in excess of the Deferred Consideration. The Deferred Consideration is reflected on the Combined Balance Sheets in Other long-term liabilities as the settlement of existing and potential claims is expected to be greater than one year.
5.   Corporate Expense Allocation
Based on management estimates, $17 million and $21 million, of general corporate expenses including information technology, accounting, legal, human resources and other services were allocated to Spinco during the nine months ended June 29, 2024, and July 1, 2023, respectively. Management estimates corporate costs on a standalone basis would have been approximately $17 million to $22 million per year.
6.   Restructuring and Other Activities
The Company has announced various restructuring plans in the last three fiscal years which included rationalizing certain facilities. In all instances, the majority of the operations from rationalized facilities was transferred to other facilities within the same reportable segment. During fiscal 2021, 2022 and 2023, the Company did not shut down any facilities with significant net sales.
The table below sets forth the significant components of restructuring and other activities, including supply chain financings activity charges recognized by reportable segment:
	Three Quarterly Periods Ended
	June 29, 2024	July 1, 2023
Americas	$10	$14
Rest of World	8	4
Consolidated	$18	$18

The table below sets forth the activity with respect to the restructuring charges and the impact on the Company’s accrued restructuring reserves:
	Restructuring
	Employee Severance and Benefits	Facility Exit Costs	Non-cash Impairment Charges	Other Activities	Total
Balance as of September 30, 2023	$—	$—	$—	$—	$—
Charges	7	3	—	8	18
Non-cash asset impairment	—	—	—	—	—
Cash	(7)	(3)	—	(8)	(18)
Balance as of June 29, 2024	$—	$—	$—	$—	$—
Since 2021, cumulative costs attributed to restructuring programs total $23 million.
7.   Segment and Geographic Data
Spinco’s operations are organized into two reportable segments: Americas and Rest of World. The structure is designed to align Spinco with its customers, provide improved service and drive future growth in a cost-efficient manner.
Selected information by reportable segment is presented in the following tables:
	Three Quarterly Periods Ended
	June 29, 2024	July 1, 2023
Net sales
Americas	$1,111	$1,163
Rest of World	522	570
Total	$1,633	$1,733
Operating income
Americas	$30	$60
Rest of World	(4)	(2)
Total	$26	$58
Depreciation and amortization
Americas	$91	$89
Rest of World	39	37
Total	$130	$126
8.   Income Taxes
On a year-to-date comparison to the statutory rate, the lower effective tax rate was positively impacted by foreign rate differentials and other discrete items.
9.   Accumulated Other Comprehensive Income (Loss)
Comprehensive income (loss) is comprised of net income and other comprehensive income (loss). Other comprehensive income (loss) includes net unrealized gains or losses resulting from currency translations of foreign subsidiaries.

The accumulated balances related to each component of other comprehensive income (loss), net of tax before reclassifications were as follows:
	Currency Translation	Accumulated Other Comprehensive Loss
Balance as of October 1, 2022	$(237)	$(237)
Other comprehensive income	99	99
Balance as of July 1, 2023	$(138)	$(138)
Balance as of September 30, 2023	$(171)	$(171)
Other comprehensive loss	(19)	(19)
Balance as of June 29, 2024	$(190)	$(190)

ANNEX A
EXECUTION VERSION
RMT TRANSACTION AGREEMENT
among
BERRY GLOBAL GROUP, INC.,
TREASURE HOLDCO, INC.,
GLATFELTER CORPORATION,
TREASURE MERGER SUB I, INC.
and
TREASURE MERGER SUB II, LLC
Dated as of February 6, 2024

A-i

A-ii

A-iii

ANNEXES AND EXHIBITS
Annex A — Certain Definitions
Exhibit A — Separation and Distribution Agreement
Exhibit B — Tax Matters Agreement
Exhibit C — Employee Matters Agreement
Exhibit D — Transition Services Agreement
Exhibit E — RMT Partner Charter Amendment
Exhibit F — Spinco Merger Tax Representation Letter
Exhibit G — RMT Partner Merger Tax Representation Letter
Exhibit H — Remainco Merger Tax Opinion
Exhibit I — Spinco Commitment Letter

A-iv

RMT TRANSACTION AGREEMENT
This RMT TRANSACTION AGREEMENT (this “Agreement”), dated as of February 6, 2024, is entered into by and among BERRY GLOBAL GROUP, INC., a Delaware corporation (“Remainco”), TREASURE HOLDCO, INC., a Delaware corporation and a wholly owned indirect Subsidiary of Remainco (“Spinco”), GLATFELTER CORPORATION, a Pennsylvania corporation (“RMT Partner”), Treasure Merger Sub I, Inc., a Delaware corporation and a wholly owned Subsidiary of RMT Partner (“First Merger Sub”), and Treasure Merger Sub II, LLC, a Delaware limited liability company and a wholly owned Subsidiary of RMT Partner (“Second Merger Sub” and, together with First Merger Sub, “Merger Subs” and, together with Remainco, Spinco and RMT Partner, the “Parties” and each, a “Party”).
RECITALS
WHEREAS, contemporaneously with the execution of this Agreement, Remainco, Spinco and RMT Partner are entering into the Separation and Distribution Agreement, pursuant to which Remainco will (in accordance with the Separation) separate the Spinco Business such that, as of the Initial Spin, the Spinco Business is held by the Spinco Entities;
WHEREAS, following the Separation and pursuant to the Separation and Distribution Agreement, the sole stockholder of Spinco, Berry Global, Inc., a Delaware corporation and wholly-owned subsidiary of Remainco (“BGI”), will distribute to Remainco one hundred percent (100%) of the shares of Spinco Common Stock (the “Initial Spin”);
WHEREAS, following the Initial Spin, Remainco will distribute to the holders of Remainco Common Stock all of the shares of Spinco Common Stock received in the Initial Spin (a) by means of a pro rata distribution (the “Spin-Off”), and/or (b) with the consent of RMT Partner, by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (the “Exchange Offer”) (to be followed by a Clean-Up Spin-Off);
WHEREAS, upon the terms and subject to the conditions set forth herein, at the Charter Amendment Effective Time, as a condition and material inducement to the willingness of Remainco and Spinco to enter into this Agreement, RMT Partner will amend the Existing RMT Partner Charter pursuant to which, among other things, (a) RMT Partner will effect a reverse stock split of all issued and outstanding shares of RMT Partner Common Stock at a reverse stock split ratio to be determined by Remainco and RMT Partner, and (b) the number of authorized shares of RMT Partner Common Stock will be increased from 120,000,000 shares to 240,000,000 shares;
WHEREAS, unless the Alternative Transaction Structure is agreed to by the Parties upon the terms and subject to the conditions set forth in Section 2.9, after the Charter Amendment Effective Time and immediately following the Spinco Distribution and pursuant to this Agreement, at the First Effective Time, the Parties will effect the merger of First Merger Sub with and into Spinco (the “First Merger”), with Spinco continuing as the surviving corporation and a wholly owned Subsidiary of RMT Partner, all upon the terms and subject to the conditions set forth herein;
WHEREAS, immediately following the First Merger and as part of the same overall transaction as the First Merger, Spinco will merge with and into Second Merger Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with Second Merger Sub being the surviving limited liablity company and wholly owned Subsidiary of RMT Partner;
WHEREAS, the board of directors of RMT Partner (the “RMT Partner Board”) has (a) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, including the Merger, the RMT Partner Share Issuance and the RMT Partner Charter Amendment (the “Transactions”), (b) determined that this Agreement and the Transactions, including the Merger, are in the best interests of RMT Partner, and (c) resolved to make the RMT Partner Recommendation;
WHEREAS, the board of directors of First Merger Sub has (a) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (b) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interest of First

Merger Sub and RMT Partner, as its sole stockholder, and (c) resolved to recommend the adoption of this Agreement by RMT Partner, as the sole stockholder of First Merger Sub;
WHEREAS, RMT Partner, as the sole member and manager of Second Merger Sub has (a) approved and declared advisable this Agreement and the Transactions, including the Merger, and (b) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of Second Merger Sub and RMT Partner, as its sole member;
WHEREAS, the board of directors of Spinco (the “Spinco Board”) has (a) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, (b) determined that this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, are in the best interest of Spinco and BGI, as its sole stockholder, and (c) resolved to recommend the adoption of this Agreement by BGI, as the sole stockholder of Spinco;
WHEREAS, the board of directors of Remainco (the “Remainco Board”) has approved this Agreement and the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, subject to such further action of the Remainco Board required, if applicable, to determine the structure of the Initial Spin and the Spinco Distribution, establish the Record Date and the Spinco Distribution Date, and the effectiveness of the declaration of the Initial Spin and the Spinco Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement);
WHEREAS, for U.S. federal income tax purposes, it is intended that (a) the Contribution, the Initial Spin, the Spinco Distribution, the Spinco Special Cash Payment, the Spin-Off, the Exchange Offer and the Merger shall qualify for the Intended Tax Treatment, and (b) this Agreement, together with the Separation and Distribution Agreement, shall constitute a “plan of reorganization” for purposes of Section 368 of the Code; and
WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:
ARTICLE I
THE RMT PARTNER CHARTER AMENDMENT
Section 1.1   The RMT Partner Charter Amendment.   Unless the Alternative Transaction Structure is agreed to by the Parties pursuant to Section 2.9, on the terms and subject to the conditions set forth in this Agreement, on the date of the Closing and prior to the First Effective Time, the Existing RMT Partner Charter shall be amended by the Articles of Amendment to the Existing RMT Partner Charter, as set forth on Exhibit E (the “RMT Partner Charter Amendment”). The Existing RMT Partner Charter, as amended by the RMT Partner Charter Amendment, shall be the articles of incorporation of RMT Partner until duly amended as provided therein or by applicable Law.
Section 1.2   Charter Amendment Effective Time.   On the terms and subject to the conditions set forth in this Agreement, including Section 1.2 of the Spinco Disclosure Letter, RMT Partner shall cause the RMT Partner Charter Amendment to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Pennsylvania as provided in the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). The RMT Partner Charter Amendment shall become effective prior to, and subject to the occurrence of, the First Effective Time or at such other date and time as may be agreed by the Parties in writing and specified in the RMT Partner Charter Amendment (such date and time, the “Charter Amendment Effective Time”).

ARTICLE II
THE MERGER
Section 2.1   The Merger.
(a)   On the terms and subject to the conditions set forth in this Agreement, at the First Effective Time, (i) First Merger Sub shall be merged with and into Spinco in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), and the separate corporate existence of First Merger Sub shall thereupon cease, (ii) Spinco shall be the surviving corporation in the First Merger (sometimes referred to as, the “First Merger Surviving Corporation”), and, from and after the First Effective Time, shall be a wholly owned subsidiary of RMT Partner and the separate corporate existence of Spinco with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the First Merger as provided in the DGCL, and (iii) the First Merger shall have such other effects as provided in the DGCL, except as expressly set forth in this Agreement.
(b)   On the terms and subject to the conditions set forth in this Agreement, at the Second Effective Time, (i) the First Merger Surviving Corporation shall be merged with and into Second Merger Sub in accordance with the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”), and the separate corporate existence of First Surviving Corporation shall thereupon cease, (ii) Second Merger Sub shall be the surviving limited liability company in the Merger (sometimes referred to in this Agreement as, the “Surviving Entity”), and, from and after the Second Effective Time, shall be a wholly owned subsidiary of RMT Partner and the separate existence of the Second Merger Sub with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Second Merger as provided in the DLLCA, and (c) the Second Merger shall have such other effects as provided in the DGCL and the DLLCA, in each case, except as expressly set forth in this Agreement.
Section 2.2   Closing.   Unless the Alternative Transaction Structure is agreed to by the Parties pursuant to Section 2.9, the consummation of the Merger (the “Closing”) shall take place at 9:00 a.m. Eastern Time on the third (3rd) Business Day following the day on which the last to be satisfied or waived of the conditions set forth in ARTICLE IX (other than the conditions set forth in Section 9.1(a) and those conditions that by their nature are to be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied), but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date, time or place as Remainco and RMT Partner may mutually agree in writing. The Closing shall occur (a) remotely via electronic exchange of documents and signatures, or (b) at such other time and place or in such other manner as the Parties may mutually agree in writing. The date on which the Closing occurs is called the “Closing Date.”
Section 2.3   Effective Time.   At the Closing, the Parties will cause (a) a certificate of merger relating to the First Merger (the “First Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL, and (b) a certificate of merger relating to the Second Merger (the “Second Certificate of Merger” and, together with the First Certificate of Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL and Section 18-209 of the DLLCA. The First Merger shall become effective at the time when the First Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the First Certificate of Merger (such date and time, the “First Effective Time”), and the Second Merger shall become effective at the time when the Second Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Second Certificate of Merger (such date and time, the “Second Effective Time”).
Section 2.4   Certificates of Formation.   The certificate of incorporation of Spinco as in effect immediately prior to the First Effective Time shall be the certificate of formation of the First Merger Suriving Corporation, until duly amended as provided therein or by applicable Law. The certificate of incorporation of Second Merger Sub as in effect immediately prior to the Second Effective Time shall be the certificate of formation of the Surviving Entity (the “Charter”), until duly amended as provided therein or by applicable Law, except that the name of the Surviving Entity shall be designated in writing by Remainco to RMT Partner prior to the Closing, provided that such designation shall be made by Remainco following a good faith consultation with RMT Partner.
Section 2.5   Bylaws and Operating Agreement.   The Parties shall take all actions necessary so that (a) the bylaws of Spinco in effect immediately prior to the First Effective Time shall be the bylaws of the First Merger Surviving Corporation, until thereafter amended as provided therein or by applicable Law, and (b) at the Second Effective Time, the limited liability company operating agreement of Second Merger Sub in effect immediately prior to the Second Effective Time shall be the limited liability company operating agreement of the Surviving Entity (the “Operating Agreement”), until thereafter amended as provided therein or by applicable Law, except that the name of the Surviving Entity shall be designated in writing by Remainco to RMT Partner prior to the Closing, provided that such designation shall be made by Remainco following a good faith consultation with RMT Partner.
Section 2.6   Directors and Managers.   The Parties shall take all actions necessary so that (a) directors of Spinco immediately prior to the First Effective Time shall be the directors of the First Merger Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier resignation or removal in accordance the bylaws of the First Merger Surviving Corporation, and (b) RMT Partner shall, from and after the Second Effective Time, be the sole member and sole manager of the Surviving Entity until its successor has been duly elected or appointed and qualified or until its earlier resignation or removal in accordance with the Charter and the Operating Agreement.
Section 2.7   Officers.   The Parties shall take all actions necessary so that the (a) officers of Spinco, if any, at the First Effective Time shall, from and after the First Effective Time, be the officers of the First Merger Surviving Corporation, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and bylaws of the First Merger Suriving Corporation and (b) officers of Second Merger Sub, if any, at the Second Effective Time shall, from and after the Second Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the Operating Agreement.
Section 2.8   RMT Partner Governance Matters.
(a)   At the Second Effective Time, the RMT Partner Board shall consist of nine (9) directors. Prior to the Second Effective Time, subject to Section 8.8, Remainco and RMT Partner shall each designate directors such that, at the Second Effective Time, the RMT Partner Board shall be comprised of: (i) the individual set forth on Section 2.8(a) of the Spinco Disclosure Letter (the “CEO Designee”), (ii) five (5) directors designated by Remainco who are not at the Second Effective Time also serving as employees of Remainco or as directors on the Remainco Board (collectively, the “Remainco Designees”); and (iii) three (3) directors designated by the RMT Partner Board (collectively, the “RMT Partner Designees”). The Chairperson of the RMT Partner Board shall be one of the RMT Partner Designees.
(b)   If, prior to the Second Effective Time, (i) a Remainco Designee is unable or unwilling to serve on the RMT Partner Board as a result of illness, death, resignation, retirement or any other reason, then Remainco shall be entitled to designate another person to serve in such person’s place, subject to the consent of RMT Partner (not to be unreasonably withheld, conditioned or delayed) unless such successor designee is an independent member of the RMT Partner Board as of the date hereof, or (ii) a RMT Partner Designee is unable or unwilling to serve on the RMT Partner Board as a result of illness, death, resignation, retirement or any other reason, then the RMT Partner Board shall be entitled to designate another person to serve in such person’s place, subject to the consent of Remainco (not to be unreasonably withheld, conditioned or delayed) unless such successor designee is an independent member of the Remainco Board as of the date hereof.
(c)   The initial term of the Remainco Designees and RMT Partner Designees shall expire immediately following RMT Partner’s first annual meeting of shareholders that occurs after the Second Effective Time. As of the expiration of such initial term, each member of the RMT Partner Board shall thereafter be elected for a one (1)-year term expiring immediately following each RMT Partner’s annual meeting of shareholders.

(d)   At least two (2) of the Remainco Designees and one (1) of the RMT Partner Designees shall be eligible to serve on the audit committee of the RMT Partner Board under the applicable requirements of the SEC and NYSE.
(e)   Until the second (2nd) annual meeting of RMT Partner’s shareholders that occurs after the Second Effective Time, (i) if there is a vacancy created by the illness, death, resignation, retirement or removal of any Remainco Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining Remainco Designees then in office, even if less than a quorum, or by a sole remaining Remainco Designee (any such replacement, a “Continuing Remainco Designee”), and (ii) if there is a vacancy created by the illness, death, resignation, retirement or removal of any Continuing Remainco Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining Remainco Designees and/or Continuing Remainco Designees, as applicable, then in office, even if less than a quorum, or by a sole remaining Remainco Designee and/or Continuing Remainco Designee, as applicable; provided, that any such appointment shall be made in accordance with applicable law and the rules of NYSE (or other national securities exchange on which RMT Partner’s securities are listed at the relevant time).
(f)   Until the second annual meeting of RMT Partner’s shareholders that occurs after the Second Effective Time, (i) if there is a vacancy created by the illness, death, resignation, retirement or removal of any RMT Partner Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining RMT Partner Designees then in office, even if less than a quorum, or by a sole remaining RMT Partner Designee (any such replacement, a “Continuing RMT Partner Designee”), and (ii) if there is a vacancy created by the illness, death, resignation, retirement or removal of any Continuing RMT Partner Designee, such vacancy shall be filled by the affirmative vote of a majority of the remaining RMT Partner Designees and/or Continuing RMT Partner Designees, as applicable, then in office, even if less than a quorum, or by a sole remaining RMT Partner Designee and/or Continuing RMT Partner Designee, as applicable; provided, that any such appointment shall be made in accordance with applicable law and the rules of NYSE (or other national securities exchange on which RMT Partner’s securities are listed at the relevant time).
(g)   The RMT Partner Board shall take all such action as may be necessary to ensure that at least one (1) RMT Partner Designee or Continuing RMT Partner Designee, as applicable, is appointed to serve on each committee of the RMT Partner Board, subject to the applicable independence requirements.
(h)   At the Second Effective Time, the CEO Designee shall be appointed to serve as the Chief Executive Officer of RMT Partner. If, prior the Second Effective Time, the individual identifed as CEO Designee is unable or unwilling to serve as Chief Executive Officer of RMT Partner or as a member of the RMT Partner Board as a result of illness, death, resignation, retirement or any other reason, then Remainco and RMT Partner shall cooperate and consult in good faith to designate a replacement CEO Designee. From the date of this Agreement, Remainco and RMT Partner shall cooperate and consult in good faith to appoint such other senior executive officers as mutually agreed between Remainco and RMT Partner and determine such senior executive officers’ initial roles, titles and responsibilities. From the Second Effective Time, such officers shall hold office until their successors are duly appointed and qualified, or until their earlier death, resignation or removal in accordance with their respective employment agreements and the Organizational Documents of RMT Partner, as applicable.
(i)   As of the Second Effective Time, RMT Partner shall have its headquarters located in Charlotte, North Carolina.
(j)   As of the Second Effective Time, RMT Partner shall have changed the name and the NYSE ticker symbol of RMT Partner to such new name and ticker symbol designated in writing by Remainco to RMT Partner prior to the Closing, provided that such designation shall be made by Remainco following a good faith consultation with RMT Partner.
Section 2.9   Alternative Transaction Structure.   In the event that (a) the IRS notifies Remainco or any of its Subsidiaries that the IRS will not issue the Private Letter Ruling or the Transactions will not qualify for the Intended Tax Treatment, or (b) in the reasonable determination of each of the Parties, the IRS would not reasonably be expected to issue the Private Letter Ruling, the Parties shall negotiate in good faith to structure the Transactions in an alternative tax-free manner (such structure, the “Alternative Transaction Structure”); provided, that in no event shall a Party be required to agree to any term or condition that is materially detrimental to such Party and its Subsidiaries, taken as a whole. If the Alternative Transaction Structure is adopted in accordance with the preceding sentence, (i) all relevant provisions of this Agreement shall be amended mutatis mutandis to refer to, and give effect to, the Alternative Transaction Structure, (ii) without limiting the generality of the foregoing clause (i), all filings, notices and reports with the SEC and any other Governmental Entity shall be made or amended, as the case may be, reflecting the Alternative Transaction Structure and, in any case, in accordance with Section 8.8, and (iii) the Parties shall, and shall cause their respective Subsidiaries to, (A) amend and restate this Agreement and, if necessary or advisable to effect the Alternative Transaction Structure, the Separation and Distribution Agreement and any other Transaction Documents to reflect the foregoing, and (B) execute, acknowledge and deliver any assurances, documents or instruments of transfer, conveyance, assignment and assumption reasonably requested by the other Party to effect the Alternative Transaction Structure. If the Alternative Transaction Structure is not agreed upon (or the Parties decide not to pursue the Alternative Transaction Structure), then the Parties shall, subject to the satisfaction or waiver of the conditions set forth in ARTICLE IX, consummate the Transactions as soon as practicable after that date which is the thirtieth (30th) day prior to the Outside Date (the “Delayed RMT”) and cooperate with one another in good faith, and use commerically reasonable efforts to furnish appropriate representation letters to enable counsel to Remainco to issue an opinion on the qualification of the Delayed RMT for the Intended Tax Treatment and, if Remainco wishes to obtain an IRS ruling regarding the qualification of the Delayed RMT for the Intended Tax Treatment, the Parties will cooperate with one another in good faith, and use commerically reasonable efforts, to obtain such ruling. In connection with any Delayed RMT, (1) all filings, notices and reports with the SEC and any other Governmental Entity shall be made or amended, as the case may be, reflecting the Delayed RMT and, in any case, in accordance with Section 8.8, and (2) the Parties shall, and shall cause their respective Subsidiaries to, amend this Agreement, the Separation and Distribution Agreement and any other Transaction Documents, if necessary or advisable to effect the Delayed RMT.
ARTICLE III
EFFECT OF THE MERGER ON CAPITAL STOCK
Section 3.1   Conversion of Shares.   At the First Effective Time, by virtue of the First Merger and without any action on the part of the Parties or any holder of any capital stock of First Merger Sub or Spinco, each:
(a)   share of Spinco Common Stock issued and outstanding immediately prior to the First Effective Time (other than shares canceled in accordance with Section 3.1(b)) shall automatically be converted into, and become exchangeable for, the right to receive a number of shares or, subject to Section 4.6, a fraction of a share, of RMT Partner Common Stock such that each holder of record of shares of Spinco Common Stock immediately prior to the First Effective Time shall have the right to receive, in the aggregate, a number of shares of RMT Partner Common Stock equal to the product of (i) the total number of shares of Spinco Common Stock held of record by such holder immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio (such shares, the “Merger Consideration”), subject to adjustment in accordance with Section 3.3;
(b)   share of Spinco Common Stock issued and outstanding immediately prior to the First Effective Time held by Spinco as treasury stock or held by any other Spinco Entity, in each case, following the Spinco Distribution and immediately prior to the First Effective Time shall be cancelled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange thereof; and
(c)   share of common stock of First Merger Sub issued and outstanding immediately prior to the First Effective Time shall be converted into one share of common stock First Merger Surviving Corporation, which shall constitute the only outstanding shares of common stock of the First Merger Surviving Corporation immediately following the First Effective Time.
Section 3.2   Second Merger.   At the Second Effective Time, by virtue of the Second Merger and without any action on the part of the Parties, each share of common stock of the First Merger Surviving

Corporation issued and outstanding immediately prior to the Effective Time shall be converted into one limited liability company interest of the Surviving Entity, which shall constitute the only outstanding limited liability company interests of the Surviving Entity immediately following the Second Effective Time.
Section 3.3   Anti-Dilution Adjustments.   The Exchange Ratio and any other similarly dependent items shall be adjusted to reflect fully the appropriate effect of any stock split, split-up, reverse stock split, stock dividend or distribution of common stock or other capital stock of RMT Partner, RMT Partner Common Stock or Spinco Common Stock, as applicable, or securities convertible into any such securities, reorganization, recapitalization, reclassification or other like change with respect to common stock or other capital stock of RMT Partner, RMT Partner Common Stock or Spinco Common Stock, as applicable, having a record date occurring on or after the date of this Agreement and prior to the Second Effective Time, other than (a) in the case of Spinco Common Stock, to the extent contemplated in the Separation and Distribution Agreement (including the Separation or in connection with the Spin-Off, Exchange Offer or Clean-Up Spin-Off, where Remainco shall be entitled to cause the number of outstanding shares of Spinco Common Stock to be an amount that it determines in its sole and absolute discretion), and (b) in the case of RMT Partner Common Stock, to the extent contemplated by the RMT Partner Charter Amendment; provided, that nothing in this Section 3.3 shall be construed to permit Remainco, Spinco or RMT Partner to take any action with respect to its securities that is prohibited by the terms of this Agreement.
ARTICLE IV
DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER
Section 4.1   Distribution Agent.   Pursuant to Section 3.6 of the Separation and Distribution Agreement, the Exchange Agent (as defined below, and acting as “Distribution Agent” thereunder) shall hold, for the account of Remainco and the relevant Remainco stockholders, book-entry shares representing all of the outstanding shares of Spinco Common Stock distributed in the Spinco Distribution. Such shares of Spinco Common Stock shall be converted into shares of RMT Partner Common Stock in accordance with the terms of ARTICLE III and this ARTICLE IV.
Section 4.2   Exchange Agent.   At or prior to the First Effective Time, RMT Partner shall deposit or cause to be deposited with an exchange agent selected by Remainco with RMT Partner’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the “Exchange Agent”) pursuant to a customary exchange agent agreement (to which Remainco, Spinco and RMT Partner shall be parties) on terms reasonably satisfactory to Remainco, Spinco and RMT Partner, for the benefit of the Persons who received shares of Spinco Common Stock in the Spinco Distribution and for distribution in accordance with Section 3.1, subject to Section 4.6, an aggregate number of shares of RMT Partner Common Stock to be issued in non-certificated book-entry form comprising the number of shares of RMT Partner Common Stock equal to (a) the total number of shares of Spinco Common Stock entitled to Merger Consideration under Section 3.1(a), multiplied by (b) the Exchange Ratio, rounded down to the nearest whole number. Such shares of RMT Partner Common Stock and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 4.2 and Section 4.4, being the “Exchange Fund.” The Exchange Fund shall not be used for any purpose other than a purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by RMT Partner; provided, however, that any deposit of such cash shall in all events be limited to (i) direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, (ii) certificates of deposit or bank repurchase agreements of commercial banks with capital exceeding $10 billion, or (iii) AAA rated 2A-7 fixed NAV money market funds (or those of similar quality), or a combination of the foregoing clauses (i), (ii) and (iii), and, in any such case, no such instrument shall have a maturity exceeding three (3) months. To the extent that there are losses with respect to such deposits, a default of an applicable bank or for any other reason any amount in the Exchange Fund is below that required to make prompt payment of the aggregate Merger Consideration and the other payments contemplated by this ARTICLE IV, RMT Partner shall promptly replace, restore or supplement the shares of RMT Partner Common Stock or cash, as applicable, in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make the payment of the aggregate Merger Consideration and the other payments contemplated by this ARTICLE IV. Any interest and other income resulting from such deposit may become part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.1 or Section 4.4 may, at the discretion of RMT Partner, be promptly returned to RMT Partner or the Surviving Entity. In the event the Merger is not consummated and this Agreement is terminated in accordance with its terms, the Exchange Agent shall promptly return all shares of RMT Partner Common Stock deposited in the Exchange Fund to RMT Partner.
Section 4.3   Procedures for Exchange.
(a)   On the Closing Date, promptly after the First Effective Time, the Exchange Agent shall, and Remainco and RMT Partner shall cooperate to cause the Exchange Agent to, deliver to each record holder of shares of Spinco Common Stock following the Spinco Distribution and immediately prior to the First Effective Time, a book-entry authorization representing the number of whole shares of RMT Partner Common Stock that such holder has the right to receive pursuant to Section 3.1 (and cash in lieu of fractional shares of RMT Partner Common Stock as contemplated by Section 4.6, together with any dividends and other distributions pursuant to Section 4.4).
(b)   No interest will be paid or accrued on any amount payable for shares of Spinco Common Stock or on any other amount to a holder of shares of Spinco Common Stock following the Spinco Distribution and immediately prior to the First Effective Time has a right to receive pursuant to ARTICLE III and this ARTICLE IV.
(c)   The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to RMT Partner Common Stock held by it for the account of the Persons entitled thereto.
Section 4.4   Distributions with Respect to Undistributed Shares.   No dividends or other distributions declared or made with respect to RMT Partner Common Stock with a record date after the First Effective Time shall be paid or otherwise delivered to the former holders of Spinco Common Stock with respect to any shares of RMT Partner Common Stock that are not able to be distributed by the Exchange Agent to such holder promptly after the First Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable Laws, following the distribution of any such previously undistributed shares of RMT Partner Common Stock, there shall be paid to the record holder of such shares of RMT Partner Common Stock without interest, (a) at the time of the distribution, to the extent not previously paid, the amount of cash payable in lieu of fractional shares of RMT Partner Common Stock to which such holder is entitled pursuant to Section 4.6 and the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such whole shares of RMT Partner Common Stock, and (b) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the First Effective Time but prior to the distribution of such shares of RMT Partner Common Stock and a payment date subsequent to the distribution of such shares of RMT Partner Common Stock payable with respect to such whole shares of RMT Partner Common Stock. RMT Partner shall deposit with the Exchange Agent all such dividends and distributions.
Section 4.5   Transfers.   From and after the First Effective Time, there shall be no transfers on the stock transfer books of Spinco of the shares of Spinco Common Stock that were outstanding immediately prior to the First Effective Time. From and after the First Effective Time, the holders of shares of Spinco Common Stock shall cease to have any rights with respect to such shares of Spinco Common Stock except as otherwise provided herein or by applicable Law.
Section 4.6   Fractional Shares.   Notwithstanding anything in this Agreement to the contrary, no fractional shares of RMT Partner Common Stock will be issued upon the conversion of shares of Spinco Common Stock pursuant to Section 3.1. All fractional shares of RMT Partner Common Stock that a holder of shares of Spinco Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated by the Exchange Agent. The Exchange Agent shall cause the whole shares obtained thereby to be sold on behalf of such holders of shares of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger, in the open market or otherwise as reasonably directed by RMT Partner, in each case at then-prevailing market prices, as promptly as reasonably practicable and in no case later than ten (10) Business Days after the First Effective Time. The Exchange Agent shall make available the net proceeds thereof, after deducting any required withholding

Taxes and brokerage charges, commissions and transfer Taxes, on a pro rata basis, without interest, as soon as practicable to the holders of Spinco Common Stock that would otherwise be entitled to receive such fractional shares of RMT Partner Common Stock pursuant to the Merger. The Parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares of RMT Partner Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to RMT Partner that would otherwise be caused by the issuance of fractional shares of RMT Partner Common Stock.
Section 4.7   Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any deposit of the Exchange Fund and any shares of RMT Partner Common Stock) that remains unclaimed by the one hundred eightieth (180th) day after the Closing Date shall be delivered to RMT Partner. Any holder of shares of Spinco Common Stock who has not theretofore complied with this ARTICLE IV shall thereafter look only to RMT Partner for delivery of the Merger Consideration, including any cash in lieu of fractional shares of RMT Partner Common Stock, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that such holder has the right to receive pursuant to ARTICLE III and this ARTICLE IV.
Section 4.8   Withholding Rights.   Each of RMT Partner, the Surviving Entity and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Spinco Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by RMT Partner, the Surviving Entity or the Exchange Agent, as applicable, such withheld amounts (a) shall be timely remitted by RMT Partner, the Surviving Entity or the Exchange Agent, as applicable, to the applicable Taxing authority, and (b) shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Spinco Common Stock in respect of which such deduction and withholding was made by RMT Partner, the Surviving Entity or the Exchange Agent, as applicable.
Section 4.9   No Appraisal Rights.   In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Spinco Common Stock in connection with the Merger.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO REMAINCO
Except as set forth in the forms, statements, certifications, reports and documents filed or furnished by Remainco with the SEC pursuant to the Exchange Act or the Securities Act since October 2, 2021 (the “Applicable Date”) but prior to the date of this Agreement (such forms, statements, reports and documents, in each case as amended prior to the date of this Agreement, the “Remainco Reports”) (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to RMT Partner by Remainco and Spinco concurrently with the execution and delivery of this Agreement (the “Spinco Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this ARTICLE V, disclosure of any item in any section or subsection of the Spinco Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, Remainco hereby represents and warrants to RMT Partner and Merger Subs that:
Section 5.1   Organization, Good Standing and Qualification.   Remainco is a corporation duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.

Section 5.2   Corporate Authority and Approval.
(a)   Remainco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Second Effective Time. This Agreement has been duly executed and delivered by Remainco and constitutes a valid and binding agreement of Remainco, enforceable against Remainco in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). Except for such further action of the Remainco Board required, if applicable, to determine the structure of the Spinco Distribution, establish the Record Date and the Spinco Distribution Date, and the effectiveness of the declaration of the Initial Spin and the Spinco Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement), the execution and delivery by Remainco of this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Second Effective Time and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary and proper corporate action on its part, and no other corporate action on the part of Remainco is necessary to authorize this Agreement or the other Transaction Documents to which it is or will be a party as of the date hereof and as of the Second Effective Time.
(b)   The Remainco Board has unanimously approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, subject to such further action of the Remainco Board required, if applicable, to determine the structure of the Spinco Distribution, establish the Record Date and the Spinco Distribution Date, and the effectiveness of the declaration of the Initial Spin and the Spinco Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Separation and Distribution Agreement).
(c)   The approval of Remainco’s stockholders is not required to effect the Transactions, including the transactions contemplated by the Separation and Distribution Agreement.
Section 5.3   Governmental Filings; No Violations.
(a)   Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation, the Initial Spin, and Spinco Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 2.3, (ii) required under the rules and regulations of the NYSE, (iii) required under the HSR Act and any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, and (v) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by Remainco with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by Remainco from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Remainco, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.
(b)   The execution, delivery and performance by Remainco of this Agreement and the Transaction Documents to which it is or will be a party as of the date hereof and as of the First Effective Time do not and will not, and the consummation by Remainco of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, Remainco’s Organizational Documents, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any of the assets of Remainco pursuant to any Contract binding upon Remainco or under any Law, Governmental Order or Permit to which Remainco is subject, or (iii) any change in the rights or obligations under any Contract to which

Remainco is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.
Section 5.4   Litigation.   As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Remainco, threatened against Remainco, except for those that would not, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect. As of the date of this Agreement, Remainco is not a party to or subject to the provisions of any Governmental Order that would, individually or in the aggregate, reasonably be likely to have a Remainco Material Adverse Effect.
Section 5.5   Remainco Internal Controls.   Remainco maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act with respect to Remainco and its Subsidiaries (including the Spinco Entities) on a consolidated basis. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by Remainco with respect to the Spinco Business in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Remainco’s filings with the SEC under the Exchange Act. Remainco maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Remainco has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to Remainco’s auditors and the audit committee of the Remainco Board (a) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Remainco’s ability to record, process, summarize and report financial information, and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in Remainco’s internal control over financial reporting. Remainco has made available prior to the date of this Agreement to RMT Partner (i) either materials relating to or a summary of any disclosure of matters described in clause (a) or (b) in the preceding sentence made by management of Remainco to its auditors and audit committee on or after the Applicable Date and prior to the date of this Agreement, and (ii) any material communication on or after the Applicable Date and prior to the date of this Agreement made by management of Remainco or its auditors to the audit committee as required by the listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since September 30, 2022, and prior to the date of this Agreement, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters or compliance with Law, including from Remainco employees regarding questionable accounting, auditing or legal compliance matters, have, to the Knowledge of Remainco, been received by Remainco. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Remainco Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
Section 5.6   Brokers and Finders.   Remainco has not incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions for which any Spinco Entity or, following the First Effective Time, the RMT Partner and its Subsidiaries, will be liable.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF REMAINCO RELATING TO THE SPINCO ENTITIES
Except as set forth in the Remainco Reports (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the Spinco Disclosure Letter, it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VI, disclosure of any item in any section or subsection of the Spinco Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, Remainco hereby represents and warrants to RMT Partner and Merger Subs that:

Section 6.1   Organization, Good Standing and Qualification.   Each Spinco Entity is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Spinco Entity has full power and authority necessary to enable it to own, lease, use or otherwise hold its material properties, rights and assets and to carry on the Spinco Business as presently conducted and as conducted in the past twelve (12) months. Each Spinco Entity is duly qualified to do business and in good standing in each jurisdiction in which the conduct or nature of the Spinco Business or the ownership, leasing, use or holding of assets makes such qualification necessary, except such jurisdictions where the failure to be so qualified or in good standing has not had a Spinco Material Adverse Effect. Each Spinco Entity is not in violation of any provisions contained in its Organizational Documents.
Section 6.2   Capital Structure.
(a)   As of the date of this Agreement, the authorized capital stock of Spinco consists of One Thousand (1,000) shares of Spinco Common Stock, all of which has been duly authorized and is validly issued and outstanding and fully paid and nonassessable, free and clear of any Lien, and not issued in violation of any preemptive right or other similar right. As of the date of this Agreement, all of the issued and outstanding capital stock of Spinco is owned by BGI, and there are, and immediately prior to the First Effective Time, there will be (i) no other shares of capital stock, voting securities or other equity interests of Spinco, (ii) no securities or obligations of Spinco convertible into or exchangeable for capital stock, voting securities or other equity interests of Spinco, and (iii) no options or other rights to acquire from Spinco, and no obligations of Spinco to issue, any capital stock, voting securities or other equity interests or securities or obligations convertible into or exchangeable for capital stock, voting securities or other equity interests of Spinco.
(b)   Spinco has not conducted any business prior to the date of this Agreement and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions. Immediately prior to the First Effective Time, there will be outstanding a number of shares of Spinco Common Stock as is necessary to complete the Initial Spin and the Spinco Distribution in the manner determined by Remainco in accordance with the Separation and Distribution Agreement.
(c)   Section 6.2(c) of the Spinco Disclosure Letter sets forth, as of the date of this Agreement, each of the Spinco Subsidiaries and the ownership interest of Remainco, directly or indirectly, in each such Spinco Subsidiary. Each of the outstanding shares of capital stock, voting securities or other equity interests of each Spinco Subsidiary has been duly authorized and validly issued and is fully paid and nonassessable and, to the extent owned by a Spinco Entity, is owned free and clear of any Lien (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in Spinco’s financial statements). There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any Spinco Entity to issue or sell any shares of capital stock, voting securities or other equity interests of any such Spinco Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from any such Spinco Entity, any capital stock, voting securities or other equity interests of any such Spinco Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Neither Spinco nor any Spinco Entity has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for capital stock, voting securities or other equity interests having the right to vote) with the equityholders of Spinco or any Spinco Entity on any matter.
Section 6.3   Corporate Authority and Approval.
(a)   Spinco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the First Effective Time and to consummate the Transactions and the transactions contemplated by the Transaction Documents. This Agreement has been duly executed and delivered by Spinco and constitutes a valid and binding agreement of Spinco, enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   The Spinco Board has unanimously (i) approved and declared advisable this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, (ii) determined that this Agreement, the Separation and Distribution Agreement and the Transactions, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, are in the best interest of Spinco and its sole stockholder, and (iii) resolved to recommend the adoption of this Agreement by the sole stockholder of Spinco.
(c)   The execution and delivery by Spinco of this Agreement and the other Transaction Documents to which it is or will be a party as of the date hereof and as of the First Effective Time and the consummation by Spinco of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary and proper corporate action on its part.
Section 6.4   Governmental Filings; No Violations.
(a)   Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation, the Initial Spin, and Spinco Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 2.3, (ii) required under the rules and regulations of the NYSE, (iii) required under the HSR Act or any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, and (v) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by any Spinco Entity with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by any Spinco Entity from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Spinco or the consummation by Spinco of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect or to prevent, materially delay or materially impair the ability of Spinco to consummate the Transactions.
(b)   The execution, delivery and performance by Spinco of this Agreement and the Transaction Documents to which it is or will be a party as of the First Effective Time do not and will not, and the consummation by Spinco of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of any Spinco Entity, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Contracts binding upon any Spinco Entity, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 6.4(a) are made or obtained, under any Law, Governmental Order or Permit to which any Spinco Entity is subject, or (iii) any change in the rights or obligations under any Contract to which any Spinco Entity is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have a Spinco Material Adverse Effect or to prevent, materially delay or materially impair the ability of Spinco to consummate the Transactions.
Section 6.5   Financial Statements.
(a)   Remainco has made available to RMT Partner and Merger Subs (i) the profit and loss statements of the Spinco Entities as of September 30, 2023 (the “Latest Spinco P&L”), and (ii) the consolidated balance sheets of the Spinco Entities as of September 30, 2023, and October 1, 2022, and the related consolidated statements of operations of the Spinco Entities for the year then ended (collectively, the “Spinco Financial Statements”).

(b)   In each case, (i) the Spinco Financial Statements have been prepared consistently in accordance with Remainco’s historical accounting principles and practices, and (ii) the Spinco Financial Statements present consistently, as of their respective dates and for the periods set forth therein, the consolidated financial position and results of operations, as the case may be, of the Spinco Entities. The Spinco Financial Statements have been prepared based on the books and records of the Spinco Entities and, with respect to the Spinco Business, Remainco and its Affiliates and such books and records have been regularly maintained in the Ordinary Course, except to the extent created specifically for the purposes of effecting the transactions contemplated by this Agreement and the other Transaction Documents. The Spinco Financial Statements (other than the Latest Spinco P&L) fairly present, in all material respects, the financial position of the Spinco Business (taken as a whole) as of the date thereof and results of operations for the period then ended. Except as set forth in the Spinco Financial Statements, the Spinco Entities and the Spinco Business do not maintain any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities Act. The systems of internal controls over financial reporting maintained by the Spinco Business and the Spinco Entities are sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied and that all transactions are executed in accordance with management’s general or specific authorization.
(c)   Except for (i) liabilities disclosed, reflected, reserved against or otherwise provided for in the Spinco Financial Statements (other than the Latest Spinco P&L), (ii) liabilities incurred in the Ordinary Course of Spinco’s Business since September 30, 2023, or arising under this Agreement (none of which relates to breach of contract, breach of warranty, tort, infringement or violations of Law), (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the Spinco Business, taken as a whole, or (iv) as set forth on Section 6.5(c) of the Spinco Disclosure Letter, the Spinco Entities do not have any liabilities of any nature, whether or not accrued, contingent or otherwise.
(d)   When delivered pursuant to Section 8.22, the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements will (i) except as otherwise noted and reflected therein, have been prepared in accordance with GAAP, consistently applied, as at the dates and for the periods presented (subject, with respect to the Subsequent Unaudited Spinco Financial Statements, to normal year-end adjustments, as at the dates and for the periods presented), and (ii) fairly present in all material respects the financial position of the Spinco Business and the results of its operations as of the respective dates thereof and for the respective periods covered thereby on the basis by which the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements, in each case, were prepared, except for the fact that the Spinco Business was not operated on a stand-alone basis during such periods and, therefore, the Audited Financial Statements, the Subsequent Unaudited Spinco Financial Statements and the Subsequent Audited Spinco Financial Statements will reflect certain costs allocations made that may not reflect what would have been incurred if the Spinco Business had been operated on a stand-alone basis during such periods. The Audited Financial Statements shall conform in all material respects to the published rules and regulations of the SEC applicable to financial statements for each of the periods that will be required to be included in the RMT Partner Registration Statement, the Distribution Registration Statement and the Tender Offer Statement (if applicable).
(e)   Remainco maintains disclosure controls and procedures designed to ensure that information required to be disclosed by Remainco with respect to the Spinco Business in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of Remainco’s filings with the SEC under the Exchange Act.
(f)   None of the Spinco Entities has incurred any non-reported Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of any Spinco Entity, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by such Spinco Entity of registration under the Exchange Act. No Spinco Entity is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to the Spinco Entities, taken as a whole.

(g)   The information supplied or to be supplied by Remainco or any of its Subsidiaries (including the Spinco Entities) for inclusion in the Securities Filings will not, on the date of filing of the applicable Securities Filing or, in the case of the Distribution Registration Statement or the RMT Partner Registration Statement, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the shareholders of RMT Partner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 6.6   Absence of Certain Changes.   Since October 2, 2022 (a) to the date of this Agreement, each Spinco Entity has conducted the Spinco Business in the Ordinary Course in all material respects, (b) there has not been any material damage, destruction or other casualty loss with respect to any material assets of any Spinco Entity, (c) there has not been a Spinco Material Adverse Effect, and (d) no Spinco Entity and, with respect to the Spinco Business, Remainco or any of its Affiliates, has taken any action that, if taken during the period from the date of this Agreement through the Closing Date without RMT Partner’s consent would constitute a breach of Section 8.1(a).
Section 6.7   Litigation.
(a)   There is no, and since January 1, 2021 there has been no, civil, criminal, administrative or other Proceeding pending or, to the Knowledge of Remainco, threatened against any of the Spinco Entities or, with respect to the Spinco Business, Remainco or any of its Affiliates or any of their respective properties or assets, nor is there any judgment, settlement, decree, injunction, writ, award, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Remainco, investigation or inquiry by any Governmental Entity, involving any Spinco Entity that would reasonably be expected to be, individually or in the aggregate, material to the Spinco Business.
(b)   There are not any (i) outstanding judgments against the Spinco Entities, (ii) Proceedings pending or, to the Knowledge of Remainco, threatened, against any of the Spinco Entities, or (iii) investigations by any Governmental Entity that are, to the Knowledge of Remainco, pending or threatened against Remainco or any of the Spinco Entities that would reasonably be expected to (A) have a material adverse effect on Spinco’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby or (B) be, individually or in the aggregate, material to the Spinco Business, taken as a whole.
Section 6.8   Employee Benefits and Labor Matters.
(a)   Section 6.8(a) of the Spinco Disclosure Letter sets forth a true and complete list of each material Benefit Plan of the Spinco Entities as of the date of this Agreement.
(b)   Each Benefit Plan of the Spinco Entities has been administered in material compliance with its terms and the applicable provisions of the Code, ERISA and all other applicable Laws, rules and regulations and the terms of any applicable Collective Bargaining Agreement, and with respect to each Benefit Plan, the Spinco Entities have materially complied with such Laws and Collective Bargaining Agreements. As of the date hereof and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole, as of the Closing, (i) except as set forth on Section 6.8(b) of the Spinco Disclosure Letter, there is no pending or threatened investigation, action, complaint, suit, proceeding or other claim (other than routine claims for benefits) in respect of any Benefit Plan of the Spinco Entities, (ii) no facts or circumstances exist that could give rise to any such actions, suits, or claims, (iii) contributions to all Benefit Plans have been made as required by applicable Laws, rules and regulations and no written or oral communication has been received from any Governmental Entity in respect of any Benefit Plan of the Spinco Entities concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transaction contemplated herein during the past two (2) years, (iv) no administrative investigation, audit, Proceeding, or other administrative proceedings by any Governmental Entity are pending, threatened, or in progress, (v) with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the appropriate Governmental

Entity, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis, (vi) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code (or such Benefit Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan) and, to the Knowledge of Remainco, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification, (vii) to the Knowledge of Remainco, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Benefit Plan, (viii) no Service Provider has been improperly excluded from participation in any Benefit Plan, and none of the Spinco Entities has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (ix) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Benefit Plan, and (x) any bonding required with respect to the Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Except as set forth on Section 6.8(b) of the Spinco Disclosure Letter, no Spinco Entity has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance or other benefits for any Service Provider, except as may be required pursuant to applicable Law, and at the expense of such Service Provider.
(c)   Except as set forth on Section 6.8(c) of the Spinco Disclosure Letter, no Benefit Plan of the Spinco Entities exists that would reasonably be expected to (i) entitle any Spinco Employee to any payment, benefit or right, or increase in payment, benefit or right, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans of the Spinco Entities, or (iii) limit or restrict the right of any Spinco Entity to merge, amend or terminate any of the Benefit Plans of the Spinco Entities, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)).
(d)   No Benefit Plan of the Spinco Entities is a Multiemployer Plan or Multiple Employer Plan, and no Spinco Entity has at any time sponsored or contributed to, or has or had any obligation to sponsor or contribute to, or has or had any liability or obligation in respect of, any Multiemployer Plan or Multiple Employer Plan.
(e)   Except as set forth on Section 6.8(e) of the Spinco Disclosure Letter, none of the Spinco Entities has any actual or contingent obligation with respect to any employee benefit plan or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA, Sections 412 and 4971 of the Code, that is due to the Spinco Entities’ affiliation with any of their respective ERISA Affiliates.
(f)   None of the execution and delivery of this Agreement, approval of this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). None of the Spinco Entities is a party to or has any obligation under any Benefit Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.
(g)   With respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all Service Providers or beneficiaries in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, (iii) if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such Foreign Plan meets all requirements for such treatment, (iv) if intended to be filed, registered or approved by a competent Governmental Entity, has been duly and timely filed, registered or approved, as applicable, and (v) such Foreign Plan has been maintained in good standing with applicable Governmental Entities and in compliance with all applicable Laws. Except pursuant to the express terms of a Foreign Plan, no Spinco Entity has any material current or contingent liability or obligation with respect to any Foreign Plan.
(h)   Section 6.8(h) of the Spinco Disclosure Letter contains a correct and complete list of each Spinco Employee, showing, with respect to each such Spinco Employee (i) whether actively at work or on a leave of absence (and, if on a leave of absence, expected return to work date), job title or position, status as full-time or part-time, exempt or non-exempt, union or non-union, location of employment, employer, date of hire, and cumulative length of service, and (ii) to the extent permitted by applicable Law, base salary or base wage rate, bonus and commission arrangements.
(i)   Section 6.8(i) of the Spinco Disclosure Letter contains a list of (i) all service agreements or contracts of employment or engagement for Spinco Employees with a base salary in excess of one hundred fifty thousand dollars ($150,000), and (ii) material consultancy arrangements adopted by each Spinco Entity which provide for bonus, benefit and incentive entitlements including any transaction related bonuses, severance and retention plans.
(j)   Except as set forth on Section 6.8(j) of the Spinco Disclosure Letter, none of the Spinco Entities is a party to any Collective Bargaining Agreement or any other material contract or agreement with any labor organization, trade union, staff forum or employee representative body, or works counsel, nor is any such contract or agreement, as of the date hereof, being negotiated.
(k)   (i) To the Knowledge of Remainco, as of the date hereof, there are not any union organizing or election activities or attempts concerning any Spinco Employees, nor have there been since January 1, 2021; (ii) as of the date hereof, there are no labor strikes, slowdowns, work stoppages, concerted refusals to work overtime, handbilling, demonstrations, leafletting, disruptions or lockouts (in each case involving labor matters) or negative works council decisions or findings pending, anticipated or, to the Knowledge of Remainco, threatened against any Spinco Entity, nor have there been since January 1, 2021; (iii) in addition to any obligations to individual Spinco Employees, the Spinco Entities have complied with any Collective Bargaining Agreement and obligation pursuant to Law in the relevant jurisdiction to inform and consult any works council, labor organization, trade union, staff forum or employee representative body in respect of the transactions contemplated herein, or other reorganization, restructuring or transfer of employees’ employment; and (iv) regarding any Spinco Entity as of the date hereof and as of the Closing, (A) no unfair labor practice charge or complaint, or demand for recognition or certification of a collective bargaining representative, is pending or, to the Knowledge of Remainco, threatened, (B) no employee-related dispute, grievance or arbitration proceeding is pending or, to the Knowledge of Remainco, threatened, (C) no individual or class action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the Spinco Employees is pending or, to the Knowledge of Remainco, threatened, (D) each is in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to labor, employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment and there has not been in the past twelve (12) months, nor is there pending any third party enforcement action or compliance investigation into the same, and (E) each is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to Service Providers or employment practices. Each Service Provider has all work permits, immigration permits, visas or other authorizations required by applicable Law. A properly completed Form I-9 is on file with respect to each Spinco Employee whose primary work location is in the U.S.
Section 6.9   Compliance with Laws, Permits.
(a)   Each Spinco Entity is, and has been since January 1, 2021, in compliance in all respects (i) with all applicable Laws, and (ii) with its own internal policies, except for instances of noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole. Since January 1, 2021, no Spinco Entity has received any written notice from any Governmental Entity that it is not in compliance with any applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole.
(b)   Since January 1, 2021, each Spinco Entity and Remainco (to the extent relating to the Spinco Business) has been and is in compliance with all applicable International Trade Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole. Without limiting any of the foregoing, since January 1, 2021, no Spinco Entity nor any of their respective officers, directors, or employees, nor, to the Knowledge of Remainco, any other Person acting on behalf of any Spinco Entity has engaged in any business or dealings, directly or indirectly, involving or relating to (i) any country or territory that is or whose government is the target of comprehensive sanctions imposed by the United States, Canada, the European Union, or the United Kingdom (including, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region, and the so-called Donetsk and Luhansk People’s Republics; each a “Sanctioned Jurisdiction”), or (ii) a Person that is designated on, or that is owned or controlled by a Person that is designated on any list of sanctioned parties maintained by the United States, Canada, the United Kingdom, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC (any such Person a “Sanctioned Person”).
(c)   No Spinco Entity nor, to the Knowledge of Remainco, any of their respective directors, officers, employees, shareholders, or other Persons acting on behalf of any Spinco Entity is (i) a Sanctioned Person, or (ii) located, organized, or resident in a Sanctioned Jurisdiction.
(d)   Since January 1, 2021, each Spinco Entity and Remainco (to the extent relating to the Spinco Business) has been and is in compliance with all applicable Anti-Corruption Laws in all material respects. Without limiting the foregoing, since January 1, 2021, no Spinco Entity or Remainco (to the extent relating to the Spinco Business), nor any of their respective directors, officers, employees, nor, to the Knowledge of Remainco, any other Person acting on behalf of any Spinco Entity or Remainco (to the extent relating to the Spinco Business), has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any Government Official, any political party, or any other Person for the purpose of influencing any act or decision or to secure any improper advantage or to reward any other Person for the improper performance of any activity or function. Likewise, since January 1, 2021, no Spinco Entity or Remainco (to the extent relating to the Spinco Business), nor any of their respective directors, officers, employees, nor to the Knowledge of Remainco, any other Person acting on behalf of the Spinco Entities or Remainco (to the extent relating to the Spinco Business) has requested, agreed to receive, or accepted the payment of money or any other advantage intending that in consequence a relevant function or activity should be performed improperly, or as a reward for the improper performance of a relevant function or activity.
(e)   The Spinco Business and the Spinco Entities have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and anti-money laundering Laws in each jurisdiction in which the Spinco Business is operated or a Spinco Entity operates.
(f)   Since January 1, 2021, no Spinco Entity or Remainco (to the extent relating to the Spinco Business) nor any of their respective directors, officers, employees, or, to the Knowledge of Remainco, any other Person acting on behalf of any Spinco Entity or Remainco (to the extent relating to the Spinco Business) has received from any Governmental Entity or any other Person any written notice of any violation, alleged violation, or any suspected violation of any Anti-Corruption Law or International Trade Law, or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning, any actual, suspected, or alleged violation of any Anti-Corruption Law or International Trade Law.
(g)   Each Spinco Entity has obtained and is in compliance with all Permits necessary to operate the Spinco Business. All such Permits are in full force and effect, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole. There is no suspension, revocation or cancellation of any of the Permits issued to any Spinco Entity pending or, to the Knowledge of Remainco, threatened, except where the suspension or cancellation of any of the Permits would not have a Spinco Material Adverse Effect. No Spinco Entity has received any written notice from any Governmental Entity regarding a violation of, conflict with, or failure to comply with, any terms or requirement of any Permit, which if ultimately determined to result in a violation of, conflict with, or failure to comply with any such terms or requirement, would reasonably be expected to be, individually or in the aggregate, material to the Spinco Business, taken as a whole.
Section 6.10   Sufficiency of Assets.
(a)   The Spinco Entities have, or will have as of the Closing, good and valid title to all assets they purport to own, in each case free and clear of all Liens other than Permitted Encumbrances or those Liens set forth on Section 6.10(a) of the Spinco Disclosure Letter.
(b)   After giving effect to the Closing, the assets of each of the Spinco Entities, together with such portion of the Combined Contracts, the Commingled Contracts, the Continuing Arrangements, and any assets and services made available pursuant to the terms of the Transition Services Agreement, are necessary and sufficient to conduct and operate the Spinco Business immediately after Closing in substantially the same manner as the Spinco Business is and was conducted as of the date hereof, at Closing and during the twelve (12)-month period prior to the Closing, in each case, without any additional Contract, license or other right.
Section 6.11   Certain Contracts.
(a)   Section 6.11(a) of the Spinco Disclosure Letter lists the Spinco Material Contracts in effect as of the date of this Agreement. “Spinco Material Contracts” means the following:
(i)   each Contract required to be disclosed on Section 6.17(a) and Section 6.17(b) of the Spinco Disclosure Letter;
(ii)   each Contract required to be disclosed on Section 6.14(a)(iii) of the Spinco Disclosure Letter;
(iii)   each Contract relating to the Spinco Business with each of the Persons required to be listed on Section 6.20(a)(i) of the Spinco Disclosure Letter;
(iv)   each Contract relating to the Spinco Business with each of the Persons required to be listed on Section 6.20(a)(ii) of the Spinco Disclosure Letter;
(v)   (A) any Contract relating to the Spinco Business containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any respect, the ability of any Spinco Entity to engage in any line of business or in any geographic area or to compete with any Person or to solicit, hire or engage in transactions with the suppliers or customers of another Person or any material employee non-solicitation provision or that provides for “most favored nations” terms; (B) each Contract with respect to the Spinco Business under which there is a right of first negotiation, right of first refusal or a right of first or last offer; and (C) each Contract that (1) requires any Spinco Entity to purchase its total requirements of any product or service from a third party, or (2) provides for a “single source” supply to any Spinco Entity;
(vi)   each Contract that creates, governs or controls a partnership or joint venture with any Spinco Entity;
(vii)   (A) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement to which any Spinco Entity is a party (or under which any Spinco Entity has obligations or its properties or assets are bound) providing for or relating to Indebtedness; and (B) each Contract that relates to the mortgage, pledge or transfer of, or the grant of a security interest in or other Lien on, any material asset of the Spinco Business;

(viii)   each Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) to which any Spinco Entity is a party or has any obligations (A) pursuant to which any earn-out, deferred or contingent payment or other indemnification or material other obligations remain outstanding, or (B) was entered into in the past three (3) years;
(ix)   each Contract between any Spinco Entity, on the one hand, and any of Remainco or its Affiliates, on the other hand;
(x)   each Contract containing restrictions with respect to payment of dividends or any distributions in respect of the equity interests of any Spinco Entity;
(xi)   each settlement agreement that (A) imposes continuing material obligations or material restrictions on any Spinco Entity, or (B) has unpaid amounts in excess of one million dollars ($1,000,000);
(xii)   each Contract or series of related Contracts relating to any single or series of related capital expenditures by any Spinco Entity pursuant to which any Spinco Entity has future financial obligations in excess of five hundred thousand dollars ($500,000);
(xiii)   each Contract to which any Spinco Entity is a party regarding any hedging, derivatives or similar arrangements;
(xiv)   each Contract between any Spinco Entity and any Governmental Entity; and
(xv)   each Contract under which any Spinco Entity has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of the Spinco Business consistent with past practice.
(b)   All Spinco Material Contracts are enforceable against each Spinco Entity (as the case may be) and, to the Knowledge of Remainco, any other party thereto in accordance with their terms and are in full force and effect with respect to, and a valid and binding obligation of, each Spinco Entity, and, to the Knowledge of Remainco, with respect to any other party thereto, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business taken as a whole, and no Spinco Entity, nor, to the Knowledge of Remainco, any other party thereto, is or alleged to be in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any Spinco Material Contract, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the Spinco Business taken as a whole.
Section 6.12   Environmental Matters.   (a) Each Spinco Entity is and for the past six (6) years has been operating the Spinco Business in material compliance with all Environmental Laws; (b) there are no pending or, to the Knowledge of Remainco, threatened Proceedings against any Spinco Entity alleging that such Person is in material violation of any Environmental Law; (c) no Spinco Entity has received a written notice that remains unresolved asserting that it is or may be required to conduct, any investigation, cleanup, remediation or similar activities with respect to any Release of a Hazardous Substance at any of the real property currently or formerly owned, leased or used by it or with respect to any third party disposal site to which it sent or disposed of any Hazardous Substances; (d) there has been no Release of Hazardous Substances at any of the real property currently or formerly owned, leased or used by it or at any third party disposal site to which it sent or disposed of any Hazardous Substances for which the Spinco Entities would be liable under Environmental Laws; and (e) no filings with any Governmental Entity, environmental investigation, or remediation is required in connection with the transactions contemplated under this Agreement and the other Transaction Documents pursuant to Environmental Laws.
Section 6.13   Taxes.   Except as would not reasonably be likely to have, individually or in the aggregate, a Spinco Material Adverse Effect:
(a)   All Tax Returns required to be filed by or with respect to any Spinco Entity have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete. All Taxes of or with respect to any Spinco Entity, whether or not shown as due on such Tax Returns, have been paid, or adequate accruals or reserves therefor in accordance with GAAP have been provided on the books of the Spinco Entities.
(b)   All Taxes required to be withheld in respect of the Spinco Business or any Spinco Entity by Spinco or its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Taxing authority.
(c)   No deficiency or other assessment or adjustment for any Taxes has been asserted or assessed by any Taxing authority in writing against any Spinco Entity (or, to the Knowledge of Remainco, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Taxing authority is pending or ongoing (or, to the Knowledge of Remainco, has been threatened or proposed) with respect to any Taxes of or with respect to any Spinco Entity.
(d)   Other than in connection with the Initial Spin, the Spinco Distribution or otherwise in connection with the separation of the Spinco Business (including transactions contemplated by the Internal Restructuring and transactions that have already occurred in connection with such separation), no Spinco Entity has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two (2)-year period ending on the date of this Agreement.
(e)   No Spinco Entity has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state, local or foreign Tax Law).
(f)   There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded) upon the assets of any Spinco Entity.
(g)   No Spinco Entity (A) is, or since January 1, 2021, has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is Remainco or any of its Subsidiaries), (B) has any liability for the Taxes of any Person (other than Remainco or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by operation of Law or by Contract (other than customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes), or (C) is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) the Tax Matters Agreement, (ii) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes, and (iii) Contracts solely between or among Spinco Entities.
(h)   No Taxing authority has notified any Spinco Entity in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.
(i)   Spinco is not and has not been, in the five (5)-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(j)   As of the date hereof, Remainco is not aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Contribution, the Initial Spin, the Spinco Distribution, the Spinco Special Cash Payment, the Spin-Off, the Exchange Offer, and the Merger from qualifying for the Intended Tax Treatment, or (ii) either Remainco or Spinco from delivering the Remainco Tax Representation Letters and the Spinco Tax Representation Letters, respectively, at the applicable time set forth in Section 8.14(c).
Section 6.14   Intellectual Property.
(a)   Section 6.14(a)(i) of the Spinco Disclosure Letter sets forth a true and complete list of all registrations and applications for registration included in the Spinco Intellectual Property, including the owner and jurisdiction of each such registration and application for registration. Section 6.14(a)(ii) of the Spinco Disclosure Letter sets forth a true and complete list of all material unregistered

Trademarks and proprietary software included in the Spinco Intellectual Property. Section 6.14(a)(iii) of the Spinco Disclosure Letter set forth a true and complete list of each license, sublicense, collaboration or other agreement (excluding Liens for Indebtedness) to which any Spinco Entity is a party and (i) obtains any license, right to use or covenant not to be sued under any Intellectual Property or Spinco IT Assets (“Inbound Spinco Intellectual Property Licenses”), other than (A) for commercially available, off-the-shelf Spinco Intellectual Property or Spinco IT Assets, (B) shrinkwrap, clickwrap or other non-negotiated forms of agreement, (C) with annual fees of less than two hundred fifty thousand dollars ($250,000), or (D) licenses to Open Source Software, or (ii) grants a license, right to use or covenant not to be sued under any Spinco Intellectual Property or Spinco IT Assets, except (A) non-exclusive licenses granted to customers or other third parties, (B) licenses to vendors, contractors or other service providers for use in providing services to the Spinco Entities, (C) licenses incidental to the Spinco Entities’ sale, license or other provision of products or services, or (D) other agreements entered into in the Ordinary Course of the Spinco Business.
(b)   As of the date hereof, a Spinco Entity solely and exclusively owns and, as of the Closing, a Spinco Entity will solely and exclusively own, all Spinco Intellectual Property, free and clear of all Liens other than Permitted Encumbrances. Since January 1, 2021, neither Remainco nor any Spinco Entity has received any written communication from any Person asserting any ownership interest in any of the Spinco Intellectual Property.
(c)   To the Knowledge of Remainco, the conduct of the Spinco Business as presently conducted does not violate, misappropriate, conflict with or infringe (“Infringe”), and since January 1, 2021, the conduct of the Spinco Business has not Infringed the Intellectual Property of any Person and since January 1, 2021, neither Remainco nor any Spinco Entity has received any written communication (including cease and desist letters or invitations to take an Intellectual Property license) alleging the same. The Spinco Intellectual Property is valid, enforceable (excluding applications for Spinco Intellectual Property) and subsisting and no claims are pending or, to the Knowledge of Remainco, threatened in writing against any Spinco Entity by any Person with respect to the ownership, validity or enforceability of any Spinco Intellectual Property. To the Knowledge of Remainco, each Spinco Entity is not obligated to make any payments of material royalties or fees to any Person to enable the use of any Intellectual Property in connection with the conduct of the Spinco Business as currently conducted, and to the Knowledge of Remainco, the Spinco Intellectual Property is not being Infringed by any Person.
(d)   The Spinco Intellectual Property and the Intellectual Property licensed pursuant to the Inbound Spinco Intellectual Property Licenses constitute all material Intellectual Property used in or necessary to operate the Spinco Business as currently conducted and the Spinco Entities will own or have a valid and enforceable license to all Intellectual Property necessary to operate the Spinco Business following the Closing in the same manner it was conducted immediately prior to the Closing. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Spinco Intellectual Property. No Contract to which any Spinco Entity is a party would, upon Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property owned by RMT Partner or any of its Affiliates (other than the Spinco Entities).
(e)   (i) The Spinco Entities have taken reasonable steps to maintain, enforce and protect the Spinco Intellectual Property, including reasonable steps to protect the confidentiality of all Spinco Intellectual Property the value of which to the Spinco Business is contingent upon maintaining the confidentiality thereof; (ii) none of the Trade Secrets included in the Spinco Intellectual Property has been disclosed, other than to Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or otherwise by operation of Law or in the Ordinary Course where in the reasonable judgment of the Spinco Entities such disclosure is not material to the Spinco Entities; (iii) to the Knowledge of Remainco, no such confidentiality agreements have been breached or violated in such a manner as would have a material adverse effect on the Spinco Entities; and (iv) each current and former employee and contractor of the Spinco Entities who developed, invented or contributed to any material Spinco Intellectual Property has executed a written agreement validly assigning all rights in and to such Spinco Intellectual Property to a Spinco Entity.

(f)   The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any software product or service that is Spinco Intellectual Property does not, according to the terms of the license applicable to such Open Source Software, obligate any Spinco Entity to: (i) disclose, make available, offer or deliver all or any portion of any source code of any such software product or service or any component thereof to any third party, other than the applicable Open Source Software; or (ii) create obligations to grant, or purport to grant, to any third party any rights or immunities under any Spinco Intellectual Property (including any agreement not to assert patents), or impose any present economic limitations on any commercial exploitation thereof. None of the Spinco Entities has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code that is Spinco Intellectual Property to any escrow agent or other Person.
(g)   The Spinco IT Assets are in all material respects in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and perform the functions necessary to carry on the conduct of the Spinco Business as currently conducted. The Spinco Entities have taken and currently take reasonable measures designed to ensure that none of the Spinco IT Assets contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed. The Spinco IT Assets are subject to regular evaluation for any vulnerabilities that could provide unauthorized access thereto. Since January 1, 2021, there have been no breakdowns, continued substandard performance or other adverse events affecting the Spinco IT Assets that have caused a material disruption or interruption outside of the Ordinary Course in the operation of the Spinco Business.
(h)   Each Spinco Entity has been since January 1, 2021, and currently is in material compliance with (i) all applicable Laws, (ii) the requirements of any Contracts, and (iii) the written privacy policies of the Spinco Entities then in effect, relating to the collection, storage, use, Processing and transfer of all Personal Data collected or processed by the Spinco Entities. Since January 1, 2021, the Spinco Entities have had commercially reasonable security measures in place designed to protect all Personal Data under their control and/or in their possession from unauthorized access, in each case in accordance in all material respects with (A) applicable Law, (B) any applicable statements in the written privacy policies of the Spinco Entities then in effect, (C) any written public statements regarding information security practices of the Spinco Entities, and (D) all Contracts to which a Spinco Entity is a party. Since January 1, 2021, to the Knowledge of Remainco, neither Remainco (as it relates to the Spinco Business) or the Spinco Entities have suffered any breach in security or other event or incident that has permitted any unauthorized disclosure of or access to the Personal Data in each Spinco Entities’ control or possession, or that materially disrupted the operation of the Spinco Business or any Spinco Entity.
(i)   Each Spinco Entity’s cyber security program (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of Personal Data in its possession or control, and (ii) puts in place reasonable measures designed to protect against unauthorized access to the Spinco IT Assets. Since January 1, 2021, no Spinco Entity has notified, or been required to notify, any Person of any information security breach involving Personal Data of such Spinco Entity’s business. Since January 1, 2021, there have been no lawsuits, actions or investigations, or any written claims, brought against the Spinco Entities alleging any violation of any Laws relating to the collection, storage, use, Processing and transfer of Personal Data, or arising out of the Spinco Entities’ Processing of Personal Data, and to the Knowledge of Remainco, no such lawsuits, claims, actions or investigations are currently contemplated or threatened. The transactions contemplated by this Agreement will not result in the violation by the Spinco Entities of any Laws relating to the collection, storage, use and transfer of Personal Data, and immediately following those transactions the Spinco Entities will have the same rights to utilize the Personal Data in their possession or control that the Spinco Entities had immediately prior to those transactions.
Section 6.15   Insurance.   The insurance policies carried by or for the benefit of the Spinco Entities or the assets, properties or personnel of the Spinco Business, or for the benefit of each Spinco Entity or its assets, properties or personnel (collectively, the “Spinco Insurance Policies”), in each case as of the date of this

Agreement and that are material to the Spinco Business are set forth on Section 6.15 of the Spinco Disclosure Letter. All the Spinco Insurance Policies (a) are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments and adjustments in respect of self-insured general liability and automobile liability fronting programs, self-insured health programs and self-insured workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received with respect to any Spinco Insurance Policy other than in connection with ordinary renewals, and (b) provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law. Section 6.15 of the Spinco Disclosure Letter sets forth a true, correct and complete list of all Spinco Insurance Policies that will remain in effect and cover the Spinco Entities or their respective assets, properties, employees, operations, officers and directors following the consummation of the transactions contemplated hereby.
Section 6.16   Related-Party Transactions.   To the Knowledge of Remainco, no present director, executive officer, stockholder, partner, member, employee or Affiliate of Remainco or its Subsidiaries, or Spinco Entity (other than its Subsidiaries), or any of such Person’s Affiliates or immediate family members, is party to any Contract with or binding upon any Spinco Entity or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed in the Remainco Reports pursuant to Item 404 of Regulation S-K that has not been so disclosed.
Section 6.17   Real Property.
(a)   Section 6.17(a) of the Spinco Disclosure Letter sets forth a true and complete list of the material real property owned by the Spinco Entities (the “Owned Spinco Real Property”). The Spinco Entities have, or will have as of the Closing, good and marketable fee simple title (or jurisdictionally comparable title) to each parcel of Owned Spinco Real Property, free and clear of all Liens, other than Permitted Encumbrances. None of the Spinco Entities has leased, or granted the right to use or occupy, any portion of the Owned Spinco Real Property to any Person. There is no pending or, to the Knowledge of Remainco, threatened condemnation, eminent domain or similar proceedings affecting the Owned Spinco Real Property. There are no options, rights of first offer or rights of first refusal to purchase any such Owned Spinco Real Property or any portion thereof or interest therein.
(b)   Section 6.17(b) of the Spinco Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all material interests in real property leased by each Spinco Entity (the “Leased Spinco Real Property”, and each agreement evidencing each Spinco Entity’s leasehold interest in the Leased Spinco Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, the “Spinco Leases”). The Spinco Leases are in full force and effect, and the Spinco Entities hold a valid and existing leasehold interest under each such Spinco Lease, free and clear of all Liens, except for Permitted Encumbrances. The Spinco Entities have not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased Spinco Real Property.
(c)   The Owned Spinco Real Property and the Leased Spinco Real Property (together, the “Spinco Real Property”) constitute all material real property currently used in the Spinco Business.
(d)   All buildings, machinery, equipment and other tangible assets currently being used by the Spinco Business are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the Ordinary Course and are reasonably adequate and suitable for their current and historical uses.
(e)   Except as has not had a Spinco Material Adverse Effect, the buildings and structures located on the Spinco Real Property currently have valid legal access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, telephone, gas and electric connections, and fire protection, in each case as is necessary for the operation of such Spinco Real Property.
Section 6.18   Brokers and Finders.   No Spinco Entity has incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions for which any Spinco Entity or, following the First Effective Time, RMT Partner and its Subsidiaries, will be liable.

Section 6.19   Product Liability; Product Warranty; Recalls.
(a)   None of the Spinco Entities has (i) any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, or sold by or on behalf of the Spinco Business (each, a “Spinco Product”), and (ii) committed any act or failed to commit any act, which has resulted or would reasonably be expected to result in any material product liability or material liability for breach of warranty on the part of the Spinco Entities.
(b)   (i) All Spinco Products are, and for the period since January 1, 2021, have been, processed, manufactured, and marketed in accordance in all material respects with (A) the specifications and standards required by or contained in customer contracts or purchase orders, and (B) all applicable Law, and (ii) since January 1, 2021, (A) there have been no third party individual product warranty claims involving the Spinco Products that exceed one million dollars ($1,000,000), and (B) none of the Spinco Entities has been subject to a Governmental Entity shutdown, import or export prohibition, or received any Governmental Entity notice of inspectional observation, “warning letter” or “untitled letter”, requirement to make changes to Spinco Product processes or procedures, or similar correspondence or notice alleging or asserting noncompliance with any applicable Law.
(c)   Section 6.19(c) of the Spinco Disclosure Letter identifies each product recall (whether voluntary or compulsory) and the circumstances surrounding each recall, involving any products manufactured, sold, leased, licensed or delivered by the Spinco Business since January 1, 2021, and except as set forth on Section 6.19(c) of the Spinco Disclosure Letter, no Spinco Product is currently subject to a recall required by any Governmental Entity and the Spinco Entities have no plans to initiate a voluntary product recall.
Section 6.20   Customers and Suppliers.
(a)   Section 6.20(a)(i) of the Spinco Disclosure Letter contains lists of the top ten (10) customers of the Spinco Business on a consolidated basis (determined by revenue) for each of the 2022 and 2023 fiscal years, and Section 6.20(a)(ii) of the Spinco Disclosure Letter contains lists of the top ten (10) suppliers to the Spinco Business on a consolidated basis (determined by the cost of items or services purchased) for each of the 2022 and 2023 fiscal years.
(b)   Except as set forth on Section 6.20(b) of the Spinco Disclosure Letter, no customer required to be listed on Section 6.20(a)(i) of the Spinco Disclosure Letter or supplier required to be listed on Section 6.20(a)(ii) of the Spinco Disclosure Letter has expressly stated its intention or, to the Knowledge of Remainco, threatened in writing to cancel or otherwise terminate or materially adversely modify its relationship with the Spinco Business (including with respect to volume of purchases or sales, prices, gross or contribution margins or returns). Except as set forth on Section 6.20(b) of the Spinco Disclosure Letter, the Spinco Business has not, during the past twelve (12) months, cancelled or otherwise terminated or materially and adversely modified their relationship with any customer or supplier required to be set forth on Section 6.20(a) of the Spinco Disclosure Letter, as applicable.
Section 6.21   Spinco Financing.   Attached hereto as Exhibit I is a true, complete and fully executed copy of the Spinco Commitment Letter. As of the date of this Agreement, (a) the Spinco Commitment Letter has not been amended, waived or modified in any respect, (b) to the knowledge of Remainco, the respective commitments contained in the Spinco Commitment Letter have not been withdrawn, terminated, modified or rescinded in any respect, and (c) the Spinco Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Spinco, and, to the knowledge of Remainco, the other parties thereto, enforceable against Spinco, and to the knowledge of Remainco, each of the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equity Exception. As of the date of this Agreement, except for the Spinco Commitment Letter, to the knowledge of Remainco, there are no side letters or other Contracts related to any portion of the funding of the Spinco Financing, other than as expressly set forth in the Spinco Commitment Letter delivered to RMT Partner on or prior to the date of this Agreement. As of the date of this Agreement, no event has occurred, which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Spinco, its Affiliates or, to the knowledge of Remainco, any other party to the Spinco Commitment Letter, under the Spinco Commitment Letter, or, to the knowledge of Remainco, would result in any portion of the Spinco Financing being unavailable or delayed.

Section 6.22   Information to be Supplied.   The information supplied or to be supplied by Spinco for inclusion in the Securities Filings will not, on the date of filing of the applicable Securities Filing or, in the case of the Distribution Registration Statement or the RMT Partner Registration Statement, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the shareholders of RMT Partner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 6.23   No Other Representations and Warranties.   NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, REMAINCO AND SPINCO MAKE NO REPRESENTATIONS OR WARRANTIES TO RMT PARTNER, MERGER SUBS, OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE V AND ARTICLE VI. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY REMAINCO AND SPINCO. REMAINCO AND SPINCO ACKNOWLEDGE AND AGREE THAT NEITHER RMT PARTNER, MERGER SUBS NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO REMAINCO OR SPINCO OTHER THAN THOSE CONTAINED IN ARTICLE VII, AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY RMT PARTNER AND MERGER SUBS.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF RMT PARTNER AND MERGER SUBS
Except as set forth in the forms, statements, certifications, reports and documents or furnished by the RMT Partner with the SEC pursuant to the Exchange Act or the Securities Act since the Applicable Date but prior to the date of this Agreement (such forms, statements, reports and documents, in each case as amended prior to this Agreement, the “RMT Partner Reports”) (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to Remainco and Spinco by RMT Partner and Merger Subs concurrently with the execution and delivery of this Agreement (the “RMT Partner Disclosure Letter”), it being agreed that for purposes of the representations and warranties set forth in this ARTICLE VII, disclosure of any item in any section or subsection of the RMT Partner Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face, RMT Partner hereby represents and warrants to Remainco that:
Section 7.1   Organization, Good Standing and Qualification.   Each of RMT Partner, Merger Subs and RMT Partner’s other Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions. Prior to the date of this Agreement, RMT Partner has made available to Remainco complete and correct copies of the Organizational Documents of RMT Partner and Merger Subs as amended to and as in effect on the date of this Agreement.
Section 7.2   Capital Structure.
(a)   As of the date of this Agreement and immediately prior to the Charter Amendment Effective Time, the authorized capital stock of RMT Partner consists of 120,040,000 shares divided into two classes consisting of (i) 40,000 shares of preferred stock, par value $50.00 per share, and (ii) 120,000,000 shares of common stock, par value $0.01 per share. As of the close of business on February 5, 2024, there were issued and outstanding 45,086,919 shares of common stock, and no shares of preferred stock were issued and outstanding. All of the outstanding shares of capital stock of RMT Partner have been duly authorized and validly issued and are fully paid and nonassessable, and not issued in violation of any preemptive right or other similar right. As of February 5, 2024, there was an aggregate of 2,805,458 shares of common stock reserved for, and 2,385,486 shares of common stock available for, issuance pursuant to the Benefit Plans of RMT Partner identified in Section 7.2(a) of the RMT Partner Disclosure Letter as being the only Benefit Plans of RMT Partner pursuant to which shares of capital stock of RMT Partner may be issued (the “RMT Partner Stock Plans”). Except as provided in the preceding sentence and disclosed in Section 7.2(a) of the RMT Partner Disclosure Letter and except for shares of capital stock of RMT Partner that after the date hereof become reserved for issuance or subject to issuance as permitted under this Agreement, RMT Partner has no shares of capital stock reserved for, or subject to, issuance. Section 7.2(a) of the RMT Partner Disclosure Letter contains a correct and complete list of the number of shares of common stock subject to outstanding options, stock appreciation rights, and restricted stock units under the RMT Partner Stock Plans.
(b)   Immediately following the Charter Amendment Effective Time and at the First Effective Time, the authorized capital stock of RMT Partner will consist of 240,040,000 shares, of which 240,000,000 shares are RMT Partner Common Stock and 40,000 of which are preferred stock of RMT Partner.
(c)   As of the date of this Agreement, the authorized equity of First Merger Sub consists of one thousand (1,000) shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. As of the date of this Agreement, the authorized equity of Second Merger Sub consists of limited liability company interests, all of which are validly issued and outstanding. As of the date of this Agreement all of the issued and oustanding shares of common stock of First Merger Sub, and all of the issued and outstanding limited liability company interests of Second Merger Sub are owned, directly or indirectly, by RMT Partner, and there are (i) no other equity interests or voting securities of either Merger Subs, (ii) no securities or obligations of either Merger Sub convertible into or exchangeable for equity interests or voting securities of either Merger Sub, and (iii) no options or other rights to acquire from either Merger Sub, and no obligations of either Merger Sub to issue, any equity interests or voting securities or securities or obligations convertible into or exchangeable for equity interests or voting securities of either Merger Sub. No Merger Sub has conducted any business prior to the date of this Agreement and has no, and prior to the First Effective Time or Second Effective Time, as applicable will have no, assets, liabilities or obligations of any nature other than those incidental to its formation and pursuant to this Agreement and the Transactions.
(d)   From January 1, 2023, to the execution of this Agreement, RMT Partner has not issued any shares of capital stock except pursuant to the exercise of outstanding stock options issued under the RMT Partner Stock Plans or the settlement of stock appreciation rights and restricted stock units issued under the RMT Partner Stock Plans, in accordance with their terms and, since the date of this Agreement, except as permitted by this Agreement for the period following the date of this Agreement, RMT Partner has not issued any options, stock appreciation rights, or restricted stock units. Upon any issuance of any shares of capital stock of RMT Partner in accordance with the terms of the RMT Partner Stock Plans, such shares of capital stock of RMT Partner will be duly authorized, validly issued and fully paid and nonassessable and free and clear of any Lien. Each of the outstanding shares of capital stock, voting securities or other equity interests of each of RMT Partner’s Subsidiaries has been duly authorized and validly issued and is fully paid and nonassessable and owned by RMT Partner or by a direct or indirect wholly owned Subsidiary of RMT Partner, free and clear of any Lien (other than any Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded in RMT Partner’s financial statements). Except as set forth in Section 7.2(a), as of the date of this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate RMT Partner or any of its Subsidiaries to issue or sell any shares of capital stock, voting securities or other equity interests of RMT Partner or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from RMT Partner or any of its Subsidiaries, any capital stock, voting securities or other equity interests of RMT Partner or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. RMT Partner does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for capital stock, voting securities or other equity interests having the right to vote) with the shareholders of RMT Partner on any matter.
(e)   Section 7.2(e) of the RMT Partner Disclosure Letter sets forth, as of the date of this Agreement, (i) each of RMT Partner’s Subsidiaries and the ownership interest of RMT Partner, directly or indirectly, in each such Subsidiary, and (ii) any other Person in which RMT Partner or any of its Subsidiaries may hold capital stock, voting securities or other equity interests.
(f)   Each stock option issued under the RMT Partner Stock Plans (i) was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the RMT Partner Stock Plans pursuant to which it was issued, (ii) has an exercise price per share of capital stock of RMT Partner equal to or greater than the fair market value of a share of capital stock of RMT Partner on the date of such grant, (iii) has a grant date identical to the date on which the RMT Partner Board or the compensation committee (or similar) of the RMT Partner Board (including through delegation) actually awarded such stock option or on a date thereafter as specified by the RMT Partner Board or its compensation committee (including through delegation) in their respective authorization of such RMT Partner stock options, (iv) qualifies in all material respects for the Tax and accounting treatment afforded to such RMT Partner stock option in the RMT Partner’s Tax Returns and the RMT Partner Reports, respectively, and (v) complies in all material respects with Section 409A of the Code.
Section 7.3   Corporate Authority and Approval.
(a)   Each of RMT Partner and each Merger Sub has all requisite corporate and limited liability company power and authority and has taken all corporate and limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is or will be a party as of the date hereof and as of the First Effective Time and to consummate the Transactions and the transactions contemplated by the other Transaction Documents, subject only to receipt of the RMT Partner Shareholder Approval. This Agreement has been duly executed and delivered by RMT Partner and each Merger Sub and constitutes a valid and binding agreement of RMT Partner and each Merger Sub, enforceable against each RMT Partner and each Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)   The RMT Partner Board has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger, the RMT Partner Share Issuance and the RMT Partner Charter Amendment, (ii) determined that this Agreement and the Transactions, including the Merger, are in the best interests of RMT Partner, and (iii) resolved to make the RMT Partner Recommendation.
(c)   The board of directors of First Merger Sub has unanimously (i) approved and declared advisable this Agreement and the Transactions, including the Merger and (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of First Merger Sub and its stockholders.
(d)   RMT Partner, as the sole member and manager of Merger Sub, has (i) approved and declared advisable this Agreement and the Transactions, including the Merger, and (ii) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interest of the Merger Sub and RMT Partner, as its sole member.
(e)   No vote of the holders of any class of equity securities of RMT Partner is required for the execution and delivery of this Agreement, the Transaction Documents or any other agreements and documents contemplated hereby to which RMT Partner is a party, the performance by RMT Partner of its obligations hereunder and thereunder, or to consummate the Merger and the transactions contemplated hereunder and thereunder, except that the consummation of the RMT Partner Share Issuance and the RMT Partner Charter Amendment require the RMT Partner Shareholder Approval.
(f)   Each of the RMT Partner Board and RMT Partner, as the sole member and manager of Merger Sub, has taken all necessary action so that Remainco will not be an “interested stockholder” or prohibited from entering into or consummating a “business combinations” with RMT Partner (in each case, as such term is used in Section 203 of the DGCL and Sections 2551 et. seq. of the PBCL) under Section 203 of the DGCL and Sections 2551 et. seq. of the PBCL as a result of the execution of this Agreement or the consummation of the Transactions.
(g)   Except for Sections 2551 et. seq. of the PBCL, in respect of which the RMT Partner Board has taken the action described in this Section 7.3, no Takeover Statute or any anti-takeover provision in the Organizational Documents of RMT Partner is applicable to RMT Partner, the capital stock of RMT Partner or the Transactions.
(h)   The RMT Partner Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and based upon and subject to the various qualifications, assumptions, limitations and other matters set forth therein, the Merger Consideration is fair, from a financial point of view, to RMT Partner.
Section 7.4   Governmental Filings; No Violations.
(a)   Other than the filing with the SEC of the Distribution Registration Statement and the RMT Partner Registration Statement, the filing of any amendment to the Organizational Documents of Spinco to effect the Separation and Spinco Distribution and the necessary filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to Section 1.2 and Section 2.3, (ii) required under the rules and regulations of the NYSE, (iii) required under the HSR Act or any other applicable Antitrust Laws, the Exchange Act and the Securities Act, (iv) to comply with state securities or “blue-sky” Laws, and (v) as may be required with or to Foreign Regulators pursuant to Foreign Regulatory Laws, no filings, notices or reports are required to be made by RMT Partner, Merger Subs or any other of RMT Partner’s Subsidiaries with, nor are any consents, registrations, approvals, permits, expirations of waiting periods or authorizations required to be obtained by RMT Partner, Merger Subs or any other of RMT Partner’s Subsidiaries from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by RMT Partner and Merger Subs or the consummation by RMT Partner and Merger Subs of the Transactions, except, in each case, those that the failure to make or obtain would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions.
(b)   The execution, delivery and performance by each of RMT Partner and Merger Subs of this Agreement and the Transaction Documents to which it is or will be a party as of the First Effective Time do not and will not, and the consummation by RMT Partner and Merger Subs of the Transactions and the transactions contemplated by such other Transaction Documents will not, constitute or result in (i) a breach or violation of, or a default under, the Organizational Documents of RMT Partner, Merger Subs or RMT Partner’s Subsidiaries, (ii) with or without the lapse of time or the giving of notice or both, a breach or violation of, a default or termination or modification (or right of termination or modification) under, payment of additional fees under, the creation or acceleration of any obligations under, or the creation of a Lien on any Contracts binding upon RMT Partner or any of its Subsidiaries, or, assuming (solely with respect to the performance of this Agreement and the consummation of the Transactions) the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods and authorizations referred to in Section 7.4(a) are made or obtained and receipt of the RMT Partner Shareholder Approval, under any Law, Governmental Order or Permit to which RMT Partner or any of its Subsidiaries is subject, or (iii) any change in the rights or obligations under any Contract to which RMT Partner or any of its Subsidiaries is a party, except, in the case of clauses (ii) and (iii) above, for any such breach, violation, default, termination, modification, payment, acceleration, creation or change that would not, individually or in the aggregate, reasonably be likely to have an RMT Partner Material Adverse Effect or to prevent, materially delay or materially impair the ability of RMT Partner to consummate the Transactions.
Section 7.5   Financial Statements.
(a)   The consolidated balance sheets and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity for RMT Partner and its Subsidiaries as at and for the fiscal year ended December 31, 2022 and December 31, 2021 were prepared in accordance with GAAP, consistently applied, subject to normal year-end adjustments and except as may be noted therein or in the notes thereto.
(b)   The consolidated balance sheets and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity for RMT Partner and its Subsidiaries as at and for the fiscal year ended December 31, 2022 and December 31, 2021 included in or incorporated by reference into the RMT Partner Reports (including the related notes and schedules) fairly present in all material respects the financial position of the RMT Partner and its Subsidiaries and the results of its operations as of the respective dates thereof and for the respective periods covered thereby.
(c)   Except for (i) liabilities disclosed, reflected, reserved against or otherwise provided for in RMT Partner’s financial statements, (ii) liabilities incurred in the Ordinary Course of RMT Partner’s Business since September 30, 2023 or arising out of this Agreement (none of which relates to breach of contract, breach of warranty, tort, infringement or violations of Law), (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to be material to the RMT Partner Business, taken as a whole, or (iv) as set forth on Section 7.5(c) of the RMT Partner Disclosure Letter, neither RMT Partner nor its Subsidiaries have any liabilities of any nature, whether or not accrued, contingent or otherwise.
(d)   RMT Partner maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that information required to be disclosed by RMT Partner in its filings with the SEC under the Exchange Act is recorded and reported on a timely basis to the individuals responsible for the preparation of RMT Partner’s filings with the SEC under the Exchange Act. RMT Partner maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. RMT Partner has disclosed, based on the most recent evaluation of its Chief Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to RMT Partner’s auditors and the audit committee of the RMT Partner Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect RMT Partner’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in RMT Partner’s internal control over financial reporting.
(e)   Neither RMT Partner nor any of its Subsidiaries has incurred any Indebtedness, or issued or sold any debt securities or rights to acquire any debt security of RMT Partner or any of its Subsidiaries, the terms of which, or the terms of any instrument under which such Indebtedness, debt securities or rights were issued, requires the public listing of such Indebtedness, debt securities or rights or the maintenance by RMT Partner or any of its Subsidiaries of registration under the Exchange Act. Neither RMT Partner nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any off-balance sheet joint venture, off-balance sheet partnership or any other “off-balance sheet arrangements” (as defined in Item 303(b) of Regulation S-K promulgated by the SEC) that is material to RMT Partner and its Subsidiaries, taken as a whole.
Section 7.6   Absence of Certain Changes.   Since January 1, 2023 (a) to the date of this Agreement, RMT Partner and its Subsidiaries have conducted the RMT Partner Business in the Ordinary Course in all material respects, (b) there has not been any material damage, destruction or other casualty loss with respect to any material assets of RMT Partner or its Subsidiaries, (c) there has not been a RMT Partner Material Adverse Effect, and (d) none of RMT Partner or its Subsidiaries has taken any action that, if taken during the period from the date of this Agreement through the Closing Date without Remainco’s consent would constitute a breach of Section 8.1(b).
Section 7.7   Litigation.
(a)   There is no, and since January 1, 2021 there has been no, civil, criminal, administrative or other Proceeding pending or, to the Knowledge of RMT Partner, threatened against RMT Partner or its Subsidiaries or any of their respective properties or assets, nor is there any judgment, settlement, decree, injunction, writ, award, rule or order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of RMT Partner, investigation or inquiry by any Governmental Entity, involving RMT Partner or its Subsidiaries that would reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business.
(b)   There are not any (i) outstanding judgments against RMT Partner or its Subsidiaries, (ii) Proceedings pending or, to the Knowledge of RMT Partner, threatened against RMT Partner or its Subsidiaries, or (iii) investigations by any Governmental Entity that are, to the Knowledge of RMT Partner, pending or threatened against RMT Partner or Merger Subs that would reasonably be expected to (A) have a material adverse effect on RMT Partner’s or Merger Subs’ ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby, or (B) be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole.
Section 7.8   Employee Benefits and Labor Matters.
(a)   Section 7.8(a) of the RMT Partner Disclosure Letter sets forth a true and complete list of each material Benefit Plan of RMT Partner and its Subsidiaries as of the date of this Agreement.
(b)   Each Benefit Plan of RMT Partner and its Subsidiaries has been administered in material compliance with its terms and the applicable provisions of the Code, ERISA and all other applicable Laws, rules and regulations and the terms of any applicable Collective Bargaining Agreement, and with respect to each Benefit Plan, RMT Partner and its Subsidiaries have materially complied with such Laws and Collective Bargaining Agreements. As of the date hereof and, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole, as of the Closing, (i) except as set forth on Section 7.8(b) of the RMT Partner Disclosure Letter, there is no pending or threatened investigation, action, complaint, suit, proceeding or other claim (other than routine claims for benefits) in respect of any Benefit Plan of RMT Partner and its Subsidiaries, (ii) no facts or circumstances exist that could give rise to any such actions, suits, or claims, (iii) contributions to all Benefit Plans have been made as required by applicable Laws, rules and regulations and no written or oral communication has been received from any Governmental Entity in respect of any Benefit Plan of RMT Partner and its Subsidiaries concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transaction contemplated herein during the past two (2) years, (iv) no administrative investigation, audit, Proceeding, or other administrative proceedings by any Governmental Entity are pending, threatened, or in progress, (v) with respect to each Benefit Plan, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the appropriate Governmental Entity, or to the participants or beneficiaries of such Benefit Plan, have been filed or furnished on a timely basis, (vi) each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS to the effect that the Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code (or such Benefit Plan is a prototype plan that is entitled to rely on an opinion letter issued by the IRS to the prototype plan sponsor regarding qualification of the form of the prototype plan) and, to the Knowledge of RMT Partner, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification, (vii) to the Knowledge of RMT Partner, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other applicable Laws in connection with the administration or investment of the assets of any Benefit Plan, (viii) no Service Provider has been improperly excluded from participation in any Benefit Plan, and none of RMT Partner and its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer, (ix) no non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code has occurred involving any Benefit Plan, and (x) any bonding required with respect to the Benefit Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect. Except as set forth on Section 7.8(b) of the RMT Partner Disclosure Letter, none of RMT Partner or its Subsidiaries has incurred any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance or other benefits for any Service Provider, except as may be required pursuant to applicable Law, and at the expense of such Service Provider.
(c)   Except as set forth on Section 7.8(c) of the RMT Partner Disclosure Letter, no Benefit Plan of RMT Partner and its Subsidiaries exists that would reasonably be expected to (i) entitle any RMT Partner Employee to any payment, benefit or right, or increase in payment, benefit or right, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans of RMT Partner and its Subsidiaries, or (iii) limit or restrict the right of RMT Partner or its Subsidiaries to merge, amend or terminate any of the Benefit Plans of RMT Partner and its Subsidiaries, in each case as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)).
(d)   No Benefit Plan of RMT Partner and its Subsidiaries is a Multiemployer Plan or Multiple Employer Plan, and none of RMT Partner or its Subsidiaries has at any time sponsored or contributed to, or has or had any obligation to sponsor or contribute to, or has or had any liability or obligation in respect of, any Multiemployer Plan or Multiple Employer Plan.
(e)   Except as set forth on Section 7.8(e) of the RMT Partner Disclosure Letter, none of RMT Partner and its Subsidiaries has any actual or contingent obligation with respect to any employee benefit plan or arrangement that is subject to Section 302 of ERISA, Title IV of ERISA, Sections 412 and 4971 of the Code, that is due to RMT Partner and its Subsidiaries’ affiliation with any of their respective ERISA Affiliates.
(f)   None of the execution and delivery of this Agreement, approval of this Agreement or the consummation of the transactions contemplated by this Agreement could (either alone or in combination with another event) result in the payment of any amount that could, individually or in combination with any other payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). None of RMT Partner and its Subsidiaries is a party to or has any obligation under any Benefit Plan or otherwise to compensate, gross-up or indemnify any person for Taxes, including those payable pursuant to Section 409A or 4999 of the Code.
(g)   With respect to each Foreign Plan, (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing, with respect to all Service Providers or beneficiaries in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, (iii) if intended to qualify for special Tax treatment (or permitted to have been approved to obtain any beneficial Tax or other status), such Foreign Plan meets all requirements for such treatment, (iv) if intended to be filed, registered or approved by a competent Governmental Entity, has been duly and timely filed, registered or approved, as applicable, and (v) such Foreign Plan has been maintained in good standing with applicable Governmental Entities and in compliance with all applicable Laws. Except pursuant to the express terms of a Foreign Plan, none of RMT Partner or its Subsidiaries has any material current or contingent liability or obligation with respect to any Foreign Plan.
(h)   Section 7.8(h) of the RMT Partner Disclosure Letter contains a correct and complete list of each RMT Partner Employee, showing, with respect to each such RMT Partner Employee (i) whether actively at work or on a leave of absence (and, if on a leave of absence, expected return to work date), job title or position, status as full-time or part-time, exempt or non-exempt, union or non-union, location of employment, employer, date of hire, and cumulative length of service, and (ii) to the extent permitted by applicable Law, base salary or base wage rate, bonus and commission arrangements.

(i)   Section 7.8(i) of the RMT Partner Disclosure Letter contains a list of (i) all service agreements or contracts of employment or engagement for RMT Partner Employees with a base salary in excess of one hundred fifty thousand dollars ($150,000), and (ii) material consultancy arrangements adopted by RMT Partner and its Subsidiaries which provide for bonus, benefit and incentive entitlements including any transaction related bonuses, severance and retention plans.
(j)   Except as set forth on Section 7.8(j) of the RMT Partner Disclosure Letter, neither RMT Partner nor its Subsidiaries is a party to any Collective Bargaining Agreement or any other material contract or agreement with any labor organization, trade union, staff forum or employee representative body, or works counsel, nor is any such contract or agreement, as of the date hereof, being negotiated.
(k)   (i) To the Knowledge of RMT Partner, as of the date hereof, there are not any union organizing or election activities or attempts concerning any RMT Partner Employees, nor have there been since January 1, 2021; (ii) as of the date hereof, there are no labor strikes, slowdowns, work stoppages, concerted refusals to work overtime, handbilling, demonstrations, leafletting, disruptions or lockouts (in each case involving labor matters) or negative works council decisions or findings pending, anticipated or, to the Knowledge of RMT Partner, threatened against RMT Partner or its Subsidiaries, nor have there been since January 1, 2021; (iii) in addition to any obligations to individual RMT Partner Employees, RMT Partner and its Subsidiaries have complied with any Collective Bargaining Agreement and obligation pursuant to Law in the relevant jurisdiction to inform and consult any works council, labor organization, trade union, staff forum or employee representative body in respect of the transactions contemplated herein, or other reorganization, restructuring or transfer of employees’ employment; and (iv) regarding any of RMT Partner and its Subsidiaries as of the date hereof and as of the Closing, (A) no unfair labor practice charge or complaint, or demand for recognition or certification of a collective bargaining representative, is pending or, to the Knowledge of RMT Partner, threatened, (B) no employee-related dispute, grievance or arbitration proceeding is pending or, to the Knowledge of RMT Partner, threatened, (C) no individual or class action, complaint, charge, inquiry, proceeding or investigation by or on behalf of any employee, prospective employee, former employee, labor organization or other representative of the RMT Partner Employees is pending or, to the Knowledge of RMT Partner, threatened, (D) each is in compliance with all applicable Laws, agreements, contracts, policies, plans and programs relating to labor, employment, employment practices, compensation, benefits, hours, terms and conditions of employment and the termination of employment and there has not been in the past twelve (12) months, nor is there pending any third party enforcement action or compliance investigation into the same, and (E) each is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to Service Providers or employment practices. Each Service Provider has all work permits, immigration permits, visas or other authorizations required by applicable Law. A properly completed Form I-9 is on file with respect to each RMT Partner Employee whose primary work location is in the U.S.
Section 7.9   Compliance with Laws, Permits.
(a)   Each of RMT Partner and its Subsidiaries is, and has been since January 1, 2021, in compliance in all respects (i) with all applicable Laws, and (ii) with its own internal policies, except for instances of noncompliance that would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole. Since January 1, 2021, none of RMT Partner or its Subsidiaries has received any written notice from any Governmental Entity that it is not in compliance with any applicable Law, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole.
(b)   Since January 1, 2021, each of RMT Partner and its Subsidiaries, and the conduct of the RMT Partner Business, has been and is in compliance with all applicable International Trade Laws, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole. Without limiting any of the foregoing, since January 1, 2021, none of RMT Partner or its Subsidiaries nor any of their respective officers, directors, or employees, nor, to the Knowledge of RMT Partner, any other Person acting on behalf of RMT Partner and its Subsidiaries has engaged in any business or dealings, directly or indirectly, involving or relating to (i) any country or territory that is or whose government is a Sanctioned Jurisdiction, or (ii) a Sanctioned Person.

(c)   None of RMT Partner or its Subsidiaries nor, to the Knowledge of RMT Partner, any of their respective directors, officers, employees, shareholders, or other Persons acting on behalf of RMT Partner or its Subsidiaries is (i) a Sanctioned Person, or (ii) located, organized, or resident in a Sanctioned Jurisdiction.
(d)   Since January 1, 2021, each of RMT Partner and its Subsidiaries has been and is in compliance with all applicable Anti-Corruption Laws in all material respects. Without limiting the foregoing, since January 1, 2021, none of RMT Partner or its Subsidiaries, nor any of their respective directors, officers, employees, nor, to the Knowledge of RMT Partner, any other Person acting on behalf of RMT Partner or its Subsidiaries, has paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any Government Official, any political party, or any other Person for the purpose of influencing any act or decision or to secure any improper advantage or to reward any other Person for the improper performance of any activity or function. Likewise, since January 1, 2021, none of RMT Partner or its Subsidiaries, nor any of their respective directors, officers, employees, nor to the Knowledge of RMT Partner, any other Person acting on behalf of RMT Partner and its Subsidiaries has requested, agreed to receive, or accepted the payment of money or any other advantage intending that in consequence a relevant function or activity should be performed improperly, or as a reward for the improper performance of a relevant function or activity.
(e)   The RMT Partner Business and RMT Partner have instituted and maintain policies and procedures reasonably designed to ensure compliance with applicable Anti-Corruption Laws and anti-money laundering Laws in each jurisdiction in which the RMT Partner Business is operated or RMT Partner or its Subsidiaries operate.
(f)   Since January 1, 2021, none of RMT Partner or its Subsidiaries nor any of their respective directors, officers, employees, or, to the Knowledge of RMT Partner, any other Person acting on behalf of RMT Partner or its Subsidiaries has received from any Governmental Entity or any other Person any written notice of any violation, alleged violation, or any suspected violation of any Anti-Corruption Law or International Trade Law, or conducted any internal investigation with respect to, or made any voluntary or involuntary disclosure to a Governmental Entity concerning, any actual, suspected, or alleged violation of any Anti-Corruption Law or International Trade Law.
(g)   Each of RMT Partner and its Subsidiaries has obtained and is in compliance with all Permits necessary to operate the RMT Partner Business. All such Permits are in full force and effect, except in each case as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole. There is no suspension, revocation or cancellation of any of the Permits issued to RMT Partner and its Subsidiaries pending or, to the Knowledge of RMT Partner, threatened, except where the suspension or cancellation of any of the Permits would not have a RMT Partner Material Adverse Effect. None of RMT Partner or its Subsidiaries has received any written notice from any Governmental Entity regarding a violation of, conflict with, or failure to comply with, any terms or requirement of any Permit, which if ultimately determined to result in a violation of, conflict with, or failure to comply with any such terms or requirement, would reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business, taken as a whole.
Section 7.10   Certain Contracts.
(a)   Section 7.10(a) of the RMT Partner Disclosure Letter lists the RMT Partner Material Contracts in effect as of the date of this Agreement. “RMT Partner Material Contracts” means the following:
(i)   each Contract required to be disclosed on Section 7.16(a) and Section 7.16(b) of the RMT Partner Disclosure Letter;
(ii)   each Contract required to be disclosed on Section 7.13(a)(iii) of the RMT Partner Disclosure Letter;
(iii)   each Contract relating to the RMT Partner Business with each of the Persons required to be listed on Section 7.19(a)(i) of the RMT Partner Disclosure Letter;

(iv)   each Contract relating to the RMT Partner Business with each of the Persons required to be listed on Section 7.19(a)(ii) of the RMT Partner Disclosure Letter;
(v)   (A) any Contract relating to the RMT Partner Business containing any right of any exclusivity in favor of the other parties thereto or any covenant limiting, in any respect, the ability of RMT Partner and its Subsidiaries to engage in any line of business or in any geographic area or to compete with any Person or to solicit, hire or engage in transactions with the suppliers or customers of another Person or any material employee non-solicitation provision or that provides for “most favored nations” terms; (B) each Contract with respect to the RMT Partner Business under which there is a right of first negotiation, right of first refusal or a right of first or last offer; and (C) each Contract that (1) requires RMT Partner and its Subsidiaries to purchase its total requirements of any product or service from a third party, or (2) provides for a “single source” supply to any RMT Partner and its Subsidiaries;
(vi)   each Contract that creates, governs or controls a partnership or joint venture with any of RMT Partner and its Subsidiaries;
(vii)   (A) each indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of Indebtedness or agreement to which any of RMT Partner and its Subsidiaries is a party (or under which any of RMT Partner and its Subsidiaries has obligations or its properties or assets are bound) providing for or relating to Indebtedness; and (B) each Contract that relates to the mortgage, pledge or transfer of, or the grant of a security interest in or other Lien on, any material asset of the RMT Partner Business;
(viii)   each Contract that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) to which any of RMT Partner and its Subsidiaries is a party or has any obligations (A) pursuant to which any earn-out, deferred or contingent payment or other indemnification or material other obligations remain outstanding, or (B) was entered into in the past three (3) years;
(ix)   each Contract between any of RMT Partner and its Subsidiaries, on the one hand, and any of RMT Partner or its Affiliates, on the other hand;
(x)   each Contract containing restrictions with respect to payment of dividends or any distributions in respect of the equity interests of any of RMT Partner and its Subsidiaries;
(xi)   each settlement agreement that (A) imposes continuing material obligations or material restrictions on any of RMT Partner and its Subsidiaries, or (B) has unpaid amounts in excess of three hundred thousand dollars ($300,000);
(xii)   each Contract or series of related Contracts relating to any single or series of related capital expenditures by any of RMT Partner and its Subsidiaries pursuant to which any of RMT Partner and its Subsidiaries has future financial obligations in excess of one hundred fifty thousand dollars ($150,000);
(xiii)   each Contract to which any of RMT Partner and its Subsidiaries is a party regarding any hedging, derivatives or similar arrangements;
(xiv)   each Contract between any of RMT Partner and its Subsidiaries and any Governmental Entity; and
(xv)   each Contract under which any of RMT Partner and its Subsidiaries has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of the RMT Partner Business consistent with past practice.
(b)   All RMT Partner Material Contracts are enforceable against each of RMT Partner and its Subsidiaries (as the case may be) and, to the Knowledge of RMT Partner, any other party thereto in accordance with their terms and are in full force and effect with respect to, and a valid and binding obligation of, each of RMT Partner and its Subsidiaries, and, to the Knowledge of RMT Partner, with respect to any other party thereto, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business taken as a whole, and none of RMT Partner or its Subsidiaries, nor, to the Knowledge of RMT Partner, any other party thereto, is or alleged to be in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any RMT Partner Material Contract, in each case, except as would not reasonably be expected to be, individually or in the aggregate, material to the RMT Partner Business taken as a whole.
Section 7.11   Environmental Matters.   (a) Each of RMT Partner and its Subsidiaries is and for the past six (6) years has been operating the RMT Partner Business in material compliance with all Environmental Laws; (b) there are no pending or, to the Knowledge of RMT Partner, threatened Proceedings against any of RMT Partner or its Subsidiaries alleging that such Person is in material violation of any Environmental Law; (c) none of RMT Partner or its Subsidiaries has received a written notice that remains unresolved asserting that it is or may be required to conduct, any investigation, cleanup, remediation or similar activities with respect to any Release of a Hazardous Substance at any of the real property currently or formerly owned, leased or used by it or with respect to any third party disposal site to which it sent or disposed of any Hazardous Substances; (d) there has been no Release of Hazardous Substances at any of the real property currently or formerly owned, leased or used by it or at any third party disposal site to which it sent or disposed of any Hazardous Substances for which RMT Partner and its Subsidiaries would be liable under Environmental Laws; and (e) no filings with any Governmental Entity, environmental investigation, or remediation is required in connection with the transactions contemplated under this Agreement and the other Transaction Documents pursuant to Environmental Laws.
Section 7.12   Taxes.   Except as would not reasonably be likely to have, individually or in the aggregate, an RMT Partner Material Adverse Effect:
(a)   All Tax Returns required to be filed by or with respect to RMT Partner and its Subsidiaries have been timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete. All Taxes of or with respect to RMT Partner and its Subsidiaries, whether or not shown as due on such Tax Returns, have been paid, or adequate accruals or reserves therefor in accordance with GAAP have been provided on the books of RMT Partner and its Subsidiaries.
(b)   All Taxes required to be withheld by RMT Partner or any of its Subsidiaries have been withheld and, to the extent required, have been paid over to the appropriate Taxing authority.
(c)   No deficiency or other assessment or adjustment for any Taxes has been asserted or assessed by any Taxing authority in writing against RMT Partner or any of its Subsidiaries (or, to the Knowledge of RMT Partner, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. No claim, audit or other proceeding by any Taxing authority is pending or ongoing (or, to the Knowledge of RMT Partner, has been threatened or proposed) with respect to any Taxes due from RMT Partner or any of its Subsidiaries.
(d)   Neither RMT Partner nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) during the two (2)-year period ending on the date of this Agreement.
(e)   Neither RMT Partner nor any of its Subsidiaries has participated in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding provision of state, local or foreign Tax Law).
(f)   There are no Liens for Taxes (other than Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been recorded) upon the assets of RMT Partner or any of its Subsidiaries.
(g)   Neither RMT Partner nor any of its Subsidiaries (A) is, or since January 1, 2021, has been, a member of any affiliated, combined, consolidated, unitary or similar group filing a consolidated, combined, unitary or similar income Tax Return (other than a group the common parent of which is RMT Partner or any of its Subsidiaries), (B) has any liability for the Taxes of any Person (other than RMT Partner or any of its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by operation of Law or by Contract (other than customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes), or (C) is party to (or will be liable in respect of) any Contract relating to the allocation, sharing or indemnification of Taxes, other than (i) the Tax Matters Agreement, (ii) customary commercial, leasing or employment Contracts entered into in the Ordinary Course, the primary purposes of which do not relate to Taxes, and (iii) Contracts solely between or among RMT Partner or one or more of its Subsidiaries.
(h)   No Taxing authority has notified RMT Partner or any of its Subsidiaries in writing that it is or may be subject to taxation by a jurisdiction in which it does not presently file Tax Returns.
(i)   RMT Partner is not and has not been, in the five (5)-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code.
(j)   As of the date hereof, immediately prior to the Closing, RMT Partner is not aware of the existence of any reason, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede (i) the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, the Initial Spin, the Spin-Off, the Exchange Offer and the Merger from qualifying for the Intended Tax Treatment, or (ii) RMT Partner from delivering the RMT Partner Tax Representation Letters at the applicable time set forth in Section 8.14(d).
(k)   Each Merger Sub was formed solely for the purpose of engaging in the Merger, does not have any material assets and has not engaged in any business activities or conducted any operations other than in connection with the Merger, and Second Merger Sub is an entity disregarded as separate from its owner for U.S. federal income tax.
Section 7.13   Intellectual Property.
(a)   Section 7.13(a)(i) of the RMT Partner Disclosure Letter sets forth a true and complete list of all registrations and applications for registration included in the RMT Partner Intellectual Property, including the owner and jurisdiction of each such registration and application for registration; Section 7.13(a)(ii) of the RMT Partner Disclosure Letter sets forth a true and complete list of all material unregistered Trademarks and proprietary software included in the RMT Partner Intellectual Property; and Section 7.13(a)(iii) of the RMT Partner Disclosure Letter set forth a true and complete list of each license, sublicense, collaboration or other agreement (excluding Liens for Indebtedness) to which any of RMT Partner or its Subsidiaries is a party and (i) obtains any license, right to use or covenant not to be sued under any Intellectual Property or RMT Partner IT Assets (“Inbound RMT Partner Intellectual Property Licenses”), other than (A) for commercially available, off-the-shelf RMT Partner Intellectual Property or RMT Partner IT Assets, (B) shrinkwrap, clickwrap or other non-negotiated forms of agreement, (C) with annual fees of less than one hundred fifty thousand dollars ($150,000), or (D) licenses to Open Source Software, or (ii) grants a license, right to use or covenant not to be sued under any RMT Partner Intellectual Property or RMT Partner IT Assets, except (A) non-exclusive licenses granted to customers or other third parties, (B) licenses to vendors, contractors or other service providers for use in providing services to RMT Partner and its Subsidiaries, (C) licenses incidental to RMT Partner and its Subsidiaries’ sale, license or other provision of products or services, or (D) other agreements entered into in the Ordinary Course of the RMT Partner Business.
(b)   As of the date hereof, each of RMT Partner and its Subsidiaries solely and exclusively own and, as of the Closing, each of RMT Partner and its Subsidiaries will solely and exclusively own, all RMT Partner Intellectual Property, free and clear of all Liens other than Permitted Encumbrances. Since January 1, 2021, neither RMT Partner nor any of its Subsidiaries has received any written communication from any Person asserting any ownership interest in any of the RMT Partner Intellectual Property.
(c)   To the Knowledge of RMT Partner, the conduct of the RMT Partner Business as presently conducted does not Infringe, and since January 1, 2021, the conduct of the RMT Partner Business has not Infringed the Intellectual Property of any Person and since January 1, 2021, neither RMT Partner or its Subsidiaries has received any written communication (including cease and desist letters or invitations to take an Intellectual Property license) alleging the same. The RMT Partner Intellectual Property is valid, enforceable (excluding applications for RMT Partner Intellectual Property) and subsisting and no claims are pending or, to the Knowledge of RMT Partner, threatened in writing against any of RMT Partner or its Subsidiaries by any Person with respect to the ownership, validity or enforceability of any RMT Partner Intellectual Property. To the Knowledge of RMT Partner, RMT Partner and its Subsidiaries are not obligated to make any payments of material royalties or fees to any Person to enable the use of any Intellectual Property in connection with the conduct of the RMT Partner Business as currently conducted, and to the Knowledge of RMT Partner, the RMT Partner Intellectual Property is not being Infringed by any Person.
(d)   The RMT Partner Intellectual Property and the Intellectual Property licensed pursuant to the Inbound RMT Partner Intellectual Property Licenses constitute all material Intellectual Property used in or necessary to operate the RMT Partner Business as currently conducted and RMT Partner and its Subsidiaries will own or have a valid and enforceable license to all Intellectual Property necessary to operate the RMT Partner Business following the Closing in the same manner it was conducted immediately prior to the Closing. The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any RMT Partner Intellectual Property. No Contract to which any of RMT Partner or its Subsidiaries is a party would, upon Closing, grant or purport to grant to any Person any license, covenant not to sue, or other rights related to Intellectual Property owned by RMT Partner or any of its Affiliates (other than RMT Partner and its Subsidiaries).
(e)   (i) RMT Partner and its Subsidiaries have taken reasonable steps to maintain, enforce and protect the RMT Partner Intellectual Property, including reasonable steps to protect the confidentiality of all RMT Partner Intellectual Property the value of which to the RMT Partner Business is contingent upon maintaining the confidentiality thereof; (ii) none of the Trade Secrets included in the RMT Partner Intellectual Property has been disclosed other than to Persons who are bound to hold such information in confidence pursuant to confidentiality agreements or otherwise by operation of Law or in the Ordinary Course where in the reasonable judgment of RMT Partner such disclosure is not material to RMT Partner and its Subsidiaries; (iii) to the Knowledge of RMT Partner, no such confidentiality agreements have been breached or violated in such a manner as would have a material adverse effect on RMT Partner and its Subsidiaries; and (iv) each current and former employee and contractor of RMT Partner and its Subsidiaries who developed, invented or contributed to any material RMT Partner Intellectual Property has executed a written agreement validly assigning all rights in and to such RMT Partner Intellectual Property to RMT Partner and its Subsidiaries.
(f)   The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any software product or service that is RMT Partner Intellectual Property does not, according to the terms of the license applicable to such Open Source Software, obligate any of RMT Partner or its Subsidiaries to: (i) disclose, make available, offer or deliver all or any portion of any source code of any such software product or service or any component thereof to any third party, other than the applicable Open Source Software, or (ii) create obligations to grant, or purport to grant, to any third party any rights or immunities under any RMT Partner Intellectual Property (including any agreement not to assert patents), or impose any present economic limitations on any commercial exploitation thereof. None of RMT Partner and its Subsidiaries has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code that is RMT Partner Intellectual Property to any escrow agent or other Person.
(g)   The RMT Partner IT Assets are in all material respects in operating condition and in a good state of maintenance and repair (ordinary wear and tear excepted) and perform the functions necessary to carry on the conduct of the RMT Partner Business as currently conducted. RMT Partner and its Subsidiaries have taken and currently take reasonable measures designed to ensure that none of the RMT Partner IT Assets contains any unauthorized “back door”, “drop dead device”, “time bomb”, “Trojan horse”, “virus” or “worm” (as such terms are commonly understood in the software industry) or any other unauthorized code intended to disrupt, disable, harm or otherwise impede the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed. The RMT Partner IT Assets are subject to regular evaluation for any vulnerabilities that could provide unauthorized access thereto. Since January 1, 2021, there have been no breakdowns, continued substandard performance or other adverse events affecting the RMT Partner IT Assets that have caused a material disruption or interruption outside of the Ordinary Course in the operation of the RMT Partner Business.

(h)   Each of RMT Partner and its Subsidiaries has been since January 1, 2021, and currently is in material compliance with (i) all applicable Laws, (ii) the requirements of any Contracts, and (iii) the written privacy policies of RMT Partner and its Subsidiaries then in effect, relating to the collection, storage, use, Processing and transfer of all Personal Data collected or processed by RMT Partner and its Subsidiaries. Since January 1, 2021, RMT Partner and its Subsidiaries have had commercially reasonable security measures in place designed to protect all Personal Data under their control and/or in their possession from unauthorized access, in each case in accordance in all material respects with (A) applicable Law, (B) any applicable statements in the written privacy policies of RMT Partner and its Subsidiaries then in effect, (C) any written public statements regarding information security practices of RMT Partner and its Subsidiaries, and (iv) all Contracts to which RMT Partner and its Subsidiaries is a party. Since January 1, 2021, to the Knowledge of RMT Partner, RMT Partner and its Subsidiaries have not suffered any breach in security or other event or incident that has permitted any unauthorized disclosure of or access to the Personal Data in the control or possession of RMT Partner and its Subsidiaries, or that materially disrupted the operation of any of RMT Partner or its Subsidiaries.
(i)   Each of RMT Partner and its Subsidiaries has established and is in material compliance with a written information security program. Each of RMT Partner and its Subsidiaries’ written information security program (i) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of Personal Data in its possession or control, and (ii) puts in place reasonable measures designed to protect against unauthorized access to the RMT Partner IT Assets. Since January 1, 2021, none of RMT Partner or its Subsidiaries has notified, or been required to notify, any Person of any information security breach involving Personal Data of the RMT Partner Business conducted by RMT Partner and its Subsidiaries. Since January 1, 2021, there have been no lawsuits, actions or investigations, or any written claims, brought against RMT Partner and its Subsidiaries alleging any violation of any Laws relating to the collection, storage, use, Processing and transfer of Personal Data, or arising out of RMT Partner and its Subsidiaries’ Processing of Personal Data, and to the Knowledge of RMT Partner, no such lawsuits, claims, actions or investigations are currently contemplated or threatened. The transactions contemplated by this Agreement will not result in the violation by RMT Partner and its Subsidiaries of any Laws relating to the collection, storage, use and transfer of Personal Data, and immediately following those transactions RMT Partner and its Subsidiaries will have the same rights to utilize the Personal Data in their possession or control that RMT Partner and its Subsidiaries had immediately prior to those transactions.
Section 7.14   Insurance.   The insurance policies carried by or for the benefit of RMT Partner and its Subsidiaries or the assets, properties or personnel of the RMT Partner Business, or for the benefit of each of RMT Partner and its Subsidiaries or its assets, properties or personnel (collectively, the “RMT Partner Insurance Policies”), in each case as of the date of this Agreement and that are material to the RMT Partner Business are set forth on Section 7.14 of the RMT Partner Disclosure Letter. All the RMT Partner Insurance Policies (a) are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments and adjustments in respect of self-insured general liability and automobile liability fronting programs, self-insured health programs and self-insured workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period ending prior to the Closing Date), and no written notice of cancellation or termination has been received with respect to any RMT Insurance Policy other than in connection with ordinary renewals, and (b) provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law.
Section 7.15   Related-Party Transactions.   To the Knowledge of RMT Partner, no present director, executive officer, shareholder, partner, member or Affiliate of RMT Partner or any of its Subsidiaries or any of such Person’s Affiliates or immediate family members, is party to any Contract with or binding upon RMT Partner or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve (12) months, in each case that is of a type that would be required to be disclosed in the RMT Partner Reports pursuant to Item 404 of Regulation S-K that has not been so disclosed.
Section 7.16   Real Property.
(a)   Section 7.16(a) of the RMT Partner Disclosure Letter sets forth a true and complete list of the material real property owned by RMT Partner and its Subsidiaries (the “Owned RMT Partner Real Property”). RMT Partner and its Subsidiaries have good and marketable fee simple title (or jurisdictionally comparable title) to each parcel of Owned RMT Partner Real Property, free and clear of all Liens, other than Permitted Encumbrances. None of RMT Partner and its Subsidiaries has leased, or granted the right to use or occupy, any portion of the Owned RMT Partner Real Property to any Person. There is no pending or, to the Knowledge of RMT Partner, threatened condemnation, eminent domain or similar proceedings affecting the Owned RMT Partner Real Property. There are no options, rights of first offer or rights of first refusal to purchase any such Owned RMT Partner Real Property or any portion thereof or interest therein.
(b)   Section 7.16(b) of the RMT Partner Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all material interests in real property leased by RMT Partner and its Subsidiaries (the “Leased RMT Partner Real Property”, and each agreement evidencing RMT Partner’s and its Subsidiaries’ leasehold interest in the Leased RMT Partner Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, the “RMT Partner Leases”). The RMT Partner Leases are in full force and effect, and RMT Partner and its Subsidiaries hold a valid and existing leasehold interest under each such RMT Partner Lease, free and clear of all Liens, except for Permitted Encumbrances. RMT Partner and its Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy any of the Leased RMT Partner Real Property.
(c)   The Owned RMT Partner Real Property and the Leased RMT Partner Real Property (together, the “RMT Partner Real Property”) constitute all material real property currently used in the RMT Partner Business.
(d)   All buildings, machinery, equipment and other tangible assets currently being used by the RMT Partner Business are in good operating condition, maintenance and repair, ordinary wear and tear excepted, are usable in the Ordinary Course and are reasonably adequate and suitable for their current and historical uses.
(e)   Except as has not had a RMT Partner Material Adverse Effect, the buildings and structures located on the RMT Partner Real Property currently have valid legal access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such buildings and structures, and (ii) water supply, telephone, gas and electric connections, and fire protection, in each case as is necessary for the operation of such RMT Partner Real Property.
Section 7.17   Brokers and Finders.   RMT Partner and its Subsidiaries have not employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, other than J.P. Morgan Securities LLC.
Section 7.18   Product Liability; Product Warranty; Recalls.
(a)   None of RMT Partner or its Subsidiaries has (i) any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any product designed, manufactured, or sold by or on behalf of the RMT Partner Business (each, a “RMT Partner Product”), and (ii) committed any act or failed to commit any act, which has resulted or would reasonably be expected to result in any material product liability or material liability for breach of warranty on the part of RMT Partner and its Subsidiaries.
(b)   (i) All RMT Partner Products are, and for the period since January 1, 2021, have been, processed, manufactured, and marketed in accordance in all material respects with (A) the specifications and standards required by or contained in customer contracts or purchase orders, and (B) all applicable Law; and (ii) since January 1, 2021, (A) there have been no third party individual product warranty claims involving the RMT Partner Products that exceed three hundred thousand dollars ($300,000), and (B) none of RMT Partner and its Subsidiaries has been subject to a Governmental Entity shutdown, import or export prohibition, or received any Governmental Entity notice of inspectional observation, “warning letter” or “untitled letter”, requirement to make changes to RMT Partner Product processes or procedures, or similar correspondence or notice alleging or asserting noncompliance with any applicable Law.

(c)   Section 7.18(c) of the RMT Partner Disclosure Letter identifies each product recall (whether voluntary or compulsory) and the circumstances surrounding each recall, involving any products manufactured, sold, leased, licensed or delivered by the RMT Partner Business since January 1, 2021, and except as set forth on Section 7.18(c) of the RMT Partner Disclosure Letter, no RMT Partner Product is currently subject to a recall required by any Governmental Entity and RMT Partner and its Subsidiaries have no plans to initiate a voluntary product recall.
Section 7.19   Customers and Suppliers.
(a)   Section 7.19(a)(i) of the RMT Partner Disclosure Letter contains lists of the top ten (10) customers of the RMT Partner Business on a consolidated basis (determined by revenue) for each of the 2022 and 2023 fiscal years, and Section 7.19(a)(ii) of the RMT Partner Disclosure Letter contains lists of the top fifteen (15) suppliers to the RMT Partner Business on a consolidated basis (determined by the cost of items or services purchased) for each of the 2022 and 2023 fiscal years.
(b)   Except as set forth on Section 7.19(b) of the RMT Partner Disclosure Letter, no customer required to be listed on Section 7.19(a)(i) of the RMT Partner Disclosure Letter or supplier required to be listed on Section 7.19(a)(ii) of the RMT Partner Disclosure Letter has expressly stated its intention or, to the Knowledge of Remainco, threatened in writing to cancel or otherwise terminate or materially adversely modify its relationship with the RMT Partner Business (including with respect to volume of purchases or sales, prices, gross or contribution margins or returns). Except as set forth on Section 7.19(b) of the RMT Partner Disclosure Letter, the RMT Partner Business has not, during the past twelve (12) months, cancelled or otherwise terminated or materially and adversely modified their relationship with any customer or supplier required to be set forth on Section 7.19(a) of the RMT Partner Disclosure Letter, as applicable.
Section 7.20   Information To Be Supplied.   The information supplied or to be supplied by RMT Partner or any of its Subsidiaries for inclusion in the Securities Filings will not, on the date of filing of the applicable Securities Filing or, in the case of the Distribution Registration Statement or the RMT Partner Registration Statement, at the time it becomes effective under the Securities Act or Exchange Act, as applicable, or on the dates the Proxy Statement is mailed to the shareholders of RMT Partner, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 7.21   No Other Representations and Warranties.   NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, RMT PARTNER AND MERGER SUBS MAKE NO REPRESENTATIONS OR WARRANTIES TO REMAINCO, SPINCO, OR ANY OTHER PERSON IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EXCEPT AS SPECIFICALLY SET FORTH IN ARTICLE VII. ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE DISCLAIMED BY RMT PARTNER AND MERGER SUBS. RMT PARTNER AND MERGER SUBS ACKNOWLEDGE AND AGREE THAT NEITHER REMAINCO, SPINCO NOR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO RMT PARTNER OR ANY MERGER SUBS OTHER THAN THOSE CONTAINED IN ARTICLE V AND ARTICLE VI, AND ALL OTHER REPRESENTATIONS AND WARRANTIES ARE DISCLAIMED BY REMAINCO AND SPINCO.

ARTICLE VIII
COVENANTS
Section 8.1   Interim Operations.
(a)   Interim Operations of Remainco and Spinco. During the period from the date of this Agreement until the First Effective Time, solely with respect to Spinco, the Spinco Subsidiaries and the Spinco Business (and, for the avoidance of doubt, excluding the business otherwise conducted by Remainco without the assets of the Spinco Business) and except as otherwise expressly (A) contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents (including, subject to the Parties’ obligations with respect thereto in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation, the Initial Spin, and the Spinco Distribution), (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by RMT Partner, or (D) set forth on Section 8.1(a) of the Spinco Disclosure Letter, Remainco covenants and agrees as to itself and the Spinco Entities that Remainco shall use its commercially reasonable efforts to conduct the Spinco Business in the Ordinary Course and, to the extent consistent therewith, (x) preserve the Spinco Business’ business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them, and (y) keep available the services of Spinco Employees and agents of the Spinco Business. In furtherance of the foregoing, Remainco covenants and agrees as to itself and the Spinco Entities that Remainco shall not, and shall cause its Subsidiaries not to:
(i)   (A) amend the certificate of incorporation or bylaws of any Spinco Entity (other than an amendment to the certificate of incorporation of Spinco to increase the number of authorized or outstanding shares of Spinco Common Stock in connection with the Initial Spin and the Spinco Distribution and any other immaterial amendments to any such documents that do not impact in any respect the economic benefits of the Merger of the other Transactions to RMT Partner’s shareholders), or (B) split, combine, subdivide or reclassify the outstanding shares of capital stock, voting securities or other equity interests of any Spinco Entity;
(ii)   merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Spinco Entities of Remainco that would not prevent, materially delay or materially impair the Transactions);
(iii)   knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other Transactions from qualifying for the Intended Tax Treatment;
(iv)   issue, deliver, sell, grant, transfer, or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of capital stock of any of the Spinco Entities or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except by a wholly owned Spinco Entity to Remainco or to any other wholly owned Spinco Entity;
(v)   solely with respect to each Spinco Entity, incur any Indebtedness, except (A) the Financing, (B) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, on then prevailing market terms or on terms substantially consistent with or more beneficial to the Spinco Business, taken as a whole, than the Indebtedness being replaced, (C) inter-company Indebtedness among the Spinco Entities, (D) commercial paper issued in the Ordinary Course, (E) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, and (2) overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (F) hedging in compliance with the hedging strategy of the Spinco Business as of the date of this Agreement in the Ordinary Course and not for speculative purposes, provided that the Spinco Entities shall not be permitted to hedge any risks associated with the Financing without the prior written consent of the RMT Partner, (G) in connection with the Separation in accordance with the Separation and Distribution Agreement, and (H) in connection with one or more offers to exchange indebtedness registered under the Securities Act for substantially similar indebtedness issued pursuant to an exemption from registration under the Securities Act; provided, however, that notwithstanding the foregoing, upon the consummation of the Merger there shall be no borrowing or other amount outstanding under any senior secured revolving credit facility of the Spinco Entities under the Financing or otherwise without the prior written consent of RMT Partner;
(vi)   adopt, amend, or extend (beyond the Closing Date) any Benefit Plan (or any plan that would be a Benefit Plan if adopted) in any respect that would materially increase the costs to any Spinco Entity;
(vii)   other than in the Ordinary Course and in connection with the expiration of an existing Collective Bargaining Agreement or as required by applicable Law, enter into, renew or amend any Collective Bargaining Agreement, or recognize any labor union or other labor organization as the collective bargaining representative of any Spinco Employee, except as may be required under any Benefit Plan of the Spinco Entities;
(viii)   (A) grant to any Spinco Employee whose total annual cash compensation exceeds or is expected to exceed two hundred fifty thousand dollars ($250,000) any increase in compensation or benefits, except for any increase pursuant to any Benefit Plan, any increase in base compensation in connection with annual reviews in the Ordinary Course consistent with past practice or, to the extent not paid prior to the date hereof, any payments of incentive compensation for performance during the 2023 calendar year pursuant to a Benefit Plan, in amounts determined by each Spinco Entity in accordance with any such Benefit Plan, (B) grant any retention, change of control, severance, pension or other compensation or benefits in respect of, or accelerate the vesting or payment of any compensation or benefit for, any Service Provider, (C) enter into, adopt, amend, terminate or materially increase the coverage or benefits available under any health insurance Benefit Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a health insurance Benefit Plan if in effect on the date of this Agreement), or (D) hire or promote any Person, or terminate the employment or service of any Spinco Employee, other than for “cause”;
(ix)   increase the funding obligation or contribution rate of any Benefit Plan of the Spinco Entities other than in the Ordinary Course or as required by applicable Law or the terms of any Benefit Plan;
(x)   (A) permit, allow or suffer any of the assets of any Spinco Entity to become subjected to any Lien (other than Permitted Encumbrances) of any nature, or (B) cancel any Indebtedness owed to any Spinco Entity that is material, individually or in the aggregate, to the Spinco Entities, taken as a whole, or waive any claims or rights of substantial value;
(xi)   (A) (1) make, revoke or change any material Tax election with respect to the Spinco Entities, (2) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by the applicable Spinco Entity, (3) prepare any material Tax Return on a basis inconsistent with past practice, (4) fail to timely pay any material Tax that is due and payable by the applicable entity, (5) settle or compromise any material audit or administrative or judicial proceeding, (6) file any material amended Tax Return, (7) surrender any claim for a refund of a material amount of Taxes, (8) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (9) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, (B) make any change in accounting methods with respect to the Spinco Entities, other than as required by (1) accepted accounting principles, as in effect from time to time consistently applied (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) the SEC, or (3) the Public Company Accounting Oversight

Board, or (C) adopt or change any Tax accounting principle, method, period or practice with respect to the Spinco Entities;
(xii)   sell, lease, license or otherwise dispose of any assets, except inventory sold in the Ordinary Course;
(xiii)   settle or compromise any investigation, audit, litigation, claim or action against any Spinco Entity, other than settlements or compromises of litigation where the amount paid does not exceed one million dollars ($1,000,000) individually (or five million dollars ($5,000,000) in the aggregate) and such settlement or compromise does not impose any restrictions on the business or operations of any Spinco Entity or the Spinco Business (other than customary confidentiality restrictions);
(xiv)   make or commit to (A) any individual capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements) in excess of ten million dollars ($10,000,000), or (B) capital expenditures, capital additions and capital improvements in excess of one hundred million dollars ($100,000,000) in the aggregate;
(xv)   solely with respect to each Spinco Entity, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than purchases of supplies in the Ordinary Course;
(xvi)   (A) enter into, cancel, modify, terminate, or waive any material right, claim or benefit under, any Spinco Material Contract other than in the Ordinary Course, or (B) enter into any Contract with respect to Spinco and its Subsidiaries that would have been a Spinco Material Contract had it been entered into prior to the date hereof, other than any such Contract entered into (x) in the Ordinary Course and (y) that is not materially adverse to the business of Spinco and its Subsidiaries, taken as a whole;
(xvii)   sell, license, sublicense, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than any Permitted Encumbrance) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material item of registered Spinco Intellectual Property;
(xviii)   make any loan, advance or capital contribution to or investment in any Person (other than any Spinco Entity);
(xix)   terminate, modify or reduce the coverage under any insurance covering the Spinco Business or fail to timely and promptly make a claim under any insurance covering the Spinco Business;
(xx)   (A) make any change in the accounting principles, methods, practices or policies of the Spinco Entities, unless such change was required by applicable Law or GAAP, or (B) change in any material respect cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities); or
(xxi)   agree, authorize or commit to do any of the foregoing.
(b)   Interim Operations of RMT Partner.   During the period from the date of this Agreement until the First Effective Time, except as otherwise expressly (A) contemplated by this Agreement, the Separation and Distribution Agreement or the other Transaction Documents (including, subject to the Parties’ obligations with respect thereto in the Tax Matters Agreement and other Transaction Documents, with respect to any actions taken to effect the Separation, the Initial Spin, and the Spinco Distribution), (B) required by applicable Law, (C) approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by Remainco, or (D) set forth on Section 8.1(b) of the RMT Partner Disclosure Letter, RMT Partner covenants and agrees as to itself and its Subsidiaries that RMT Partner shall use its commerically reasonable efforts to conduct the business of it and its Subsidiaries in the Ordinary Course and, to the extent consistent therewith, (x) preserve its and its Subsidiaries’ business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and others having material business dealings with them, and (y) keep available the services of it and its Subsidiaries’ present employees and agents. In furtherance of the foregoing, RMT Partner covenants and agrees as to itself and its Subsidiaries that RMT Partner shall not and shall cause its Subsidiaries not to:
(i)   (A) amend its articles of incorporation or bylaws (or comparable governing documents) (other than any immaterial amendments to any such documents that do not impact in any respect the economic benefits of the Merger of the other Transactions to Remainco and Remainco’s stockholders), (B) split, combine, subdivide or reclassify its outstanding shares of capital stock, voting securities or other equity interests (except for any such transaction by a wholly owned Subsidiary of RMT Partner which remains a wholly owned Subsidiary after consummation of such transaction), (C) declare, set aside or pay any dividend or distribution payable in cash, stock or property (or any combination thereof) in respect of any shares of its capital stock, voting securities or other equity interests (except for any dividends or distributions paid by a direct or indirect wholly owned Subsidiary of RMT Partner to another direct or indirect wholly owned Subsidiary of RMT Partner or to RMT Partner), (D) enter into any agreement with respect to the voting of its capital stock, voting securities or other equity interests, or (E) purchase, repurchase, redeem or otherwise acquire any shares of its capital stock, voting securities or other equity interests or any securities or obligations convertible or exchangeable into or exercisable for any shares of its capital stock, voting securities or other equity interests;
(ii)   merge or consolidate with any other Person, or restructure, reorganize or completely or partially liquidate (other than mergers among, or the restructuring, reorganization or liquidation of, any wholly owned Subsidiaries of RMT Partner that would not prevent, materially delay or materially impair the Transactions);
(iii)   knowingly take or omit to take any action if such action or failure to act would be reasonably likely to prevent or impede the Merger or the other Transactions from qualifying for the Intended Tax Treatment;
(iv)   issue, deliver, sell, grant, transfer or encumber, or authorize the issuance, delivery, sale, grant, transfer or encumbrance of, any shares of its capital stock or any securities convertible or exchangeable into or exercisable for, or any options, warrants or other rights to acquire, any such shares, except (A) for any shares of capital stock of RMT Partner issued pursuant to awards of stock options, stock appreciation rights and restricted stock units outstanding on the date of this Agreement in accordance with the existing terms of such awards and the RMT Partner Stock Plans, or (B) by wholly owned Subsidiaries to RMT Partner or to any other wholly owned Subsidiary of RMT Partner;
(v)   incur any Indebtedness, except (A) in replacement of existing Indebtedness which has matured or is scheduled to mature, in each case after the date of this Agreement, on then prevailing market terms or on terms substantially consistent with or more beneficial to the RMT Partner Business, taken as a whole, than the Indebtedness being replaced, (B) inter-company Indebtedness among RMT Partner and its Subsidiaries, (C) commercial paper issued in the Ordinary Course, (D) (1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, and (2) overdraft facilities or cash management programs, in each case issued, made or entered into in the Ordinary Course, (E) hedging in compliance with the hedging strategy of the RMT Partner Business as of the date of this Agreement in the Ordinary Course and not for speculative purposes, or (F) as permitted under the RMT Partner Credit Facilities in the Ordinary Course;
(vi)   adopt, amend, or extend (beyond the Closing Date) any Benefit Plan (or any plan that would be a Benefit Plan if adopted) in any respect that would materially increase the costs to RMT Partner and its Subsidiaries;
(vii)   other than in the Ordinary Course and in connection with the expiration of an existing Collective Bargaining Agreement or as required by applicable Law, enter into, renew or amend any Collective Bargaining Agreement with respect to RMT Partner and its Subsidiaries, or recognize any labor union or other labor organization as the collective bargaining representative of any RMT Partner Employee, except as may be required under any Benefit Plan of RMT Partner and its Subsidiaries;
(viii)   (A) grant to any RMT Partner Employee whose total annual cash compensation exceeds or is expected to exceed two hundred fifty thousand dollars ($250,000) any increase in compensation or benefits, except for any increase pursuant to any Benefit Plan, any increase in base compensation in connection with annual reviews in the Ordinary Course consistent with past practice or, to the extent not paid prior to the date hereof, any payments of incentive compensation for performance during the 2023 calendar year pursuant to a Benefit Plan, in amounts determined by RMT Partner in accordance with any such Benefit Plan, (B) grant any retention, change of control, severance, pension or other compensation or benefits in respect of, or accelerate the vesting or payment of any compensation or benefit for, any Service Provider, (C) enter into, adopt, amend, terminate or materially increase the coverage or benefits available under any health insurance Benefit Plan (or other compensation or benefit plan, program, agreement or arrangement that would be a health insurance Benefit Plan if in effect on the date of this Agreement), or (D) hire or promote any Person whose total annual base compensation exceeds one hundred fifty thousand dollars ($150,000), or terminate the employment or service of any RMT Partner Employee whose total annual base compensation exceeds one hundred fifty thousand dollars ($150,000), other than for “cause”;
(ix)   increase the funding obligation or contribution rate of any Benefit Plan of RMT Partner and its Subsidiaries other than in the Ordinary Course or as required by applicable Law or the terms of any Benefit Plan;
(x)   (A) permit, allow or suffer any of the assets of RMT Partner and its Subsidiaries to become subjected to any Lien (other than Permitted Encumbrances) of any nature, or (B) cancel any Indebtedness owed to RMT Partner and its Subsidiaries that is material, individually or in the aggregate, to RMT Partner and its Subsidiaries, taken as a whole, or waive any claims or rights of substantial value;
(xi)   (A) (1) make, revoke or change any material Tax election with respect to RMT Partner and its Subsidiaries, (2) fail to timely file any material Tax Return required to be filed (after taking into account any extensions) by RMT Partner and its Subsidiaries, (3) prepare any material Tax Return on a basis inconsistent with past practice, (4) fail to timely pay any material Tax that is due and payable by the applicable entity, (5) settle or compromise any material audit or administrative or judicial proceeding, (6) file any material amended Tax Return, (7) surrender any claim for a refund of a material amount of Taxes, (8) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, or (9) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to a material amount of Taxes, (B) make any change in accounting methods with respect to RMT Partner and its Subsidiaries, other than as required by (1) accepted accounting principles, as in effect from time to time consistently applied (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, (2) the SEC or (3) the Public Company Accounting Oversight Board, or (C) adopt or change any Tax accounting principle, method, period or practice with respect to RMT Partner and its Subsidiaries;
(xii)   sell, lease, license or otherwise dispose of any assets, other than sales of assets to third parties with a fair market value that does not exceed $250,000 individually or $5,000,000 in the aggregate;
(xiii)   settle or compromise any investigation, audit, litigation, claim or action against RMT Partner and its Subsidiaries, other than settlements or compromises of litigation where the amount paid does not exceed three hundred thousand dollars ($300,000) individually (or one million five hundred thousand dollars ($1,500,000) in the aggregate) and such settlement or compromise does not impose any restrictions on the business or operations of RMT Partner and its Subsidiaries or the RMT Partner Business (other than customary confidentiality restrictions);

(xiv)   make or commit to (A) any individual capital expenditure, capital addition or capital improvement (or series of related capital expenditures, capital additions or capital improvements) in excess of five million dollars ($5,000,000), or (B) capital expenditures, capital additions and capital improvements in excess of forty million dollars ($40,000,000) in the aggregate;
(xv)   acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than purchases of supplies in the Ordinary Course;
(xvi)   (A) enter into, cancel, modify, terminate, or waive any material right, claim or benefit under, any RMT Partner Material Contract other than in the Ordinary Course, or (B) enter into any Contract with respect to RMT Partner and its Subsidiaries that would have been a RMT Partner Material Contract had it been entered into prior to the date hereof, other than any such Contract entered into (x) in the Ordinary Course and (y) that is not materially adverse to the business of RMT Partner and its Subsidiaries, taken as a whole;
(xvii)   sell, license, sublicense, abandon or permit to lapse, transfer or dispose of, create or incur any Lien (other than any Permitted Encumbrance) on, or otherwise fail to take any action necessary to maintain, enforce or protect any material item of registered RMT Partner Intellectual Property;
(xviii)   make any loan, advance or capital contribution to or investment in any Person (other than any Subsidiary of RMT Partner);
(xix)   terminate, modify or reduce the coverage under any material insurance covering the RMT Partner Business or fail to timely and promptly make a claim under any material insurance covering the RMT Partner Business;
(xx)   (A) make any change in the accounting principles, methods, practices or policies of RMT Partner and its Subsidiaries, unless such change was required by applicable Law or GAAP, or (B) change in any material respect cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities); or
(xxi)   agree, authorize or commit to do any of the foregoing.
(c)   Nothing contained in this Agreement shall give Remainco or RMT Partner, directly or indirectly, the right to control or direct the other Party’s operations prior to the First Effective Time. Prior to the First Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 8.2   Spinco Acquisition Proposals.
(a)   No Solicitation.   Except as expressly permitted by this Section 8.2, from and after the date hereof, Remainco shall not, and none of its Subsidiaries nor any of the directors, officers or employees of it or its Subsidiaries shall, and shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
(i)   initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, a Spinco Acquisition Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with or negotiations relating to any Spinco Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Spinco Acquisition Proposal;
(iii)   provide any information to any Person in connection with any Spinco Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to a Spinco Acquisition Proposal;
(iv)   otherwise knowingly facilitate any effort or attempt to make a Spinco Acquisition Proposal; or

(v)   except as expressly permitted by, and after compliance with, Section 8.2(d)(ii) and termination pursuant to Section 10.3(a), enter into a Spinco Alternative Acquisition Agreement.
(b)   Exceptions.   Notwithstanding anything in this Section 8.2 to the contrary, if the Threshold Event occurs, then during the period beginning on the date the Threshold Event occurs and ending on the date the RMT Partner Shareholder Approval is obtained, in response to an unsolicited, bona fide written Spinco Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in this Section 8.2, Remainco may:
(i)   provide information in response to a request therefor (including non-public information regarding Remainco and its Subsidiaries (including the Spinco Entities)) to the Person who made such Spinco Acquisition Proposal, provided that such information has previously been made available to, or is made available to, RMT Partner prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, Remainco receives from the Person making such Spinco Acquisition Proposal an executed confidentiality agreement with terms that are not materially less restrictive to the other party than the terms in the Confidentiality Agreement are on RMT Partner (it being understood that such confidentiality agreement need not prohibit the making or amending of a Spinco Acquisition Proposal to the extent such Spinco Acquisition Proposal is made directly to Remainco), provided, however, that if the Person making such Spinco Acquisition Proposal is a competitor of the Spinco Business, Remainco shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 8.2(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and
(ii)   participate in any discussions or negotiations with any such Person regarding such Spinco Acquisition Proposal;
in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the Remainco Board determines in good faith after consultation with Remainco’s financial advisor that based on the information then available such Spinco Acquisition Proposal either constitutes a Spinco Superior Proposal or would reasonably be expected to result in a Spinco Superior Proposal.
(c)   Notice of Spinco Acquisition Proposals.   Remainco shall promptly (and, in any event, within 48 hours) give notice to RMT Partner if (i) any proposals or offers with respect to a Spinco Acquisition Proposal are received by, (ii) any information is requested in connection with any Spinco Acquisition Proposal from, or (iii) any discussions or negotiations with respect to a Spinco Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep RMT Partner informed, on a reasonably current basis (and, in any event, within 48 hours), of the status and terms of any such proposals or offers (including any material amendments thereto).
(d)   No Spinco Alternative Acquisition Agreement.
(i)   Except as permitted by Section 8.2(d)(ii), Remainco agrees it shall not enter into, or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 8.2(b)(i) entered into in compliance with Section 8.2(b)(i)) relating to any Spinco Acquisition Proposal (a “Spinco Alternative Acquisition Agreement”).
(ii)   Notwithstanding anything in this Agreement to the contrary, if the Threshold Event occurs, then during the period beginning on the date the Threshold Event occurs and ending on the date on which the RMT Partner Shareholder Approval is obtained, Remainco may enter into a Spinco Alternative Acquisition Agreement if an unsolicited, bona fide written Spinco Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 8.2(a) is received by Remainco and Remainco’s board of directors determines in good faith, after consultation with Remainco’s financial advisor, that such Spinco Acquisition Proposal constitutes a Spinco Superior Proposal; provided, however, Remainco may not enter into a Spinco Alternative Acquisition Agreement or action to terminate this Agreement pursuant to Section 10.3(a) unless and until Remainco has given RMT Partner written notice of such action and the basis thereof five (5) Business Days in advance, which notice shall set forth in writing that Remainco intends to consider whether to take such action, and comply in form, substance and delivery with the provisions of Section 8.2(c). After giving such notice and prior to taking such action to terminate the Agreement pursuant to Section 10.3(a), Remainco shall, and shall cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with RMT Partner (to the extent RMT Partner wishes to negotiate) to make such revisions to the terms of this Agreement as would not permit Remainco to take such action to terminate this Agreement pursuant to Section 10.3(a) in response thereto. At the end of the five (5)-Business Day period, prior to taking action to terminate this Agreement pursuant to Section 10.3(a), the Remainco Board shall take into account any changes to the terms of this Agreement proposed by RMT Partner in writing and any other information offered by RMT Partner in response to the notice, and shall have determined in good faith after consultation with its financial advisor that the Spinco Superior Proposal would continue to constitute a Spinco Superior Proposal. Any material amendment to any Spinco Acquisition Proposal will be deemed to be a new Spinco Acquisition Proposal for purposes of Section 8.2(c) and this Section 8.2(d)(ii), except that the advance written notice obligation set forth in this Section 8.2(d)(ii) shall be reduced to three (3) Business Days.
(e)   Existing Discussions.   Remainco shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Spinco Acquisition Proposal or proposal that would reasonably be expected to lead to a Spinco Acquisition Proposal. Remainco shall promptly deliver a written notice to each such Person providing only that Remainco is ending all discussions and negotiations with such Person with respect to any Spinco Acquisition Proposal or proposal or transaction that would reasonably be expected to lead to a Spinco Acquisition Proposal, and informing such Persons of the obligations undertaken in this Section 8.2 and in the Confidentiality Agreement, which notice shall, to the extent such Person has executed a confidentiality agreement in connection with its consideration of a Spinco Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning the Spinco Business and any Spinco Entities heretofore furnished to such Person by or on behalf of Remainco or any of its Subsidiaries, as applicable. Remainco will promptly terminate all physical and electronic data access previously granted to such Persons.
Section 8.3   RMT Partner Acquisition Proposals; Change of Recommendation.
(a)   No Solicitation.   Except as expressly permitted by this Section 8.3, RMT Partner shall not, and none of its Subsidiaries nor any of the directors, officers or employees of it or its Subsidiaries shall, and shall instruct and use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly:
(i)   initiate, solicit, propose or knowingly encourage or facilitate the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an RMT Partner Acquisition Proposal;
(ii)   engage in, continue or otherwise participate in any discussions with or negotiations relating to any RMT Partner Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an RMT Partner Acquisition Proposal;
(iii)   provide any information to any Person in connection with any RMT Partner Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an RMT Partner Acquisition Proposal;
(iv)   otherwise knowingly facilitate any effort or attempt to make an RMT Partner Acquisition Proposal; or
(v)   except as expressly permitted by, and after compliance with, Section 8.3(d)(ii) and termination pursuant to Section 10.4(a), cause or permit RMT Partner to enter into an RMT Partner Alternative Acquisition Agreement.

(b)   Exceptions.   Notwithstanding anything in this Section 8.3 to the contrary, prior to the time, but not after, the RMT Partner Shareholder Approval is obtained, in response to an unsolicited, bona fide written RMT Partner Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in this Section 8.3, RMT Partner may:
(i)   provide information in response to a request therefor (including non-public information regarding RMT Partner or any of its Subsidiaries) to the Person who made such RMT Partner Acquisition Proposal, provided that such information has previously been made available to, or is made available to, Remainco prior to or concurrently with the time such information is made available to such Person and that, prior to furnishing any such information, RMT Partner receives from the Person making such RMT Partner Acquisition Proposal an executed confidentiality agreement with terms that are not materially less restrictive to the other party than the terms in the Confidentiality Agreement are on Remainco (it being understood that such confidentiality agreement need not prohibit the making or amending of an RMT Partner Acquisition Proposal to the extent such RMT Partner Acquisition Proposal is made directly to RMT Partner); provided, however, that if the Person making such RMT Partner Acquisition Proposal is a competitor of RMT Partner, RMT Partner shall not provide any commercially sensitive non-public information to such Person in connection with any actions permitted by this Section 8.3(b) other than in accordance with customary “clean room” or other similar procedures designed to limit the disclosure of competitively sensitive information; and
(ii)   participate in any discussions or negotiations with any such Person regarding such RMT Partner Acquisition Proposal; in each case, if, and only if, prior to taking any action described in clause (i) or (ii) above, the RMT Partner Board determines in good faith after consultation with RMT Partner’s outside legal counsel that (A) based on the information then available and after consultation with RMT Partner’s financial advisor that such RMT Partner Acquisition Proposal either constitutes a RMT Partner Superior Proposal or would reasonably be expected to result in a RMT Partner Superior Proposal, and (B) failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.
(c)   Notice of RMT Partner Acquisition Proposals.   RMT Partner shall promptly (and, in any event, within 48 hours) give notice to Remainco if (i) any proposals or offers with respect to an RMT Partner Acquisition Proposal are received by, (ii) any information is requested in connection with any RMT Partner Acquisition Proposal from, or (iii) any discussions or negotiations with respect to an RMT Partner Acquisition Proposal are sought to be initiated or continued with, it or any of its Representatives, setting forth in such notice the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, complete copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Remainco informed, on a reasonably current basis (and, in any event, within 48 hours), of the status and terms of any such proposals or offers (including any material amendments thereto).
(d)   No RMT Partner Change of Recommendation.
(i)   Except as permitted by Section 8.3(d)(ii) and Section 8.3(e), the RMT Partner Board, including any committee thereof, agrees it shall not:
(A)   withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the RMT Partner Recommendation in a manner adverse to Remainco;
(B)   fail to include the RMT Partner Recommendation in the Proxy Statement;
(C)   fail to recommend, within ten (10) Business Days after the commencement of such RMT Partner Acquisition Proposal through a tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of capital stock of RMT Partner (other than by Remainco or an Affiliate of Remainco), against acceptance of such tender offer or exchange offer by its shareholders; or

(D)   approve or recommend, or publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 8.3(b)(i) entered into in compliance with Section 8.3(b)(i)) relating to any RMT Partner Acquisition Proposal (an “RMT Partner Alternative Acquisition Agreement,” and any of the actions set forth in the foregoing clauses (A), (B), (C) and (D), a “RMT Partner Change of Recommendation”).
(ii)   Notwithstanding anything in this Agreement to the contrary, prior to the time the RMT Partner Shareholder Approval is obtained, the RMT Partner Board may effect a RMT Partner Change of Recommendation if (A)(1) an unsolicited, bona fide written RMT Partner Acquisition Proposal that did not arise from or in connection with a breach of the obligations set forth in Section 8.3(a) is received by RMT Partner and the RMT Partner Board determines in good faith, after consultation with RMT Partner’s outside legal counsel and financial advisor, that such RMT Partner Acquisition Proposal constitutes a RMT Partner Superior Proposal, or (2) an Intervening Event has occurred, and (B) the RMT Partner Board determines in good faith, after consultation with RMT Partner’s outside legal counsel, that failure to effect a RMT Partner Change of Recommendation in response to such RMT Partner Superior Proposal or Intervening Event, as applicable, would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that a RMT Partner Change of Recommendation or action to terminate this Agreement pursuant to Section 10.4(a) may not be made unless and until RMT Partner has given Remainco written notice of such action and the basis thereof four (4) Business Days in advance, which notice shall set forth in writing that the RMT Partner Board intends to consider whether to take such action and (x) in the case of a RMT Partner Superior Proposal, comply in form, substance and delivery with the provisions of Section 8.3(c), and (y) in the case of an Intervening Event, include a reasonable description of such Intervening Event. After giving such notice and prior to effecting such RMT Partner Change of Recommendation or taking such action to terminate this Agreement pursuant to Section 10.4(a), RMT Partner shall, and shall cause its employees, financial advisor and outside legal counsel to, negotiate in good faith with Remainco (to the extent Remainco wishes to negotiate) to make such revisions to the terms of this Agreement as would permit the RMT Partner Board not to effect a RMT Partner Change of Recommendation or to take such action to terminate this Agreement pursuant to Section 10.4(a) in response thereto. At the end of the four (4) — Business Day period, prior to taking action to effect a RMT Partner Change of Recommendation or taking action to terminate this Agreement pursuant to Section 10.4(a), the RMT Partner Board shall take into account any changes to the terms of this Agreement proposed by Remainco in writing and any other information offered by Remainco in response to the notice, and shall have determined in good faith (I) after consultation with RMT Partner’s outside legal counsel and financial advisor, that, in the case of a RMT Partner Superior Proposal, the RMT Partner Superior Proposal would continue to constitute a RMT Partner Superior Proposal, or (II) after consultation with RMT Partner’s outside legal counsel, that, in the case of an Intervening Event, the failure to effect an RMT Partner Change of Recommendation in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law, in each case, if such changes offered in writing were to be given effect. Any material amendment to any RMT Partner Acquisition Proposal will be deemed to be a new RMT Partner Acquisition Proposal for purposes of Section 8.3(c) and this Section 8.3(d)(ii) except that the advance written notice obligation set forth in this Section 8.3(d)(ii) shall be reduced to two (2) Business Days.
(e)   Certain Permitted Disclosure.   Nothing contained in this Section 8.3 shall prohibit RMT Partner from complying with its disclosure obligations under United States federal or state Law with regard to an RMT Partner Acquisition Proposal; provided, however, that this Section 8.3(e) shall not be deemed to permit RMT Partner or the RMT Partner Board to effect a RMT Partner Change of Recommendation except in accordance with Section 8.3(d).
(f)   Existing Discussions.   RMT Partner shall, and shall cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any RMT Partner Acquisition Proposal or proposal that would reasonably be expected to lead to an RMT Partner Acquisition Proposal. RMT Partner shall promptly deliver a written notice to each such Person providing only that RMT Partner is ending all discussions and negotiations with such Person with respect to any RMT Partner Acquisition Proposal or proposal or transaction that would reasonably be expected to lead to an RMT Partner Acquisition Proposal, and informing such Persons of the obligations undertaken in this Section 8.3 and in the Confidentiality Agreement, which notice shall, to the extent such Person has executed a confidentiality agreement in connection with its consideration of an RMT Partner Acquisition Proposal, also request the prompt return or destruction of all confidential information concerning RMT Partner and any of its Subsidiaries heretofore furnished to such Person by or on behalf of RMT Partner or any of its Subsidiaries, as applicable. RMT Partner will promptly terminate all physical and electronic data access previously granted to such Persons.
(g)   Standstill Provisions.   During the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE X and the First Effective Time, RMT Partner shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement, in each case relating to a RMT Partner Acquisition Proposal or a potential RMT Partner Acquisition Proposal, to which RMT Partner or any of its Subsidiaries is a party and shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof. Notwithstanding anything in this Agreement to the contrary, RMT Partner shall be permitted to terminate, amend, modify, waive or fail to enforce any provision of any confidentiality, “standstill” or similar obligation of any Person if the RMT Partner Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law.
Section 8.4   Securities Filings; Information Supplied.
(a)   As promptly as practicable after the date of this Agreement, (i) (A) the Parties shall jointly prepare and Spinco shall file with the SEC the Distribution Registration Statement, and (B) if the Spinco Distribution is effected in whole or in part as an exchange offer (which exchange offer shall require the consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed)), Remainco shall prepare and file with the SEC, when and as required, a Tender Offer Statement on Schedule TO and other filings pursuant to Rule 13e-4 of the Exchange Act, and (ii) the Parties shall jointly prepare and RMT Partner shall file with the SEC (A) a proxy statement relating to the RMT Partner Shareholder Approval and RMT Partner Shareholders Meeting (together with all supplements and amendments thereto, the “Proxy Statement”), and (B) an RMT Partner Registration Statement (in which the Proxy Statement will be included as a prospectus) (the securities filings described in clauses (i) and (ii), collectively, the “Securities Filings”).
(b)   Each Party shall use its commercially reasonable efforts to have the Distribution Registration Statement and the RMT Partner Registration Statement declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and to keep the Distribution Registration Statement and the RMT Partner Registration Statement effective for as long as is necessary to consummate the Merger, the Transactions and the transactions contemplated by the other Transaction Documents. RMT Partner shall cause the Proxy Statement to be mailed to the holders of its voting capital stock as promptly as practicable following the date on which the SEC clears (whether orally or in writing) the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy Statement, the RMT Partner Registration Statement is declared effective. Each of Remainco and RMT Partner shall also take any action required to be taken under any applicable state securities Laws in connection with, in the case of RMT Partner, the RMT Partner Share Issuance and, in the case of Remainco, the issuance and distribution of the Spinco Common Stock in the Spinco Distribution and, if applicable, the exchange of Spinco Common Stock pursuant to the Exchange Offer.
(c)   The Parties shall cooperate in preparing and filing with the SEC the Securities Filings and any necessary amendments or supplements thereto. RMT Partner and Merger Subs shall furnish all information concerning RMT Partner and its Subsidiaries, and Remainco and Spinco shall furnish all information concerning Remainco, the Spinco Business and the Spinco Entities, in each case, as may be reasonably requested by the other Parties in connection with, or as required by applicable Law in order to complete, the preparation, filing and distribution of the Securities Filings and any necessary amendments or supplements thereto. Each of the Parties shall provide the other Parties (and their Representatives) with a reasonable opportunity to review and comment on the Securities Filings (or any amendment or supplement thereto) prior to the filing of any such document with the SEC. Each Party will include in the Securities Filings all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to RMT Partner and its Subsidiaries included in the Securities Filings shall be in form and content satisfactory to RMT Partner, acting reasonably, and all information relating to Remainco and its Subsidiaries (including the Spinco Entities) included in the Securities Filings shall be in form and content satisfactory to Remainco, acting reasonably. For the avoidance of doubt, any ordinary course communications filed pursuant to Rule 425 under the Securities Act or any other disclosures or statements with respect to the Transactions contained in any filing required under securities Laws, other than the Securities Filings, shall be subject to Section 8.12.
(d)   Each Party shall, as promptly as practicable after receipt thereof, provide the other Parties copies of any written comments, and advise the other Parties of any oral comments, received from the SEC with respect to the Securities Filings and shall provide the other Parties with copies of all correspondence between it and its Affiliates, on the one hand, and the SEC, on the other hand. Each Party shall provide the other Parties with a reasonable opportunity to review and comment on the Securities Filings (and such comments shall be reasonably considered in good faith by the filing Party), or any amendment or supplement to any of the foregoing and any communications with the SEC prior to filing such with the SEC, and will promptly provide the other Parties with a copy of all such filings and communications made with the SEC. RMT Partner and Remainco, as applicable, shall advise the other promptly after receiving oral or written notice of (i) the time when the Distribution Registration Statement or RMT Partner Registration Statement has become effective or any supplement or amendment to any Securities Filing has been filed, (ii) the issuance of any stop order, and (iii) the suspension of the qualification for offering or sale in any jurisdiction of the RMT Partner Common Stock issuable in connection with the Merger or the Spinco Common Stock issuable in connection with the Spinco Distribution.
(e)   If at any time prior to the First Effective Time, any information relating to any of the Parties, or any of their respective Affiliates, officers or directors, is discovered by such Party, which information should be set forth in an amendment or supplement to any of the Securities Filings so that such Securities Filing would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and disseminated to the applicable stockholders.
(f)   In connection with the filing of the Securities Filings and any other SEC filings requiring such information, each of Remainco and RMT Partner shall use its commercially reasonable efforts to (i) cooperate with the other to prepare financial statements (including audited, unaudited and pro forma financial statements as required by the SEC and applicable Law) that comply with the rules and regulations of the SEC to the extent required for SEC filings, including the requirements of Regulation S-X, and (ii) provide and make reasonably available upon reasonable notice the senior management employees of Remainco or RMT Partner, as the case may be, to discuss the materials prepared and delivered pursuant to this Section 8.4(f).
Section 8.5   RMT Partner Shareholders Meeting.
(a)   Subject to Section 8.2, RMT Partner will take, in accordance with applicable Law and its Organizational Documents, all action necessary to convene and hold a meeting of its shareholders for the purpose of obtaining the RMT Partner Shareholder Approval (the “RMT Partner Shareholders Meeting”) as promptly as practicable following the date on which the SEC advises it has no further comments on the Proxy Statement and, if required by the SEC as a condition to the mailing of the Proxy

Statement, the RMT Partner Registration Statement is declared effective, and in any event within forty-five (45) days thereafter, and to cause such vote to be taken, and shall not postpone or adjourn such meeting except to the extent required by Law or, if as of the time for which the RMT Partner Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of voting capital stock represented (either in person or by proxy) and voting to approve the RMT Partner Share Issuance and the RMT Partner Charter Amendment or to constitute a quorum necessary to conduct the business of the RMT Partner Shareholders Meeting. Subject to Section 8.3, the RMT Partner Board shall recommend that the shareholders of RMT Partner approve the RMT Partner Share Issuance and the RMT Partner Charter Amendment and shall take all lawful action to solicit such approval. Without limiting the generality of the foregoing, RMT Partner agrees that, unless this Agreement is terminated in accordance with its terms, and, to the extent required by the terms of this Agreement, RMT Partner pays to Remainco the RMT Partner Termination Fee in accordance with Section 10.5(b), its obligations to hold the RMT Partner Shareholders Meeting pursuant to this Section 8.5 shall not be affected by the making of an RMT Partner Change of Recommendation by the RMT Partner Board and its obligations pursuant to this Section 8.5 shall not be affected by the commencement of or announcement or disclosure of or communication to RMT Partner of any RMT Partner Acquisition Proposal.
(b)   RMT Partner agrees (i) to provide Remainco with reasonably detailed and regular updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports), and (ii) to give written notice to Remainco one (1) day prior to the RMT Partner Shareholders Meeting and on the day of, but prior to the RMT Partner Shareholders Meeting, indicating whether as of such date sufficient proxies representing the RMT Partner Shareholder Approval have been obtained. Notwithstanding the foregoing, if, on a date that is two (2) Business Days prior to the date the RMT Partner Shareholders Meeting is scheduled (the “Original Date”), (A) RMT Partner has not received proxies representing the RMT Partner Shareholder Approval, whether or not a quorum is present, or (B) it is necessary to ensure that any supplement or amendment to the Proxy Statement is required to be delivered, RMT Partner shall postpone or adjourn, or make one or more successive postponements or adjournments of, the RMT Partner Shareholders Meeting as long as the date of the RMT Partner Shareholders Meeting is not postponed or adjourned more than ten (10) days in connection with any one postponement or adjournment or more than an aggregate of twenty (20) days from the Original Date in reliance on the preceding sentence.
(c)   Notwithstanding anything to the contrary in this Agreement, nothing will prevent RMT Partner from postponing or adjourning the RMT Partner Shareholders Meeting (i) to allow reasonable additional time for the filing and dissemination of any supplemental or amended disclosure that the RMT Partner Board reasonably determines, after consultation with outside legal counsel, is necessary to comply with applicable Law and for such supplemental or amended disclosure to be reviewed by the RMT Partner shareholders in advance of the RMT Partner Shareholders Meeting, or (ii) if Remainco provides its prior written consent to such postponement or adjournment.
Section 8.6   Approval of Sole Stockholder of First Merger Sub.   Immediately following execution of this Agreement, RMT Partner shall execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of First Merger Sub, a written consent adopting the plan of merger contained in this Agreement.
Section 8.7   Approval of Sole Stockholder of Spinco.   Immediately following execution of this Agreement, Remainco shall cause BGI to execute and deliver, in accordance with applicable Law and its Organizational Documents, in its capacity as sole stockholder of Spinco, a written consent adopting the plan of merger contained in this Agreement.
Section 8.8   Cooperation; Efforts to Consummate.
(a)   Remainco and RMT Partner shall, subject to Section 8.2, Section 8.3, Section 8.8(d), and Section 8.8(e), cooperate with each other and use, and shall cause their respective Subsidiaries to use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on each of their part under this Agreement and the other Transaction Documents and applicable Laws and Governmental Orders to consummate and make effective the Merger and the other Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including by filing as promptly as reasonably practicable after the date of this Agreement the notifications, filings, reports and other information required to be filed (i) under the HSR Act, (ii) under any other applicable Antitrust Laws, and (iii) with Foreign Regulators pursuant to applicable Foreign Regulatory Laws, in each case, with respect to the Merger and the other Transactions (including the filing of the notifications, filings, reports and other information set forth on Section 9.1(d) of the Spinco Disclosure Letter)) and to obtain all consents, registrations, approvals, permits, expirations of waiting periods and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Mergers and the other Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section 8.8 (but subject to Section 8.8(e) below), each of the Parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Entity in connection with the HSR Act, any other applicable Antitrust Laws, or any Foreign Regulatory Laws with respect to the Merger and the other Transactions and to avoid the entry of, or effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing the consummation of the Merger and the other Transactions.
(b)   Remainco and RMT Partner shall each, upon request by the other, furnish the other with all information, subject to Section 8.10, concerning itself, its Affiliates, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of Remainco or RMT Partner or any of their respective Affiliates to any Governmental Entity in connection with the Transactions.
(c)   Remainco and RMT Partner shall promptly provide all non-privileged information and documents requested by any Governmental Entity to the extent necessary or advisable to resolve any inquiry or investigation and to obtain as promptly as practicable all permits, clearances, and approvals necessary or advisable to be obtained from such Governmental Entity in order to consummate the Merger and the other Transactions.
(d)   Remainco shall determine timing and strategy and be responsible for the final content of any substantive oral or written joint communications with any applicable Governmental Entity, subject to good faith consultation with RMT Partner, and, subject to the foregoing, Remainco and RMT Partner shall jointly coordinate all activities with respect to seeking any permits, clearances or approvals of any Governmental Entity under any U.S. or non-U.S. Antitrust Laws or Foreign Regulatory Laws. Subject to Remainco’s right to determine timing and strategy set forth above, Remainco and RMT Partner shall have the right to review in advance (subject to, as necessary, redactions of commercially sensitive terms or the privileged information of such party or the exchange of information on an “outside counsel only” basis) and each shall consult with the other on and consider in good faith the views of the other in connection with, all the information relating to Remainco and RMT Partner, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Transaction. Subject to Remainco’s right to determine timing and strategy set forth above, neither Remainco nor RMT Partner shall permit any of its officers or any other representatives or agents to participate in any meeting or substantive communication with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the Transaction unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the opportunity to attend and participate thereat (and to the extent such other Party did not participate in any communication with a Governmental Entity promptly, and in no event later than 24 hours thereafter, provide such other Party with a reasonably detailed summary of such communication).
(e)   For the purposes of this Section 8.8, “reasonable best efforts” shall include taking any and all actions necessary to obtain the consents, approvals, permits, waiting period expirations or authorizations of any Governmental Entity required to consummate the Merger and the other Transactions as promptly as reasonably practicable (including taking any and all actions to (i) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Merger or the other Transactions, (ii) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, (iii) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, including with respect to the individuals designated to serve as directors on the RMT Partner Board pursuant to Section 2.8, and (iv) implement the strategies and actions determined pursuant to this Section 8.8 and Section 9.1(d)(iii) of the Spinco Disclosure Letter) provided that notwithstanding anything to the contrary set forth in this Agreement:
(i)   neither Remainco nor RMT Partner, or their respective Subsidiaries (including the Spinco Entities), shall be required to, and neither of them shall, without the prior written consent of the other Party (which may or may not be granted in the sole discretion of such other Party), take or refrain from taking, or agree to take or refrain from taking, any action or actions that, individually or in the aggregate, would, or would be reasonably expected to, materially and adversely affect (A) the assets, business, results of operation or financial condition of Remainco or RMT Partner and its Subsidiaries (including Spinco and the Spinco Subsidiaries), taken as a whole, after the consummation of the Transactions, or (B) the Intended Tax Treatment of the Transactions (any such action, a “Detriment”).
(ii)   Remainco and its Affiliates (other than the Spinco Entities) shall not be required to (A) divest, transfer, sell or otherwise dispose of or hold separate (or agree to do any of the foregoing) any of their respective businesses, assets or any portions thereof, or (B) effect any conditions, commitments or restrictions (or agree to do any of the foregoing) on or related to the conduct of their respective businesses, except with respect to Remainco’s right to designate directors on the RMT Partner Board pursuant to Section 2.8 (any action described in clause (A) or (B), a “Remainco Detriment”).
(iii)   Subject to Remainco’s right to direct timing and strategy as set forth in Section 8.8(d) above, no Party’s good faith actions to continue to contest any objection to this Agreement, the Merger or the other Transactions in an effort to achieve a more favorable resolution of such objection shall be a breach of such Party’s obligations under this Section 8.8 unless and until it would cause or be reasonably expected to cause, the Merger and the other Transactions not to be consummated prior to the Outside Date.
(f)   Each of Remainco and RMT Partner shall provide the other Party with all information requested by such Party that is reasonably necessary to identify any Regulatory Approvals required under any Antitrust Law (other than the HSR Act), or Foreign Regulatory Law applicable to the consummation of the Merger or the RMT Partner Share Issuance (“Additional Consents”). The Parties shall use reasonable best efforts to promptly, and in no event no later than forty-five (45) days after the date hereof, identify any Additional Consents. To the extent the Parties identify any Additional Consents, such Additional Consents shall be added to Section 9.1(d) of the Spinco Disclosure Letter as if the Parties had included them on Section 9.1(d) of the Spinco Disclosure Letter as of the date of this Agreement, applying for this purpose the same standards of legal and business significance as were used by the parties in agreeing on Section 9.1(d) of the Spinco Disclosure Letter as of the date of this Agreement. In the event the Parties are unable to agree whether any amendment to Section 9.1(d) of the Spinco Disclosure Letter is required by this Section 8.8(f), the determination of Remainco as to whether such amendment is required shall be final and binding on the Parties.
Section 8.9   Status; Notifications.   Subject to applicable Law and as otherwise required by any Governmental Entity, Remainco and RMT Partner each shall keep the other apprised of the status of matters relating to the consummation of the Transactions. Remainco and RMT Partner each shall give prompt notice to the other of any Effect that has had or would reasonably be expected to have a Remainco Material Adverse Effect, Spinco Material Adverse Effect or an RMT Partner Material Adverse Effect, as applicable, or of any failure of any condition to the other Party’s obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 8.9 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy or condition to any obligation of any Party or update the Spinco Disclosure Letter or RMT Partner Disclosure Letter, as applicable.

Section 8.10   Information; Access and Reports.
(a)   Subject to applicable Law and the other provisions of this Section 8.10, (i) Remainco shall, and shall cause the Spinco Entities to, upon request by RMT Partner, furnish RMT Partner with all information concerning the Spinco Business, the Spinco Entities and the Spinco Entities’ directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with furthering the Transactions, including in connection with the Securities Filings or any other statement, filing, notice or application made by or on behalf of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause the Spinco Entities to), upon giving of reasonable notice by RMT Partner, afford RMT Partner’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the First Effective Time, to the Spinco Entities’ officers, employees, agents, contracts, books and records (including the work papers of the Spinco Entities’ independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, Remainco shall (and shall cause the Spinco Entities to) furnish promptly to RMT Partner all information concerning its business, properties and personnel as may reasonably be requested by RMT Partner in furtherance of the Transaction or integration of the Spinco Business with RMT Partner and its Subsidiaries, and (ii) RMT Partner shall, and shall cause its Subsidiaries to, upon request by Remainco, furnish Remainco with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Securities Filings or any other statement, filing, notice or application made by or on behalf of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions, and shall (and shall cause its Subsidiaries to), upon giving of reasonable notice by Remainco, afford Remainco’s officers and other authorized Representatives reasonable access, during normal business hours following reasonable advance notice throughout the period prior to the First Effective Time, to its officers, employees, agents, contracts, books and records (including the work papers of RMT Partner’s independent accountants upon receipt of any required consents from such accountants), as well as properties, offices and other facilities, and, during such period, RMT Partner shall (and shall cause its Subsidiaries to) furnish promptly to Remainco all information concerning its business, properties and personnel as may reasonably be requested by Remainco in furtherance of the Transaction or integration of the Spinco Business with RMT Partner and its Subsidiaries.
(b)   The foregoing provisions of this Section 8.10 shall not require, and shall not be construed to require, either Remainco or RMT Partner to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of Remainco or RMT Partner, as applicable, would (i) result in the disclosure of any trade secrets of any third parties or violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement if the Party shall have used commercially reasonable efforts (without payment of any consideration, fees or expenses) to obtain the consent of such third party to such inspection or disclosure, (ii) result in a violation of applicable Law, including any fiduciary duty, (iii) waive the protection of any attorney-client privilege, or (iv) result in the disclosure of any personal information that would expose the Party to the risk of liability. In the event that Remainco or RMT Partner, as applicable, objects to any request submitted pursuant to and in accordance with this Section 8.10 and withholds information on the basis of the foregoing clauses (i) through (iv), Remainco or RMT Partner, as applicable, shall inform the other Party as to the general nature of what is being withheld and Remainco or RMT Partner shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required consent or waiver of any third party required to provide such information, and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege. Each of Remainco or RMT Partner, as it deems advisable and necessary, may reasonably designate competitively sensitive material provided to the other as “Outside Counsel Only Material” or with similar restrictions. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient, or otherwise as the restriction indicates, and be subject to any additional confidentiality or joint defense agreement between the Parties as the parties may mutually agree. All information exchanged or made available shall be governed by the terms of the Confidentiality Agreement.
(c)   To the extent that any of the information or material furnished pursuant to this Section 8.10 or otherwise in accordance with the terms of this Agreement may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Proceedings, the Parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the joint defense doctrine.
(d)   No exchange of information or investigation by RMT Partner or its Representatives or by Remainco, Spinco or their respective Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of any of the Parties set forth in this Agreement.
Section 8.11   Stock Exchange Listing.   RMT Partner shall use its commercially reasonable efforts to cause, and Remainco shall reasonably cooperate with RMT Partner in connection with, (a) the shares of RMT Partner Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date, and (b) there to be a period of “when issued” trading of RMT Partner Common Stock on the NYSE prior to the Closing (which solely for purposes of this Section 8.11, commercially reasonable efforts shall include potentially delaying the Closing for no more than five (5) Business Days if required by the NYSE or deemed advisable by RMT Partner and Remainco).
Section 8.12   Publicity.   The initial press release with respect to the Transactions shall be a joint press release and thereafter Remainco and RMT Partner shall consult with each other, and provide meaningful opportunity for review and give due consideration to reasonable comment by the other Party, prior to issuing any press releases or otherwise making planned public statements with respect to the Transactions and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except (a) as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange, including the NYSE, (b) any consultation that would not be reasonably practicable as a result of requirements of applicable Law, or (c) with respect to any RMT Partner Change of Recommendation made in accordance with this Agreement or Remainco’s response thereto. Each of RMT Partner and Remainco may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by RMT Partner and Remainco.
Section 8.13   Employee Matters.
(a)   Remainco, Spinco and RMT Partner shall cooperate in good faith (including by providing the other Party with reasonable opportunity to review and comment) with respect to any written broad-based notices or communications materials (including website postings) from RMT Partner or its Affiliates to the current or former employees of RMT Partner or its Affiliates or Spinco Employees or former Spinco Employees, or from Remainco, Spinco or its Affiliates to Spinco Employees or former Spinco Employees or to the current or former employees of RMT Partner or its Affiliates, with respect to the transactions contemplated by the Transaction Documents or employment, compensation or benefits matters of such employees that relate to the transactions contemplated by the Transaction Documents or the period following the Closing Date.
(b)   Nothing in this Agreement shall confer upon any Person any right to continue in the employ or service of any Spinco Entity, RMT Partner or any of their respective Affiliates, or shall interfere with or restrict in any way the rights of the Spinco Entities or any of their respective Affiliates, which rights are hereby expressly reserved, to discharge or terminate the services of any Person at any time for any reason whatsoever, with or without cause, in accordance with any Collective Bargaining Agreements. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.13(b) shall (i) be deemed or construed to be an amendment or other modification of any Benefit Plans of Remainco, the Spinco Entities, RMT Partner or any plan, program or arrangement of Remainco, the Spinco Entities, RMT Partner or any of their respective Affiliates, or (ii) create any third-party rights in any current or former service provider or employee of Remainco, the Spinco Entities, RMT Partner or any of their respective Affiliates (or any beneficiaries or dependents thereof).
(c)   Each Remainco equity award held by a Spinco Employee as of the First Effective Time shall be treated as set forth in the Employee Matters Agreement.
(d)   Each of Remainco, Spinco, and RMT Partner agree that (i) the occurrence of the Merger shall be treated as a “change in control” (or term of similar import) for purposes of each Benefit Plan of RMT Partner set forth on Section 8.13(d) of the RMT Partner Disclosure Letter, and (ii) as a result of the Merger, the individuals identified on Section 8.13(d) of the RMT Disclosure Letter will be deemed to have experienced a “Good Reason” event (or term of similar import) as defined under any Benefit Plan of RMT Partner.
Section 8.14   Tax Matters.
(a)   This Agreement is intended to constitute a “plan of reorganization” for purposes of Section 368 of the Code and the Parties hereby adopt it as such. From and after the date hereof and until the Merger occurs, each Party shall use its commercially reasonable efforts to ensure that the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, the Initial Spin, the Spin-Off, the Exchange Offer and the Merger qualify for the Intended Tax Treatment and shall not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent or impede the Contribution, the Spinco Distribution, the Spinco Special Cash Payment, the Initial Spin, the Spin-Off, the Exchange Offer or the Merger from qualifying for the Intended Tax Treatment.
(b)   Each of Remainco, Spinco, and RMT Partner will use its commercially reasonable efforts to cause Remainco to obtain the Remainco Spin Tax Opinion. In delivering the Remainco Spin Tax Opinion, Remainco Tax Counsel shall be entitled to receive and rely upon the RMT Partner Spin Tax Representation Letter, the Spinco Spin Tax Representation Letter and the Remainco Tax Representation Letters.
(c)   Each of Remainco, Spinco, and RMT Partner will use its commercially reasonable efforts to cause Remainco to obtain the Remainco Merger Tax Opinion. In delivering the Remainco Merger Tax Opinion, Remainco Tax Counsel shall be entitled to receive and rely upon the Spinco Merger Tax Representation Letter, the Remainco Tax Representation Letters and the RMT Partner Merger Tax Representation Letter.
(d)   Unless the Alternative Transaction Structure is adopted pursuant to Section 2.9:
(i)   each of RMT Partner and Remainco shall cooperate in good faith and use its commercially reasonable efforts to take or cause to be taken any action within its control reasonably necessary to (A) agree upon and finalize the Remainco Tax Representation Letters, the Spinco Tax Representation Letters and the RMT Partner Tax Representation Letters, and (B) obtain the Private Letter Ruling and the Remainco Tax Opinions;
(ii)   immediately prior to the Closing, (A) Remainco shall execute and deliver to Remainco Tax Counsel the Remainco Tax Representation Letters and Spinco shall execute and deliver to Remainco Tax Counsel the Spinco Tax Representation Letters, and (B) RMT Partner shall execute and deliver to Remainco Tax Counsel the RMT Partner Tax Representation Letters, in each case to the extent such tax representation letters have been finalized; and
(iii)   As soon as possible after receipt of the Private Letter Ruling, Remainco shall provide RMT Partner with a true copy of the Private Letter Ruling. Prior to the Closing, Remainco shall provide RMT Partner with a true copy of the Remainco Tax Opinions, the Remainco Tax Representation Letters and the Spinco Tax Representation Letters.
Section 8.15   Indemnification; Directors’ and Officers’ Insurance.
(a)   From and after the First Effective Time, RMT Partner agrees that, to the fullest extent permitted under applicable Law and the Organizational Documents of the Spinco Entities in effect as of the date of this Agreement, each of RMT Partner and the Surviving Entity shall indemnify and hold harmless each present and former (determined as of the First Effective Time) director and officer of the Spinco Entities, in each case, when acting in such capacity (collectively, the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with, arising out of or otherwise related to any Proceeding, in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, in each case, in connection with their roles as a director or officer, as applicable, of the Spinco Entities, including in connection with (i) the Transactions, and (ii) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party, and RMT Partner or the Surviving Entity shall also advance expenses as incurred to the fullest extent permitted to do so under applicable Law and the Organizational Documents of the applicable Spinco Entity in effect as of the date of this Agreement; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such Person is not entitled to indemnification. RMT Partner shall not be required to indemnify any Indemnified Party pursuant hereto if it shall be determined that the Indemnified Party acted in bad faith and not in a manner such Indemnified Party believed to be in or not opposed to the best interests of the Spinco Entities.
(b)   Prior to the First Effective Time, the Spinco Entities shall cause the Surviving Entity as of the First Effective Time to, obtain and fully pay the premium for “tail” insurance policies for the extension of (i) the directors’ and officers’ liability coverage of the Spinco Entities’ existing directors’ and officers’ insurance policies, and (ii) the Spinco Entities’ existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six (6) years from and after the First Effective Time (the “Tail Period”) from one or more insurance carriers with the same or better credit rating as the Spinco Entities’ insurance carrier as of the date of this Agreement with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, to the insureds as the Spinco Entities’ existing policies with respect to matters existing or occurring at or prior to the First Effective Time (including in connection with this Agreement or the Transactions). If the Spinco Entities and the Surviving Entity for any reason fail to obtain such “tail” insurance policies as of the First Effective Time, the Surviving Entity shall, and RMT Partner shall cause the Surviving Entity to, continue to maintain in effect for the Tail Period the D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, to the insureds as provided in the Spinco Entities’ existing policies as of the date of this Agreement, or the Surviving Entity shall, and RMT Partner shall cause the Surviving Entity to, purchase comparable D&O Insurance for the Tail Period with terms, conditions, retentions and limits of liability that are at least as favorable, taken as a whole, as provided in the Spinco Entities’ existing policies as of the date of this Agreement; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period an amount equal to six (6) multiplied by three hundred percent (300%) of the current aggregate annual premium paid by the Spinco Entities for such purpose; and provided further, that, if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.
(c)   Any Indemnified Party wishing to claim indemnification under this Section 8.15, upon learning of any such Proceeding, shall promptly notify RMT Partner thereof in writing, but the failure to so notify shall not relieve RMT Partner or the Surviving Entity of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) RMT Partner or the Surviving Entity shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither RMT Partner nor the Surviving Entity will be deemed to have waived any right to object to the Indemnified Party’s entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if RMT Partner or the Surviving Entity elects not to assume such defense or legal counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between RMT Partner or the Surviving Entity and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and RMT Partner or the Surviving Entity shall pay all reasonable and documented out-of-pocket fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that RMT Partner and the Surviving Entity shall be obligated pursuant to this Section 8.15(c) to pay for only one firm of legal counsel for all Indemnified Parties in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if RMT Partner or the Surviving Entity elects to assume such defense and RMT Partner and the Surviving Entity shall cooperate in the defense of any such matter if RMT Partner or the Surviving Entity elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if RMT Partner or the Surviving Entity elects to assume such defense and RMT Partner and the Surviving Entity shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if RMT Partner or the Surviving Entity elects not to assume such defense; (iv) RMT Partner and the Surviving Entity shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnified action of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and (v) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.
(d)   During the Tail Period, all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the First Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the Organizational Documents of the Spinco Entities or any indemnification agreement between such Indemnified Party and the Spinco Entities, in each case, as in effect on the date of this Agreement, shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.
(e)   If RMT Partner or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of RMT Partner or the Surviving Entity shall assume all of the obligations set forth in this Section 8.15.
(f)   The rights of the Indemnified Parties under this Section 8.15 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the Spinco Entities, or under any applicable Contracts or Laws and nothing in this Agreement is intended to, shall be construed or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Spinco Entities for any of their respective directors, officers or other employees (it being understood that the indemnification provided for in this Section 8.15 is not prior to or in substitution of any such claims under such policies).
(g)   This Section 8.15 is intended to be for the benefit of, and from and after the First Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 8.15.
Section 8.16   Takeover Statutes.   If any Takeover Statute is or may become applicable to the Transactions, each of Remainco (including the Remainco Board) and RMT Partner (including the RMT Partner Board), respectively, shall grant such approvals and take such actions as are necessary so that the

Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise use commercially reasonable efforts to eliminate or minimize the effects of such statute or regulation on the Transactions.
Section 8.17   Section 16 Matters.   RMT Partner, Remainco and Spinco, and the RMT Partner Board and the Remainco Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the First Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of Remainco or Spinco (including derivative securities) or acquisitions of equity securities of RMT Partner (including derivative securities) in connection with the Transactions by any individual or entity that is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Remainco or will become subject to such reporting requirements with respect to RMT Partner, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.
Section 8.18   Transaction Litigation.
(a)   In the event that any litigation related to this Agreement or the Transactions is brought, or, to RMT Partner’s Knowledge, threatened, against RMT Partner, any members of the RMT Partner Board from and following the date of this Agreement (such litigation, “RMT Partner Transaction Litigation”), RMT Partner shall promptly notify Remainco of such RMT Partner Transaction Litigation and shall keep Remainco reasonably informed with respect to the status thereof. RMT Partner shall give Remainco a reasonable opportunity to participate in the defense or settlement (at Remainco’s sole expense and subject to a customary joint defense agreement) of any RMT Partner Transaction Litigation and shall consider in good faith Remainco’s advice with respect to such RMT Partner Transaction Litigation; provided that RMT Partner shall in any event control such defense in its sole discretion and the disclosure of information to Remainco in connection therewith shall be subject to the provisions of Section 8.10; provided further, that RMT Partner shall not settle or agree to settle any RMT Partner Transaction Litigation without prior written consent of Remainco (which consent shall not be unreasonably withheld, conditioned or delayed).
(b)   In the event that any litigation related to this Agreement or the Transactions is brought or to Remainco’s Knowledge, is threatened, against Remainco or any members of the Remainco Board from and following the date of this Agreement and prior to the First Effective Time for which a Spinco Entity is liable (such litigation, “Spinco Transaction Litigation”), Remainco shall promptly notify RMT Partner of such Spinco Transaction Litigation and shall keep RMT Partner reasonably informed with respect to the status thereof. Remainco shall give RMT Partner a reasonable opportunity to participate in the defense or settlement (at RMT Partner’s sole expense and subject to a customary joint defense agreement) of any Spinco Transaction Litigation and shall consider in good faith RMT Partner’s advice with respect to such Spinco Transaction Litigation; provided that Remainco shall in any event control such defense in its sole discretion and the disclosure of information to RMT Partner in connection therewith shall be subject to the provisions of Section 8.10; provided further, that Remainco shall not settle or agree to settle any Spinco Transaction Litigation without prior written consent of RMT Partner (which consent shall not be unreasonably withheld, conditioned or delayed).
Section 8.19   Financing.
(a)   Spinco shall use commercially reasonable efforts to (i) maintain in effect, until the earlier of the initial funding of the Spinco Financing (as defined below) and the replacement of the Spinco Financing with the Permanent Financing (as defined below), in each case, in an amount sufficient to fund (and in any event not to exceed) the Spinco Special Cash Payment, the Project Grape Commitment Letter, dated as of the date of this Agreement (including: (A) all exhibits, schedules, annexes and amendments to such agreement in effect as of the date hereof; and (B) any associated fee letters (together, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and thereof, the “Spinco Commitment Letter”)), from the financing sources party thereto (together with all additional lenders, agents and financing sources added to the Spinco Commitment Letter, the “Spinco Lenders”), pursuant to which, among other things, the Spinco Lenders have committed to provide Spinco with debt financing in the amount set forth therein (the debt financing contemplated by the Spinco Commitment Letter, together with any amendment, modification, supplement, restatement, substitution or waiver thereof in accordance with the terms of this Agreement being referred to as the “Spinco Financing”), (ii) negotiate definitive agreements with respect to the Spinco Financing, on substantially the terms and conditions contained in the Spinco Commitment Letter or on such other terms as are reasonably acceptable to Remainco and RMT Partner (the “Spinco Financing Agreements”) and negotiate definitive agreements with respect to the Permanent Financing (as defined below) as directed by the RMT Partner in accordance with the immediately following sentence (the “Permanent Financing Agreements” and, together with the Spinco Financing Agreements, collectively, the “Financing Agreements”), (iii) materially comply with the obligations that are set forth in the Spinco Commitment Letter and the Financing Agreements that are applicable to Spinco and satisfy (or seek a waiver of) on a timely basis all conditions precedent in the Spinco Commitment Letter and the Financing Agreements that are within its control, and (iv) in the event that all conditions to funding in the Spinco Commitment Letter or the Financing Agreements are satisfied at or prior to the Spinco Distribution, consummate the Financing (as defined below) at or prior to the Spinco Distribution. Notwithstanding anything to the contrary in this Section 8.19, RMT Partner shall have the right to direct Spinco to replace all or a portion of the Spinco Financing with (A) the proceeds of consummated capital markets debt or equity (including preferred or other hybrid equity) financing, and/or (B) commitments in respect of other long term debt from the same and/or alternative bona fide third-party financing sources (any such financing, the “Permanent Financing” and, together with the Spinco Financing, the “Financing”) so long as (1) all conditions precedent to effectiveness of definitive documentation for such financing have been satisfied and the conditions precedent to funding of such financing are in the aggregate, in respect of certainty of funding, substantially equivalent to (or more favorable to Spinco than) the conditions precedent set forth in the Spinco Commitment Letter, and (2) the terms thereof shall be (I) consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (as determined by Remainco in good faith in consultation with RMT Partner), and (II) reasonably acceptable to Remainco and Spinco; provided that, if any Financing is proposed to be consummated prior to the date of obtaining the Private Letter Ruling, RMT Partner and Remainco shall jointly agree on when to consummate such Financing and no such Financing shall be issued or incurred prior to the satisfaction of the conditions set forth in ARTICLE IX (other than those that would be satisfied by action at the Closing and other than the condition in Section 9.3(h)) without the consent of each of RMT Partner and Remainco, which in each case shall not be unreasonably withheld, conditioned or delayed. Spinco and Remainco futher agree that RMT Partner and Merger Subs may assign their respective rights and obligations hereunder (while remaining liable for their obligations hereunder) to the Financing Sources pursuant to the terms of the Financing for purposes of creating a security interest herein or otherwise assigning as collateral in respect of the Spinco Financing.
(b)   In the event any funds in the amounts set forth in the Spinco Commitment Letter or the Financing Agreements, as applicable, or any portion thereof, become unavailable on the terms and conditions contemplated in the Spinco Commitment Letter or the Financing Agreements, as applicable, Spinco (in consultation in good faith with RMT Partner, and, with respect to any Alternative Financing (as defined below) that is in the form of the Permanent Financing, at the direction of RMT Partner) shall use its commercially reasonable efforts to arrange and obtain promptly any such portion from the same or alternative sources, in an amount sufficient, when added to the portion of the Financing that is available, to allow Spinco to fund the Spinco Special Cash Payment (the “Alternative Financing”; it being understood that the amount of any Alternative Financing shall not exceed the Spinco Special Cash Payment), and obtain a new financing commitment that provides for such financing; provided that, in each case, (i) the terms of the Alternative Financing must (A) be consistent with the Intended Tax Treatment of the transactions contemplated by the Transaction Documents (including Section 8.19(k) to the extent applicable) (as determined by Remainco in good faith in consultation with RMT Partner), and (B) be customary and reasonable in light of then-prevailing market terms, (ii) the terms and conditions of the Alternative Financing shall not be materially less favorable, taken as a whole, to Spinco or RMT Partner than those in the Spinco Commitment Letter as in effect on the date hereof (after giving effect to any “market flex” provisions therein), and (iii) none of Spinco or any of its Affiliates shall agree (without the consent of RMT Partner (such consent not to be unreasonably withheld, conditioned or delayed)) to any Alternative Financing that would result in the payment of fees or interest rates applicable to Spinco Financing in excess of those contemplated by the Spinco Commitment Letter. As used herein, the term “Spinco Commitment Letter” shall be deemed to include any new commitment letters entered into in accordance with this Section 8.19(b) and the term “Financing” shall be deemed to include any Alternative Financing obtained in accordance with this Section 8.19(b).
(c)   Each of Spinco and RMT Partner shall give the other Party prompt written notice upon it obtaining knowledge of (i) any material breach (or threatened material breach) or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, (ii) any actual or threatened withdrawal, repudiation or termination of the Financing by any of the Financing Sources, and (iii) any material dispute or disagreement between or among any of the parties to the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, that could reasonably be expected to delay or prevent or make materially less likely the funding of the Financing on the date of the Spinco Distribution; provided that in no event shall Spinco or RMT Partner be under any obligation to disclose any information pursuant to clauses (i), (ii) or (iii) that would waive the protection of attorney-client or similar privilege if Spinco or RMT Partner shall have used commercially reasonable efforts to disclose such information in a way that would not waive such privilege. Neither Spinco nor RMT Partner shall, without the prior written consent of the other Party, amend, modify, supplement, restate, substitute, replace, terminate, or agree to any waiver under the Spinco Commitment Letter or the Permanent Financing Agreements, as applicable, in a manner that (i) (A) reduces the aggregate amount of the Financing such that the aggregate funds that would be available to Spinco on the date of Spinco Distribution would not be sufficient to provide the funds required to fund the Spinco Special Cash Payment, or (B) increases the aggregate amount of the Financing such that the aggregate funds would exceed the Spinco Special Cash Payment, (ii) adds or expands on the conditions precedent to the funding of the Financing as set forth in the Spinco Commitment Letter as in effect on the date hereof or the Permanent Financing Agreements, as applicable, in a manner that could materially delay or prevent or make materially less likely the funding of the Financing on the date of Spinco Distribution, or (iii) materially adversely affects the ability of Spinco to enforce its rights against the Spinco Lenders under the Spinco Commitment Letter as in effect on the date hereof or against the Financing Sources with respect to the Permanent Financing under the Permanent Financing Agreements, as applicable; provided that notwithstanding the foregoing, Spinco may (i) implement or exercise any of the “market flex” provisions exercised by the Spinco Lenders in accordance with the Spinco Commitment Letter as of the date hereof, or (ii) amend and restate the Spinco Commitment Letter or otherwise execute joinder agreements to the Spinco Commitment Letter solely to add additional Spinco Lenders.
(d)   Until the earliest of the Closing, the valid termination of this Agreement in accordance with ARTICLE X and the replacement of the Spinco Financing with Permanent Financing, each of RMT Partner and Merger Subs shall provide to Spinco and the Spinco Lenders, and shall use commercially reasonable efforts to cause RMT Partner’s Subsidiaries and RMT Partner’s Representatives to provide to Spinco and the Spinco Lenders, on a timely basis, such cooperation that may be reasonably requested by Spinco or the Spinco Lenders in connection with the arrangement and consummation of the Spinco Financing, including: (i) participation in, and assistance with, the marketing efforts related to the Spinco Financing, including causing its management team, with appropriate seniority and expertise, and other representatives and advisors to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Spinco Lenders, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, provided that any such meeting or communication may be conducted virtually by videoconference or other media; (ii) delivery to Spinco and the Spinco Lenders as promptly as reasonably practicable and in any event at least four (4) Business Days before the date of the Spinco Distribution of documentation and other information reasonably requested by the Spinco Lenders with respect to applicable “know-your-customer” and anti-money laundering rules and regulations at least nine (9) Business Days before the date of the Spinco Distribution; (iii) as promptly as reasonably practicable after the date hereof, providing (A) financial statements of RMT Partner necessary for the satisfaction of the conditions set forth in paragraph (ii) of Exhibit C of the Spinco Commitment Letter (as in effect on the date hereof), (B) pro forma financial statements referred to in paragraph (iii) of Exhibit C of the Spinco Commitment Letter (as in effect on the date hereof) (with the cooperation of Remainco and Spinco and their respective Subsidiaries (including the Spinco Subsidiaries) pursuant to clause (e)(iii)(B) below), and (C) such financial and other information of RMT Partner customarily required in connection with the execution of financings of a type similar to the Spinco Financing as Spinco or the Spinco Lenders shall reasonably request and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) assisting Spinco and the Spinco Lenders in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations and similar documents for the Spinco Financing, and (B) materials for rating agency presentations, and similar documents in connection with the Spinco Financing, and in each case, providing reasonable and customary authorization letters to the Spinco Lenders authorizing the distribution of information to prospective lenders and other financing sources; (v) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed upon procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Spinco Financing; (vi) cooperating with any customary due diligence requests by Spinco, the Financing Sources and their respective legal counsel; (vii) consulting in good faith on the terms and conditions of any Spinco Financing; (viii) providing payoff letters in form and substance reasonable acceptable to the Financing Sources and RMT Partner and executed, in each case, by the lenders or other creditors thereunder (the “Payoff Letters”) and forms of lien releases (the “Lien Releases”) with respect to all Closing Date Indebtedness of the Spinco Entities set forth on Section 6.11(a) of the Spinco Disclosure Letter; and (ix) using reasonable best efforts to facilitate the pledging of, and perfection of security interests in, collateral of the Spinco Entities, including, in the case of any proposed debt financing that includes an asset-based loan facility, by permitting the evaluation or appraisal of assets and the taking of all actions reasonably requested by RMT Partner necessary to (A) permit the Financing Sources and their representatives to evaluate RMT Partner and the Spinco Entities’ inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, including conducting customary “asset based lending” field examinations and appraisals; (B) complete a customary “borrowing base” certificate in connection with any asset-based portion of the Spinco Financing; and (C) establish bank and other accounts and blocked account agreements in connection with the foregoing.
(e)   Until the earlier of the Closing and the valid termination of this Agreement in accordance with ARTICLE X, each of Remainco and Spinco and their respective Subsidiaries (including the Spinco Subsidiaries) shall provide to RMT Partner and the Financing Sources, and shall use commercially reasonable efforts to cause the Spinco Subsidiaries and Spinco’s and Remainco’s Representatives to provide to RMT Partner and the Financing Sources, on a timely basis, such cooperation that may be reasonably requested by RMT Partner or the Financing Sources in connection with the arrangement and consummation of the Permanent Financing, including: (i) participation in, and assistance with, the marketing efforts related to the Permanent Financing, including causing its management team, with appropriate seniority and expertise, and other representatives and advisors to assist in preparation for and to participate in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with the Financing Sources, other prospective financing sources and rating agencies, in each case, upon reasonable notice and at mutually agreeable dates and times, provided that any such meeting or communication may be conducted virtually by videoconference or other media; (ii) delivery to RMT Partner and the Financing Sources as promptly as reasonably practicable and in any event at least four (4) Business Days before the date of the Spinco Distribution of documentation and other information reasonably requested by the Financing Sources with respect to applicable “know-your-customer” and anti-money laundering rules and regulations at least nine (9) Business Days before the date of the Spinco Distribution; (iii) as promptly as reasonably practicable after the date hereof, providing (A) financial statements of the Spinco Entities necessary for the satisfaction of the conditions set forth in paragraph (ii) of Exhibit C of the Spinco Commitment Letter (as in effect on the date hereof), (B) historical financial information regarding Spinco and the Spinco Subsidiaries reasonably requested by RMT Partner or the Financing Sources to permit RMT Partner to prepare the pro forma financial statements referred to in paragraph (iii) of Exhibit C of the Spinco Commitment Letter (as in effect on the date hereof), and (C) such other financial and other information of Spinco customarily required in connection with the execution of financings of a type similar to the Permanent Financing, as RMT Partner or the Financing Sources shall reasonably request and using commercially reasonable efforts to update such information from time to time as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading; (iv) assisting RMT Partner and the Financing Sources in the preparation of (A) syndication documents and materials, including bank information memoranda (confidential and public), lender and investor presentations, offering memoranda, exchange offer documentation, private placement memoranda, prospectuses and similar documents for the Permanent Financing, and (B) materials for rating agency presentations, and similar documents in connection with the Permanent Financing, and in each case, providing reasonable and customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders and other financing sources; (v) solely with respect to Spinco and the Spinco Subsidiaries, causing the taking of corporate actions reasonably necessary to permit the completion of the Permanent Financing; (vi) solely with respect to Spinco and the Spinco Subsidiaries, executing and delivering definitive financing documents, including guarantee documents (if applicable) as may be reasonably requested by RMT Partner or the Financing Sources in connection with the Permanent Financing; (vii) requesting that its independent accountants provide, and using commercially reasonable efforts to cause them to provide, customary comfort letters (including “negative assurance” comfort), customary agreed upon procedures letters (if required) and consents for use of their reports, on customary terms and consistent with customary practice in connection with any Permanent Financing; (viii) cooperating with any customary due diligence requests by RMT Partner, the Financing Sources and their respective legal counsel; and (ix) consulting in good faith on the terms and conditions of the Permanent Financing.
(f)   Notwithstanding anything to the contrary in this Section 8.19, no action contemplated in this Section 8.19 shall be required if any such action shall: (i) require Remainco or any of its Subsidiaries or any of their respective Representatives to provide (or to have provided on its behalf) any certificates, legal opinions or negative assurance letters (other than, in the case of Spinco, the Spinco Subsidiaries and their respective Representatives, certificates, opinions or letters delivered at the closing of the Financing (or “pricing” of any capital markets offerings)); (ii) cause any director, officer or employee of RMT Partner, Remainco, Spinco or any of their respective Subsidiaries (including the Spinco Subsidiaries) to incur any personal liability; (iii) without limiting clause (i) above, require Remainco, Spinco or any of their Subsidiaries (including the Spinco Subsidiaries) to execute and deliver any documentation related to the Financing other than (A) documentation executed and delivered by Spinco and the Spinco Subsidiaries with respect to the Spinco Financing, (B) documentation reasonably requested by RMT Partner in connection with the Permanent Financing to be executed and delivered by Spinco and the Spinco Subsidiaries in accordance with this Section 8.19, (C) customary comfort letters and customary representation letters relating to Spinco, and (D) customary authorization letters relating to Spinco; (iv) (A) jeopardize (in RMT Partner’s reasonable determination) any attorney-client privilege of RMT Partner or any of its Subsidiaries (in which case RMT Partner and such Subsidiaries shall use commercially reasonable efforts to take such action in a manner that would not jeopardize such attorney-client privilege), or (B) jeopardize (in Remainco’s reasonable determination) any attorney-client privilege of Remainco or any of its Subsidiaries (in which case Remainco and such Subsidiaries shall use commercially reasonable efforts to take such action in a manner that would not jeopardize such attorney-client privilege); or (v) result in a material violation or breach of, or a default under any applicable Law or the organizational documents of RMT Partner, Remainco, Spinco, or any of their respective Subsidiaries.
(g)   All non-public or otherwise confidential information regarding the businesses of RMT Partner and its Subsidiaries obtained by Remainco, Spinco or any of their respective Representatives pursuant to this Section 8.19 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement.
(h)   All non-public or otherwise confidential information regarding the Spinco Business and the business conducted by Remainco obtained by RMT Partner or its Representatives pursuant to this Section 8.19 or otherwise shall be kept confidential in accordance with the terms of the Confidentiality Agreement.

(i)   Notwithstanding any other provision set forth herein or in any other agreement between Remainco and RMT Partner (or their respective Affiliates), Remainco agrees that RMT Partner may, and RMT Partner agrees that Remainco may, share information with respect to RMT Partner, Spinco and the Spinco Business, as applicable, with the Financing Sources, and that RMT Partner, Remainco and such Financing Source may share such information with other potential financing sources in connection with any marketing efforts for the Financing; provided, however, that the recipients of such information and any other information contemplated to be provided by RMT Partner, Remainco, Spinco or any of their respective Subsidiaries pursuant to this Section 8.19, agree to customary confidentiality arrangements, including “click through” confidentiality agreements and/or confidentiality provisions contained in customary bank books and offering memoranda, as applicable. Each of Remainco, Spinco and RMT Partner hereby consents to the use of all of its and its Subsidiaries’ (including the Spinco Subsidiaries’) logos in connection with the Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Remainco, Spinco, RMT Partner or their respective Subsidiaries (including the Spinco Subsidiaries) or the reputation or goodwill of Remainco, Spinco, RMT Partner or any of their respective Subsidiaries (including the Spinco Subsidiaries).
(j)   Remainco shall, and shall cause its Subsidiaries to promptly upon request by RMT Partner, reimburse RMT Partner or any of its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by RMT Partner or any of its respective Subsidiaries in connection with cooperation provided for in this Section 8.19. RMT Partner shall indemnify, defend and hold harmless Remainco, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection any information provided by or behalf of RMT Partner or its Subsidiaries utilized in connection with the arrangement of the Financing, except in instances of gross negligence or willful misconduct on the part of Remainco, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment). Remainco shall indemnify, defend and hold harmless RMT Partner, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with any information provided by or on behalf of Remainco or its Subsidiaries utilized in connection with the arrangement of the Financing, except in instances of gross negligence or willful misconduct on the part of RMT Partner, its Subsidiaries and their respective Representatives (as determined in a final and nonappealable judgment). Any amount to be paid or reimbursed by RMT Partner or Remainco, as applicable, pursuant to this Section 8.19 shall be paid or reimbursed within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
Section 8.20   Remainco Marks; Corporate Name; Domain Name.
(a)   Except as set forth in this Section 8.20, Remainco and its Subsidiaries are not conveying ownership rights or granting the Spinco Entities, RMT Partner, RMT Partner’s Subsidiaries, or the Surviving Entity any right, title or license to use any of the trade names, trademarks, service marks, logos, trade dress, business/corporate names, or domain names of Remainco and its Subsidiaries consisting of the names “Berry,” “Berry Global,” “Berry Plastics,” and any variations thereof, or any trade name, trademark, service mark, logo or domain name incorporating the name “Berry,” “Berry Global,” “Berry Plastics,” or other variations thereof (collectively, the “Remainco Marks”) and, after the Closing, except as necessary to effect the provisions of Section 8.20(c), none of the Spinco Entities, RMT Partner, RMT Partner’s Subsidiaries, or the Surviving Entity shall use in any manner the Remainco Marks or any word that is confusingly similar in sound or appearance to the Remainco Marks.
(b)   As promptly as commercially reasonable after the Closing, RMT Partner shall cause the Surviving Entity and each of the other Spinco Entities to change the corporate name of each Spinco Entity with the applicable Governmental Entity to a name which does not include the words “Berry,” “Berry Global,” “Berry Plastics,” or any part thereof.
(c)   As promptly as commercially reasonable after the Closing, RMT Partner shall cause the Surviving Entity and each of the other Spinco Entities to take commercially reasonable actions to cause the trade names, trademarks, service marks, logos, trade dress, business/corporate names, or domain names which are owned by the Surviving Entity and each of the other Spinco Entities and affixed to or included in or with any of their assets, to be removed from such asset or changed to a name that does not include the words “Berry,” “Berry Global,” “Berry Plastics,” or other variations thereof; provided, however, that with respect to such assets, Remainco, on behalf of itself and its Subsidiaries, hereby grants the Surviving Entity and each of the other Spinco Entities a non-exclusive, royalty-free license to use the applicable Remainco Marks until (x) with regard to packaging, inventory and raw materials, the depletion of such assets of the Surviving Entity and each of the other Spinco Entities, (y) with regard to all other assets of the Surviving Entity and each of the other Spinco Entities other than inventory, raw materials and exterior signage, one hundred eighty (180) days after the Closing Date, (z) with regard to any exterior signage, three hundred sixty (360) days after the Closing Date.
Section 8.21   Transaction Documents.
(a)   RMT Partner shall, or shall cause its applicable Subsidiaries to, execute and deliver to Remainco, at or prior to the Closing, each of the Transaction Documents to which it is or will be a party as of the First Effective Time. Each of Remainco and Spinco shall, or shall cause its applicable Subsidiaries to, execute and deliver, at or prior to the Closing, each of the Transaction Documents to which each is or will be a party as of the First Effective Time.
(b)   During the period between the date hereof and Closing, each of the Parties shall cooperate in good faith to continue to prepare Exhibit A schedule of services to the Transition Services Agreement; it being acknowledged that any failure of the Parties to reach final agreement with regard to such Exhibit A shall not constitute a failure of any condition to Closing in Article IX herein, and at Closing, the Parties shall execute either (i) the form of Transition Services Agreement attached hereto as Exhibit D, or (ii) such other modified version of the Transition Services Agreement agreed to, and accepted by, each of the Parties.
Section 8.22   Spinco Financial Information.
(a)   As promptly as practicable following the date hereof, Remainco shall engage its auditors to perform an audit of the financial statements of (i) the Spinco Business, and (ii) to the extent required by applicable Law, Spinco (before giving effect to the Separation). Remainco will provide RMT Partner with the audited consolidated financial statements of (A) the Spinco Business, and (B) to the extent required by applicable Law, Spinco (before giving effect to the Separation) (except that for Spinco, only an opening balance sheet shall be required), including the combined and consolidated balance sheets of (1) the Spinco Business, and (2) to the extent required by applicable Law, Spinco (before giving effect to the Separation) as of the Required Periods, and the combined and consolidated statements of earnings, cash flows and parent equity of (I) the Spinco Business, and (II) to the extent required by applicable Law, Spinco (before giving effect to the Separation) for the years ended of the Required Periods, together with an audit report, without qualification or exception thereto, on the financial statements from the independent accountants for the Spinco Business and Spinco (collectively, the “Audited Financial Statements”) (it being understood, however, that the Spinco Business has not been operating historically as a separate “standalone” entity and, therefore, the Audited Financial Statements will reflect certain cost and other allocations made that may not reflect what would have been incurred if the Spinco Business had been a standalone business). Remainco shall use its commercially reasonable efforts to deliver the Audited Financial Statements prepared on a GAAP basis as promptly as reasonably practicable (but in any event within one hundred twenty (120) days) after the date of this Agreement. Remainco will, as promptly as practicable, procure, at its expense, the delivery of the consents of the independent accountants required to be filed with the RMT Partner Registration Statement. RMT Partner will, as promptly as practicable, procure, at its expense, the delivery of the consents of the independent accountants required to be filed with the Distribution Registration Statement.
(b)   Remainco shall, from the date hereof until the Closing Date, deliver to RMT Partner, (i) as promptly as reasonably practicable after the end of any fiscal quarter (other than any fourth fiscal quarter) ending after the date hereof copies of the unaudited combined balance sheet of the Spinco Business as of the Required Periods and the related unaudited combined statements of income, comprehensive income, equity and cash flows of the Spinco Business for the Required Periods, together with comparable financial statements for the corresponding periods of the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Securities Filings or in connection with the Financing (collectively, the “Subsequent Unaudited Spinco Financial Statements”), which Subsequent Unaudited Spinco Financial Statements shall have been reviewed by the independent accountant for Spinco in accordance with the procedures specified by the Public Company Accounting Oversight Board (United States) in AS 4105, Reviews of Interim Financial Information, and (ii) following the delivery of the Audited Financial Statements and for periods subsequent thereto, as promptly as reasonably practicable after the end of each fiscal year, copies of (A) the audited combined balance sheet of the Spinco Business as of the end of each fiscal year of Spinco and the related audited combined statements of income, comprehensive income, equity and cash flows of the Spinco Business for such fiscal year, together with comparable financial statements for the prior fiscal year, in each case, to the extent required to be included or incorporated by reference in the Securities Filings and subject to the requirements thereof or in connection with the Financing (collectively, the “Subsequent Audited Spinco Financial Statements”), and (B) an audit report, without qualification or exception thereto, on each of the Subsequent Audited Spinco Financial Statements from the independent accountant for Spinco.
(c)   In connection with the filing of the Securities Filings, as well as the Financing, Remainco shall use its commercially reasonable efforts prior to and after the Closing to (i) cooperate with RMT Partner in connection with the preparation of pro forma financial statements that comply with the rules and regulations of the SEC to the extent required for the Securities Filings, including the requirements of Regulation S-X, and for the twelve (12)-month period ending on the last day of the most recently completed four fiscal quarter period for which financial statements have been delivered pursuant to this Section 8.22, and (ii) provide and make reasonably available upon reasonable notice and during regular business hours the appropriate senior management employees of Remainco to discuss the materials prepared and delivered pursuant to this Section 8.22(c).
Section 8.23   Works Council Matters.   The Parties acknowledge and agree that they will satisfy all notification and consultation obligations in all material respects with respect to the Initial Spin, the Separation and the Merger. The Parties shall reasonably cooperate with each other in connection with such notification and consultation processes, and RMT Partner shall be provided with a reasonable opportunity to review in advance any proposed communications in connection therewith, and any information to be provided related to the Transactions, including the Financing and the expected consequences of the Transactions, shall be mutually agreed to by RMT Partner and Remainco.
Section 8.24   Employee Non-Solicitation; Non-Competition.
(a)   For a period of two (2) years following the Closing Date, Remainco shall not, and shall procure that its Subsidiaries do not, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any employee of the Spinco Business or of RMT Partner and its Subsidiaries, in each case, as of immediately prior to the Closing; provided that this Section 8.25(a) shall not restrict any (i) general or public solicitations not specifically targeted at employees of the Spinco Business or the RMT Partner Business (including searches by any bona fide search firm that is not directed to solicit such employees), or (ii) solicitations, hiring or other actions with respect to any such Person (A) whose employment is terminated prior to the commencement of employment discussions between such Person and Remainco or any of its Subsidiaries, (B) who responds to general or public solicitation not specifically targeted at employees of the Spinco Business or the RMT Partner Business (including searches by any bona fide search firm that is not directed to solicit such employees), or (C) who initiates discussions regarding such employment without any solicitation by such Party in violation of this Section 8.25(a).
(b)   For a period of two (2) years following the Closing Date, RMT Partner shall not, and shall procure that the Spinco Entities do not, directly or indirectly solicit for employment or hire (whether as an employee, consultant or otherwise) any employee of Remainco and its Subsidiaries, in each case, as of immediately prior to the Closing; provided that this Section 8.25(b) shall not restrict any (i) general or public solicitations not specifically targeted at employees of Remainco and its Subsidiaries (including searches by any bona fide search firm that is not directed to solicit such employees), or (ii) solicitations, hiring or other actions with respect to any such Person (A) whose employment is terminated prior to the commencement of employment discussions between such Person and RMT Partner or any Spinco

Entity, (B) who responds to general or public solicitation not specifically targeted at employees of Remainco or its Subsidiaries (including searches by any bona fide search firm that is not directed to solicit such employees), or (C) who initiates discussions regarding such employment without any solicitation by such Party in violation of this Section 8.25(b).
(c)   During the Restricted Period and in the Territory, Remainco shall not, and shall procure that its Affiliates do not, (i) enter into, conduct, engage in, operate, control, manage or otherwise participate as proprietor, owner, lender, joint venturer, principal or partner in any Person, enterprise or business that engages in or conducts (or is preparing to engage in or conduct) the Restricted Business within the Territory; provided, however, that nothing in this Section 8.24(c) will preclude Remainco or its Subsidiaries from (A) passively owning five percent (5%) or less of the voting stock, capital stock or other equity interest of any Person, even if such Person is engaged in whole or in part in the Restricted Business or (B) acquiring any business having not more than two hundred fifty million dollars ($250,000,000), in the aggregate, of its sales (based on such business’ latest annual consolidated financial statements) attributable to the Restricted Business; provided, further, however, that Remainco shall divest the entirety of any acquired Nonwoven Restricted Business within twenty-four (24) months of the date of the consummation of such acquisition.
(d)   If any of the restrictions or covenants contained in this Section 8.24 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, a court of competent jurisdiction shall construe and interpret or reform this Section 8.24 to provide for a covenant having the maximum enforceable geographic area, time period, and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.
(e)   Each Party acknowledges and agrees that the provisions of this Section 8.24 are reasonable and necessary to protect the legitimate business interests of Remainco, RMT Partner, the Surviving Entity, and their Subsidiaries, as applicable, and shall be for the benefit of and enforceable by Remainco or RMT Partner and the Surviving Entity, as applicable. Each Party further acknowledges and agrees that the other Parties would not have entered into this Agreement absent the agreement of such Party to be bound by the obligations set forth in this Section 8.24. No Party shall contest that remedies at Law for any breach or threat of breach by such Party or any of its Subsidiaries of the provisions of Section 8.24 will be inadequate, and such Party agrees that the other Parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 8.24 and to enforce specifically such terms and provisions, in addition to any other remedy to which such other Parties may be entitled at Law or equity, as well as the reasonable attorneys’ fees and costs incurred by such party in enforcing the obligations of this Section 8.24. The restrictive covenants contained in this Section 8.24 are covenants independent of any other provision of this Agreement or any other agreement between the Parties.
Section 8.25   Further Assurances.   Except as otherwise expressly provided in this Agreement, the Parties shall, and shall cause their respective Affiliates to, use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under this Agreement or applicable Law as may be required to carry out the provisions of this Agreement and to consummate and make effective the Merger and the other transactions contemplated hereby and by the Transaction Documents (other than with respect to the matters covered in Section 8.8, which shall be governed by the provisions of Section 8.8 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement). In furtherance and not in limitation of the foregoing, each Party shall use commercially reasonable efforts to obtain all consents, approvals or waivers from third parties necessary in connection with the Merger (other than with respect to the matters covered in Section 8.8, which shall be governed by the provisions of Section 8.8 and any consents required in connection with the Separation, which shall solely be governed by the Separation and Distribution Agreement); provided that no Party or any of its Affiliates shall be required to offer or pay any money or otherwise grant any accommodation (financial or otherwise) to any third party with respect to the foregoing.

ARTICLE IX
CONDITIONS
Section 9.1   Conditions to Obligation of Each Party.   The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
(a)   Distribution and Separation.   The Initial Spin, the Spinco Distribution and the Separation shall have been consummated in accordance with the terms of the Separation and Distribution Agreement.
(b)   Stockholder Approval.   The RMT Partner Shareholder Approval shall have been obtained.
(c)   Listing.   The shares of RMT Partner Common Stock issuable to the holders of shares of Spinco Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.
(d)   Regulatory Approvals.   (i) If applicable, the statutory waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been earlier terminated and, to the extent applicable, any agreement between the Parties, on the one hand, and the Federal Trade Commission or the Antitrust Division of the United States Department of Justice or any other applicable Governmental Entity, on the other hand, not to consummate the Transactions shall have expired or otherwise been terminated; and (ii) all other authorizations, consents, orders, approvals, filings and declarations of, and all expirations of waiting periods required from, any Governmental Entity set forth on Section 9.1(d)(ii) of the Spinco Disclosure Letter required for the consummation of the Transactions shall have been filed, occurred or been obtained (all such authorizations, consents, orders, approvals, filings and declarations and the lapse of all such waiting periods, including under the HSR Act, being the “Requisite Regulatory Approvals”). All such Requisite Regulatory Approvals shall be in full force and effect. None of the Regulatory Approvals, including the Requisite Regulatory Approvals, shall have had, or would reasonably be expected to have a Detriment.
(e)   Laws or Governmental Orders.   No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits the consummation of the Transactions.
(f)   Registration Statements.   Each of the Distribution Registration Statement and the RMT Partner Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Distribution Registration Statement or the RMT Partner Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or be threatened in writing by the SEC, unless subsequently withdrawn.
(g)   Financing.   Spinco shall have received cash proceeds from the borrowing by Spinco under the Spinco Financing Agreements pursuant to Section 8.19(j).
(h)   Spinco Special Cash Payment.   The Spinco Special Cash Payment shall have been consummated in accordance with the terms of the Separation and Distribution Agreement.
Section 9.2   Conditions to Obligation of RMT Partner and Merger Subs.   The respective obligations of RMT Partner and Merger Subs to consummate the Merger is also subject to the satisfaction or waiver by RMT Partner at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   On the date of this Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) the representations and warranties of Remainco set forth in (i) Section 5.1 (Organization, Good Standing and Qualification), Section 5.2 (Corporate Authority and Approval), Section 5.6 (Brokers and Finders), Section 6.1 (Organization, Good Standing and Qualification), Section 6.2(a) (Capital Structure), Section 6.3 (Corporate Authority and Approval) and Section 6.18

(Brokers and Finders) shall be true and correct in all material respects (without giving effect to any materiality, Remainco Material Adverse Effect, Spinco Material Adverse Effect or similar qualification), (ii) Section 6.6(c) (Absence of Certain Changes) shall be true and correct in all respects and (iii) the other sections and subsections of ARTICLE V and ARTICLE VI shall be true and correct unless the failure of such representations and warranties of Remainco referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, Remainco Material Adverse Effect, Spinco Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect.
(b)   Performance of Obligations of Remainco and Spinco.   Each of Remainco and Spinco shall have performed in all material respects all obligations required to be performed by it under this Agreement and the other Transaction Documents at or prior to the Closing Date.
(c)   No Spinco Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect.
(d)   Closing Certificate.   RMT Partner and Merger Subs shall have received a certificate signed on behalf of Remainco and Spinco by an executive officer of Remainco and Spinco certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied.
(e)   Tax Opinions.   RMT Partner shall have received a true copy of the Remainco Tax Opinions, and the Remainco Tax Opinions shall not have been withdrawn or rescinded (provided, that the condition in this Section 9.2(e) shall not apply with respect to any Remainco Tax Opinion to the extent that any such matters are addressed by the Private Letter Ruling).
(f)   Private Letter Ruling.   RMT Partner shall have received a true copy of the Private Letter Ruling, and the Private Letter Ruling shall continue to be valid and in full force and effect as of the Closing Date.
Section 9.3   Conditions to Obligation of Remainco and Spinco.   The obligation of Remainco and Spinco to consummate the Merger is also subject to the satisfaction or waiver by Remainco at or prior to the Closing of the following conditions:
(a)   Representations and Warranties.   On the date of this Agreement and at the Closing (in each case except to the extent that any representation and warranty speaks as of a particular date, in which case as of such particular date) the representations and warranties of RMT Partner set forth in (i) Section 7.1 (Organization, Good Standing and Qualification), Section 7.2 (Capital Structure), Section 7.3 (Corporate Authority and Approval) and Section 7.18 (Brokers and Finders) shall be true and correct in all material respects (without giving effect to any materiality, RMT Partner Material Adverse Effect or similar qualification), (ii) Section 7.6(c) (Absence of Certain Changes) shall be true and correct in all respects, and (iii) the other sections and subsections of ARTICLE VII shall be true and correct unless the failure of such representations and warranties of RMT Partner referred to in this clause (iii) to be so true and correct (without giving effect to any materiality, RMT Partner Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be expected to have an RMT Partner Material Adverse Effect.
(b)   Performance of Obligations of RMT Partner and Merger Subs.   Each of RMT Partner and Merger Subs shall have performed in all material respects all obligations required to be performed by it under this Agreement and the other Transaction Documents at or prior to the Closing Date.
(c)   No RMT Partner Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any Effect that, individually or in the aggregate, has had or would reasonably be expected to have an RMT Partner Material Adverse Effect.
(d)   Regulatory Approvals.   None of the Regulatory Approvals, including the Requisite Regulatory Approvals, shall have had, or would reasonably be expected to have a Remainco Detriment.
(e)   RMT Partner and Merger Subs Closing Certificate.   Remainco shall have received a certificate signed on behalf of RMT Partner and Merger Subs by an executive officer of RMT Partner and Merger Subs certifying that the conditions set forth in Section 9.3(a), Section 9.3(b) and Section 9.3(c) have been satisfied.
(f)   Tax Opinions.   Remainco shall have received the Remainco Tax Opinions, and the Remainco Tax Opinions shall not have been withdrawn or rescinded (provided that the condition in this Section 9.3(f) shall not apply with respect to any Remainco Tax Opinion to the extent that any such matters are addressed by the Private Letter Ruling).
(g)   Private Letter Ruling.   Remainco shall have received the Private Letter Ruling, and the Private Letter Ruling shall continue to be valid and in full force and effect as of the Closing Date.
ARTICLE X
TERMINATION
Section 10.1   Termination by Mutual Written Consent.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the First Effective Time by mutual written consent of Remainco and RMT Partner.
Section 10.2   Termination by Either Remainco or RMT Partner.   This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the First Effective Time by either RMT Partner or Remainco, if:
(a)   the Merger shall not have been consummated by the earlier of (i) eighteen (18) months following the date of this Agreement, and (ii) forty-five (45) days prior to the one (1)-year anniversary of the expiration or termination of the waiting period under the HSR Act with respect to the Transactions (the “Outside Date”);
(b)   the RMT Partner Shareholder Approval shall not have been obtained at the RMT Partner Shareholders Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement; or
(c)   any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 10.2(c) shall not be available to any Party that has breached in any material respect its obligations under this Agreement or the other Transaction Documents if such breach is the primary cause of such Law or Governmental Order to have been enacted or issued.
Section 10.3   Termination by Remainco.   This Agreement may be terminated and the Merger may be abandoned by Remainco:
(a)   following a Threshold Event, but prior to the time the RMT Partner Shareholder Approval is obtained, if Remainco enters into a Spinco Alternative Acquisition Agreement in response to a Spinco Superior Proposal, to the extent permitted by and in accordance with the terms and subject to the conditions of Section 8.2(d)(ii), and Remainco, immediately prior to or concurrently with such termination, pays to RMT Partner in immediately available funds any fees required to be paid pursuant to Section 10.5;
(b)   prior to the time the RMT Partner Shareholder Approval is obtained, if the RMT Partner Board shall have made an RMT Partner Change of Recommendation or at any time following receipt of an RMT Partner Acquisition Proposal that has been publicly disclosed, the RMT Partner Board shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger and the other Transactions within ten (10) Business Days of such public disclosure (and if the RMT Partner Shareholders Meeting is scheduled to be held within ten (10) Business Days, then within two (2) Business Days of such public disclosure); or
(c)   if at any time prior to the First Effective Time, there has been a breach by RMT Partner or either Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of RMT Partner or Merger Subs shall have become untrue, in either case, such that the conditions in Section 9.3(a) or Section 9.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by Remainco to RMT Partner, or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.3(c) shall not be available to Remainco if it has breached in any material respect its obligations set forth in this Agreement or any other Transaction Document if such breach is the primary cause of the occurrence of the failure of a condition to the consummation of the Merger.
Section 10.4   Termination by RMT Partner.   This Agreement may be terminated and the Merger may be abandoned by RMT Partner:
(a)   Prior to the time the RMT Partner Shareholder Approval is obtained, if the RMT Partner Board authorizes RMT Partner to enter into an RMT Partner Alternative Acquisition Agreement in response to a RMT Partner Superior Proposal, to the extent permitted by and in accordance with the terms and subject to the conditions of Section 8.3(d)(ii), and the RMT Partner, immediately prior to or concurrently with such termination, pays to Remainco in immediately available funds any fees required to be paid pursuant to Section 10.5; or
(b)   if at any time prior to the First Effective Time, there has been a breach by Remainco or Spinco of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of Remainco or Spinco shall have become untrue, in either case, such that the conditions in Section 9.2(a) or Section 9.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) days after the giving of notice thereof by RMT Partner to Remainco, or (ii) three (3) Business Days prior to the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 10.4(b) shall not be available to RMT Partner if it has breached in any material respect its obligations set forth in this Agreement or any other Transaction Document if such breach is the primary cause of the occurrence of the failure of a condition to the consummation of the Merger.
Section 10.5   Effect of Termination and Abandonment.
(a)   Except to the extent provided in Section 10.5(b) below, in the event of termination of this Agreement and the abandonment of the Merger and the other Transactions pursuant to this ARTICLE X, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (i) no such termination shall relieve any Party of any liability or damages to any other Party resulting from any Willful Breach of this Agreement, and (ii) the provisions set forth in this Section 10.5 and ARTICLE XI (other than Section 11.12 thereof) shall survive the termination of this Agreement.
(b)   In the event that this Agreement is terminated:
(i)   by Remainco or RMT Partner pursuant to Section 10.2(a), and (A) prior to such termination, an RMT Partner Acquisition Proposal shall have been publicly announced or otherwise becomes publicly known after the date of this Agreement (and in any such case, such RMT Partner Acquisition Proposal is not publicly withdrawn at least four (4) Business Days prior to the RMT Partner Shareholders Meeting), and (B) on or prior to the date that is twelve (12) months after the date of such termination, an RMT Partner Acquisition Proposal is consummated or RMT Partner enters into RMT Partner Alternative Acquisition Agreement, then RMT Partner shall be obligated to pay a termination fee of Ten Million dollars ($10,000,000) (the “RMT Partner Termination Fee”) to Remainco by wire transfer of immediately available cash funds on the third (3rd) Business Day following the earlier of the date that RMT Partner (1) enters into a RMT Partner Alternative Acquisition Agreement, and (2) consummates such RMT Partner Acquisition Proposal; provided that solely for purposes of this Section 10.5(b)(i), that references to twenty percent (20%) in the definition of “RMT Partner Acquisition Proposal” shall be deemed to be references to fifty percent (50%);

(ii)   by Remainco pursuant to Section 10.3(a), then Remainco shall be obligated to pay a termination fee of Ten Million dollars ($10,000,000) (the “Spinco Termination Fee”) to RMT Partner by wire transfer of immediately available cash funds immediately prior to or concurrently with such termination;
(iii)   by Remainco pursuant Section 10.3(b), then RMT Partner shall be obligated to pay the RMT Partner Termination Fee to Remainco by wire transfer of immediately available cash funds immediately prior to or concurrently with such termination; or
(iv)   by RMT Partner pursuant to Section 10.4(a), then RMT Partner shall be obligated to pay the RMT Partner Termination Fee to Remainco by wire transfer of immediately available cash funds immediately prior to or concurrently with such termination.
(c)   In no event shall RMT Partner be required to pay the RMT Partner Termination Fee on more than one occasion. In no event shall Remainco be required to pay the Spinco Termination Fee on more than one occasion.
(d)   The Parties hereby acknowledge and agree that the agreements contained in this Section 10.5 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if RMT Partner fails to promptly pay the amount due pursuant to this Section 10.5, and, in order to obtain such payment, Remainco or Spinco commences a suit that results in a judgment against RMT Partner for the fees set forth in this Section 10.5 or any portion of such fees, RMT Partner shall pay to Remainco or Spinco its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.
ARTICLE XI
MISCELLANEOUS AND GENERAL
Section 11.1   Survival.   The representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement, including rights arising out of any breach of such representations, warranties, covenants and agreements, shall not survive the Second Effective Time or the termination of this Agreement pursuant to ARTICLE X, except as set forth in Section 8.18, Section 10.5 and except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Second Effective Time (or termination of this Agreement, as applicable), which shall survive until they are fully effectuated or performed.
Section 11.2   Modification or Amendment; Waiver.
(a)   Subject to the provisions of applicable Law and the provisions of, at any time prior to the Second Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any amendments or modifications to Section 8.19, this Section 11.2(a), Section 11.4(b), Section 11.4(c), Section 11.8 and Section 11.9, to the extent materially adversely affecting any of the Spinco Lenders or any of the other Financing Sources, shall not be effective with respect to such affected Spinco Lenders or Financing Sources unless such affected Financing Sources party to the Spinco Commitment Letter or any other applicable Financing Agreement provide their prior written consent to such amendment or modification. The conditions to each of the Parties’ respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party in whole or in part to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective.
(b)   No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 11.3   Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 11.4   Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.
(b)   Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks subject matter jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the “Chosen Courts”); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 11.6 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof, and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 11.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Notwithstanding anything to the contrary contained in this Agreement, each Party on behalf of itself and its controlled Affiliates: (w) agrees that it will not bring or support any legal proceeding against any of the Spinco Lenders or any of the other Financing Sources in any way relating to the Financing in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (x) agrees that, except as specifically set forth in the Spinco Commitment Letter or the other Financing Agreements, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Spinco Lenders or any of the other Financing Sources relating to this Agreement, the Merger, or any of the transactions contemplated by this Agreement or the performance of services related hereto, including any dispute arising out of or relating in any way to the Financing, shall be exclusively governed by and construed in accordance with the internal Laws of the State of New York; (y) agrees to waive and hereby waives, irrevocably and unconditionally, any right to a trial by jury in any such legal action, suit or proceeding against any of the Spinco Lenders or any of the other Financing Sources relating to the Financing; and (z) agrees to waive and hereby waives, to the fullest extent permitted by applicable Law, any objection which such Party may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal action, suit or proceeding against any of the Spinco Lenders or any of the other Financing Sources relating to the Financing in any such court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 11.4(b).
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT

TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (I) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) IT MAKES THIS WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 11.4(c).
Section 11.5   Specific Performance.   Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
Section 11.6   Notices.   All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 11.6:
If to Remainco or Spinco:
Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Attention:
Jason K. Greene

Email:
jasongreene@berryglobal.com

with a copy to (which shall not constitute notice):
Bryan Cave Leighton Paisner LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309
Attention:
Louis C. Spelios

Email:
louis.spelios@bclplaw.com

If to RMT Partner or Merger Subs:
Glatfelter Corporation
4350 Congress Street
Suite 600
Charlotte, NC 28209
Attention:
Jill L. Urey

Email:
jill.urey@glatfelter.com

with a copy to (which shall not constitute notice):
King & Spalding LLP
1100 Louisiana St., Suite 4100
Houston, TX 77002
Attention:
Jonathan Newton
Rob Leclerc

Email:
jnewton@kslaw.com
Rleclerc@KSLAW.com

Section 11.7   Entire Agreement.
(a)   This Agreement (including the exhibits and annexes hereto), the Spinco Disclosure Letter, the RMT Partner Disclosure Letter, the Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters.
(b)   Each Party acknowledges and agrees that the provisions set forth in Section 6.22 and Section 7.22 and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement, (i) no Party has made or is making any other representations, warranties, statements, information or inducements, (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements, and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements, oral or written, express or implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto, other than those for intentional fraud in connection with, arising out of or otherwise related to the express representations and warranties set forth in this Agreement or any instrument or other document delivered pursuant to this Agreement.
Section 11.8   Third-Party Beneficiaries.   Except, from and after the Second Effective Time, the Indemnified Parties with respect to the provisions of Section 8.15, the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including, without limiting the generality of Section 11.7(b), the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 11.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding the foregoing, the Spinco Lenders and the other Financing Sources are third-party beneficiaries of Section 8.19, Section 11.2(a), Section 11.4(b), Section 11.4(c), this Section 11.8 and Section 11.9.
Section 11.9   Non-Recourse.   Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions, may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No (a) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, Spinco Lenders or other Financing Sources controlling person, Affiliate or other Representative of any Party or any of their respective successors and permitted assigns, or (b) past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any of the Persons set forth in the foregoing clause (a) or any of their respective successors and permitted assigns (unless, for the avoidance of doubt, such Person is a Party), shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, or any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 11.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement. This Section 11.9 shall not affect the rights of any Person as a party to the Spinco Commitment Letter to enforce the Spinco Commitment Letter or any other applicable Financing Agreement in accordance with its terms.
Section 11.10   Fulfillment of Obligations.   Whenever this Agreement requires a Subsidiary of Remainco to take any action, such requirement shall be deemed to include an undertaking on the part of Remainco to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of Spinco to take any action, such requirement shall be deemed to include an undertaking on the part of Spinco to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of RMT Partner (including after the Second Effective Time, the Surviving Entity and its Subsidiaries) to take any action, such requirement shall be deemed to include an undertaking on the part of RMT Partner to cause such Subsidiary (including after the Second Effective Time, the Surviving Entity and its Subsidiaries) to take such action. Any obligation of one Party to any other Party under this Agreement or any of the other Transaction Documents, which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 11.11   Expenses.   Except as otherwise expressly provided in this Agreement and the other Transaction Documents and whether or not the Transactions are consummated, all costs and expenses (including fees and expenses of counsel and financial advisors, if any) incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses.
Section 11.12   Transfer Taxes.   All sales, use, privilege, transfer (including real property transfer), intangible, recordation, registration, documentary, stamp, duty or similar Taxes (“Transfer Taxes”) imposed on Spinco or Merger Subs upon the consummation of the Merger shall be borne equally by Remainco and Spinco. Remainco and Spinco shall reasonably cooperate to prepare and timely file any Tax Returns relating to Transfer Taxes. This Section 11.12 shall not apply to Transfer Taxes the payment or reimbursement of which is expressly addressed by any Transaction Document or to Transfer Taxes imposed in respect of the Internal Restructuring, the Separation, the Contribution, the Initial Spin, or the Spinco Distribution, which shall be the sole responsibility of Remainco.
Section 11.13   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 11.14   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). Except as may be required to satisfy the obligations contemplated by Section 8.15, no Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 11.10, and any attempted or purported assignment or delegation in violation of this Section 11.14 shall be null and void.
Section 11.15   Definitions.
(a)   Certain Definitions.   For purposes of this Agreement, the capitalized terms (including, with correlative meaning, their singular and plural variations) have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
(b)   Terms Defined Elsewhere.   For purposes of this Agreement, the following terms shall have the meaning specified in the Section set forth opposite to such term:
Term	Section
Additional Consents	8.8(f)
Agreement	Preamble
Alternative Financing	8.19(b)
Alternative Transaction Structure	2.9
Applicable Date	ARTICLE V
Audited Financial Statements	8.22(a)
Bankruptcy and Equity Exception	5.2(a)
BGI	Recitals
CEO Designee	2.8(a)
Certificates of Merger	2.3
Charter	2.4
Charter Amendment Effective Time	1.2
Chosen Courts	11.4(b)
Closing	2.2
Closing Date	2.2
Continuing Remainco Designee	2.8(d)
Continuing RMT Partner Designee	2.8(e)
Costs	8.15(a)
D&O Insurance	8.15(b)
Delayed RMT	2.9
Detriment	8.8(e)(i)
DGCL	2.1(a)
DLLCA	2.1(b)
Exchange Agent	4.2
Exchange Fund	4.2
Exchange Offer	Recitals
Financing	8.19(a)
Financing Agreements	8.19(a)

Term	Section
First Certificate of Merger	2.3
First Effective Time	2.3
First Merger	Recitals
First Merger Sub	Preamble
First Merger Surviving Corporation	2.1(a)
Inbound RMT Partner Intellectual Property Licenses	7.13(a)
Inbound Spinco Intellectual Property Licenses	6.14(a)
Indemnified Parties	8.15(a)
Infringe	6.14(c)
Initial Spin	Recitals
Latest Spinco P&L	6.5(a)
Leased RMT Partner Real Property	7.16(b)
Leased Spinco Real Property	6.17(b)
Lien Releases	8.18(d)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Subs	Preamble
Operating Agreement	2.5
Original Date	8.5(b)
Outside Date	10.2(a)
Owned RMT Partner Real Property	7.16(a)
Owned Spinco Real Property	6.17(a)
Party or Parties	Preamble
Payoff Letters	8.18(d)
PBCL	1.2
Permanent Financing	8.19(a)
Permanent Financing Agreements	8.19(a)
Proxy Statement	8.4(a)
Remainco	Preamble
Remainco Board	Recitals
Remainco Designees	2.8(a)
Remainco Detriment	8.8(e)(ii)
Remainco Marks	8.20(a)
Remainco Reports	ARTICLE V
Requisite Regulatory Approvals	9.1(d)
RMT Partner	Preamble
RMT Partner Alternative Acquisition Agreement	8.3(d)(i)(D)
RMT Partner Board	Recitals
RMT Partner Change of Recommendation	8.3(d)(i)(D)
RMT Partner Charter Amendment	1.1
RMT Partner Designees	2.8(a)
RMT Partner Disclosure Letter	ARTICLE VII
RMT Partner Insurance Policies	7.14

Term	Section
RMT Partner Leases	7.16(b)
RMT Partner Material Contracts	7.10(a)
RMT Partner Product	7.18(a)
RMT Partner Real Property	7.16(c)
RMT Partner Reports	ARTICLE VII
RMT Partner Shareholders Meeting	8.5(a)
RMT Partner Stock Plans	7.2(a)
RMT Partner Termination Fee	10.5(b)(i)
RMT Partner Transaction Litigation	8.18(a)
Sanctioned Jurisdiction	6.9(b)
Sanctioned Person	6.9(b)
Second Effective Time	2.3
Second Certificate of Merger	2.3
Second Merger	Recitals
Second Merger Sub	Preamble
Securities Filings	8.4(a)
Spinco	Preamble
Spinco Alternative Acquisition Agreement	8.2(d)(i)
Spinco Board	Recitals
Spinco Commitment Letter	8.19(a)
Spinco Disclosure Letter	ARTICLE V
Spinco Financial Statements	6.5(a)
Spinco Financing	8.19(a)
Spinco Financing Agreements	8.19(a)
Spinco Insurance Policies	6.15
Spinco Leases	6.17(b)
Spinco Lenders	8.19(a)
Spinco Material Contracts	6.11(a)
Spinco Product	6.19(a)
Spinco Real Property	6.17(c)
Spinco Termination Fee	10.5(b)(ii)
Spinco Transaction Litigation	8.18(b)
Spin-Off	Recitals
Subsequent Audited Spinco Financial Statements	8.22(b)
Subsequent Unaudited Spinco Financial Statements	8.22(b)
Surviving Entity	2.1(b)
Tail Period	8.15(b)
Transactions	Recitals
Transfer Taxes	11.12
Section 11.16   Interpretation and Construction.
(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(b)   The Preamble, and all Recital, Article, Section, Subsection, Schedule, Annex and Exhibit references used in this Agreement are to the recitals, articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified herein.
(c)   Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “including without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”.
(d)   All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(e)   Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.
(f)   Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.
(g)   The Spinco Disclosure Letter and RMT Partner Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in ARTICLE V, ARTICLE VI or ARTICLE VII, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Spinco Disclosure Letter or RMT Partner Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is “material” or that, individually or in the aggregate, has had or would reasonably be expected to have a Spinco Material Adverse Effect, Remainco Material Adverse Effect or RMT Partner Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.
(h)   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
[The Remainder of this Page has been Intentionally Left Blank]

IN WITNESS WHEREOF, this RMT Transaction Agreement has been duly executed and delivered by duly authorized officers of the parties hereto as of the date first written above.
BERRY GLOBAL GROUP, INC.
By
/s/ Jason K. Greene

Name:
Jason K. Greene

Title:
Chief Legal Officer

TREASURE HOLDCO, INC.
By
/s/ Jason K. Greene

Name:
Jason K. Greene

Title:
Chief Legal Officer

GLATFELTER CORPORATION
By
/s/ Thomas M. Fahnemann

Name:
Thomas M. Fahnemann

Title:
President and Chief Executive Officer

TREASURE MERGER SUB I, INC.
By
/s/ David C. Elder

Name:
David C. Elder

Title:
President

TREASURE MERGER SUB II, LLC
By
/s/ David C. Elder

Name:
David C. Elder

Title:
President

[Signature Page to RMT Transaction Agreement]

Annex A
Certain Definitions
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock, voting securities or other equity interests, by Contract or otherwise). It is expressly agreed that, solely for purposes of this Agreement and the other Transaction Documents, from and after the Spinco Distribution (a) each Spinco Entity shall be deemed not to be an Affiliate of Remainco and its Subsidiaries, and (b) Remainco and its Subsidiaries shall be deemed not to be an Affiliate of any Spinco Entity.
“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial), including without limitation the United States Foreign Corrupt Practices Act, the U.K. Bribery Act, any national and international Law enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Antitrust Law” means the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act and all other United States or non-United States antitrust, competition or other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Benefit Plan” means each employee benefit plan, including each (a) pension plan or post-retirement or employment health, medical, sick leave, disability, group insurance, life insurance, Code Section 125 or other benefit plan, program, policy or arrangement, (b) bonus, incentive or deferred compensation, stock purchase, phantom stock, stock option, or other equity-based compensation plan, program, policy or arrangement, (c) employment, severance, change in control, clawback or retention plan, program, policy, practice, agreement or arrangement, or (d) relocation, repatriation, employee loan, or other fringe benefit compensation, benefit or employee loan plan, program, policy, practice, agreement or arrangement (i) sponsored, maintained, contributed to or required to be maintained, sponsored or contributed to by (A) the Spinco Entities for the benefit of any Spinco Employee or Service Provider to Spinco, or (B) RMT Partner and its Subsidiaries for the benefit of any RMT Partner Employee or Service Provider to RMT Partner and its Subsidiaries (as context dictates), or (ii) with respect to which the Spinco Entities or RMT Partner and its Subsidiaries (as context dictates) have any direct or indirect liability, whether contingent or otherwise, but in either case, other than any plan, program, practice, agreement or arrangement required by any Governmental Entity.
“Business Day” means any day other than a Saturday or Sunday or a day on which banks in the City of New York, New York is required or authorized or required by Law to close.
“Clean-Up Spin-Off” has the meaning set forth in the Separation and Distribution Agreement.
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means any collective bargaining agreement or other recognition agreement or Contract with a labor organization, trade union, staff forum or employee representative body, or non-U.S. works council contract or arrangement.
“Combined Contract” has the meaning set forth in the Separation and Distribution Agreement.
“Commingled Contract” has the meaning set forth in the Separation and Distribution Agreement.
“Commitment Fees” means fees and expenses related to the Financing, including (a) any underwriting fee, upfront fee, commitment fee, takedown fee, placement fees or discounts, underwriting fees or discounts, purchase fees or discounts or similar fees or discounts payable in connection with the Financing, (b) any interest payable with respect to the Financing funded prior to the Closing Date, (c) prepayment or redemption premiums with respect to the Financing funded prior to the Closing Date required to be prepaid or redeemed in the event the Closing does not occur, and (d) those related to any reimbursement and

Annex A-1

indemnification obligations set forth in the Financing or any related agreement (including (i) any underwriting or purchase agreement, and (ii) any such fees and expenses paid prior to the Closing).
“Confidentiality Agreement” means the Confidentiality Agreement, entered into between BGI and RMT Partner, dated August 28, 2023.
“Continuing Arrangements” has the meaning set forth in the Separation and Distribution Agreement.
“Contract” means any written or oral contract, agreement, indenture, note, bond, instrument, lease, conditional sales contract, mortgage, license, binding commitment or other agreement.
“Contribution” has the meaning set forth in the Separation and Distribution Agreement.
“Copyrights” means any and all works of authorship fixed in a tangible medium, mask works, copyrights and all registrations and applications for registration of the foregoing.
“Distribution Registration Statement” means the registration statement on Form 10 or on Forms S-1/S-4, as applicable, to be filed by Spinco with the SEC to effect the registration under the Securities Act or the Exchange Act, as applicable, of the shares of Spinco Common Stock that will be received by holders of Remainco Common Stock in connection with the Spinco Distribution, as such registration statement may be amended or supplemented from time to time prior to the Spinco Distribution.
“Effect” means any effect, event, development, change, state of facts, condition, circumstance or occurrence.
“Employee Matters Agreement” means the Employee Matters Agreement, dated as of the date hereof, among Remainco, Spinco and RMT Partner, attached as Exhibit C to this Agreement.
“Environmental Law” means all Laws (including common law) relating to pollution or the protection of human health or the environment (including ambient air, surface water, ground water, land surface, indoor air or subsurface strata), including Laws relating to Releases or threatened Releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means, with respect to any Spinco Entity, or RMT Partner and its Subsidiaries (as context dictates), any trade or business, whether or not incorporated, that together with any other Person would be deemed a “single employer” within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA or that is a member of the same “controlled group” as any Spinco Entity, or RMT Partner and its Subsidiaries (as context dictates), pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the New Issuance divided by the number of shares of Spinco Common Stock issued and outstanding immediately prior to the First Effective Time, subject to adjustment as set forth herein.
“Existing RMT Partner Charter” means the articles of incorporation of RMT Partner, as amended as of the date of this Agreement.
“Film Restricted Business” means the business of selling and manufacturing (a) films that are to be laminated to nonwoven materials, which are intended as components of products for the healthcare and hygiene markets, and (b) silicone-coated films for the healthcare and hygiene markets; provided, however that the Film Restricted Business shall not include the Retained Business.
“Financing Sources” means any agent, arranger, lender, underwriter, initial purchaser, placement agent or other entity that has committed to provide, arrange, underwrite or place, or has entered into definitive agreements related to, any Financing, including the Spinco Lenders and the parties to any commitment letters, engagement letters, joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their respective Affiliates and their and their Affiliates’ respective officers,

Annex A-2

directors, employees, agents, representatives and their respective successors or permitted assigns, in each case, solely in their respective capacities as such.
“Foreign Plan” means each Benefit Plan maintained outside the jurisdiction of the United States that provides benefits in respect of any Service Provider that is primarily based outside the United States, including any such plan required to be maintained or contributed to by applicable Law, custom or rule of the relevant jurisdiction.
“Foreign Regulators” means foreign and transnational Governmental Entities with jurisdiction over Foreign Regulatory Laws.
“Foreign Regulatory Laws” mean (i) foreign and transnational Laws regarding foreign direct investments, and (ii) the requirement of notification and consultation with the Social and Economic Committee of each of the Spinco Entities domiciled in France in accordance with article L. 2312-8 of the French Labor Code.
“Fully Diluted RMT Partner Shares” means the number of outstanding shares of RMT Partner Common Stock as of immediately prior to the First Effective Time on a fully diluted, as converted and as exercised basis in accordance with the treasury stock method, including shares of RMT Partner Common Stock underlying outstanding options and any other outstanding securities or obligations of RMT Partner and its Subsidiaries convertible into or exercisable for shares of RMT Partner Common Stock, but excluding options and other equity awards that are to be settled in RMT Partner Common Stock (assuming target level performance), in each case that have been granted pursuant to RMT Partner Stock Plans and are, as of the First Effective Time, out-of-the-money.
“GAAP” means United States generally accepted accounting principles.
“Government Official” means an employee, officer, or representative of, or any Person otherwise acting in an official capacity for or on behalf of a Governmental Entity, whether elected or appointed, including an officer or employee of a state-owned or state-controlled enterprise, a political party, political party official or employee, candidate for public office, or an officer or employee of a public international organization (such as the World Bank, United Nations, International Monetary Fund, or Organization for Economic Cooperation and Development).
“Governmental Entity” means any government, any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether foreign, federal, state, provincial, local or municipal, any self-regulatory organization (including any securities exchange) or any arbitrational tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
“Hazardous Substance” means any material, substance, chemical, waste, hazardous waste, pollutant, contaminant, or hazardous or toxic substance as to which liabilities, restrictions or standards of conduct are imposed pursuant to any Laws, including asbestos, formaldehyde, polychlorinated biphenyls, per- and polyfluoroalkyl substances, lead based paint, radioactive materials, waste oil and other petroleum products, waste water, and any other such substances which constitute a nuisance or hazard to the environment or to the public health, safety, or welfare.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person and without duplication, all obligations and other liabilities of such Person in respect of (a) any indebtedness evidenced by a note, bond, debenture or other similar instrument or debt security, (b) performance bonds, letters of credit, bankers’ acceptances and similar facilities (but solely to the extent drawn), (c) indebtedness for borrowed money (including lines of credit, term loans, mortgage loans and amounts outstanding under overdraft facilities), whether current, short-term or long-term and whether secured or unsecured, and (d) leases classified as capital or finance leases in accordance with GAAP.

Annex A-3

“Intellectual Property” means, collectively, all U.S. and foreign intellectual property rights, and any and all intellectual property and other similar proprietary rights, as they exist anywhere in the world, whether registered or unregistered, including Trademarks, Patents, Copyrights, and Trade Secrets.
“Intended Initial Spin Tax Treatment” shall have the meaning set forth in the Separation and Distribution Agreement.
“Intended Merger Tax Treatment” means the treatment of the First Merger and the Second Merger, taken together, as an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321, that qualifies for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code in which no income, gain or loss will be recognized by Remainco, Spinco, RMT Partner, Merger Subs, or the holders of Spinco Common Stock (except with respect to the receipt of cash in lieu of fractional shares of RMT Partner Common Stock).
“Intended Spinco Distribution Tax Treatment” shall have the meaning set forth in the Separation and Distribution Agreement.
“Intended Tax Treatment” means the Intended Initial Spin Tax Treatment, the Intended Merger Tax Treatment, and the Intended Spinco Distribution Tax Treatment.
“Internal Restructuring” has the meaning set forth in the Tax Matters Agreement.
“International Trade Laws” means any of the following: (a) any Laws concerning the importation of merchandise, items (including technology, services, and software), including but not limited to those administered by U.S. Customs and Border Protection or the U.S. Department of Commerce, (b) any Laws concerning the exportation or re-exportation of items (including technology, services, and software), including but not limited to those administered by the U.S. Department of Commerce or the U.S. Department of State, or (c) any economic sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. State Department, the United Nations, Canada, the European Union, or the United Kingdom.
“Intervening Event” means any Effect that was not known by nor was reasonably foreseeable to the RMT Partner Board as of the date of this Agreement; provided, that in no event shall any Effect that (a) involves or relates to an RMT Partner Acquisition Proposal or a RMT Partner Superior Proposal or any inquiry or communications or matters relating thereto, (b) results from the announcement or pendency of this Agreement or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement, or (c) relates to the fact that Remainco, the Spinco Business or RMT Partner, as applicable, meets or exceeds any internal or analysts’ expectations or projections be taken into account for purposes of determining whether an Intervening Event has occurred (it being understood that, with respect to the foregoing clause (b), the facts or occurrences giving rise or contributing to such Effect may be taken into account when determining whether an Intervening Event has occurred).
“IRS” means the United States Internal Revenue Service.
“Knowledge” when used in this Agreement (a) with respect to Remainco, means the actual knowledge of the Persons listed on Section 11.15(a) of the Spinco Disclosure Letter, and (b) with respect to RMT Partner, means the actual knowledge of the Persons listed on Section 11.15(a) of the RMT Partner Disclosure Letter.
“Laws” means any domestic or foreign federal, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree, ruling, Governmental Order or other legally binding requirement of a Governmental Entity.
“Lien” means any lien, encumbrance, security interest, pledge, mortgage, hypothecation, charge, option, right of first refusal or first offer, lease, encroachment, restriction on transfer of title or other similar encumbrance.
“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

Annex A-4

“Multiple Employer Plan” means an employee benefit plan maintained by more than one employer within the meaning of Section 413(c) of the Code or that is or has been subject to Section 4063 or 4064 of ERISA.
“New Issuance” means (a) the Fully Diluted RMT Partner Shares multiplied by (b) the quotient of 90 divided by 10.
“Nonwoven Restricted Business” means the business of selling and manufacturing nonwoven materials; provided, however that the Nonwoven Restricted Business shall not include the Retained Business.
“NYSE” means the New York Stock Exchange, Inc.
“OFAC” has the meaning set forth in the definition of International Trade Laws.
“Open Source Software” means software that is distributed as “free and open source software”, “open source software” or under similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at opensource.org/licenses).
“Ordinary Course” means, with respect to an action taken by any Party, that such action is consistent with the ordinary course of business and past practices of such Party, excluding any deviations therefrom due to action taken consistent with trends in the industry in which the Party operates its business.
“Organizational Documents” means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents, (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents, (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents, and (e) with respect to any other Person that is not an individual, its comparable organizational documents.
“Patents” means patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, interferences and any extensions thereof, and including all inventions claimed by any such patents and patent applications.
“Permits” means all permits, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to own, lease and operate the assets of such Person, its business and the assets thereof, and to conduct its business as presently conducted.
“Permitted Encumbrances” means the following Liens: (a) Liens specifically disclosed in the Spinco Financial Statements or RMT Partner Reports; (b) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith or that may thereafter be paid without penalty; (c) statutory and contractual Liens of landlords, lessors or renters and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law; (d) Liens incurred or deposits made in the Ordinary Course in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the Ordinary Course securing obligations or liabilities that are not material to the operations of the business of the Person in question taken as a whole; (f) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein); (g) Liens not created by the Person in question that affect the underlying fee interest of any leased real property, including master leases or ground leases; (h) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; and (i) any set of facts that an accurate up-to-date survey would show.
“Person” means an association, a corporation, an individual, a partnership, a limited liability company, an unlimited liability company, a trust or any other entity or organization, including a Governmental Entity.
“Personal Data” means information and data concerning an identified or identifiable natural person (including any information specifically identified in any entity privacy policy as “personally identifiable information”) in paper, electronic or any other form, including PHI.

Annex A-5

“PHI” means protected health information, as defined by the Health Insurance Portability and Accountability Act of 1996, and any other information concerning the health (physical or mental) or medical condition of an identified or identifiable individual.
“Private Letter Ruling” means a private letter ruling from the IRS regarding the qualification of the Contribution, the Initial Spin, the Spinco Distribution, and the Spinco Special Cash Payment for the Intended Initial Spin Tax Treatment, which may be subject to reasonable and customary assumptions, representations or covenants (or, in the case of a Delayed RMT, such other private letter ruling (if any) as may be requested from the IRS in accordance with the penultimate sentence of Section 2.9).
“Proceeding” means any action, claim, complaint, suit, mediation, arbitration, audit or other proceeding, whether civil or criminal, at Law or in equity, by or before any Governmental Entity.
“Processing” (or its conjugates) means any operation or set of operations that is performed upon Personal Data, whether or not by automatic means, such as the receipt, access, acquisition, collection, recording, organization, structuring, transfer, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, or combination, restriction, erasure or destruction, relating to such data or combination thereof.
“Record Date” has the meaning set forth in the Separation and Distribution Agreement.
“Regulatory Approvals” shall mean all Permits, expirations of waiting periods and authorizations required to be obtained prior to the First Effective Time by any of the Parties or their respective Affiliates from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions, excluding for the avoidance of doubt, any Tax Ruling.
“Release” means any release, spill, emission, leaking, injection, pouring, dumping, escaping, deposit, disposal, discharge, dispersal, leaching or migration of any Hazardous Substance into or in the air, soil, surface water, groundwater, or environment.
“Remainco Common Stock” means the common shares, par value of $0.01 per share, of Remainco.
“Remainco Material Adverse Effect” means any Effect that prevents or would reasonably be expected to prevent, materially delay or materially impair the ability of Remainco to consummate the Transactions by the Outside Date.
“Remainco Merger Tax Opinion” means the opinion of Remainco Tax Counsel, addressed to Remainco and dated as of the Closing Date, substantially in the form attached hereto as Exhibit H, to the effect that the Merger will qualify for the Intended Merger Tax Treatment.
“Remainco Spin Tax Opinion” means the opinion of Remainco Tax Counsel, addressed to Remainco and dated as of the Closing Date, to the effect that: the Contribution, the Initial Spin, the Spinco Distribution and the Spinco Special Cash Payment will qualify for the Intended Initial Spin Tax Treatment.
“Remainco Tax Counsel” means Bryan Cave Leighton Paisner LLP or, in the event Bryan Cave Leighton Paisner LLP is unable or unwilling to provide the Remainco Tax Opinions, such other counsel reasonably satisfactory to Remainco.
“Remainco Tax Opinions” mean the Remainco Spin Tax Opinion and the Remainco Merger Tax Opinion.
“Remainco Tax Representation Letters” means one or more Tax representation letters containing customary representations and covenants relevant to the qualification of the Contribution, the Initial Spin, the Spinco Distribution, the Spinco Special Cash Payment, and the Merger for the Intended Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Remainco Tax Counsel, executed by Remainco and dated and effective as of the Closing Date.
“Representative” means with respect to any Person, any of such Person’s officers, directors, managers, employees, shareholders, members, partners, controlling persons, agents, consultants, advisors, and other representatives, including legal counsel, accountants and financial advisors.

Annex A-6

“Required Periods” means, in the case of a balance sheet, such date or dates, or, in the case of statements of earnings, cash flows and equity, such periods or periods, as are required to be provided by applicable Law (in each case, after giving effect to any waiver, amendment, modification, interpretation, guidance, or other form of relief made available by the applicable Governmental Entity) in connection with the Securities Filings and to effectuate the transactions contemplated by this Agreement.
“Retained Business” means the business of designing, manufacturing, selling, and/or distributing (a) rigid and flexible packaging, (b) tape products, (c) medical devices and pharmaceutical delivery and dispensing devices and related consumables, (d) films other than those captured in Spinco Business, (e) mulch films, and (f) products that have been manufactured by facilities not listed on Section 6.17 of the Spinco Disclosure Letter in the 365 days prior to signing.
“Restricted Business” means the Nonwoven Restricted Business and the Film Restricted Business.
“Restricted Period” means the period commencing on the Closing Date and ending on the third (3rd) anniversary of the Closing Date; provided, that solely with respect to the Nonwoven Restricted Business, “Restricted Period” shall mean the fifth (5th) anniversary of the Closing Date.
“RMT Partner Acquisition Proposal” means any proposal or offer of a third party relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving RMT Partner or any of its Subsidiaries or any acquisition by any Person or group, or any proposal or offer that if consummated would, in each case, result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty (20%) or more of the total voting power of RMT Partner or twenty (20%) or more of the consolidated total assets (taken as a whole, it being understood that total assets include equity securities of Subsidiaries) of RMT Partner, in each case other than the Transactions.
“RMT Partner Business” means the business of designing, manufacturing, selling, and/or distributing (a) cellulose-based airlaid nonwoven materials, primarily used to manufacture consumer products for healthcare and hygiene markets and other consumer and industrial applications, (b) specialty long fibers, primarily from natural sources such as abaca, and other materials to create products for food and beverage, technical specialties, wallcover, composite laminates, and metallized products, and (c) spunlace nonwovens for critical cleaning, high-performance materials, personal care, hygiene, and medical applications.
“RMT Partner Common Stock” means the shares of a single class of capital stock of RMT Partner designated as common stock as of immediately following the Charter Amendment Effective Time.
“RMT Partner Credit Facilities” means the revolving and term loan facilities provided for under that certain Fourth Amended and Restated Credit Agreement, dated as of May 9, 2022, by and among RMT Partner, certain of its subsidiaries, the lenders party thereto, and PNC Bank, National Association, in its capacity as administrative agent.
“RMT Partner Employee” means each individual employed by the RMT Partner or any of its Subsidiaries immediately prior to the First Effective Time.
“RMT Partner Intellectual Property” means any and all Intellectual Property owned or purported to be owned by RMT Partner and its Subsidiaries.
“RMT Partner IT Assets” means the computers, software and software platforms, databases, hardware, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment that are owned or controlled by RMT Partner and its Subsidiaries and used in connection with the operation of the RMT Partner Business.
“RMT Partner Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities, business or results of operations of RMT Partner and its Subsidiaries taken as a whole; provided, however, that none of the following, alone or in combination,

Annex A-7

shall be deemed to constitute, or be taken into account in determining whether an RMT Partner Material Adverse Effect has occurred or would reasonably be expected to occur:
(a)   Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction in which RMT Partner or its Subsidiaries has material operations or in which products or services of RMT Partner or its Subsidiaries are sold;
(b)   Effects that are the result of factors generally affecting the industries, markets or geographical areas in which RMT Partner or its Subsidiaries have material operations;
(c)   any changes in the relationship of the RMT Partner or its Subsidiaries, contractual or otherwise, with customers, employees, talent, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions, or resulting or arising from the identity of Remainco or the Spinco Entities or the Spinco Business or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement (provided, that this clause (c) does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the other Transaction Documents, the consummation of the Merger or the other Transactions contemplated hereby);
(d)   changes or modifications in accounting standards applicable to RMT Partner or its Subsidiaries, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;
(e)   any failure by RMT Partner or its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, an RMT Partner Material Adverse Effect;
(f)   any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis or the escalation or worsening of any of the foregoing;
(g)   any actions expressly required to be taken or omitted by RMT Partner or its Subsidiaries pursuant to this Agreement; or
(h)   any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of RMT Partner or any of its Subsidiaries or any of their respective securities; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Effect underlying such Effect, announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, an RMT Partner Material Adverse Effect;
provided further that, with respect to clauses (a), (b), (d) and (f), such Effect shall be taken into account in determining whether an “RMT Partner Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects RMT Partner and its Subsidiaries (taken as a whole) compared to other companies operating in the industries or markets in which RMT Partner and its Subsidiaries operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).
“RMT Partner Merger Tax Representation Letter” means the representation letter substantially in the form of Exhibit G, with such changes, updates or refinements, consented to by RMT Partner and Remainco (such consent not to be unreasonably withheld, conditioned or delayed), as may be reasonably necessary to reflect any changes in, or clarifications of, facts or Law prior to the Closing, executed by RMT Partner and Merger Subs and dated and effective as of the Closing Date.
“RMT Partner Recommendation” means the recommendation by the RMT Partner Board of the approval by the shareholders of RMT Partner of the RMT Partner Share Issuance and the RMT Partner Charter Amendment.

Annex A-8

“RMT Partner Registration Statement” means the registration statement on Form S-4 to be filed by RMT Partner with the SEC to effect the registration under the Securities Act of the issuance of the shares of RMT Partner Common Stock that will be received by holders of Spinco Common Stock pursuant to the Merger.
“RMT Partner Share Issuance” means the issuance of the shares of RMT Partner Common Stock in accordance with Section 3.1 in an amount equal to the New Issuance.
“RMT Partner Shareholder Approval” means the approval of the RMT Partner Share Issuance and the RMT Partner Charter Amendment, in each case by the affirmative vote of a majority of the votes cast by holders of RMT Partner capital stock entitled to vote on such matter at a shareholders meeting duly called and held for such purpose.
“RMT Partner Spin Tax Representation Letter” means a Tax representation letter containing customary representations and covenants relevant to the qualification of the Contribution, the Initial Spin, the Spinco Distribution, and the Spinco Special Cash Payment, for the Intended Initial Spin Tax Treatment and Intended Spinco Distribution Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to RMT Partner and Remainco Tax Counsel, executed by RMT Partner and Merger Subs and dated and effective as of the Closing Date.
“RMT Partner Superior Proposal” means a unsolicited, bona fide written RMT Partner Acquisition Proposal made after the date of this Agreement that would result in a Person or group, other than Remainco or any of its Subsidiaries or controlled Affiliates (including the Spinco Entities), becoming the beneficial owner of, directly or indirectly, at least fifty percent (50%) of the total voting power of the equity securities of RMT Partner (or of the surviving entity in a merger involving RMT Partner, as applicable) or at least fifty percent (50%) of the consolidated total assets (taken as a whole, including equity securities of its Subsidiaries), of RMT Partner that the RMT Partner Board has determined in good faith, after consultation with RMT Partner’s outside legal counsel and financial advisor that (a) if consummated, would result in a transaction more favorable to RMT Partner’s shareholders from a financial point of view than the Merger (after taking into account any revisions to the terms of this Agreement proposed by Remainco pursuant to Section 8.3(d)(ii) and the time likely to be required to consummate such RMT Partner Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal.
“RMT Partner Tax Representation Letters” means the RMT Partner Merger Tax Representation Letter and RMT Partner Spin Tax Representation Letter.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Separation” has the meaning set forth in the Separation and Distribution Agreement.
“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated as of the date hereof, among Remainco, Spinco and RMT Partner, attached as Exhibit A to this Agreement.
“Service Provider” means (a) with respect to the Spinco Entities, any current or former Spinco Employee, officer, director, consultant or individual independent contractor of the Spinco Entities, and (b) with respect to RMT Partner, any current or former RMT Partner Employee, officer, director, consultant or individual independent contractor of RMT Partner and its Subsidiaries.
“Spinco Acquisition Proposal” means any proposal or offer relating to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or similar transaction involving any of the Spinco Entities or any acquisition by any Person or group, or any proposal or offer that if consummated would, in each case, result in, any Person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, twenty percent (20%) or more of the consolidated total assets (taken as a whole, it being understood that total assets include equity securities of Subsidiaries) of the Spinco Business, in each case other than (a) the Transactions, and (b) any proposal or offer relating to a merger, joint venture, partnership,

Annex A-9

consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, spin-off, share exchange, business combination or any other transaction involving Remainco or any acquisition by any Person or group of, or any proposal or offer involving, the securities of Remainco.
“Spinco Business” means business of designing, manufacturing, selling, and/or distributing (a) nonwoven materials, (b) films that are to be laminated to nonwoven materials and silicone-coated films, which in each case are intended as components of products for the healthcare and hygiene markets, (c) flexible intermediate bulk containers and other woven fabrics, and (d) mulch films as produced in Washington, GA; provided, however, that “Spinco Business” specifically excludes the Retained Business.
“Spinco Common Stock” shall mean all of the issued and outstanding shares of common stock, par value $0.01 per share, of Spinco.
“Spinco Distribution” has the meaning set forth in the Separation and Distribution Agreement.
“Spinco Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.
“Spinco Employee” has the meaning set forth in the Employee Matters Agreement.
“Spinco Entities” means Spinco and the Spinco Subsidiaries after giving effect to the Separation.
“Spinco Intellectual Property” means any and all Intellectual Property owned or purported to be owned by the Spinco Entities.
“Spinco IT Assets” means the computers, software and software platforms, databases, hardware, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment that are owned or controlled by the Spinco Entities and used in connection with the operation of the Spinco Business.
“Spinco Material Adverse Effect” means any Effect that, individually or in the aggregate with any other Effect is, or would reasonably be expected to be, materially adverse to the condition (financial or otherwise), properties, assets, operations, liabilities, business or results of operations of the Spinco Business or the Spinco Entities, taken as a whole; provided, however, that none of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether a Spinco Material Adverse Effect has occurred or would reasonably be expected to occur:
(a)   Effects generally affecting the economy, credit, capital, securities or financial markets or political, regulatory or business conditions in any jurisdiction in which Spinco, the Spinco Business or the Spinco Subsidiaries has material operations or in which products or services of Spinco, the Spinco Business or the Spinco Subsidiaries are sold;
(b)   Effects that are the result of factors generally affecting the industries, markets or geographical areas in which Spinco, the Spinco Business or the Spinco Subsidiaries have material operations;
(c)   any changes in the relationship of Spinco, the Spinco Business or any Spinco Subsidiaries, contractual or otherwise, with customers, employees, talent, unions, suppliers, distributors, financing sources, partners or similar relationship or any resulting Effect that was caused by the entry into, announcement, pendency or performance of the Transactions, or resulting or arising from the identity of RMT Partner or its Subsidiaries or any actions expressly required to be taken or to be refrained from being taken pursuant to this Agreement (provided, that this clause (c) does not apply in the context of any representation or warranty that is intended to address the consequences of the execution, delivery or performance of this Agreement or the other Transaction Documents, the consummation of the Merger or the other Transactions contemplated hereby);
(d)   changes or modifications in accounting standards applicable to Spinco, the Spinco Business or any Spinco Subsidiary, including GAAP, or in any Law of general applicability, including the repeal thereof, or in the interpretation or enforcement thereof, after the date of this Agreement;

Annex A-10

(e)   any failure by Spinco, the Spinco Business or any Spinco Subsidiary to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period; provided that the exception in this clause (e) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Spinco Material Adverse Effect;
(f)   any Effect resulting from acts of war (whether or not declared), civil disobedience, hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster, or any epidemic, pandemic, outbreak of illness or other public health event or any other force majeure event, or any national or international calamity or crisis or the escalation or worsening of any of the foregoing;
(g)   any actions expressly required to be taken or omitted by Remainco or any of its Subsidiaries (including the Spinco Entities) pursuant to this Agreement; or
(h)   any Effect or announcement of an Effect affecting the credit rating or other rating of financial strength of Spinco, the Spinco Business or the Spinco Subsidiaries or any of their respective securities; provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any Effect underlying such Effect, announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Spinco Material Adverse Effect;
provided further that, with respect to clauses (a), (b), (d) and (f), such Effect shall be taken into account in determining whether a “Spinco Material Adverse Effect” has occurred or is occurring to the extent it materially and disproportionately adversely affects the Spinco Business or Spinco and the Spinco Entities (taken as a whole) compared to other companies operating in the industries or markets in which Spinco, the Spinco Business or the Spinco Entities operate (in which case only the incremental disproportionate impact may be taken into account, and only to the extent otherwise permitted by this definition).
“Spinco Merger Tax Representation Letter” means the representation letter substantially in the form of Exhibit F, with such changes, updates or refinements, consented to by RMT Partner and Remainco (such consent not to be unreasonably withheld, conditioned or delayed), as may be reasonably necessary to reflect any changes in, or clarifications of, facts or Law prior to the Closing, executed by Spinco and dated and effective as of the Closing Date.
“Spinco Special Cash Payment” has the meaning set forth in the Separation and Distribution Agreement.
“Spinco Spin Tax Representation Letter” means a Tax representation letter containing customary representations and covenants relevant to the qualification of the Contribution, the Initial Spin, the Spinco Distribution, and the Spinco Special Cash Payment, for the Intended Initial Spin Tax Treatment and the Intended Spinco Distribution Tax Treatment, and with customary assumptions, exceptions and modifications thereto, reasonably satisfactory in form and substance to Remainco Tax Counsel, executed by Spinco and dated and effective as of the Closing Date.
“Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco after giving effect to the Separation.
“Spinco Superior Proposal” means an unsolicited, bona fide written Spinco Acquisition Proposal made after the date of this Agreement that would result in a Person or group, other than RMT Partner or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, at least fifty percent (50%) of the total assets (taken as a whole, including equity securities of any Spinco Entities) of the Spinco Business that Remainco has determined in good faith, after consultation with its financial advisor, that (a) if consummated, would result in a transaction more favorable to Remainco from a financial point of view than the Merger (after taking into account any revisions to the terms of this Agreement proposed by RMT Partner pursuant to Section 8.2(d)(ii) and the time likely to be required to consummate such Spinco Acquisition Proposal), and (b) is reasonably likely to be consummated on the terms proposed, taking into account any legal, financial and regulatory requirements, the likelihood of termination, the timing of closing, and the identity of the Person or Persons making the proposal.

Annex A-11

“Spinco Tax Representation Letters” means the Spinco Merger Tax Representation Letter and Spinco Spin Tax Representation Letter.
“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by, or is, such Person or by one or more of its Subsidiaries.
“Takeover Statute” means a “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover statute or regulation.
“Tax” or “Taxes” has the meaning set forth in the Tax Matters Agreement.
“Tax Law” has the meaning set forth in the Tax Matters Agreement.
“Tax Matters Agreement” means the Tax Matters Agreement entered into by and among Remainco, Spinco and RMT Partner on the date hereof, attached as Exhibit B to this Agreement.
“Tax Return” has the meaning set forth in the Tax Matters Agreement.
“Tax Ruling” means the Private Letter Ruling or any other private letter ruling or similar advance ruling or clearance from a Taxing authority concerning the transactions contemplated by the Transaction Documents.
“Tender Offer Statement” means the tender offer statement on Schedule TO to be filed by Remainco with the SEC if the Spinco Distribution is effected in whole or in part as an exchange offer.
“Territory” means worldwide.
“Threshold Event” means the provisions of this Agreement that obligate RMT Partner to hold the RMT Partner Shareholders Meeting are materially and adversely limited or invalidated for any reason, including as a result of a judicial determination that (a) is either a final or interim order, and (b) has been entered and has remained in effect for a period of ten (10) days without being reversed or stayed pending appeal (or, in the case of an order that is not subject to further appeal, on the first (1st) Business Day following the entry of the order).
“Trade Secrets” means any and all trade secrets, know-how and other confidential information.
“Trademarks” means any and all trademarks, service marks, trade names, trade dress, logos, business names, Internet domain names, and social media account handles, together with the goodwill associated with any of the foregoing, and all registrations and applications for registration of the foregoing.
“Transaction Documents” means this Agreement, the Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement, and the Transition Services Agreement, including all annexes, Exhibits, Schedules, attachments and appendices thereto.
“Transition Services Agreement” means that certain Transition Services Agreement by and between BGI and the Surviving Entity dated as of the Closing Date, substantially in the form of Exhibit D hereto.
“Willful Breach” means, with respect to any Party, (a) intentional (and not constructive) fraud with respect to the representations, warranties, covenants or other agreements of such Party set forth in this Agreement, or (b) a willful act or a willful failure to act by such party that actually causes or results in a material breach of this Agreement.

Annex A-12

ANNEX B
EXECUTION VERSION
SEPARATION AND DISTRIBUTION AGREEMENT
by and among
BERRY GLOBAL GROUP, INC.,
TREASURE HOLDCO, INC.,
and
GLATFELTER CORPORATION
Dated as of February 6, 2024

B-i

B-ii

B-iii

SEPARATION AND DISTRIBUTION AGREEMENT
This SEPARATION AND DISTRIBUTION AGREEMENT (this “Agreement”), dated as of February 6, 2024, by and among BERRY GLOBAL GROUP, INC., a Delaware corporation (“Remainco”), TREASURE HOLDCO, INC., a Delaware corporation and a wholly owned indirect Subsidiary of Remainco (“Spinco”), and GLATFELTER CORPORATION, a Pennsylvania corporation (“RMT Partner”). Each of Remainco, Spinco, and RMT Partner is sometimes referred to herein as a “Party” and collectively, as the “Parties.”
W I T N E S S E T H:
WHEREAS, Remainco, acting through itself, its direct wholly-owned Subsidiary, Berry Global, Inc., a Delaware corporation (“BGI”), and other direct and indirect Subsidiaries, currently conducts the Remainco Business and the Spinco Business;
WHEREAS, Remainco intends to cause the separation of the Spinco Business from the Remainco Business, and to cause the assignment, transfer, conveyance and delivery (collectively, “Transfer”) of the Spinco Assets to Spinco and other members of the Spinco Group (all such Transfers collectively referred to as the “Contribution”), such that, after the Contribution, the Spinco Business is solely held by members of the Spinco Group;
WHEREAS, in connection with the Contribution, but prior to the Initial Spin, Spinco will make the Spinco Special Cash Payment to BGI;
WHEREAS, following the Contribution and pursuant to this Agreement, BGI will undertake the Initial Spin by distributing 100% of the Spinco Common Stock to Remainco;
WHEREAS, following the Initial Spin, Remainco will distribute (the “Spinco Distribution”) to the holders of Remainco Common Stock all of the issued and outstanding shares of Spinco Common Stock received in the Initial Spin (a) by means of a pro rata distribution (the “Spin-Off”), and/or (b) with the consent of RMT Partner, by way of an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (the “Exchange Offer”) (to be followed by a Clean-Up Spin-Off);
WHEREAS, immediately following the Spinco Distribution and pursuant to the RMT Transaction Agreement, (a) First Merger Sub shall be merged with and into Spinco, with Spinco continuing as the surviving corporation and a wholly owned Subsidiary of RMT Partner (the “First Merger”), and (b) immediately following the First Merger and as part of the same overall transaction, Spinco will merge with and into Second Merger Sub (the “Second Merger”, and together with the First Merger, the “Merger”), with Second Merger Sub being the surviving limited liability company and wholly owned Subsidiary of RMT Partner, all upon the terms and subject to the conditions set forth in the RMT Transaction Agreement;
WHEREAS, for U.S. federal income Tax purposes, it is intended that (a) the Contribution, the Spinco Special Cash Payment, and the Initial Spin undertaken on the terms and conditions set forth in this Agreement shall constitute a plan of reorganization in support of the Intended Initial Spin Tax Treatment, (b) the Spinco Distribution and the Clean-Up Spin-Off, if required, on the terms set forth in this Agreement shall qualify for the Intended Spinco Distribution Tax Treatment, (c) the Merger shall qualify for the Intended Merger Tax Treatment, and (d) this Agreement together with the RMT Transaction Agreement shall constitute a “plan of reorganization” for purposes of Section 368 of the Code in support of the Intended Tax Treatment;
WHEREAS, the board of directors of Spinco (the “Spinco Board”) has unanimously (a) approved and declared advisable this Agreement, the RMT Transaction Agreement and the transactions contemplated hereby and thereby, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, (b) determined that this Agreement, the RMT Transaction Agreement and the transactions contemplated hereby and thereby, including the Separation, the Initial Spin, the Spinco Distribution and the Merger, are in the best interest of Spinco and its sole stockholder, and (c) resolved to recommend the adoption of the RMT Transaction Agreement by BGI, as the sole stockholder of Spinco; and
WHEREAS, the board of directors of Remainco (the “Remainco Board”) has unanimously approved this Agreement, the RMT Transaction Agreement and the transactions contemplated hereby and thereby,

including the Separation, the Initial Spin, the Spinco Distribution and the Merger, subject to such further action of the Remainco Board required, if applicable, to determine the structure of Initial Spin and the Spinco Distribution, establish the Record Date and the Spinco Distribution Date, and the effectiveness of the declaration of the Initial Spin and the Spinco Distribution by the Remainco Board (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in this Agreement).
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, each of the Parties hereby agree as follows:
ARTICLE I
THE SEPARATION
Section 1.1   Transfer of Assets and Assumption of Liabilities.
(a)   Subject to the terms of this Agreement, and substantially in accordance with the Separation Plan (as finally determined pursuant to Section 1.2), prior to the Initial Spin:
(i)   Spinco Assets.   Remainco shall Transfer (or will cause each of its applicable Subsidiaries to Transfer) to Spinco or the applicable member(s) of the Spinco Group (which shall accept) all of Remainco’s and its applicable Subsidiaries’ respective right, title and interest in and to all Spinco Assets;
(ii)   Spinco Assumed Liabilities.   Spinco shall, and shall cause the other members of the Spinco Group to accept, assume and agree to perform, discharge and fulfill the Spinco Assumed Liabilities in accordance with their respective terms. Spinco and each other member of the Spinco Group shall be responsible for all Spinco Assumed Liabilities, regardless of when or where such Spinco Assumed Liabilities arose or arise, or the legal entity that incurred or holds the Spinco Assumed Liability (provided, however, that nothing contained herein shall preclude or inhibit Spinco from asserting against Third Parties any defense available to the Person that incurred or holds such Spinco Assumed Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Spinco Distribution, regardless of where or against whom such Spinco Assumed Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement;
(iii)   Excluded Assets.   Spinco shall cause the members of the Spinco Group to assign, transfer, convey and deliver to Remainco or one or more of its other Subsidiaries designated by Remainco (other than any member of the Spinco Group), and Remainco or such other Subsidiaries shall accept from such applicable members of the Spinco Group, such applicable Person’s respective direct or indirect right, title and interest in and to any Excluded Assets; and
(iv)   Excluded Liabilities.   Remainco and/or its Subsidiaries designated by Remainco (other than any member of the Spinco Group) shall accept and assume from the members of the Spinco Group and agree to perform, discharge and fulfill the Excluded Liabilities of such Persons, and Remainco and/or its applicable Subsidiaries shall be responsible for all Excluded Liabilities, regardless of when or where such Excluded Liabilities arose or arise, or the legal entity that incurred or holds the Excluded Liability (provided, however, that nothing contained herein shall preclude or inhibit Remainco from asserting against Third Parties any defense available to the Person that incurred or holds such Excluded Liability), or whether the facts on which they are based occurred prior to, at or subsequent to the Spinco Distribution, regardless of where or against whom such Excluded Liabilities are asserted or determined or whether asserted or determined prior to the date of this Agreement.
(b)   In exchange for the Contribution and assumption of the Liabilities of Spinco set forth in Section 1.1(a), Spinco shall issue to BGI additional shares of Spinco Common Stock such that the number of shares of Spinco Common Stock then outstanding shall be equal to the number of shares of Spinco Common Stock necessary to effect the Initial Spin and the Spinco Distribution.

(c)   The Parties acknowledge and agree that, except for such rights as are otherwise expressly provided in this Agreement or any Ancillary Agreements, none of Spinco or any member of the Spinco Group shall acquire or be permitted to retain any direct or indirect right, title or interest in any Excluded Asset through the Transfer of the Spinco Assets to Spinco pursuant to Section 1.1(a), and that if any of the members of the Spinco Group owns any such Excluded Assets, all such rights, title and interests in such Excluded Assets shall be Transferred, as further set forth in this Agreement.
(d)   In furtherance of the Transfer of the Spinco Assets and assumption of the Spinco Assumed Liabilities provided for in Section 1.1(a), prior to the Initial Spin, (i) Remainco shall prepare, execute, deliver and record (as applicable), and shall cause the applicable members of its Group to prepare, execute, deliver and record (as applicable), such Conveyancing and Assumption Instruments as and to the extent reasonably necessary or appropriate to evidence the Transfer of all of Remainco’s and the members of the Remainco Group’s right, title and interest in and to the Spinco Assets to the applicable members of the Spinco Group (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require Remainco or any of its Affiliates to make any representations or warranties, express or implied, not contained in this Agreement or any other Ancillary Agreement or agree to any covenants or other obligations effective after the Spinco Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Ancillary Agreements)), including an agreement not to bring any claims against each other under or relating to such Conveyancing and Assumption Instruments other than pursuant to this Agreement or an Ancillary Agreement and (ii) Spinco shall prepare, execute, deliver and record (as applicable) such Conveyancing and Assumption Instruments (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, or otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Spinco Assumed Liabilities by the applicable members of the Spinco Group (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require Spinco or any of its Affiliates to make any representations or warranties, express or implied, not contained in this Agreement or the Ancillary Agreements or agree to any covenants or other obligations effective after the Spinco Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s)) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Ancillary Agreements). Notwithstanding anything herein to the contrary, no quitclaim deed shall be used as a Conveyancing and Assumption Instrument.
(e)   In furtherance of the Transfer of Excluded Assets and the assumption of Excluded Liabilities provided for in Section 1.1(a), prior to the Initial Spin, (i) Spinco shall execute and deliver, and shall cause any applicable members of the Spinco Group to prepare, execute, deliver and record (as applicable), such Conveyancing and Assumption Instruments as and to the extent reasonably necessary or appropriate to evidence the Transfer of all of Spinco’s and the members of its Group’s right, title and interest in and to the Excluded Assets to the applicable members of the Remainco Group (other than Spinco and the Spinco Group) (it being agreed and understood that no such Conveyancing and Assumption Instrument shall require Spinco or any of its Affiliates to make any representations or warranties, express or implied, not contained in this Agreement or any other Ancillary Agreement, or agree to any covenants or other obligations effective after the Spinco Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Ancillary Agreements)), including an agreement not to bring any claims against each other under or relating to such Conveyancing and Assumption Instruments other than pursuant to this Agreement or an Ancillary Agreement and (ii) Remainco shall prepare, execute, deliver and record (as applicable) such Conveyancing and Assumption Instruments (in each case in a form that is consistent with the terms and conditions of this Agreement, required by applicable Law to record or register transfer of title in each applicable jurisdiction, and otherwise customary in the jurisdiction in which the relevant Liabilities are located and reasonably acceptable to the Parties) as and to the extent reasonably necessary to evidence the valid and effective assumption of the Excluded Liabilities by the applicable members of the Remainco Group (it being agreed and understood that no such Conveyancing and Assumption Instruments shall require Remainco or any of its Affiliates to make any representations or warranties express or implied, not contained in this Agreement or the Ancillary Agreements or agree to any covenants or other obligations effective after the Spinco Distribution (except to the extent required to comply with applicable Law, and in which case the Parties and the parties to such Conveyancing and Assumption Instrument(s) shall enter into such supplemental agreements or arrangements as are effective to preserve the allocation of economic benefits and burdens contemplated by this Agreement and the Ancillary Agreements)). Notwithstanding anything herein to the contrary, no quitclaim deed shall be used as a Conveyancing and Assumption Instrument.
(f)   For a period ending on the earlier of (i) twenty-four (24) months after the Spinco Distribution and (ii) thirty-six (36) months after the date of this Agreement, each Party shall, and shall cause each member of its respective Group to, use commercially reasonable efforts to obtain, as promptly as practicable, the required Consents for the Transfer of any Spinco Asset or Excluded Asset as contemplated by this Agreement. In connection with the foregoing, Remainco, Spinco and RMT Partner agree to provide such evidence as to financial capability, resources, and creditworthiness of Remainco, Spinco and RMT Partner as may be reasonably requested by any Third Party whose Consent is sought hereunder. In no event shall (A) any of Remainco or RMT Partner (or any of their respective Affiliates) be required to make any non-de minimis payment, incur any non-de minimis Liability, commence any litigation or make any non-de minimis concession (financial or otherwise) to obtain any Consents of Third Parties contemplated by this Agreement and (B) prior to the Spinco Distribution, Spinco or any of its Subsidiaries be required to make any material payments, incur any material Liability, commence any litigation or make any material financial concessions to obtain any Consents of Third Parties contemplated by this Agreement.
Section 1.2   Separation Plan; Separation Committee.
(a)   Attached as Schedule I to this Agreement is the preliminary plan and structure for the Separation, Initial Spin, Spin-Off and Merger, as contemplated by this Agreement and the Ancillary Agreement (the “Preliminary Separation Plan”). As promptly as reasonably practicable after the date hereof (and no later than twenty (20) days after the date hereof), Remainco shall deliver to RMT Partner an updated Preliminary Separation Plan depicting (i) each material internal restructuring step Remainco proposes to undertake in connection with the Separation, (ii) a list and copies (to the extent such Contracts are in written form) of any Commingled Contracts, Combined Contracts and Intergroup Contracts, and (iii) a list of the Credit Support Instruments that, pursuant to Section 1.7, will be replaced by the Parties (the “Updated Preliminary Separation Plan”). RMT Partner shall have a period of twenty (20) days from the date Remainco delivers the Updated Preliminary Separation Plan to review and comment on such Updated Preliminary Separation Plan (the “Separation Plan Review Period”). In the twenty (20)-day period following the Separation Plan Review Period, Remainco and RMT Partner shall negotiate in good faith regarding any amendments, modifications or supplements to the Updated Preliminary Separation Plan, and Remainco and RMT Partner shall consider, in each case, (A) operational considerations, (B) Tax efficiencies, and (C) the relative benefits and burdens to each of them in connection with the proposed amendment, modification or supplement thereto (including considering the cumulative effects of each restructuring step on each of RMT Partner and Remainco); provided, that the Parties shall not be required to agree to any change that would reasonably be expected to prevent, materially delay or materially impair the receipt of the Private Letter Ruling or that would be inconsistent with the covenants set forth in the Tax Matters Agreement. At the end of the twenty (20)-day period following the Separation Plan Review Period, Remainco shall revise the Updated Preliminary Separation Plan to reflect any modifications or supplements to the Updated Preliminary Separation Plan as have been agreed to by the Parties in writing (such updated plan, and such plan as it may be further amended, modified or supplemented in accordance with this Section 1.2(a), the “Separation Plan”). The Separation Plan may thereafter be amended, modified or supplemented only with the prior written consent of RMT Partner (not to be unreasonably withheld, conditioned or delayed). In furtherance of the evaluation, development and implementation of the Updated Preliminary Separation Plan or the Separation Plan and any amendments, modifications or supplements thereto,

Remainco shall provide RMT Partner with all Information reasonably requested by RMT Partner in connection with its review thereof.
(b)   To the extent permitted by applicable Law, as promptly as reasonably practicable after the date hereof Remainco and RMT Partner shall form a separation committee (the “Separation Committee”) comprised of three (3) members appointed by Remainco and three (3) members appointed by RMT Partner, which Separation Committee shall discuss and monitor the implementation of the transactions set forth in the Separation Plan. The members of the Separation Committee appointed by Remainco shall ensure that the members of the Separation Committee appointed by RMT Partner are kept reasonably informed with respect to the implementation of the Separation Plan and with the overall progress of the Separation, and Remainco shall consult in good faith with RMT Partner regarding any timely and reasonable input from the members of the Separation Committee appointed by RMT Partner with respect thereto. Following the appointment of the members after the date hereof, and until the Spinco Distribution, the Separation Committee will meet at least once every two weeks on a date mutually acceptable to the members, and the Separation Committee may have additional meetings from time to time if the members so elect. All such meetings will be held telephonically or virtually by video conference unless otherwise agreed between the members. The Separation Committee shall put in place all such processes as may be required to ensure that no information is exchanged that would be prohibited by applicable Law.
Section 1.3   Commingled Contracts; Combined Contracts.
(a)   Treatment of Commingled Contracts.   Prior to the Spinco Distribution and until the date that is twenty-four (24) months after the Spinco Distribution, to the extent (i) the rights and obligations (or comparable services) under such Commingled Contract have not been or are not contemplated to be provided to the Spinco Group pursuant to an Ancillary Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Commingled Contract have not yet been obtained or are not contemplated to be obtained pursuant to the Ancillary Agreements or this Agreement, and (iii) requested by Spinco or RMT Partner, as applicable, Remainco shall notify the Third Party that is the counterparty to each Commingled Contract and use its commercially reasonable efforts to assist Spinco (in each case with effect following the Spinco Distribution) (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Spinco Business with any Third Party which is a counterparty to any Commingled Contract, (B) to assign to a member of the Spinco Group the rights and obligations under such Commingled Contract to the extent related to the Spinco Business, so that Remainco and Spinco or the members of their respective Groups shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to their respective Businesses, or (C) to establish reasonable and lawful arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreements) designed to provide the Spinco Group with the rights and obligations under such Commingled Contract as of the Spinco Distribution and to the extent related to the Spinco Business; provided, however, that Remainco makes no representation or warranty that any Third Party shall consent to any such assignment or agree to enter into any such contract, contract right, bid, purchase order or other agreement with any member of the Spinco Group on the existing terms of the applicable Commingled Contract or at all. Neither Remainco nor its Affiliates shall be required to expend any non-de minimis unreimbursed money, commence any litigation or offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any Third Party to fulfill its obligation under this Section 1.3(a).
(b)   Treatment of Combined Contracts.   Prior to the Spinco Distribution and until the date that is twenty-four (24) months after the Spinco Distribution, to the extent (i) the rights and obligations (or comparable services) under any Combined Contract have not been or are not contemplated to be provided to Remainco pursuant to an Ancillary Agreement, (ii) replacement contracts, contract rights, bids, purchase orders or other agreements for such Combined Contract to the extent related to the Remainco Business have not yet been obtained or are not contemplated to be obtained pursuant to the Ancillary Agreements or this Agreement, and (iii) requested by Remainco, Spinco shall notify the Third Party that is the counterparty to each Combined Contract and shall use its commercially reasonable efforts to assist Remainco (in each case with effect following the Spinco Distribution) (A) to establish replacement contracts, contract rights, bids, purchase orders or other agreements with respect to the Remainco Business with any Third Party which is a counterparty to any Combined Contract, (B) to assign to Remainco or its Affiliates (other than any member of the Spinco Group) the rights and obligations under any Combined Contract to the extent related to the Remainco Business, so that Remainco and Spinco or the members of their respective Groups shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to their respective Businesses, or (C) to establish reasonable and lawful arrangements (including subcontracting, sublicensing, subleasing or back-to-back agreements) designed to provide the Remainco Group with the rights and obligations under such Combined Contract as of the Spinco Distribution and to the extent related to the Remainco Business; provided, however, that Spinco makes no representation or warranty that any Third Party shall consent to any such assignment or agree to enter into any such contract, contract right, bid, purchase order or other agreement with Remainco or such an Affiliate thereof on the existing terms of the applicable Combined Contract or at all. Neither Spinco nor its Affiliates shall be required to expend any non-de minimis unreimbursed money, commence any litigation or offer or grant any non-de minimis unreimbursed accommodation (financial or otherwise) to any Third Party to fulfill its obligation under this Section 1.3(b).
(c)   From and after the Spinco Distribution, any Party (or member of such Party’s Group) that is party to a Commingled Contract or Combined Contract shall, or shall cause the other members of its Group to (i) use commercially reasonable efforts to enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Commingled Contract or Combined Contract against any other Persons, (ii) not waive any rights under such Commingled Contract or Combined Contract to the extent related to the Business, assets or Liabilities of such other Party’s Group, (iii) subject to the terms and conditions of such underlying Contract (A) not terminate (or consent to be terminated by the counterparty) such Commingled Contract or Combined Contract except in connection with (1) the expiration of such Contract in accordance with its terms in the ordinary course, or (2) a partial termination of such Contract in the ordinary course that would not reasonably be expected to impact any rights under such Contract related to the Business, assets or Liabilities of such other Party, (B) not amend, modify or supplement such Contract in a manner that is materially adverse (relative to the existing rights and obligations related to such other Party’s Business, assets or Liabilities under such Contract) to the Business, assets or Liabilities of such other Party or any member of its Group, and (C) provide written notice to the applicable other Party as soon as reasonably practicable after receipt of any notice of any breach or other violation received from a counterparty to any Contract that constitutes such Commingled Contract or Combined Contract and that would reasonably be expected to be materially adverse to the Business, assets or Liabilities of such other Party or any member of its Group. From and after the Spinco Distribution, as applicable, if a member of a Group delivers a notice pursuant to clause (C) of the preceding sentence, the Parties shall consult with respect to the actions proposed to be taken regarding the alleged breach. If a Group (the “Notifying Party”) sends to a counterparty to a Commingled Contract or Combined Contract a formal notice of breach of such Commingled Contract or Combined Contract that would reasonably be expected to be materially adverse the Business, assets or Liabilities of such other Party or any member of its Group, the Notifying Party shall provide written notice to the other Party as soon as reasonably practicable, and the Parties shall consult with each other regarding such alleged breach. In addition, the Party to any Commingled Contract or Combined Contract or any Liability thereunder (or relevant member of its Group) shall or shall cause such member of its Group to treat such Commingled Contract, Combined Contract or Liability in the ordinary course of business in accordance with past practice.
(d)   The Party (or relevant member of its Group) to any Commingled Contract or Combined Contract or any Liability pursuant to this Section 1.3 shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to the benefits of such Commingled Contract or Combined Contract or the Person intended to be subject to such Liabilities, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to the benefits such Commingled Contract or Combined Contract or the Person intended to be subject to such Liability.

Section 1.4   Intergroup Accounts; Intercompany Accounts.   Except as set forth in Section 5.1(c), any and all intercompany receivables, payables, loans and balances between any member of the Remainco Group, on the one hand, and the Spinco Group, on the other hand (collectively, the “Intergroup Accounts”), as of immediately prior to the Spinco Distribution shall be satisfied and/or settled in full by means of the Spinco Special Cash Payment, and such other cash payments, dividends, capital contributions, a combination of the foregoing, or otherwise cancelled and terminated or extinguished, in each case, substantially in accordance with the Separation Plan (to the extent expressly contemplated thereby), prior to the Spinco Distribution. Each Party shall, at the reasonable request of any other Party, take, or cause to be taken, such other actions as may be reasonably necessary to implement the foregoing in this Section 1.4. For the avoidance of any doubt, any and all Liabilities arising from an Intergroup Account that are not so satisfied and/or settled in full in cash or otherwise cancelled and terminated or extinguished as contemplated by this Section 1.4 will constitute Excluded Liabilities for the purposes hereof.
Section 1.5   Intergroup Contracts.
(a)   Except as set forth in Section 1.5(b), no Party or any other member of its Group shall be liable to any other Party or any other member of such other Party’s Group based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding existing on or prior to the Spinco Distribution (other than the Transaction Documents and the Conveyancing and Assumption Instruments) and each Party (on behalf of itself and each other member of its Group) hereby terminates, substantially in accordance with the Separation Plan (to the extent expressly contemplated thereby), any and all Contracts, arrangements, course of dealings or understandings between or among it or any of its other Group members, on the one hand, and any other Party or any of its respective Group members, on the other hand (collectively, the “Intergroup Contracts”), effective as of the Spinco Distribution (other than the Transaction Documents and the Conveyancing and Assumption Instruments). For the avoidance of doubt, Intergroup Contracts shall include Contracts solely between a member of the Spinco Group and Remainco or an Affiliate of Remainco (other than a member of the Spinco Group). No such terminated Contract, arrangement, course of dealing or understanding (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Spinco Distribution. The Parties shall, and shall cause the other members of their respective Groups to, execute and deliver such agreements, instruments and other papers as may be required to evidence the termination of any such Contract, arrangement, course of dealing or understanding pursuant to this Section 1.5(a) if so requested by a Party.
(b)   The provisions of Section 1.5(a) shall not apply to any Contracts, arrangements, or course of dealing to which any Person other than the Parties and their respective Affiliates is a Party, including Commingled Contracts and Combined Contracts.
(c)   If any Contract, arrangement, course of dealing or understanding is terminated in whole or in part pursuant to Section 1.5(a), and, but for the mistake or oversight of any Party (excluding, for the avoidance of doubt, any intentional omission), is reasonably necessary for such affected Party to be able to continue to operate its Business in substantially the same manner in which such Businesses were operated immediately prior to the Spinco Distribution, then, at the request of such affected Party made within twelve (12) months following the Spinco Distribution Date, the Parties shall negotiate in good faith for a period of thirty (30) days (or such longer period as the Parties may agree) to determine in good faith whether and to what extent (including the terms and conditions relating thereto), if any, notwithstanding such termination, such Contract, arrangement, course of dealing or understanding should continue, or as appropriate, be re-instated, following the Spinco Distribution.
Section 1.6   Further Assurances.   On the terms and subject to the conditions set forth herein, from time to time on and after the time of the Spinco Distribution, each Party agrees to use commercially reasonable efforts to promptly execute, acknowledge and deliver, and to cause its Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments of Transfer, conveyance, assignment and assumption, reasonably requested by the other Party and necessary for the requesting Party (or the relevant member of its Group) to satisfy its obligations hereunder or to obtain the benefits of the Initial Spin, the Spinco Distribution and the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 1.7   Guarantees; Credit Support Instruments.
(a)   (i) Remainco shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable other Party) use commercially reasonable efforts to (A) cause a member of the Remainco Group to be substituted in all respects for a member of the Spinco Group, as applicable, and (B) have all members of the Spinco Group removed or released as guarantor of or obligor for any Liability of Remainco (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the Spinco Group for the benefit of any member of the Remainco Group) to the fullest extent permitted by applicable Law, and (ii) Spinco shall, and shall cause the other members of its Group to (with the reasonable cooperation of the applicable Party), use commercially reasonable efforts to (A) cause a member of the Spinco Group to be substituted in all respects for a member of the Remainco Group, as applicable, and (B) have all members of the Remainco Group removed as guarantor of or obligor for any Liability of Spinco (including any credit agreement, guarantee, indemnity, surety bond, letter of credit, banker acceptance and letter of comfort given or obtained by any member of the Remainco Group for the benefit of any member of the Spinco Group) to the fullest extent permitted by applicable Law, in each case (clauses (i)-(ii)), on the Spinco Distribution Date or as soon as reasonably practicably thereafter. Except as otherwise provided in Section 1.7(b), no member of the Spinco Group, or Remainco Group or any of their respective Affiliates from time to time shall be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any Third Party with respect to any such guarantees.
(b)   On the Spinco Distribution Date or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the Spinco Group from a guaranty for the benefit of any member of the Remainco Group, Remainco shall, and shall cause the other members of its Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the Remainco Group, as the case may be, would be reasonably unable to comply, or (ii) which would be reasonably expected to be breached in any material respect. On or prior to the Spinco Distribution Date or as soon as reasonably practicable thereafter, to the extent required to obtain a release of any member of the Remainco Group from a guaranty for the benefit of any member of the Spinco Group, Spinco (and if necessary, RMT Partner) shall, and shall cause the other members of its respective Group to, as applicable, execute a guaranty agreement in the form of the existing guaranty, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (i) with which any member of the Spinco Group, as the case may be, would be reasonably unable to comply or (ii) which would be reasonably expected to be breached in any material respect.
(c)   If either of Spinco or Remainco is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 1.7, (i) the Party whose Group is the relevant beneficiary of such guarantee or Credit Support Instrument shall indemnify, defend and hold harmless the unreleased guarantor or obligor for any Indemnifiable Loss arising from or relating thereto and shall or shall cause one of the other members of its Group, as agent or subcontractor for such unreleased guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such unreleased guarantor or obligor thereunder, and (ii) each of Spinco and Remainco agree not to (and to cause the members of their respective Groups not to) renew or extend the term of, increase its obligations under, or Transfer to a Third Party, any unreleased guarantees or Credit Support Instruments, for which such unreleased Party is or may be liable, without the prior written consent of such other Party (such consent not to be unreasonably withheld, delayed or conditioned), unless all obligations of such other unreleased Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party.
(d)   Each Party shall, and shall cause the other members of their respective Groups to cooperate and (y) Remainco shall, and shall cause the other members of its Group to, use commercially reasonable efforts to replace all Credit Support Instruments issued by Spinco or other members of the Spinco Group on behalf of or in favor of any member of the Remainco Group or the Remainco Business (the

“Remainco CSIs”) as promptly as reasonably practicable with Credit Support Instruments from Remainco or a member of the Remainco Group as of the Spinco Distribution, and (z) Spinco shall, and shall cause the other members of its Group to, use commercially reasonable efforts to replace all Credit Support Instruments issued by Remainco or other members of the Remainco Group on behalf of or in favor of any member of the Spinco Group or the Spinco Business (the “Spinco CSIs”) as promptly as reasonably practicable with Credit Support Instruments from Spinco or a member of the Spinco Group (or if necessary, RMT Partner) as of the Spinco Distribution.
(i)   With respect to any Remainco CSIs that remain outstanding after the Spinco Distribution (A) Remainco shall, and shall cause the members of the Remainco Group to, jointly and severally indemnify, defend and hold harmless the Spinco Group for any Liabilities arising from or relating to such Remainco CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Remainco CSIs in accordance with the terms thereof, and (B) without the prior written consent of RMT Partner, Remainco shall not, and shall not permit any member of the Remainco Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which Spinco or any member of the Spinco Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of Spinco or the members of the Spinco Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Remainco Group or the Remainco Business after the expiration of such Remainco CSI.
(ii)   With respect to any Spinco CSIs that remain outstanding after the Spinco Distribution (A) Spinco shall, and shall cause the members of the Spinco Group to, jointly and severally indemnify, defend and hold harmless the Remainco Group for any Liabilities arising from or relating to such Spinco CSIs, including any fees in connection with the issuance and maintenance thereof and any funds drawn by (or for the benefit of), or disbursements made to, the beneficiaries of such Spinco CSIs in accordance with the terms thereof, and (B) without the prior written consent of Remainco, Spinco shall not, and shall not permit any member of the Spinco Group to, enter into, renew or extend the term of, increase its obligations under, or transfer to a Third Party, any loan, lease, Contract or other obligation in connection with which Remainco or any member of the Remainco Group, respectively, has issued any Credit Support Instruments which remain outstanding. None of Remainco or the members of the Remainco Group will have any obligation to renew any Credit Support Instruments issued on behalf of or in favor of any member of the Spinco Group or the Spinco Business after the expiration of such Spinco CSI.
Section 1.8   Delayed Assets and Liabilities.
(a)   Notwithstanding anything to the contrary set forth herein, except with respect to Commingled Contracts and Combined Contracts (which are addressed in Section 1.3), to the extent that the Transfer or attempted Transfer or assumption or attempted assumption of Liability contemplated by Article I is (i) prohibited by any applicable Law or (ii) without a Consent would (A) constitute a breach or other contravention of such Asset or Liability, (B) subject a Party or any of their respective officers, directors, agents or Affiliates, to civil or criminal liability, or (C) be ineffective, void or voidable and such Consent has not been obtained prior to the Spinco Distribution, then, in each case, subject to the conditions to the Spinco Distribution set forth in Section 3.3, the Spinco Distribution shall proceed without such Transfer or assumption of Liability. In the event the Spinco Distribution proceeds without such Transfer or assumption of Liability, then such Transfer or assumption of Liability shall nevertheless be regarded as having occurred for purposes of the calculations required under Section 1.11.
(b)   From and after the Spinco Distribution, with respect to (i) any Asset whose Transfer pursuant to Article I (other than Commingled Contracts or Combined Contracts (which are addressed in Section 1.3)) is delayed (each, a “Delayed Asset”) or (ii) any Liability whose assumption pursuant to Article I (other than Liabilities under Commingled Contracts or Combined Contracts (which are addressed in Section 1.3)) is delayed (each, a “Delayed Liability”), the Party (or relevant member of its Group) (A) retaining such Delayed Asset shall thereafter hold for the use and benefit of the Party or relevant member of its Group entitled thereto (at the expense of the Person entitled thereto) and use their commercially reasonable efforts to cooperate with the intended recipient to agree to any reasonable and lawful arrangements designed to provide the applicable Party or relevant member of its Group with the economic claims, rights, benefits and control over such Delayed Asset and assume the economic burdens and obligations with respect thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing arrangements to the extent legally permissible, (B) intended to assume such Delayed Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party (or relevant member of its Group) retaining such Delayed Liability for all amounts paid or incurred by such Party in connection with the retention of such Delayed Liability. In addition, the Party retaining any Delayed Asset or Delayed Liability (or relevant member of its Group) shall or shall cause such member of its Group to treat such Delayed Asset or Delayed Liability in the ordinary course of business in accordance with past practice. In furtherance of the foregoing, and subject to applicable Law, each Party shall, or cause any relevant member of its Group to, (w) use commercially reasonable efforts to enforce at another Party’s (or relevant member of its Group’s) request, or allow another Party’s Group to enforce in a commercially reasonable manner, any rights of the Party or its Group under such Delayed Assets and Delayed Liabilities against any other Persons, (x) not waive any rights related to such Delayed Assets or Delayed Liabilities to the extent related to the Business, Assets or Liabilities of another Party’s Group, (y) subject to Section 1.3 and the terms and conditions of such underlying Contract, (1) not terminate (or consent to be terminated by the counterparty) any Contract that constitutes such Delayed Asset except in connection with (i) the expiration of such Contract in accordance with its terms (it being understood, for the avoidance of doubt, that sending a notice of non-renewal to the counterparty to such Contract in accordance with the terms of such Contract is expressly permitted) or (ii) a partial termination of such Contract that would not reasonably be expected to impact any rights under such Contract related to the Business, Assets or Liabilities of such other Party, (2) not amend, modify or supplement any Contract that constitutes such Delayed Asset in a manner material (relative to the existing rights and obligations related to such other Party’s Business, Assets or Liabilities under such Contract) and adverse to the Business, Assets or Liabilities of such other Party or any member of its Group or (3) provide written notice to the applicable other Party as soon as reasonably practicable after receipt of any notice of breach received from a counterparty to any Contract that constitutes such Delayed Asset and that would reasonably be expected to impact the other Group, and (z) take (or refrain from taking) such actions as reasonably requested by the Party to which such Delayed Asset or Delayed Liability is to be Transferred or assumed Liability in order to place such Party in the same position as if such Delayed Asset or Delayed Liability had been Transferred as of the Spinco Distribution so that all the benefits and burdens relating to such Delayed Asset or Delayed Liability, including possession, use, risk of loss, potential for income and gain, and dominion, control and command over such Delayed Asset or Delayed Liability, are to inure from and after the Spinco Distribution to the relevant member or members of the Remainco Group or Spinco Group entitled to the receipt of such Delayed Asset or required to assume such Delayed Liability.
(c)   Once the required Consent is obtained, condition satisfied, or potential violation, conflict, or other circumstance that caused the deferral of the Transfer of the Delayed Asset or assumption of the Delayed Liability is resolved, the Parties shall, or shall cause their relevant Affiliates to, Transfer such Asset and all earnings to the extent arising from such Asset from the time of the Spinco Distribution until the time of such Transfer or assumption of such Liability at no additional cost, which shall be treated as having been Transferred (as part of the Contribution, where applicable) or assumed prior to the Spinco Distribution and owned by such Group for U.S. federal (and applicable state or local) income Tax purposes from and after the Spinco Distribution, to the extent allowable by applicable Law. Subject to the terms and conditions hereof (including compliance with the terms of this Section 1.8), no Party shall have any Liability to the other Party (or its respective Affiliates) arising out of or relating to the failure to obtain any such Consent that may be required in connection with the transactions contemplated by this Agreement, despite otherwise complying with this Section 1.8, or the transactions contemplated by the Ancillary Agreements. For so long as any Party (or member of its Group) holds any Assets allocated to the other Group pursuant to this Agreement or the Ancillary Agreements and provides to the other Group any claims, rights and benefits of any such Assets pursuant to an arrangement described in this Section 1.8, the Party whose Group receives such claims, rights and benefits shall indemnify and hold harmless the members of the other Group from and against all Indemnifiable Losses incurred as a result thereof in accordance with this Agreement, other than as a result of the gross negligence, fraud or willful misconduct of the members of the Group providing such claims, rights and benefits.

(d)   The Party (or relevant member of its Group) retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the assumption of such Liability pursuant to this Section 1.8 or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be reasonably promptly reimbursed by the Party (or relevant member of its Group) entitled to such Asset or the Person intended to be subject to such Liability. None of Spinco or Remainco or any of their respective Affiliates shall be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any Third Party with respect to any Assets or Liabilities not Transferred or assumed, respectively, as of the Spinco Distribution.
Section 1.9   Wrong Pockets.   Subject to Section 1.8, (i) if, within twenty-four (24) months after the Spinco Distribution, any Party discovers that any Spinco Asset is held by any member of the Remainco Group or any of their respective then-Affiliates, Remainco shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant Spinco Asset and all earnings to the extent arising from such Spinco Asset from the time of the Spinco Distribution until the time of such Transfer to Spinco or an Affiliate of Spinco designated by Spinco for no additional consideration or (ii) if at any time within twenty-four (24) months after the Spinco Distribution, any Party discovers that any Excluded Asset is held by any member of the Spinco Group or any of their respective then-Affiliates, Spinco shall, and shall cause the other members of its respective Group and its respective then-Affiliates to, use their respective reasonable best efforts to promptly procure the Transfer of the relevant Excluded Asset and all earnings to the extent arising from such Excluded Asset from the time of the Spinco Distribution until the time of such Transfer to Remainco or an Affiliate of Remainco designated by Remainco for no additional consideration; provided that in the case of clause (i), neither Remainco nor any of its respective Affiliates, or in the case of clause (ii), neither Spinco nor any of its respective Affiliates, shall be required to commence any litigation or offer or pay any non-de minimis amount of money or otherwise grant any non-de minimis accommodation (financial or otherwise) to any Third Party. If reasonably practicable and permitted under applicable Law, such Transfer may be effected by rescission of the applicable portion of a Conveyancing and Assumption Instrument as may be agreed by the relevant Parties. Any Spinco Asset or Excluded Asset or earnings arising therefrom that is Transferred under this Section 1.9 shall be treated as having been Transferred (as part of the Contribution) or assumed prior to the Spinco Distribution and owned by the Spinco Group for U.S. federal (and applicable state or local) income Tax purposes from and after the Spinco Distribution, to the extent allowable by applicable Law.
Section 1.10   Novation of Liabilities.
(a)   Each Party, at the request of another Party (such other Party, the “Other Party”), shall use commercially reasonable efforts for twenty-four (24) months after the time of the Spinco Distribution to obtain, or to cause to be obtained, any Consent, release, substitution or amendment required to novate or assign to the fullest extent permitted by Law all obligations under Contracts (other than Commingled Contracts and Combined Contracts, which shall be governed by Section 1.3 and Delayed Assets, which shall be governed by Section 1.8), and other obligations or Liabilities (other than with regard to guarantees or Credit Support Instruments, which shall be governed by Section 1.7 and Delayed Liabilities, which shall be governed by Section 1.8) for which a member of such Party’s Group and a member of the Other Party’s Group are jointly or severally liable and that do not constitute Liabilities of such Other Party as provided in this Agreement, or to obtain in writing the unconditional release of the applicable Other Party to such arrangements (other than any member of the Group who assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group will be solely responsible for such Liabilities; provided, however, that no Party (or any of their respective Affiliates) shall be obligated to pay any non-de minimis consideration, grant any non-de minimis accommodations (financial or otherwise) or commence any litigation therefor to any Third Party from whom any such Consent, substitution or amendment is requested (unless such Party or Affiliate is fully reimbursed by the requesting Party or its Affiliates); provided, further, that such instruments shall not impose additional or substantially different obligations on either Spinco or

Remainco or grant rights, through representations or otherwise, beyond those set forth in this Agreement or the underlying Contract (but shall merely implement the obligations herein), other than customary obligations with respect to due execution, title and similar matters.
(b)   If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract or other obligation that does not constitute a Liability of such Other Party as provided in this Agreement and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, directly pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Spinco Distribution. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an asset of such Other Party pursuant to this Agreement). If and when any such Consent, release, substitution or amendment shall be obtained or such agreement, lease or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall promptly Transfer all rights, obligations and other Liabilities thereunder of any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall assume such rights and Liabilities. Each of the applicable Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 1.10.
Section 1.11   Conditions to the Separation.   The obligations of Remainco pursuant to this Agreement to effect the Separation are subject to each of the parties to the RMT Transaction Agreement having irrevocably confirmed to each other that each conditions in Article IX of the RMT Transaction Agreement to such party’s respective obligations to effect the Merger (a) has been satisfied, (b) will be satisfied at the time of the Initial Spin, or (c) subject to applicable Laws, is or has been waived by such party, as the case may be.
Section 1.12   Disclaimer of Representations and Warranties.   EACH OF SPINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE SPINCO GROUP), REMAINCO (ON BEHALF OF ITSELF AND EACH MEMBER OF THE REMAINCO GROUP) AND RMT PARTNER UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, RMT TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, THE RMT TRANSACTION AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, EQUITY INTERESTS, BUSINESSES, INFORMATION OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY LIENS OF, AS TO NONINFRINGEMENT, VALIDITY OR ENFORCEABILITY OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. FOR THE AVOIDANCE OF DOUBT, THIS SECTION 1.12 SHALL HAVE NO EFFECT ON ANY REPRESENTATION OR WARRANTY MADE IN THIS AGREEMENT, IN THE RMT TRANSACTION AGREEMENT OR IN ANY ANCILLARY AGREEMENT OR ANY OTHER

AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, THE RMT TRANSACTION AGREEMENT OR ANY ANCILLARY AGREEMENT.
Section 1.13   Works Council Matters.   Remainco, Spinco and RMT Partner acknowledge and agree that, under French labor Laws, one or more works councils of one or more members of the Spinco Group domiciled in France (collectively, the “French Spinco Entities”) will need to be informed and consulted with respect to the Separation, the Initial Spin, the Spinco Distribution and the Merger. Notwithstanding anything to the contrary in this Agreement, Remainco shall not, and shall cause its Subsidiaries not to undertake any action with respect to the French Spinco Entities pursuant to the Separation Plan unless and until Remainco (or the relevant French Spinco Entity) has received French Regulatory Consultation. Remainco shall initiate or cause its relevant Subsidiaries to initiate the information and consultation process as promptly as practicable after the date hereof. Remainco shall conduct and cause its relevant Subsidiaries to conduct the information and consultation process in the most expedient way practicable. Remainco, Spinco and RMT Partner shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in connection with the applicable consultation process described in this Section 1.13, including Remainco keeping Spinco and RMT Partner informed of the status of such consultation and any material developments so far as they relate to the French Spinco Entities. Remainco undertakes that it will not, and will cause its relevant Subsidiaries not to make or accept any commitment whatsoever with respect to the Spinco Employees assigned to the French Spinco Entities or their representative bodies, save for such commitments which Spinco and RMT Partner have agreed in writing to provide to such Spinco Employees or their representative bodies.
ARTICLE II
CERTAIN ACTIONS AT OR PRIOR TO THE INITIAL SPIN
Section 2.1   Securities Law Matters.
(a)   Spinco and RMT Partner shall cooperate with Remainco to accomplish the Initial Spin and the Spinco Distribution, including in connection with the preparation of all documents and the making of all filings required in connection with the Initial Spin and the Spinco Distribution. Remainco shall be permitted to reasonably direct and control the efforts of the Parties in connection with the Initial Spin and the Spinco Distribution, and Spinco shall take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary to facilitate the Initial Spin and the Spinco Distribution as directed by Remainco in good faith and in accordance with the applicable terms and subject to the conditions of this Agreement, the RMT Transaction Agreement and the other Ancillary Agreements. Without limiting the generality of the foregoing, Spinco shall, and shall cause the members of its Group and its and their respective employees, advisors, agents, accountants, counsel and other representatives to, as reasonably directed by Remainco, reasonably cooperate in and take the following actions: (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and similar meetings or sessions in connection with the Initial Spin and the Spinco Distribution (including any marketing efforts); (ii) furnishing to any dealer manager or other similar agent participating in the Initial Spin and the Spinco Distribution (A) “cold comfort” letters from independent public accountants in customary form and covering such matters as are customary for an underwritten public offering (including with respect to events subsequent to the date of financial statements included in any offering document), and (B) opinions and negative assurance letters of counsel in customary form and covering such matters as may be reasonably requested; and (iii) furnishing all historical and forward-looking financial and other financial and other information that is available to Spinco and is reasonably required in connection with the Initial Spin and the Spinco Distribution.
(b)   In furtherance and not in limitation of the obligations set forth in Section 2.1(a), Spinco shall file the Distribution Disclosure Documents and any amendments or supplements thereto as may be necessary or advisable in order to cause the Distribution Disclosure Documents to become and remain effective as required by the SEC or federal, state or other applicable securities Laws (but shall not make any such filing prior to the Initial Spin without the prior written consent of Remainco). Remainco and Spinco shall prepare and mail or otherwise make available, prior to any Spinco Distribution Date, to the holders of Remainco Common Stock, such information concerning Spinco, RMT Partner, their respective businesses, operations and management, the Initial Spin, the Spinco Distribution and such other matters as Remainco shall reasonably determine and as may be required by Law. Remainco and Spinco will prepare, and Remainco or Spinco will file with or submit to the SEC, any such documentation to the extent required by applicable Law (and, if filed or submitted by Spinco, previously consented to in writing by Remainco) and any no-action letters which Remainco determines are necessary or desirable to effectuate the Initial Spin and the Spinco Distribution, and Remainco and Spinco shall use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Remainco and Spinco shall take all such actions as may be necessary or appropriate under the securities or “blue sky” Laws of states or other political subdivisions of the United States and shall use commercially reasonable efforts to comply with all applicable foreign securities Laws in connection with the transactions contemplated by this Agreement and the other Ancillary Agreements.
Section 2.2   Certain Resignations.   At or prior to the Spinco Distribution Date, Remainco shall cause each employee and director of Remainco or any member of the Remainco Group who is not a Spinco Employee to resign, effective not later than the Spinco Distribution, from all boards of directors or similar governing bodies of Spinco and the other members of the Spinco Group on which they serve, and from all positions as officers of Spinco and the other members of the Spinco Group in which they serve.
Section 2.3   Spinco Financing; Minimum Cash Amount.
(a)   On or before the Initial Spin, subject to the terms and conditions of the RMT Transaction Agreement, Spinco shall enter into the Spinco Financing Agreements providing for the Spinco Financing, incur the Spinco Financing, and receive the proceeds thereof. From and after Spinco or any other member of the Spinco Group’s receipt of the proceeds of the Spinco Financing, Spinco shall contribute the proceeds of the Spinco Financing to one or more of its Subsidiaries. Thereafter, the proceeds of the Spinco Financing shall be distributed as follows: (a) first, the Spinco Special Cash Payment shall be made to BGI in accordance with the terms of this Agreement; (b) second, the portion of the proceeds of the Spinco Financing that is required to pay the Indebtedness of RMT Partner set forth on Schedule VII shall be paid to such creditor of RMT Partner on behalf of RMT Partner in order to pay such Indebtedness in accordance with the terms of the applicable Payoff Letters (the “RMT Partner Debt Repayment”), and (c) finally, Spinco shall pay the Transaction Expenses on behalf of Remainco, Spinco, and RMT Partner in accordance with the Transaction Expense Invoices (the “Transaction Expense Payment”).
(b)   Notwithstanding anything herein to the contrary, (A) as of immediately prior to the Spinco Distribution (and after giving effect to the Spinco Special Cash Payment, the RMT Partner Debt Repayment, and the Transaction Expense Payment), the aggregate amount of Cash and Cash Equivalents held by or in the name of the members of the Spinco Group shall not be less than the Minimum Cash Amount, (B) the amount of any Transaction Expenses incurred by RMT Partner with respect to Set-Up Costs shall not exceed Five Million Dollars ($5,000,000), and (C) if the RMT Transaction Agreement is terminated, each Party shall be responsible for its own incurred Transaction Expenses and Set-Up Costs.
Section 2.4   Ancillary Agreements.   On or prior to the Initial Spin, each of Remainco and Spinco shall enter into, and/or (where applicable) shall cause the applicable member or members of its respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Initial Spin and the Spinco Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.
Section 2.5   Distribution Agent.   Remainco shall enter into a distribution agent agreement with the Distribution Agent or otherwise provide instructions to the Distribution Agent regarding the Spinco Distribution in furtherance of the terms of this Agreement and the RMT Transaction Agreement.
Section 2.6   Transaction Expense Payoff Instructions.   At least three (3) Business Days prior to the making of the Spinco Special Cash Payment, RMT Partner and Remainco shall deliver to Spinco, and Spinco shall deliver to RMT Partner and Remainco, an itemized list of all Transaction Expenses incurred by such Party, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof, and to the extent applicable, copies of final invoices from each such payee acknowledging the invoiced amounts as full and final payment for all services rendered to RMT Partner, Spinco, and Remainco (collectively, the “Transaction Expense Invoices”).
Section 2.7   Payoff Letters.   At least three (3) Business Days prior to the making of the Spinco Special Cash Payment, RMT Partner shall deliver to Spinco payoff letters with respect to the Indebtedness of RMT Partner set forth on Schedule VII, including the identity of each payee, dollar amounts owed, wire instructions and any other information necessary to effect the final payment in full thereof (collectively, the “Payoff Letters”).
ARTICLE III
THE INITIAL SPIN AND THE SPINCO DISTRIBUTION
Section 3.1   Form of Spinco Distribution.   Remainco may elect to effect the Spinco Distribution as (a) a Spin-Off or (b) with the prior written consent of RMT Partner as either an Exchange Offer or as a combination of a Spin-Off and an Exchange Offer with or without a Clean-Up Spin-Off; provided, that the Exchange Offer and any Clean-Up Spin-Off would, subject to the satisfaction or waiver of the applicable conditions to the Spinco Distribution and Merger, be completed in a manner so that the Spinco Distribution and Merger would occur as promptly as reasonably practicable and in any event prior to the Outside Date. Remainco shall provide written notice to RMT Partner of the form of the Spinco Distribution no later than thirty (30) days prior to the anticipated Spinco Distribution Date; provided, that in the event that Remainco elects to effect the Spinco Distribution as an Exchange Offer and RMT Partner consents to the same, the foregoing prior written consent requirement, once satisfied, shall further permit Remainco to effect a Spin-Off or Clean-Up Spin-Off if the Exchange Offer is not fully subscribed, so long as the Spin-off or Clean-Up Spin-Off is completed no later than ten (10) days after the anticipated Spinco Distribution Date. All shares of Spinco Common Stock held by Remainco on the Spinco Distribution Date will be distributed to the holders of Remainco Common Stock in the manner set forth in Section 3.2. In the event Remainco elects to effect a Spin-Off, at least five (5) Business Days prior to the Spinco Distribution Date, Remainco shall provide to Spinco and RMT Partner a list of Record Holders entitled to receive Spinco Common Stock in connection with such Spinco Distribution.
Section 3.2   Manner of Distribution.
(a)   Prior to the Spinco Distribution, Remainco shall cause BGI to effect the Initial Spin.
(b)   To the extent the Spinco Distribution includes a Spin-Off, subject to the terms thereof, in accordance with Section 3.6, each Record Holder (other than Remainco or any other member of the Remainco Group) will be entitled to receive for each share of common stock, par value $0.01 per share, of Remainco (“Remainco Common Stock”) held by such Record Holder as of the Record Date a number of shares of Spinco Common Stock equal to the total number of shares of Spinco Common Stock held by Remainco on the Spinco Distribution Date (and following the Initial Spin), multiplied by a fraction, the numerator of which is the number of shares of Remainco Common Stock held by such Record Holder as of the Record Date and the denominator of which is the total number of shares of Remainco Common Stock outstanding on the Record Date (for avoidance of doubt, excluding shares held by any member of the Remainco Group or the Spinco Group). To the extent the Spinco Distribution is effected as a Spin-Off, prior to the Spinco Distribution Date, the Remainco Board, in accordance with applicable Law, shall establish (or designate a committee of the Remainco Board to establish) the Record Date for the Spinco Distribution to allow the Spinco Distribution to occur as promptly as practicable and any appropriate procedures in connection with the Spin-Off. To the extent any of the Spinco Distribution is effected as an Exchange Offer followed by a Clean-Up Spin-Off of any remaining shares of Spinco Common Stock to be distributed by Remainco pursuant to Section 3.2(b), the Remainco Board shall set the Record Date as the time on the Spinco Distribution Date immediately following the time at which the validly tendered shares of Remainco Common Stock are accepted for payment in the Exchange Offer.
(c)   To the extent any of the Spinco Distribution is effected as an Exchange Offer (with RMT Partner’s consent having first been obtained), (i) Remainco shall determine, in its reasonable discretion, the terms of such Exchange Offer, including the number of shares of Spinco Common Stock that will be offered for each validly tendered share of Remainco Common Stock and any exchange ratio related thereto (including any discount to the reference price of shares of RMT Partner common stock), the period during which such Exchange Offer shall remain open and any extensions thereto, the procedures for the tender and exchange of shares and all other terms and conditions of such Exchange Offer, which terms and conditions shall comply with the terms of the RMT Transaction Agreement and all securities Law requirements applicable to such Exchange Offer, and (ii) in accordance with Section 3.6, each Remainco stockholder may elect in the Exchange Offer to exchange a number of shares of Remainco Common Stock held by such Remainco stockholder for shares of Spinco Common Stock in such quantities, at such an exchange ratio and subject to such other terms and conditions as may be determined by Remainco and set forth in the Distribution Disclosure Documents; provided, that Remainco shall, subject to the satisfaction or waiver of the applicable conditions to the Spinco Distribution and Merger, commence and complete the Exchange Offer (including any Clean-Up Spin-Off) as promptly as reasonably practicable and in any event prior to the Outside Date; provided further, that except to the extent required by applicable Law, the maximum number of days that the Exchange Offer may be extended following satisfaction of the conditions to the Closing set forth in Article IX of the RMT Transaction Agreement (other than consummation of the transactions contemplated by this Agreement and satisfaction of those conditions to be satisfied as of the Closing Date; provided, that such conditions are capable of being satisfied at such date) shall be the earlier of (A) twenty (20) Business Days, and (B) the latest date that would permit the Spinco Distribution Date to occur prior to the Outside Date in compliance with all applicable Laws.
(d)   Subject to Section 3.1, the terms and conditions of any Clean-Up Spin-Off shall be as determined by Remainco in its reasonable discretion; provided, however, that: (i) any shares of Spinco Common Stock that are not subscribed for in the Exchange Offer must be distributed to Remainco’s shareholders in the Clean-Up Spin-Off; and (ii) subject to any applicable Law or stock exchange requirement, the Clean-Up Spin-Off shall take place on the Spinco Distribution Date immediately following the consummation of the Exchange Offer and the Record Date for the Clean-Up Spin-Off shall be established as of such date in the same manner as provided in Section 3.2(a).
(e)   Prior to the Initial Spin, the Parties shall take all necessary action required to file a Certificate of Amendment to the Certificate of Incorporation of Spinco with the Secretary of State of the State of Delaware, to increase the number of authorized shares of Spinco Common Stock so that Spinco Common Stock then authorized shall be equal to the number of shares of Spinco Common Stock necessary to effect the Spinco Distribution.
Section 3.3   Conditions to Distribution.   The obligation of Remainco to effect the Initial Spin and the Spinco Distribution pursuant to this Agreement shall be subject to the prior or simultaneous satisfaction, or, to the extent permitted by applicable Law, waiver by Remainco, in its sole and absolute discretion (other than the condition set forth in Section 3.3(a), which prior to the termination of the RMT Transaction Agreement may not be waived without RMT Partner’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed), of the following conditions:
(a)   the Separation shall have been completed substantially in accordance with the Separation Plan (other than those steps that are expressly contemplated to occur at or after the Spinco Distribution);
(b)   the Spinco Special Cash Payment shall have been consummated in accordance with this Agreement;
(c)   an independent appraisal firm shall have delivered an opinion to the Remainco Board as to (i) the solvency of Spinco, and (ii) the solvency and surplus of Remainco, in each case (clauses (i) and (ii)) after giving effect to the Spinco Special Cash Payment, the consummation of the Initial Spin, and the consummation of the Spinco Distribution (with the terms “solvency” and “surplus” having the meaning ascribed thereto under Delaware Law) (the “Solvency Opinion”); and such Solvency Opinion shall be reasonably acceptable to Remainco in form and substance in Remainco’s sole discretion; and such Solvency Opinion shall not have been withdrawn or rescinded or modified in any respect adverse to Remainco;
(d)   the Ancillary Agreements shall have been executed and delivered by each party thereto;

(e)   each of the conditions in Article IX of the RMT Transaction Agreement to Remainco’s obligations to effect the Merger shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied contemporaneously with the Initial Spin, the Spinco Distribution and/or the Merger, provided, that such conditions are capable of being satisfied at such time); and
(f)   RMT Partner shall have irrevocably confirmed to Remainco that each condition in Article IX of the RMT Transaction Agreement to RMT Partner’s obligations to effect the Merger (i) has been satisfied, (ii) will be satisfied at the time of the Initial Spin and the Spinco Distribution, or (iii) subject to applicable Laws, is or has been waived by RMT Partner.
Each of the foregoing conditions is for the sole benefit of Remainco and shall not give rise to or create any duty on the part of Remainco or the Remainco Board (or any committee thereof) to waive or not to waive any such condition in this Agreement or the RMT Transaction Agreement, or in any way limit Remainco’s rights of termination set forth in this Agreement or the RMT Transaction Agreement; provided, that the foregoing shall not limit the rights of the Parties under the RMT Transaction Agreement.
Section 3.4   Additional Matters.
(a)   In the event of a Spin-Off or Clean-Up Spin-Off, no action by any Record Holder shall be necessary for such Record Holder (or such Record Holder’s designated transferee or transferees) to receive the applicable number of shares of Spinco Common Stock such stockholder is entitled to in the Spinco Distribution. For stockholders of Remainco who own shares of Spinco Common Stock through a broker or other nominee, their shares of Spinco Common Stock will be credited to their respective accounts by such broker or nominee.
(b)   No member of the Spinco Group, Remainco Group or any of their respective Affiliates, will be liable to any Person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) that are properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 3.5   Tax Withholding.   Remainco and Spinco, as the case may be, will be entitled, and will instruct the Transfer Agent or the Distribution Agent, as applicable, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payments under the Code or any provision of state, local or foreign Tax Law. Any amounts so withheld and paid over to the applicable Tax Authority will be treated for all purposes of this Agreement as having been paid to the Persons otherwise entitled thereto.
Section 3.6   Delivery of Shares.   Upon the consummation of the Initial Spin and the Spinco Distribution, Remainco will deliver to the Transfer Agent or Distribution Agent, as applicable, a book-entry authorization representing the shares of Spinco Common Stock being distributed in the Spinco Distribution for the account of the Remainco stockholders that are entitled thereto. The Distribution Agent will hold such book-entry shares for the account of the Remainco stockholders pending the Merger, as provided in Section 4.1 of the RMT Transaction Agreement. From immediately after the time of the Spinco Distribution until immediately prior to the First Effective Time, the shares of Spinco Common Stock will not be transferable and the Transfer Agent for the shares of Spinco Common Stock will not transfer any shares of Spinco Common Stock. The Spinco Distribution will be deemed to be effective upon written authorization from Remainco to the Transfer Agent or the Distribution Agent to proceed as set forth in Section 3.2.
Section 3.7   Release of Liens.   Remainco shall, at its sole cost and expense, use reasonable best efforts to cause any Lien on any Spinco Asset that serves as collateral or security for any Indebtedness of any member of the Remainco Group to be unconditionally released and discharged (any such unconditional release and discharge, a “Discharge”) concurrently with the Initial Spin. If any such Lien is not so Discharged concurrently with the Initial Spin, Remainco shall, at its sole cost and expense, to use reasonable best efforts to cause such Lien to be Discharged as promptly as reasonably possible thereafter.

ARTICLE IV
CERTAIN COVENANTS
Section 4.1   Auditors and Audits; Annual and Quarterly Financial Statements and Accounting.
(a)   Each Party agrees (on behalf of itself and each other member of its Group) that, following the Spinco Distribution Date until the completion of each Party’s audit for the fiscal year in which the third (3rd) anniversary of the Spinco Distribution occurs, it shall provide, and cause each member of its Group to provide, reasonable access and assistance with respect to (i) any statutory audit with respect to any fiscal year ending prior to the Spinco Distribution Date or for any portion of a fiscal year prior to the Spinco Distribution Date, in each case, in respect of which the Party requesting such reasonable assistance and access was an Affiliate (or relevant member of its Group) of the other Party’s Group, (ii) the preparation and audit of each of the Party’s financial statements for the fiscal year in which the Spinco Distribution occurs (and, if the Spinco Distribution occurs in the first quarter of a fiscal year, also for the previous fiscal year) or amendments thereto, and (iii) the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures in respect of the fiscal year in which the Spinco Distribution occurs (and, if the Spinco Distribution occurs in the first quarter of a fiscal year, also for the previous fiscal year); provided, that in the event that any Party changes its auditors within one (1) year of the completion of each Party’s audit for the fiscal year in which the third anniversary of the Spinco Distribution occurs, then such Party may request reasonable access on the terms set forth in this Section 4.1 for a period of up to one hundred and eighty (180) days from such change; provided further, that, notwithstanding the foregoing, access of the type described in this Section 4.1 shall be afforded by and to each of the Parties (from time to time following the Spinco Distribution Date), as applicable, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the SEC, or as reasonably necessary to meet a filing, reporting or similar obligation required under applicable Law (including under Public Reports).
(b)   Date of Auditors’ Opinion.   (i) Each of RMT Partner and Spinco shall use commercially reasonable efforts to enable their auditors to complete their audit (and any audit of their respective ultimate parent company) for the fiscal year in which the Spinco Distribution occurs to enable Remainco to meet its timetable for the printing, filing and public dissemination of Remainco’s annual financial statements for such fiscal year, and (ii) Remainco shall use commercially reasonable efforts to enable their auditors to complete their audit (and any audit of its ultimate parent company) for the fiscal year in which the Spinco Distribution occurs to enable Spinco and RMT Partner to meet its timetable for the printing, filing and public dissemination of Spinco’s and RMT Partner’s annual financial statements for such fiscal year.
(c)   Annual Financial Statements.   (i) Each of Remainco, Spinco and RMT Partner shall provide reasonable access to Remainco, Spinco and RMT Partner on a timely basis and shall provide all Information reasonably required to meet such Person’s schedule for the preparation, printing, filing, and public dissemination of such Person’s annual financial statements for the fiscal year in which the Spinco Distribution occurs (and, if the Spinco Distribution occurs in the first quarter of a fiscal year, also for the previous fiscal year) and for management’s assessment of the effectiveness of such Person’s disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to Remainco or RMT Partner, as the case may be, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”) for the fiscal year in which the Spinco Distribution occurs (and, if the Spinco Distribution occurs in the first quarter of a fiscal year, also for the previous fiscal year); and (ii) without limiting the generality of the foregoing clause (i), each of Remainco, Spinco and RMT Partner shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance to the other Person’s auditors (the “Other Party’s Auditors”) with respect to Information to be included or contained in such other Person’s annual financial statements for the fiscal year in which the Spinco Distribution occurs (or, if the Spinco Distribution occurs in the first quarter of a fiscal year, the previous fiscal year) and to permit the Other Party’s Auditors and management to complete the Internal Control Audit and Management Assessments, if required.
(d)   Access to Personnel and Records.   Subject to the confidentiality provisions of this Agreement (including, for the avoidance of doubt, those set forth in Article VI) and to the extent it relates to the time prior to the Spinco Distribution, (i) each Party shall authorize and request its respective auditors to make reasonably available to the Other Parties’ Auditors both the personnel who performed or are performing the annual audits of such audited Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Parties’ auditors’ opinion date, so that the Other Parties’ Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Parties’ auditors as it relates to their auditors’ report on such other Parties’ financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements with the SEC for the fiscal year in which the Spinco Distribution occurs (or, if the Spinco Distribution occurs in the first quarter of a fiscal year, the previous fiscal year), and (ii) each Party shall use commercially reasonable efforts to make reasonably available to the Other Parties’ Auditors and management its personnel and Records in a reasonable time prior to the Other Parties’ Auditors’ opinion date and other Parties’ management’s assessment date so that the Other Parties’ Auditors and other Parties’ management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments.
(e)   Current, Quarterly and Annual Reports.   (i) Following the Spinco Distribution, until each Party has filed its annual report on Form 10-K for the fiscal year following the year in which the Spinco Distribution occurs, at least three (3) Business Days prior to the earlier of public dissemination or filing with the SEC, each Party shall deliver to each other Party a reasonably complete draft of the portion of any earnings news release or any filing with the SEC related to the Spinco Business and containing financial statements for the related year in which the Spinco Distribution occurs (or, if the Spinco Distribution occurs in the first quarter of a fiscal year, the previous fiscal year) and the fiscal year following such year, including current reports on Form 8-K, quarterly reports on 10-Q and annual reports on Form 10-K or any other annual report purporting to fulfill the requirements of 17 CFR 240-14c-3 (such reports, collectively, the “Public Reports”); provided, however, that each of the Parties may continue to revise its respective Public Report prior to the filing thereof, which changes will be delivered to each other Party as soon as reasonably practicable; provided further, that each Party’s and RMT Partner’s personnel will actively and reasonably consult with each other’s personnel regarding any proposed changes to its respective Public Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which would reasonably be expected to have an effect upon each other Party’s or RMT Partner’s financial statements or related disclosures; (ii) each Party shall notify the other Party, as applicable, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s or RMT Partner’s annual report on Form 10-K and the pro-forma financial statements included, as applicable, in the Spinco Form 10 or the Form 8-K to be filed by Remainco with the SEC on or about the time of the Spinco Distribution; and (iii) if any such differences are notified by any Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Public Report, to consult with each other in respect of such differences and the effects thereof on the other Person’s applicable Public Reports.
(f)   To the extent RMT Partner is required to describe the compensation plans of Remainco in order to comply with any reporting, disclosure, filing or other requirements imposed under applicable securities Laws or exchange requirements, RMT Partner shall substantially conform such discussion to Remainco’s most recently filed Proxy Statement or Form 10-K to the extent consistent with applicable Law unless otherwise advised in writing by Remainco.

(g)   Nothing in this Section 4.1 shall require any Party to violate any Law (including any Data Protection Law), Contract with any Third Party or policy regarding the confidentiality of confidential and proprietary Information relating to that Third Party or its business; provided, however, that in the event that a Party is required under this Section 4.1 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain any such Third Party’s written consent to the disclosure of such Information.
Section 4.2   Separation of Information.
(a)   Spinco shall, and shall cause the other members of the Spinco Group to, use commercially reasonable efforts to deliver to Remainco (or its designee) as promptly as practicable (and, in any event, no later than twenty-four (24) months following the Spinco Distribution) all Information (i) that relates to any Excluded Asset, (ii) to which a member of the Remainco Group has a license pursuant to an Ancillary Agreement (or to the extent such Information is reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to an Ancillary Agreement, or (iii) to the extent that such Information is related to the Remainco Business, but, in each case of the foregoing clauses (i) through (iii), if such Information is commingled in any member of the Spinco Group’s current records or archives (whether stored with a Third Party or directly by any member of the Spinco Group), Spinco may redact Information to the extent that it is related to the Spinco Business, is commercially or competitively sensitive and could cause harm to the Spinco Business or to which a member of the Remainco Group does not have a license pursuant to an Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to an Ancillary Agreement; provided, that with respect to any Information to which a member of the Remainco Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement.
(b)   If Remainco identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that Remainco reasonably believes is related to the Remainco Business or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to an Ancillary Agreement, but is held by or on behalf of any member of the Spinco Group (or any transferee thereof), Spinco shall, and shall cause any other applicable member of the Spinco Group to, request that the archive holder deliver such item to Spinco for review as soon as reasonably practicable, and Spinco shall review such request and deliver the requested material to Remainco as promptly as reasonably practicable and in any event within five (5) Business Days of receiving the material from the archive holder; provided, that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, Spinco shall deliver the material to Remainco as promptly as reasonably practicable and shall notify Remainco of the expected timeframe to allow Remainco to narrow such request if desired; provided further, that with respect to any Information to which a member of the Remainco Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement or Ancillary Agreement; provided further, that if such requested material is not related to the Remainco Business or a member of the Remainco Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to an Ancillary Agreement, Spinco shall not deliver the material to Remainco, but shall provide Remainco with an explanation in reasonable detail of such determination and discuss with Remainco in good faith.
(c)   Remainco shall, and shall cause the other members of the Remainco Group to, use commercially reasonable efforts to deliver to Spinco (or its designee) as promptly as practicable (and, in any event, no later than twenty-four (24) months following the Spinco Distribution) all Information (i) that relates to a Spinco Asset, (ii) to which a member of the Spinco Group has a license pursuant to an Ancillary Agreement (or to the extent such Information is reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to an Ancillary Agreement, or (iii) to the extent that such Information is related to the Spinco Business, but, in each case of the foregoing (i) through (iii), if such Information is commingled in any member of the Remainco Group’s current records or archives (whether stored with a Third Party or directly by any member of the Remainco Group), Remainco may redact Information to the extent that it is related to the Remainco Business, is commercially or competitively sensitive and could cause harm to the Remainco Business or to which a member of the Spinco Group does not have a license pursuant to an Ancillary Agreement (to the extent such Information is not reasonably necessary to exercise a license pursuant to any Ancillary Agreement) or access thereto pursuant to an Ancillary Agreement; provided, that with respect to any Information to which a member of the Spinco Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement.
(d)   If Spinco identifies in writing particular Information (whether in written, electronic documentary or other archival documentary form) that Spinco reasonably believes is related to the Spinco Business or to which a member of its Group has a license pursuant to an Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access thereto pursuant to an Ancillary Agreement, but is held by or on behalf of any member of the Remainco Group (or any transferee thereof), Remainco shall, and shall cause any other applicable member of the Remainco Group to, request that the archive holder deliver such item to Remainco for review as soon as reasonably practicable, and Remainco shall review such request and deliver the requested material to Spinco as promptly as reasonably practicable and in any event within five (5) Business Days of receiving the material from the archive holder; provided, that if the requested material is not specific and requires a longer period of review in light of the breadth of the request, Remainco shall deliver the material to Spinco as promptly as reasonably practicable and shall notify Spinco of the expected timeframe to allow Spinco to narrow such request if desired; provided further, that with respect to any Information to which a member of the Spinco Group has a license pursuant to any Ancillary Agreement (or such Information is reasonably necessary to exercise such license) or access pursuant to any Ancillary Agreement, such Information shall be delivered only to the extent of such license (or such reasonable need for related Information) or access and otherwise subject to the terms of the applicable Ancillary Agreement; provided further, that if such requested material is not related to the Spinco Business or a member of the Spinco Group is not otherwise granted a license pursuant to an Ancillary Agreement (and such Information is not reasonably necessary to exercise such license) or access thereto pursuant to an Ancillary Agreement, Remainco shall not deliver the material to Spinco but shall provide Spinco with an explanation in reasonable detail of such determination and discuss with Spinco in good faith.
Section 4.3   Nonpublic Information.   Each Party acknowledges on behalf of itself and the other members of its Group that Information provided pursuant to this Agreement may constitute material, nonpublic information, and trading in the securities of a member of any Group (or the securities of such Person’s Affiliates, or partners) while in possession of such material, nonpublic material information may constitute a violation of the U.S. federal securities Laws.
Section 4.4   Cooperation.   Subject to the terms and limitations contained in this Agreement and the Ancillary Agreements, each Party shall, and shall cause the other members of its Group (as applicable), their respective then-Affiliates, each of its and their respective Affiliates and its and their employees to provide reasonable cooperation and assistance to each other Party (and any member of such Party’s Group) in connection with (a) planning for the Separation, (b) the completion of the Separation substantially in accordance with the Separation Plan (to the extent expressly contemplated thereby) and the transactions contemplated herein and in each Ancillary Agreement, and (c) requests for Information from, audits or other examinations of, such other Party (or member of such Party’s Group) by a Governmental Entity at no additional cost to the Party (or member of such Party’s Group) requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party (or its Group) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party (or its Group), if applicable. The cooperation and assistance provided for in this Section 4.4 shall not be required to the extent such cooperation and assistance would result in an undue burden on any Party (or any member of its Group) or would unreasonably interfere with any of its employees’ normal functions and duties.
Section 4.5   IT Assets Separation.   Substantially in accordance with the Separation Plan, Remainco shall, and shall cause its respective Affiliates to, logically and physically separate the Spinco IT Assets from the Remainco IT Assets in such a manner that the Spinco IT Assets are not accessible to Remainco or its Affiliates (other than any member of the Spinco Group), and the Remainco IT Assets are not accessible to Spinco or any member of the Spinco Group (except, in each case, as and to the extent such access is necessary for the provision or receipt of services pursuant to the Ancillary Agreements). Remainco and Spinco (and RMT Partner) shall reasonably cooperate in the migration of Spinco IT Assets to the systems of RMT Partner, as appropriate.
Section 4.6   Operational Matters.   As of immediately prior to the Spinco Distribution, Remainco shall cause the Spinco Group to have thirty-eight (38) days (“Required Working Capital Days”) of net working capital (excluding Cash and Cash Equivalents), calculated in a manner consistent with Remainco’s historical calculation of working capital days (excluding impact of income tax accounts) using Remainco’s historical accounting principles, policies, procedures, definitions, methods, practices and techniques. In the event that, as of the Spinco Distribution, the Spinco Group shall have fewer net working capital days than the Required Working Capital Days (the “Deficit Days”), then no later than the thirtieth (30th) day following the Closing, Remainco shall pay Spinco an amount in cash equal to (x) the number of Deficit Days, multiplied by (y) Seven Million Dollars ($7,000,000.00).
ARTICLE V
INDEMNIFICATION
Section 5.1   Release of Pre-Distribution Claims.
(a)   Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, and (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article V, each of Remainco and Spinco, on behalf of itself and each member of its Group, and to the extent permitted by Law, all Persons who at any time prior to the Spinco Distribution were shareholders, directors, officers, agents or employees of any member of its respective Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, (x) do hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Spinco Distribution, and (y) at the time of the Spinco Distribution shall release and forever discharge the other Party and the other members of such other Party’s Group and their respective successors and all Persons who at any time prior to the Spinco Distribution were shareholders, directors, officers, agents or employees of any member of such other Party’s Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spinco Distribution, including in connection with the Separation, the Initial Spin, the Spinco Distribution or any of the other transactions contemplated hereunder and under the Ancillary Agreements, provided, however, that no Spinco Employee shall be released and discharged to the extent such Liability relates to, arises out of or results from intentional misconduct by such employee. The foregoing release includes a release of any rights and benefits conferred by or under California Civil Code Section 1542 or any Law of the United States or principle of common law or any Law, which is similar, comparable, or equivalent to California Civil Code Section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT

THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Each Party hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness and nevertheless each Party expressly waives any and all rights which they may have under Section 1542 of the California Civil Code or any other state or federal statute or common law principle of similar effect.
(b)   Except (i) as provided in Section 5.1(c), (ii) as may be otherwise expressly provided in this Agreement, or (iii) for any matter for which any Indemnitee is entitled to indemnification pursuant to this Article V, RMT Partner on behalf of itself and its Affiliates, successors and assigns (A) does hereby, irrevocably but effective at the time of and conditioned upon the occurrence of the Spinco Distribution, and (B) at the time of the Spinco Distribution shall release and forever discharge Remainco and the other members of the Remainco Group and their respective successors and all Persons who at any time prior to the Spinco Distribution were shareholders, directors, officers or employees of any member of the Remainco Group (in their capacity as such), in each case, together with their respective heirs, executors, administrators, successors and assigns from any and all Liabilities whatsoever, whether at Law or in equity, whether arising under any Contract, by operation of Law or otherwise, in each case, from existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Spinco Distribution, to the extent related to the Separation, the Initial Spin, the Spinco Distribution or any of the other transactions contemplated hereunder and under the RMT Transaction Agreement and the Ancillary Agreements; provided, however, that no Spinco Employee shall be released and discharged to the extent such Liability relates to, arises out of or results from intentional misconduct by such employee. The foregoing release includes a release of any rights and benefits conferred by or under California Civil Code Section 1542 or any Law of the United States or principle of common law or any Law, which is similar, comparable, or equivalent to California Civil Code Section 1542, which provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
RMT Partner hereby acknowledges that it is aware that factual matters now unknown to it may have given or may hereafter give rise to Liabilities that are presently unknown, unanticipated and unsuspected, and further agrees that this release has been negotiated and agreed upon in light of that awareness and nevertheless expressly waives any and all rights which it may have under Section 1542 of the California Civil Code or any other state or federal statute or common law principle of similar effect.
(c)   Nothing contained in this Agreement, including Section 5.1(a), Section 5.1(b) or this Section 5.1(c) shall impair or otherwise affect any right of any Party, any member of any Group, or any Party’s or member of a Group’s respective heirs, executors, administrators, successors and assigns to enforce this Agreement, the RMT Transaction Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that continue in effect after the Spinco Distribution pursuant to the terms of this Agreement, the RMT Transaction Agreement or any Ancillary Agreement. In addition, nothing contained in Section 5.1(a) or Section 5.1(b) shall release any Person from:
(i)   any Liabilities assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or as contemplated by, or any other Liability of any member of such Group, under this Agreement or any Ancillary Agreement, including (A) with respect to Spinco, any Spinco Assumed Liability and (B) with respect to Remainco, any Excluded Liability;
(ii)   any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or any Ancillary Agreement or otherwise for claims or Proceedings brought against any Indemnitee by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article V or, in the case of any Liability arising out of an Ancillary Agreement, the applicable provisions of such Ancillary Agreement;
(iii)   the obligation of Remainco, Spinco, RMT Partner or Merger Subs to consummate the Merger and the other transactions expressly contemplated to occur at the Closing, subject to the terms and conditions of the RMT Transaction Agreement;
(iv)   any Liability arising out of or resulting from any Contract that is entered into after the Spinco Distribution between a member of the Remainco Group, on the one hand, and a member of the Spinco Group, on the other hand; and
(v)   any Liability the release of which would result in a release of any Person other than the Persons released in Section 5.1(a) or Section 5.1(b); provided, that the Parties agree not to bring any Proceeding or permit any of their Subsidiaries or other members of their respective Group, or any of their respective Affiliates, to bring any Proceeding against a Person released in Section 5.1(a) or Section 5.1(b) with respect to such Liability.
In addition, nothing contained in Section 5.1(a) shall release (A) Spinco from indemnifying any director, officer or employee of Remainco who was a director, officer or employee of Spinco or any of its Subsidiaries on or prior to the Spinco Distribution, as applicable, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Spinco Distribution, or (B) Remainco from indemnifying any director, officer or employee of Remainco who was a director, officer or employee of Remainco or any of its Subsidiaries on or prior to the Spinco Distribution, as applicable, to the extent such director, officer or employee is or becomes a named defendant in any Proceeding with respect to which he or she was entitled to such indemnification pursuant to obligations existing prior to the Spinco Distribution.
(d)   From and after the time of the Spinco Distribution, Remainco and Spinco shall not, and shall not permit its Subsidiaries or the other members of its Group, or any of their respective Affiliates, to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence (or fail to withdraw any previously existing) any Proceeding asserting any claim, demand or offset, including any claim for indemnification, against Remainco or Spinco or any member of such other Party’s Group, or any other Person released pursuant to Section 5.1(a) or their respective successors with respect to any Liabilities released pursuant to Section 5.1(a).
(e)   From and after the time of the Spinco Distribution, RMT Partner shall not, and shall not permit its Subsidiaries, or any of their respective Affiliates, to, make any (or fail to withdraw any previously existing) claim, demand or offset, or commence (or fail to withdraw any previously existing) any Proceeding asserting any claim, demand or offset, including any claim for indemnification, against Remainco or any member of the Remainco Group, or any other Person released pursuant to Section 5.1(b) or their respective successors with respect to any Liabilities released pursuant to Section 5.1(b).
(f)   It is the intent of each Party, by virtue of the provisions of this Section 5.1, to provide for, at the time of the Spinco Distribution, a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Spinco Distribution, whether known or unknown, between or among any Party (and/or a member of such Party’s Group), on the one hand, and any other Party or Parties (and/or a member of such Party’s or Parties’ Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Spinco Distribution), except as specifically set forth in this Section 5.1. At any time, at the reasonable request of any other Party, each Party shall use commercially reasonable efforts to cause its Subsidiaries and each other member of its respective Group and, to the extent reasonably practicable each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof. Furthermore, at any time, at the reasonable request of Remainco, RMT Partner shall cause its Subsidiaries and, to the extent practicable each other Person on whose behalf it released Liabilities pursuant to this Section 5.1 to execute and deliver releases reflecting the provisions hereof.
(g)   Each of Remainco and RMT Partner, on behalf of itself and its Subsidiaries, hereby waives any rights of termination with respect to any “change of control” or similar provision under any Contract by and between or among any member of the Remainco Group or the Spinco Group, on the one hand, and RMT Partner and its Subsidiaries, on the other hand, related to or arising out of the Separation, the Initial Spin, or the Spinco Distribution.
Section 5.2   Indemnification by Remainco.   In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, following the Spinco Distribution Date, Remainco shall and shall cause the other members of the Remainco Group to indemnify, defend and hold harmless the Spinco Indemnitees from and against any and all Indemnifiable Losses of the Spinco Indemnitees to the extent relating to, arising out of or resulting from (a) any Liabilities which are expressly assumed or have been allocated to the Remainco Group (including Excluded Liabilities) pursuant to this Agreement or any Ancillary Agreement, (b) any breach by Remainco of any provision of this Agreement or, subject to Section 5.9, the Ancillary Agreements and (c) any guarantee, indemnification or contribution obligation or Credit Support Instrument for the benefit of any member of the Remainco Group by any member of the Spinco Group that survives following the Spinco Distribution.
Section 5.3   Indemnification by Spinco and RMT Partner.   In addition to any other provisions of this Agreement requiring indemnification and except as otherwise specifically set forth in any provision of this Agreement, (a) Spinco shall, and shall cause the other members of the Spinco Group to, indemnify, defend and hold harmless the Remainco Indemnitees from and against any and all Indemnifiable Losses of the Remainco Indemnitees to the extent relating to, arising out of or resulting from (i) any Liabilities which are expressly assumed or have been allocated to the Spinco Group (including Spinco Assumed Liabilities) pursuant to this Agreement or any Ancillary Agreement, (ii) any breach by Spinco of any provision of this Agreement or, subject to Section 5.9, the Ancillary Agreements, and (iii) any guarantee, indemnification or contribution obligation or Credit Support Instrument for the benefit of any member of the Spinco Group by any member of the Remainco Group that survives following the Spinco Distribution, and (b) from and following the Closing, RMT Partner shall and shall cause its Subsidiaries to indemnify, defend and hold harmless the Remainco Indemnitees from and against any and all Indemnifiable Losses of the Remainco Indemnitees indemnifiable pursuant to this Article V to the extent not paid by a member of the Spinco Group.
Section 5.4   Procedures for Third Party Claims.
(a)   If a claim or demand is made against a Remainco Indemnitee or a Spinco Indemnitee (each, an “Indemnitee”) by any Person who is not a member of the Remainco Group, Spinco Group or RMT Partner and its Affiliates (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the Party which is or may be required pursuant to this Article V to make such indemnification (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as practicable (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this sentence shall not release the Indemnifying Party from any of its obligations under this Article V except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure. Thereafter, the Indemnitee shall deliver to the Indemnifying Party, as promptly as practicable (and in any event within ten (10) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.
(b)   Other than in the case of indemnification by a beneficiary Party of a guarantor Party pursuant to Section 1.7(c) (the defense of which shall be controlled by the beneficiary Party), an Indemnifying Party shall be entitled (but shall not be required) to assume and control the defense of any Third Party Claim at such Indemnifying Party’s own expense and with counsel selected by the Indemnifying Party with the consent of the applicable Indemnitees (such consent not to be unreasonably withheld, conditioned or delayed) if it gives prior written notice of its intention to do so to the applicable Indemnitees within thirty (30) days of the Indemnifying Party’s receipt of notice of the relevant Third Party Claim from the applicable Indemnitees pursuant to Section 5.4(a). Within thirty (30) days after the receipt of notice from an Indemnitee (or sooner, if the nature of such Third-Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election as to whether the Indemnifying Party will assume responsibility for defending such Third-Party Claim, which election shall specify any reservations or exceptions to its defense. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (i) is an allegation of a criminal violation, (ii) seeks injunctive, equitable or other relief other than monetary damages against the Indemnitee (provided, that such Indemnitee shall reasonably cooperate with the Indemnifying Party, at the request of the Indemnifying Party, in seeking to separate any such claims from any related claim for monetary damages if this clause (ii) is the sole reason that such Third Party Claim is a Non-Assumable Third Party Claim), or (iii) is made by a Governmental Entity (clauses (i), (ii) and (iii), the “Non-Assumable Third Party Claims”). After notice from an Indemnifying Party to an Indemnitee of the Indemnifying Party’s election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent and material Information, materials and other information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as may be reasonably required by the Indemnifying Party; provided, however, that in the event a conflict of interest exists, or is reasonably likely to exist, that would make it inappropriate in the reasonable judgment of counsel to the applicable Indemnitee(s) for the same counsel to represent both the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, one separate counsel (and any necessary local counsel) as required by the applicable rules of professional conduct with respect to such matter. In the event that the Indemnifying Party exercises the right to assume and control the defense of a Third Party Claim as provided above, (A) the Indemnifying Party shall keep the Indemnitee(s) reasonably apprised of all material developments in such defense, (B) the Indemnifying Party shall not withdraw from the defense of such Third Party Claim without providing advance notice to the Indemnitee(s) reasonably sufficient to allow the Indemnitee(s) to prepare to assume the defense of such Third Party Claim, and (C) the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently.
(c)   If the Indemnifying Party elects not to assume the defense of such Third Party Claim, fails to notify an Indemnitee of its election or if the claim relates to or arises in connection with a Non-Assumable Third Party Claim, then the applicable Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party to the extent indemnification is available hereunder and the Indemnifying Party shall have the right to participate in the defense of such Third Party Claim at such Indemnifying Party’s own cost and expense with counsel selected by the Indemnifying Party that is reasonably acceptable to the applicable Indemnitees. Other than in the case of a Non-Assumable Third Party Claim, if an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim or fails to notify an Indemnitee of its election as provided in Section 5.4(b), or if the Indemnifying Party fails to actively and diligently defend the Third Party Claim, the applicable Indemnitee(s) may defend such Third Party Claim. If the Indemnitee is conducting the defense of any Third Party Claim, the Indemnifying Party shall reasonably cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnifying Party’s expense, all witnesses, pertinent and material Information, material and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as may be reasonably required by the Indemnitee pursuant to a joint defense agreement to be entered into by Indemnitee and the Indemnifying Party; provided, however, that such access shall not require the Indemnifying Party to disclose any information the disclosure of which would, in the reasonable judgment of counsel to the Indemnifying Party, result in the loss of any existing attorney-client privilege with respect to such information or violate any applicable Law or such Person’s contractual obligations.
(d)   No Indemnitee may admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If an

Indemnifying Party has failed to assume the defense of a Third Party Claim, it shall not be a defense to any obligation to pay any amount in respect of such Third Party Claim that the Indemnifying Party was not consulted in the defense thereof, that such Indemnifying Party’s views or opinions as to the conduct of such defense were not accepted or adopted or that such Indemnifying Party does not approve of the quality or manner of the defense thereof.
(e)   In the case of a Third Party Claim, the Indemnifying Party shall not admit any liability with respect to, consent to entry of any judgment of, or settle, compromise or discharge, the Third Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (A) completely and unconditionally releases the Indemnitee in connection with such matter, (B) provides relief consisting solely of monetary damages borne by the Indemnifying Party and (C) does not involve any admission by the Indemnitee of any wrongdoing or violation of Law.
(f)   Notwithstanding anything herein or, subject to Section 5.9, in any Ancillary Agreement or any Conveyancing and Assumption Instrument to the contrary, other than (i) the indemnification provisions in Section 1.7, and (ii) actions for specific performance or injunctive or other equitable relief pursuant to Section 9.6, (A) the indemnification provisions of this Article V shall be the sole and exclusive remedy of the Parties, the parties to the Conveyancing and Assumption Instruments, and any Indemnitee for any breach of this Agreement or, subject to Section 5.9, any Ancillary Agreement or any Conveyancing and Assumption Instrument and for any failure to perform and comply with any covenant or agreement in this Agreement or in any Conveyancing and Assumption Instrument, (B) each Party and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies it may have with respect to the foregoing other than under this Article V against any Indemnifying Party, (C) none of the Parties, the members of their respective Groups, or any other Person may bring a claim under any Conveyancing and Assumption Instrument, (D) any and all claims arising out of, resulting from, or in connection with the Separation or the other transactions contemplated in this Agreement must be brought under and in accordance with the terms of this Agreement, and (E) no breach of this Agreement or any Conveyancing and Assumption Instrument shall give rise to any right on the part of any party hereto or thereto, after the consummation of the Initial Spin, to rescind this Agreement, any Conveyancing and Assumption Instrument or any of the transactions contemplated hereby or thereby; provided, however, that indemnification for Tax matters shall be governed by the terms, provisions and procedures of the Tax Matters Agreement and not by this Article V. Each Party shall cause the members of its Group to comply with this Section 5.4(f).
(g)   The provisions of this Article V shall apply to Third Party Claims that are already pending or asserted as well as Third Party Claims brought or asserted after the date of this Agreement. There shall be no requirement under this Section 5.4 to give a notice with respect to the existence of any Third Party Claim that exists as of the Spinco Distribution. Each Party on behalf of itself and each other member of its Group acknowledges that Liabilities for Proceedings (regardless of the parties to the Proceedings) may be partly Liabilities of Spinco and partly Liabilities of Remainco. If the Parties cannot agree on the allocation of any such Liabilities for Proceedings, they shall resolve the matter of such allocation pursuant to the procedures set forth in Article VII. No Party shall, nor shall any Party permit the other members of its Group (or their respective then-Affiliates) to, file Third Party Claims or cross-claims against any other Party or any members of another Group in a Proceeding in which a Third Party Claim is being resolved.
(h)   This Section 5.4, Section 5.5, Section 5.6 and Section 5.7 shall not apply to Tax Contests, which shall be governed exclusively by the Tax Matters Agreement.
Section 5.5   Procedures for Direct Claims.   An Indemnitee shall give the Indemnifying Party written notice of any matter that an Indemnitee has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (other than a Third Party Claim which shall be governed by Section 5.4), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the

Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure.
Section 5.6   Cooperation in Defense and Settlement.
(a)   With respect to any Third Party Claim in which both the Spinco Group (or RMT Partner and its Subsidiaries, as applicable) and the Remainco Group are named parties or that implicates both the Spinco Group (or RMT Partner and its Subsidiaries, as applicable), on the one hand, and Remainco Group, on the other hand, in a material respect, including due to the reasonably foreseeable impact on the Remainco Business or the Spinco Business of the relief sought or the responsibilities for management of defense and related indemnities pursuant to this Agreement, Spinco (or RMT Partner, as applicable) and Remainco agree to use commercially reasonable efforts to cooperate and maintain a joint defense (in a manner that will preserve for all Parties any Privilege). The Party that is not responsible for managing the defense of any such Third Party Claim shall be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims at its own cost and expense. Notwithstanding the foregoing, nothing in this Section 5.6(a) shall derogate from any Party’s rights to control the defense of any Proceeding in accordance with Section 5.4.
(b)   Notwithstanding anything to the contrary in this Agreement, with respect to any Third Party Claim where the resolution of such Third Party Claim by order, judgment, settlement or otherwise, would reasonably be expected to include any condition, limitation or other stipulation that would, in the reasonable judgment of (i) Remainco, materially and adversely impact the conduct of the Remainco Business or result in a material adverse change to any member of the Remainco Group, Remainco shall have, at Remainco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the Spinco Group to any Third Party involved in such Third Party Claim (including any Governmental Entity), to the extent that Remainco’s participation does not affect any Privilege in a material and adverse manner; provided, that to the extent that any such Third Party Claim requires the submission by any member of the Spinco Group of any Information relating to any current or former officer or director of any member of the Remainco Group, such Information will only be submitted in a form consented to by Remainco in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed), or (ii) Spinco, materially and adversely impact the conduct of the Spinco Business or result in a material adverse change to any member of the Spinco Group, Spinco shall have, at Spinco’s expense, the reasonable opportunity to consult, advise and comment in all preparation, planning and strategy regarding any such Third Party Claim, including with regard to any drafts of notices and other conferences and communications to be provided or submitted by any member of the Remainco Group to any Third Party involved in such Third Party Claim (including any Governmental Entity), to the extent that Spinco’s participation does not affect any Privilege in a material and adverse manner; provided, that to the extent that any such Third Party Claim requires the submission by any member of the Remainco Group of any Information relating to any current or former officer or director of any member of the Spinco Group, such Information will only be submitted in a form consented to by Spinco in its reasonable discretion (such consent not to be unreasonably withheld, conditioned or delayed). With regard to the matters specified in the preceding clause (i), Remainco shall have a right to consent to any compromise or settlement related thereto by any member of the Spinco Group to the extent that the effect on any member of the Remainco Group would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of Remainco and its Subsidiaries at such time or the Remainco Business conducted thereby at such time, taken as a whole, and such material adverse effect would reasonably be expected to be greater with respect to the Remainco Group, taken as a whole, than the effect on the Spinco Group, taken as a whole and with regard to the matters specified in the preceding clause (ii), Spinco shall have a right to consent to any compromise or settlement related thereto by any member of the Remainco Group to the extent that the effect on any member of the Spinco Group would reasonably be expected to result in a material adverse effect on the financial condition or results of operations of Spinco and its Subsidiaries at such time or the Spinco Business conducted thereby at such time, taken as a whole, and such material adverse effect would reasonably be expected to be greater with respect to the Spinco Group, taken as a whole, than the effect on the Remainco Group, taken as a whole.
(c)   Each Party agrees on behalf of itself and its Subsidiaries and the other members of its Group that at all times from and after the Spinco Distribution, if a Proceeding is commenced by a Third Party naming both Remainco and Spinco (or any member of such Parties’ respective Groups or their respective then-Affiliates) as defendants and with respect to which one or more named Parties (or any member of such Party’s respective Group or their respective then-Affiliates) is a nominal defendant and/or such Proceeding is otherwise not a Liability allocated to such named Party under this Agreement, then the other Party shall use, and shall cause the other members of its respective Group to use, commercially reasonable efforts to cause such nominal defendant to be removed from such Proceeding, as soon as reasonably practicable (including using commercially reasonable efforts to petition the applicable court to remove such Party (or member of its Group or their respective then-Affiliates) as a defendant to the extent such Proceeding relates solely to assets or Liabilities that another Party (or Group) has been allocated pursuant to this Agreement). In the event of a Proceeding in which the Indemnifying Party is not a named defendant, if either the Indemnitee or Indemnifying Party shall so request, each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts to substitute the Indemnifying Party for the named defendant, if reasonably practicable and advisable under the circumstances. If such substitution or addition cannot be achieved for any reason or is not requested, management of the Proceeding shall be determined as set forth in this Article V.
Section 5.7   Indemnification Payments.   Indemnification required by this Article V shall be made by periodic payments of the amount of Indemnifiable Loss in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss or Liability is incurred. The applicable Indemnitee shall deliver to the Indemnifying Party, upon request, reasonable documentation setting forth the basis for the amount of such payments, including documentation with respect to calculations made and consideration of any Insurance Proceeds or Third Party Proceeds that actually reduce the amount of such Indemnifiable Losses; provided, that the delivery of such documentation shall not be a condition to the payments described in the first sentence of this Section 5.7, but the failure to deliver such documentation may be the basis for the Indemnifying Party to contest whether the applicable Indemnifiable Loss or Liability was incurred by the applicable Indemnitee.
Section 5.8   Indemnification Obligations Net of Insurance Proceeds and Other Amounts.
(a)   Any Indemnifiable Loss subject to indemnification pursuant to this Article V, shall be calculated (i) net of Insurance Proceeds that actually reduce the amount of the Indemnifiable Loss, and (ii) net of any proceeds received by the Indemnitee from any Third Party (net of any deductible, retention amount or increased insurance premiums incurred by the Indemnifying Party in obtaining such recovery) for such Liability that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”). Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article V to any Indemnitee pursuant to this Article V shall be reduced by any Insurance Proceeds or Third Party Proceeds actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.
(b)   The Parties hereby agree that an insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto and, solely by virtue of the indemnification provisions hereof, shall not have any subrogation rights with respect thereto, and that no insurer or any other Third Party shall be entitled to a “windfall” (e.g., a benefit it would not otherwise be entitled to receive, or the reduction or elimination of an insurance coverage obligation that it would otherwise have, in the absence of the indemnification or release provisions) by virtue of any provision contained in this Agreement. Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorneys’ fees and expenses) to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article V; provided, that the Indemnitee shall not be required to proceed against any key customer, key supplier or other significant commercial counterparty of such Indemnitee’s Business or the business of its Affiliates if, in the reasonable and good faith determination of the Indemnitee, pursuing to collect or recover from such Person would have a material adverse impact on the Indemnitee or its Affiliate’s relationship with such Person; provided further, that the Indemnitee’s inability, following such efforts, to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit or delay the Indemnifying Party’s obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment or otherwise satisfying any indemnification obligation, pending the outcome of any Proceeding to collect or recover Insurance Proceeds.
Section 5.9   Ancillary Agreements.   Notwithstanding anything in this Agreement to the contrary, to the extent any Ancillary Agreement contains any specific, express indemnification obligation or contribution obligation relating to any asset or Liability contributed, assumed, retained, transferred, delivered or conveyed pursuant to such Ancillary Agreement, or relating to any other specific matter, the indemnification obligations contained herein shall not apply to such asset or Liability, or such other specific matter, and instead the indemnification and/or contribution obligations set forth in such Ancillary Agreement shall govern with regard to such asset or Liability or any such other specific matter.
Section 5.10   Limitation on Liability.   Notwithstanding anything to the contrary contained in this Agreement (including this Article V) or any Ancillary Agreement, neither Group shall be liable to the other Group or its Indemnitees for, and “Indemnifiable Losses” shall not include any (a) amounts for any incidental, indirect or consequential damages or other speculative form of damages (including loss of profits or revenue), or (b) punitive, treble, special, or exemplary damages, except, in the case of each of clauses (a) and (b), to the extent actually required to be paid to a Person who is not a member of either Group pursuant to a Third Party Claim that has been resolved by (i) a settlement entered into in accordance with this Agreement and any applicable Ancillary Agreement, or (ii) a judicial decision, arbitral award or binding order of a Governmental Entity with competent jurisdiction (in each case without possibility of appeal or where the time for appeal has expired).
Section 5.11   No Duplication; No Double Recovery.   Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.
Section 5.12   Additional Matters; Survival of Indemnities.
(a)   The indemnity agreements contained in this Article V shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee, (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder, and (iii) any termination of this Agreement. The indemnity agreements contained in this Article V shall survive the Spinco Distribution.
(b)   The rights and obligations of RMT Partner, any member of the Remainco Group or any member of the Spinco Group, in each case, under this Article V, shall survive the sale or other Transfer by any Party or its respective Subsidiaries of any assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such assets, businesses or Liabilities.
ARTICLE VI
CONFIDENTIALITY; ACCESS TO INFORMATION
Section 6.1   Preservation of Corporate Records.
(a)   Except to the extent otherwise contemplated by any Ancillary Agreement, a Party providing (or causing to be provided) Records or access to Information to another Party under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party (or its Group or any of its or their respective then-Affiliates) or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as are reasonably incurred in providing such Records or access to Information.
(b)   Except as otherwise required or agreed to in writing, or as otherwise provided in any Ancillary Agreement, with regard to any Information referenced in Section 6.2, each Party shall, and shall cause the other members of its Group (and any of their successors and assigns) to, use commercially reasonable efforts, at such Party’s sole cost and expense, to retain, until the latest of, as applicable, (i) the date on which such Information is no longer required to be retained pursuant to the policies or ordinary course practices of Remainco in effect on the Spinco Distribution Date and communicated to RMT Partner at least thirty (30) days prior to the Spinco Distribution, (ii) the date on which such Information is no longer required to be retained pursuant to any “litigation hold” issued by Remainco or any of its Subsidiaries prior to the Spinco Distribution and communicated to RMT Partner at least thirty (30) days prior to the Spinco Distribution, (iii) the concluding date of any period as may be required by any applicable Law, (iv) with respect to any pending or threatened Proceeding arising after the Spinco Distribution, to the extent that any member of the Group in possession of such Information has been notified in writing pursuant to a “litigation hold” by any Party of such pending or threatened Proceeding, the concluding date of any such “litigation hold,” and (v) the concluding date of any period during which the destruction of such Information would reasonably be expected to interfere with a pending or threatened investigation by a Governmental Entity which is known to any member of the Group in possession of such Information at the time any retention obligation with regard to such Information would otherwise expire. The Parties agree that upon reasonable written request from the applicable other Party that certain Information relating to the Remainco Business, the Spinco Business or the transactions contemplated hereby be retained in connection with a Proceeding, each Party shall, and shall cause the other members of its Group (and any of their respective then-Affiliates) to use commercially reasonable efforts (at the requesting Party’s sole cost and expense) to preserve and not to destroy or dispose of such Information without the consent (such consent not to be unreasonably withheld, conditioned or delayed) of the requesting Party (for the avoidance of doubt, reasonable efforts shall include issuing a “litigation hold”).
(c)   The Parties intend, and acknowledge that each of their Subsidiaries and members of its respective Group intends, that any Transfer of Information that would otherwise be within the attorney-client or attorney work product privileges shall not operate as a waiver of any potentially applicable Privilege.
Section 6.2   Provision of Corporate Records.   Other than in circumstances in which indemnification is sought pursuant to Article V (in which event the provisions of such Article V will govern) or for matters related to the provision of Tax Records (in which event the Tax Matters Agreement will govern) or for matters related to the separation of Information (which shall be governed by Section 4.2) and without limiting the applicable provisions of Article IV, and subject to appropriate restrictions for Privileged Information or Confidential Information:
(a)   After the Spinco Distribution Date and until the date on which Spinco is no longer required to retain, or cause to be retained, the Information requested pursuant to this Section 6.2(a) in accordance with Spinco’s obligations under Section 6.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Remainco for Information (i) which relates to the Remainco Group or the conduct of the Remainco Business, as the case may be, up to the Spinco Distribution Date, Spinco shall, and shall cause the other members of the Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Remainco, and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if Remainco has a reasonable need for such originals) in the possession or control of any member of the Spinco Group, but only to the extent such items (or copies thereof) relate to the Remainco Group or the conduct of the Remainco Business in accordance with this clause (i) and are not already in the possession or control of Remainco (or any member of its Group); provided, that, in the event that Spinco reasonably determines that any such access or the provision of any such Information would violate any Law (including any Data Protection Law) or Contract with a Third Party or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of the requesting Party), Spinco shall not be obligated to, and shall not be obligated to cause the other members of the Spinco Group (and each of its and their respective then-Affiliates) to, provide such Information requested by Remainco; provided, however, in the event access or the provision of any such Information would reasonably be expected to be materially commercially detrimental or violate a Contract with a Third Party, Spinco shall, and shall cause the other members of the Spinco Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such Third Party to, the disclosure of such Information, or (ii) that (A) is required by any member of the Remainco Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on Remainco (including under applicable securities Laws) by a Governmental Entity having jurisdiction over Remainco, (B) is required by Remainco in connection with the production of any financial statements produced in connection with any acquisition or disposition involving Remainco, or (C) is for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Proceeding or other similar requirements, as applicable, Spinco shall, and shall cause the other members of the Spinco Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Remainco and its respective designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the Remainco Group has a reasonable need for such originals) in the possession or control of Spinco or any other member of the Spinco Group (or any of its or their respective then-Affiliates), but only to the extent such items are of the type set forth in clauses (ii)(A), (B) or (C) and are not already in the possession or control of Remainco (or another member of its Group, or any of their respective then-Affiliates); provided, that, to the extent any original documentary Information with regard to the Spinco Business is delivered to Remainco pursuant to this Agreement or the Ancillary Agreements, Remainco shall, at its own expense, return such Information to Spinco within a reasonable time after the need to retain such originals has ceased; provided further, that, in the event that Spinco reasonably determines that any such access or the provision of any such Information (including Information requested under Section 4.1 or Section 4.2(b)) would violate any Law (including any Data Protection Law), Contract with a Third Party or policies or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the assets, Business and/or Liabilities of the requesting Party), Spinco shall not be obligated to provide such Information requested by Remainco, provided further, that in the event access or the provision of any such Information would violate a Contract with a Third Party, Spinco shall, and shall cause the other members of the Spinco Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such Third Party to the disclosure of such Information.
(b)   After the Spinco Distribution Date and until the date on which Remainco is no longer required to retain, or cause to be retained, the Information requested pursuant to this Section 6.2(b) in accordance with Spinco’s obligations under Section 6.1(b), and subject to compliance with the terms of the Ancillary Agreements, upon the prior written reasonable request by, and at the expense of, Spinco for Information (i) which relates to the Spinco Group or the conduct of the Spinco Business up to the Spinco Distribution Date, Remainco shall, and shall cause the other members of the Remainco Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Spinco and its designated representatives reasonable access during normal business hours to the written or electronic documentary Information or appropriate copies of such Information (or the originals thereof if the Party making the request has a reasonable need for such originals) in the possession or control of any member of the Remainco Group, but only to the extent such items (or copies thereof) constitute an asset of the Spinco Group or relate to the Spinco Group or the conduct of the Spinco Business and are not already in the possession or control of Spinco (or any member of its Group); provided, that, to the extent any original documentary Information is delivered to Spinco pursuant to this Agreement or the Ancillary Agreements, Spinco shall, and shall cause the other members of its Group (and its respective then-Affiliates) to, at its own expense, return them to Remainco within a reasonable time after the need to retain such originals has ceased; provided further, that, in the event that Remainco reasonably determines that any such access or the provision of any such Information (including Information requested under Section 4.1 or Section 4.2(d)) would reasonably be expected to be materially commercially detrimental to Remainco or any member of the Remainco Group or would violate any Law (including any Data Protection Law), Contract with a Third Party or policies or would reasonably result in the waiver of any Privilege (unless the Privilege with respect to any such Privileged Information is solely related (other than in any de minimis respect) to Sole Benefit Services of Spinco), Remainco shall not be obligated to, and shall not be obligated to cause the other members of the Remainco Group (and each of its and their respective then-Affiliates) to, provide such Information requested by Spinco, and in the event access or the provision of any such Information would reasonably be expected to be materially commercially detrimental or violate a Contract with a Third Party, Remainco shall, and shall cause the other members of the Remainco Group (and any of its or their then-Affiliates) to, use commercially reasonable efforts to seek to mitigate any such harm or consequence of, or to obtain the Consent of such Third Party to, the disclosure of such Information, or (ii) that (A) is required by any member of the Spinco Group with regard to reasonable compliance with reporting, disclosure, filing or other requirements imposed on such Person (including under applicable securities Laws) by a Governmental Entity having jurisdiction over such Person, or (B) is for use in any other judicial, regulatory, administrative or other Proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation, Proceeding or other similar requirements, as applicable, Remainco shall, and shall cause the other members of the Remainco Group (and each of its and their respective then-Affiliates) to, provide, as soon as reasonably practicable following the receipt of such request, Spinco and its respective designated representatives reasonable access during normal business hours to the Information or appropriate copies of such written or electronic documentary Information (or the originals thereof if the applicable member of the Spinco Group has a reasonable need for such originals) in the possession or control of Remainco or any other member of the Remainco Group (or any of its or their respective then-Affiliates), but only to the extent such items are of the type set forth in clauses (ii)(A) or (B) and are not already in the possession or control of Spinco (or another member of its Group, or any of their respective then-Affiliates); provided, that, to the extent any original documentary Information is delivered to Spinco pursuant to this Agreement or the Ancillary Agreements, Spinco shall, at its own expense, return such Information to Remainco within a reasonable time after the need to retain such originals has ceased; provided further, that, in the event that Remainco reasonably determines that any such access or the provision of any such Information (including Information requested under Section 4.1) would violate any Law (including any Data Protection Law) or Contract with a Third Party or would reasonably be expected to result in the waiver of any attorney-client privilege, the work product doctrine or other applicable Privilege (unless the application of such privilege, doctrine or Privilege with respect to such matter is solely related (other than in any de minimis respect) to the assets, Business and/or Liabilities of Spinco), Remainco shall not be obligated to provide such Information requested by Spinco, provided further, that in the event access or the provision of any such Information would violate a Contract with a Third Party, Remainco shall, and shall cause the other members of the Remainco Group (and any of its or their respective then-Affiliates) to, use commercially reasonable efforts to seek to obtain the Consent of such Third Party to the disclosure of such Information.
(c)   Any Information provided by or on behalf of or made available by or on behalf of any Party (or any other member of any Group) pursuant to this Article VI shall be on an “as is,” “where is” basis and no Party (or any member of any Group) is making any representation or warranty with respect to such Information or the completeness thereof.
(d)   Each of Remainco and Spinco shall, and shall cause each other member of its Group to, inform its and their respective officers, employees, agents, consultants, advisors, authorized accountants, counsel and other designated representatives who have or have access to the Confidential Information or other Information of any member of any other Group provided pursuant to Section 4.1 or this Article VI of their obligation to hold such Information confidential in accordance with the provisions of this Agreement.
Section 6.3   Disposition of Information.
(a)   Each Party, on behalf of itself and each other member of its Group, acknowledges that Information in its or in a member of its Group’s possession, custody or control as of the Spinco Distribution may include Information owned by another Party or a member of another Party’s Group and not related to (i) it or its Business, or (ii) any Ancillary Agreement to which it or any member of its Group is a Party.
(b)   Notwithstanding such possession, custody or control, such Information shall remain the property of such other Party or member of such other Party’s Group. Each Party agrees, on behalf of itself and each other member of its Group, subject to legal holds and other legal requirements and obligations, (i) that any such Information is to be treated as Confidential Information of the Party or Parties to which it relates, and (ii) subject to Section 6.1, to use commercially reasonable efforts to within a reasonable time (A) purge such Information from its databases, files and other systems and not retain any copy of such Information (including, if applicable, by transferring such Information to the Party to which such Information belongs), or (B) if such purging is not practicable, to encrypt or otherwise make unreadable or inaccessible such Information.
Section 6.4   Witness Services; Access to Personnel.   At all times from and after the Spinco Distribution Date, each of Spinco and Remainco shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and any member of its Group’s officers, directors, employees and agents (taking into account the business demands of such individuals) as witnesses (in the presence of counsel for such officer, director, employee or agent, if any, and, if requested by the providing Group, counsel or other representatives designated by the providing Group) to the extent that (a) such Persons may reasonably be required to testify, or the testimony of such Persons would reasonably be expected to be relevant to the requesting Party (or any member of its Group), in connection with the prosecution or defense of any Proceeding in which the requesting Party may from time to time be involved, and (b) there is no conflict in the Proceeding between the requesting Party (or any member of its Group) and the requested Party (or any member of its Group). A Party providing, or causing to be provided, a witness to another Party (or member of such other Party’s Group) under this Section 6.4 shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for all reasonable out-of-pocket costs and expenses incurred by such Party or a member of its Group in connection therewith (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses), as may be properly paid under applicable Law.
Section 6.5   Reimbursement; Other Matters.   Except to the extent otherwise contemplated by this Agreement or any Ancillary Agreement, a Party (or a member of such Party’s Group) providing, or causing to be provided, Information or access to Information to another Party (or a member of such Party’s Group) under this Article VI shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any other member of its Group or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Information or access to such Information.
Section 6.6   Confidentiality; Non-Use.
(a)   Notwithstanding any termination of this Agreement, each Party shall, and shall cause each of the other members of its Group to, hold, and cause each of their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, at a standard of care no less than that used for its own Confidential Information (and in any event no less than a reasonable standard of care), and not to disclose or release or except as otherwise permitted by this Agreement, use, without the prior written consent of each Party to whom (or to whose Group) the Confidential Information relates

(which may be withheld in each such Party’s sole and absolute discretion), any and all Confidential Information concerning or belonging to another Party or any member of its Group; provided, that each Party may disclose, or may permit disclosure of, such Confidential Information (i) to its (or any member of its Group’s) respective auditors, attorneys, financial advisors, bankers and other appropriate employees, consultants and advisors who have a need to know such Confidential Information for auditing and other purposes and are informed of the confidentiality and non-use obligations to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if any Party or any member of its Group is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule, (iii) to the extent required in connection with any Proceeding by one Party (or a member of its Group) against any other Party (or member of such other Party’s Group) or in respect of claims by one Party (or member of its Group) against the other Party (or member of such other Party’s Group) brought in a Proceeding, (iv) to the extent necessary in order to permit a Party (or member of its Group) to prepare and disclose its financial statements in connection with any regulatory filings or Tax Returns, (v) to the extent necessary for a Party (or member of its Group) to enforce its rights or perform its obligations under this Agreement or any Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements, or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made by a Third Party that relates to clause (ii), (iii), (v) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom (or to whose Group) the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such Party (and/or any applicable member of its Group) a reasonable opportunity to seek, at its expense, an appropriate protective order or other remedy, which such Parties shall, and shall cause the other members of their respective Group to, cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, the Party who is (or whose Group’s member is) required to make such disclosure shall or shall cause the applicable member of its Group to furnish (at the expense of the Party seeking to limit such request, demand or disclosure requirement), or cause to be furnished, only that portion of the Confidential Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded to such Confidential Information (at the expense of the Party seeking (or whose Group’s member is seeking) to limit such request, demand or disclosure requirement).
(b)   Notwithstanding anything to the contrary set forth herein, (i) a Party shall be deemed to have satisfied its obligations hereunder with respect to Confidential Information if it exercises, and causes the other members of its Group to exercise, at least the same degree of care (but no less than a commercially reasonable degree of care) as such Party takes to preserve confidentiality for its own similar Information, and (ii) confidentiality obligations provided for in any agreement between each Party or another member of its Group and its or their respective past and/or present employees as of the Spinco Distribution Date shall remain in full force and effect. Notwithstanding anything to the contrary set forth herein, Confidential Information of any Party (or another member of its Group) rightfully in the possession of and used by any other Party (or another member of its Group) in the operation of its Business as of the Spinco Distribution Date may continue to be used by such Party (and/or the applicable members of its Group) in possession of such Confidential Information in and only in the operation of the Remainco Business or Spinco Business, as the case may be; provided, that, such Confidential Information may only be used by such Party and/or the applicable members of its Group and its and their respective officers, employees, agents, consultants and advisors in the specific manner and for the specific purposes for which it is used as of the date of this Agreement and may only be shared with additional officers, employees, agents, consultants and advisors of such Party (or Group member) on a need-to-know basis exclusively with regard to such specified use and may be used only so long as the Confidential Information is maintained in confidence and not disclosed in violation of Section 6.6(a), except that such Confidential Information may be disclosed to third parties other than those listed in Section 6.6(a), provided, that such disclosure to such other Third Parties and any associated use of such

Information must be pursuant to a written agreement containing confidentiality obligations at least as protective of the Parties’ rights to such Confidential Information as those contained in this Agreement. Such continued right to use may not be transferred (directly or indirectly) to any Third Party without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of the applicable Party, except pursuant to Section 9.15.
(c)   Each of Spinco and Remainco acknowledges, on behalf of itself and each other member of its Group, that it and the other members of its Group may have in their possession confidential or proprietary Information of Third Parties that was received under confidentiality or non-disclosure agreements or policies with each such Third Party while such Party and/or members of its Group were Subsidiaries of Remainco. Each of Spinco and Remainco shall, and shall cause the other members of its Group to, hold and cause its and their respective representatives, officers, employees, agents, consultants and advisors (or potential buyers) to hold, in strict confidence the confidential and proprietary Information of Third Parties to which they or any other member of their respective Groups has access, in accordance with the terms of any policies or agreements entered into prior to the Spinco Distribution Date between one or more members of the Spinco Group and/or Remainco Group (whether acting through, on behalf of, or in connection with, the separated Businesses) and such Third Parties.
(d)   For the avoidance of doubt and notwithstanding any other provision of this Section 6.6, the disclosure and sharing of Privileged Information shall be governed solely by Section 6.7. For clarity, to the extent that any Contract or policy to which a Party is bound or its Confidential Information is subject provides that certain Confidential Information shall be maintained confidential on a basis that is more protective of such Confidential Information or for a longer period of time than provided for in this Section 6.6, then the applicable provisions contained in such Contract or policy shall control with respect thereto.
Section 6.7   Privileged Matters.
(a)   Pre-Distribution Services.   The Parties recognize that legal and other professional services that have been and will be provided prior to the Spinco Distribution have been and will be rendered either for (i) the collective benefit of each of the members of the Spinco Group and Remainco Group (“Collective Benefit Services”), or (ii) the sole benefit of (A) Spinco (or a member of Spinco’s Group) in the case of legal and other professional services provided solely in respect of the Spinco Business, or (B) Remainco (or a member of Remainco Group) in the case of legal and other professional services provided solely in respect of the Remainco Business, as the case may be (“Sole Benefit Services”). For the purposes of asserting all privileges, immunities or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”), (1) each of the members of the Spinco Group and Remainco Group shall be deemed to be the client with respect to Collective Benefit Services, and (2) Spinco or Remainco (or the applicable member of such Party’s Group), as the case may be, shall be deemed to be the client with respect to Sole Benefit Services. With respect to all Information subject to Privilege (“Privileged Information”), (y) the Parties shall have a shared Privilege for Privileged Information to the extent relating to Collective Benefit Services, and (z) Spinco or Remainco (or the applicable member of such Party’s Group), as the case may be, shall have Privilege for Privileged Information to the extent relating to Sole Benefit Services and shall control the assertion or waiver of such Privilege. For the avoidance of doubt, Privileged Information includes, but is not limited to, services rendered by legal counsel retained or employed by any Party (or any member of such Party’s respective Group), including outside counsel and in-house counsel.
(b)   Post-Distribution Services.   Each Party, on behalf of itself and each other member of its Group, acknowledges that legal and other professional services will be provided following the Spinco Distribution Date which will be rendered solely for the benefit of Spinco (or a member of its Group), or Remainco (or a member of its Group), as the case may be, while other such post-Spinco Distribution services following the Spinco Distribution Date may be rendered with respect to claims, Proceedings, litigation, disputes, or other matters which involve members of both the Remainco Group and the

Spinco Group. With respect to such post-Spinco Distribution services and related Privileged Information, each of the Parties, on behalf of itself and each other member of its Group, agrees as follows:
(i)   Spinco shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Spinco Business, whether or not the Privileged Information is in the possession of or under the control of any member of the Spinco Group or Remainco Group; and
(ii)   Remainco shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the Remainco Business, whether or not the Privileged Information is in the possession of or under the control of any member of the Spinco Group or Remainco Group.
(c)   Each Party, on behalf of itself and each other member of its Group, agrees as follows in this Section 6.7(c) regarding all Privileges (x) not allocated pursuant to the terms of Section 6.7(a) or Section 6.7(b), and (y) Privileged Information to the extent relating to Collective Benefit Services with respect to which, in each case, the Parties shall have a shared Privilege. All Privileges relating to any Proceedings which involve a member of each Group in respect of which members of both the Remainco Group and the Spinco Group retains any responsibility or Liability under this Agreement, shall be subject to a shared Privilege among them.
(i)   Subject to Sections 6.7(c)(ii) and 6.7(c)(iv), no Party (or any member of its Group) may waive, nor allege or purport to waive, any Privilege which could be asserted under any applicable Law, and in which any other Party (or member of its Group) has a shared Privilege, without the consent of such other Party, which shall not be unreasonably withheld, conditioned or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within twenty (20) days after written notice upon the other Party requesting such consent.
(ii)   In the event of any Proceeding or Dispute solely between or among the Parties, or any members of their respective Groups, either Party may waive a Privilege in which the other Party or member of such Party’s Group has a shared Privilege, without obtaining the consent of such other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Information with respect to the Proceeding or Dispute between or among the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared Privilege with respect to Third Parties.
(iii)   In the event of any Proceeding or Dispute involving a Third Party, if a Dispute arises between or among the Parties (or members of their respective Groups) regarding whether a Privilege should be waived to protect or advance the interest of any Party or its Group, each Party agrees that it shall, and shall cause each other member of its Group to, negotiate in good faith, use commercially reasonable efforts to minimize any prejudice to the rights of the other Party (or members of its respective Group), and shall not, and shall cause each other member of its Group not to, unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not, and shall cause each other member of its Group not to, withhold consent to waiver for any purpose except to protect its (or its Group’s) own legitimate interests.
(iv)   If, within fifteen (15) days of receipt by the requesting Party of a written objection pursuant to Section 6.7(c)(i), the Parties have not succeeded in resolving in writing any Dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party fifteen (15) days’ written notice prior to effecting such waiver. Each Party specifically agrees that failure within fifteen (15) days of receipt of such notice to commence Proceedings in accordance with Section 9.6 to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure, and each Party agrees that any such Privilege shall not be waived by such Party (or any member of its Group) until the final determination of a Dispute in accordance with Section 7.2.

(v)   Upon receipt by any Party or any other member of its Group of any subpoena, discovery or other request which, upon a good faith reading, may reasonably be expected to result in the production or disclosure of Information subject to a shared Privilege or as to which the other Party has the sole right hereunder to assert a Privilege, or if any Party (or other member of its Group) obtains knowledge that any of its or any member of its Group’s current or former directors, officers, agents or employees have received any subpoena, discovery or other requests which, upon a good faith reading, may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request and shall provide the other Party (and the relevant members of its Group) a reasonable opportunity to review the Information and to assert any rights it may have under this Section 6.7 or otherwise to prevent, restrict or otherwise limit the production or disclosure of such Privileged Information.
(d)   Notwithstanding the foregoing in this Section 6.7, the Parties acknowledge and agree that in any Proceeding or Dispute with respect to this Agreement, the Ancillary Agreements, the RMT Transaction Agreement, any other agreement related to the transactions contemplated hereby or thereby and the negotiations, structuring and transactions contemplated hereby and thereby, in each case, in which Remainco, on the one hand, is adverse to Spinco and/or RMT Partner, on the other hand: (i) any and all Privileged Information with respect to such matters belonging to or possessed by the Remainco Group or the Spinco Group prior to the Spinco Distribution shall be deemed to relate solely to the Remainco Business; (ii) any advice given by or communications with each of the parties constituting Remainco Counsel, to the extent it relates to this Agreement, the Ancillary Agreements, the RMT Transaction Agreement or any other Transaction Document, and/or negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared privilege and shall be deemed to relate solely to the Remainco Business; and (iii) any advice given or communications with in-house counsel of Remainco prior to the Spinco Distribution, to the extent it relates to this Agreement, the Ancillary Agreements, the RMT Transaction Agreement or any other Transaction Document, and/or the negotiations, structuring and transactions contemplated hereby or thereby, shall not be a shared privilege and shall be deemed to relate solely to the Remainco Business. In all other cases, Privileged Information with respect to clauses (i), (ii) and (iii) above shall be a shared privilege.
(e)   The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Spinco and Remainco as set forth in Sections 6.6 and 6.7, to maintain and cause to be maintained the confidentiality of Privileged Information and to assert and maintain, and cause to be asserted and maintained, all applicable Privileges, including, but not limited to, attorney-client or attorney work product privileges. The access to Information being granted pursuant to Sections 4.1, 5.4 and 6.2 hereof, the agreement to provide witnesses and individuals pursuant to Sections 4.1, 5.4 and 6.4 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Sections 4.1 and 6.4 hereof, and the transfer of Privileged Information between and among the Parties and the members of their respective Groups pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.
Section 6.8   Conflicts Waiver.   Each of the Parties acknowledges, on behalf of itself and each other member of its Group, that Remainco has retained Bryan Cave Leighton Paisner LLP (“Remainco Counsel”) to act as its counsel in connection with this Agreement, the Ancillary Agreements, the RMT Transaction Agreement and the transactions contemplated hereby and thereby (the “Representation Matters”), and that Remainco Counsel has not acted as counsel for any other Person in connection with the Representation Matters and that no other party or Person has the status of a client of Remainco Counsel for conflict of interest or any other purposes as a result thereof. Spinco hereby agrees on behalf of itself and each member of its Group and RMT Partner on behalf of itself and its Subsidiaries and Affiliates that, in the event that a dispute arises between or among (a) any member of the Spinco Group, any Spinco Indemnitee, RMT Partner or any of their respective Affiliates, on the one hand, and (b) any member of the Remainco Group, any Remainco Indemnitee or any of their respective Affiliates, on the other hand, Remainco Counsel may represent any member of the Remainco Group, any Remainco Indemnitee or any of their respective Affiliates, in such dispute even though the interests of such Person may be directly adverse to any Person described in clause (a), and even though Remainco Counsel may have represented a Person described in clause (a), in a matter substantially related to such dispute, or may be handling ongoing matters for a Person described in clause (a), and Spinco hereby waives, on behalf of itself and each other Person described in clause (a), as applicable, any conflict of interest in connection with such representation by Remainco Counsel that arises as a result of its acting as counsel in connection with the Representation Matters. Each of Remainco and Spinco, on behalf of itself and each other member of its Group and RMT Partner, agrees to take, and to cause their respective then-Affiliates to take, all steps necessary to implement the intent of this Section 6.8. Each of Remainco and Spinco and each other member of its Group and RMT Partner, further agrees that Remainco Counsel and their respective partners and employees are Third Party beneficiaries of this Section 6.8.
Section 6.9   Ownership of Information.   Any Information owned by one Party or any member of its Group that is provided to a requesting Party pursuant to this Article VI shall be deemed to remain the property of the providing Party (or member of its Group). Unless expressly and specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights to any Party (or member of its Group) of license or otherwise in any such Information, whether by implication, estoppel or otherwise.
Section 6.10   Prior Contracts.   Each of Remainco and Spinco, on behalf of itself and each member of its Group and their respective successors and assigns, acknowledges and agrees that, notwithstanding any Contract governing the use of Intellectual Property or Confidential Information entered into by an employee or contractor of such Party or its Group prior to the Spinco Distribution, to the extent such employee or contractor is working for or on behalf of another Party or a member of its Group after the Spinco Distribution, such employee or contractor shall not be deemed in breach of such Contract due to such employee or contractor using such Intellectual Property or Confidential Information in his or her capacity as an employee or contractor of such other Party (or member of such other Party’s Group), or disclosing such Intellectual Property or Confidential Information to another Party (or member of such Party’s Group) to the extent that this Agreement or an Ancillary Agreement grants a license to, or otherwise permits such other Party (or member of such Party’s Group) to use or have disclosed to it, such Intellectual Property or Confidential Information (and in the case of use by such employee or contractor, solely to the extent such use is permitted by such Party or member of such Party’s Group pursuant to the terms of this Agreement or such Ancillary Agreement).
ARTICLE VII
DISPUTE RESOLUTION
Section 7.1   Disputes.   Except as otherwise set forth in Section 9.6 or specifically provided in an Ancillary Agreement, any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (“Dispute”) which arises between the Parties shall be resolved according to the procedures set forth in this Article VII.
Section 7.2   Escalation; Mediation.
(a)   It is the intent of the Parties to use their respective commercially reasonable efforts to resolve expeditiously any Dispute that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any Party involved in a Dispute may deliver a notice (an “Escalation Notice”) demanding a meeting involving representatives of the relevant Parties at a senior level of management of the relevant Parties to such Dispute (or if the relevant Parties to such Dispute agree, of the appropriate strategic business unit or division within such entity). A copy of any such Escalation Notice shall be given to the Chief Counsel or General Counsel, or like officer or official, of each Party involved in the Dispute (which copy shall state that it is an Escalation Notice pursuant to this Agreement). The proposed agenda, location or means of remote communication, requested senior level management participants and procedures proposed for such discussions or negotiations shall be set forth in the Escalation Notice; provided, however, that the Parties to the Dispute shall use their commercially reasonable efforts to meet (which meeting may be conducted telephonically) within fifteen (15) days of the Escalation Notice. Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential and privileged information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible in any subsequent Proceeding between the Parties.

(b)   If the senior executives are unable to resolve the Dispute within thirty (30) days from the Escalation Notice or one Party to the Dispute reasonably concludes that the other Parties to such Dispute are not willing to use commercially reasonable efforts to resolve expeditiously such Dispute, then such Party to the Dispute shall have the right to refer the Dispute to mediation by providing written notice to the other Parties to such Dispute, and then the Parties to the Dispute shall refer the Dispute to a mediator appointed pursuant to the mediation rules of the American Arbitration Association. Each Party to such Dispute will share the administrative costs of the mediation and the mediator’s fees and expenses equally, and each Party to such Dispute shall bear all of its other costs and expenses related to the mediation, including attorney’s fees, witness fees, and travel expenses. The mediation shall take place in New York City unless the Parties to such Dispute mutually agree to select an alternative forum.
(c)   If the Parties to such Dispute cannot resolve the Dispute through mediation within forty-five (45) days of the appointment of the mediator (or the earlier withdrawal thereof), each Party to such Dispute shall be entitled to seek relief in a court of competent jurisdiction pursuant to Section 9.5.
Section 7.3   Continuity of Service and Performance.   Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not specifically subject to such dispute resolution.
ARTICLE VIII
INSURANCE
Section 8.1   Insurance Matters.
(a)   From and after the Spinco Distribution, the Spinco Group and the Spinco Business shall cease to be insured by Remainco and its Subsidiaries’ (other than members of the Spinco Group) Insurance Policies. Remainco shall retain all rights to control its Insurance Policies, including the right to exhaust, settle, release, commute, buy back or otherwise resolve disputes with respect to any of its Insurance Policies notwithstanding whether any such Insurance Policies apply to any Liabilities of any member of the Spinco Group. Following the date of this Agreement, each of Remainco and Spinco shall use commercially reasonable efforts to cooperate to identify all Insurance Policies (and related claims and compliance processes) in place for the benefit of the Spinco Business as of the date of this Agreement, and those which may be in place following the Closing. Spinco shall be responsible for securing all Insurance Policies that it considers appropriate for the Spinco Business and the operation thereof by the Spinco Group following the Spinco Distribution. Spinco agrees to arrange for its own Insurance Policies with respect to the Spinco Business and the Spinco Group. Following the date of this Agreement and prior to the Initial Spin, Remainco shall reasonably cooperate with RMT Partner, at RMT Partner’s request, to facilitate Spinco putting in place Insurance Policies in respect of the Spinco Business following the Spinco Distribution. Spinco agrees, on behalf of itself and each member of the Spinco Group, from and after the Spinco Distribution, not to seek through any means to benefit from and not to assert any right, claim or interest in, to or under, any Insurance Policies of any member of the Remainco Group, except as permitted under Section 8.1(b).
(b)   For any claim asserted against any member of the Spinco Group after the Spinco Distribution arising out of an occurrence taking place prior to the Spinco Distribution (“Post-Closing Claims”), each member of the Spinco Group may access coverage under any occurrence-based Insurance Policies of the Remainco Group in place prior to the Spinco Distribution under which any member of the Spinco Group is insured (the “Pre-Closing Occurrence-Based Policies”), to the extent such insurance coverage exists and provides coverage, without cost to the Remainco Group, for such Post-Closing Claim. The Remainco Group shall reasonably cooperate with the applicable member or members of the Spinco Group in connection with the tendering of such claims; provided, however, that: (i) the applicable member or members of the Spinco Group shall promptly notify Remainco of all such Post-Closing Claims; and (ii) the applicable member or members of the Spinco Group shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Post-Closing Claim and shall reimburse to the Remainco Group all reasonable out-of-pocket costs and expenses incurred in connection with such claims. In the event that a Post-Closing Claim relates to the same occurrence for which any member of the Remainco Group is seeking coverage under Pre-Closing Occurrence-Based Policies, (A) where the limits under an applicable Pre-Closing Occurrence-Based Policy are not sufficient to fund all covered claims of the applicable member or members of the Spinco Group and the Remainco Group, amounts due under such a Pre-Closing Occurrence-Based Policy shall be paid to the respective Persons in proportion to the amounts that otherwise would be due were the limits of liability infinite, and (B) any applicable retention or deductible amounts shall be allocated among the Parties in the same proportion.
(c)   For the avoidance of doubt, (i) any Liabilities involving or related to Post-Closing Claims that are in excess of insurance coverage therefor (net of any retention amounts, recovery costs, retrospective premium, increases in premium and related deductible payable in connection therewith) under applicable Insurance Policies shall not be by virtue of this Section 8.1 the responsibility of any member of the Remainco Group, and (ii) any amounts paid by an insurer and/or received by any member of the Spinco Group pursuant to this Section 8.1 shall not constitute indemnifiable Liabilities under Article V, and no member of the Spinco Group shall have any right to indemnification under Article V with respect to any such amounts.
ARTICLE IX
MISCELLANEOUS
Section 9.1   Survival.   Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Spinco Distribution and remain in full force and effect in accordance with their applicable terms.
Section 9.2   Ancillary Agreements.   Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.
Section 9.3   Modification or Amendment; Waiver.
(a)   This Agreement may not be modified or amended except by an agreement in writing specifically designated as an amendment hereto signed by each of the Parties. Any provision of this Agreement may be waived, if and only if, such waiver is in writing and signed by the Party against whom the waiver is to be effective; provided, that prior to the First Effective Time, Spinco shall not waive any provision of this Agreement without the prior written consent of RMT Partner.
(b)   No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
Section 9.4   Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 9.5   Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.
(a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

(b)   Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating to this Agreement, any instrument or other document delivered pursuant to this Agreement or the transactions contemplated hereby exclusively in the Chosen Courts; and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by applicable Law shall be valid and sufficient service thereof, and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 9.5(b) or that any order issued by the Chosen Courts may not be enforced in or by the Chosen Courts. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence any Proceeding or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 9.5(b).
(c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) IT MAKES THIS WAIVER VOLUNTARILY AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 9.5(c).
Section 9.6   Specific Performance.   Each of the Parties acknowledges and agrees that the rights of each Party to consummate the transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement or the Ancillary Agreements are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or damage would be caused for which monetary damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and the terms of the Ancillary Agreements and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement and the Ancillary Agreements without necessity of posting a bond or other form of security. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement or the Ancillary Agreements, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.
Section 9.7   Notice.   All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties, as the case may be, shall be in writing and shall be deemed to have been duly given or made on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day (or otherwise on the next succeeding Business Day) if (a) served by personal delivery or by a nationally recognized overnight courier service upon the Party or Parties for whom it is intended, (b) delivered by registered or certified mail, return receipt requested, or (c) sent by email; provided, that the email transmission is promptly confirmed by telephone or in writing by the recipient thereof (excluding out-of-office replies or other automatically generated responses). Such communications shall be sent to the respective Party at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 9.7:
If to Remainco or, prior to the Spinco Distribution, Spinco:
Berry Global Group, Inc.
101 Oakley Street
Evansville, Indiana 47710
Attention:
Jason K. Greene

Email:
jasongreene@berryglobal.com

with a copy (which shall not constitute notice) to:
Bryan Cave Leighton Paisner LLP
One Atlantic Center, Fourteenth Floor
1201 West Peachtree Street, NW
Atlanta, Georgia 30309
Attention:
Louis C. Spelios

Email:
louis.spelios@bclplaw.com

If to RMT Partner, or following the Spinco Distribution, to Spinco:
Glatfelter Corporation
4350 Congress Street
Suite 600
Charlotte, NC 28209
Attention:
Jill L. Urey

Email:
jill.urey@glatfelter.com

with copies (which shall not constitute notice) to:
King & Spalding LLP
1100 Louisiana St., Suite 4100
Houston, TX 77002
Attention:
Jonathan Newton
Rob Leclerc

Email:
jnewton@kslaw.com
Rleclerc@KSLAW.com

Section 9.8   Entire Agreement.   This Agreement (including the schedules, exhibits and annexes hereto) and the Transaction Documents (including the schedules, exhibits and annexes thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and subject matter of the Ancillary Agreements and supersede all prior and contemporaneous agreements, negotiations, understandings, and representations and warranties, whether oral or written, with respect to such matters. For the avoidance of doubt, this Section 9.8 does not apply to or supersede the equivalent provision in the RMT Transaction Agreement, but the RMT Partner Disclosure Letter and the Spinco Disclosure Letter do constitute part of the agreement among the Parties with respect to this Agreement and the transactions contemplated hereby.
Section 9.9   Third-Party Beneficiaries.   Except (a) as provided in Article V relating to Indemnitees and for the release under Section 5.1, in each case, which are intended to benefit, and to be enforceable by, the Persons specified therein, (b) as provided in Section 6.8 relating to Remainco Counsel, and (c) as specifically provided in any Ancillary Agreement, the Parties hereby agree that their respective agreements and covenants set forth in this Agreement and in the Ancillary Agreements are solely for the benefit of the other Party, as the case may be, on the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements, and this Agreement and the Ancillary Agreements are not intended to, and do not, confer upon any Person other than the Parties and its and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied. For the avoidance of doubt, no stockholder of Remainco, Spinco or RMT Partner shall be third-party beneficiaries for any purpose prior to the Spinco Distribution, and no stockholder (or Party on behalf of their respective stockholders) shall be entitled to bring any claim for damages prior to the Spinco Distribution based on a decrease in share value or lost premiums.
Section 9.10   Definitions.   For purposes of this Agreement, capitalized terms (including, with correlative meaning, their singular and plural variations) have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.
Section 9.11   Termination.   This Agreement shall terminate immediately upon termination of the RMT Transaction Agreement, if the RMT Transaction Agreement is terminated in accordance with its terms prior to the Spinco Distribution. After the Spinco Distribution, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of Remainco, Spinco and RMT Partner. In the event of any termination of this Agreement, no Party (or any of their respective directors, officers, members or managers) shall have any Liability or further obligation to any other Party by reason of this Agreement; provided, that, in the event of any termination following the Spinco Distribution, the provisions of Article V shall survive indefinitely unless expressly agreed otherwise by the Parties; provided further, that such provisions shall not be terminated with respect to any Third Party beneficiary thereof.
Section 9.12   Payment Terms.
(a)   Except as set forth in Article V or as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to another Party (and/or a member of such Party’s respective Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within thirty (30) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.
(b)   Except as set forth in Article V or as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within thirty (30) days of such bill, invoice or other demand) shall bear interest at a rate of twelve percent (12%) per annum calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.
(c)   In the event of a dispute or disagreement with respect to all or a portion of any amounts requested by any Party (and/or a member of such Party’s Group) as being payable, the payor Party shall in no event be entitled to withhold payments for any such amounts (and any such disputed amounts shall be paid in accordance with Section 9.12(a), subject to the right of the payor Party to dispute such amount following such payment); provided, that in the event that following the resolution of such dispute it is determined that the payee Party (and/or a member of the payee Party’s Group) was not entitled to all or a portion of the payment made by the payor Party, the payee Party shall repay (or cause to be repaid) such amounts to which it was not entitled, including interest, to the payor Party (or its designee), which amounts shall bear interest at a rate of twelve percent (12%) per annum, calculated for the actual number of days elapsed, accrued from the date on which such payment was made by the payor Party to the payee Party.
(d)   All payments to be made by Remainco or Spinco under this Agreement shall be made in U.S. dollars.
Section 9.13   Obligations of RMT Partner and Remainco.   Whenever this Agreement requires an Affiliate of RMT Partner or, following the Closing, any member of the Spinco Group, to take any action, such requirement shall be deemed to include an undertaking on the part of RMT Partner to cause such Person to take such action. Whenever this Agreement requires an Affiliate of Remainco or, prior to the Closing, any member of the Spinco Group to take any action, such requirement shall be deemed to include an undertaking on the part of Remainco to cause such Person to take such action. Any obligation of one Party under this Agreement or any of the other Transaction Documents, which obligation is performed, satisfied or properly fulfilled by an Affiliate of such Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.
Section 9.14   Severability.   The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision to be negotiated by the Parties, each acting reasonably and in good faith, shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.
Section 9.15   Successors and Assigns.   This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 9.13, and any attempted or purported assignment or delegation in violation of this Section 9.15 shall be null and void.
Section 9.16   Tax Treatment of Payments.   To the extent permitted under applicable Tax Law and subject to the last sentence of this Section 9.16 any payment required by this Agreement (other than payments of interest) shall be treated for U.S. federal income Tax purposes as (a) a contribution by BGI to Spinco, (b) the repayment in whole or in part of a loan by one or more Spinco Entities to BGI, or (c) a distribution by Spinco to BGI, as identified in the Separation Plan, occurring immediately prior to the Initial Spin, or as a payment of an assumed or retained Liability, and any payment of interest shall be treated for U.S. federal income Tax purposes as taxable or deductible, as the case may be, to the Party entitled under this Agreement to receive such payment or required under this Agreement to make such payment.
Section 9.17   Interpretation and Construction.
(a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
(b)   The Preamble, and all Recital, Article, Section, Subsection, Schedule, and Annex references used in this Agreement are to the recitals, articles, sections, subsections, schedules, annexes and exhibits to this Agreement unless otherwise specified herein.
(c)   Except as otherwise expressly provided herein, for purposes of this Agreement: (i) the terms defined in the singular have a comparable meaning when used in the plural and vice versa; (ii) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (iii) whenever the words “includes” or “including” are used, they shall be deemed to be followed by the words “without limitation”; (iv) the word “or” is not exclusive; (v) the words “hereto,” “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; (vi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and (vii) a reference to any Person includes such Person’s successors and permitted assigns.
(d)   Except as otherwise expressly provided herein, the term “dollars” and the symbol “$” mean United States Dollars.
(e)   Unless the context requires otherwise, references in this Agreement to “Spinco” shall also be deemed to refer to the applicable member of the Spinco Group, references to “Remainco” shall also be deemed to refer to the applicable member of the Remainco Group and, in connection therewith, any references to actions or omissions to be taken, or refrained from being taken, as the case may be, by

Spinco or Remainco shall be deemed to require Spinco (and, from and after the Closing, RMT Partner) or Remainco, as the case may be, to cause the applicable members of the Spinco Group or the Remainco Group, respectively, to take, or refrain from taking, any such action.
(f)   Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.
(g)   The Schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
(h)   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
(i)   In the event of any inconsistency or conflict that may arise in the application or interpretation of the definitions of “Spinco Assets” and “Excluded Assets” or the definitions of “Spinco Assumed Liabilities” and “Excluded Liabilities” the explicit inclusion of an item on any Schedule referred to in either definition shall take priority over any textual provision of either definition that would otherwise operate to include or exclude such Asset or Liability, as applicable, from the applicable definition.
(j)   In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (i) this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control (except with respect to any provisions relating to the Separation, the Spinco Distribution, the covenants and obligations set forth in Article IV, Article V, Article VI, Article VII, and Article VIII or the application of this Article IX to the terms of this Agreement (or, in each case, any indemnification rights pursuant to this Agreement in respect thereof and/or any other remedies pursuant to this Agreement in respect of any breach of any covenant or obligation under this Agreement), in which case this Agreement shall control), (ii) this Agreement and any Conveyancing and Assumption Instrument, this Agreement shall control, and (iii) this Agreement and any agreement which is not an Ancillary Agreement (other than a Conveyancing and Assumption Instrument), this Agreement shall control unless both (A) it is specifically stated in such agreement that such agreement controls and (B) such agreement has been executed by a member of the Remainco Group and the Spinco Group. Except as expressly set forth in this Agreement or any Ancillary Agreement, (1) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement, and (2) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.
[End of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be duly executed as of the day and year first above written.
BERRY GLOBAL GROUP, INC.
By
/s/ Jason K. Greene

Name:
Jason K. Greene

Title:
Chief Legal Officer

TREASURE HOLDCO, INC.
By
/s/ Jason K. Greene

Name:
Jason K. Greene

Title:
Chief Legal Officer

GLATFELTER CORPORATION
By
/s/ Thomas M. Fahnemann

Name:
Thomas M. Fahnemann

Title:
President and Chief Executive Officer

[Signature Page to Separation and Distribution Agreement]

Annex A
Certain Definitions
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock, voting securities or other equity interests, by Contract or otherwise). It is expressly agreed that none of Remainco, Spinco or RMT Partner or member of any Group shall be deemed to be an Affiliate of the other or member of such other’s Group solely by reason of having one or more directors in common or by reason of having been under common control of Remainco or Remainco’s stockholders prior to, or in case of Spinco’s stockholders, after the Spinco Distribution.
“Agreement” shall have the meaning set forth in the Preamble.
“Ancillary Agreements” shall mean the Tax Matters Agreement, the Employee Matters Agreement, the Transition Services Agreement, and any other agreements to be entered into by and between any member of the Spinco Group or RMT Partner and any member of the Remainco Group, at, prior to or after the Spinco Distribution in connection with the Spinco Distribution (to the extent consented to by RMT Partner), but shall exclude the Conveyancing and Assumption Instruments and, for the avoidance of doubt, the RMT Transaction Agreement.
“Assets” shall mean all right, title and ownership interests in and to all properties, claims, Contracts, rights, businesses, technology or assets (including goodwill), wherever located (including in the possession of vendors or other Third Parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible or intangible, whether accrued, contingent or otherwise, in each case, whether or not recorded or reflected or required to be recorded or reflected on the Records or financial statements of any Person. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement, and, therefore, assets related to Taxes (including any Tax Items, Tax Attributes or rights to receive any Tax refunds (each as defined in the Tax Matters Agreement)) shall not be treated as Assets.
“Audited Party” shall have the meaning set forth in Section 4.1(d).
“BGI” shall have the meaning set forth in the Recitals.
“Business” shall mean (a) with respect to Spinco, the Spinco Business, or (b) with respect to Remainco, the Remainco Business.
“Business Day” shall have the meaning set forth in the RMT Transaction Agreement.
“Cash and Cash Equivalents” shall mean cash and cash equivalents, currency on hand, cash balances in deposits with banks or financial institutions, investment accounts, negotiable instruments, checks, money orders, marketable securities, short-term instruments and other cash equivalents minus the amount of any undeposited checks and uncleared drafts and wires sent to Third Parties, plus the amount of any deposits in transit.
“Chosen Courts” shall have the meaning set forth in the RMT Transaction Agreement.
“Clean-Up Spin-Off” shall mean the distribution by Remainco, pro rata to its shareholders, of any unsubscribed shares of Spinco Common Stock immediately following the consummation of the Exchange Offer.
“Closing” shall have the meaning set forth in the RMT Transaction Agreement.
“Closing Date” shall have the meaning set forth in the RMT Transaction Agreement.
“Code” shall mean the Internal Revenue Code of 1986.
“Collective Benefit Services” shall have the meaning set forth in Section 6.7(a).

A-1

“Combined Contracts” means any Contract to which a member of Spinco Group is a party and (a) primarily relating to the Spinco Business, and (b) also relating to the Remainco Business, and which are not capable of being divided between, or standing on their own for, the Spinco Business, on the one hand, and the Remainco Business, on the other hand, without the consent of a Third Party.
“Commingled Contract” means any Contract (other than any Combined Contract) to which any member of Remainco Group is a party and relating to both (a) the Spinco Business, and (b) the Remainco Business and which are not capable of being divided between, or standing on their own for, the Spinco Business, on the one hand, and the Remainco Business, on the other hand, without the consent of a Third Party.
“Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or with respect to Remainco, the Remainco Business, or any Excluded Asset, or with respect to Spinco, the Spinco Business, or any Spinco Asset, which, prior to or following the Spinco Distribution, has been disclosed by a Party or its Subsidiaries to another Party or its Subsidiaries, or otherwise has come into the possession of, the other, including pursuant to the access provisions of Sections 6.1 or 6.2 or any other provision of this Agreement, including any data or documentation resident, existing or otherwise provided in a database or in a storage medium, permanent or temporary, intended for confidential, proprietary and/or privileged use by a Party (except to the extent that such Information can be shown to have been (a) in the public domain or known to the public through no fault of the receiving Party or its Subsidiaries, (b) lawfully acquired by the receiving Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Confidential Information, or (c) independently developed by the receiving Party or its Affiliates after the time of the Spinco Distribution without reference to or use of any Confidential Information). As used herein, by example and without limitation, Confidential Information shall mean any information of a Party marked as confidential, proprietary and/or privileged.
“Consents” shall mean any consents, waivers, notices, reports or other filings obtained, made or to be obtained from or made, including with respect to any Contract, or any registrations, notifications, dossiers, appendices, licenses, permits, approvals, authorizations obtained or to be obtained from, or approvals from, or notification requirements to, any Person including a Governmental Entity.
“Contract” shall have the meaning set forth in the RMT Transaction Agreement.
“Contribution” shall have the meaning set forth in the Recitals.
“Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts and other documents (including stock powers, assignments of limited liability company interests, deeds and other instruments of conveyance) entered into prior to the Initial Spin and to be entered into to effect the Transfer of Assets in the manner contemplated by this Agreement and the Separation, in substantially the form to be effected pursuant to Delaware Law, the Laws of one of the other states of the United States or the Laws of foreign jurisdictions, and in such form as the applicable parties agree or, if not appropriate for a given Transfer or assumption of Liabilities, in such form or forms as the applicable parties thereto agree (but taking into account any requirements of applicable Law (including to record or register transfer of title in each applicable jurisdiction)).
“Credit Support Instruments” shall mean any letters of credit, performance bonds, surety bonds, bankers acceptances, or other similar arrangements.
“Damages” shall mean any loss, damage, injury, claim, demand, settlement, judgment, award, fine, penalty, fee (including reasonable out of pocket attorneys’ or advisors’ fees), charge, cost (including reasonable costs of investigation or capital expenditures) or expense of any nature and including amounts paid or payable to Third Parties in respect of any third-party claim for which indemnification hereunder is otherwise required.
“Data Protection Laws” shall mean any and all Laws concerning the privacy, protection or security of Personal Data throughout the world, including the General Data Protection Regulation (EU) 2016/679, the United Kingdom’s Data Protection Act 2018, the California Consumer Privacy Act of 2018 and Section 5

A-2

of the Federal Trade Commission Act, and any Laws, regulations, or regulatory requirements, guidance and codes of practice applicable to the Processing of Personal Data (as amended and/or replaced from time to time).
“Deficit Days” shall have the meaning set forth in Section 4.6.
“Delayed Asset” shall have the meaning set forth in Section 1.8(b).
“Delayed Liability” shall have the meaning set forth in Section 1.8(b).
“Discharge” shall have the meaning set forth in Section 3.7.
“Dispute” shall have the meaning set forth in Section 7.1.
“Distribution Agent” means the Person reasonably agreed by Remainco and RMT Partner to act in such capacity.
“Distribution Disclosure Documents” shall mean (a) any registration statement to be filed by Spinco with the SEC to effect the registration of shares of Spinco Common Stock in connection with the Spinco Distribution (including any registration statement on Form 10 or Form S-1 or Form S-8 related to securities to be offered under any employee benefit plan), and also includes any amendment or supplement thereto, information statement, prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Entity, (b) if the Spinco Distribution is effected in whole or in part as an Exchange Offer, a Schedule TO and other filings pursuant to Rule 13e-4 under the Exchange Act; in each case, which describes the Separation or the Spinco Group or primarily relates to the transactions contemplated hereby, and (c) any current reports on Form 8-K filed or furnished with the SEC by Spinco in connection with the Spinco Distribution or by Remainco solely to the extent related to the Spinco Distribution.
“Employee Matters Agreement” shall have the meaning set forth in the RMT Transaction Agreement.
“Environmental Law” shall have the meaning set forth in the RMT Transaction Agreement.
“Escalation Notice” shall have the meaning set forth in Section 7.2(a).
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Exchange Offer” shall have the meaning set forth in the Recitals.
“Excluded Assets” shall mean the Assets of Remainco and its Subsidiaries other than the Spinco Assets. Notwithstanding anything in this Agreement to the contrary, the Excluded Assets include the following:
(a)
the Assets listed or described on Schedule II;

(b)
shares of capital stock of, or any other equity or ownership interests in, the Subsidiaries held, directly or indirectly, by Remainco, other than the Spinco Transferred Interests;

(c)
all Inventory, other than Spinco Inventory;

(d)
all Cash and Cash Equivalents (except for Cash and Cash Equivalents up to the Minimum Cash Amount or as expressly otherwise provided in the Ancillary Agreements);

(e)
all real property, whether owned, leased, subleased, licensed, or otherwise occupied by Remainco and its Subsidiaries, other than Spinco Real Property;

(f)
Remainco IT Assets;

(g)
all Intellectual Property, other than Spinco Intellectual Property; and

(h)
all rights to claims, defenses, causes of action, rights of recovery, rights of set-off, rights under warranties, rights to indemnities, rights to refunds, rights of recoupment, guarantees

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and all similar rights against Third Parties, in each case, to the extent relating to any other Excluded Asset or Excluded Liability.
“Excluded Liabilities” shall mean (without duplication):
(a)
the Liabilities listed or described on Schedule III;

(b)
all Liabilities of Remainco or its Subsidiaries to the extent (i) such Liabilities are not Spinco Assumed Liabilities or (ii) relating to, arising out of or resulting from any disposed or discontinued business or operations of Remainco and its Subsidiaries as of the Spinco Distribution;

(c)
all Liabilities, whether presently in existence or arising after the date of this Agreement, relating to fees, commissions or expenses owed to any broker, finder, investment banker, accountant, attorney or other intermediary or advisor engaged by any member of the Remainco Group or, to the extent the relevant engagement was entered into prior to the Spinco Distribution, any member of the Spinco Group, in each case in connection with the transactions contemplated by this Agreement or the Ancillary Agreements (other than, for the avoidance of doubt, to the extent otherwise provided in the RMT Transaction Agreement or any Ancillary Agreement);

(d)
all Liabilities to the extent relating to, arising out of or resulting from the indemnification of any director, officer, manager, agent or employee of Remainco or any of its Affiliates who was a director, officer, manager, agent or employee of Remainco or any of its Affiliates (including the Spinco Group) on or prior to the Spinco Distribution to the extent such director, officer, manager, agent or employee is or becomes a named defendant in any shareholder derivative suit brought by shareholders of Remainco against Remainco arising from the transactions contemplated by this Agreement or the RMT Transaction Agreement;

(e)
all Liabilities to the extent relating to, arising out or resulting from any matter subject to or regulated by Environmental Law, in each case whether before, at or after the Spinco Distribution, and in each case to the extent relating to, arising out of or resulting from: (i) the ownership, occupancy or use of any property of the Remainco Group; or (ii) the use, treatment, Release, handling, transportation or disposal of Hazardous Substances on or from any property of the Remainco Group; and

(f)
all other Liabilities of Remainco and its Subsidiaries that are expressly contemplated by this Agreement or any other Ancillary Agreement as Liabilities to be retained or assumed by Remainco or any other member of the Remainco Group, and all agreements, obligations and other Liabilities of Remainco or any member of the Remainco Group under this Agreement or any of the other Ancillary Agreements.

“First Effective Time” shall have the meaning set forth in the RMT Transaction Agreement.
“First Merger” shall have the meaning set forth in the Recitals.
“First Merger Sub” shall have the meaning set forth in the RMT Transaction Agreement.
“French Regulatory Consultation” shall have occurred when notification and consultation with the Social and Economic Committee of each of the Spinco Entities domiciled in France in accordance with article L. 2312-8 of the French Labor Code shall have been completed.
“French Spinco Entities” shall have the meaning set forth in Section 1.13.
“Governmental Entity” shall have the meaning set forth in the RMT Transaction Agreement.
“Group” shall mean (a) with respect to Remainco, the Remainco Group, and (b) with respect to Spinco, the Spinco Group.
“Hazardous Substance” shall have the meaning set forth in the RMT Transaction Agreement.

A-4

“Indebtedness” shall have the meaning set forth in the RMT Transaction Agreement.
“Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all Damages, deficiencies, Liabilities, obligations, judgments, settlements, claims, payments, interest, costs and expenses (including the costs and expenses of any and all Proceedings and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder).
“Indemnifying Party” shall have the meaning set forth in Section 5.4(a).
“Indemnitee” shall have the meaning set forth in Section 5.4(a).
“Indemnity Payment” shall have the meaning set forth in Section 5.8(a).
“Information” shall mean all information in written, oral, electronic, computerized, digital or other tangible or intangible media; provided, that the term “Information” does not include any datasets or derived data, or any Intellectual Property rights embodied in any of the foregoing in this definition.
“Initial Spin” shall mean the distribution of the Spinco Common Stock by BGI to Remainco, as described in the Recitals.
“Insurance Policies” shall mean Third Party insurance policies and Third Party insurance Contracts of any kind, including primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers’ compensation and employee dishonestly insurance policies, together with the rights, benefits and privileges thereunder.
“Insurance Proceeds” shall mean those monies (a) received by an insured from an insurer (other than any captive insurer of either Group), or (b) paid by an insurer (other than any captive insurer of either Group) on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, cost of reserve or collection costs paid or held by or for the benefit of such insured.
“Intellectual Property” shall have the meaning set forth in the RMT Transaction Agreement.
“Intended Initial Spin Tax Treatment” shall mean the following U.S. federal income Tax consequences in connection with the Contribution, the Spinco Special Cash Payment and the Initial Spin:
(a)
the qualification of the Initial Spin, taken together with the Contribution, as a “reorganization” under Section 368(a)(1)(D) of the Code to which Section 355 applies, and the treatment of BGI and Spinco as parties to the reorganization within the meaning of Section 368(b) of the Code;

(b)
the nonrecognition of any income, gain or loss by BGI on the Contribution to Spinco in exchange for the Spinco Common Stock, the Spinco Special Cash Payment, and the assumption of liabilities by Spinco, if any, pursuant to Sections 357(a) and 361(a) and (b) of the Code;

(c)
the nonrecognition of any income, gain or loss by Spinco on the Contribution by BGI in exchange for the Spinco Common Stock, the Spinco Special Cash Payment, and the assumption of liabilities by Spinco, if any, pursuant to Section 1032(a) of the Code;

(d)
the nonrecognition of any gain or loss by BGI upon the distribution of Spinco stock to Remainco in the Initial Spin pursuant to Section 361(c) of the Code; and

(e)
the nonrecognition of any income, gain or loss by Remainco upon the receipt of Spinco stock in the Initial Spin pursuant to Section 355(a)(1) of the Code.

“Intended Merger Tax Treatment” shall have the meaning set forth in the RMT Transaction Agreement.
“Intended Spinco Distribution Tax Treatment” shall mean the following U.S. federal income Tax consequences in connection with the Spinco Distribution:
(a)
the nonrecognition of income, gain or loss by holders of Remainco Common Stock upon the receipt of Spinco Common Stock in the Spinco Distribution under Section 355 of the Code; and

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(b)
the nonrecognition of income, gain, or loss by Remainco on the distribution of Spinco Common Stock to Remainco’s shareholders in the Spinco Distribution pursuant to Section 355(c)(1) of the Code.

“Intended Tax Treatment” shall have the meaning set forth in the RMT Transaction Agreement.
“Intergroup Accounts” shall have the meaning set forth in Section 1.4.
“Intergroup Contracts” shall have the meaning set forth in Section 1.5(a).
“Internal Control Audit and Management Assessments” shall have the meaning set forth in Section 4.1(c).
“Inventory” means all raw materials, parts, supplies, goods, materials, works-in-process, finished goods, inventory, packaging and stock in trade.
“Laws” shall have the meaning set forth in the RMT Transaction Agreement.
“Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any Law, Proceeding, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, Damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities governed by this Agreement other than for purposes of indemnification related to the Distribution Disclosure Documents.
“Liable Party” shall have the meaning set forth in Section 1.8(c).
“Lien” shall have the meaning set forth in the RMT Transaction Agreement.
“Merger” shall have the meaning set forth in the Recitals.
“Merger Subs” shall have the meaning set forth in the RMT Transaction Agreement.
“Minimum Cash Amount” means an amount of cash equal to (a) two hundred fourteen million dollars ($214,000,000.00), less (b) such amount, if any, paid by Remainco or any of its Subsidiaries between the date of this Agreement and as of immediately prior to the Spinco Distribution, in satisfaction of the Special Tax Claim and/or the Deferred Purchase Price pursuant to, and as defined in, the Providencia Stock Purchase Agreement (but solely to the extent that any such payment is required to be made by Remainco or any of its Subsidiaries under applicable Law).
“Non-Assumable Third Party Claims” shall have the meaning set forth in Section 5.4(b).
“Notifying Party” shall have the meaning set forth in Section 1.3(c).
“Other Party” shall have the meaning set forth in Section 1.8(b).
“Other Party’s Auditors” shall have the meaning set forth in Section 4.1(c).
“Outside Date” shall have the meaning set forth in the RMT Transaction Agreement.
“Party” or “Parties” shall have the meaning set forth in the Preamble.
“Payoff Letters” shall have the meaning set forth in Section 2.7.
“Permit” shall have the meaning set forth in the RMT Transaction Agreement.
“Person” shall have the meaning set forth in the RMT Transaction Agreement.
“Personal Data” shall have the meaning set forth in the RMT Transaction Agreement.

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“Post-Closing Claims” shall have the meaning set forth in Section 8.1(b).
“Pre-Closing Occurrence-Based Policies” shall have the meaning set forth in Section 8.1(b).
“Preliminary Separation Plan” shall have the meaning set forth in Section 1.2(a).
“Private Letter Ruling” shall have the meaning set forth in the RMT Transaction Agreement.
“Privilege” shall have the meaning set forth in Section 6.7(a).
“Privileged Information” shall have the meaning set forth in Section 6.7(a).
“Proceeding” shall have the meaning set forth in the RMT Transaction Agreement.
“Processing” shall have the meaning set forth in the RMT Transaction Agreement.
“Providencia Stock Purchase Agreement” means that certain Stock Purchase Agreement, dated January 27, 2014, by and among PGI Polímeros do Brasil S.A. and the other signatories identified on the signature pages thereto.
“Public Reports” shall have the meaning set forth in Section 4.1(e).
“Record Date” shall mean the close of business on the date to be determined by the Remainco Board as the record date for determining stockholders of Remainco entitled to receive shares of Spinco Common Stock in the Spinco Distribution.
“Record Holders” shall mean the holders of record of shares of Remainco Common Stock as of the close of business on the Record Date.
“Records” shall mean any Contracts, documents, books, records or files.
“Release” shall have the meaning set forth in the RMT Transaction Agreement.
“Remainco” shall have the meaning set forth in the Preamble.
“Remainco Board” shall have the meaning set forth in the Recitals.
“Remainco Business” shall mean the business conducted by Remainco, other than the Spinco Business.
“Remainco Common Stock” shall have the meaning set forth in Section 3.2(b).
“Remainco Counsel” shall have the meaning set forth in Section 6.8.
“Remainco CSIs” shall have the meaning set forth in Section 1.7(d).
“Remainco Group” shall mean Remainco and each Person (other than Spinco and the other members of the Spinco Group) that is a direct or indirect Subsidiary of Remainco immediately prior to the Spinco Distribution, and each Person that becomes a Subsidiary of Remainco after the Spinco Distribution.
“Remainco Indemnitees” shall mean each member of the Remainco Group and each of their Affiliates from and after the Spinco Distribution and each member of the Remainco Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
“Remainco IT Assets” shall mean the computers, software and software platforms, databases, hardware, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment that are owned or controlled by Remainco and its Affiliates (excluding the Spinco Group) and used in connection with the operation of the Remainco Business.
“Representation Matters” shall have the meaning set forth in Section 6.8.
“Required Working Capital Days” shall have the meaning set forth in Section 4.6.
“RMT Partner” shall have the meaning set forth in the Preamble.

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“RMT Partner Debt Repayment” shall have the meaning set forth in Section 2.3(a).
“RMT Partner Stockholder Approval” shall have the meaning set forth in the RMT Transaction Agreement.
“RMT Transaction Agreement” shall mean that certain RMT Transaction Agreement by and among Remainco, Spinco, RMT Partner, and Merger Subs, dated the date hereof, as it may be amended, modified or supplemented from time to time in accordance with its terms.
“SEC” shall mean the Securities and Exchange Commission.
“Second Merger” shall have the meaning set forth in the Recitals.
“Second Merger Sub” shall have the meaning set forth in the RMT Transaction Agreement.
“Securities Act” shall mean the Securities Act of 1933.
“Separation” shall mean the Transfer and/or assignment of Spinco Assets and Excluded Assets by means of the Conveyancing and Assumption Instruments, as set forth in Section 1.1, as conducted substantially in accordance with the Separation Plan (to the extent expressly contemplated thereby).
“Separation Committee” shall have the meaning set forth in Section 1.2(b).
“Separation Plan” shall have the meaning set forth in Section 1.2(a).
“Separation Plan Review Period” shall have the meaning set forth in Section 1.2(a).
“Set-Up Costs” means all fees, costs and expenses incurred by a Party expressly relating to the integration of the Spinco Business with RMT Partner’s business, including entity consolidation or minimization, IT integration, any one-time license fees, one time set-up fees for software, and any third-party consultants engaged to assist with such integration.
“Sole Benefit Services” shall have the meaning set forth in Section 6.7(a).
“Solvency Opinion” shall have the meaning set forth in Section 3.3(c).
“Spin-Off” shall have the meaning set forth in the Recitals.
“Spinco” shall have the meaning set forth in the Preamble.
“Spinco Assets” shall mean any and all right, title and interest in and to any and all Assets of Remainco and its Subsidiaries immediately prior to the Spinco Distribution that are primarily used or primarily held for use in the Spinco Business (except as otherwise expressly contemplated in this Agreement or the Ancillary Agreements), including:
(a)
the Assets listed or described on Schedule IV;

(b)
the Spinco Transferred Interests;

(c)
all Spinco Inventory;

(d)
all Cash and Cash Equivalents of the Spinco Group (up to the Minimum Cash Amount) and all bank accounts, lock boxes and other deposit arrangements exclusively used in, held for use in or related to the Spinco Business;

(e)
any and all accounts receivable and other current assets of the Spinco Group;

(f)
all Spinco Contracts;

(g)
all Spinco IT Assets;

(h)
all Spinco Intellectual Property;

(i)
all buildings, machinery, equipment and other tangible assets currently primarily being used by the Spinco Business, and Spinco Real Property;

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(j)
Permits of the Spinco Business;

(k)
Records of the Spinco Business; and

(l)
any and all other Assets that are expressly allocated to Spinco or any other member of the Spinco Group pursuant to this Agreement or any Ancillary Agreement.

Notwithstanding anything to the contrary herein, this Agreement and the Ancillary Agreements do not purport to transfer ownership of any of the Insurance Policies of any member of the Spinco Group or Remainco Group, and any assignment of rights to coverage under such Insurance Policies is governed by Article VIII herein.
“Spinco Assumed Liabilities” shall mean any and all Liabilities (except for Liabilities related to Taxes which are governed exclusively by the Tax Matters Agreement) of Remainco or any of its Subsidiaries (including the members of the Spinco Group and members of the Remainco Group) in the following categories, in each case, regardless of (a) when or where such Liabilities arose or arise (whether arising prior to, at or after the Spinco Distribution), (b) where or against whom such Liabilities are asserted or determined, (c) regardless of whether arising from or alleged to arise from negligence, gross negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Remainco Group or Spinco Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates and (d) which entity is named in any Proceeding associated with any Liability:
(a)
any and all Liabilities set forth on Schedule V;

(b)
any and all Liabilities that are expressly assumed by or allocated to Spinco or any other member of the Spinco Group pursuant to this Agreement or any Ancillary Agreement, and any and all obligations and Liabilities of any member of the Spinco Group pursuant to this Agreement or any Ancillary Agreement;

(c)
any and all current Liabilities of the Spinco Group;

(d)
the operation of the Spinco Business, as conducted at any time before, at or after the Spinco Distribution;

(e)
subject to Section 1.3 and Section 1.8, any and all Liabilities to the extent relating to, arising out of or resulting from the operation of any business conducted by or on behalf of any member of the Spinco Group at any time after the Spinco Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any Person, whether or not such act or failure to act is within such Person’s authority, with respect to such business); and

(f)
any and all Liabilities to the extent related to or arising out of any Spinco Assets or the Spinco Business.

“Spinco Board” shall have the meaning set forth in the Recitals.
“Spinco Business” shall have the meaning set forth in the RMT Transaction Agreement.
“Spinco Common Stock” shall have the meaning set forth in the RMT Transaction Agreement.
“Spinco Contracts” means the following Contracts to which Remainco or any of its Subsidiaries is a party or by which Remainco or any of its Subsidiaries or any of their respective Assets is bound, in each case, as of immediately prior to the Spinco Distribution (except for any such Contract or part thereof that is expressly contemplated to be retained by or transferred to Remainco or any member of the Remainco Group pursuant to any provision of this Agreement or any other Ancillary Agreement):
(a)
any Contract that is primarily related to the Spinco Business; and

(b)
any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including Commingled Contracts, subject to Section 1.3) or any of the other Ancillary Agreements to be assigned to Spinco or any member of the Spinco Group.

A-9

“Spinco CSIs” shall have the meaning set forth in Section 1.7(d).
“Spinco Distribution” shall have the meaning set forth in the Recitals.
“Spinco Distribution Date” shall mean the date, as shall be determined by the Spinco Board, on which Remainco distributes all of the issued and outstanding shares of Spinco Common Stock held by Remainco following the Initial Spin to the holders of Remainco Common Stock.
“Spinco Employees” shall have the meaning set forth in the Employee Matters Agreement.
“Spinco Financial Statements” shall have the meaning set forth in the RMT Transaction Agreement.
“Spinco Financing” shall have the meaning set forth in the RMT Transaction Agreement.
“Spinco Financing Agreements” shall have the meaning set forth in the RMT Transaction Agreement.
“Spinco Form 10” shall mean the registration statement on Form 10 filed by Spinco with the SEC in connection with the Spinco Distribution.
“Spinco Group” shall mean, prior to the Spinco Distribution, Spinco and each of its Subsidiaries, and following the Spinco Distribution, Spinco and each Person that is a direct or indirect Affiliate of Spinco immediately following the Spinco Distribution (other than Remainco or any member of the Remainco Group), and each Person that becomes a Subsidiary of Spinco after the Spinco Distribution.
“Spinco Indemnitees” shall mean each member of the Spinco Group and each of their Affiliates from and after the Spinco Distribution (including, for the avoidance of doubt, RMT Partner and each of its Affiliates) and each member of the Spinco Group’s and their respective current, former and future Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.
“Spinco Intellectual Property” shall have the meaning set forth in the RMT Transaction Agreement.
“Spinco Inventory” shall mean all Inventory used or held for use in connection with the Spinco Business.
“Spinco IT Assets” shall have the meaning set forth in the RMT Transaction Agreement.
“Spinco Real Property” shall have the meaning set forth in the RMT Transaction Agreement.
“Spinco Special Cash Payment” means a cash payment in an amount equal to the sum of (a) all of the proceeds of the Spinco Financing, (b) plus (i) the amount, if any, by which the Cash and Cash Equivalents of Spinco as of immediately prior to the making of the Spinco Special Cash Payment exceeds the Minimum Cash Amount, or minus (ii) the amount, if any, by which the Minimum Cash Amount exceeds the Cash and Cash Equivalents of Spinco as of immediately prior to the making of the Spinco Special Cash Payment minus (c) the aggregate amount of the Payoff Letters setting forth the amount required to pay the Indebtedness of RMT Partner set forth on Schedule VII minus (d) the aggregate amount of the Transaction Expense Invoices setting forth the amount required to pay the Transaction Expenses of Remainco, Spinco, and RMT Partner.
“Spinco Transferred Interests” shall mean the equity interests in the Persons set forth Schedule VI, each of which are direct or indirect Subsidiaries of Remainco.
“Subsidiary” shall have the meaning set forth in the RMT Transaction Agreement.
“Tax” or “Taxes” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Attributes” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Authority” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Contest” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Items” shall have the meaning set forth in the Tax Matters Agreement.

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“Tax Matters Agreement” shall have the meaning set forth in the RMT Transaction Agreement.
“Tax Records” shall have the meaning set forth in the Tax Matters Agreement.
“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.
“Third Party” shall mean any Person other than (a) the members of the Remainco Group and the Spinco Group, and (b) RMT Partner and its Affiliates.
“Third Party Claim” shall have the meaning set forth in Section 5.4(a).
“Third Party Proceeds” shall have the meaning set forth in Section 5.8(a).
“Transaction Documents” shall mean the RMT Transaction Agreement, this Agreement and the Ancillary Agreements.
“Transaction Expense Invoices” shall have the meaning set forth in Section 2.6.
“Transaction Expense Payment” shall have the meaning set forth in Section 2.3(a).
“Transaction Expenses” means (a) any and all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants, and commitment fees and any other financing fees and expenses, including in respect of debt financing, the ratings process, underwriting fees, upfront fees and any solvency opinions) actually incurred or accrued, prior to or at the First Effective Time (as defined in the RMT Transaction Agreement), by RMT Partner or any member of the Remainco Group or Spinco Group or on its or their respective behalf or for which it or they are liable in connection with or related to (i) the drafting, negotiation or implementation of the Transaction Documents, (ii) the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of the transactions contemplated hereby or thereby (including the Separation, the Initial Spin the Spinco Distribution and any Conveyancing and Assumption Instruments), (iii) the preparation, review and audit of any financial statements of the Spinco Business, (iv) the preparation of the Spinco Business for sale or separation and any due diligence, marketing or similar activities in connection therewith, (v) the preparation, printing, filing and mailing of the Distribution Disclosure Documents, and the preparation and filing of any other filings with the SEC or any Governmental Entity to the extent related to the transactions contemplated by the Transaction Documents, and (vi) all other matters related to the Merger (including obtaining the RMT Partner Stockholder Approval), the Separation, the Initial Spin, the Spinco Distribution and any other transaction contemplated by the Transaction Documents, (b) any and all out-of-pocket fees and expenses actually incurred or accrued by RMT Partner or any member of the Remainco Group or Spinco Group or on its or their respective behalf or for which it or they are liable in connection with or related to obtaining the prepaid directors’ and officers’ liability insurance policy or policies contemplated by the RMT Transaction Agreement and (c) Set-Up Costs.
“Transfer Agent” shall mean the Person reasonably agreed by Remainco and RMT Partner to act in such capacity.
“Transfers” shall have the meaning set forth in the Recitals and the term “Transferred” shall have its correlative meaning.
“Transition Services Agreement” shall have the meaning set forth in the RMT Transaction Agreement.
“Updated Preliminary Separation Plan” shall have the meaning set forth in Section 1.2(a).
*   *   *   *

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ANNEX C
ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
GLATFELTER CORPORATION
Article I of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:
“ARTICLE I
The name of the corporation is
MAGNERA CORPORATION”
Section 1 of Article V of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety as follows:
“1.   The aggregate number of shares which the corporation (hereinafter referred to as the “Company”) has authority to issue is 240,040,000 shares divided into two classes consisting of (a) 40,000 shares of Preferred Stock of the par value of $50 each; and (b) 240,000,000 shares of Common Stock of the par value of $0.01 each.
Upon the effective time (the “Effective Time”) of the Articles of Amendment effecting the adoption of the authorized capital set forth in the immediately preceding sentence, each [       ] ([       ]) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without further action on the part of the Company or any holder thereof, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of Common Stock of the par value of $0.01 per share, subject to the treatment of fractional share interests as described below. The reclassification of the Common Stock pursuant to the Articles of Amendment will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing Common Stock prior to such reclassification shall represent the number of shares of Common Stock into which such Common Stock prior to such reclassification shall have been reclassified pursuant to the Articles of Amendment. No fractional shares shall be issued upon the effectiveness of the Articles of Amendment and, in lieu thereof, the corporation’s transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then-prevailing prices on the open market, on behalf of those shareholders who would otherwise be entitled to receive a fractional share, and after the transfer agent’s completion of such sale, shareholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale.
Any or all classes and series of shares, or any part thereof, may be represented by certificates or may be uncertificated shares, provided, however, that any shares represented by a certificate that are issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Company. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”
Except as set forth in these Articles of Amendment, the Amended and Restated Articles of Incorporation remain in full force and effect.
[Remainder of Page Intentionally Blank]

C-1

ANNEX D
February 06, 2024
The Board of Directors
Glatfelter Corporation
4350 Congress Street
Suite 600
Charlotte, North Carolina 28209
Members of the Board of Directors:
You have requested our opinion as to the fairness, from a financial point of view, to Glatfelter Corporation (the “Company”) of the Merger Consideration (as defined below) to be paid by the Company in connection with the proposed merger of Treasure Merger Sub I., Inc., a wholly owned subsidiary of the Company (“First Merger Sub”), with and into Treasure HoldCo, Inc. (“Spinco”), an indirect wholly owned subsidiary of Berry Global Group, Inc. (“BGGI”), with Spinco surviving as a wholly owned subsidiary of the Company (the “First Merger”) and immediately following the First Merger, the merger of Spinco with and into Treasure Merger Sub II, LLC, a wholly owned subsidiary of the Company (“Second Merger Sub”) with Second Merger Sub surviving as a wholly owned subsidiary of the Company (the “Second Merger” and together with the First Merger, the “Merger”). Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement (defined below).
Pursuant to the RMT Transaction Agreement (the “Agreement”), by and among the Company, BGGI, Spinco and Merger Sub, the following will occur (collectively, the “Transaction”):
•
BGGI will transfer or cause to be transferred the Spinco Business (as defined in the Agreement) to Spinco or its subsidiaries, pursuant to a Separation and Distribution Agreement;

•
Spinco will make a Spinco Special Cash Payment in the amount of approximately $1.1 billion to BGGI in accordance with the terms set forth in the Separation and Distribution Agreement;

•
Berry Global, Inc., a Delaware corporation and wholly owned subsidiary of BGGI, will distribute to BGGI all issued and outstanding shares of common stock, par value $0.01 per share, of Spinco (“Spinco Common Stock”) (the “Initial Spin”);

•
BGGI will distribute to the holders of common stock of BGGI all of the shares of Spinco Common Stock received in the Initial Spin by means of a pro rata distribution (the “Spin-Off”) or, with the consent of the Company, an offer to exchange shares of Spinco Common Stock for outstanding shares of Remainco Common Stock (as defined in the Agreement, and such offer, the “Exchange Offer”);

•
Prior to the Merger, the Company will amend and restate its existing charter pursuant to which, among other things, (a) the Company will effect a reverse stock split at a to-be-determined reverse stock split ratio to be agreed upon by BGGI and the Company, and (b) the number of authorized shares of Company Common Stock will be increased from 120,000,000 to 240,000,000;

•
Upon the consummation of the Merger, all outstanding shares of Spinco Common Stock will be converted into and exchangeable for, the right to receive a number of shares of Company Common Stock equal to the product of (i) the total number of shares of Spinco Common Stock held of record by each holder immediately prior to the Effective Time, multiplied by (ii) the Exchange Ratio (“New Company Common Stock”), such that the pro forma equity ownership on a fully diluted basis in the Company upon consummation of the Merger for pre-Merger holders of Company Common Stock and holders of New Company Common Stock will be, 10% and 90% respectively, subject to certain adjustments (as to which adjustments we express no opinion) as specified in the Agreement (such aggregate number of shares of New Company Common Stock so issuable in the Merger, the “Merger Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated February 2, 2024 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and BGGI (including Spinco) and the industries in which they operate; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company and BGGI (including Spinco) with publicly available information concerning certain other companies we deemed relevant; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and BGGI relating to their respective businesses (including Spinco’s business), as modified by the management of the Company to reflect their views concerning BGGI’s financial analyses and forecasts, as well as the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction (the “Synergies”); and (ix) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.
In addition, we have held discussions with certain members of the management of the Company and BGGI with respect to certain aspects of the Transaction, and the past and current business operations of the Company and BGGI (including Spinco), the financial condition and future prospects and operations of the Company and BGGI (including Spinco), the effects of the Transaction on the financial condition and future prospects of the Company, BGGI and Spinco, and certain other matters we believed necessary or appropriate to our inquiry.
In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and BGGI or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or BGGI (including Spinco) under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, including the Synergies, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and BGGI (including Spinco) to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We express no view as to any other component of the Transaction, other than the Merger. We have also assumed that the Transaction and the other transactions contemplated by the Agreement have the tax consequences described in the Proxy Statement and in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement and the Proxy Statement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and BGGI in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company, BGGI or Spinco or on the contemplated benefits of the Transaction.
Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company, of the Merger Consideration to be paid by the Company in the proposed Transaction and we express no opinion as to the fairness of any consideration to be paid in connection with the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Merger Consideration to be paid by the Company in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Company Common Stock or BGGI Common Stock will trade at any future time.
We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with BGGI, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead bookrunner on the BGGI’s offerings of debt securities in March 2023 and January 2024 and as joint lead arranger and bookrunner on BGGI’s credit facilities in June 2023 and October 2023. In addition, we and our affiliates hold, on a proprietary basis, less than 2% of the outstanding common stock of each of the Company and the BGGI. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or BGGI for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.
On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Merger Consideration to be paid by the Company in the proposed Transaction is fair, from a financial point of view to the Company.
The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.
Very truly yours,
J.P. MORGAN SECURITIES LLC

ANNEX E
MAGNERA CORPORATION 2024 OMNIBUS INCENTIVE PLAN
ARTICLE I.
PURPOSE
1.1   Purpose.   This Magnera Corporation 2024 Omnibus Incentive Plan (the “Plan”) has been established by Glatfelter Corporation, a Pennsylvania corporation, to be renamed Magnera Corporation f/k/a Glatfelter Corporation (the “Company”) to: (a) reward Eligible Individuals by means of appropriate incentives for achieving long-range Company goals; (b) provide incentive compensation opportunities that are competitive with those of other similar companies; (c) further match Eligible Individuals’ financial interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock, and thereby enhance the long-term financial interest of the Company and its Affiliates, including through the growth in the value of the Company’s equity and enhancement of long-term shareholder return; and (d) facilitate recruitment and retention of outstanding personnel eligible to participate in the Plan.
1.2   Adoption of Plan.   The Plan was approved by the Board of Directors on August 20, 2024 and by the shareholders of the Company on [•], 2024 (the “Effective Date”). The Plan was adopted in connection with the merger of the of Berry Global, Inc.’s health, hygiene, non-wovens and films business with the Company (the “Transaction”). As of the Effective Date, the Company’s shareholders also approved an amendment to the Company’s articles of incorporation, as amended, to effect a reverse stock split of all issued and outstanding Stock, effective on the consummation of the Transaction (the “Reverse Stock Split”). For the avoidance of doubt, upon the Reverse Stock Split becoming effective, the number of Shares that may be delivered under the Plan with respect to Awards pursuant to Section 4.1 herein shall be automatically adjusted and reduced by the Committee in accordance with ratio of the Reverse Stock Split and Section 13.1 of the Plan.
1.3   Effect on Prior Plan.   Upon the Effective Date, no further awards shall be granted under the Prior Plan. Outstanding awards granted under the Prior Plan shall remain outstanding in accordance with the terms set forth therein and each applicable grant agreement.
ARTICLE II.
DEFINITIONS
The capitalized terms used in the Plan have the meanings set forth below. Except when otherwise indicated by the context, reference to the masculine gender shall include, when used, the feminine gender and any term used in the singular shall also include the plural.
2.1   “Affiliate” means: (a) any Subsidiary of the Company; (b) any corporation or other entity that, directly or through one or more intermediaries, controls, is controlled or is under common control with the Company; and (c) any corporation or other entity in which the Company has a significant equity interest, as determined by the Committee.
2.2   “Applicable Law” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of shares thereunder, including but not limited to United States federal and state corporate laws, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the Stock is listed or quoted and any the applicable laws of any non-United States country or jurisdiction where Awards are, or will be, granted under the Plan.
2.3   “Award Agreement” means any written or electronic agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.
2.4   “Award” means any Option, SAR, award of Restricted Stock or Restricted Stock Units, Stock Award, Other Stock-Based Award or Performance Award granted under the Plan.

2.5   “Board” or “Board of Directors” means the Board of Directors of the Company, as it may be constituted from time to time.
2.6   “Cause” means, in the absence of an effective Award Agreement or employment or service agreement with the Participant otherwise defining Cause:
(a)   a Participant’s conviction of or indictment for any crime (whether or not involving the Company or any Affiliate) (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Participant’s duties to the Company or any Affiliate, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Company or any Affiliate;
(b)   conduct of a Participant, in connection with Participant’s employment or service, that has, or could reasonably be expected to result in, material injury to the business or reputation of the Company or any Affiliate;
(c)   willful neglect in the performance of a Participant’s duties for the Company or any Affiliate or willful or repeated failure or refusal to perform such duties;
(d)   acts of willful misconduct on the part of a Participant in the course Participant’s employment or service that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Affiliate;
(e)   a Participant’s violation of any of the Company’s policies, including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflicts of interest and any other written policy of the Company, which breach is not susceptible to cure, or that is not cured within 30 days after the Participant is given written notice of such breach by the Company; or
(f)   a Participant’s breach of any material provision of any employment or service agreement that has, or could be reasonably expected to result in, material injury to the reputation or business of the Company or any Affiliate, which breach is not susceptible to cure, or that is not cured within 30 days after the Participant is given written notice of such breach by the Company;
provided, however, that if, subsequent to a Participant’s voluntary Separation from Service for any reason or involuntary termination of employment or service by the Company or any Affiliate without Cause, it is discovered that the Participant’s employment or service could have been terminated for Cause, upon determination by the Committee, such Participant’s employment or service shall be deemed to have been terminated for Cause for all purposes under the Plan. In the event there is an effective Award Agreement or an employment or service agreement with the Participant defining Cause, “Cause” shall have the meaning provided in such agreement, and a Separation from Service by the Company or any Affiliate for Cause hereunder shall not be deemed to have occurred unless all applicable notice and cure periods in such Award Agreement or employment or service agreement are complied with.
2.7   “Change in Control” means the occurrence of any of the following events:
(a)   any individual, group or entity (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (other than the Company, its Subsidiaries, a trustee or other fiduciary holding securities under any employee benefit plan of the Company or an Affiliate, an underwriter temporarily holding securities pursuant to an offering of such securities, or any entity directly or indirectly owned by the shareholders of the Company in substantially the same proportions as their ownership of the Company) (a “Person”) which acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company which, together with securities already held by such Person, represents 20% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a beneficial owner in connection with a transaction described in Section 2.7(c)(i) below;
(b)   the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the

Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended;
(c)   there is consummated a merger or consolidation of the Company or any direct or indirect Subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company immediately prior to such merger or consolidation continuing to constitute at least a majority of the Board, the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates) representing 50% or more of the combined voting power of the Company’s then outstanding securities; or
(d)   the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, with respect to any Award that is subject to Section 409A of the Code, an event described in this Section 2.7 shall not be deemed a Change in Control under the Plan to the extent the impact of a Change in Control on such Award would subject a Participant to additional taxes under Section 409A unless such event qualifies as a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.
2.8   “Committee” means the Compensation Committee of the Board or a subcommittee thereof, or such other committee of the Board as is appointed or designated by the Board to administer the Plan.
2.9   “Disability” means (i) if the Participant is insured under a long-term disability insurance policy or plan sponsored by the Company or an Affiliate, the Participant is totally disabled under the terms of that policy or plan; or (ii) if no such policy or plan exists, the Participant will be considered to be totally disabled as determined by the Committee; provided in each case that the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code.
2.10   “Eligible Individual” means any full-time or part-time employee, officer, non-employee director or consultant of the Company or an Affiliate. In no event shall any person whom the Company determines, in its sole discretion, is not a common law employee be considered an “employee” for purposes of the Plan, whether or not any such person is later determined to have been a common law employee of the Company and without regard to classification by the Internal Revenue Service of such person.
2.11   “Exchange Act” means the Securities Exchange Act of 1934, as amended.
2.12   “Fair Market Value” means, as of any date and unless otherwise determined by the Committee, the value of the Shares determined as follows:
(a)   If the Shares are listed on any established stock exchange, system or market, its Fair Market Value shall be the closing sale price for the Shares during regular trading hours or, if such date is a not a trading day, on the trading day immediately preceding such date, in each case as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and
(b)   In the absence of an established market for the Shares, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. Section 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

2.13   “Incentive Stock Option” means an incentive stock option granted under Article VI that meets the requirements of Section 422 of the Code, or any successor provision thereto.
2.14   “Non-Qualified Stock Option” means an option granted under Article VI that is not an Incentive Stock Option.
2.15   “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.
2.16   “Other Stock-Based Award” means any right granted under Section 9.2.
2.17   “Participant” means any Eligible Individual to whom an Award has been made.
2.18   “Performance Award” means an Award to a Participant under Article X, which Award may be denominated in cash or Shares.
2.19   “Performance Goals” means performance goals established by the Committee based on one or more criteria, or derivations of such criteria, or such other criteria as may be determined by the Committee, including but not limited to: stock price, earnings per share, price-earnings multiples, stock price to book value multiple, net earnings, operating earnings, operating pre-tax earnings, revenue or revenue growth, productivity, margin, EBITDA (earnings before interest, taxes, depreciation, and amortization), net capital employed, return on assets, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, losses incurred, losses paid, loss ratio (including as may be measured and reported over a specified period), paid loss ratio, gains to losses on sales of assets or investments, market share, market value added, capital management, margin growth, contribution margin, labor margin, EBITDA margin, shareholder return, operating profit or improvements in operating profit, improvements in asset or financial measures (including working capital and the ratio of revenues to working capital), human capital, environmental, social and governance issues, diversity, equity and inclusion issues, credit quality, risk/credit characteristics (including FICO, debt to income, or loan to value), early default experience, expense management and expense ratios, pre-tax earnings or variations of income criteria in varying time periods, economic value added, book value, book value per share, book value growth, or comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, employee retention rates, customer retention rates, customer attraction rates, geographic business expansion goals, cost targets or goals relating to acquisitions, or divestitures. The Performance Goals may be applied to either the Company as a whole or to a business unit or Subsidiary entity thereof, either individually, alternatively or in any combination, and may be measured over a period of time, including any portion of a year, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee.
2.20   “Plan” means this Magnera Corporation 2024 Omnibus Incentive Plan.
2.21   “Prior Plan” means the Glatfelter Corporation 2022 Long-Term Incentive Plan, which was originally effective as of April 27, 2005 and was subsequently amended and restated as of May 4, 2017, May 5, 2022 and May 5, 2023.
2.22   “Reporting Person” means any Eligible Individual subject to Section 16 of the Exchange Act.
2.23   “Restricted Stock” means a grant of Shares pursuant to Article VIII.
2.24   “Restricted Stock Unit” or “RSU” means a contractual right underlying an Award granted pursuant to Article VIII that is denominated in a unit, which unit represents a right to receive a Share (or the value of a Share) upon the terms and conditions set forth in the Plan and the applicable Award Agreement.
2.25   “SAR” means a stock appreciation right, which may be awarded to Eligible Individuals under Article VII.
2.26   “Separation from Service” means (a) with respect to a Participant who is an employee of the Company or an Affiliate, the termination of the Participant’s employment with the Company and all Affiliates that constitutes a “separation from service” within the meaning of Treas. Reg.

Section 1.409A-1(h)(1), (b) with respect to a Participant who is a consultant of the Company or an Affiliate, the expiration of the Participant’s contract or contracts under which services are performed that constitutes a “separation from service” within the meaning of Treas. Reg. Section 1.409A-1(h)(2), or (c) with respect to Participant who is a non-employee Director of the Company or an Affiliate, the date on which such non-employee Director ceases to be a member of the Board (or other applicable board of directors) for any reason.
2.27   “Share” means a share of Stock, as may be adjusted in accordance with Section 13.1.
2.28   “Stock” means the common stock of the Company, par value $0.01 per share.
2.29   “Stock Award” means an award of Shares pursuant to Section 9.1.
2.30   “Subsidiary” means any entity in which the Company owns or otherwise controls, directly or indirectly, stock or other ownership interests having the voting power to elect a majority of the board of directors, or other governing group having functions similar to a board of directors, as determined by the Committee, including any entity that qualifies as a “subsidiary corporation” of the Company under Section 424(f) of the Code.
2.31   “Substitute Award” means an Award granted or Shares issued by the Company in assumption of, or in substitution or exchange for, an outstanding award previously granted by an entity acquired by the Company and/or an Affiliate or with which the Company and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company or an Affiliate, including a transaction described in Code Section 424(a).
2.32   “Successor” with respect to a Participant means the legal representative of an incompetent Participant and, if the Participant is deceased, the legal representative of the estate of the Participant or the person or persons who may, by bequest or inheritance, or under the terms of an Award or of forms submitted by the Participant to the Committee, acquire the right to receive cash and/or Shares issuable in satisfaction of an Award after the Participant’s death.
ARTICLE III.
ADMINISTRATION
3.1   General.   Subject to Section 3.5, the Plan shall be administered by the Committee.
3.2   Authority of the Committee.   The Committee has the exclusive power to grant Awards pursuant to the terms of the Plan. Except as limited by Applicable Law and subject to the provisions of the Plan, the Committee (or its delegate) will have the authority, in its discretion to:
(a)   select Eligible Individuals who may receive Awards under the Plan and become Participants;
(b)   determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;
(c)   determine, the types of Awards and the number of Shares covered by the Awards, to establish the terms and conditions, Performance Goals, restrictions, exercise price, time or times when Awards may be exercised or vested and any vesting acceleration or waiver of forfeiture restrictions and other provisions of such Awards and, subject to the terms of the Plan and Applicable Law;
(d)   to determine the terms and provisions of any Award Agreements entered into hereunder (not inconsistent with the Plan) and approve forms of Award Agreement for use under the Plan;
(e)   grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or an Affiliate;
(f)   make all determinations under the Plan concerning a Participant’s Separation from Service and whether a leave of absence constitutes a Separation from Service;
(g)   determine whether a Change in Control has occurred;

(h)   authorize any person to execute on behalf of the Company any instrument required to effect the grant of any Award previously granted by the Committee or otherwise required to carry out the purposes of the Plan;
(i)   waive any restriction, terms, conditions and limitations under the Plan or applicable to any Award or accelerate the vesting and exercisability, as applicable, of any Award;
(j)   establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States;
(k)   subject to Section 14.2, determine whether, to what extent and under what circumstances Awards may be settled, paid or exercised in cash, Shares, other Awards or other property, or any combination thereof, or canceled, forfeited or suspended;
(l)   construe and interpret the Plan and any Award or Award Agreement made under the Plan;
(m)   to establish, amend, waive and rescind any rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purposes of satisfying applicable non-United States laws or for qualifying for favorable tax treatment under applicable non-United States laws;
(n)   cancel, suspend or amend existing Awards or amend the terms and provisions of any such Award Agreement (not inconsistent with the Plan);
(o)   correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent it deems desirable;
(p)   allow a Participant to defer the receipt of the payment or cash or delivery of Shares that would otherwise be due to such Participant under an Award;
(q)   establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable; and
(r)   make any and all other determinations necessary or advisable for the administration of the Plan.
Subject to section 15.6 of the Plan and notwithstanding any provision in the Plan to the contrary, no action shall be taken which will prevent Awards hereunder that are intended to comply with the requirements of Section 409A of the Code from doing so.
3.3   Effect of the Committee’s Decisions.   All decisions, determinations and interpretations of the Committee shall be final and binding on the Participant, the Participant’s beneficiaries and any other person having or claiming an interest under an Award, and Participants shall be considered to have agreed to such terms by their acceptance of Awards.
3.4   Non-Uniform Treatment.   The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.
3.5   Delegation.   To the extent permitted by Applicable Law and the Committee’s charter, the Committee may delegate to one or more officers of the Company some or all of its authority under the Plan, including the authority to grant Awards (except that such delegation shall not be applicable to any Award for a person that is a Reporting Person), and the Committee may delegate to one or more committees of the Board (which may consist of one or more directors) some or all of its authority under the Plan, including the authority to grant all types of Awards, in accordance with Applicable Law. The Committee may revoke any such allocation or delegation at any time.
3.6   Records; Data.   The Committee will maintain and keep adequate records concerning the Plan and concerning its proceedings and act in such form and detail as the Committee may decide. The Company and any Affiliate will, to the fullest extent permitted by law, furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and any Affiliate as to an Eligible Individual’s employment, or other provision of services, Separation from Service, or cessation of the provision of services, leave of absence, reemployment and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefit under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
3.7   Indemnification.   To the fullest extent permitted by Applicable Law, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under the Plan shall be entitled to indemnification by the Company against and from any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to the Plan.
ARTICLE IV.
SHARES AVAILABLE FOR AWARDS; AWARD LIMITS
4.1   Shares Subject to the Plan; Source of Shares.   Subject to adjustment as provided in Section 4.1(a) and Section 13.1, and prior to the reverse stock split to be effective on approval of the shareholders of the Company, the maximum total number of Shares that may be delivered under the Plan with respect to Awards granted on or after the Effective Date, is 85,000,000 Shares. In addition, any Shares that remained available for awards under the Prior Plan as of the Effective Date and any Shares subject to outstanding awards granted under the Prior Plan prior to the Effective Date or Awards granted under the Plan prior to the Effective Date that are payable in Shares and that terminate, expire, or are canceled, forfeited, surrendered without having been exercised, vested, or settled in full or are paid in cash, as applicable, on or after the Effective Date, subject to adjustment as provided in Section 13.1 of the Plan (the “Prior Plan Shares”), may be issued with respect to Awards under the Plan. The aggregate number of Shares reserved for issuance under the Plan as of the Effective Date, including the Prior Plan Shares, in each case, prior to the reverse stock split to be effected on approval of the shareholders of the Company, is referred to as the “Total Plan Reserve.” Shares shall be issued under the Plan with respect to dividend equivalents that are credited on or after the Effective Date on outstanding awards granted under the Prior Plan prior to the Effective Date or the Plan prior to the Effective Date shall count against the Total Plan Reserve. Of the total number of Shares that are available for issuance from the Total Plan Reserve, all such Shares may be issued with respect to Incentive Stock Options granted on or after the Effective Date, subject to adjustment as described in Section 13.1 of the Plan. Shares to be issued under the Plan may be made available from authorized but unissued Stock, Stock held by the Company in its treasury, or Stock purchased by the Company on the open market or otherwise. During the term of the Plan, the Company will at all times reserve and keep available the number of shares of Stock that are sufficient to satisfy the requirements of the Plan.
(a)   Share Counting.   For purposes of determining the number of Shares available for issuance under the Plan, and in the case of Incentive Stock Options, subject to any limitations applicable thereto under the Code: (i) if and to the extent options or stock appreciation rights granted under the Prior Plan, or Options or SARs granted under the Plan terminate, expire, or are canceled, forfeited, surrendered without having been exercised or are settled in cash, and if and to the extent that any award of restricted stock, restricted stock units, stock awards, other stock-based awards or performance shares granted under the Prior Plan and payable in Shares, or Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards or Performance Shares granted under the Plan are forfeited or terminated, otherwise are not paid in full or are paid in cash, the Shares underlying such awards under the Prior Plan or such Awards under the Plan shall again be available for purposes of the Plan; (ii) if Options or SARs are exercised and settled in Shares, the number of Shares actually issued to settle such Option or SAR shall be considered issued under the Plan; (iii) Shares withheld or surrendered for payment of taxes with respect to any award under the Prior Plan or Award under the Plan shall again be available for re-issuance under the Plan; (iv) to the extent that awards granted under the Prior Plan or Awards granted under the Plan are paid in cash, and not in Shares, the Shares subject thereto shall not count against the Total Plan Reserve; and (v) for the avoidance of doubt, if Shares are repurchased by the Company on the open market with the proceeds of the exercise price of Options, such Shares may not again be made available for issuance under the Plan.
4.2   Non-Employee Director Award Limits.   The maximum grant date value of Shares subject to Awards granted to any non-employee director during any calendar year, taken together with any cash fees payable to such non-employee directors for services rendered during the calendar year, shall not exceed $750,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.
4.3   Substitute Awards.   In connection with the acquisition of any business by the Company or its Affiliates, any outstanding equity grants with respect to stock of the acquired company may be assumed or replaced by Substitute Awards under the Plan upon such terms and conditions as the Committee deems appropriate, which may include terms different from those described herein. Such Substitute Awards shall not reduce the Total Plan Reserve, subject to applicable stock exchange and Code requirements.
ARTICLE V.
ELIGIBILITY
All Eligible Individuals are eligible to participate in the Plan and receive Awards hereunder. Holders of equity-based awards issued by a company acquired by the Company or with which the Company combines are eligible to receive Substitute Awards hereunder.
ARTICLE VI.
OPTIONS
6.1   Grant of Options.   The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines and sets forth in the Award Agreement.
6.2   Exercise Price of Options.   Subject to Section 6.5, the exercise price per Share under an Option will be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such Option. Notwithstanding the foregoing, a Substitute Award may be granted with an exercise price of less than that set forth in the preceding sentence if such Substitute Award satisfies the provisions of Section 409A of the Code.
6.3   Terms and Conditions of Options.   Subject to Section 6.5, the term of an Option shall not exceed ten years from the date of grant. The term of each Option will be fixed by the Committee and the effect thereon, if any, of the Separation from Service of the Participant will be determined by the Committee and set forth in the applicable Award Agreement. The Award Agreement will contain the terms of the Award, including, but not limited to: (a) whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option; (b) the number of Shares that may be issued upon exercise of an Option; (c) the exercise price of each Option; (d) the term of the Option; (e) such terms and conditions on the vesting and/or exercisability of an Option as may be determined by the Committee, including whether the Option will vest based upon the attainment of certain Performance Goals; (f) any restrictions on transfer of the Option and forfeiture provisions; and (g) such further terms and conditions, in each case, not inconsistent with the Plan as may be determined from time to time by the Committee. In no event shall dividend rights or dividend equivalents accrue or be paid with respect to Shares subject to Options.
6.4   Exercise of Options.
(a)   Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time for complete termination of such Option, may modify the terms of an Option to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such Option may be exercised in whole or in part. An Option will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option; and (ii) full payment for the Shares with respect to which the

Option is exercised (together with applicable withholding taxes and deductions). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Subject to the terms of the Plan and the related Award Agreement, any Option may be exercised at any time during the period commencing with either the date that the Option is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the Option. Unless the Committee determines otherwise, if a vested Option would terminate at a time when trading in Stock is prohibited by law or by the Company’s insider trading policy, the vested Option may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the Option). A Participant may exercise the Participant’s Option for all or part of the number of Shares or rights which the Participant is eligible to exercise under the terms of the Option.
(b)   The Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. Such consideration may consist entirely of: (i) cash; (ii) check; (iii) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion; (iv) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (v) by net exercise; (vi) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (vii) any combination of the foregoing methods of payment.
6.5   Incentive Stock Options.
(a)   The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder. No Incentive Stock Option shall be granted to any Eligible Individual who is not an employee of the Company or a Subsidiary. Options designated as Incentive Stock Options shall not be eligible for treatment under the Code as “incentive stock options” (and will be deemed to be Non-Qualified Stock Options) to the extent that either (i) the aggregate Fair Market Value of Shares (determined as of the date of grant) with respect to such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted or (ii) such Options otherwise remain exercisable but are not exercised within three months of termination of employment (or such other period of time provided in Section 422 of the Code). The Committee will determine the acceptable form of consideration for exercising an Incentive Stock Option, including the method of payment, at the time of grant.
(b)   With respect of an Incentive Stock Option granted to an employee, who, at the time the time the Incentive Stock Option is granted, owns more than 10% of the voting power of all classes of stock of the Company or any Affiliate, (i) the exercise price shall not be less than the 110% of the Fair Market Value of a Share on the date of grant of such Incentive Stock Option and (ii)the term of the Incentive Stock Option shall not exceed five years from the date of grant.
ARTICLE VII.
STOCK APPRECIATION RIGHTS
7.1   Grant of SARs.   The Committee is hereby authorized to grant SARs to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee determines and sets forth in the Award Agreement.
7.2   Exercise Price of SARs.   The exercise price per Share under a SAR will be determined by the Committee and shall not be less than the Fair Market Value of a Share on the date of grant of such SAR. Notwithstanding the foregoing, a Substitute Award may be granted with an exercise price of less than that set forth in the preceding sentence if such Substitute Award satisfies the provisions of Section 409A of the Code.

7.3   Terms and Conditions of SARs.   The term of a SAR shall not exceed ten years from the date of grant. The term of each SAR will be fixed by the Committee and the effect thereon, if any, of the Separation from Service of the Participant will be determined by the Committee and set forth in the applicable Award Agreement. The Award Agreement will contain the terms of the Award, including, but not limited to: (a) the number of Shares that may be issued upon exercise of the SAR; (b) the exercise price of each SAR; (c) the term of the SAR; (d) such terms and conditions on the vesting and/or exercisability of the SAR as may be determined by the Committee, including whether the SAR will vest based upon the attainment of certain Performance Goals; (e) any restrictions on transfer of the SAR and forfeiture provisions; and (f) such further terms and conditions, in each case, not inconsistent with the Plan as may be determined from time to time by the Committee. In no event shall dividend rights or dividend equivalents accrue or be paid with respect to Shares subject to SARs.
7.4   Exercise and Payment of SARs.
(a)   Any SARs granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement; provided, however, that subsequent to the grant of a SAR, the Committee, at any time for complete termination of such SAR, may modify the terms of the SAR to the extent not prohibited by the terms of the Plan, including, without limitation, accelerating the time or times at which such SARs may be exercised in whole or in part. Subject to the terms of the Plan and the related Award Agreement, any SAR may be exercised at any time during the period commencing with either the date that the SAR is granted or the first date permitted under a vesting schedule established by the Committee and ending with the expiration date of the SAR. Unless the Committee determines otherwise, if a vested SAR would terminate at a time when trading in Stock is prohibited by law or by the Company’s insider trading policy, the vested SAR may be exercised until the 30th day after expiration of such prohibition (but not beyond the end of the term of the SAR). A Participant may exercise the Participant’s SAR for all or part of the number of Shares or rights which the Participant is eligible to exercise under terms of the SAR.
(b)   Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times (ii) the number of Shares with respect to which the SAR is exercised.
ARTICLE VIII.
RESTRICTED STOCK AND RESTRICTED STOCK UNIT AWARDS
8.1   Grant of Restricted Stock and Restricted Stock Units.   The Committee is hereby authorized to grant Awards of Restricted Stock and/or Restricted Stock Units to Eligible Individuals.
8.2   Terms and Conditions of Awards.   The Awards granted under this Article VIII are subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote Shares underlying Restricted Stock Awards), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Such Awards will be evidenced by an Award Agreement containing the terms of the Awards, including, but not limited to: (a) the number of Shares of Restricted Stock or Restricted Stock Units subject to such Award; (b) the purchase price, if any, of the Shares of Restricted Stock or Restricted Stock Units and the means of payment for the Shares of Restricted Stock or Restricted Stock Units; (c) the Performance Goals, if any, and level of achievement in relation to the Performance Goals that shall determine the number of Shares of Restricted Stock or Restricted Stock Units granted, issued, retainable and/or vested; (d) such terms and conditions of the grant, issuance, vesting and/or forfeiture of the Restricted Stock or Restricted Stock Units as may be determined from time to time by the Committee, including any applicable period of restriction; (e) the form and timing of settlement and payment; (f) restrictions on transferability of the Restricted Stock or Restricted Stock Units; and (g) such further terms and conditions, in each case, not inconsistent with the Plan as may be determined from time to time by the Committee.
8.3   Settlement and Delivery.   Any Award of Restricted Stock or Restricted Stock Units may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Restricted Stock Award, such certificate will be registered in the name of the Participant and bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Shares. Restricted Stock Units shall be transferred or paid to the Participant as determined by the Committee in the applicable Award Agreement, consistent with the requirements of Section 409A of the Code, as applicable.
8.4   Deferred Stock.   Distributions of Stock under circumstances that constitute a “deferral of compensation” shall conform to the applicable requirements of Section 409A of the Code, including as set forth in Section 15.6 below, or an exception thereto.
ARTICLE IX.
STOCK AWARDS AND OTHER STOCK-BASED AWARDS
9.1   Grant of Stock Awards.   The Committee is hereby authorized to grant Stock Awards to Eligible Individuals. Stock Awards may be issued by the Committee in addition to, or in tandem with, other Awards granted under the Plan and may be issued in lieu of any cash compensation or fees for services to the Company as the Committee, in its discretion, determines or authorizes. Stock Awards shall be evidenced by an Award Agreement or in such other manner as the Committee may deem necessary or appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Shares underlying a Stock Award, such certificate will be registered in the name of the Participant.
9.2   Other Stock-Based Awards.   The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, rights to dividends or dividend equivalents, as described in Section 11.1 below) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Stock (including, without limitation, securities convertible into Stock) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee will determine the terms and conditions of such Awards and set forth such terms and conditions in an Award Agreement related to such Award, including whether the Other Stock-Based Awards will vest based upon the attainment of certain Performance Goals. Shares or other securities delivered pursuant to a purchase right granted under this Section 9.2 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, as the Committee determines, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.
ARTICLE X.
PERFORMANCE AWARDS
10.1   Grant of Performance Awards.   The Committee is hereby authorized to grant Performance Awards to Eligible Individuals. Performance Awards may be Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, or awards denominated in cash (including dividend equivalents). Unless otherwise determined by the Committee, such Awards will be evidenced by an Award Agreement containing the terms of such Awards, including, but not limited to, the Performance Goals and such terms and conditions as may be determined from time to time by the Committee, in each case, not inconsistent with the Plan.
10.2   Terms and Conditions of Performance Awards.
(a)   The Committee may determine that certain adjustments apply, in whole or in part, in such manner as determined by the Committee, to exclude the effect of any events that occur during a performance period, including: the impairment of tangible or intangible assets; litigation or claim judgments or settlements; the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; mergers and acquisitions; accruals for reorganization and restructuring programs, including reductions in force and early retirement incentives; currency fluctuations; and any unusual, infrequent or non-recurring items described in management’s discussion and analysis of financial condition and results of operations or the financial statements and notes thereto appearing in the Company’s annual report to shareholders for the applicable year.
(b)   In addition to establishing minimum Performance Goals below which no compensation shall be payable pursuant to the Performance Award, the Committee, in its discretion, may create a performance schedule under which an amount less than or more than the target award may be paid so long as the Performance Goals have been achieved.
(c)   Notwithstanding the foregoing, the Committee, in its sole discretion, may also establish such additional restrictions or conditions that must be satisfied as a condition precedent to the payment of all or a portion of any Performance Awards. Such additional restrictions or conditions need not be performance-based and may include, among other things, the receipt by a Participant of a specified annual performance rating, the continued employment by the Participant and/or the achievement of specified Performance Goals by the Company, business unit or Participant. Furthermore, and notwithstanding any provision of the Plan to the contrary, including but not limited to Section 14.2, the Committee, in its sole discretion, may retain the discretion to reduce or increase the amount of any Performance Award if it concludes that such reduction or increase is necessary or appropriate based upon: (i) an evaluation of such Participant’s performance; (ii) comparisons with compensation received by other similarly situated individuals working within the Company’s industry; (iii) the Company’s financial results and conditions; or (iv) such other factors or conditions that the Committee deems relevant.
10.3   Settlement and Delivery.   Performance Awards shall be transferred or paid to the Participant as determined by the Committee in the applicable Award Agreement, consistent with the requirements of Section 409A of the Code, as applicable.
ARTICLE XI.
TERMS AND CONDITIONS OF ALL AWARDS
11.1   Dividends and Dividend Equivalents.   The Committee may grant dividends and dividend equivalents in connection with Awards (other than Options or SARs) under such terms and conditions as the Committee deems appropriate. Dividends and dividend equivalents shall be subject to the same vesting conditions, including the attainment of Performance Goals, as the underlying Award. Notwithstanding anything to the contrary herein, dividends and dividend equivalents with respect to Awards shall vest and be paid only if and to the extent the underlying Awards vest and are paid. In the event of a forfeiture, all rights to such Award, including any dividends and dividend equivalents that may have been accrued and withheld, shall terminate without further action or obligation on the part of the Company. Dividend equivalents may be deferred, consistent with Section 409A of the Code, as determined by the Committee. Unless otherwise specified in the Award Agreement, deferred dividend equivalents will not accrue interest. Dividend equivalents may be accrued as a cash obligation, or may be converted to Restricted Stock Units for the Participant, as determined by the Committee. Dividends and dividend equivalents may be payable in cash or shares of Stock or in a combination of the two, as determined by the Committee in the Award Agreement.
11.2   Separation from Service.   The Award Agreement documenting an Award shall set forth the terms under which the Award may vest, be exercised and/or become payable, as applicable, at or after a Participant’s Separation from Service.
11.3   Limits on Transfer and Exercisability.   Except as the Committee may otherwise determine from time to time: (a) no Award and no right under any Award shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; provided, however, that, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; and provided, further, however, that in no event shall the Committee authorize any assignment, alienation, sale, or other transfer under this Section 11.3 that would provide a Participant or beneficiary with the opportunity to receive consideration from a third party; (b) each Award, and each right under any Award, shall be exercisable during the Participant’s lifetime only by the Participant or, if permissible under Applicable Law, by the Participant’s guardian or legal representative; and

(c) no Award and no right under any such Award, may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The provisions of this Section 11.3 shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.
11.4   Electronic Delivery and Acceptance.   The Company may, in its sole discretion, decide to deliver any documents related to the Awards granted under the Plan or future Awards that may be granted under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. By participating in the Plan, the Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.
11.5   Conditions Upon Issuance of Shares.
(a)   Shares will not be issued pursuant to an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Law and will be further subject to the approval of counsel for the Company with respect to such compliance. No certificate for Shares distributable pursuant to the Plan will be issued and delivered unless the issuance of such certificate complies with all Applicable Laws, including, without limitation, compliance with the provisions of Section 409A of the Code, applicable state securities laws, the Securities Act of 1933, as amended and in effect from time to time or any successor statute, the Exchange Act and the requirements of the stock exchange(s) on which the Stock may, at such time, be listed.
(b)   As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
(c)   The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any United States federal or state law, any non-United States law, or the rules and regulations of the United States Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.
11.6   Country-Specific Provisions.   To facilitate the making of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for Awards to Participants who are foreign nationals, or who are employed by or perform services for the Company or any Subsidiary outside of the United States, as the as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purposes, provided that no such supplements, amendments, restatements or alternative versions shall include any provisions that are inconsistent with the terms of the Plan, as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders of the Company.
ARTICLE XII.
DURATION
The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XIII, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. No Award may be granted under the Plan after the day immediately preceding the tenth anniversary of the Effective Date. Any Awards that are outstanding upon expiration of the Plan will remain outstanding and subject to the terms and conditions of the Plan after the Plan’s expiration date. The expiration of the Plan shall not impair the power and authority of the Committee with respect to outstanding Awards, and the authority of the Committee to administer the Plan and to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.
ARTICLE XIII.
ADJUSTMENTS; CONSEQUENCES OF A CHANGE IN CONTROL
13.1   Adjustments.   In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Stock, other securities, or other property), recapitalization, extraordinary cash dividend, stock split, reverse stock split, reorganization, reclassification, merger, consolidation, split-up, spin-off, combination, separation, rights offering, repurchase or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event constitutes an equity restructuring transaction, as that term is defined for applicable financial accounting purposes (including, for the avoidance of doubt, the Reverse Stock Split), or otherwise affects the Stock (including, but not limited to changes in Applicable Laws, regulations or accounting principles), then the Committee shall adjust the following in a manner that is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (a) the number and type of shares of Stock (or other securities or property) which thereafter may be delivered under the Plan and/or made the subject of Awards, (b) the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, including whether to make provision for a cash payment to the holder of an outstanding Award for any fractional Shares; (c) the grant, purchase, or exercise price with respect to any Award; and (d) other value determinations and terms applicable to outstanding Awards, including Performance Goals, consistent with the terms of the Plan. Any adjustments to outstanding Awards shall be consistent with Section 409A or Section 424 of the Code, to the extent applicable. The Committee’s adjustment shall be effective and binding for all purposes of the Plan.
13.2   Change in Control.
(a)   Unless otherwise set forth in an Award Agreement, if a Change in Control occurs and the successor or purchaser in the Change in Control has assumed the Company’s obligations with respect to Participants’ Awards or provided a Substitute Award and within 24 months following the occurrence of the Change in Control, the Participant incurs an involuntary Separation from Service by the Company or its Affiliates or successors other than for Cause, as of the time immediately prior to such Separation from Service: (i) all outstanding Options and SARs shall immediately vest and become fully exercisable; (ii) any restrictions and conditions on outstanding Stock Awards and Restricted Stock shall immediately lapse; and (iii) Awards of Restricted Stock Units, Other Stock-Based Awards, or Performance Awards shall immediately vest and become payable. In that event, Awards that are subject to Performance Goals shall vest and be payable based on (x) the greater of target or actual performance through the date of the Separation from Service, as determined by the Committee, for any performance period that has not been completed as of the date of the Separation from Service, and (y) at the amount earned based on performance for any previously completed performance period.
(b)   Unless otherwise set forth in an Award Agreement, if a Change in Control occurs and the successor or purchaser in the Change in Control does not assume the Company’s obligations with respect to Participants’ Awards and does not provide a Substitute Award, as of the time immediately prior to the Change in Control: (i) all outstanding Options and SARs shall immediately vest and become exercisable; (ii) any restrictions on Stock Awards and Restricted Stock shall immediately lapse; and (iii) Restricted Stock Units, Other Stock-Based Awards, or Performance Awards shall immediately vest and become payable. In that event, Awards that are subject to Performance Goals shall vest and be payable based on (x) the greater of target or actual performance through the date of the Change in Control, as determined by the Committee, for any performance period that has not been completed as of the date of the Change in Control, and (y) at the amount earned based on performance for any previously completed performance period.

(c)   Notwithstanding the foregoing, the Committee may establish such other terms and conditions relating to the effect of a Change in Control on Awards as the Committee deems appropriate. In addition to other actions, in the event of a Change in Control, the Committee may take any one or more of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (a) the Committee may determine that outstanding Awards shall be assumed by, or replaced with awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation); (b) the Committee may determine that outstanding Options and SARs shall automatically accelerate and become fully exercisable, and the restrictions and conditions on outstanding Restricted Stock, Restricted Stock Units, Stock Awards, Other Stock-Based Awards, and Performance Awards shall immediately lapse prior to the Change in Control or in the event of the Participant’s Separation from Service in connection with, upon or within a specified time period before or after the Change in Control; (c) the Committee may determine that the performance period applicable to the Award will lapse in full or in part and/or that the Performance Goals shall be deemed satisfied at target, maximum or any other level; (d) the Committee may determine that Participants shall receive a payment in settlement of outstanding Awards of Restricted Stock, Restricted Stock Units, Other Stock-Based Awards or Performance Awards in such amount and form as may be determined by the Committee; (e) the Committee may require that Participants surrender their outstanding Options and SARs in exchange for a payment by the Company, in cash or Shares as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the Shares subject to the Participant’s unexercised Options and SARs exceeds the exercise price, and (f) after giving Participants an opportunity to exercise all of their outstanding Options and SARs, the Committee may terminate any or all unexercised Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change in Control or such other date as the Committee may specify. The Committee will not be required to treat all Awards or Participants similarly in a transaction. Without limiting the foregoing, if the per share Fair Market Value of the shares does not exceed the per share exercise price, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR. Any acceleration, surrender, termination, settlement or conversion shall take place as of the date of the Change in Control or such other date as the Committee may specify.
(d)   The Committee may condition the payment made pursuant to the terms of the Plan as a result of a Change in Control upon the execution of a release of claims by the Participant in a form established by the Company.
(e)   For the purposes of this Section 13.2 an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or SAR or upon the payout of a Restricted Stock Unit, Performance Award, for each Share subject to such Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Stock in the Change in Control. Notwithstanding anything in this Section 13.2, to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure or to convert such unvested Award to a time-based Award of economically equivalent value that remains subject to the same time-based vesting provisions and other Award terms and conditions will not be deemed to invalidate an otherwise valid Award assumption.
13.3   Non-Employee Director Awards.   Notwithstanding the foregoing or any provision of the Plan to the contrary, with respect to Awards granted to a non-employee director, in the event a Change in Control occurs, as of the time immediately prior to such Change in Control: (i) all outstanding Options and SARs shall immediately vest and become exercisable; (ii) any restrictions on Stock Awards and Restricted Stock shall immediately lapse; and (iii) Restricted Stock Units, Other Stock-Based Awards, or Performance Awards shall immediately vest and become payable. In that event, Awards that are subject to Performance Goals shall vest and be payable as determined by the Committee in the Award Agreement.
ARTICLE XIV.
AMENDMENT, MODIFICATION AND TERMINATION
14.1   Amendment and Termination of Plan.   Except to the extent prohibited by Applicable Law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without: (a) shareholder approval if such approval is necessary to comply with any tax, legal or regulatory (including, for this purpose, the rules of any stock exchange(s) on which the Stock is then listed) requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (b) the consent of the affected Participant, if such action would adversely affect any material rights of such Participant under any outstanding Award. Notwithstanding the foregoing or any provision of the Plan to the contrary, the Committee may at any time (without the consent of the Participant) modify, amend or terminate any or all of the provisions of the Plan to the extent necessary: (i) to conform the provisions of the Plan with Section 409A of the Code regardless of whether such modification, amendment, or termination of the Plan shall adversely affect the rights of a Participant under the Plan; and (ii) to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.
14.2   Amendment of Award.
(a)   The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any Participant or holder or beneficiary of an Award, subject to Section 14.3 below; provided, however, that no such action shall impair any material rights of a Participant or holder or beneficiary under any Award theretofore granted under the Plan. The Committee may, in its discretion, vest part or all of a Participant’s Award that would otherwise be forfeited, consistent with the requirements of Section 409A of the Code. The Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, an event affecting the Company, or the financial statements of the Company, or of changes in Applicable Laws, regulations or accounting principles), whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
(b)   With respect to Participants who reside or work outside the United States of America, the Committee may, in its sole discretion, amend, or otherwise modify, without Board or shareholder approval, the terms of the Plan or Awards with respect to such Participants in order to conform such terms with the provisions of local law.
(c)   In addition to the other provisions of Article XIII and this Article XIV, in connection with an event described in Section 13.1 or such other events as determined by the Committee and set forth in an Award Agreement, and subject to Section 14.3 below, the Committee may, in its discretion: (i) cancel any or all outstanding Awards under the Plan in consideration for payment to the holder of each such cancelled Award of an amount equal to the portion of the consideration that would have been payable to such holder pursuant to such transaction if such Award had been fully vested and exercisable, and had been fully exercised, immediately prior to such transaction, less the exercise price, if any, that would have been payable therefore; or (ii) if the net amount referred to in clause (i) would be negative, cancel such Award for no consideration or payment of any kind. Payment of any amount payable pursuant to the preceding sentence may be made in cash and/or securities or other property in the Committee’s discretion. Such payment shall be transferred or paid to the Participant as determined by the Committee, consistent with the requirements of Section 409A of the Code.

14.3   No Repricing of Awards.   Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of Shares), the Company may not, without shareholder approval: (a) amend or modify the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash, other Awards or other securities; or (d) engage in any other transaction that would be treated for accounting purposes as a “repricing” of such Option or SAR.
ARTICLE XV.
MISCELLANEOUS
15.1   No Right to Employment.   Nothing in the Plan or in any Award Agreement confers upon any Eligible Individual who is a Participant the right to continue in the service or employment of the Company or any Affiliate or affects any right which the Company or any Affiliate may have to terminate or modify the employment or provision of service of the Participant with or without Cause.
15.2   Taxes.
(a)   Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to the Participant, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes and deductions, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof). A Participant is liable and responsible for all taxes and social insurance contributions owed in connection with an Award, regardless of any Company action. The Company does not commit to and is under no obligation to structure an Award to reduce or eliminate a Participant’s tax liability. If a Participant fails to comply with any tax withholding obligations, the Company may refuse to deliver any Shares or cash pursuant to an Award (or exercise thereof).
(b)   A Participant may be subject to individual income taxation (and potential social security or other applicable personal or payroll taxes) in each jurisdiction where the Participant has performed services for the Company or any Affiliate between the grant date of the Award and the vesting date. Taxes for which a Participant is liable, if applicable, may be withheld and deposited by the Company in each jurisdiction in which the Participant has performed services regardless of the Participant’s status as a resident or non-resident in one or more of the jurisdictions that have a right to impose taxation. Each Participant will comply with all United States and foreign individual income tax return filing obligations that may be imposed with respect to an Award.
(c)   The Committee may, in its sole discretion and pursuant to such procedures as it may specify from time to time, permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation): (i) paying cash; (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld (i.e., net settlement); (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld; or (iv) any combination thereof. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
15.3   Other Compensation Arrangements.   Awards received by a Participant under the Plan are not be deemed a part of a Participant’s regular, recurring compensation for purposes of any termination, indemnity or severance pay laws and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless expressly so provided by such other plan, contract or arrangement, or unless the Committee so determines. No provision of the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including incentive arrangements providing for the issuance of options and stock, and such arrangements may be generally applicable or applicable only in specific cases.
15.4   Unfunded Plan.   The Plan is unfunded and the Company is not required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant or Successor. To the extent any person acquires a right to receive an Award under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.
15.5   Liability.   Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the applicable Award Agreement. Except as may be required by law, neither the Company nor any member or former member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3.5) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, under the Plan.
15.6   Section 409A of the Code.
(a)   The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Awards shall be construed and administered such that the Award either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. Notwithstanding any provision of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted or construed).
(b)   If an Award is subject to Section 409A of the Code, unless the Award Agreement specifically provides otherwise: (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code; (ii) payments to be made upon a termination of employment shall only be made upon a “separation from service” under Section 409A of the Code; (iii) payments to be made upon a Change in Control shall only be made upon a “change in ownership,” a “change in effective control” or a “change in ownership of a substantial portion of the assets” of the Company under Section 409A of the Code; (iv) each installment payment shall be treated as a separate payment for purposes of Section 409A of the Code; and (v) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. If an Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to such dividend equivalents shall be treated separately from the right to other amounts under the Award. Any Award granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a “specified employee” (as defined below) upon Separation from Service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s Separation from Service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the specified employee requirements of Section 409A of the Code. Notwithstanding the foregoing, the tax treatment of the benefits provided under the Plan or any Award Agreement is not warranted or guaranteed, and in no event shall the Company or any Affiliate be liable for or reimburse a Participant for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by any Participant on account of non- compliance with Section 409A of the Code.

15.7   Certain Policies; Clawback and Recoupment.
(a)   All Awards made under the Plan shall be subject to insider trading policies, policies prohibiting pledging or hedging of Shares, and other policies that may be implemented by the Board from time to time.
(b)   All Awards shall be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with: (i) the Company’s Dodd-Frank Compensation Recoupment Policy and any other clawback, forfeiture or other similar policy adopted by the Board or the Committee and as in effect from time to time; and (ii) Applicable Law. The Committee may, to the extent permitted by the Company’s clawback policy, Applicable Laws or by any applicable policy or arrangement, and shall, to the extent required, cancel or require repayment of any Awards granted to a Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. In addition, the Committee may impose such other clawback, recovery or recoupment provisions in an Award Agreement as the Committee determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property.
(c)   If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (i) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct and (ii) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.
15.8   Data Transfer.   By participating in the Plan, the Participant understands and acknowledges that it is necessary for the Company and any Affiliate to collect, use, disclose, hold, transfer and otherwise process certain personal information and data about the Participant, or other personal information as described in an Award Agreement or any other grant materials or as otherwise provided to the Company or any Affiliate for the purpose of implementing, administering and managing the Plan. Any such processing will be carried out in accordance with the Company’s legitimate interest in administering the Plan and only to the extent permitted by and in full compliance with any applicable data protection laws and regulations.
15.9   Severability.   In the event that any provision of the Plan is held to be illegal, invalid or unenforceable for any reason, the illegality, invalidity or unenforceability shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal, invalid or unenforceable provision had not been included or reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
15.10   Fractional Shares.   No fractional Shares shall be issued or delivered pursuant to the Plan or any Award Agreement, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
15.11   Successors and Assigns.   The terms of the Plan shall be binding upon and inure to the benefit of the Company and any assignee or successor entity, including any successor entity contemplated by Article XIII.
15.12   Governing Law. All questions concerning the construction, validity and interpretation of the Plan shall be governed by United States federal law and the laws of the Commonwealth of Pennsylvania (without regard to any conflicts of laws principles), except with respect to matters that are subject to tax laws, regulations and rules of any specific jurisdiction, which shall be governed by the respective laws, regulations and rules of such jurisdiction.

Appendix
VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of information.Vote by 11:59 p.m. Eastern Time on October [_], 2024 for shares held directly and by 11:59 p.m.Eastern Time on October [_], 2024 for shares held in a Plan. Have your proxy card in handwhen you access the web site and follow the instructions to obtain your records and to createan electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/GLT2024SMYou may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m.Eastern Time on October [_], 2024 for shares held directly and by 11:59 p.m. Eastern Timeon October [_], 2024 for shares held in a Plan. Have your proxy card in hand when you calland then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV55619-S962841. Share Issuance Proposal. To approve the issuance of shares of common stock of Glatfelter, par value $0.01 per share (“Glatfelter common stock”), toSpinco stockholders in the Merger as contemplated by the RMT Transaction Agreement;2. Charter Amendment Proposals. To approve the amendment of Glatfelter’s Amended and Restated Articles of Incorporation:4. “Golden Parachute” Compensation Proposal. To approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that willor may be paid by Glatfelter to its named executive officers in connection with the Merger.3. Omnibus Plan Proposal. To approve the Magnera Corporation 2024 Omnibus Incentive Plan; andThe Common Stock Authorization proposal is conditioned upon the approval and completion of the Reverse Stock Split proposal. If theReverse Stock Split proposal is not approved, the Common Stock Authorization proposal will have no effect even if approved by Glatfeltershareholders.2a. to increase the authorized shares of Glatfelter common stock from 120,000,000 shares to 240,000,000 shares (the “Common Stock Authorizationproposal”); and2b. to effect a reverse stock split of Glatfelter common stock at a ratio ranging from any whole number between 1-for-3 and 1-for-15, as determinedby the Glatfelter Board of Directors in its discretion (the “Reverse Stock Split proposal”).For Against AbstainGLATFELTER CORPORATIONGLATFELTER CORPORATIONLAURA JONES4350 CONGRESS STREET, SUITE 600CHARLOTTE, NC 28209The Board of Directors recommends you vote FOR the following proposals 1, 2a, 2b, 3 and 4:If voting by mail, this section must be completed for your vote to be counted. Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign.When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

APP-1

Glatfelter Corporation2024 Special Shareholder MeetingOctober [_], 2024 at 8:00 a.m. Eastern Timewww.virtualshareholdermeeting.com/GLT2024SMTo be admitted to the Meeting Website, you must enter the 16-digit control number found on your proxy card, voting instruction form, or Notice of Special Meeting (“Notice”). You may vote the shares and ask questions during the Special Meeting by following the instructions available on the Meeting Website. We encourage you to access the Meeting Website prior to the start time to familiarize yourself with the virtual platform and ensure you can hear the streaming audio. Online access will be available starting at 7:45 a.m., Eastern Time, on October [_], 2024.IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.Proxy — GLATFELTER CORPORATIONCHARLOTTE, NORTH CAROLINAPROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER [_], 2024 AT 8:00 A.M. EASTERN TIMEThe undersigned shareholder of Glatfelter Corporation hereby appoints Thomas M. Fahnemann, David C. Elder, and Jill L. Ureyand each of them, attorneys and proxies, with power of substitution in each of them, to vote and act for and on behalf of the undersigned at the Special Meeting of Shareholders of the Company ("Special Meeting") to be held virtually atwww.virtualshareholdermeeting.com/GLT2024SM at 8:00 a.m. Eastern Time on October [_], 2024, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion, to the extent permitted by applicable law, rule or regulation, upon such other business as may come before theSpecial Meeting and hereby ratifies and confirms all that said attorneys and proxies may do or cause to be done by virtue hereof. Instructions on how to access the Special Meeting are provided in the proxy materials and can be obtained by contacting the Company at ir@glatfelter.com or at (717) 225-2746.When properly executed, this proxy will be voted as directed herein. It is agreed that, if no direction is given or directed on the other side of this proxy card, said attorneys and proxies are appointed WITH authority to vote FOR Proposals 1, 2a, 2b, 3 and 4.(PLEASE FILL IN, SIGN AND DATE ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE)(Continued and to be signed on reverse side)

APP-2

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Officers and Directors.
Glatfelter is incorporated under the laws of the Commonwealth of Pennsylvania.
Under Sections 1741 and 1742 of the PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.
In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:
(1)   by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;
(2)   if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or
(3)   by the shareholders.
Notwithstanding the above, PBCL Section 1743 provides that to the extent that a present or former director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.
Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.
Article III of the Glatfelter Bylaws provide that directors or officers of Glatfelter, or of any of its subsidiaries, who was or is an “authorized representative” of Glatfelter (which shall mean for the purposes of Item 20, a director or officer of Glatfelter, or a person serving at the request of, for the convenience of, or to represent the interests of, Glatfelter as a director, officer, employee partner, agent, manager, member, fiduciary, trustee or other representative of another corporation, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise) shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit, appeal, investigation (including any internal investigation), inquiry, hearing, mediation, arbitration, other alternative dispute mechanism or other proceeding of any nature, whether civil, criminal, administrative, regulatory, legislative, investigative or arbitrative, whether formal or informal, and whether brought by or in the right of Glatfelter, its shareholders, the Glatfelter Board, any duly authorized committee of the Glatfelter Board, a governmental agency or instrumentality, a self-regulatory organization or otherwise, by reason of the fact that such person was or is an authorized representative of Glatfelter; provided, however, that Glatfelter will not indemnify any authorized representative in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) is brought by the authorized representative due to the failure of Glatfelter to pay indemnification provided under Sections 3.1, 3.2 or 3.3 of the Glatfelter Bylaws and the authorized representative is successful in such proceeding.
PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.
Article III of the Glatfelter Bylaws provides that Glatfelter may purchase and maintain insurance to protect Glatfelter and its authorized representatives against any liability asserted against such person and incurred by such person in respect of the service of such person, upon such terms and conditions as the board of directors of Glatfelter deems appropriate.
Glatfelter maintains directors’ and officers’ liability insurance covering its directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, Glatfelter may receive reimbursement for amounts as to which the directors and officers are indemnified by Glatfelter under the Article III of the Glatfelter Bylaws. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by Article III of the Glatfelter Bylaws.
As permitted by PBCL Section 1713, and as the Glatfelter Bylaws provide, no director shall be personally liable for monetary damages for any action taken, or any failure to take any action, on or after January 27, 1987, unless such director has breached or failed to perform the duties of the office as provided for under Section 1713 of the PBCL, as amended, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.
Glatfelter also has indemnification agreements with all of Glatfelter’s executive officers and directors (collectively, “Indemnitees”). These agreements provide that the Indemnitees will be protected as promised in the Glatfelter Bylaws (regardless of, among other things, any amendment to or revocation of the Glatfelter Bylaws or any change in the composition of the Glatfelter Board or an acquisition transaction relating to Glatfelter) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the Indemnitees under Glatfelter’s director and officer insurance policies.

The foregoing is only a general summary of certain aspects of the PBCL and the Glatfelter Bylaws dealing with indemnification of directors and officers and does not purport to be complete.
Item 21.   Exhibits and Financial Statements.
(a)   A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.
(b)   All schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are not required. Amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere in the registration statement or other filing with the SEC incorporated by reference in this registration statement.
Item 22.   Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)   That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)   The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX
Exhibit No.	Description
2.1*	RMT Transaction Agreement, dated as of February 6, 2024, by and among Glatfelter Corporation, Treasure Merger Sub I, Inc., Treasure Merger Sub II, LLC, Berry Global Group, Inc. and Treasure Holdco, Inc. (attached as Annex A to this document which forms part of the Registration Statement on Form S-4).†
2.2*	Separation and Distribution Agreement, dated as of February 6, 2024, by and among Glatfelter Corporation, Berry Global Group, Inc. and Treasure Holdco, Inc. (attached as Annex B to this document which forms part of the Registration Statement on Form S-4).†
3.1	Glatfelter Corporation Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of Glatfelter Corporation filed November 18, 2022).
3.2	Glatfelter Corporation Amended and Restated By-Laws (incorporated by reference to Exhibit 3.2 to the Quarterly Report on Form 10-Q of Glatfelter Corporation filed on May 9, 2024).
5.1*	Opinion and Consent of Morgan, Lewis & Bockius LLP.
8.1**	Opinion of Bryan Cave Leighton Paisner LLP as to certain tax matters.
10.1	Employee Matters Agreement, dated as of February 6, 2024, by and among Glatfelter Corporation, Berry Global Group, Inc. and Treasure Holdco, Inc. (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K of Glatfelter Corporation filed on February 12, 2024).†
10.2	Tax Matters Agreement, dated as of February 6, 2024, by and among Glatfelter Corporation, Berry Global Group, Inc. and Treasure Holdco, Inc. (incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K of Glatfelter Corporation filed on February 12, 2024).
10.3*	Form of Transition Services Agreement, to be entered into by and between Berry Global, Inc., and Treasure Merger Sub II, LLC (the Surviving Entity).†
10.4*	First Amendment, dated as of July 8, 2024, to the Employee Matters Agreement, by and among Glatfelter Corporation, Berry Global Group, Inc. and Treasure Holdco, Inc.
21.1	Subsidiaries of Glatfelter Corporation (incorporated by reference to Exhibit 21.1 to the Annual Report on Form 10-K of Glatfelter Corporation filed on February 28, 2024).
23.1*	Consent of Morgan, Lewis & Bockius LLP (contained in opinion filed as Exhibit 5.1).
23.2**	Consent of Bryan Cave Leighton Paisner LLP (contained in opinion filed as Exhibit 8.1).
23.3**	Consent of Deloitte & Touche LLP in respect of Glatfelter Corporation’s financial statements.
23.4**	Consent of Ernst & Young LLP in respect of Spinco’s financial statements.
24.1*	Power of Attorney (contained on signature pages to the Registration Statement on Form S-4).
99.1*	Consent of J.P. Morgan Securities LLC.
99.2*	Consent of Curtis L. Begle to be named as a director.
99.3*	Consent of Michael S. Curless to be named as a director.
99.4*	Consent of Samantha J. Marnick to be named as a director.
99.5*	Consent of Carl J. Rickertsen to be named as a director.
99.6*	Consent of Thomas E. Salmon to be named as a director.
99.7**	Consent of Mary Dean Hall to be named as a director.
107*	Filing Fee Table.

*
Filed previously.

**
Filed herewith.

†
Pursuant to Item 601(b)(2) of Regulation S-K, certain schedules and similar attachments to the RMT Transaction Agreement, the Separation Agreement, the Employee Matters Agreement, the First Amendment to the Employee Matters Agreement and the Form of Transition Services Agreement have been omitted. Glatfelter hereby agrees to furnish supplementally a copy of any omitted schedule or similar attachment to the U.S. Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina on September  10, 2024.
GLATFELTER CORPORATION
By:
/s/ Thomas M. Fahnemann

Name: Thomas M. Fahnemann
Title: President and Chief Executive Officer
Pursuant to the requirement of the Securities Act of 1933, as amended, this Amendment No, 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Thomas M. Fahnemann Thomas M. Fahnemann	President and Chief Executive Officer, and Director (Principal Executive Officer)	September 10, 2024
* Ramesh Shettigar	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	September 10, 2024
* David C. Elder	Vice President, Strategic Initiatives, Business Optimization and Chief Accounting Officer (Principal Accounting Officer)	September 10, 2024
* Kevin M. Fogarty	Non-Executive Board Chair	September 10, 2024
* Bruce Brown	Director	September 10, 2024
* Kathleen A. Dahlberg	Director	September 10, 2024
* Marie T. Gallagher	Director	September 10, 2024
* Darrel Hackett	Director	September 10, 2024
* J. Robert Hall	Director	September 10, 2024
*By:	/s/ Thomas M. Fahnemann
Thomas M. Fahnemann (as attorney-in-fact)